As filed with the Securities and Exchange Commission on May 10, 2021.

Registration No. 333-254103

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TS INNOVATION ACQUISITIONS CORP.

(Exact name of registrant as specified in its charter)

Delaware	6770	85-3087759
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Rockefeller Center

45 Rockefeller Plaza

New York, New York 10111

Telephone: (212) 715-0300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert J. Speyer

Chief Executive Officer

Rockefeller Center

45 Rockefeller Plaza

New York, New York 10111

Telephone: (212) 715-0300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott D. Miller Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Telephone: (212) 558-4000	Luke Schoenfelder Priyen N. Patel Latch, Inc. 508 West 26th Street, Suite 6G New York, New York 10001 Telephone: (917) 338-3915	Marc D. Jaffe Ryan J. Maierson Nick S. Dhesi Latham & Watkins LLP 885 Third Avenue New York, New York 10022 Telephone: (212) 906-1200

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Class A common stock, par value $0.0001 per share	84,496,709(1)	N/A	$954,852,700.26(2)	$104,174.43(3)

(1)

The registrant (“TSIA”) previously registered 81,654,173 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of TSIA (the “Initial Shares”) with its initial filing of the registration statement on Form S-4 on March 10, 2021 (File No. 333-254103) (the “Initial Registration Statement”). TSIA is registering herewith an additional 2,842,536 shares of Class A common stock (the “Additional Shares”). This number is based on the maximum number of shares of Class A common stock to be issued in connection with the merger described herein (the “Business Combination”). This number is based on the product of (a) the sum of (i) 15,156,722, the aggregate number of shares of common stock, par value $0.00001 per share, of Latch, Inc. (“Latch”) outstanding as of April 26, 2021, (ii) 71,069,463, the aggregate number of shares of preferred stock, par value $0.00001 per share, of Latch outstanding as of April 26, 2021, (iii) 281,947, the aggregate number of shares of Latch common stock issuable upon the cashless exercise of the Latch warrants outstanding as of April 26, 2021, and (iv) 8,346,727, the aggregate number of shares of Latch common stock issuable upon the conversion of the Latch convertible promissory notes outstanding as of April 26, 2021 and (b) an estimated Exchange Ratio (as defined herein) of 0.8908.

(2)

Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is an amount equal to $954,852,700.26, calculated as the sum of (a) with respect to Initial Shares, the product of (i) 81,654,173 shares of Class A common stock, the estimated maximum number of shares of Class A common stock that may be issued in the Business Combination in exchange for cancelled shares of common stock and preferred stock and awards of Latch (calculated as shown in note (1) above) and (ii) $11.34, the average of the high and low trading prices of Class A common stock on March 4, 2021 (within five business days prior to the date this Registration Statement was first filed with the SEC) and (b) with respect to Additional Shares, the product of (i) 2,842,536 shares of Class A common stock, the additional estimated number of shares of Class A common stock that may be issued in the Business Combination in exchange for cancelled shares of common stock and preferred stock and awards of Latch (calculated as shown in note (1) above) and (ii) $10.165, the average of the high and low trading prices of Class A common stock on April 29, 2021 (within five business days prior to the date of this Registration Statement).

(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

TS INNOVATION ACQUISITIONS CORP.

Rockefeller Center

45 Rockefeller Plaza

New York, New York 10111

PRELIMINARY PROXY STATEMENT/PROSPECTUS

DATED MAY 10, 2021 SUBJECT TO COMPLETION

Dear Stockholder:

On January 24, 2021, TS Innovation Acquisitions Corp., a Delaware corporation (“TSIA”), and Lionet Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of TSIA (“Merger Sub”), entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) with Latch, Inc., a Delaware corporation (“Latch”). If (i) the Merger Agreement is adopted and the transactions contemplated thereby, including the Merger, are approved by TSIA’s and Latch’s stockholders, (ii) the Merger Agreement and the transactions contemplated thereby, including the issuance of TSIA Class A common stock to be issued as the merger consideration, pursuant to the Subscription Agreements, and pursuant to the conversion of TSIA Class B common stock, are approved by TSIA’s stockholders, and (iii) the Merger is subsequently completed, Merger Sub will merge with and into Latch, with Latch surviving the merger as a wholly owned subsidiary of TSIA (the “Merger”).

As part of the Business Combination, Latch equityholders will receive aggregate consideration of $1.0 billion, payable in newly issued shares of TSIA Class A common stock at a price of $10.00 per share and, solely with respect to holders of Latch vested stock options with respect to which an election to receive only cash (a “cash election”) has been properly made, the Cash Election Consideration (as defined herein) (collectively, the “merger consideration”).

Under the terms of the Merger Agreement, immediately prior to the effective time of the Merger (the “Effective Time”), (i) Latch will cause each share of Latch preferred stock issued and outstanding to be automatically converted into a number of shares of Latch common stock in accordance with Latch’s certificate of incorporation (the “preferred stock conversion”) and (ii) Latch will cause the outstanding principal and accrued but unpaid interest due on Latch’s convertible notes immediately prior to the Effective Time to be automatically converted into a number of shares of Latch common stock in accordance with the terms of the applicable Latch convertible note (the “convertible note conversion”).

At the Effective Time, (i) each share of Latch common stock issued and outstanding immediately prior to the closing of the Merger (the “Closing”) (including shares of Latch common stock issued upon the preferred stock conversion and the convertible note conversion and upon any exercise of Latch warrants prior to the Closing, but excluding shares owned by Latch as treasury stock or dissenting shares) will be cancelled and converted into the right to receive a number of shares of TSIA Class A common stock equal to the Exchange Ratio, (ii) each Latch vested stock option with respect to which a cash election has been properly made that is issued and outstanding immediately prior to the Closing (such option, a “Cash Elected Company Option”) will be cancelled and converted into the right to receive an amount of cash equal to the Exchange Ratio multiplied by $10.00 (the “Per Share Value”) minus the exercise price applicable to the share of Latch common stock underlying such Latch vested stock option (the “Cash Election Consideration”), and (iii) each outstanding Latch stock option that is not a Cash Elected Company Option, whether vested or unvested, will be converted into an option to purchase a number of shares of TSIA Class A common stock equal to the product of (x) the number of shares of Latch common stock underlying such Latch stock option immediately prior to the Closing and (y) the Exchange Ratio, at an exercise price per share equal to (A) the exercise price per share of Latch common stock underlying such Latch stock option immediately prior to the Closing divided by (B) the Exchange Ratio. The “Exchange Ratio” is the quotient of (x) the aggregate merger consideration of 100,000,000 shares of TSIA Class A common stock, divided by (y) the number of shares of Latch common stock outstanding on a fully diluted net exercise basis.

Based on the number of shares of Latch capital stock outstanding and issuable upon the net exercise or conversion of outstanding stock options, warrants and convertible notes of Latch, in each case, as of April 20, 2021, (i) the estimated Exchange Ratio of shares of TSIA Class A common stock for each share of Latch common stock is 0.8908, (ii) the total number of shares of TSIA Class A common stock expected to be issued (on a fully diluted net exercise basis) in connection with the Closing is approximately 100,000,000, and (iii) holders of shares of Latch common stock (on a fully diluted net exercise basis) as of immediately prior to the closing of the Merger will hold, in the aggregate, approximately 64.2% of the issued and outstanding shares of TSIA Class A common stock immediately following the Closing. TSIA units, TSIA Class A common stock and TSIA public warrants are publicly traded on the NASDAQ Stock Market (the “NASDAQ”). We intend to apply to list the TSIA Class A common stock and TSIA public warrants on the NASDAQ under the symbols “LTCH” and “LTCH.W”, respectively, upon the closing of the Merger. TSIA will not have units traded following the Closing. Following the Closing, TSIA intends to change its name to Latch, Inc.

See the section entitled “The Business Combination” on page 179 of the attached proxy statement/prospectus for further information on the consideration being paid to the equityholders of Latch in the Merger.

In connection with the execution of the Merger Agreement, TSIA entered into subscription agreements (collectively, the “Subscription Agreements”) with certain parties subscribing for shares of TSIA Class A common stock (the “Subscribers”), pursuant to which the Subscribers have agreed to purchase, and TSIA has agreed to sell to the Subscribers, (i) an aggregate of 19,000,000 shares of TSIA Class A common stock, for a purchase price of $10.00 per share and at an aggregate purchase price of $190,000,000, plus (ii) a number of shares of TSIA Class A common stock at a purchase price of $10.00 per share, equal to the value necessary to fund the Cash Election Consideration described in “The Merger Agreement—Treatment of Latch Equity Awards—Vested Company Option Cash Election; Cash Election Cut-Backs.” The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement, including the Merger. See “Other Agreements—Subscription Agreements.”

TSIA will hold a special meeting of stockholders in lieu of the 2021 annual meeting of its stockholders (the “Special Meeting”) to consider matters relating to the proposed Merger. TSIA and Latch cannot complete the Merger unless (i) TSIA’s stockholders consent to the approval of the Merger Agreement and the transactions contemplated thereby, including the issuance of TSIA Class A common stock to be issued as the merger consideration, pursuant to the Subscription Agreements, and pursuant to the conversion of TSIA Class B common stock, and (ii) Latch’s stockholders consent to adoption and approval of the Merger Agreement and the transactions contemplated thereby. TSIA is sending you this proxy statement/prospectus to ask you to vote in favor of these and the other matters described in this proxy statement/prospectus.

The Special Meeting will be held at                 a.m. prevailing Eastern Time, on                 , 2021, in virtual format.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF COMMON STOCK YOU OWN. To ensure your representation at the Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to attend the meeting. Submitting a proxy now will NOT prevent you from being able to vote in person (which would include presence at a virtual meeting) at the meeting. If you hold your shares in “street name”, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

The TSIA board of directors has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that TSIA stockholders vote “FOR” the approval of the Merger Agreement, “FOR” the issuance of Class A common stock to be issued as the merger consideration, pursuant to the Subscription Agreements, and pursuant to the conversion of TSIA Class B common stock and “FOR” the other matters to be considered at the Special Meeting.

The Latch board of directors has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that Latch stockholders consent to adopt and approve in all respects the Merger Agreement and the transactions contemplated thereby.

This proxy statement/prospectus provides you with detailed information about the proposed Merger. It also contains or references information about TSIA and Latch and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 24 for a discussion of the risks you should consider in evaluating the proposed Merger and how it will affect you.

If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Morrow Sodali LLC, TSIA’s proxy solicitor, toll free at (800) 662-5200.

Sincerely,

Robert J. Speyer

Chief Executive Officer and Chairman of the Board of Directors

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the issuance of shares of TSIA Class A common stock in connection with the Merger or the other transactions described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                 , 2021, and is first being mailed to stockholders of TSIA on or about                 , 2021.

TS INNOVATION ACQUISITIONS CORP.

Rockefeller Center

45 Rockefeller Plaza

New York, New York 10111

NOTICE OF

SPECIAL MEETING IN LIEU OF THE 2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON                 , 2021

TO THE STOCKHOLDERS OF TSIA:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2021 annual meeting of stockholders of TS Innovation Acquisitions Corp., a Delaware corporation (“TSIA”), will be held at                 a.m. prevailing Eastern Time, on                 , 2021, in virtual format (the “Special Meeting”). You are cordially invited to attend the Special Meeting, which will be held for the following purposes:

(1)

The Business Combination Proposal—To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of January 24, 2021 (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among TSIA, Lionet Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of TSIA (“Merger Sub”), and Latch, Inc., a Delaware corporation (“Latch”), and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into Latch, with Latch surviving the merger as a wholly owned subsidiary of TSIA (the “Merger”). A copy of the Merger Agreement is attached to this proxy statement/ prospectus as Annex A (the “Business Combination Proposal”);

(2)

The Charter Approval Proposal—To consider and vote upon a proposal to adopt the Second Amended and Restated Certificate of Incorporation (the “Proposed Charter”) in the form attached hereto as Annex B (the “Charter Approval Proposal”);

(3)

The Governance Proposal—To consider and act upon, on a non-binding advisory basis, a separate proposal with respect to certain governance provisions in the Proposed Charter in accordance with United States Securities and Exchange Commission requirements (the “Governance Proposal”);

(4)

The Director Election Proposal—To consider and vote upon a proposal to elect seven directors to serve on the Board of Directors of the Post-Combination Company (the “Board”) until the 2022 annual meeting of stockholders, in the case of Class I directors, the 2023 annual meeting of stockholders, in the case of Class II directors, and the 2024 annual meeting of stockholders, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified (the “Director Election Proposal”);

(5)

The NASDAQ Proposal—To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the NASDAQ: (i) the issuance of shares of TSIA Class A common stock to Latch stockholders pursuant to the Merger Agreement; (ii) the issuance of shares of TSIA Class A common stock pursuant to the Subscription Agreements; and (iii) the issuance of shares of TSIA Class A common stock pursuant to the conversion of TSIA Class B common stock (the “NASDAQ Proposal”);

(6)	The Incentive Plan Proposal—To consider and vote upon a proposal to approve and adopt the Incentive Plan (as defined herein) (the “Incentive Plan Proposal”); and

(7)

The Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the NASDAQ Proposal or the Incentive Plan Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposal, the NASDAQ Proposal, the Director Election Proposal and the Incentive Plan Proposal, each, a “Proposal” and collectively, the “Proposals”).

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of TSIA common stock at the close of business on                , 2021 (the “TSIA Record Date”) are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting.

Pursuant to TSIA’s Existing Charter, TSIA will provide holders of its Class A common stock (“Public Shares”) with the opportunity to redeem their Public Shares (as defined herein) for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of TSIA’s initial public offering, as of two business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the trust account and not previously released to TSIA to pay its taxes). For illustrative purposes, based on funds in the trust account of approximately $300.0 million on January 24, 2021, the estimated per share redemption price would have been approximately $10.00, excluding additional interest earned on the funds held in the trust account and not previously released to TSIA to pay taxes. Public stockholders (as defined herein) may elect to redeem their shares even if they vote for the Business Combination Proposal. A holder of Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares without the consent of TSIA. Accordingly, all Public Shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the consent of TSIA. TS Innovation Acquisitions Sponsor, L.L.C., a Delaware limited liability company (the “Sponsor”), and TSIA’s directors and officers have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of common stock they may hold. Currently, the Initial Stockholders (as defined herein) own 20% of TSIA’s common stock, consisting of the Founder Shares (as defined herein). Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. The Sponsor and TSIA’s directors and officers have agreed to vote any shares of common stock owned by them in favor of each of the proposals presented at the Special Meeting.

After careful consideration, TSIA’s board of directors (the “TSIA Board”) has determined that the Merger Proposal, the Charter Approval Proposal, the Governance Proposal, the Director Election Proposal, the NASDAQ Proposal, the Incentive Plan Proposal and the Adjournment Proposal are fair to and in the best interests of TSIA and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Charter Approval Proposal, “FOR” the Governance Proposal, “FOR” the Director Election Proposal, “FOR” the NASDAQ Proposal, “FOR” the Incentive Award Plan Proposal and “FOR” the Adjournment Proposal, if presented.

The approval of each of the Business Combination Proposal, the Governance Proposal, the NASDAQ Proposal, the Incentive Plan Proposal and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class. The approval of the Charter Approval Proposal requires the affirmative vote (in person or by proxy) of (i) the holders of a majority of the Founder Shares then outstanding, voting separately as a single class, and (ii) the holders of a majority of the shares of Class A common stock and Class B common stock entitled to vote, voting as a single class. The approval of the Director Election Proposal requires the affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class.

Consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Charter Approval Proposal, the NASDAQ Proposal and the Incentive Plan Proposal at the Special Meeting, subject to the terms of the Merger Agreement. The Merger is not conditioned on the Governance Proposal, the Director Election Proposal or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote. The proxy statement/prospectus accompanying this notice explains the Merger Agreement and the transactions contemplated thereby, as well as the Proposals to be considered at the Special Meeting. Please review the proxy statement/prospectus carefully.

All TSIA stockholders are cordially invited to attend the Special Meeting in virtual format. TSIA stockholders may attend, vote and examine the list of TSIA stockholders entitled to vote at the Special Meeting by visiting and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. In light of public health concerns regarding the coronavirus (“COVID-19”) pandemic, the Special Meeting will be held in virtual meeting format only. You will not be able to attend the Special Meeting physically. To ensure your representation at the Special Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, TSIA’s proxy solicitor, toll free at (800) 662-5200.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Robert J. Speyer Chief Executive Officer and Chairman of the Board of Directors

                , 2021

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE TSIA REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO TSIA’s TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANKS OR BROKERS TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “TSIA’S SPECIAL MEETING OF STOCKHOLDERS—REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

BASIS OF PRESENTATION AND GLOSSARY

As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires, references to:

“Class A common stock” or “TSIA Class A common stock” are to the shares of TSIA’s Class A common stock, par value $0.0001 per share, prior to the Business Combination, and to shares of the Post-Combination Company’s common stock, par value $0.0001 per share, after the Business Combination;

“Class B common stock” or “TSIA Class B common stock” are to the shares of TSIA’s Class B common stock, par value $0.0001 per share;

“Code” are to the Internal Revenue Code of 1986, as amended;

“common stock” or “TSIA common stock” are to the TSIA Class A common stock and TSIA Class B common stock;

the “Company” or “Latch” are to Latch, Inc.;

“Company Owners” or “Latch stockholders” are to the stockholders of Latch prior to the closing of the Business Combination;

“DGCL” are to the Delaware General Corporation Law, as may be amended from time to time;

“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

“Existing Charter” are to the Amended and Restated Certificate of Incorporation of TSIA, dated November 9, 2020;

“Founder Shares” are to the shares of TSIA Class B common stock and TSIA Class A common stock issued upon the automatic conversion thereof at the time of TSIA’s initial business combination as provided herein. The 7,500,000 Founder Shares are held of record by the Initial Stockholders as of the TSIA Record Date;

“GAAP” are to generally accepted accounting principles in the United States, as applied on a consistent basis;

“Initial Stockholders” are to holders of the TSIA’s Founder Shares prior to the Business Combination;

“Investment Company Act” are to the Investment Company Act of 1940, as amended;

“Latch common stock” are to shares of Latch’s common stock, par value $0.00001 per share;

“Latch preferred stock” are to the Latch Series Seed Preferred Stock, Latch Series A Preferred Stock, the Latch Series A-1 Preferred Stock, the Latch Series B Preferred Stock, the Latch Series B-1 Preferred Stock and the Latch Series B-2 Preferred Stock, collectively;

“Latch Series A Preferred Stock” are to the shares of Latch’s Series A Preferred Stock, par value $0.00001 per share;

“Latch Series A-1 Preferred Stock” are to the shares of Latch’s Series A-1 Preferred Stock, par value $0.00001 per share;

i

“Latch Series B Preferred Stock” are to the shares of Latch’s Series B Preferred Stock, par value $0.00001 per share;

“Latch Series B-1 Preferred Stock” are to the shares of Latch’s Series B-1 Preferred Stock, par value $0.00001 per share;

“Latch Series B-2 Preferred Stock” are to the shares of Latch’s Series B-2 Preferred Stock, par value $0.00001 per share;

“Latch Series Seed Preferred Stock” are to the shares of Latch’s Series Seed Preferred Stock, par value $0.00001 per share;

“Merger Sub” are to Lionet Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of TSIA;

“Post-Combination Company” are to TSIA following the consummation of the Business Combination and the other transactions contemplated by the Merger Agreement;

“Public Shares” are to shares of TSIA Class A common stock sold as part of the units in the TSIA IPO (whether they were purchased in the TSIA IPO or thereafter in the open market);

“public stockholders” are to the holders of TSIA’s Public Shares, including TSIA’s Sponsor and management team to the extent TSIA’s Sponsor and/or members of its management team purchase Public Shares provided that TSIA’s Sponsor’s and each member of its management team’s status as a “public stockholder” will only exist with respect to such Public Shares;

“Private Placement Warrants” are to the warrants issued to TSIA’s Sponsor in a private placement simultaneously with the closing of the TSIA IPO;

“SEC” are to the U.S. Securities and Exchange Commission;

“Securities Act” are to the Securities Act of 1933, as amended;

“Sponsor” are to TS Innovation Acquisitions Sponsor, L.L.C., a Delaware limited liability company;

“Tishman Speyer” are to Tishman Speyer Properties, L.P., a New York limited partnership, and the parent of TSIA’s Sponsor;

“Trust Account” are trust account established by TSIA for the benefit of its stockholders at J.P. Morgan Chase Bank, N.A.;

“TSIA” are to TS Innovation Acquisitions Corp., a Delaware corporation; and

“TSIA IPO” are to the initial public offering by TSIA, which closed on November 13, 2020.

Unless specified otherwise, amounts in this proxy statement/prospectus are presented in United States (“U.S.”) dollars.

Defined terms in the financial statements contained in this proxy statement/prospectus have the meanings ascribed to them in the financial statements.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

TSIA, Tishman Speyer, Latch and Latch’s subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, M and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

QUESTIONS AND ANSWERS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Business Combination and the Merger, the Special Meeting in lieu of the 2021 annual meeting and the proposals to be presented at the Special Meeting. The following questions and answers do not include all the information that is important to TSIA stockholders. You are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the Business Combination and the voting procedures for the Special Meeting.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

Q:	WHAT IS THE BUSINESS COMBINATION?

A:

TSIA, Merger Sub, a wholly owned subsidiary of TSIA, and Latch have entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into Latch, with Latch surviving the Merger as a wholly owned subsidiary of TSIA. In connection with the Closing of the Merger, Latch will be renamed Latch Systems, Inc. and TSIA will be renamed Latch, Inc.

TSIA will hold the Special Meeting to, among other things, obtain the approvals required for the Business Combination and the other transactions contemplated by the Merger Agreement, and you are receiving this proxy statement/prospectus in connection with such meeting. See “The Merger Agreement” beginning on page 202. In addition, a copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. We urge you to read carefully this proxy statement/prospectus, including the Annexes and the other documents referred to herein, in their entirety.

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A:

TSIA is sending this proxy statement/prospectus to its stockholders to help them decide how to vote their shares of TSIA common stock with respect to the matters to be considered at the Special Meeting. The Business Combination cannot be completed unless TSIA’s stockholders approve the Business Combination Proposal, the Charter Approval Proposal, the NASDAQ Proposal and the Incentive Plan Proposal set forth in this proxy statement/prospectus for their approval. Information about the Special Meeting, the Business Combination and the other business to be considered by stockholders at the Special Meeting is contained in this proxy statement/prospectus. This document constitutes a proxy statement of TSIA and a prospectus of TSIA. It is a proxy statement because the board of directors of TSIA is soliciting proxies using this proxy statement/prospectus from its stockholders. It is a prospectus because TSIA, in connection with the Business Combination, is offering shares of TSIA Class A common stock in exchange for the outstanding shares of Latch common stock, pursuant to the Subscription Agreements, and pursuant to the conversion of TSIA Class B common stock. See “The Merger Agreement—Merger Consideration” and “The Subscription Agreements.”

Q:	WHAT WILL LATCH STOCKHOLDERS RECEIVE IN THE BUSINESS COMBINATION?

A:

As part of the Business Combination, Latch equityholders will receive aggregate consideration of $1.0 billion, payable in newly issued shares of TSIA Class A common stock at a price of $10.00 per share and, solely with respect to holders of Latch vested stock options with respect to which an election to receive only cash (a “cash election”) has been properly made, the Cash Election Consideration (as defined herein) (collectively, the “merger consideration”).

Under the terms of the Merger Agreement, immediately prior to the effective time of the Merger (the “Effective Time”), (i) Latch will cause each share of Latch preferred stock issued and outstanding to be automatically converted into a number of shares of Latch common stock in accordance with Latch’s certificate of incorporation (the “preferred stock conversion”) and (ii) Latch will cause the outstanding principal and accrued but unpaid interest due on Latch’s convertible notes immediately prior to the Effective Time to be automatically converted into a number of shares of Latch common stock in accordance with terms of the applicable Latch convertible note (the “convertible note conversion”).

At the Effective Time, (i) each share of Latch common stock issued and outstanding immediately prior to the closing of the Merger (the “Closing”) (including shares of Latch common stock issued upon the preferred stock conversion and the convertible note conversion and upon any exercise of Latch warrants prior to the Closing, but excluding shares owned by Latch as treasury stock or dissenting shares) will be cancelled and converted into the right to receive a number of shares of TSIA Class A common stock equal to the Exchange Ratio, (ii) each Latch vested stock option with respect to which cash election has been properly made that is issued and outstanding immediately prior to the Closing (such option, a “Cash Elected Company Option”) will be cancelled and converted into the right to receive an amount of cash equal to the Exchange Ratio multiplied by $10.00 (the “Per Share Value”) minus the exercise price applicable to the share of Latch common stock underlying such Latch vested stock option (the “Cash Election Consideration”), and (iii) each outstanding Latch stock option that is not a Cash Elected Company Option, whether vested or unvested, will be converted into an option to purchase a number of shares of TSIA Class A common stock equal to the product of (x) the number of shares of Latch common stock underlying such Latch stock option immediately prior to the Closing and (y) the Exchange Ratio, at an exercise price per share equal to (A) the exercise price per share of Latch common stock underlying such Latch stock option immediately prior to the Closing divided by (B) the Exchange Ratio. The “Exchange Ratio” is the quotient of (x) the aggregate merger consideration of 100,000,000 shares of TSIA Class A common stock, divided by (y) the number of shares of Latch common stock outstanding on a fully diluted net exercise basis.

Based on the number of shares of Latch capital stock outstanding and issuable upon the net exercise or conversion of outstanding stock options, warrants and convertible notes of Latch, in each case as of April 20, 2021, the total number of shares of TSIA Class A common stock expected to be issued to holders of shares of Latch capital stock in connection with the closing of the Business Combination is approximately 64.2%.

Q:	WHEN DO YOU EXPECT THE BUSINESS COMBINATION TO BE COMPLETED?

A:

It is currently anticipated that the Business Combination will be consummated promptly following the Special Meeting, which is set for                , 2021; however, such meeting could be adjourned, as described herein. Neither TSIA nor Latch can assure you of when or if the Business Combination will be completed and it is possible that factors outside of the control of both companies could result in the Business Combination being completed at a different time or not at all. TSIA must first obtain the approval of its stockholders for certain of the proposals set forth in this proxy statement/prospectus for their approval, Latch must first obtain the written consent of its stockholders for the Merger and TSIA and Latch must also first obtain certain necessary regulatory approvals and satisfy other closing conditions. See “The Merger Agreement—Conditions to the Business Combination” beginning on page 215.

Q:	WHAT HAPPENS IF THE BUSINESS COMBINATION IS NOT COMPLETED?

A:

If the Business Combination is not completed, Latch stockholders will not receive any consideration for their shares of Latch capital stock, and Latch preferred stock and Latch convertible notes will not be converted into Latch common stock. Instead, Latch will remain an independent company. See “The Merger Agreement—Termination” and “Risk Factors” beginning on page 217 and page 24, respectively.

Q:	HOW WILL TSIA BE MANAGED AND GOVERNED FOLLOWING THE BUSINESS COMBINATION?

A:

TSIA does not currently have any management-level employees other than Robert J. Speyer, our Chairman and Chief Executive Officer, Paul A. Galiano, our Chief Operating Officer and Chief Financial Officer, and

v

Jenny Wong, our Chief Investment Officer. Following the Closing, the Company’s executive officers are expected to be the current management team of Latch. See “Management of the Post-Combination Company Following the Business Combination” for more information.

TSIA is, and after the Closing will continue to be, managed by its board of directors. Following the closing, the size of our board of directors will remain at seven directors and will consist of Luke Schoenfelder, Robert J. Speyer, Peter Campbell, Tricia Han, Raju Rishi, J. Allen Smith and Andrew Sugrue. Following the Closing, we expect that a majority of the directors will be independent under applicable NASDAQ listing rules. See the section entitled “Management of the Post-Combination Company Following the Business Combination” for more information.

Q:	WILL TSIA OBTAIN NEW FINANCING IN CONNECTION WITH THE BUSINESS COMBINATION?

A:

In connection with the execution of the Merger Agreement, TSIA entered into subscription agreements (collectively, the “Subscription Agreements”) with certain parties subscribing for shares of TSIA Class A common stock (the “Subscribers”) pursuant to which the Subscribers have agreed to purchase, and TSIA has agreed to sell to the Subscribers, (i) an aggregate of 19,000,000 shares of TSIA Class A common stock, for a purchase price of $10.00 per share and at an aggregate purchase price of $190,000,000, plus (ii) a number of shares of TSIA Class A common stock at a purchase price of $10.00 per share, equal to the value necessary to fund the Cash Election Consideration. The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement, including the Merger. See “Other Agreements—Subscription Agreements.”

If the 19,000,000 shares of TSIA Class A common stock to be issued to the Subscribers simultaneously with the consummation of the Business Combination were currently outstanding, such shares would have an aggregate market value of $191,900,000 based upon the closing price of $10.10 per public share on the NASDAQ on May 6, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.

Q:	WHAT EQUITY STAKE WILL CURRENT TSIA STOCKHOLDERS, THE INITIAL STOCKHOLDERS, THE SUBSCRIBERS AND THE LATCH STOCKHOLDERS HOLD IN TSIA FOLLOWING THE CLOSING?

A:

The expected beneficial ownership of shares of the Post-Combination Company’s common stock, assuming no Public Shares of TSIA are redeemed and no cash elections in respect of Latch vested stock options are made, will be as follows:

•	Current public TSIA stockholders will own 30,000,000 shares of common stock, representing approximately 19.3% of the total shares outstanding;

•

The Initial Stockholders will own 6,762,000 vested shares of common stock (and an additional 738,000 shares subject to vesting requirements pursuant to the Sponsor Agreement), representing approximately 4.3% of the total shares outstanding;

•	The Subscribers will own 19,000,000 shares of common stock, representing approximately 12.2% of the total shares outstanding; and

•	The current Latch stockholders will own 100,000,000 shares of common stock on a fully diluted net exercise basis, representing approximately 64.2% of the total shares outstanding.

The expected beneficial ownership of shares of the Post-Combination Company’s common stock, assuming all Public Shares of TSIA have been redeemed and no cash elections in respect of Latch vested stock options are made, will be as follows:

•

The Initial Stockholders will own 6,762,000 shares of common stock (and an additional 738,000 shares subject to vesting requirements pursuant to the Sponsor Agreement), representing approximately 5.4% of the total shares outstanding;

•	The Subscribers will own 19,000,000 shares of common stock, representing approximately 15.1% of the total shares outstanding; and

•	The Latch stockholders will own 100,000,000 shares of common stock on a fully diluted net exercise basis, representing approximately 79.5% of the total shares outstanding.

For more information, see “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:	FOLLOWING THE BUSINESS COMBINATION, WILL TSIA’S SECURITIES CONTINUE TO TRADE ON A STOCK EXCHANGE?

A:

Yes. Upon the Closing, we intend to change our name from “TSIA” to “Latch, Inc.,” and our Class A common stock and warrants will be listed following the closing under the symbols “LTCH” and “LTCH.W,” respectively. We intend to apply to continue the listing of our Class A common stock and warrants on NASDAQ following the Closing.

QUESTIONS AND ANSWERS ABOUT TSIA’S SPECIAL STOCKHOLDER MEETING

Q:	WHEN AND WHERE IS THE SPECIAL MEETING?

A:

The Special Meeting will be held at                a.m. prevailing Eastern Time, on                , 2021, in virtual format. TSIA stockholders may attend, vote and examine the list of TSIA stockholders entitled to vote at the Special Meeting by visiting and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. In light of public health concerns regarding the coronavirus (“COVID-19”) pandemic, the Special Meeting will be held in virtual meeting format only. You will not be able to attend the Special Meeting physically.

Q:	WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:	The stockholders of TSIA are being asked to vote on the following:

•	A proposal to adopt the Merger Agreement and the transactions contemplated thereby. See the section entitled “Proposal No. 1—The Business Combination Proposal.”

•	A proposal to adopt the Proposed Charter in the form attached hereto as Annex B. See the section entitled “Proposal No. 2—The Charter Approval Proposal.”

•

A proposal with respect to certain governance provisions in the Proposed Charter, which are being separately presented in accordance with SEC requirements and which will be voted upon on a non-binding advisory basis. See the section entitled “Proposal No.3—The Governance Proposal.”

•

A proposal to elect seven directors to serve on the Board until the 2022 annual meeting of stockholders, in the case of Class I directors, the 2023 annual meeting of stockholders, in the case of Class II directors, and the 2024 annual meeting of stockholders, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified. See the section entitled “Proposal No. 4—The Director Election Proposal.”

•	A proposal to approve, for purposes of complying with applicable listing rules of the NASDAQ: (i) the issuance of shares of TSIA Class A common stock to the Latch stockholders pursuant to the Merger

Agreement; (ii) the issuance of shares of TSIA Class A common stock pursuant to the Subscription Agreements; and (iii) the issuance of shares of TSIA Class A common stock pursuant to the conversion of TSIA Class B common stock. See the section entitled “Proposal No. 5—The NASDAQ Proposal.”

•	A proposal to approve and adopt the Incentive Plan. See the section entitled “Proposal No. 6—The Incentive Plan Proposal.”

•

A proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the NASDAQ Proposal or the Incentive Plan Proposal. See the section entitled “Proposal No. 7—The Adjournment Proposal.”

TSIA will hold the Special Meeting to consider and vote upon these Proposals. This proxy statement/prospectus contains important information about the proposed Merger and the other matters to be acted upon at the Special Meeting.

Stockholders should read this proxy statement/prospectus carefully, including the Annexes and the other documents referred to herein.

Consummation of the Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Charter Approval Proposal, the NASDAQ Proposal and the Incentive Plan Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the other proposals, except the Adjournment Proposal, will not be presented to stockholders for a vote.

The vote of stockholders is important. Stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:	I AM A TSIA WARRANT HOLDER. WHY AM I RECEIVING THIS PROXY STATEMENT/PROSPECTUS?

A:

Upon consummation of the Merger, the TSIA warrants shall, by their terms, entitle the holders to purchase Class A common stock at a purchase price of $11.50 per share. This proxy statement/prospectus includes important information about Latch and the business of Latch and its subsidiaries following consummation of the Merger. As holders of TSIA warrants will be entitled to purchase Class A common stock of TSIA upon consummation of the Merger, TSIA urges you to read the information contained in this proxy statement/prospectus carefully.

Q:	WHO IS LATCH?

Latch is an enterprise technology company focused on revolutionizing the way people experience spaces by making spaces better places to live, work, and visit. Latch has created a full-building operating system, LatchOS, that addresses the essential needs of modern buildings by streamlining building operations, enhancing the resident experience, and enabling more efficient interactions with service providers. Latch’s product offerings are designed to optimize the resident experience and include smart access, delivery and guest management, smart home and sensors, connectivity, and resident experience. Latch combines hardware, software, and services into a holistic system that we believe makes spaces more enjoyable for resident, more efficient and profitable for building operators, and more convenient for service providers.

Q:	WHY IS TSIA PROPOSING THE BUSINESS COMBINATION?

A:	TSIA was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities.

On November 13, 2020, TSIA completed its initial public offering of units, with each unit consisting of Class A common stock and one-third of one public warrant, each whole public warrant to purchase one share of common stock at a price of $11.50, raising total gross proceeds of $300,000,000. On the same date TSIA also completed a private placement of warrants to its Sponsor, raising total gross proceeds of $8,000,000. Since the TSIA IPO, TSIA’s activity has been limited to the evaluation of business combination candidates.

Based on its due diligence investigations of Latch and the industry in which it operates, including the financial and other information provided by Latch in the course of their negotiations in connection with the Merger Agreement, TSIA believes that the Merger with Latch is advisable and in the best interests of TSIA and its stockholders. See the section entitled “The Merger—Recommendation of the TSIA Board of Directors and Reasons for the Merger.”

Q:	DID THE TSIA BOARD OBTAIN A THIRD-PARTY VALUATION OR FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE BUSINESS COMBINATION?

A:

The TSIA Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Merger with Latch. The directors and officers of TSIA and TSIA’s advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of TSIA’s financial advisors and consultants, enabled them to make the necessary analyses and determinations regarding the Merger with Latch. In addition, TSIA’s directors and officers and TSIA’s advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the TSIA Board and TSIA’s advisors in valuing Latch’s business.

Q:	WHY IS TSIA PROVIDING STOCKHOLDERS WITH THE OPPORTUNITY TO VOTE ON THE BUSINESS COMBINATION?

A:

We are seeking approval of the Business Combination for purposes of complying with applicable NASDAQ listing rules requiring stockholder approval of issuances of more than 20% of a listed company’s issued and outstanding common stock. In addition, pursuant to the Existing Charter, we must provide all public stockholders with the opportunity to redeem all or a portion of their Public Shares upon the consummation of an initial business combination (as defined in our Existing Charter) either in conjunction with a tender offer or in conjunction with a stockholder vote to approve such initial business combination. If we submit the proposed initial business combination to the stockholders for their approval, our Existing Charter requires us to conduct a redemption offer in conjunction with the proxy solicitation (and not in conjunction with a tender offer) pursuant to the applicable SEC proxy solicitation rules.

Q:	DO LATCH’S STOCKHOLDERS NEED TO APPROVE THE BUSINESS COMBINATION?

A:

Yes. Concurrently with the execution of the Merger Agreement, TSIA, Merger Sub and the Supporting Latch Stockholders (as defined herein) entered into the Company Holders Support Agreement. The Company Holders Support Agreement provides, among other things, each Supporting Latch Stockholder agreed to (i) vote at any meeting of the stockholders of Latch all of its Latch common stock and/or Latch preferred stock, as applicable (or any securities convertible into or exercisable or exchangeable for Latch common stock or Latch preferred stock), held of record or thereafter acquired in favor of the Transactions and the adoption of the Merger Agreement; (ii) appoint the chief executive officer of Latch as such stockholder’s proxy in the event such stockholder fails to fulfill its obligations under the Company Holders Support Agreement, (iii) be bound by certain other covenants and agreements related to the Merger and (iv) be bound by certain transfer restrictions with respect to Latch securities, in each case, on the terms and subject to the conditions set forth in the Company Holders Support Agreement. The shares of Latch capital stock that are owned by the Supporting Latch Stockholders and subject to the Support Agreements represent approximately 40.9% of the outstanding shares of Latch common stock and approximately 64.2% of the outstanding shares of Latch preferred stock, in each case, as of April 20, 2021. The execution and delivery of written consents by all of the Supporting Latch Stockholders will constitute the Latch stockholder approval at the time of such delivery.

Q:	DO I HAVE REDEMPTION RIGHTS?

A:

If you are a holder of Public Shares, you have the right to demand that TSIA redeem such shares for a pro rata portion of the cash held in the Trust Account, which holds the proceeds of the TSIA IPO, as of two business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the Trust Account and not previously released to TSIA to pay taxes) upon the Closing (“Redemption Rights”).

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption with respect to more than 15% of the Public Shares without the consent of TSIA. Accordingly, all Public Shares in excess of 15% held by a public stockholder, together with any affiliate of such stockholder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed without the consent of TSIA.

Under TSIA’s Existing Charter, the Merger may be consummated only if TSIA has at least $5,000,001 of net tangible assets after giving to all holders of Public Shares that properly demand redemption of their shares for cash.

Q:	WILL HOW I VOTE AFFECT MY ABILITY TO EXERCISE REDEMPTION RIGHTS?

A:

No. You may exercise your redemption rights whether you vote your shares of Public Shares for or against, or whether you abstain from voting on, the Business Combination Proposal or any other Proposal described in this proxy statement/prospectus. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders and the Merger may be consummated even though the funds available from the Trust Account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders.

Q:	HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:

If you are a holder of Public Shares and wish to exercise your redemption rights, you must demand that TSIA redeem your shares for cash no later than the second business day preceding the vote on the Business Combination Proposal by delivering your stock to TSIA’s transfer agent physically or electronically using Depository Trust Company’s DWAC (Deposit and Withdrawal at Custodian) system. Any holder of Public Shares will be entitled to demand that such holder’s shares be redeemed for a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was approximately $                , or $                per share, as of                , 2021, the TSIA Record Date). Such amount, including interest earned on the funds held in the Trust Account and not previously released to TSIA to pay its taxes, will be paid promptly upon consummation of the Merger. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims which could take priority over those of TSIA’s public stockholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting. If you deliver your shares for redemption to TSIA’s transfer agent and later decide prior to the Special Meeting not to elect redemption, you may request that TSIA’s transfer agent return the shares (physically or electronically).

x

If a holder of Public Shares properly makes a request for redemption and the Public Shares are delivered as described to TSIA’s transfer agent as described herein, then, if the Merger is consummated, TSIA will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your Public Shares for cash and you will cease to have any rights as a TSIA stockholder (other than the right to receive the redemption amount) upon consummation of the Merger.

For a discussion of the material U.S. federal income tax consequences for holders of Public Shares with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Consequences—Material Tax Consequences of a Redemption of Public Shares” beginning on page 226.

Q:	DO I HAVE APPRAISAL RIGHTS IF I OBJECT TO THE PROPOSED BUSINESS COMBINATION?

A:

No. Neither TSIA stockholders nor its unit or warrant holders have appraisal rights in connection with the Business Combination under the DGCL. See the section entitled “TSIA’s Special Meeting of Stockholders—Appraisal Rights.”

Q:	WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE BUSINESS COMBINATION?

A:

A total of $300,000,000 in net proceeds of the TSIA IPO and the amount raised from the private sale of warrants simultaneously with the consummation of the TSIA IPO was placed in the Trust Account following the TSIA IPO. After consummation of the Merger, the funds in the Trust Account will be used to pay holders of the Public Shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Merger (including aggregate fees of up to $10,500,000 as deferred underwriting commissions) and for the Post-Combination Company’s working capital and general corporate purposes.

Q:	WHAT HAPPENS IF THE MERGER IS NOT CONSUMMATED?

A:

If TSIA does not complete the Merger with Latch for whatever reason, TSIA would search for another target business with which to complete a business combination. If TSIA does not complete the Merger with Latch or another target business within 24 months after the closing of the TSIA IPO (the “Completion Window”), TSIA must redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the amount then held in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to TSIA to pay taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of outstanding Public Shares. The Initial Stockholders have no redemption rights in the event a business combination is not effected in the Completion Window, and, accordingly, their Founder Shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to TSIA’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:	HOW DOES THE SPONSOR INTEND TO VOTE ON THE PROPOSALS?

A:

The Initial Stockholders of record are entitled to vote an aggregate of 20% of the outstanding shares of TSIA’s common stock. The Sponsor and TSIA’s directors and officers have agreed to vote any Founder Shares and any Public Shares held by them as of the TSIA Record Date in favor of each of the proposals presented at the Special Meeting.

Q:	WHAT CONSTITUTES A QUORUM AT THE SPECIAL MEETING?

A:

A majority of the voting power of the issued and outstanding common stock of TSIA entitled to vote at the Special Meeting must be present, in person (which would include presence at a virtual meeting) or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The holders of the Founder Shares, who currently own 20% of the issued and outstanding shares of common stock, will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the TSIA Record Date for the Special Meeting, shares of common stock would be required to achieve a quorum.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?

A:

The Business Combination Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class, is required to approve the Business Combination Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Business Combination Proposal, will have no effect on the Business Combination Proposal. TSIA stockholders must approve the Business Combination Proposal in order for the Merger to occur.

The Charter Approval Proposal: The affirmative vote (in person or by proxy) of (i) the holders of a majority of the Founder Shares then outstanding, voting separately as a single class, and (ii) the holders of a majority of the shares of Class A common stock and Class B common stock entitled to vote, voting as a single class is required to approve the Charter Approval Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Approval Proposal, will have the same effect as a vote “AGAINST” such proposal. The Merger is conditioned on the approval of the Charter Approval Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the Charter Approval Proposal will not be presented to the stockholders for a vote.

The Governance Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class, is required to approve the Governance Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Governance Proposal, will have no effect on the Governance Proposal. The Merger is not conditioned on the approval of the Governance Proposal. If the Business Combination Proposal is not approved, the Governance Proposal will not be presented to the stockholders for a vote.

The Director Election Proposal: The affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class, is required to approve the Director Election Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Director Election Proposal, will have no effect on the election of directors. The Merger is not conditioned on the approval of the Director Election Proposal. If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented to the stockholders for a vote.

The NASDAQ Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class, is required to approve the NASDAQ Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the NASDAQ Proposal, will have no effect on the NASDAQ Proposal. The Merger is conditioned on the approval of the NASDAQ Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the NASDAQ Proposal will not be presented to the stockholders for a vote.

The Incentive Plan Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class, is required to approve the Incentive Plan Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Incentive Plan Proposal, will have no effect on the Incentive Plan Proposal. The Merger is conditioned on the approval of the Incentive Plan Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the Incentive Plan Proposal will not be presented to the stockholders for a vote.

The Adjournment Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class, is required to approve the Adjournment Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Adjournment Proposal, will have no effect on the Adjournment Proposal. The Merger is not conditioned on the approval of the Adjournment Proposal.

As further discussed in the section entitled “Other Agreements—Sponsor Agreement” beginning on page 220 of this proxy statement/prospectus, the Sponsor and TSIA’s directors and officers have entered into an amended and restated letter agreement with TSIA and Latch, a copy of which is attached as Annex D to this proxy statement/prospectus (the “Sponsor Agreement”), pursuant to which the Sponsor and such directors and officers have agreed to vote shares representing 20% of the aggregate voting power of the common stock in favor of the each of the Proposals presented at the Special Meeting.

Q:	DO ANY OF TSIA’S DIRECTORS OR OFFICERS HAVE INTERESTS IN THE BUSINESS COMBINATION THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF TSIA STOCKHOLDERS?

A:	Certain of TSIA’s executive officers and certain non-employee directors may have interests in the Merger that may be different from, or in addition to, the interests of TSIA stockholders generally.

These interests include, among other things:

•

If the Business Combination with Latch or another business combination is not consummated within the Completion Window, TSIA will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the TSIA Board, dissolving and liquidating. In such event, the 7,500,000 Founder Shares held by TSIA’s Initial Stockholders, including 120,000 Founder Shares held by TSIA’s independent directors, which were acquired for an aggregate purchase price of $25,000 prior to the TSIA IPO, would be worthless because TSIA’s Initial Stockholders are not entitled to participate in any redemption or distribution with respect to such shares. Such Founder Shares had an aggregate market value of $75,750,000 based upon the closing price of $10.10 per share of Class A common stock on the NASDAQ on May 6, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 120,000 Founder Shares held by TSIA’s independent directors had an aggregate market value of $1,212,000 based upon the closing price of $10.10 per share of Class A common stock on the NASDAQ on May 6, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.

•

The Sponsor purchased an aggregate of 5,333,334 Private Placement Warrants from TSIA for an aggregate purchase price of $8,000,000 (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the TSIA IPO. A portion of the proceeds TSIA received from these purchases were placed in the Trust Account. Such warrants had an aggregate market value of $11,946,668 based upon the closing price of $2.24 per public warrant on the NASDAQ on May 6, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The Private Placement Warrants would become worthless if TSIA does not consummate a business combination within the Completion Window.

•

No compensation of any kind, including finder’s and consulting fees, is paid to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination, except for reimbursement for out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. From the date of the TSIA IPO until the date of the Merger Agreement, there have been no reimbursable out-of-pocket expenses incurred in connection with the Business Combination.

The TSIA Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Merger Agreement and in recommending that the Business Combination be approved by the stockholders of TSIA. See “The Business Combination—Interests of TSIA’s Directors and Officers in the Business Combination” beginning on page 196 of this proxy statement/prospectus.

Q:	WHAT DO I NEED TO DO NOW?

A:

TSIA urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes and the other documents referred to herein, and to consider how the Merger will affect you as a stockholder and/or warrant holder of TSIA. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	WHAT HAPPENS IF I SELL MY SHARES OF CLASS A COMMON STOCK BEFORE THE SPECIAL MEETING?

A:

The TSIA Record Date for the Special Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Class A common stock after the TSIA Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares of Class A common stock because you will no longer be able to tender them prior to the Special Meeting in accordance with the provisions described herein. If you transferred your shares of Class A common stock prior to the TSIA Record Date, you have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:	HOW DO I VOTE?

A:

If you are a holder of record of TSIA common stock on the TSIA Record Date, you may vote in person (which would include presence at a virtual meeting) at the Special Meeting or by submitting a proxy for the Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person (which would include presence at a virtual meeting), obtain a proxy from your broker, bank or nominee.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:

If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to TSIA or by voting in person (which would include presence at a virtual meeting) at the Special Meeting unless you provide a “legal proxy”, which you must obtain from your broker, bank or other nominee.

Under the rules of the NASDAQ, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the NASDAQ determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Special Meeting are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are a TSIA stockholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposal, the Director Election Proposal, the NASDAQ Proposal, the Incentive Plan Proposal or the Adjournment Proposal. Such broker non-votes will be the equivalent of a vote “AGAINST” the Charter Approval Proposal, but will have no effect on the vote count for such other proposals.

Q:	WHAT IF I ATTEND THE SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?

A:

For purposes of the Special Meeting, an abstention occurs when a stockholder attends the meeting in person (which would include presence at a virtual meeting) and does not vote or returns a proxy with an “abstain” vote.

If you are a TSIA stockholder that attends the Special Meeting virtually and fails to vote on the Charter Approval Proposal, your failure to vote will have the same effect as a vote “AGAINST” such proposal.

If you are a TSIA stockholder that attends the Special Meeting virtually and fail to vote on the Business Combination Proposal, Governance Proposal, the NASDAQ Proposal, the Incentive Plan Proposal and the Adjournment Proposal, your failure to vote will have no effect on the Business Combination Proposal, the Governance Proposal, the NASDAQ Proposal, the Incentive Plan Proposal or the Adjournment Proposal.

Q:	WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:

If you sign and return your proxy card without indicating how to vote on any particular proposal, the common stock represented by your proxy will be voted “FOR” each of the proposals presented at the Special Meeting.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:	Yes. You may change your vote at any time before your proxy is exercised by doing any one of the following:

•	send another proxy card with a later date;

•	notify TSIA’s Secretary in writing before the Special Meeting that you have revoked your proxy; or

•	attend the Special Meeting and vote electronically by visiting and entering the control number found on your proxy card, instruction form or notice you previously received.

If you a stockholder of record of TSIA and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to                , and it must be received at any time

before the vote is taken at the TSIA Special Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than                on                , or by voting online at the TSIA Special Meeting. Simply attending the TSIA Special Meeting will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your shares of TSIA common stock, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Q:	WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE SPECIAL MEETING?

A:

If you fail to take any action with respect to the Special Meeting and the Merger is approved by stockholders and consummated, you will become a stockholder of the Post-Combination Company. Failure to take any action with respect to the Special Meeting will not affect your ability to exercise your redemption rights. If you fail to take any action with respect to the Special Meeting and the Merger is not approved, you will continue to be a stockholder and/or warrant holder of TSIA while TSIA searches for another target business with which to complete a business combination.

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:

Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your TSIA shares.

Q:	WHO CAN HELP ANSWER MY QUESTIONS?

A:	If you have questions about the Merger or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Shareholders may call toll free: (800) 662-5200

Banks and Brokers may call collect: (203) 658-9400

TSIA.info@investor.morrowsodali.com

You may also obtain additional information about TSIA from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your Public Shares, you will need to deliver your stock (either physically or electronically) to TSIA’s transfer agent at the address below prior to the vote at the Special Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

SUMMARY

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide how to vote. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Business Combination and the Merger Agreement (pages 179 and 202)

The terms and conditions of the Business Combination are contained in the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Business Combination.

If the Merger Agreement is approved and adopted and the Business Combination is subsequently completed, Merger Sub will merge with and into Latch with Latch surviving the Merger as a wholly owned subsidiary of TSIA.

Merger Consideration (page 202)

As part of the Business Combination, Latch equityholders will receive aggregate consideration of $1.0 billion, payable in newly issued shares of TSIA Class A common stock at a price of $10.00 per share and, solely with respect to holders of Latch vested stock options with respect to which an election to receive only cash (a “cash election”) has been properly made, the Cash Election Consideration (as defined below) (collectively, the “merger consideration”).

Under the terms of the Merger Agreement, immediately prior to the effective time of the Merger (the “Effective Time”), (i) Latch will cause each share of Latch preferred stock issued and outstanding to be automatically converted into a number of shares of Latch common stock in accordance with Latch’s certificate of incorporation (the “preferred stock conversion”) and (ii) Latch will cause the outstanding principal and accrued but unpaid interest due on Latch’s convertible notes immediately prior to the Effective Time to be automatically converted into a number of shares of Latch common stock in accordance with Section 3 of the applicable Latch convertible note (the “convertible note conversion”).

At the Effective Time, (i) each share of Latch common stock issued and outstanding immediately prior to the closing of the Merger (the “Closing”) (including shares of Latch common stock issued upon the preferred stock conversion and the convertible note conversion and upon any exercise of Latch warrants prior to the Closing, but excluding shares owned by Latch as treasury stock or dissenting shares) will be cancelled and converted into the right to receive a number of shares of TSIA Class A common stock equal to the Exchange Ratio, (ii) each Latch vested stock option with respect to which a cash election has been properly made that is issued and outstanding immediately prior to the Closing (such option, a “Cash Elected Company Option”) will be cancelled and converted into the right to receive an amount of cash equal to the Exchange Ratio multiplied by $10.00 (the “Per Share Value”) minus the exercise price applicable to the share of Latch common stock underlying such Latch vested stock option (the “Cash Election Consideration”), and (iii) each outstanding Latch stock option that is not a Cash Elected Company Option, whether vested or unvested, will be converted into an option to purchase a number of shares of TSIA Class A common stock equal to the product of (x) the number of shares of Latch common stock underlying such Latch stock option immediately prior to the Closing and (y) the Exchange Ratio, at an exercise price per share equal to (A) the exercise price per share of Latch common stock underlying such Latch stock option immediately prior to the Closing divided by (B) the Exchange Ratio. The “Exchange Ratio” is the quotient of (x) the aggregate merger consideration of 100,000,000 shares of TSIA Class A common stock, divided by (y) the number of shares of Latch common stock outstanding on a fully diluted net exercise basis.

Based on the number of shares of Latch capital stock outstanding and issuable upon the net exercise or conversion of outstanding stock options, warrants and convertible notes of Latch, in each case as of                 , 2021, the total number of shares of TSIA Class A common stock expected to be issued to holders of shares of Latch capital stock in connection with the closing of the Business Combination is approximately 64.2%.

Fractional Shares. No fractional shares of TSIA Class A common stock will be issued by virtue of the Business Combination or the other transactions contemplated by the Merger Agreement. Each person who would otherwise be entitled to a fraction of a share of TSIA Class A common stock (after aggregating all fractional shares of TSIA Class A common stock that otherwise would be received by such holder) will instead have the number of shares of TSIA Class A common stock issued to such person rounded down in the aggregate to the nearest whole share of TSIA Class A common stock.

Ownership of the Post-Combination Company

As of the date of this proxy statement/prospectus, there are                shares of TSIA common stock issued and outstanding, including 7,500,000 shares of TSIA Class B common stock, each of which will be converted into one share of Class A common stock at the Closing. As of the date of this proxy statement/prospectus, there are an aggregate of                warrants outstanding. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming no redemptions), assuming that (i) each share of Class B common stock is converted into one share of Class A common stock and (ii) each outstanding warrant is exercised and one Class A common stock is issued as a result of such exercise, the TSIA fully-diluted stock capital would be                shares of common stock.

It is anticipated that, upon the completion of the Business Combination, the ownership of the Post-Combination Company will be as follows:

•	current Latch stockholders will own 100,000,000 shares of common stock on a fully diluted net exercise basis, representing approximately 64.2% of the total shares outstanding;

•	the Subscribers will own 19,000,000 shares of common stock, representing approximately 12.2% of the total shares outstanding;

•	the current public stockholders will own 30,000,000 shares of common stock, representing approximately 19.3% of the total shares outstanding; and

•

the Initial Stockholders will own 6,762,000 vested shares of common stock (and an additional 738,000 shares subject to vesting requirements pursuant to the Sponsor Agreement), representing approximately 4.3% of the total shares outstanding. See “Other Agreements—Sponsor Agreement.”

The numbers of shares and percentage interests set forth above are based on a number of assumptions, including that none of the public stockholders exercise their redemption rights, that no cash elections in respect of Latch vested stock options are made and that TSIA and Latch do not issue any additional equity securities prior to the Business Combination. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different. In addition, the numbers of shares and percentage interests set forth above do not take into account (i) potential future exercises of TSIA’s outstanding warrants or (ii) shares issuable upon the exercise of outstanding options to purchase shares of Latch’s common stock and shares issuable upon the settlement of restricted stock units for shares of Latch’s common stock.

Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Recommendation of the TSIA Board of Directors (page 84)

The TSIA board of directors has unanimously determined that the Business Combination, on the terms and conditions set forth in the Merger Agreement, is advisable and in the best interests of TSIA and its stockholders and has directed that the Proposals set forth in this proxy statement/prospectus be submitted to its stockholders for approval at the Special Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The TSIA board of directors unanimously recommends that TSIA’s stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Approval Proposal, “FOR” the Governance Proposal, “FOR” the Director Election Proposal, “FOR” the NASDAQ Proposal, “FOR” the Incentive Award Plan Proposal, and “FOR” the Adjournment Proposal, if presented. See “The Business Combination—Recommendation of the TSIA Board of Directors and Reasons for the Business Combination” beginning on page 188.

TSIA’s Special Meeting of Stockholders (page 82)

The Special Meeting in lieu of the 2021 annual meeting of stockholders of TSIA will be held on                , 2021, at                a.m., prevailing Eastern time, in virtual format. At the Special Meeting, TSIA stockholders will be asked to vote on the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposal, the Director Election Proposal, the NASDAQ Proposal, the Incentive Plan Proposal and if necessary, the Adjournment Proposal to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Approval Proposal, the NASDAQ Proposal or the Incentive Plan Proposal.

Stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned shares of TSIA common stock at the close of business on                , 2021, which is the record date for the Special Meeting. Stockholders are entitled to one vote for each share of TSIA common stock owned at the close of business on the TSIA Record Date. If stockholders’ shares are held in “street name” or are in a margin or similar account, stockholders should contact their broker, bank or other nominee to ensure that votes related to the shares they beneficially own are properly counted. On the TSIA Record Date, there were                shares of common stock outstanding, of which                were Public Shares and 7,500,000 were Founder Shares.

A quorum of TSIA stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of capital stock of TSIA entitled to vote at the Special Meeting as of the TSIA Record Date is represented in person (which would include presence at a virtual meeting) or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The Initial Stockholders, who currently own 20% of the issued and outstanding shares of common stock, will count towards this quorum. As of the TSIA Record Date,                 shares of common stock would be required to achieve a quorum. TSIA has entered an agreement with the Sponsor and TSIA’s directors and officers, pursuant to which each agreed to vote any shares of common stock owned by them in favor of each of the Proposals presented at the Special Meeting. The Proposals presented at the Special Meeting will require the following votes:

The approval of each of the Business Combination Proposal, Governance Proposal, the NASDAQ Proposal, the Incentive Plan Proposal and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to each of the Business Combination Proposal, the Governance Proposal, the NASDAQ Proposal, the Incentive Plan Proposal or the Adjournment Proposal, if presented, will have no effect on the Business Combination Proposal, the Governance Proposal, the NASDAQ Proposal, the Incentive Plan Proposal or the Adjournment Proposal.

The approval of the Charter Approval Proposal requires the affirmative vote of (i) the holders of a majority of the Founder Shares then outstanding, voting separately as a single class, and (ii) the holders of a majority of the outstanding shares of common stock on the TSIA Record Date, voting together as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Approval Proposal, will have the same effect as a vote “AGAINST” such proposal.

With respect to the Director Election Proposal, directors are elected by a plurality of all of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. This means that the seven director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to election of directors, will have no effect on the election of directors.

Consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Charter Approval Proposal, the NASDAQ Proposal and the Incentive Plan Proposal at the Special Meeting, subject to the terms of the Merger Agreement. The Merger is not conditioned on the Governance Proposal, the Director Election Proposal or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.

TSIA’s Directors and Executive Officers Have Financial Interests in the Business Combination (page 196)

Certain of TSIA’s executive officers and certain non-employee directors may have interests in the Merger that may be different from, or in addition to, the interests of TSIA stockholders generally. These interests include, among other things:

•

If the Business Combination with Latch or another business combination is not consummated within the Completion Window, TSIA will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the TSIA Board, dissolving and liquidating. In such event, the 7,500,000 Founder Shares held by TSIA’s Initial Stockholders, including 120,000 Founder Shares held by TSIA’s independent directors, which were acquired for an aggregate purchase price of $25,000 prior to the TSIA IPO, would be worthless because TSIA’s Initial Stockholders are not entitled to participate in any redemption or distribution with respect to such shares. Such Founder Shares had an aggregate market value of $75,750,000 based upon the closing price of $10.10 per share of Class A common stock on the NASDAQ on May 6, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 120,000 Founder Shares held by TSIA’s independent directors had an aggregate market value of $1,212,000 based upon the closing price of $10.10 per share of Class A common stock on the NASDAQ on May 6, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.

•

The Sponsor purchased an aggregate of 5,333,334 Private Placement Warrants from TSIA for an aggregate purchase price of $8,000,000 (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the TSIA IPO. A portion of the proceeds TSIA received from these purchases were placed in the Trust Account. Such warrants had an aggregate market value of $11,946,668 based upon the closing price of $2.24 per public warrant on the NASDAQ on May 6, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The Private Placement Warrants will become worthless if TSIA does not consummate a business combination within the Completion Window.

•

No compensation of any kind, including finder’s and consulting fees, is paid to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination, except for reimbursement for out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Since the TSIA IPO until the date of the Merger Agreement, there have been no such out-of-pocket expenses incurred in connection with the Business Combination.

•

In August 2018, an affiliate of Tishman Speyer, which is an affiliate of the Sponsor, participated in Latch’s Series B financing round, purchasing approximately $550,000 in Latch’s Series B Preferred Stock, which constitutes approximately 0.9% of Latch’s Series B Preferred Stock. In August 2019, the same affiliate of Tishman Speyer participated in Latch’s Series B-1 financing round, purchasing approximately $250,000 in Latch’s Series B-1 Preferred Stock, which constitutes approximately 0.4% of Latch’s Series B-1 Preferred Stock. As a result of such participation, Tishman Speyer and its affiliates hold approximately 0.2% of the outstanding fully diluted shares of Latch common stock as of April 20, 2021. Other than the rights, powers and preferences granted generally to holders of Latch’s Series B and Series B-1 Preferred Stock pursuant to Latch’s organizational documents, Tishman Speyer and its affiliates have no additional governance rights in Latch. The TSIA Board and management did not consider such equity interest in Latch to be a material conflict of interest, nor was the ownership interest of an affiliate of Tishman Speyer in Latch a factor in TSIA’s investment decision with respect to the Business Combination.

•

The TSIA Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in reaching the determination to approve the terms of the Business Combination and in recommending to TSIA’s stockholders that they vote to approve the Business Combination. For a detailed discussion of the special interests that TSIA’s directors and executive officers may have in the Business Combination, please see the section entitled “The Business Combination—Interests of TSIA’s Directors and Executive Officers in the Business Combination” beginning on page 198.

Latch’s Directors and Executive Officers Have Financial Interests in the Business Combination (page 198)

Certain of Latch’s executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of Latch stockholders. The Latch board of directors was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination. For a detailed discussion of the special interests that Latch’s directors and executive officers may have in the Business Combination, please see the section entitled “The Business Combination—Interests of Latch’s Directors and Executive Officers in the Business Combination” beginning on page 198.

Regulatory Approvals Required for the Business Combination (page 199)

Completion of the Business Combination is subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Each of Latch and TSIA have agreed to use their respective reasonable best efforts to take all actions to consummate and make effective the transactions contemplated by the Merger Agreement as soon as reasonably practicable and to obtain as promptly as reasonably practicable all consents, registrations, approvals, clearances, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the transactions contemplated by the Merger Agreement. TSIA has further agreed to take any steps necessary to eliminate any impediments under the HSR Act or any other antitrust law that is asserted by any governmental entity so as to enable the parties to consummate the Business Combination as soon as possible. TSIA and Latch filed

Notification and Report Forms with the Antitrust Division and the FTC on February 5, 2021, and the 30-day waiting period expired at 11:59 p.m., New York City time, on March 8, 2021. The regulatory approvals to which completion of the Business Combination are subject are described in more detail in the section of this proxy statement/prospectus entitled “Regulatory Approvals Required for the Business Combination” beginning on page 199.

Appraisal Rights (page 263)

Holders of TSIA common stock are not entitled to appraisal rights in connection with the Business Combination under Delaware law.

Conditions to the Business Combination (page 215)

Conditions to Each Party’s Obligations.

The respective obligations of each of TSIA, Latch and Merger Sub to complete the Business Combination are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

•	all applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the transactions contemplated by the Merger Agreement will have expired or been terminated;

•

there will not have been entered, enacted or promulgated any governmental order, statute, rule, regulation or governmental order enjoining or prohibiting the consummation of the transactions contemplated by the Merger Agreement;

•	the approval of Latch stockholders of the Business Combination Proposal will have been obtained;

•	the approval by TSIA stockholders of the Proposals will have been obtained;

•

the registration statement of which this proxy statement/prospectus forms a part will have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC;

•

the Sponsor Agreement, the Company Holders Support Agreement, the Registration Rights Agreement and the Subscription Agreements will be in full force and effect and will not have been rescinded by any of the parties thereto; and

•	TSIA will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

Conditions to Obligations of TSIA and Merger Sub. The obligation of TSIA and Merger Sub to complete the Business Combination is also subject to the satisfaction, or waiver by TSIA, of the following conditions:

•

each of the representations and warranties of Latch related to organization, good standing and qualification, corporate authority, approval and fairness, absence of certain changes since September 30, 2020 and brokers and finders must be true and correct as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and correct in all material respects as of such particular date or period of time);

•

the representation and warranty of Latch related to Latch’s capital structure must be true and correct as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and correct in all material respects as of such particular date or period of time) in all but de minimis respects;

•

all other representations and warranties of Latch must be true and correct as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and correct as of such particular date or period of time), except where any failures of any such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

•

each of the covenants of Latch to be performed or complied with as of or prior to the Closing must have been performed or complied with in all material respects; provided, that a covenant of Latch will only be deemed to have not been performed if Latch has failed to cure within twenty days after notice (or if earlier, the Outside Date);

•	the receipt of a certificate signed by an executive officer of Latch certifying as to the satisfaction of certain closing conditions; and

•

Latch must have delivered a counterpart of each of the Sponsor Agreement, the Company Holders Support Agreement, the Registration Rights Agreement and the Subscription Agreement to which Latch is a party to TSIA.

Conditions to Obligations of Latch. The obligation of Latch to complete the Business Combination is also subject to the satisfaction or waiver by Latch of the following conditions:

•

each of the representations and warranties of TSIA and Merger Sub related to organization, good standing and qualification, corporate authority and approval, absence of certain changes since TSIA’s incorporation and brokers and finders must be true and correct as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and correct in all material respects as of such particular date or period of time);

•

the representation and warranty of the TSIA and Merger Sub related to TSIA’s capital structure must be true and correct as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and correct in all material respects as of such particular date or period of time) in all but de minimis respects;

•

all other representations and warranties of TSIA and Merger Sub must be true and correct as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and correct as of such particular date or period of time), except where any failures of any such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on TSIA or prevent, materially delay or materially impair the ability of TSIA or Merger Sub to consummate the transactions contemplated by the Merger Agreement;

•

each of the covenants of TSIA and Merger Sub to be performed or complied with as of or prior to the Closing must have been performed or complied with in all material respects; provided, that a covenant of TSIA or Merger Sub will only be deemed to have not been performed if TSIA or Merger Sub has failed to cure within twenty days after notice (or if earlier, the Outside Date);

•	the TSIA Class A common stock to be issued in connection with the Business Combination must have been approved for listing on the NASDAQ upon official notice of issuance;

•	the receipt of a certificate signed by an executive officer of TSIA on behalf of TSIA and Merger Sub certifying as to the satisfaction of certain closing conditions;

•

TSIA must have cash at the Closing (including cash contained in the Trust Account, plus other cash and cash equivalents of TSIA, plus the cash proceeds anticipated from the Subscription Agreements, less the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of TSIA Class A common stock, to the extent not already paid) equal to or in excess of $150 million;

•	certain directors and executive officers of TSIA must have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time; and

•

TSIA must have delivered a counterpart of each of the Sponsor Agreement, the Company Holders Support Agreement, the Registration Rights Agreement and the Subscription Agreement to which TSIA is a party.

No Solicitation (page 210)

Latch. From the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, Latch will not, and will cause its representatives not to, (i) initiate any negotiations with any person with respect to, or provide any non-public information or data concerning Latch or any of its subsidiaries to any person relating to, an acquisition proposal or alternative transaction or afford to any person access to the business, properties, assets or personnel of Latch or any of its subsidiaries in connection with an acquisition proposal or alternative transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an acquisition proposal or alternative transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make an acquisition proposal or alternative transaction.

TSIA. In addition, through the Closing, TSIA has agreed not to take, nor permit any of its affiliates or representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement, letter of intent, memorandum of understanding or agreement in principle with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Latch, its stockholders and/or any of their affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination other than with Latch, its stockholders and their respective affiliates and representatives. TSIA has agreed to, and to cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date of the Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, a proposal for a business combination.

Termination (page 217)

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of the Merger Agreement by Latch’s stockholders or approval of the proposals required to effect the Business Combination by TSIA’s stockholders.

Mutual Termination Rights

The Merger Agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to Closing:

•	by written consent of Latch and TSIA;

•

by written notice from either Latch or TSIA to the other if the merger is not consummated by 5:00 p.m. (New York Time) on July 31, 2021 (the “Outside Date”); provided, that the right to terminate under this paragraph will not be available to any party that is in material breach of its obligations under the Merger Agreement in any manner that will have proximately contributed to the occurrence of the failure of a condition to the consummation of the Business Combination;

•

by written notice from either Latch or TSIA to the other if TSIA stockholder approval has not been obtained at the TSIA stockholders meeting or ay any adjournment or postponement thereof taken in accordance with the Merger Agreement; or

•

by written notice from either Latch or TSIA to the other if the consummation of the Business Combination is permanently restrained, enjoined or otherwise prohibited by the enactment, issuance, promulgation, enforcement or entry of the terms of a final, non-appealable governmental order or a statute, rule or regulation; provided, that the right to terminate under this paragraph will not be available to any party that is in material breach of its obligations under the Merger Agreement in any manner that will have proximately contributed to the enactment, issuance, promulgation, enforcement or entry of the terms of a final, non-appealable governmental order or a statute, rule or regulation; provided, further, that the governmental entity issuing such governmental order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby.

Latch Termination Rights

The Merger Agreement may be terminated at any time prior to the Closing, by written notice to TSIA from Latch if there is any breach of any representation, warranty, covenant or agreement on the part of TSIA set forth in the Merger Agreement, such that the conditions described in the first four bullet points under the heading “—Conditions to the Business Combination—Conditions to Obligations of Latch” would not be satisfied at the Closing (a “terminating TSIA breach”), except that, if any such terminating TSIA breach is curable by TSIA, within the earlier of (i) a period of 30 days after receipt by TSIA of notice from Latch of such breach or (ii) three business days prior to the Outside Date (collectively, the “TSIA cure period”), such termination will not be effective, and such termination will become effective only if the terminating TSIA breach is not cured within the TSIA cure period; provided, however, that the right to terminate the Merger Agreement under this paragraph will not be available to Latch if Latch has breached in any material respect its obligations set forth in the Merger Agreement in any manner that will have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

TSIA Termination Rights

The Merger Agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the closing:

•

(i) by written notice to Latch from TSIA if there is any breach of any representation, warranty, covenant or agreement on the part of Latch set forth in the Merger Agreement, such that the conditions described in the first four bullet points under the heading “—Conditions to the Business Combination— Conditions to Obligations of TSIA” would not be satisfied at the closing (a “terminating Latch breach”), except that, if any such terminating Latch breach is curable by Latch, within the earlier of (i) a period of 30 days after receipt by Latch of notice from TSIA of such breach or (ii) three business days prior to the Outside Date (collectively, the “Latch cure period”), such termination will not be effective, and such termination will become effective only if the terminating Latch breach is not cured within the Latch cure period; provided, however, that the right to terminate the Merger Agreement under this paragraph will not be available to TSIA if TSIA has breached in any material respect its obligations set forth in the Merger Agreement in any manner that will have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger; or

•

(ii) by written notice to Latch from TSIA if the Company Holders Support Agreement executed by holders of at least a majority of the voting power of all outstanding Latch stock will not have been delivered within two business days following the date of the Merger Agreement.

Effect of Termination

In the event of termination of the Merger Agreement and the abandonment of the Business Combination pursuant to the termination provisions set forth in the above section, the Merger Agreement will become void and of no effect with no liability to any person on the part of any party (or any of its representatives or affiliates); provided, however, and notwithstanding anything in the Merger Agreement to the contrary, (a) no such termination will relieve any party of any liability or damages to any other party resulting from any willful breach of the Merger Agreement and (b) certain provisions, including those relating to the Trust Account, will continue in effect notwithstanding the termination of the Merger Agreement.

None of the parties to the Merger Agreement is required to pay a termination fee or reimburse any other party for its expenses as a result of a termination of the Merger Agreement.

See “The Merger Agreement—Termination” beginning on page 217.

Other Agreements (page 220)

Sponsor Agreement

In connection with the execution of the Merger Agreement and pursuant to the terms of a Sponsor Agreement entered into among Latch, TSIA, the Sponsor and TSIA’s directors and officers, a copy of which is attached to this proxy statement/prospectus as Annex D, the Sponsor and TSIA’s directors and officers have agreed to vote any Public Shares and Founder Shares held by them in favor of each of the proposals presented at the Special Meeting. The Sponsor, TSIA’s directors and officers and their permitted transferees own at least 20% of TSIA’s outstanding common stock entitled to vote thereon. The quorum and voting thresholds at the Special Meeting and the Sponsor Agreement may make it more likely that TSIA will consummate the Business Combination. In addition, pursuant to the terms of the Sponsor Agreement, the Sponsor and TSIA’s directors and officers have agreed to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of a business combination, have agreed not to transfer any Public Shares and Founder Shares held by them for a certain period of time following the Business Combination, and have agreed to subject the Founder Shares held by Sponsor as of the Closing to certain time and performance-based vesting provisions. See “Other Agreements—Sponsor Agreement.”

Company Holders Support Agreement

In connection with the execution of the Merger Agreement, TSIA, Latch and certain stockholders of Latch (collectively, the “Supporting Latch Stockholders” and each, a “Supporting Latch Stockholder”) entered into the Company Holders Support Agreement, a copy of which is attached to this proxy statement/prospectus as Annex E. The Company Holders Support Agreement provides, among other things, each Supporting Latch Stockholder agreed to (i) vote at any meeting of the stockholders of Latch all of its Latch common stock and/or Latch preferred stock, as applicable (or any securities convertible into or exercisable or exchangeable for Latch common stock or Latch preferred stock), held of record or thereafter acquired in favor of the Transactions and the adoption of the Merger Agreement; (ii) appoint the chief executive officer of Latch as such stockholder’s proxy in the event such stockholder fails to fulfill its obligations under the Company Holders Support Agreement, (iii) be bound by certain other covenants and agreements related to the Merger and (iv) be bound by certain transfer restrictions with respect to Latch securities, in each case, on the terms and subject to the conditions set forth in the Company Holders Support Agreement. See “Other Agreements—Company Holders Support Agreement.”

Subscription Agreements

In connection with the execution of the Merger Agreement, TSIA entered into Subscription Agreements with the Subscribers in the form attached to this proxy statement/prospectus as Annex F, pursuant to which the Subscribers have agreed to purchase, and TSIA has agreed to sell the Subscribers, (i) an aggregate of 19,000,000 shares of Class A common stock, for a purchase price of $10.00 per share and at an aggregate purchase price of $190,000,000, plus (ii) a number of shares of TSIA Class A common stock at a purchase price of $10.00 per share, equal to the value necessary to fund the Cash Election Consideration. The Subscriptions are expected to close immediately prior to the closing of the Business Combination on the closing date. The consummation of the Subscriptions is contingent upon, among other customary closing conditions, the satisfaction or waiver of all conditions precedent to the closing of the Business Combination set forth in the Merger Agreement and the substantially concurrent consummation of the Business Combination. See “Other Agreements—Subscription Agreements.”

If the 19,000,000 shares of TSIA Class A common stock to be issued to the Subscribers simultaneously with the consummation of the Business Combination were currently outstanding, such shares would have an aggregate market value of $191,900,000 based upon the closing price of $10.10 per public share on the NASDAQ on May 6, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, TSIA and certain stockholders of Latch and TSIA will enter into an Amended and Restated Registration Rights Agreement, a copy of which is attached to this proxy statement/prospectus as Annex G (the “Registration Rights Agreement”), pursuant to which TSIA will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of TSIA Class A common stock and other equity securities of TSIA that are held by the parties thereto from time to time. See “Other Agreements—Registration Rights Agreement.”

Amended and Restated Bylaws

Pursuant to the terms of the Merger Agreement, in connection with the consummation of the Business Combination, TSIA will amend and restate its bylaws to be in the form attached to this proxy statement/prospectus as Annex C. Pursuant to the amended and restated bylaws, Latch stockholders will be subject to certain restrictions on transfer with respect to the shares of TSIA Class A common stock issued as part of the merger consideration including shares underlying Assumed Options (the “Lock-Up Shares”). Such restrictions begin at Closing and end on the date that is the earlier of (A) one year after the completion of the Business Combination and (B)(i) for 25% of the Lock-up Shares held by each Latch stockholder and their respective permitted transferees, the date on which the last reported sale price of Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 60 days after the Business Combination, (ii) for an additional 25% of the Lock-up Shares held by each Latch stockholder and their respective permitted transferees, the date on which the last reported sale price of Common Stock equals or exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, (iii) for an additional 25% of the Lock-up Shares held by each Latch stockholder and their respective permitted transferees, the date on which the last reported sale price of Common Stock equals or exceeds $16.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination and (iv) for an additional 25% of the Lock-up Shares held by each Latch stockholder and their respective permitted transferees, the date on which the last reported sale price of Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination.

Proposed Charter Amendment

Pursuant to the terms of the Merger Agreement, in connection with the consummation of the Business Combination, TSIA will amend the Existing Charter to (a) increase the number of authorized shares of TSIA’s capital stock, par value $0.0001 per share, from 277,500,000 shares, consisting of (i) 250,000,000 shares of the Class A common stock and 25,000,000 shares of the Class B common stock, and (ii) 2,500,000 shares of preferred stock, to 1,100,000,000 shares, consisting of (i) 1,000,000,000 shares of common stock and (ii) 100,000,000 shares of preferred stock, (b) eliminate certain provisions in our Charter relating to the Class B common stock, the initial business combination and other matters relating to TSIA’s status as a blank-check company that will no longer be applicable to us following the Closing, and (c) approve and adopt any other changes contained in the Proposed Charter, a copy of which is attached as Annex B to this proxy statement/prospectus. In addition, we will amend our Charter to change the name of the corporation to “Latch, Inc.”

For more information, see the section entitled “Proposal Number 2—The Charter Approval Proposal.”

TSIA NASDAQ Listing (page 211)

The TSIA Class A common stock is listed on NASDAQ under the symbol “TSIA.” Following the Business Combination, the Class A common stock of the Post-Combination Company (including the Class A common stock issuable in the Business Combination) will be listed on NASDAQ under the symbol “LTCH.”

Comparison of Stockholders’ Rights (page 231)

Following the Business Combination, the rights of Latch stockholders who become stockholders of the Post-Combination Company in the Business Combination will no longer be governed by Latch’s charter and Latch’s bylaws (“Latch’s bylaws”) and instead will be governed by the Proposed Charter and the Post-Combination Company’s bylaws (the “Post-Combination Company’s bylaws”). See “Comparison of Stockholders’ Rights” beginning on page 231.

Summary Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 24. Such risks include, but are not limited to:

Risks relating to Latch’s business and industry, including that:

•	We are an early-stage company with a history of losses. We have not been profitable historically and may not achieve or maintain profitability in the future.

•	Our rapid growth and the quickly changing markets in which we operate make it difficult to evaluate our current business and future prospects, which may increase the risk of investing in our stock.

•

If we are unable to develop new solutions, adapt to technological change, sell our software, services, and products into new markets or further penetrate existing markets, our revenue may not grow as expected.

•

If our security controls are breached or unauthorized or inadvertent access to customer information or other data or to control or view systems are otherwise obtained, our products, software or services may be perceived as insecure, our business may be harmed, and we may incur significant liabilities.

•

We operate in the emerging and evolving smart building technology industry, which may develop more slowly or differently than we expect. If the smart building technology industry does not grow as we expect, or if we cannot expand our platforms and solutions to meet the demands of this market, our revenue may decline, fail to grow or fail to grow at an accelerated rate, and we may incur operating losses.

•	We are in the process of expanding our international operations, which exposes us to significant risks.

•

The markets in which we participate could become competitive and many companies, including large technology companies, point solution providers such as traditional lock companies, and other managed service providers, may target the markets in which we do business, including the smart building technology industry. If we are unable to compete effectively with these potential competitors, our sales and profitability could be adversely affected.

•

Customers may choose to adopt point products that provide control of discrete functions rather than adopting our integrated LatchOS platform. If we are unable to increase market awareness of the benefits of our unified solutions, our revenue may not continue to grow, or it may decline.

•	If we are unable to acquire necessary intellectual property or adequately protect our intellectual property, we could be competitively disadvantaged.

•	Accusations of infringement of third-party intellectual property rights could materially and adversely affect our business.

•

We collect, store, process, and use personal information and other customer data, which subjects us to legal obligations and laws and regulations related to security and privacy, and any actual or perceived failure to meet those obligations could harm our business.

•	We rely on a limited number of suppliers, manufacturers, and logistics partners for our products. A loss of any of these partners could negatively affect our business.

•	Our smart building technology is subject to varying state and local regulations, which may be updated from time to time.

Risks relating to the Business Combination, including that:

•	Latch’s stockholders and TSIA’s stockholders will each have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

•

There can be no assurance that the Post-Combination Company’s common stock will be approved for listing on the NASDAQ or that the Post-Combination Company will be able to comply with the continued listing standards of the NASDAQ.

•

The market price of shares of the Post-Combination Company’s Class A common stock after the Business Combination may be affected by factors different from those currently affecting the prices of shares of TSIA Class A common stock.

•

TSIA has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the merger consideration is fair to its stockholders from a financial point of view.

•	If the Business Combination’s benefits do not meet the expectations of financial analysts, the market price of our common stock may decline.

•

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

•	TSIA directors and officers may have interests in the Business Combination different from the interests of TSIA stockholders.

•	Latch directors and officers may have interests in the Business Combination different from the interests of Latch stockholders.

•	Our Sponsor may have interests in the Business Combination different from the interests of TSIA stockholders.

•

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.

Risks relating to redemption, including that:

•	If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.

•

Our independent directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.

•

The ability of TSIA stockholders to exercise redemption rights with respect to a large number of shares could increase the probability that the Business Combination would be unsuccessful and that stockholders would have to wait for liquidation in order to redeem their stock.

•

Unlike some other blank check companies, TSIA does not have a specified maximum redemption threshold, except that in no event will we redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001. The absence of such a redemption threshold will make it easier for us to consummate the Business Combination even if a substantial number of our stockholders redeem.

Information about TSIA (page 108)

TS Innovation Acquisitions Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. The TSIA Class A common stock, units and public warrants are currently listed on NASDAQ under the symbols “TSIA”, “TSIAU” and “TSIAW,” respectively. The mailing address of TSIA’s principal executive office is Rockefeller Center, 45 Rockefeller Plaza, New York, New York 10111 and the telephone number of TSIA’s principal executive office is (212) 715-0300.

Information about Latch (page 132)

Latch is an enterprise technology company focused on revolutionizing the way people experience spaces by making spaces better places to live, work, and visit. Latch has created a full-building operating system, LatchOS, that addresses the essential needs of modern buildings by streamlining building operations, enhancing the resident experience, and enabling more efficient interactions with service providers. Latch is a privately-held Delaware corporation. The mailing address of Latch’s principal executive office is 508 West 26th Street, Suite 6G, New York, New York 10001 and the telephone number of Latch’s principal executive officer is (917) 338-3915.

Summary Historical Financial Data For TSIA

TSIA’s balance sheet data as of December 31, 2020 and statement of operations data for the period from September 18, 2020 (inception) through December 31, 2020 are derived from TSIA’s audited financial statements, included elsewhere in this proxy statement/prospectus. The selected historical financial information of TSIA as of December 31, 2020 and for the period from September 18, 2020 (inception) through December 31, 2020 was derived from the audited financial statements of TSIA included elsewhere in this proxy statement/prospectus. You should read the following summary financial information in conjunction with the sections titled “Selected Historical Financial Information of TSIA” and “TSIA Management’s Discussion and Analysis of Financial Condition and Results of Operations” and TSIA’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus.

We have neither engaged in any operations nor generated any revenue to date. Our only activities from inception through December 31, 2020 were organizational activities and those necessary to complete our initial public offering and identifying a target company for a business combination. We do not expect to generate any operating revenue until after the consummation of the Merger.

Period from September 18, 2020 (inception) through December 31, 2020 (As Restated)
Statement of Operations Data:
General and administrative expenses	$(900,030)

Other Income/(expense):
Change in fair value of warrant liabilities	(5,756,190)
Transaction costs	(736,407)
Interest earned on marketable securities held in Trust Account	2,255
Net loss	$(7,390,372)

Basic and diluted weighted average shares outstanding, Class B(1)	7,500,000

Basic and diluted net loss per share, Class B	$(0.99)

(1)

Excludes up to 1,125,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 3 to TSIA’s audited financial statements for further details on the calculation of net loss per share). On December 24, 2020, the over-allotment option expired without any exercise thereof and the 1,125,000 shares of Class B common stock were returned by the Sponsor to TSIA for no consideration and cancelled.

As of December 31, 2020 (As Restated)
Balance Sheet Data:
Total cash	$1,171,569
Total assets	301,800,505
Total liabilities	37,381,386
Class A common stock subject to possible redemption	259,419,110
Total stockholders’ equity	5,000,009

Summary Historical Financial Data For Latch

The following tables set forth Latch’s selected consolidated financial and other data. The following selected consolidated financial data for the years ended December 31, 2020 and 2019 and the selected consolidated balance sheet data as of December 31, 2020 and 2019 are derived from Latch’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

The data should be read together with “Latch’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in conjunction with the consolidated financial statements, related notes, and other financial information included elsewhere in this proxy statement/prospectus. Latch’s historical results are not necessarily indicative of the results to be expected in the future.

	Year Ended December 31,
(in thousands)	2020	2019
Consolidated Statement of Operations Data:
Total revenue	$18,061	$14,887
Total cost of revenue	20,239	17,297
Total operating expenses	59,619	47,293
Loss from operations	(61,797)	(49,703)
Other income (expense)	(4,189)	(473)
Loss before income taxes	(65,986)	(50,176)
Net loss	(65,994)	(50,226)

Earnings (loss) per common share:
Basic net loss per share	$(8.18)	$(6.86)
Diluted net loss per share	$(8.18)	$(6.86)

Weighted average shares outstanding:
Basic	8,069,009	7,317,824
Diluted	8,069,009	7,317,824

	December 31,
	2020	2019
Consolidated Balance Sheet Data:
Total assets	$89,609	$73,572
Current liabilities	11,857	7,679
Total liabilities	83,281	13,736
Redeemable convertible preferred stock	160,605	150,305
Accumulated deficit	(162,187)	(96,193)
Total stockholders’ deficit	(154,277)	(90,469)

	Year Ended December 31,
	2020	2019
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$(53,642)	$(47,625)
Investing activities	(5,468)	(3,766)
Financing activities	65,408	66,087

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Transactions (as defined in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” included in this proxy statement/prospectus). Under both the no redemptions and the maximum redemptions scenario, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, TSIA will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Latch issuing stock for the net assets of TSIA, accompanied by a recapitalization. The net assets of TSIA will be stated at historical cost, with no goodwill or other intangible assets recorded. The summary unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2020 gives effect to the Transactions as if they had occurred on January 1, 2020.

The summary pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information (the “pro forma financial statements”) of TSIA appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the pro forma financial statements. The pro forma financial statements are based upon, and should be read in conjunction with, the historical consolidated financial statements and related notes of TSIA and Latch for the applicable periods included in this proxy statement/prospectus.

The unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2020 combines the historical balance sheet of TSIA and the historical balance sheet of Latch on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on December 31, 2020. The unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2020 combines the historical statements of operations of TSIA and Latch for such periods on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented:

•	The merger of Merger Sub, the wholly owned subsidiary of TSIA, with and into Latch, with Latch as the surviving company;

•	The conversion of all outstanding Latch shares, warrants, convertible debt, and redeemable convertible preferred stock into Latch common stock that will roll over into the Post-Combination Company;

•	The rollover of Latch’s outstanding unvested options into options in the Post-Combination Company;

•	The conversion of all outstanding TSIA shares, preferred stock, and warrants into TSIA common stock that will roll over into the Post-Combination Company; and

•

The issuance of the Post-Combination Company’s shares to be distributed at $10 per share assuming no redemptions as follows: 100,000,000 shares to equityholders of Latch (on a fully diluted net exercise basis and assuming no cash in respect of Latch vested stock options are made), 30,000,000 shares (no shares assuming max redemptions) to current stockholders of TSIA, 19,000,000 to the Subscribers, 6,762,000 shares to the Sponsor, and 738,000 shares to the Sponsor, which are subject to certain vesting conditions including that the VWAP of the Post-Combination Company equals or exceeds $14.00 for any 20 trading days within a 30 trading day period on or prior to the five year anniversary of consummation of the Business Combination. The 738,000 shares subject to vesting will not be considered outstanding until vesting conditions are achieved.

The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what Latch’s and TSIA’s financial position or results of operations actually would have been had the Transactions been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of the Post-Combination Company.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below:

•	Assuming No Redemptions: This presentation assumes that no TSIA stockholders exercise redemption rights with respect to their Public Shares.

•

Assuming Maximum Redemptions: This presentation assumes that TSIA stockholders holding 30.0 million Public Shares, will exercise their redemption rights for $300.0 million of funds in TSIA’s trust account.

Furthermore, TSIA will only proceed with the Business Combination if it will have net tangible assets of at least $5,000,001 upon consummation of the Business Combination.

(in thousands, except share and per share information)	Assuming No Redemptions	Assuming Max Redemptions
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data Year Ended December 31, 2020
Revenues	$18,061	$18,061
Basic and diluted net loss per common share	$(0.45)	$(0.56)
Weighted average shares outstanding, basic and diluted	155,762,000	125,762,000

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data As of December 31, 2020
Total assets	$536,559	$236,557
Total liabilities	$40,586	$40,586
Total stockholders’ equity	$495,973	$195,971

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA COMBINED PER SHARE DATA OF TSIA AND LATCH

The following table sets forth selected historical comparative unit and share information for TSIA and Latch, respectively, and unaudited pro forma condensed combined per share information of TSIA after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•	Assuming No Redemptions: This presentation assumes that no TSIA stockholders exercise redemption rights with respect to their Public Shares.

•

Assuming Maximum Redemptions: This presentation assumes that TSIA stockholders holding 30.0 million Public Shares, will exercise their redemption rights for the $300.0 million of funds in the Trust Account.

The pro forma book value, weighted average shares outstanding, and net earnings per share information reflects the Business Combination, assuming the Post-Combination Company shares were outstanding since January 1, 2020.

This information is only a summary and should be read together with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the audited financial statements of TSIA and Latch and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited TSIA and Latch pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of TSIA and Latch would have been had the companies been combined during the period presented.

	Historical				Pro Forma Combined				Equivalent Pro Forma Combined
	Latch		TSIA (As Restated)(1)		Assuming No Redemptions		Assuming Maximum Redemptions		Assuming No Redemptions		Assuming Maximum Redemptions
As of and for the Year Ended December 31, 2020
Book value per share—basic and diluted	$(16.94	)(2)		$0.43	$3.18	(3)	$1.56	(3)	$2.84	(4)	$1.39	(4)
Weighted average shares outstanding—basic and diluted	8,069			—	155,762		125,762		155,762		125,762
Net loss per share—basic and diluted	$(8.18)		$	(—)	$(0.45)		$(0.56)		$(0.45)		$(0.56)
Cash dividends declared per share	—			—	—		—		—		—

(1)	TSIA values are presented as of December 31, 2020 and for the period from September 18, 2020 (inception) to December 31, 2020
(2)	Historical book value per share is equal to total stockholders’ equity divided by common stock shares outstanding
(3)	Pro forma book value per share is equal to pro forma total stockholders’ equity divided by pro forma common stock shares outstanding
(4)	Equivalent pro forma book value is equal to pro forma book value multiplied by the Exchange Ratio (0.8908)

MARKET PRICE AND DIVIDEND INFORMATION

TSIA

The TSIA Class A common stock, units and public warrants and are traded on the NASDAQ under the symbols TSIA, TSIAU and TSIAW, respectively.

The closing price of the Class A common stock, units and public warrants on January 22, 2021, the last trading day before announcement of the execution of the Merger Agreement, was $10.36, $11.32 and $2.15, respectively. As of                 , 2021, the TSIA Record Date, the most recent closing price for each Class A common stock, unit and public warrant was $                , $                and $                , respectively.

Holders of the Class A common stock, units and public warrants should obtain current market quotations for their securities. The market price of TSIA’s securities could vary at any time before the Business Combination.

Holders

As of                 , 2021, there were                holders of record of TSIA’s units,                holders of record of Class A common stock, five holders of record of Class B common stock and                holder of record of public warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, Public Shares and public warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

TSIA has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Post-Combination Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Post-Combination Company’s board of directors at such time. The Post-Combination Company’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.

Latch

Historical market price for Latch’s capital stock is not provided because there is no public market for Latch’s capital stock. See “Latch’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of TSIA and Latch. These statements are based on the beliefs and assumptions of the management of TSIA and Latch. Although TSIA and Latch believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither TSIA nor Latch can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “projects”, “forecasts”, “may”, “might”, “will”, “should”, “seeks”, “plans”, “scheduled”, “possible”, “anticipates” or “intends” or similar expressions. Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about the ability of TSIA and Latch prior to the Business Combination, and the Post-Combination Company following the Business Combination, to:

•	execute its business strategy, including monetization of services provided and expansions in and into existing and new lines of business;

•	anticipate the uncertainties inherent in the development of new business lines and business strategies;

•	meet the closing conditions to the Business Combination and Subscriptions, including approval by stockholders of TSIA and Latch on the expected terms and schedule;

•	realize the benefits expected from the proposed Business Combination;

•	continue to develop new products and innovations to meet constantly evolving customer demands;

•	accelerate adoption of our products in homes and apartments;

•	acquire or make investments in other businesses, patents, technologies, products or services to grow the business;

•	increase brand awareness;

•	develop, design, and sell services that are differentiated from those of competitors;

•	anticipate the impact of the coronavirus disease 2019 (“COVID-19”) pandemic and its effect on business and financial conditions;

•	manage risks associated with operational changes in response to the COVID-19 pandemic;

•	retain and hire necessary employees;

•	attract, train and retain effective officers, key employees or directors;

•	enhance future operating and financial results;

•	comply with laws and regulations applicable to its business;

•	stay abreast of modified or new laws and regulations applying to its business, including copyright and privacy regulation;

•	anticipate the impact of, and response to, new accounting standards;

•	respond to fluctuations in foreign currency exchange rates and political unrest and regulatory changes in international markets from various events;

•	anticipate the significance and timing of contractual obligations;

•	maintain key strategic relationships with partners and distributors;

•	respond to uncertainties associated with product and service development and market acceptance;

•	successfully defend litigation;

•	upgrade and maintain information technology systems;

•	access, collect and use personal data about consumers;

•	acquire and protect intellectual property;

•	anticipate rapid technological changes;

•	meet future liquidity requirements and comply with restrictive covenants related to long-term indebtedness;

•

maintain the listing on, or the delisting of TSIA’s or the Post Combination Company’s securities from, NASDAQ or an inability to have our securities listed on the NASDAQ or another national securities exchange following the Business Combination;

•	effectively respond to general economic and business conditions;

•	obtain additional capital, including use of the debt market; and

•	successfully deploy the proceeds from the Business Combination.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, in addition to those discussed under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus, could affect the future results of TSIA and Latch prior to the Business Combination, and the Post-Combination Company following the Business Combination, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this proxy statement/prospectus:

•	any delay in closing of the Business Combination or Subscriptions;

•	risks related to disruption of management’s time from ongoing business operations due to the proposed transactions;

•	litigation, complaints, product liability claims and/or adverse publicity;

•	privacy and data protection laws, privacy or data breaches, or the loss of data;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability;

•	the impact of the COVID-19 pandemic on the financial condition and results of operations of TSIA and Latch; and

•	any defects in new products or enhancements to existing products.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of TSIA and Latch prior to the Business Combination, and the Post-Combination Company following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can TSIA or Latch assess the impact of all such risk factors on the business of TSIA and Latch prior to the Business Combination, and the Post-Combination Company following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to TSIA or Latch or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. TSIA and Latch prior to the Business Combination, and the Post-Combination Company following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements of belief and similar statements reflect the beliefs and opinions of TSIA or Latch, as applicable, on the relevant subject. These statements are based upon information available to TSIA or Latch, as applicable, as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that TSIA or Latch, as applicable, has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements”, you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. In this section “we,” “us” and “our” refer to Latch prior to the Business Combination and to the Post-Combination Company following the Business Combination.

Risks Related to Latch’s Business and Industry

We are an early-stage company with a history of losses. We have not been profitable historically and may not achieve or maintain profitability in the future.

We experienced net losses in each year since inception, including a net loss of $50.3 million for 2019. We believe we will continue to incur operating losses and negative cash flow in the near-term as we continue to invest significantly in our business, in particular to enhance and develop new LatchOS modules, services, and products to position us for future growth. Additionally, we have incurred substantial losses and expended significant resources upfront to market, promote and sell our solutions and products and expect to continue to do so in the future. We also expect to continue to invest for future growth, including for customer acquisition, technology infrastructure, services development, international expansion, and expansion into new verticals. In addition, as a public company, we will incur significant accounting, legal, and other expenses.

We expect to continue to incur losses for at least the foreseeable future and will have to generate and sustain increased revenues to achieve future profitability. Achieving profitability will require us to increase revenues, manage our cost structure, and avoid significant liabilities. Revenue growth may slow, revenues may decline, or we may incur significant losses in the future for a number of possible reasons, including general macroeconomic conditions, increasing competition (including competitive pricing pressures), a decrease in the growth of the markets in which we compete, or if we fail for any reason to continue to capitalize on growth opportunities. Additionally, we may encounter unforeseen operating expenses, difficulties, complications, delays, service delivery, and quality problems and other unknown factors that may result in losses in future periods. If these losses exceed our expectations or our revenue growth expectations are not met in future periods, our financial performance will be harmed and our stock price could be volatile or decline.

Our operating results and financial condition may fluctuate from period to period.

Our operating results and financial condition fluctuate from quarter-to-quarter and year-to-year and are likely to continue to vary due to a number of factors, many of which will not be within our control. Both our business and the smart building technology industry are changing and evolving rapidly, and our historical operating results may not be useful in predicting our future operating results. If our operating results do not meet the guidance that we provide to the marketplace or the expectations of securities analysts or investors, the market price of our common stock will likely decline. Fluctuations in our operating results and financial condition may be due to a number of factors, including:

•	the portion of our revenue attributable to software-as-a-service, or SaaS, versus hardware and other sales;

•	fluctuations in demand, including due to seasonality, for our platform and solutions;

•	changes in pricing by us in response to competitive pricing actions;

•	the ability of our hardware vendors to continue to manufacture high-quality products and to supply sufficient products to meet our demands;

•	the timing and success of introductions of new solutions, products or upgrades by us or our competitors;

•	changes in our business and pricing policies or those of our competitors;

•	the ability to accurately forecast revenue;

•	our ability to control costs, including our operating expenses and the costs of the hardware we purchase;

•	competition, including entry into the industry by new competitors and new offerings by existing competitors;

•	our ability to successfully manage any future acquisitions and integrations of businesses;

•	issues related to introductions of new or improved products such as shortages of prior generation products or short-term decreased demand for next generation products;

•	the amount and timing of expenditures, including those related to expanding our operations, increasing research and development, introducing new solutions or paying litigation expenses;

•	the ability to effectively manage growth within existing and new markets domestically and abroad;

•	changes in the payment terms for our platform and solutions;

•	the strength of regional, national and global economies;

•	changes in the fair values of our financial instruments (including certain warrants assumed in connection with the Business Combination); and

•	the impact of natural disasters or manmade problems such as terrorism.

Due to the foregoing factors, and the other risks discussed in this proxy statement/prospectus, you should not rely on quarter-over-quarter and year-over-year comparisons of our operating results as an indicator of our future performance.

Our rapid growth and the quickly changing markets in which we operate make it difficult to evaluate our current business and future prospects, which may increase the risk of investing in our stock.

We have grown rapidly since 2017 when we introduced our smart building technology. We have encountered and expect to continue to encounter risks and uncertainties frequently experienced by growing companies in rapidly changing markets. If our assumptions regarding these uncertainties are incorrect or change in reaction to changes in our markets, or if we do not manage or address these risks successfully, our results of operations could differ materially from our expectations, and our business could suffer.

Growth may place significant demands on our management and our operational and financial infrastructure and require us to commit substantial financial, operational and technical resources to attract, service, and retain an increasing number of customers. If we are unable to hire, retain, manage and motivate our employees, we may not be able to grow effectively and our business, results of operations and financial condition could be adversely affected.

We have recently experienced substantial growth in our business. This growth has placed and may continue to place significant demands on our management, and our operational and financial infrastructure. As our operations grow in size, scope, and complexity, we will need to increase our sales and marketing efforts and add additional sales and marketing personnel and senior management in various regions worldwide and improve and upgrade our systems and infrastructure to attract, service, and retain an increasing number of customers. For example, we plan to explore opportunities for international expansion and extend our offerings to current customers by introducing new software, services and products. The expansion of our systems and infrastructure will require us to commit substantial financial, operational, and technical resources in advance of an increase in the volume of business, with no assurance that the volume of business will increase. Any such additional capital investments will increase our cost base.

Continued growth could also strain our ability to maintain reliable service levels for our customers, develop and improve our operational, financial and management controls, enhance our billing and reporting systems and procedures and recruit, train and retain highly skilled personnel. Competition for highly skilled personnel is often intense, especially in New York City and San Francisco, where we have a substantial presence and need for highly skilled personnel. We may not be successful in attracting, integrating, or retaining qualified personnel to fulfill our current or future needs, including, but not limited to, senior management, engineers, designers, product managers, operations, logistics, and supply chain personnel. We have from time to time experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. The loss of services of senior management or other key employees could significantly delay or prevent the achievement of our development and strategic objectives. In particular, we depend to a considerable degree on the vision, skills, experience, and effort of our co-founder, Chairman, and Chief Executive Officer, Luke Schoenfelder. The replacement of senior management or other key personnel would likely involve significant time and costs, and such loss could significantly delay or prevent the achievement of our business objectives and future growth.

In addition, our existing systems, processes, and controls may not prevent or detect all errors, omissions, or fraud. We may also experience difficulties in managing improvements to our systems, processes, and controls or in connection with third-party software licensed to help us with such improvements. Any future growth, particularly any additional international expansion, would add complexity to our organization and require effective communication and coordination throughout our organization. Additionally, our productivity and the quality of our solutions and services may be adversely affected if we do not integrate and train our new employees quickly and effectively. If we fail to achieve the necessary level of efficiency in our organization as we grow, our business, results of operations and financial condition could be materially and adversely affected.

Our future operating results will rely in part upon the successful execution of our strategic partnerships, which may not be successful. If these companies choose not to partner with us, our business and results of operations may be harmed.

A strategic partnership between two independent businesses is a complex, costly, and time-consuming process that will require significant management attention and resources. Realizing the benefits of our strategic partnerships, particularly our relationships with Google Nest, Honeywell, ecobee, Jasco, Leviton and Sonos, among others, will depend in part on our ability to work with our strategic partners to develop, integrate, market and sell co-branded solutions. In particular, working with major technology platforms and their products and services may take an extended period of time to deliver. Setting up and maintaining the operations and processes necessary for these strategic partnerships may cause us to incur significant costs, disrupt our business and, if implemented ineffectively, would limit the expected benefits to us. In addition, the process of bringing third-party solutions to market may take longer than anticipated, which could negate or reduce our anticipated benefits and revenue opportunities, and it may be necessary in the future to renegotiate agreements relating to various aspects of these solutions or other third-party solutions. The failure to successfully and timely implement and operate our strategic partnerships could harm our ability to realize the anticipated benefits of these partnerships and could adversely affect our business, financial condition, cash flows and results of operations. In addition, if these third-party solution providers choose not to partner with us, choose to integrate their solutions with our competitors’ platforms, or are unable or unwilling to update their solutions, our business, financial condition, cash flows and results of operations could be harmed.

If our security controls are breached or unauthorized or inadvertent access to customer information or other data or to control or view systems are otherwise obtained, our products, software or services may be perceived as insecure, our business may be harmed, and we may incur significant liabilities.

Use of our solutions involves the storage, transmission and processing of personal, payment, credit and other confidential and private information of our customers, and may in certain cases permit access to our customers’ homes or property or help secure them. We also maintain and process confidential and proprietary information in our business, including our employees’ and contractors’ personal information and confidential business information. We rely on proprietary and commercially available systems, software, tools and monitoring to protect against unauthorized use or access of the information we process and maintain. Our services and the networks and information systems we utilize in our business are at risk for breaches as a result of third-party action, employee or partner error, malfeasance, or other factors.

Criminals and other nefarious actors are using increasingly sophisticated methods, including cyber-attacks, phishing, social engineering and other illicit acts to capture, access, or alter various types of information, to engage in illegal activities such as fraud and identity theft, and to expose and exploit potential security and privacy vulnerabilities in corporate systems and websites. Unauthorized intrusion into the portions of our systems and networks and data storage devices that process and store customer confidential and private information, the loss of such information or the deployment of malware or other harmful code to our services or our networks or systems may result in negative consequences, including the actual or alleged malfunction of our products, software or services. In addition, third parties, including our partners, could also be sources of security risks to us in the event of a failure of their own security systems and infrastructure. The threats we and our partners face continue to evolve and are difficult to predict due to advances in computer capabilities, new discoveries in the field of cryptography and new and sophisticated methods used by criminals. There can be no assurances that our defensive measures will prevent cyber-attacks or that we will discover network or system intrusions or other breaches on a timely basis or at all. We cannot be certain that we will not suffer a compromise or breach of the technology protecting the systems or networks that house or access our software, services and products or on which we or our partners process or store personal information or other sensitive information or data, or that any such incident will not be believed or reported to have occurred. Any such actual or perceived compromises or breaches to systems, or unauthorized access to our customers’ data, products, software or services, or acquisition or loss of, data, whether suffered by us, our partners or other third parties, whether as a result of employee error or malfeasance or otherwise, could harm our business. They could, for example, cause interruptions in operations, loss of data, loss of confidence in our services, software and products and damage to our reputation, and could limit the adoption of our software, services and products. They could also subject us to costs, regulatory investigations and orders, litigation, contract damages, indemnity demands and other liabilities and materially and adversely affect our customer base, sales, revenues and profits. Any of these could, in turn, have a material adverse impact on our business, financial condition, cash flows or results of operations.

If such an event results in unauthorized access to or loss of any data subject to data privacy and security laws and regulations, then we could be subject to substantial fines by U.S. federal and state authorities, foreign data privacy authorities around the world and private claims by companies or individuals. A cyber-attack may cause additional costs, such as investigative and remediation costs, and the costs of providing individuals and/or data owners with notice of the breach, legal fees, and the costs of any additional fraud detection activities required by law, a court or a third-party. Additionally, some of our customer contracts require us to indemnify customers from damages they may incur as a result of a breach of our systems. There can be no assurance that the limitation of liability provisions in our contracts for a security breach would be enforceable or would otherwise protect us from any such liabilities or damages with respect to any particular claim.

Further, if a high profile security breach occurs with respect to another provider of smart building solutions, our customers and potential customers may lose trust in the security of our services or in the smart building technology industry generally, which could adversely impact our ability to retain existing customers or attract new ones. Even in the absence of any security breach, customer concerns about security, privacy or data protection may deter them from using our software, services and products.

Our insurance policies covering errors and omissions and certain security and privacy damages and claim expenses may not be sufficient to compensate for all potential liability. Although we maintain cyber liability insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all.

Our new integrated direct selling and deployment strategy may subject us to additional risks.

Historically, our channel partners have contracted with building owners to own the full scope of installation and service of our smart access products. However, we are in the process of developing a new integrated direct selling and deployment strategy targeted at our larger enterprise accounts in which Latch owns directly the full scope of installation and service of our products with the building. This new strategy may involve significant risks and uncertainties, including distraction of management from other business operations, significant research and development costs and time, sales and marketing, and other resources to be dedicated to the new strategy at the expense of time dedicated to our other business operations, generation of insufficient revenue to offset expenses associated with the new strategy, inadequate return of capital, increased exposure to liability for improper installation, and other risks that we may not have adequately anticipated. Because new strategies and initiatives are inherently risky, our new integrated direct selling and deployment strategy may not be successful and could materially adversely affect our business, results of operations and financial condition.

We may be unable to attract new customers and maintain customer satisfaction with current customers, which could have an adverse effect on our business and rate of growth.

We have experienced significant customer growth over the past several years. Our continued business and revenue growth is dependent on our ability to continuously attract and retain customers, and we cannot be sure that we will be successful in these efforts, or that customer retention levels will not materially decline. There are a number of factors that could lead to a decline in customer levels or that could prevent us from increasing our customer levels, including:

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our failure to introduce new features, products, or services that customers find engaging or our introduction of new products or services, or changes to existing products and services that are not favorably received;

•	harm to our brand and reputation;

•	pricing and perceived value of our offerings;

•	our inability to deliver quality products, software, and services;

•	our customers engaging with competitive software, services and products;

•	technical or other problems preventing customers from using our software, services and products in a rapid and reliable manner or otherwise affecting the customer experience;

•	deterioration of the real estate industry, including declining levels of new construction of multi-family and single family rental buildings and reduced spending in the real estate industry;

•	unsatisfactory experiences with the delivery, installation, or service of our products; and

•	deteriorating general economic conditions or a change in consumer spending preferences or buying trends.

Additionally, further expansion into international markets such as Germany, France, and the United Kingdom will create new challenges in attracting and retaining customers that we may not successfully address. As a result of these factors, we cannot be sure that our customer levels will be adequate to maintain or permit the expansion of our operations. A decline in customer levels could have an adverse effect on our business, financial condition, and operating results.

We rely on certain third-party providers of licensed software and services that are important to the operations of our business.

Certain aspects of the operation of our business depend on third-party software and service providers. We rely on certain software technology that we license from third parties and use in our software, services and products to perform key functions and provide critical functionality. With regard to licensed software technology, we are, to a certain extent, dependent upon the ability of third parties to maintain, enhance or develop their software and services on a timely and cost-effective basis, to meet industry technological standards and innovations to deliver software and services that are free of defects or security vulnerabilities, and to ensure their software and services are free from disruptions or interruptions. Further, these third-party services and software licenses may not always be available to us on commercially reasonable terms or at all.

If our agreements with third-party software or services vendors are not renewed or the third-party software or services become obsolete, fail to function properly, are incompatible with future versions of our products or services, are defective or otherwise fail to address our needs, there is no assurance that we would be able to replace the functionality provided by the third-party software or services with software or services from alternative providers. Furthermore, even if we obtain licenses to alternative software or services that provide the functionality we need, we may be required to replace hardware installed at our customers’ apartment buildings or homes to affect our integration of or migration to alternative software products. Any of these factors could have a material adverse effect on our financial condition, cash flows or results of operations.

We rely on our channel partner network to acquire additional LatchOS subscribers and the inability of our channel partners to attract, retain, support, or cover installations, or the loss of key channel partners, could adversely affect our operating results.

A portion of our revenue is generated by sales through our channel partners as they act as our outsourced sales force of Latch’s hardware and often carry out installation and service at customer buildings. We provide our channel partners with specific training and programs to assist them in selling our software, services and products, but there can be no assurance that these steps will be effective. In addition, our channel partners may be unsuccessful in marketing, selling and supporting our software, services and products. If we are unable to develop and maintain effective sales incentive programs for our channel partners, we may not be able to incentivize these partners to sell our products to customers. In the future, these partners may also market, sell, and support products and services that are competitive with ours and may devote more resources to the marketing, sales and support of such competitive products. We cannot assure you that we will retain these channel partners or that we will be able to secure additional or replacement channel partners. The loss of one or more of our significant channel partners or a decline in the number or size of orders from any of them could harm our results of operations. In addition, any new channel partner requires training and may take several weeks or more to achieve productivity. Our channel partner sales structure could subject us to lawsuits, potential liability and reputational harm if, for example, any of our channel partners misrepresents the functionality of our software, services, or products to customers or violates laws or our corporate policies. If we fail to effectively manage our existing sales channels, if our channel partners are unsuccessful in fulfilling the orders for our products, or if we are unable to enter into arrangements with, and retain a sufficient number of, high quality channel partners in each of the regions in which we sell products and services and keep them motivated to sell our products, our ability to sell our products and results of operations will be harmed.

Potential customer turnover in the future, or costs we incur to retain and upsell our customers, could materially and adversely affect our financial performance.

Our customers have no obligation to renew their contracts for our software services after the expiration of the initial term, which on average is more than six years. In the event that these customers do renew their contracts, they may choose to renew for fewer units, shorter contract lengths, or for less expensive subscriptions. We cannot predict the renewal rates for customers that have entered into software contracts with us.

Customer turnover, as well as reductions in the number of units for which a customer subscribes, each could have a significant impact on our results of operations, as does the cost we incur in our efforts to retain our customers and encourage them to upgrade their services and increase the number of their units that use our software, services, and products. Our turnover rate could increase in the future if customers are not satisfied with our software, services, and products, the value proposition of our services or our ability to otherwise meet their needs and expectations. Turnover and reductions in the number of booked units may also increase due to factors beyond our control, including the failure or unwillingness of customers to pay for our software, services, and products due to financial constraints and the impact of a slowing economy. There is no guarantee that the number of booked units will convert into actual deliveries, or will convert into deliveries within the timeframe we anticipate. If a significant number of customers terminate, reduce, or fail to renew their software contracts, or if a number of booked units do not convert to deliveries, we may be required to incur significantly higher marketing expenditures than we currently anticipate in order to increase the number of new customers or to upsell existing customers, and such additional marketing expenditures could harm our business and results of operations.

Our future success also depends in part on our ability to sell additional functionalities to our current customers and to sell into our customers’ future projects. This may require increasingly sophisticated and more costly sales efforts, technologies, tools and a longer sales cycle. Any increase in the costs necessary to upgrade, expand and retain existing customers could materially and adversely affect our financial performance. If our efforts to convince customers to add units and, in the future, to purchase additional functionalities are not successful, our business may suffer. In addition, such increased costs could cause us to increase our rates, which could increase our turnover rate.

If we are unable to develop new solutions, adapt to technological change, sell our software, services and products into new markets or further penetrate our existing markets, our revenue may not grow as expected.

Our ability to increase sales will depend, in large part, on our ability to enhance and improve our platforms, software, services, and products, introduce new software, services, and products in a timely manner, sell into new markets and further penetrate our existing markets. The success of any enhancement or new platform, software, services and products depends on several factors, including the timely completion, introduction and market acceptance of enhanced or new software, services and products, the ability to maintain and develop relationships with partners and vendors, the ability to attract, retain and effectively train sales and marketing personnel, the effectiveness of our marketing programs, and the ability of our software, services, and products to maintain compatibility with a wide range of connected devices. Any new product or service we develop or acquire may not be introduced in a timely or cost-effective manner, and may not achieve the broad market acceptance necessary to generate significant revenue. Any new markets into which we attempt to sell our software, services and products, including new vertical markets (e.g., commercial office) and new countries or regions, may not be receptive. Our ability to further penetrate our existing markets depends on the quality, availability and reliability of our software, services and products and our ability to design our software, services and products to meet customer demand. Similarly, if any of our potential competitors implement new technologies before we are able to implement ours, those competitors may be able to provide more effective products, possibly at lower prices. Any delay or failure in the introduction of new or enhanced solutions could harm our business, financial condition, cash flows and results of operations.

We operate in the emerging and evolving smart building technology industry, which may develop more slowly or differently than we expect. If the smart building technology industry does not grow as we expect, or if we cannot expand our platforms and solutions to meet the demands of this market, our revenue may decline, fail to grow or fail to grow at an accelerated rate, and we may incur operating losses.

The market for integrated smart building solutions, such as home automation, security monitoring, video monitoring, energy management and building services, are in an early stage of development, and it is uncertain how rapidly or how consistently this market will develop and the degree to which our platforms and solutions will be accepted into the markets in which we operate. Some customers may be reluctant or unwilling to use our platforms and solutions for a number of reasons, including satisfaction with traditional solutions, concerns about additional costs, concerns about data privacy, and lack of awareness of the benefits of our platforms and solutions. Our ability to expand the sales of our platforms and solutions into new markets depends on several factors, including the reputation and recognition of our platforms and solutions, the timely completion, introduction and market acceptance of our platforms and solutions, the ability to attract, retain and effectively train sales and marketing personnel, the ability to develop relationships with service providers, the effectiveness of our marketing programs, the costs of our platforms and solutions and the success of our competitors. If we are unsuccessful in developing and marketing our platforms and solutions into new markets, or if customers do not perceive or value the benefits of our platforms and solutions, the market for our platforms and solutions might not continue to develop or might develop more slowly than we expect, either of which would harm our revenue and growth prospects.

We are in the process of expanding our international operations, which exposes us to significant risks.

We currently have operations in the United States and Canada and are planning to expand our international operations to Germany, France, and the United Kingdom, and may further grow our international presence in the future. The future success of our business will depend, in part, on our ability to expand our operations and customer base worldwide. Operating in international markets requires significant resources and management attention and will subject us to regulatory, economic, and political risks that are different from those in the U.S. Due to our limited experience with international operations and developing and managing sales and distribution channels in international markets, our international expansion efforts may not be successful. In addition, we will face risks in doing business internationally that could materially and adversely affect our business, including:

•	our ability to comply with differing and evolving technical and environmental standards, telecommunications regulations, building and fire codes, and certification requirements outside the U.S.;

•	difficulties and costs associated with staffing and managing foreign operations;

•	our ability to effectively price our products and subscriptions in competitive international markets;

•	potentially greater difficulty collecting accounts receivable and longer payment cycles;

•	the need to adapt and localize our products and subscriptions for specific countries;

•	the need to offer customer care in various native languages;

•	reliance on third parties over which we have limited control;

•	availability of reliable network connectivity in targeted areas for expansion;

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lower levels of adoption of credit or debit card usage for Internet related purchases by foreign customers and compliance with various foreign regulations related to credit or debit card processing and data protection requirements;

•	difficulties in understanding and complying with local laws, regulations, and customs in foreign jurisdictions;

•	restrictions on travel to or from countries in which we operate or inability to access certain areas;

•	export controls and economic sanctions;

•	changes in diplomatic and trade relationships, including tariffs and other non-tariff barriers, such as quotas and local content rules;

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U.S. government trade restrictions, including those which may impose restrictions, including prohibitions, on the exportation, re-exportation, sale, shipment or other transfer of programming, technology, components, and/or services to foreign persons;

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our ability to comply with different and evolving laws, rules, and regulations, including the European Union General Data Protection Regulation (the “GDPR”) and other data privacy and data protection laws, rules and regulations;

•	compliance with various anti-bribery and anti-corruption laws such as the Foreign Corrupt Practices Act and U.K. Bribery Act of 2010;

•	more limited protection for intellectual property rights in some countries;

•	adverse tax consequences;

•	fluctuations in currency exchange rates;

•	exchange control regulations, which might restrict or prohibit our conversion of other currencies into U.S. Dollars;

•	restrictions on the transfer of funds;

•	new and different sources of competition;

•	political and economic instability created by the U.K.’s departure from the EU (“Brexit”);

•	deterioration of political relations between the U.S. and other countries in which we may operate; or

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political or social unrest, economic instability, conflict or war in such countries, or sanctions implemented by the U.S. against countries in which we operate, all of which could have a material adverse effect on our operations.

We have limited experience with international regulatory environments and market practices and may not be able to penetrate or successfully operate in the markets we choose to enter. In addition, we may incur significant expenses as a result of our international expansion, and we may not be successful. We may face limited brand recognition in certain parts of the world that could lead to non-acceptance or delayed acceptance of our software, services, and products by customers in new markets. Our failure to successfully manage these risks could harm our international operations and have an adverse effect on our business, financial condition, and operating results.

The markets in which we participate could become competitive and many companies, including large technology companies, point solution providers such as traditional lock companies, and other managed service providers, may target the markets in which we do business, including the smart building technology industry. If we are unable to compete effectively with these potential competitors, our sales and profitability could be adversely affected.

The smart building technology industry in which we participate may become competitive and competition may intensify in the future.

Our ability to compete depends on a number of factors, including:

•	our platforms’ and solutions’ functionality, performance, ease of use, reliability, availability, and cost effectiveness relative to that of our competitors’ products;

•	our success in utilizing new and proprietary technologies to offer solutions and features previously not available in the marketplace;

•	our success in identifying new markets, applications and technologies;

•	our ability to attract and retain partners;

•	our name recognition and reputation;

•	our ability to recruit software engineers and sales and marketing personnel; and

•	our ability to protect our intellectual property.

Customers may prefer to purchase from their existing suppliers rather than a new supplier regardless of product performance or features. In the event a customer decides to evaluate a smart building solution, the customer may be more inclined to select one of our competitors if such competitor’s product offerings are broader or at a better price point than those that we offer.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain senior management and qualified board members.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, the listing requirements of the securities exchange on which our common stock will be traded and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and results of operations. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and results of operations. Although we have already hired additional employees to comply with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. Our failure to comply with these laws, regulations and standards could materially and adversely affect our business and results of operations.

However, for as long as the Post-Combination Company remains an “emerging growth company” as defined in the JOBS Act, the Post-Combination Company will take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, exemption from the requirement to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We will take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

We will cease to be an “emerging growth company” upon the earliest of (i) the first fiscal year following the fifth anniversary of the TSIA IPO, (ii) the first fiscal year after the Post-Combination Company’s annual gross revenues are $1.07 billion or more, (iii) the date on which the Post-Combination Company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities or (iv) as of the end of any fiscal year in which the market value of the Post-Combination Company’s common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in this proxy statement/prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in more litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be materially and adversely affected, even if the claims do not result in litigation or are resolved in our favor. These claims, and the time and resources necessary to resolve them, could divert the resources of our management and materially and adversely affect our business and results of operations.

As a private company, we have not been required to document and test our internal controls over financial reporting nor has our management been required to certify the effectiveness of our internal controls and our auditors have not been required to opine on the effectiveness of our internal control over financial reporting. We have identified material weaknesses in our internal control over financial reporting which, if not corrected, could affect the reliability of our consolidated financial statements and have other adverse consequences.

A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the financial statements would not be prevented or detected on a timely basis.

Latch has identified material weaknesses in its internal control over financial reporting that Latch is currently working to remediate, which relate to: (a) Latch’s general segregation of duties, including the review and approval of journal entries; (b) the lack of a formalized risk assessment process; and (c) selection and development of control activities, including over information technology.

Latch’s management has concluded that these material weaknesses in Latch’s internal control over financial reporting are due to the fact that Latch is a private company with limited resources and does not have the necessary business processes and related internal controls formally designed and implemented coupled with the appropriate resources with the appropriate level of experience and technical expertise to oversee Latch’s business processes and controls.

Latch’s management is in the process of developing a remediation plan. The material weaknesses will be considered remediated when Latch’s management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. Latch’s management will monitor the effectiveness of its remediation plans and will make changes management determines to be appropriate.

If not remediated, these material weaknesses could result in material misstatements to Latch’s annual or interim consolidated financial statements that might not be prevented or detected on a timely basis, or in delayed filing of required periodic reports.

On April 12, 2021, the Staff of the SEC issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Following issuance of the SEC Statement, on April 29, 2021, TSIA concluded that it was appropriate to restate our previously issued audited financial statements as of and for the period ended December 31, 2020, and as part of such process, TSIA identified a material weakness in its internal controls over financial reporting. As the accounting acquirer in the Business Combination, we will have to address any unremediated material weakness in internal controls over the financial reporting at TSIA, including this material weakness with respect to accounting for TSIA’s warrants. See “Risks Related to the Business Combination - We have identified a material weakness in our internal control over financial reporting as of December 31, 2020. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.”

If Latch is unable to assert that its internal control over financial reporting is effective, or when required in the future after the consummation of the Business Combination, if our Independent Registered Public Accounting Firm is unable to express an unqualified opinion as to the effectiveness of the internal control over financial reporting, investors may lose confidence in the accuracy and completeness of the Company’s financial reports, the market price of the Post-Combination Company common stock could be adversely affected and the Post-Combination Company could become subject to litigation or investigations by the NASDAQ, the SEC, or other regulatory authorities, which could require additional financial and management resources.

We may expand through acquisitions of, or investments in, other companies, each of which may divert our management’s attention, result in additional dilution to our stockholders, increase expenses, disrupt our operations and harm our results of operations.

Our business strategy may, from time to time, include acquiring or investing in complementary services, technologies or businesses. We cannot assure you that we will successfully identify suitable acquisition candidates, integrate or manage disparate technologies, lines of business, personnel and corporate cultures, realize our business strategy or the expected return on our investment, or manage a geographically dispersed company. Any such acquisition or investment could materially and adversely affect our results of operations. Acquisitions and other strategic investments involve significant risks and uncertainties, including:

•	the potential failure to achieve the expected benefits of the combination or acquisition;

•	unanticipated costs and liabilities;

•	difficulties in integrating new software, services and products, businesses, operations and technology infrastructure in an efficient and effective manner;

•	difficulties in maintaining customer relations;

•	the potential loss of key employees of the acquired businesses;

•	the diversion of the attention of our senior management from the operation of our daily business;

•	the potential adverse effect on our cash position to the extent that we use cash for the purchase price;

•	the potential significant increase of our interest expense, leverage, and debt service requirements if we incur additional debt to pay for an acquisition;

•	the potential issuance of securities that would dilute our stockholders’ percentage ownership;

•	the potential to incur large and immediate write-offs and restructuring and other related expenses; and

•	the inability to maintain uniform standards, controls, policies and procedures.

Any acquisition or investment could expose us to unknown liabilities. Moreover, we cannot assure you that we will realize the anticipated benefits of any acquisition or investment. In addition, our inability to successfully operate and integrate newly acquired businesses appropriately, effectively, and in a timely manner could impair our ability to take advantage of future growth opportunities and other advances in technology, as well as on our revenues, gross margins and expenses.

Customers may choose to adopt point products that provide control of discrete functions rather than adopting our integrated LatchOS platform. If we are unable to increase market awareness of the benefits of our unified solutions, our revenue may not continue to grow, or it may decline.

Many vendors have emerged, and may continue to emerge, to provide point products with advanced functionality for use in buildings, such as a video doorbell, thermostat, or lights that can be controlled by an application on a smartphone. We expect more and more electronics and appliance products to be network-aware and connected—each very likely to have its own smart device (phone or tablet) application. Customers may be attracted to the relatively low costs of these point solution products and the ability to expand their building control solution over time with minimal upfront costs, despite some of the disadvantages of this approach, which may reduce demand for our integrated solutions. If so, building managers that are our current customers may switch and offer the point products and services of competing companies, which would adversely affect our sales and profitability. If a significant number of customers in our target market choose to adopt point products rather than our integrated solutions, then our business, financial condition, cash flows and results of operations will be harmed, and we may not be able to achieve sustained growth or our business may decline.

Changes in effective tax rates, or adverse outcomes resulting from examination of our income or other tax returns, could adversely affect our results of operations and financial condition.

Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expiration of, or lapses in, the research and development tax credit laws;

•	expiration or non-utilization of net operating loss carryforwards;

•	tax effects of share-based compensation;

•	expansion into new jurisdictions;

•	potential challenges to and costs related to implementation and ongoing operation of our intercompany arrangements;

•	changes in tax laws and regulations and accounting principles, or interpretations or applications thereof; and

•	certain non-deductible expenses as a result of acquisitions.

Any changes in our effective tax rate could adversely affect our results of operations.

We may be unable to use some or all of our net operating loss carryforwards, which could materially and adversely affect our reported financial condition and results of operations.

As of December 31, 2019, we had approximately $18.2 million in federal net operating loss carryforwards available to offset future taxable income that will begin to expire in 2034 and approximately $70.5 million in federal net operating loss carryforwards available to offset future taxable income that have an indefinite life. As of December 31, 2019 we had approximately $54.5 million in state net operating loss carryforwards available to offset future taxable income. Some of these state net operating losses have an indefinite life and others are subject to different expiration rules.

In addition, under Section 382 of the Internal Revenue Code of 1986, as amended, our ability to utilize net operating loss carryforwards or other tax attributes in any taxable year may be limited if we experience an “ownership change.” A Section 382 “ownership change” generally occurs if one or more stockholders or groups of stockholders, who each own at least 5% of our stock, increase their collective ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules may apply under state tax laws. We have not yet undertaken an analysis of whether the transactions contemplated by the Merger Agreement will give rise to an “ownership change” for purposes of Section 382 of the Internal Revenue Code or whether there are any existing limitations on use with respect to our net operating losses.

It is possible that we will not generate taxable income in time to use our net operating loss carryforwards that are subject to expiration (or that we will not generate taxable income at all). If we have previously had, or have in the future, one or more Section 382 “ownership changes,” including in connection with our initial public offering or another offering, we may not be able to utilize a material portion of our NOLs, even if we achieve profitability. If we are limited in our ability to use our NOLs in future years in which we have taxable income, we will pay more taxes than if we were able to fully utilize our NOLs. This could materially and adversely affect our results of operations.

We may require additional capital to pursue our business objectives and to respond to business opportunities, challenges, or unforeseen circumstances. If capital is not available to us, our business, results of operations, and financial condition may be adversely affected.

We intend to continue to make expenditures and investments to support the growth of our business and may require additional capital to pursue our business objectives and respond to business opportunities, challenges, or unforeseen circumstances, including the need to develop new products or software or enhance our existing products and software, enhance our operating infrastructure, and acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. However, additional funds may not be available when we need them on terms that are acceptable to us, or at all. Any debt financing that we secure in the future could involve restrictive covenants, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. In addition, the restrictive covenants in credit facilities we may secure in the future may restrict us from being able to conduct our operations in a manner required for our business and may restrict our growth, which could have an adverse effect on our business, financial condition, or results of operations.

We cannot assure you that we will be able to comply with any such restrictive covenants. In the event that we are unable to comply with these covenants in the future, we would seek an amendment or waiver of the covenants. We cannot assure you that any such waiver or amendment would be granted. In such an event, we may be required to repay any or all of our existing borrowings, and we cannot assure you that we will be able to borrow under our existing credit agreements, or obtain alternative funding arrangements on commercially reasonable terms, or at all.

In addition, volatility in the credit markets may have an adverse effect on our ability to obtain debt financing. Any future issuances of equity or convertible debt securities could result in significant dilution to our existing stockholders, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges, or unforeseen circumstances could be significantly limited, and our business, results of operations, financial condition and prospects could be materially and adversely affected.

If we are unable to acquire necessary intellectual property or adequately protect our intellectual property, we could be competitively disadvantaged.

Our intellectual property, including our patents, trademarks, copyrights, trade secrets and other proprietary rights, constitutes a significant part of our value. Our success depends, in part, on our ability to protect our proprietary technology, brands and other intellectual property against dilution, infringement, misappropriation and competitive pressure by defending our intellectual property rights. To protect our intellectual property rights, we rely on a combination of patent, trademark, copyright and trade secret laws of the United States, Canada and countries in Europe and Asia and a combination of confidentiality procedures, contractual provisions and other methods, all of which offer only limited protection. In addition, we make efforts to acquire rights to intellectual property necessary for our operations. However, there can be no assurance that these measures will be successful in any given case, particularly in those countries where the laws do not protect our proprietary rights as fully as in the United States.

We own a portfolio of issued U.S. patents and pending U.S. and foreign patent applications that relate to a variety of smart building technology utilized in our business. We may file additional patent applications in the future in the United States and internationally. The process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner all the way through to the successful issuance of a patent. We may choose not to seek patent protection for certain innovations and may choose not to pursue patent protection in certain jurisdictions. In addition, issuance of a patent does not guarantee that we have an absolute right to practice the patented invention.

If we fail to acquire the necessary intellectual property rights or adequately protect or assert our intellectual property rights, competitors may dilute our brands or manufacture and market similar software, services and products or convert our customers, which could adversely affect our market share and results of operations. We may not receive patents or trademarks for all our pending patent and trademark applications, and existing or future patents or licenses may not provide competitive advantages for our software, services and products. Furthermore, it is possible that our patent applications may not issue as granted patents, that the scope of our issued patents will be insufficient or not have the coverage originally sought, or that our issued patents will not provide us with any competitive advantages. Our competitors may challenge, invalidate or avoid the application of our existing or future intellectual property rights that we obtain or license. In addition, patent rights may not prevent our competitors from developing, using or selling products or services that are similar to or address the same market as our software, services and products. The loss of protection for our intellectual property rights could reduce the market value of our brands and our software, services and products, reduce new customer originations or upgrade sales to existing customers, lower our profits, and could have a material adverse effect on our business, financial condition, cash flows or results of operations.

Our policy is to require our employees that were hired to develop material intellectual property included in our products to execute written agreements in which they assign to us their rights in potential inventions and other intellectual property created within the scope of their employment (or, with respect to consultants and service providers, their engagement to develop such intellectual property), but we cannot assure you that we have adequately protected our rights in every such agreement or that we have executed an agreement with every such party. Finally, in order to benefit from the protection of patents and other intellectual property rights, we must monitor and detect infringement, misappropriation or other violations of our intellectual property rights and pursue infringement, misappropriation or other claims in certain circumstances in relevant jurisdictions, all of which are costly and time-consuming. As a result, we may not be able to obtain adequate protection or to effectively enforce our issued patents or other intellectual property rights.

In addition to patents and registered trademarks, we rely on trade secret rights, copyrights and other rights to protect our unpatented proprietary intellectual property and technology. Despite our efforts to protect our proprietary technologies and our intellectual property rights, unauthorized parties, including our employees, consultants, service providers or subscribers, may attempt to copy aspects of our products or obtain and use our trade secrets or other confidential information. We generally enter into confidentiality agreements with our employees and third parties that have access to our material confidential information, and generally limit access to and distribution of our proprietary information and proprietary technology through certain procedural safeguards. These agreements may not effectively prevent unauthorized use or disclosure of our intellectual property or technology, could be breached or otherwise may not provide meaningful protection for our trade secrets and know-how related to the design, manufacture or operation of our products and may not provide an adequate remedy in the event of unauthorized use or disclosure. We cannot assure you that the steps taken by us will prevent misappropriation of our intellectual property or technology or infringement of our intellectual property rights. Competitors may independently develop technologies or products that are substantially equivalent or superior to our solutions or that inappropriately incorporate our proprietary technology into their products or they may hire our former employees who may misappropriate our proprietary technology or misuse our confidential information. In addition, if we expand the geography of our service offerings, the laws of some foreign countries where we may do business in the future do not protect intellectual property rights and technology to the same extent as the laws of the United States, and these countries may not enforce these laws as diligently as government agencies and private parties in the United States.

From time to time, legal action by us may be necessary to enforce our patents and other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the intellectual property rights of others or to defend against claims of infringement, misappropriation or invalidity. Such litigation could result in substantial costs and diversion of resources and could negatively affect our business, operating results and financial condition. If we are unable to protect our intellectual property and technology, we may find ourselves at a competitive disadvantage to others who need not incur the additional expense, time and effort required to create the innovative products that have enabled us to be successful to date.

Accusations of infringement of third-party intellectual property rights could materially and adversely affect our business.

There has been substantial litigation in the areas in which we operate regarding intellectual property rights and we may be sued for infringement from time to time in the future. Also, in some instances, we have agreed to indemnify our customers for expenses and liability resulting from claimed intellectual property infringement by our solutions. From time to time, we may receive requests for indemnification in connection with allegations of intellectual property infringement and we may choose, or be required, to assume the defense and/or reimburse our customers for their expenses, settlement and/or liability. We cannot assure you that we will be able to settle any future claims or, if we are able to settle any such claims, that the settlement will be on terms favorable to us. Our broad range of technology may increase the likelihood that third parties will claim that we, or our customers infringe their intellectual property rights.

We have in the past received, and may in the future receive, notices of allegations of infringement, misappropriation or misuse of other parties’ proprietary rights. Furthermore, regardless of their merits, accusations and lawsuits like these, may require significant time and expense to defend, may negatively affect customer relationships, may divert management’s attention away from other aspects of our operations and, upon resolution, may have a material adverse effect on our business, results of operations, financial condition, and cash flows.

Certain technology necessary for us to provide our solutions may, in fact, be patented by other parties either now or in the future. If such technology were validly patented by another person, we would have to negotiate a license for the use of that technology. We may not be able to negotiate such a license at a price that is acceptable to us or at all. The existence of such a patent, or our inability to negotiate a license for any such technology on acceptable terms, could force us to cease using the technology and cease offering subscriptions incorporating the technology, which could materially and adversely affect our business and results of operations.

If we, or any of our solutions, were found to be infringing on the intellectual property rights of any third party, we could be subject to liability for such infringement, which could be material. We could also be prohibited from using or selling certain subscriptions, prohibited from using certain processes, or required to redesign certain products, each of which could have a material adverse effect on our business and results of operations.

These and other outcomes may:

•	result in the loss of a substantial number of existing customers or prohibit the acquisition of new customers;

•	cause us to pay license fees for intellectual property we are deemed to have infringed;

•	cause us to incur costs and devote valuable technical resources to redesigning our products;

•	cause our cost of revenues to increase;

•	cause us to accelerate expenditures to preserve existing revenues;

•	materially and adversely affect our brand in the marketplace and cause a substantial loss of goodwill;

•	cause us to change our business methods or subscriptions; and

•	require us to cease certain business operations or offering certain products or features.

Our products and services may be affected from time to time by design and manufacturing defects that could adversely affect our business and result in harm to our reputation.

We offer complex software and hardware products and services that can be affected by design and manufacturing defects. Sophisticated full building operating system software and applications, such as those offered by us, have issues that can unexpectedly interfere with the intended operation of hardware or software products. Defects may also exist in components and products that we source from third parties. Any such defects could make our software, services and products unsafe, create a risk of property damage and personal injury, and subject us to the hazards and uncertainties of product liability claims and related litigation. In addition, from time to time, we may experience outages, service slowdowns, or errors that affect our software and full building operating system offerings. As a result, our services may not perform as anticipated and may not meet customer expectations. There can be no assurance that we will be able to detect and fix all issues and defects in the hardware, software, and services we offer. Failure to do so could result in widespread technical and performance issues affecting our products and services and could lead to claims against us. We maintain general liability insurance; however, design and manufacturing defects, and claims related thereto, may subject us to judgments or settlements that result in damages materially in excess of the limits of our insurance coverage. In addition, we may be exposed to recalls, product replacements or modifications, write-offs of inventory, property, plant and equipment, or intangible assets, and significant warranty and other expenses such as litigation costs and regulatory fines. If we cannot successfully defend any large claim, maintain our general liability insurance on acceptable terms, or maintain adequate coverage against potential claims, our financial results could be adversely impacted. Further, given that some of our solutions are considered security systems, quality problems could subject us to substantial liability, adversely affect the experience for users of our software, services and products, and result in harm to our reputation, loss of competitive advantage, poor market acceptance, reduced demand for our software, services and products, delay in new product and service introductions, and lost revenue.

Our new software, services and products may not be successful.

We launched our first smart building products in 2017. Since that time, we have launched a number of other offerings and anticipate launching additional software, services and products in the future, such as expanding into new verticals (e.g., commercial offices) or introducing new LatchOS modules aimed at capturing residents’ digital services spending. The software, services and products we may launch in the future may not be well-received by our customers, may not help us to generate new customers, may adversely affect the attrition rate of existing customers, may increase our customer acquisition costs and may increase the costs to service our customers. Any profits we may generate from these or other new products, software or services may be lower than profits generated from our existing software, services, and products and may not be sufficient for us to recoup our development or customer acquisition costs incurred. New software, services and products may also have lower gross margins, particularly to the extent that they do not fully utilize our existing infrastructure. In addition, new software, services and products may require increased operational expenses or customer acquisition costs and present new and difficult technological and intellectual property challenges that may subject us to claims or complaints if subscribers experience service disruptions or failures or other quality issues. To the extent our new software, services and products are not successful, it could have a material adverse effect on our business, financial condition, cash flows or results of operations.

If we fail to continue to develop our brand or our reputation is harmed, our business may suffer.

We believe that continuing to strengthen our current brand will be critical to achieving widespread acceptance of our software, services, and products and will require continued focus on active marketing efforts. The demand for and cost of online and traditional advertising have been increasing and may continue to increase. Accordingly, we may need to increase our investment in, and devote greater resources to, advertising, marketing, and other efforts to create and maintain brand loyalty among users, especially as we launch new LatchOS modules aimed to capture resident’s digital services spending. Brand promotion activities may not yield increased revenues, and even if they do, any increased revenues may not offset the expenses incurred in building our brand. In addition, if we do not handle customer complaints effectively, our brand and reputation may suffer, we may lose our customers’ confidence, and they may choose to terminate, reduce or not to renew their subscriptions. Many of our customers also participate in social media and online blogs about smart building technology solutions, including our products, and our success depends in part on our ability to minimize negative and generate positive customer feedback through such online channels where existing and potential customers seek and share information. If we fail to promote and maintain our brand, our business could be materially and adversely affected.

Our applications run on mobile operating systems, networks, and devices that we do not control.

Our customers access our platform through the Latch App and Latch Manager App (collectively, “Latch Apps”). There is no guarantee that popular mobile devices and operating systems will continue to support the Latch Apps. We are dependent on the interoperability of the Latch Apps with popular mobile operating systems that we do not control, such as Android and iOS, and any changes in such systems that degrade the functionality of our digital offering or give preferential treatment to competitors could adversely affect our platform’s usage on mobile devices. Additionally, in order to deliver high-quality mobile content, it is important that our digital offering is designed effectively and works well with a range of mobile technologies, systems, networks, and standards that we do not control. We may not be successful in developing relationships with key participants in the mobile industry or in developing products that operate effectively with these technologies, systems, networks, or standards, which could harm our business.

Potential problems with our information systems, third-party systems, and infrastructure that we rely on could interfere with our business and operations.

We rely on our information systems and third parties information systems and infrastructure (such as cloud computing platforms and databases) for hosting and making our software products available, processing customer orders, distribution of our products, billing our customers, processing credit card transactions, customer relationship management, supporting financial planning and analysis, accounting functions and financial statement preparation, and otherwise running our business. Information systems may experience interruptions, including interruptions of related services from third-party providers, which may be beyond our control. Such business interruptions could cause us to fail to meet customer requirements. All information systems, both internal and external, are potentially vulnerable to damage or interruption from a variety of sources, including without limitation, computer viruses, security breaches, energy blackouts, natural disasters, terrorism, war, telecommunication failures, employee or other theft, and third-party provider failures. Any errors or disruption in our information systems and those of the third parties upon which we rely could have a significant impact on our business. In addition, we may implement further and enhanced information systems in the future to meet the demands resulting from our growth and to provide additional capabilities and functionality. The implementation of new systems and enhancements is frequently disruptive to the underlying business of an enterprise, and can be time-consuming and expensive, increase management responsibilities, and divert management attention.

We collect, store, process, and use personal information and other customer data, which subjects us to legal obligations and laws and regulations related to security and privacy, and any actual or perceived failure to meet those obligations could harm our business.

We collect, process, store, and use a wide variety of data from current and prospective customers, including personal information, such as home addresses and geolocation. Federal, state, and international laws and regulations governing privacy, data protection, and e-commerce transactions require us to safeguard our customers’ personal information. The scope of such laws and regulations is rapidly changing. We are also subject to the terms of our privacy policies and contractual obligations to third parties related to privacy, data protection and information security. We strive to comply with applicable laws, regulations, policies and other legal obligations relating to privacy, data protection, and information security. However, the regulatory framework for privacy, data protection, and information security is, and is likely to remain, uncertain for the foreseeable future, and it is possible that these or other actual or alleged obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices.

We also expect that there will continue to be new laws, regulations and industry standards concerning privacy, data protection, and information security proposed and enacted in various jurisdictions. Various states throughout the United States, are increasingly adopting or revising privacy, information security and data protection laws and regulations that could have a significant impact on our current and planned privacy, data protection and information security-related practices, our collection, use, sharing, retention and safeguarding of customer, consumer and/or employee information, as well as any other third-party information we receive, and some of our current or planned business activities. For example, California recently enacted legislation, the California Consumer Privacy Act of 2018 (“CCPA”), that affords consumers who are California residents expanded privacy protections and control over the collection, use and sharing of their personal information. The CCPA went into effect on January 1, 2020, and gives California residents expanded rights to access and require deletion of their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used. The CCPA also provides for a private right of action for data breaches that may increase data breach litigation. Relatedly, the California Privacy Rights Act (the “CPRA”) was recently adopted by California voters. The CPRA significantly amends the CCPA and imposes additional data protection obligations on covered companies doing business in California, including additional consumer rights processes and opt outs for certain uses of sensitive data. It also creates a new California data protection agency specifically tasked to enforce the law, which would likely result in increased regulatory scrutiny of California businesses in the areas of data protection and security. The substantive requirements for businesses subject to the CPRA will go into effect on January 1, 2023, and become enforceable on July 1, 2023.

Additionally, the interpretations of existing federal and state consumer protection laws relating to online collection, use, dissemination, and security of personal information adopted by the Federal Trade Commission (the “FTC”), state attorneys general, private plaintiffs, and courts have evolved, and may continue to evolve, over time. Consumer protection laws require us to publish statements that describe how we handle personal information and choices individuals may have about the way we handle their personal information. If such information that we publish is considered untrue, we may be subject to government claims of unfair or deceptive trade practices, which could lead to significant liabilities and consequences. Furthermore, according to the FTC, violating consumers’ privacy rights or failing to take appropriate steps to keep consumers’ personal information secure may constitute unfair acts or practices in or affecting commerce and thus violate Section 5(a) of the FTC Act. The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities.

In Canada, the Personal Information Protection and Electronic Documents Act (“PIPEDA”), and similar provincial laws may impose obligations with respect to processing personal information. PIPEDA requires companies to obtain an individual’s consent when collecting, using or disclosing that individual’s personal information. Individuals have the right to access and challenge the accuracy of their personal information held by an organization, and personal information may only be used for the purposes for which it was collected. If an organization intends to use personal information for another purpose, it must again obtain that individual’s consent. Failure to comply with PIPEDA could result in significant fines and penalties. In Europe, the GDPR went into effect in May 2018 and imposes strict requirements for processing the personal data of individuals within the European Economic Area (“EEA”). Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million or 4% of the annual global revenues of the noncompliant company, whichever is greater. Relatedly, from January 1, 2021, companies have to comply with both the GDPR and the GDPR as incorporated into United Kingdom national law, the latter regime having the ability to separately fine up to the greater of £17.5 million or 4% of global turnover. The relationship between the

United Kingdom and the European Union in relation to certain aspects of data protection law remains unclear, and it is unclear how United Kingdom data protection laws and regulations will develop in the medium to longer term, and how data transfers to and from the United Kingdom will be regulated in the long term. Currently there is a four to six-month grace period agreed in the EU and United Kingdom Trade and Cooperation Agreement, ending June 30, 2021 at the latest, whilst the parties discuss an adequacy decision. However, it is not clear whether (and when) an adequacy decision may be granted by the European Commission enabling data transfers from EU member states to the United Kingdom long term without additional measures. These changes may lead to additional costs and increase our overall risk exposure.

With data privacy and security laws and regulations imposing new and relatively burdensome obligations, and with substantial uncertainty over the interpretation and application of these and other laws and regulations, we may face challenges in addressing their requirements and making necessary changes to our policies and practices, and may incur significant costs and expenses in an effort to do so. Any failure or perceived failure by us to comply with our privacy policies, our data privacy or security related obligations to our customers or any of our other legal obligations relating to data privacy or security may result in governmental investigations or enforcement actions, litigation, claims or public statements against us by consumer advocacy groups or others, and could result in significant liability, loss of relationships with key third parties, or cause our customers to lose trust in us, which could have an adverse effect on our reputation and business.

Although we have established security procedures to protect customer information, our or partners’ security and testing measures may not prevent security breaches. Further, advances in computer capabilities, new discoveries in the field of cryptography, inadequate facility security, or other developments may result in a compromise or breach of the technology we use to protect customer data. Any compromise of our security or breach of our customers’ privacy could harm our reputation or financial condition and, therefore, our business.

In addition, a party who circumvents our security measures or exploits inadequacies in our security measures, could, among other effects, misappropriate customer data or other proprietary information, cause interruptions in our operations, or expose customers to computer viruses or other disruptions. Actual or perceived vulnerabilities may lead to claims against us. To the extent that the measures we or our third-party business partners have taken prove to be insufficient or inadequate, we may become subject to litigation, breach notification obligations, or regulatory or administrative sanctions, which could result in significant fines, penalties, or damages and harm to our reputation. Depending on the nature of the information compromised, in the event of a data breach or other unauthorized access to our customer data, we may also have obligations to notify customers about the incident and we may need to provide some form of remedy, such as a subscription to a credit monitoring service, for the individuals affected by the incident. A growing number of legislative and regulatory bodies have adopted consumer notification requirements in the event of unauthorized access to or acquisition of certain types of personal data. Such breach notification laws continue to evolve and may be inconsistent from one jurisdiction to another. Complying with these obligations could cause us to incur substantial costs and could increase negative publicity surrounding any incident that compromises customer data.

Furthermore, we may be required to disclose personal data pursuant to demands from individuals, privacy advocates, regulators, government agencies, and law enforcement agencies in various jurisdictions with conflicting privacy and security laws. This disclosure or refusal to disclose personal data may result in a breach of privacy and data protection policies, notices, laws, rules, court orders, and regulations and could result in proceedings or actions against us in the same or other jurisdictions, damage to our reputation and brand, and inability to provide our products and services to customers in certain jurisdictions. Additionally, changes in the laws and regulations that govern our collection, use, and disclosure of customer data could impose additional requirements with respect to the retention and security of customer data, could limit our marketing activities, and have an adverse effect on our business, financial condition, and operating results.

We rely on a limited number of suppliers, manufacturers, and logistics partners for our products. A loss of any of these partners could negatively affect our business.

We rely on a limited number of suppliers to manufacture and transport our products, including in some cases only a single supplier for some of our products and components. Our reliance on a limited number of manufacturers for our products increases our risks, since we do not currently have alternative or replacement manufacturers beyond these key parties. In the event of interruption from any of our manufacturers, we may not be able to increase capacity from other sources or develop alternate or secondary sources without incurring material additional costs and substantial delays. Furthermore, many of these manufacturers’ primary facilities are located in Asia. Thus, our business could be adversely affected if one or more of our suppliers is impacted by a natural disaster or other interruption at a particular location.

If we experience a significant increase in demand for our products, or if we need to replace an existing supplier or logistics partner, we may be unable to supplement or replace them on terms that are acceptable to us, which may undermine our ability to deliver our products to customers in a timely manner. For example, it may take a significant amount of time to identify a manufacturer that has the capability and resources to build our products to our specifications in sufficient volume. Identifying suitable suppliers, manufacturers, and logistics partners is an extensive process that requires us to become satisfied with their quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any of our significant suppliers, manufactures, or logistics partners could have an adverse effect on our business, financial condition and operating results.

We have limited control over our suppliers, manufacturers, and logistics partners, which may subject us to significant risks, including the potential inability to produce or obtain quality products and services on a timely basis or in sufficient quantity.

We have limited control over our suppliers, manufacturers, and logistics partners, which subjects us to risks, such as the following:

•	inability to satisfy demand for our products;

•	reduced control over delivery timing and product reliability;

•	reduced ability to monitor the manufacturing process and components used in our products;

•	limited ability to develop comprehensive manufacturing specifications that take into account any materials shortages or substitutions;

•	variance in the manufacturing capability of our third-party manufacturers;

•	price increases;

•	failure of a significant supplier, manufacturer, or logistics partner to perform its obligations to us for technical, market, or other reasons;

•	insolvency, bankruptcy or liquidation of a significant supplier, manufacturer, or logistics partner;

•	difficulties in establishing additional supplier, manufacturer, or logistics partner relationships if we experience difficulties with our existing suppliers, manufacturers, or logistics partners;

•	shortages of materials or components;

•	misappropriation of our intellectual property;

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exposure to natural catastrophes, political unrest, terrorism, labor disputes, and economic instability resulting in the disruption of trade from foreign countries in which our products are manufactured or the components thereof are sourced;

•	changes in local economic conditions in the jurisdictions where our suppliers, manufacturers, and logistics partners are located;

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the imposition of new laws and regulations, including those relating to labor conditions, quality and safety standards, imports, duties, tariffs, taxes, and other charges on imports, as well as trade restrictions and restrictions on currency exchange or the transfer of funds; and

•	insufficient warranties and indemnities on components supplied to our manufacturers or performance by our partners.

The occurrence of any of these risks, especially during seasons of peak demand, could cause us to experience a significant disruption in our ability to produce and deliver our products to our customers.

Increases in component costs, long lead times, supply shortages, and supply changes could disrupt our supply chain and have an adverse effect on our business, financial condition, and operating results.

Meeting customer demand partially depends on our ability to obtain timely and adequate delivery of components for our smart building products. All of the components that go into the manufacturing of our products are sourced from a limited number of third-party suppliers, and some of these components are provided by a single supplier. Our manufacturers generally purchase these components on our behalf, subject to certain approved supplier lists, and we do not have long-term arrangements with some of our component suppliers. We are therefore subject to the risk of shortages and long lead times in the supply of these components and the risk that our suppliers discontinue or modify components used in our products. In addition, the lead times associated with certain components are lengthy and preclude rapid changes in design, quantities, and delivery schedules. We may in the future experience component shortages, and the predictability of the availability of these components may be limited. In the event of a component shortage or supply interruption from suppliers of these components, we may not be able to develop alternate sources in a timely manner. Developing alternate sources of supply for these components may be time-consuming, difficult, and costly and we may not be able to source these components on terms that are acceptable to us, or at all, which may undermine our ability to fill our orders in a timely manner. Any interruption or delay in the supply of any of these parts or components, or the inability to obtain these parts or components from alternate sources at acceptable prices and within a reasonable amount of time, would harm our ability to meet our scheduled products deliveries to our customers.

Moreover, volatile economic conditions may make it more likely that our suppliers may be unable to timely deliver supplies, or at all, and there is no guarantee that we will be able to timely locate alternative suppliers of comparable quality at an acceptable price. Increases in our component costs could have a material effect on our gross margins. The loss of a significant supplier, an increase in component costs, or delays or disruptions in the delivery of components, could adversely impact our ability to generate future revenue and earnings and have an adverse effect on our business, financial condition, and operating results.

Some of our products and services contain open source software, which may pose particular risks to our proprietary software, technologies, products, and services in a manner that could harm our business.

We use open source software in our products and services and anticipate using open source software in the future. Some open source software licenses require those who distribute open source software as part of their own software product to publicly disclose all or part of the source code to such software product or to make available any derivative works of the open source code on unfavorable terms or at no cost. The terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide or distribute our products or services. Additionally, we could face claims from third parties claiming ownership of, or demanding release of, the open source software or derivative works that we developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require us to make our software source code freely available, purchase a costly license, or cease offering the implicated products or services unless and until we can re-engineer them to avoid infringement. This re-engineering process could require us to expend significant additional research and development resources, and we cannot guarantee that we will be successful.

Additionally, the use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software. There is typically no support available for open source software, and we cannot ensure that the authors of such open source software will implement or push updates to address security risks or will not abandon further development and maintenance. Many of the risks associated with the use of open source software, such as the lack of warranties or assurances of title or performance, cannot be eliminated, and could, if not properly addressed, negatively affect our business. We have processes to help alleviate these risks, including a review process for screening requests from our developers for the use of open source software, but we cannot be sure that all open source software is identified or submitted for approval prior to use in our products and services. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could have an adverse effect on our business, financial condition, and operating results.

From time to time, we may be subject to legal proceedings, regulatory disputes, and governmental inquiries that could cause us to incur significant expenses, divert our management’s attention, and materially harm our business, financial condition, and operating results.

From time to time, we may be subject to claims, lawsuits, government investigations, and other proceedings involving products liability, competition and antitrust, intellectual property, privacy, consumer protection, securities, tax, labor and employment, commercial disputes, and other matters that could adversely affect our business operations and financial condition. As our business grows, we may see a rise in the number and significance of these disputes and inquiries. Litigation and regulatory proceedings, and particularly the intellectual property infringement matters that we could face, may be protracted and expensive, and the results are difficult to predict. Additionally, our litigation costs could be significant. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require us to modify our products or services, make content unavailable, or require us to stop offering certain features, all of which could negatively affect our membership and revenue growth. See the section titled “Information About Latch—Legal Proceedings.”

The results of litigation, investigations, claims, and regulatory proceedings cannot be predicted with certainty, and determining reserves for pending litigation and other legal and regulatory matters requires significant judgment. There can be no assurance that our expectations will prove correct, and even if these matters are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our business, financial condition, and operating results.

Our business is subject to the risk of earthquakes, fire, power outages, floods, and other catastrophic events, and to interruption by manmade problems such as terrorism.

Our business is vulnerable to damage or interruption from earthquakes, fires, floods, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins, and similar events. The third-party systems and operations and manufacturers we rely on are subject to similar risks. For example, a significant natural disaster, such as an earthquake, fire, or flood, could have an adverse effect on our business, financial condition and operating results, and our insurance coverage may be insufficient to compensate us for losses that may occur. Acts of terrorism, which may be targeted at metropolitan areas that have higher population density than rural areas, could also cause disruptions in our or our suppliers’ and manufacturers’ businesses or the economy as a whole. We may not have sufficient protection or recovery plans in some circumstances, such as natural disasters affecting locations that store significant inventory of our products or that house our servers. As we rely heavily on our computer and communications systems, and the internet to conduct our business and provide high-quality customer service, these disruptions could negatively impact our ability to run our business and either directly or indirectly disrupt suppliers’ and manufacturers’ businesses, which could have an adverse effect on our business, financial condition, and operating results.

The outbreak of the COVID-19 coronavirus pandemic, or COVID-19, could have an adverse effect on our business, results of operations, and financial condition.

COVID-19 has caused significant volatility in financial markets and has caused what is likely to be an extended global recession. Public health problems resulting from COVID-19 and precautionary measures instituted by governments and businesses to mitigate its spread, including travel restrictions and quarantines, could contribute to a general slowdown in the global economy, adversely impact our customers, third-party suppliers and other business partners, and disrupt our operations. Changes in our and our customers’ operations in response to COVID-19 or employee illnesses resulting from the pandemic has resulted in and may continue to result in inefficiencies or delays, including in sales, delivery, and product development efforts, and additional costs related to business continuity initiatives, that cannot be fully mitigated through succession and business continuity planning, employees working remotely or teleconferencing technologies. For example, in the first quarter of 2020, we initiated a restructuring plan as part of our efforts to reduce operating expenses and preserve liquidity due to the uncertainty and challenges stemming from the COVID-19 pandemic. This restructuring included an approximate 25% reduction in headcount, which resulted in severance and benefit costs for affected employees and other miscellaneous direct and indirect costs. As a result of our strong 2020 performance, we have begun to rehire some of our employees who were terminated at the outset of the pandemic in connection with the restructuring, which may lead to increased expenses associated with the increasing headcount. Additionally, the COVID-19 pandemic has disrupted and may in the future continue to disrupt our hardware deliveries due to delays in construction timelines at our customers’ building sites.

COVID-19 and related governmental reactions have had and may continue to have a negative impact on our business, liquidity, results of operations, and stock price due to the occurrence of some or all of the following events or circumstances, among others:

•	our inability to manage our business effectively due to key employees becoming ill, working from home inefficiently, and being unable to travel to our facilities;

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our and our customers’, third-party suppliers’ and other business partners’ inability to operate worksites, including construction sites, manufacturing facilities and shipping and fulfillment centers, due to employee illness or reluctance to appear at work, or “stay-at-home” regulations;

•	interruptions in manufacturing (including the sourcing of key components) and shipment of our products;

•	disruptions of the operations of our third-party suppliers, which could impact our ability to purchase components at efficient prices and in sufficient amounts;

•	reduced demand for our products and services, including due to any prolonged economic downturn that may occur;

•	our inability to raise additional capital or the dilution of our common stock if we raise capital by issuing equity securities;

•	volatility in the market price of the Post-Combination Company’s Class A common stock; and

•	incurrence of significant increases to employee health care and benefits costs.

The extent of the impact of COVID-19 on our business and financial results will depend largely on future developments, including the duration of the spread of the outbreak, the impact on capital and financial markets, and the related impact on the financial circumstances of our customers, all of which are highly uncertain and cannot be predicted. This situation is changing rapidly, and additional impacts may arise that we are not aware of currently.

Our smart building technology is subject to varying state and local regulations, which may be updated from time to time.

Our smart building technology is subject to certain state and local regulations, which may be updated from time to time. For example, our software, services and products are subject to regulations relating to building and fire codes, public safety, and may eventually be subject to state and local regulation regarding access control systems. The regulations to which we are subject may change, additional regulations may be imposed, or existing regulations may be applied in a manner that creates special requirements for the implementation and operation of our software, services, and products that may significantly impact or even eliminate some of our revenues or markets. In addition, we may incur material costs or liabilities in complying with any such regulations. Furthermore, some of our customers must comply with numerous laws and regulations, which may affect their willingness and ability to purchase our software, services and products. The modification of existing laws and regulations or interpretations thereof or the adoption of future laws and regulations could adversely affect our business, cause us to modify or alter our methods of operations and increase our costs and the price of our software, services and products. In addition, we cannot provide any assurance that we will be able, for financial or other reasons, to comply with all applicable laws and regulations. If we fail to comply with these laws and regulations, we could become subject to substantial penalties or restrictions that could materially and adversely affect our business.

We may fail to comply with import and export, bribery and money laundering laws, regulations and controls.

We conduct our business in the U.S. and Canada and source our products from Asia and the U.S. We are subject to regulation by various federal, state, local and foreign governmental agencies, including, but not limited to, agencies and regulatory bodies or authorities responsible for monitoring and enforcing product safety and consumer protection laws, data privacy and security laws and regulations, employment and labor laws, workplace safety laws and regulations, environmental laws and regulations, antitrust laws, federal securities laws and tax laws and regulations.

We are subject to the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. Travel Act, and possibly other anti-bribery laws, including those that comply with the Organization for Economic Cooperation and Development, or OECD, Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and other international conventions. Anti-corruption laws are interpreted broadly and prohibit our company from authorizing, offering, or providing directly or indirectly improper payments or benefits to recipients in the public or private-sector. Certain laws could also prohibit us from soliciting or accepting bribes or kickbacks. We can be held liable for the corrupt activities of our employees, representatives, contractors, partners and agents, even if we did not explicitly authorize such activity. Although we have implemented policies and procedures designed to ensure compliance with anti-corruption laws, there can be no assurance that all of our employees, representatives, contractors, partners, and agents will comply with these laws and policies.

Our operations require us to import from Asia and export to Canada, which geographically stretches our compliance obligations. We are also subject to anti-money laundering laws such as the USA PATRIOT Act and may be subject to similar laws in other jurisdictions. Our products are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. We may also be subject to import/export laws and regulations in other jurisdictions in which we conduct business or source our products. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges; fines, which may be imposed on us and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers.

Changes in laws that apply to us could result in increased regulatory requirements and compliance costs which could harm our business, financial condition, cash flows and results of operations. In certain jurisdictions, regulatory requirements may be more stringent than in the United States. Noncompliance with applicable regulations or requirements could subject us to whistleblower complaints, investigations, sanctions, settlements, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties or injunctions, suspension or debarment from contracting with certain governments or other customers, the loss of export privileges, multi-jurisdictional liability, reputational harm, and other collateral consequences. If any governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, financial condition, cash flows and results of operations could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and an increase in defense costs and other professional fees.

Our operating results could be adversely affected if we are unable to accurately forecast customer demand for our products and services and adequately manage our inventory.

To ensure adequate inventory supply, we must forecast inventory needs and expenses and place orders sufficiently in advance with our suppliers and contract manufacturers, based on our estimates of future demand for particular products and services. Failure to accurately forecast our needs may result in manufacturing delays or increased costs. Our ability to accurately forecast demand could be affected by many factors, including changes in customer demand for our products and services, changes in demand for the software, services and products of our competitors, unanticipated changes in general market conditions, and the weakening of economic conditions or customer confidence in future economic conditions, such as those caused by the current COVID-19 outbreak. This risk will be exacerbated by the fact that we may not carry a significant amount of inventory and may not be able to satisfy short-term demand increases. If we fail to accurately forecast customer demand, we may experience excess inventory levels or a shortage of products available for sale.

Inventory levels in excess of customer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would cause our gross margins to suffer and could impair the strength of our brand. Further, lower than forecasted demand could also result in excess manufacturing capacity or reduced manufacturing efficiencies, which could result in lower margins. Conversely, if we underestimate customer demand, our suppliers and manufacturers may not be able to deliver products to meet our requirements or we may be subject to higher costs in order to secure the necessary production capacity. An inability to meet customer demand and delays in the delivery of our products to our customers could result in reputational harm and damaged customer relationships and have an adverse effect on our business, financial condition, and operating results.

If we are unable to sustain pricing levels for our software, services, and products, our business could be adversely affected.

If we are unable to sustain pricing levels for our software subscriptions and products, whether due to competitive pressure or otherwise, our gross margins could be significantly reduced. Further, our decisions around the development of new software, services and products are grounded in assumptions about eventual pricing levels. If there is price compression in the market after these decisions are made, it could have a negative effect on our business.

Insurance policies may not cover all of our operating risks and a casualty loss beyond the limits of our coverage could negatively impact our business.

We are subject to all of the operating hazards and risks normally incidental to the provision of our products and services and business operations. In addition to contractual provisions limiting our liability to customers and third parties, we maintain insurance policies in such amounts and with such coverage and deductibles as required by law and that we believe are reasonable and prudent. Nevertheless, such insurance may not be adequate to protect us from all the liabilities and expenses that may arise from claims for personal injury, death, or property damage arising in the ordinary course of our business and current levels of insurance may not be able to be maintained or available at economical prices. If a significant liability claim is brought against us that is not covered by insurance, then we may have to pay the claim with our own funds, which could have a material adverse effect on our business, financial condition, cash flows or results of operations.

Downturns in general economic and market conditions and reductions in spending may reduce demand for our software, services, and products, which could harm our revenue, results of operations and cash flows.

Our revenue, results of operations and cash flows depend on the overall demand for our software, services and products. Negative conditions in the general economy both in the United States and abroad, including conditions resulting from changes in gross domestic product growth, financial and credit market fluctuations, construction slowdowns, energy costs, international trade relations and other geopolitical issues, the availability and cost of credit and the global housing and mortgage markets could cause a decrease in consumer discretionary spending and business investment and diminish growth expectations in the U.S. economy and abroad.

During weak economic times, the available pool of potential customers may decline as the prospects for new multifamily apartment and single family rental construction and residential building renovation projects diminish, which may have a corresponding impact on our growth prospects. In addition, there is an increased risk during these periods that an increased percentage of property developers will file for bankruptcy protection, which may harm our revenue, profitability and results of operations. In addition, we may determine that the cost of pursuing any claim may outweigh the recovery potential of such claim. Prolonged economic slowdowns and reductions in new residential and commercial building construction and renovation projects may result in diminished sales of our software, services and products. Further worsening, broadening or protracted extension of an economic downturn could have a negative impact on our business, revenue, results of operations and cash flows.

We may face exposure to foreign currency exchange rate fluctuations.

While we have historically transacted in U.S. dollars with the majority of our customers and suppliers, we have transacted in some foreign currencies, such as the Canadian Dollar, Chinese Renminbi and the New Taiwan Dollar, and may transact in more foreign currencies in the future. Accordingly, changes in the value of foreign currencies relative to the U.S. dollar may affect our revenue and operating results. As a result of such foreign currency exchange rate fluctuations, it could be more difficult to detect underlying trends in our business and operating results. In addition, to the extent that fluctuations in currency exchange rates cause our operating results to differ from our expectations or the expectations of our investors, the trading price of the Post-Combination Company’s common stock could be lowered.

Risks Related to the Business Combination

Latch’s stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Latch’s stockholders currently have the right to vote in the election of the Latch board of directors and on other matters requiring stockholder approval under Delaware law and Latch’s charter and bylaws. Upon the completion of the Business Combination, Latch stockholders who become stockholders of the Post-Combination Company will have a percentage ownership of the Post-Combination Company that is smaller than such stockholders’ percentage ownership of Latch. Additionally, one of the expected members of the Post-Combination Company’s board of directors following the Business Combination will be Robert J. Speyer, a current director of TSIA. Based on the number of issued and outstanding shares of TSIA common stock, Latch preferred stock and Latch common stock and the number of outstanding stock options, warrants, restricted stock awards and restricted stock unit awards of Latch, in each case as of April 20, 2021, and based on the merger consideration, stockholders of Latch, as a group, will receive shares in the Business Combination constituting up to approximately 64.2% of the Post-Combination Company’s common stock expected to be outstanding immediately after the Business Combination. Because of this, current Latch stockholders, as a group, will have less influence on the board of directors, management and policies of the Post-Combination Company than they now have on the board of directors, management and policies of Latch.

TSIA stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Upon the issuance of the shares to Latch stockholders, current TSIA stockholders’ percentage ownership will be diluted. Assuming no public stockholders exercise their redemption rights and excluding any shares issuable pursuant to TSIA’s outstanding warrants, current TSIA stockholders’ percentage ownership in the Post-

Combination Company following the issuance of shares to Latch stockholders would be 19.3%. Additionally, of the expected members of the Post-Combination Company’s board of directors after the completion of the Business Combination, only one will be a current director of TSIA and six will be current directors of Latch. The percentage of the Post-Combination Company’s common stock that will be owned by current TSIA stockholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of current TSIA stockholders under different redemption levels, based on the number of issued and outstanding shares of TSIA common stock and Latch capital stock on April 20, 2021, and based on the merger consideration, current TSIA stockholders (including the Sponsor and directors of TSIA), as a group, will own (1) if there are no redemptions of Public Shares, 23.6% of the Post-Combination Company’s common stock expected to be outstanding immediately after the Business Combination or (2) if there are redemptions of 100% of the outstanding Public Shares, 5.4% of the Post-Combination Company’s common stock expected to be outstanding immediately after the Business Combination. Because of this, current TSIA stockholders, as a group, will have less influence on the board of directors, management and policies of the Post-Combination Company than they now have on the board of directors, management and policies of TSIA.

The market price of shares of the Post-Combination Company’s Class A common stock after the Business Combination may be affected by factors different from those currently affecting the prices of shares of TSIA Class A common stock.

Upon completion of the Business Combination, holders of shares of Latch common stock and preferred stock will become holders of shares of the Post-Combination Company’s Class A common stock. Prior to the Business Combination, TSIA has had limited operations. Upon completion of the Business Combination, the Post-Combination Company’s results of operations will depend upon the performance of Latch’s businesses, which are affected by factors that are different from those currently affecting the results of operations of TSIA.

TSIA has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the merger consideration is fair to its stockholders from a financial point of view.

TSIA is not required to, and has not, obtained an opinion from an independent investment banking firm that the merger consideration it is paying for Latch is fair to TSIA’s stockholders from a financial point of view. The fair market value of Latch has been determined by the TSIA Board based upon standards generally accepted by the financial community, such as potential sales and the price for which comparable businesses or assets have been valued. TSIA’s board of directors believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that Latch’s fair market value was at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the Business Combination. TSIA’s stockholders will be relying on the judgment of its board of directors with respect to such matters.

If the Business Combination’s benefits do not meet the expectations of financial analysts, the market price of our common stock may decline.

The market price of our common stock may decline as a result of the Business Combination if we do not achieve the perceived benefits of the Business Combination as rapidly, or to the extent anticipated by, financial analysts or the effect of the Business Combination on our financial results is not consistent with the expectations of financial analysts. Accordingly, holders of our common stock following the consummation of the Business Combination may experience a loss as a result of a decline in the market price of such common stock. In addition, a decline in the market price of our common stock following the consummation of the Business Combination could adversely affect our ability to issue additional securities and to obtain additional financing in the future.

There can be no assurance that the Post-Combination Company’s common stock will be approved for listing on the NASDAQ or that the Post-Combination Company will be able to comply with the continued listing standards of the NASDAQ.

In connection with the closing of the Business Combination, we intend to list the Post-Combination Company’s common stock and warrants on the NASDAQ under the symbols “LTCH” and “LTCH.W,” respectively. The Post-Combination Company’s continued eligibility for listing may depend on the number of our shares that are converted. If, after the Business Combination, the NASDAQ delists the Post-Combination Company’s shares from trading on its exchange for failure to meet the listing standards, the Post-Combination Company and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for the Post-Combination Company’s securities;

•	reduced liquidity for the Post-Combination Company’s securities;

•

a determination that the Post-Combination Company’s common stock is a “penny stock” which will require brokers trading in the Post-Combination Company’s common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of the Post-Combination Company’s common stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Merger Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include: approval of the Merger Agreement by Latch stockholders, approval of the proposals required to effect the Business Combination by TSIA stockholders, as well as receipt of certain requisite regulatory approvals, absence of orders prohibiting completion of the Business Combination, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the shares of Class A common stock to be issued to TSIA stockholders for listing on the NASDAQ, the resignation of specified TSIA executive officers and directors, the requirement that TSIA have $150 million in Required Funds, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Merger Agreement) and the performance by both parties of their covenants and agreements. These conditions to the closing of the Business Combination may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be completed. In addition, the parties can mutually decide to terminate the Merger Agreement at any time, before or after stockholder approval, or TSIA or Latch may elect to terminate the Merger Agreement in certain other circumstances. See “The Merger Agreement—Termination” beginning on page 217.

The parties to the Merger Agreement may amend the terms of the Merger Agreement or waive one or more of the conditions to the Business Combination, and the exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of our stockholders.

In the period leading up to the Closing, other events may occur that, pursuant to the Merger Agreement, would require us to agree to amend the Merger Agreement, to consent to certain actions or to waive certain closing conditions or other rights that we are entitled to under the Merger Agreement. Such events could arise because of changes in the course of Latch’s business, a request by Latch to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Latch’s business and would entitle us to terminate the Merger Agreement. In any of such circumstances, it would be in our discretion, acting through our board of directors, to grant our consent or waive our rights. The existence of the financial and personal interests of the directors and officers described elsewhere in this proxy statement may result in a conflict of interest on the part of one or more of the directors or officers between what he or she may believe is best for TSIA and our stockholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action.

For example, it is a condition to TSIA’s obligation to close the Business Combination that Latch’s representations and warranties be true and correct as of the Closing in all respects subject to the applicable materiality standards as set forth in the Merger Agreement. However, if the TSIA board determines that any such breach is not material to the business of Latch, then the TSIA board may elect to waive that condition and close the Business Combination. The parties will not waive the condition that TSIA’s stockholders approve the Business Combination.

As of the date of this proxy statement, we do not believe there will be any material changes or waivers that our directors and officers would be likely to make after stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the stockholders, we will be required to circulate a new or amended proxy statement or supplement thereto and resolicit the vote of our stockholders with respect to the Business Combination Proposal.

Termination of the Merger Agreement could negatively impact Latch and TSIA.

If the Business Combination is not completed for any reason, including as a result of Latch stockholders declining to adopt the Merger Agreement or TSIA stockholders declining to approve the proposals required to effect the Business Combination, the ongoing businesses of Latch and TSIA may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, Latch and TSIA would be subject to a number of risks, including the following:

•

Latch or TSIA may experience negative reactions from the financial markets, including negative impacts on its stock price (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

•	Latch may experience negative reactions from its customers, resellers, vendors and employees;

•	Latch and TSIA will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

•

since the Merger Agreement restricts the conduct of Latch’s and TSIA’s businesses prior to completion of the Business Combination, each of Latch and TSIA may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available (see the section entitled “The Merger Agreement—Covenants and Agreements” beginning on page 204 of this proxy statement/prospectus for a description of the restrictive covenants applicable to Latch and TSIA).

If the Merger Agreement is terminated and Latch’s board of directors seeks another merger or business combination, Latch stockholders cannot be certain that Latch will be able to find a party willing to offer equivalent or more attractive consideration than the consideration TSIA has agreed to provide in the Business Combination or that such other merger or business combination is completed. If the Merger Agreement is terminated and the TSIA Board seeks another merger or business combination, TSIA stockholders cannot be certain that TSIA will be able to find another acquisition target that would constitute a business combination that such other merger or business combination will be completed. See “The Merger Agreement—Termination” on page 217.

Latch will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and customers may have an adverse effect on Latch and consequently on TSIA. These uncertainties may impair Latch’s ability to attract, retain and motivate key personnel until the Business Combination is completed and could cause customers and others that deal with Latch to seek to change existing business relationships with Latch. Retention of certain employees may be challenging during the pendency of the Business Combination as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, our business following the Business Combination could be negatively impacted. In addition, the Merger Agreement restricts Latch from making certain expenditures and taking other specified actions without the consent of TSIA until the Business Combination occurs. These restrictions may prevent Latch from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See “The Merger Agreement—Covenants and Agreements” beginning on page 204.

TSIA directors and officers may have interests in the Business Combination different from the interests of TSIA stockholders.

Executive officers of TSIA negotiated the terms of the Merger Agreement with their counterparts at Latch, and the TSIA Board determined that entering into the Merger Agreement was in the best interests of TSIA and its stockholders, declared the Merger Agreement advisable and recommended that TSIA stockholders approve the proposals required to effect the Business Combination. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that TSIA’s executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of TSIA stockholders. The TSIA Board was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination and in recommending to TSIA’s stockholders that they vote to approve the Business Combination. For a detailed discussion of the special interests that TSIA’s directors and executive officers may have in the Business Combination, please see the section entitled “The Business Combination—Interests of TSIA’s Directors and Executive Officers in the Business Combination” beginning on page 195.

Latch directors and officers may have interests in the Business Combination different from the interests of Latch stockholders.

Executive officers of Latch negotiated the terms of the Merger Agreement with their counterparts at TSIA, and the Latch board of directors determined that entering into the Merger Agreement was in the best interests of Latch and its stockholders. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that Latch’s executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of Latch stockholders. The Latch board of directors was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination. For a detailed discussion of the special interests that Latch’s directors and executive officers may have in the Business Combination, please see the section entitled “The Business Combination—Interests of Latch’s Directors and Executive Officers in the Business Combination” beginning on page 198.

The Sponsor may have interests in the Business Combination different from the interests of TSIA stockholders.

When considering our board of directors’ recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal and the other Proposals described in this proxy statement, our stockholders should be aware that the Sponsor has interests in the Business Combination that may be different from, in addition to, or conflict with the interests of our stockholders in general. For a more complete description of these interests, see the section entitled “The Business Combination—Interests of TSIA’s Directors and Executive Officers in the Business Combination.”

The Business Combination will result in changes to the board of directors that may affect our strategy.

If the parties complete the Business Combination and the Director Election Proposal is approved, the composition of the Post-Combination Company’s board of directors will change from the current boards of directors of TSIA and Latch. The board of directors of the Post-Combination Company will be divided into three classes and will consist of the directors elected pursuant to the Director Election Proposal, each of which will serve an initial term ending in either 2022, 2023 or 2024, and thereafter will serve a three-year term. This new composition of the Post-Combination Company board of directors may affect our business strategy and operating decisions upon the completion of the Business Combination.

The Merger Agreement contains provisions that may discourage other companies from trying to acquire Latch for greater merger consideration.

The Merger Agreement contains provisions that prohibit Latch from seeking alternative business combinations during the pendency of the Business Combination. These provisions include a general prohibition on Latch from soliciting or entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. Latch also has an unqualified obligation to submit the proposal to adopt the Merger Agreement to a vote by its stockholders, even if Latch receives an alternative acquisition proposal that its board of directors believes is superior to the Business Combination, unless the Merger Agreement has been terminated in accordance with its terms. See “The Merger Agreement—Termination” beginning on page 217.

The Merger Agreement contains provisions that may discourage TSIA from seeking an alternative business combination.

The Merger Agreement contains provisions that prohibit TSIA from seeking alternative business combinations during the pendency of the Business Combination. Further, if TSIA is unable to obtain the requisite approval of its stockholders, either party may terminate the Merger Agreement. See “The Merger Agreement—Termination” beginning on page 217.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.

The unaudited pro forma financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that TSIA and Latch currently believe are reasonable. The unaudited pro forma financial information reflects adjustments, which are based upon preliminary estimates, among other things, to allocate the purchase price to Latch’s net assets. The purchase price allocation reflected in this proxy statement/prospectus is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Latch as of the date of the completion of the Business Combination. In addition, following the completion of the Business Combination, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 17.

TSIA and Latch will incur transaction costs in connection with the Business Combination.

Each of TSIA and Latch has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the Business Combination. TSIA and Latch may also incur additional costs to retain key employees. TSIA and Latch will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. TSIA and Latch estimate that they will incur $47.8 million in aggregate transaction costs, inclusive of $10.5 million in deferred underwriting fees. Some of these costs are payable regardless of whether the Business Combination is completed. See “The Business Combination—Terms of the Business Combination” beginning on page 179.

Latch’s stockholders will have their rights as stockholders governed by the Post-Combination Company’s organizational documents.

As a result of the completion of the Business Combination, holders of shares of Latch common stock and preferred stock may become holders of shares of the Post-Combination Company’s Class A common stock, which will be governed by the Post-Combination Company’s organizational documents. As a result, there will be differences between the rights currently enjoyed by Latch stockholders and the rights that Latch stockholders who become stockholders of the Post-Combination Company will have as stockholders of the Post-Combination Company. See “Comparison of Stockholders’ Rights” beginning on page 231.

The Sponsor has agreed to vote in favor of each of the proposals presented at the Special Meeting, regardless of how public stockholders vote.

Pursuant to the Sponsor Agreement, the Sponsor has agreed to vote its Founder Shares and any Public Shares it holds in favor of each of the proposals presented at the Special Meeting, regardless of how public stockholders vote. Accordingly, the agreement by the Sponsor to vote in favor of the each of the proposals presented at the Special Meeting will increase the likelihood that TSIA will receive the requisite stockholder approval for the Business Combination and the transactions contemplated thereby. See “Other Agreements—Sponsor Agreement” beginning on page 220 of this proxy statement/prospectus.

TSIA’s and Latch’s ability to consummate the Business Combination, and the operations of the Post-Combination Company following the Business Combination, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic.

The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of Latch or Post-Combination Company following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted.

The parties will be required to consummate the Business Combination even if Latch, its business, financial condition and results of operations are materially affected by COVID-19. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if Latch is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, Latch’s ability to consummate the Business Combination and the Post-Combination Company’s financial condition and results of operations following the Business Combination may be materially adversely affected. Each of Latch and the Post-Combination Company may also incur additional costs due to delays caused by COVID-19, which could adversely affect the Post-Combination Company’s financial condition and results of operations.

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

The SEC Statement regarding the accounting and reporting considerations for warrants issued by SPACs focused on certain settlement terms and provisions related to certain tender offers following a business combination. The terms described in the SEC Statement are common in SPACs and are similar to the terms contained in the warrant agreement governing our warrants. In response to the SEC Statement, we reevaluated the accounting treatment of our public warrants and private placement warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on our balance sheet as of December 31, 2020 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within our warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the re-measurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly based on factors which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.

We have identified a material weakness in our internal control over financial reporting as of December 31, 2020. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

Following issuance of the SEC Statement, on April 29, 2021, our management and our audit committee concluded that, in light of the SEC Statement, it was appropriate to restate our previously issued audited financial statements as of and for the period ended December 31, 2020 (the “Restatement”). See “Risks Related to the Business Combination—Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.” As part of such process, we also identified a material weakness in our internal controls over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. We became aware of the need to change the classification of our warrants when the SEC Statement was issued on April 12, 2021. As a result, management, including our Chief Executive Officer and Chief Financial Officer, concluded that there was a material weakness in internal control over financial reporting as of December 31, 2020.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness.

If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

Risks Related to Ownership of Our Class A Common Stock Following the Business Combination

Our Class A common stock price may be volatile or may decline regardless of our operating performance. You may lose some or all of your investment.

The trading price of our Class A common stock following the Business Combination is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in “—Risks Related to Latch’s Business and Industry” and the following:

•	the impact of the COVID-19 pandemic on our financial condition and the results of operations;

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry compared to market expectations;

•	conditions that impact demand for our products and/or services;

•	future announcements concerning our business, our clients’ businesses or our competitors’ businesses;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	the market’s reaction to our reduced disclosure and other requirements as a result of being an “emerging growth company” under the Jumpstart Our Business Startups Act (the “JOBS Act”);

•	the size of our public float;

•	coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in laws or regulations which adversely affect our industry or us;

•	privacy and data protection laws, privacy or data breaches, or the loss of data;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in senior management or key personnel;

•	issuances, exchanges or sales, or expected issuances, exchanges or sales of our capital stock;

•	changes in our dividend policy;

•	adverse resolution of new or pending litigation against us; and

•

changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

These broad market and industry factors may materially reduce the market price of our Class A common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our Class A common stock is low. As a result, you may suffer a loss on your investment.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

We do not intend to pay dividends on our Class A common stock for the foreseeable future.

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, we do not anticipate declaring or paying any cash dividends on our Class A common stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, certain restrictions related to our indebtedness, industry trends and other factors that our board of directors may deem relevant. Any such decision will also be subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. In addition, we may incur additional indebtedness, the terms of which may further restrict or prevent us from paying dividends on our common stock. As a result, you may have to sell some or all of your Class A common stock after price appreciation in order to generate cash flow from your investment, which you may not be able to do. Our inability or decision not to pay dividends, particularly when others in our industry have elected to do so, could also adversely affect the market price of our Class A common stock.

If securities analysts do not publish research or reports about us, or if they issue unfavorable commentary about us or our industry or downgrade our Class A common stock, the price of our Class A common stock could decline.

The trading market for our Class A common stock will depend in part on the research and reports that third-party securities analysts publish about us and the industries in which we operate. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our securities to decline. Moreover, if one or more of the analysts who cover us downgrades our Class A common stock, or if our reporting results do not meet their expectations, the market price of our Class A common stock could decline.

Our issuance of additional shares of Class A common stock or convertible securities could make it difficult for another company to acquire us, may dilute your ownership of us and could adversely affect our stock price.

In connection with the proposed Business Combination, we intend to file a registration statement with the SEC on Form S-8 providing for the registration of shares of our Class A common stock issued or reserved for issuance under the Incentive Plan. Subject to the satisfaction of vesting conditions and the expiration of lockup agreements, shares registered under the registration statement on Form S-8 will be available for resale immediately in the public market without restriction. From time to time in the future, we may also issue additional shares of our Class A common stock or securities convertible into Class A common stock pursuant to a variety of transactions, including acquisitions. The issuance by us of additional shares of our Class A common stock or securities convertible into our Class A common stock would dilute your ownership of us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our Class A common stock.

In the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of our Class A common stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. As a result, holders of our Class A common stock bear the risk that our future offerings may reduce the market price of our Class A common stock and dilute their percentage ownership. See “Description of Capital Stock of the Post-Combination Company.”

Future sales, or the perception of future sales, of our common stock by us or our existing stockholders in the public market following the closing of the Business Combination could cause the market price for our common stock to decline.

The sale of substantial amounts of shares of our Class A common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon consummation of the Business Combination, we will have a total of 155,762,000 shares of Class A common stock outstanding, consisting of (i) 100,000,000 shares issued to holders of shares of common and preferred stock of Latch, (ii) 19,000,000 shares issued pursuant to the Subscription Agreements, (iii) 30,000,000 shares held by TSIA’s public stockholders (assuming no redemptions by such public stockholders) and (iv) 6,762,000 vested shares held by the Initial Stockholders (not including 738,000 shares subject to vesting requirements pursuant to the Sponsor Agreement). All shares issued as merger consideration in the Business Combination will be freely tradable without registration under the Securities Act and without restriction by persons other than our “affiliates” (as defined under Rule 144 of the Securities Act, referred to herein as “Rule 144”), including our directors, executive officers and other affiliates.

In connection with the Business Combination, pursuant to the amended and restated bylaws, Latch stockholders will be subject to certain restrictions on transfer with respect to the shares of TSIA Class A common stock issued as part of the merger consideration beginning at closing and ending on the date that is one year after the completion of the Business Combination, subject to certain price-based releases. See “Other Agreements—Amended and Restated Bylaws” for a description of the amended and restated bylaws.

Upon the expiration or waiver of the lock-ups described above, shares held by certain of our stockholders will be eligible for resale, subject to, in the case of certain stockholders, volume, manner of sale and other limitations under Rule 144. In addition, pursuant to the Registration Rights Agreement, certain stockholders will have the right, subject to certain conditions, to require us to register the sale of their shares of our Class A common stock under the Securities Act. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of our Class A common stock to decline. Following completion of the Business Combination, the shares covered by registration rights would represent approximately     % of our outstanding common stock. See “Other Agreements—Registration Rights Agreement” for a description of these registration rights.

As restrictions on resale end or if these stockholders exercise their registration rights, the market price of shares of our Class A common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of Class A common stock or other securities.

In addition, the shares of our Class A common stock reserved for future issuance under the Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The number of shares to be reserved for future issuance under the Incentive Plan is expected to equal (i) 11.5% of the total number of issued and outstanding shares of TSIA common stock on a fully diluted basis as of the closing of the Business Combination and (ii) an annual increase for ten years on the first day of each calendar year beginning January 1, 2022, equal to the lesser of (A) 5% of the aggregate number of shares of Post-Combination Company common stock outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by the board of directors of the Post-Combination Company. The maximum number of shares of Post-Combination Company common stock that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the Incentive Plan will be equal to 61.5% of the total number of issued and outstanding shares of TSIA common stock on a fully diluted basis as of the closing of the Business Combination. We expect to file one or more registration statements on Form S-8 under the Securities Act to register shares of our Class A common stock or securities convertible into or exchangeable for shares of our Class A common stock issued pursuant to our equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market. The initial registration statement on Form S-8 is expected to cover approximately                shares of our Class A common stock.

Subsequent to the consummation of the Business Combination, the Post-Combination Company may be required to take write-downs or write-offs, or the Post-Combination Company may be subject to restructuring, impairment or other charges that could have a significant negative effect on the Post-Combination Company’s financial condition, results of operations and the price of the Post-Combination Company’s securities, which could cause you to lose some or all of your investment.

Although TSIA has conducted due diligence on Latch, this diligence may not surface all material issues that may be present with Latch’s business. Factors outside of TSIA’s and outside of Latch’s control may, at any time, arise. As a result of these factors, the Post-Combination Company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in the Post-Combination Company reporting losses. Even if TSIA’s due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on the Post-Combination Company’s liquidity, the fact that the Post-Combination Company reports charges of this nature could contribute to negative market perceptions about the Post-Combination Company or its securities. In addition, charges of this nature may cause the Post-Combination Company to be unable to obtain future financing on favorable terms or at all.

The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from our business operations.

As a result of the Business Combination, we will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal control over financial reporting. As a result, we will incur significant legal, accounting and other expenses that we did not previously incur. Our entire management team and many of our other employees will need to devote substantial time to compliance and may not effectively or efficiently manage our transition into a public company.

In addition, the need to establish the corporate infrastructure demanded of a public company may also divert management’s attention from implementing our business strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal control over financial reporting, including IT controls, and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. If we do not continue to develop and implement the right processes and tools to manage our changing enterprise and maintain our culture, our ability to compete successfully and achieve our business objectives could be impaired, which could negatively impact our business, financial condition and results of operations. In addition, we cannot predict or estimate the amount of additional costs we may incur to comply with these requirements. We anticipate that these costs will materially increase our general and administrative expenses.

These rules and regulations result in our incurring legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.

Latch’s management has limited experience in operating a public company.

Latch’s executive officers have limited experience in the management of a publicly traded company. Latch’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Post-Combination Company. Latch may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the Post-Combination Company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the Post-Combination Company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

As a public reporting company, we will be subject to rules and regulations established from time to time by the SEC regarding our internal control over financial reporting. We have identified material weaknesses in our internal control over financial reporting which, if not corrected, could affect the reliability of our consolidated financial statements and have other adverse consequences.

Upon consummation of the Business Combination, we will become a public reporting company subject to the rules and regulations established from time to time by the SEC and NASDAQ. These rules and regulations will require, among other things that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel.

In addition, as a public company, we will be required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting. For additional information related to the risks and uncertainties of our compliance with the Sarbanes-Oxley Act, see “Risk Factors—As a private company, we have not been required to document and test our internal controls over financial reporting nor has out management been required to certify the effectiveness of our internal controls and our auditors have not been required to opine on the effectiveness of our internal control over financial reporting. We have identified material weakness in our internal control over financial reporting which, if not corrected, could affect the reliability of our consolidated financial statements and have other adverse consequences.”

Anti-takeover provisions in our governing documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

The Proposed Charter, the Post-Combination Company’s bylaws and Delaware law contain or will contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors. Among other things, the Proposed Charter and/or the Post-Combination Company’s bylaws will include the following provisions:

•

a staggered board, which means that our board of directors is classified into three classes of directors with staggered three-year terms and directors are only able to be removed from office for cause;

•	limitations on convening special stockholder meetings, which could make it difficult for our stockholders to adopt desired governance changes;

•

a prohibition on stockholder action by written consent, which means that our stockholders will only be able to take action at a meeting of stockholders and will not be able to take action by written consent for any matter;

•	a forum selection clause, which means certain litigation against us can only be brought in Delaware;

•	the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders; and

•	advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents interested stockholders, such as certain stockholders holding more than 15% of our outstanding common stock, from engaging in certain business combinations unless (i) prior to the time such stockholder became an interested stockholder, the board of directors approved the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the common stock, or (iii) following board approval, such business combination receives the approval of the holders of at least two-thirds of our outstanding common stock not held by such interested stockholder at an annual or special meeting of stockholders.

Any provision of the Proposed Charter, the Post-Combination Company’s bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

The Proposed Charter and the Post-Combination Company’s bylaws will provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

The Proposed Charter and the Post-Combination Company’s bylaws, each of which will become effective prior to the completion of the Business Combination, will provide that, unless we consent in writing to the selection of an alternative forum, the (a) Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action, suit or proceeding brought on our behalf; (ii) any action, suit or proceeding asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or stockholders to us or to our stockholders; (iii) any action, suit or proceeding asserting a claim arising pursuant to the DGCL, the Proposed Charter or the Post-Combination Company’s bylaws; or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine; and (b) subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, such forum selection provisions shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the Proposed Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Proposed Charter and the Post-Combination Company’s bylaws will provide that the federal district courts of the United States of America shall have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Risks Related to Redemption

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we have sought and will continue to seek to have all vendors, service providers, prospective target businesses, including Latch, or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. WithumSmith+Brown, PC, our independent registered public accounting firm, did not execute agreements with us waiving such claims to the monies held in the Trust Account.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we are unable to complete our initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by public stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business, with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then our Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are our securities. We have not asked our Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Our independent directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations.

While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.00 per share.

There is no guarantee that a TSIA public stockholder’s decision whether to redeem their Public Shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

No assurance can be given as to the price at which a public stockholder may be able to sell the shares of our Class A common stock in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in our stock price, and may result in a lower value realized now than a TSIA stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s Public Shares. Similarly, if a TSIA public stockholder does not redeem his, her or its shares, such stockholder will bear the risk of ownership of our Class A common stock after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell his, her or its shares of our Class A common stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A TSIA public stockholder should consult his, her or its own tax and/or financial advisor for assistance on how this may affect its individual situation.

If TSIA public stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

To exercise their redemption rights, holders are required to deliver their stock, either physically or electronically using Depository Trust Company’s DWAC System, to TSIA’s transfer agent two business days prior to the vote at the Special Meeting. If a holder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination with Latch is consummated, TSIA will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own such shares following the Business Combination. See the section entitled “TSIA’s Special Meeting of Stockholders—Redemption Rights” for additional information on how to exercise your redemption rights.

The ability of TSIA stockholders to exercise redemption rights with respect to a large number of shares could increase the probability that the Business Combination would be unsuccessful and that stockholders would have to wait for liquidation in order to redeem their stock.

At the time TSIA entered into the Merger Agreement and related agreements for the Business Combination, TSIA did not know how many stockholders would exercise their redemption rights, and therefore TSIA structured the Business Combination based on its expectations as to the number of shares that will be submitted for redemption. The Merger Agreement requires TSIA to have at least $150,000,000 of required funds at the Closing. If a larger number of shares are submitted for redemption than initially expected, we may need to restructure the transaction to reserve a greater portion of the cash in the Trust Account. The above considerations may limit our ability to complete the Business Combination or optimize our capital structure.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Public Shares.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its Public Shares or, if part of such a group, the group’s Public Shares, in excess of 15% of the Public Shares without the consent of TSIA. Your inability to redeem any such excess Public Shares could resulting in you suffering a material loss on your investment in TSIA if you sell such excess Public Shares in open market transactions. TSIA cannot assure you that the value of such excess Public Shares will appreciate over time following the Business Combination or that the market price of the Public Shares will exceed the per-share redemption price.

However, TSIA’s stockholders’ ability to vote all of their Public Shares (including such excess shares) for or against the Business Combination Proposal is not restricted by this limitation on redemption.

There is uncertainty regarding the federal income tax consequences of the redemption to the holders of TSIA Class A common stock.

There is some uncertainty regarding the federal income tax consequences to holders of TSIA Class A common stock that exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption will be treated as a corporate distribution potentially taxable as a dividend, or a sale, that would potentially give rise to capital gain or capital loss, and (ii) whether such capital gain is “long-term” or “short-term.” Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than treatment as a corporate distribution, will depend largely on whether the holder owns (or is deemed to own) any shares of Class A common stock following the redemption, and if so, the total number of shares of TSIA Class A common stock treated as held by the holder both before and after the redemption relative to all shares of TSIA voting stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a distribution, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in TSIA or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the Internal Revenue Service (“IRS”), there is uncertainty as to how a holder who elects to exercise its redemption rights will be taxed in connection with the exercise of redemption rights. See the section entitled “Material U.S. Federal Income Tax Consequences—Material Tax Consequences of a Redemption of Public Shares.”

Unlike some other blank check companies, TSIA does not have a specified maximum redemption threshold. The absence of such a redemption threshold will make it easier for us to consummate the Business Combination even if a substantial number of our stockholders redeem.

Unlike some other blank check companies, TSIA does not have a specified maximum redemption threshold, except that we will not redeem Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001. Some other blank check companies’ structures disallow the consummation of a business combination if the holders of such companies’ Public Shares elect to redeem or convert more than a specified percentage of the shares sold in such companies’ initial public offering. Because we have no such maximum redemption threshold, we may be able to consummate the Business Combination even though a substantial number of our public stockholders have redeemed their shares.

However, the Merger Agreement provides that the obligation of Latch to consummate the Business Combination is subject to the Required Funds, requiring TSIA having cash on hand equal to or in excess of $150 million (without, for the avoidance of doubt, taking into account any transaction expenses), after the closing of the transactions contemplated by the Subscription Agreements (the “Subscriptions”) (in respect of which investors have signed commitments of up to $190 million) and after distribution of the Trust Account, deducting all amounts to be paid pursuant to the redemption of Public Shares. While TSIA has entered into Subscription Agreements with respect to the Subscriptions to raise up to $190 million in the aggregate, there can be no assurance that the Subscribers will perform their obligations thereunder. In the event the aggregate cash consideration we would be required to pay for all shares of Class A common stock that are validly submitted for redemption plus the required amount of required funds pursuant to the Merger Agreement exceed the aggregate amount of cash available to us, we will not complete the Business Combination or redeem any shares, all shares of Class A common stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

TSIA is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

TSIA is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. TSIA was incorporated in Delaware on September 18, 2020. As of December 31, 2020, there was $300.0 million held in the trust account.

Latch is an enterprise technology company focused on revolutionizing the way people experience spaces by making spaces better places to live, work, and visit. Latch has created a full-building operating system, LatchOS, that addresses the essential needs of modern buildings by streamlining building operations, enhancing the resident experience, and enabling more efficient interactions with service providers.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 combines the historical balance sheet of TSIA and the historical balance sheet of Latch on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on December 31, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the historical statements of operations of TSIA and Latch for such periods on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented:

•	The merger of Merger Sub, the wholly owned subsidiary of TSIA, with and into Latch, with Latch as the surviving company;

•	The conversion of all outstanding Latch shares, warrants, convertible debt, and redeemable convertible preferred stock into Latch common stock that will roll over into the Post-Combination Company;

•	The rollover of Latch’s outstanding unvested options into options in the Post-Combination Company;

•	The conversion of all outstanding TSIA shares, preferred stock, and warrants into TSIA common stock that will roll over into the Post-Combination Company; and

•

The issuance of the Post-Combination Company’s shares to be distributed at $10 per share assuming no redemptions as follows: 100,000,000 shares to Latch, 30,000,000 shares (no shares assuming max redemptions) to TSIA, 19,000,000 shares to the Subscribers, 6,762,000 shares to the Sponsor, and 738,000 shares to the Sponsor, which are subject to certain vesting conditions including that the VWAP of the Post-Combination Company equals or exceeds $14.00 for any 20 trading days within a 30 trading day period on or prior to the five year anniversary of the consummation of the Business Combination. The 738,000 shares subject to vesting will not be considered outstanding until vesting conditions are achieved.

The historical financial information of TSIA was derived from the audited financial statements of TSIA as of December 31, 2020 and for the period from September 18, 2020 (inception) through December 31, 2020, included elsewhere in this proxy statement/prospectus. The historical financial information of Latch was derived from the audited consolidated financial statements of Latch as of and for the year ended December 31, 2020, included elsewhere in this proxy statement/prospectus. This information should be read together with TSIA’s and Latch’s audited financial statements and related notes, the sections titled “Other Information Related to TSIA—TSIA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Latch’s

Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The pro forma combined financial statements do not necessarily reflect what the Post-Combination Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the Post-Combination Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, TSIA will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Latch issuing shares for the net assets of TSIA, accompanied by a recapitalization. The net assets of TSIA will be recognized at fair value (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded.

Latch has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Latch’s shareholders will have majority of the voting power under both the no redemption and maximum redemption scenarios

•	Latch will appoint the majority of the board of directors of the Post-Combination Company

•	Latch’s existing management will comprise the management of the Post-Combination Company

•	Latch will comprise the ongoing operations of the Post-Combination Company

•	Latch is the larger entity based on historical revenues and business operations

•	The Post-Combination Company will assume Latch’s name.

Description of the Business Combination

Pursuant to the Merger Agreement, the aggregate stock consideration issued by the Post-Combination Company in the Business Combination will be $1.558 billion and $1.258 billion, consisting of 155,762,000 and 125,762,000 newly issued shares, under a no redemptions and maximum redemption scenarios, respectively, of the Post-Combination Company valued at $10.00 per share. Under both scenarios, Latch will receive $1.0 billion in the form of 100,000,000 newly issued shares of the Post-Combination Company. TSIA public shareholders will receive $300.0 million in the form of 30,000,000 newly issued shares assuming no redemptions, the Subscribers will receive $190.0 million in the form of 19,000,000 newly issued shares, and the Sponsor will receive $67.6 million in the form of 6,762,000 newly issued shares in exchange for TSIA’s existing Class B common stock. The following represents the consideration at closing of the Business Combination:

(in millions)	Assuming No Redemptions	Assuming Maximum Redemptions
Share issuance to Latch shareholders	$1,000.0	$1,000.0
Share issuance to TSIA shareholders	300.0	—
Share issuance to Subscriber(s)	190.0	190.0
Share issuance to Sponsor	67.6	67.6

Share Consideration—at Closing	$1,557.6	$1,257.6

The value of share consideration issuable at the Closing is determined by application of the Exchange Ratio of 0.8908, which is based on the implied $10.00 per share prior to the Business Combination. The Business Combination is accounted for as a reverse recapitalization, therefore any change in the Exchange Ratio will not impact the pro forma financial statements because Latch will account for the acquisition of TSIA based on the amount of net assets acquired upon consummation.

In connection with the execution of the Merger Agreement, Sponsor and TSIA’s directors and officers (the “Sponsor Agreement Parties”) entered into the Sponsor Agreement. The Sponsor Agreement sets forth both the lock-up periods and vesting provisions for the outstanding Founder Shares and Private Placement Warrants. The Sponsor Agreement Parties have agreed, subject to certain exceptions, not to transfer the Founder Shares until the earlier of (A) one year after the completion of the Business Combination and (B) subsequent to the Business Combination, (x) the date on which the last reported sales price of the common stock equals or exceeds $12 per share for any 20-trading days within any 30-trading day period commencing at least 150 days after the closing date of the Business Combination or (y) the date on which TSIA completes a liquidation, merger, capital stock exchange, reorganization or similar transaction that results in TSIA’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. In addition, the Sponsor Agreement Parties have agreed not to transfer the Private Placement Warrants (or any shares of common stock issuable upon exercise thereof) until 30 days after the completion of the Business Combination. Refer to the vesting provisions for the Founder Shares documented in the footnotes of the shares table below.

Basis of Pro Forma Presentation

Pursuant to TSIA’s amended and restated certificate of incorporation, TSIA’s Public Stockholders may demand that TSIA redeem their shares of Class A common stock for cash if the Business Combination is consummated, irrespective of whether they vote for or against the Business Combination. If a Public Stockholder properly demands redemption of their shares, TSIA will redeem each share for cash equal to the Public Stockholder’s pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Business Combination.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of cash redemptions of TSIA’s common stock:

•	Assuming No Redemptions: This presentation assumes that no TSIA public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in the Trust Account.

•

Assuming Maximum Redemptions: This presentation assumes that TSIA public stockholders holding 30,000,000 of TSIA’s public shares exercise their redemption rights and that such shares are redeemed for their pro rata share ($10.00 per share) of the funds in the Trust Account for aggregate redemption proceeds of $300.0 million.

The following summarizes the pro forma Post-Combination Company shares outstanding under the two scenarios:

	Assuming No Redemptions		Assuming Maximum Redemptions(1)
	(Shares)%		(Shares)%
Post-Combination Company shares issued to Latch stockholders	100,000,000		100,000,000

Total Latch shares	100,000,000	64.2%	100,000,000	79.5%
Post-Combination Company shares issued to TSIA public stockholders	30,000,000		30,000,000
Less: shares redeemed(1)	—		(30,000,000)

Total TSIA shares	30,000,000	19.3%	—	0%
Post-Combination Company shares issued to Subscribers	19,000,000		19,000,000

Total Subscriber shares	19,000,000	12.2%	19,000,000	15.1%
Post-Combination Company shares issued to the Sponsor and certain TSIA’s directors(2)	6,762,000		6,762,000

Total Sponsor and director shares	6,762,000	4.3%	6,762,000	5.4%
Pro Forma Shares Outstanding	155,762,000	100%	125,762,000	100%

(1)	This presentation assumes that TSIA stockholders holding 30.0 million Public Shares will exercise their redemption rights at a value of $10 per share for $300.0 million of funds in the Trust Account.
(2)

Post-Combination Combined Company shares to TSIA sponsor includes 6,762,000 shares to be outstanding in the Combined Company upon consummation of the Business Combination, and excludes an additional 738,000 shares which are subject to certain vesting conditions including a Combined Company share price that equals or exceeds $14.00 for any 20 trading days within a 30 trading day period on or prior to the five year anniversary of the consummation of the Business Combinations. The 738,000 shares will not be considered outstanding until vesting conditions are achieved.

The actual results will be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2020 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 are based on the historical financial statements of TSIA and Latch. The unaudited pro forma adjustments are based on information currently available. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information. Certain amounts that appear in this section may not sum due to rounding.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(In thousands)

	As of December 31, 2020				As of December 31, 2020			As of December 31, 2020
	Latch (Historical)	TSIA (Historical) (As Restated)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
ASSETS
Current assets
Cash and cash equivalents	$60,529	$1,172	$300,002	(A)	$506,852	$(300,002)	(L)	$206,850
			(10,500)	(B)
			(28,651)	(C)
			190,000	(D)
			(5,700)	(D)
Accounts receivable, net	8,227	—	—		8,227	—		8,227
Inventories, net	8,293	—	—		8,293			8,293
Prepaid expenses and other current assets	3,309	627	—		3,936	—		3,936
Total Current Assets	80,358	1,799	445,151		527,308	(300,002)		227,306
Cash held in Trust Account	—	300,002	(300,002)	(A)	—	—		—
Property and equipment, net	753	—	—		753	—		753
Internally developed software, net	7,416	—	—		7,416	—		7,416
Other non-current assets	1,082	—	—		1,082	—		1,082
Total Assets	$89,609	$301,801	$145,149		$536,559	$(300,002)		$236,557

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,732	$1,220	$—		$4,952	$—		$4,952
Accrued expenses	5,781	—	—		5,781	—		5,781
Due to related party	—	17	—		17	—		17
Deferred revenue	2,344	—	—		2,344	—		2,344
Total Current Liabilities	11,857	1,237	—		13,094	—		13,094

Deferred revenue	13,178	—	—		13,178	—		13,178
Term loan, net	5,481	—	(714)	(E)	4,767	—		4,767
Convertible notes, net	51,714	—	(51,714)	(F)	—	—		—
Warrant liability	—	25,644	(16,657)	(M)	8,987	—		8,987
Deferred underwriters’ discount	—	10,500	(10,500)	(B)	—	—		—
Other non-current liabilities	1,051	—	(491)	(F)	560	—		560
Total Liabilities	83,281	37,381	(80,076)		40,586	—		40,586

Commitments and Contingencies
Class A common stock subject to possible redemption – TSIA	—	259,419	(259,419)	(J)	—	—		—
Redeemable convertible preferred stock	160,605	—	(160,605)	(G)	—	—		—
Stockholders’ Equity
Common stock - Latch	—	—	—	(E)	—	—		—
			—	(F)

	As of December 31, 2020				As of December 31, 2020			As of December 31, 2020
	Latch (Historical)	TSIA (Historical) (As Restated)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
			1	(G)
			(1)	(H)
Preferred stock – TSIA	—	—	—		—	—		—
Class A common stock- TSIA	—	—	2	(D)	16	(3)	(L)	13
			10	(H)
			1	(I)
			3	(J)
Class B common stock - TSIA	—	1	(1)	(I)	—	—		—
Additional paid-in capital	7,901	12,390	(24,921)	(C)	660,151	(299,999)	(L)	360,152
			189,998	(D)
			(5,700)	(D)
			714	(E)
			50,491	(F)
			160,604	(G)
			(9)	(H)
			259,416	(J)
			(7,390)	(K)
			16,657	(M)
Accumulated other comprehensive income	9	—	—		9	—		9
Accumulated deficit	(162,187)	(7,390)	(3,730)	(C)	(164,203)	—		(164,203)
			1,714	(F)
			7,390	(K)

Total Stockholders’ Equity	(154,277)	5,001	645,249		495,973	(300,002)		195,971

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$89,609	$301,801	$145,149		$536,559	$(300,002)		$236,557

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(In thousands, except per share amounts)

	Twelve Months Ended December 31, 2020 Latch (Historical)	For the Period from September 18, 2020 (inception) thru December 31, 2020 TSIA (Historical) (As Restated)		Transaction Accounting Adjustments (Assuming No and Maximum Redemptions)		Twelve Months Ended December 31, 2020 Pro Forma Combined (Assuming No and Maximum Redemptions)
Revenue:
Hardware revenue	$14,264	$		$—		$14,264
Software revenue	3,797			—		3,797
Total revenue	18,061			—		18,061
Cost of revenue:
Cost of hardware revenue	19,933			—		19,933
Cost of software revenue	306			—		306
Total cost of revenue	20,239			—		20,239
Operating expenses:
Research and development	25,314			—		25,314
Sales and marketing	13,126			—		13,126
General and administrative(2)	19,797		900	3,730	(AA)	24,427
Depreciation and amortization	1,382					1,382
Total operating expenses	59,619		900	3,730		64,249
Loss from operations	(61,797)		(900)	(3,730)		(66,427)
Other income:
Extinguishment of debt	(199)					(199)
Unrealized loss on change in fair value of warrant liabilities			(5,756)	3,691	(EE)	(2,065)
Transaction costs			(736)			(736)
Interest income (expense), net	(3,172)		2	(2)	(BB)	(3,172)
Other income (expense)	(818)			1,714	(CC)	1,759
				863	(DD)
Total other income (expense)	(4,189)		(6,490)	6,266		(4,413)
Income/(loss) before income tax	(65,986)		(7,390)	2,536		(70,840)
Income taxes(1)	8					8
Net income (loss)	$(65,994)		$(7,390)	$2,536		$(70,848)

				Assuming No Redemptions		Assuming Maximum Redemptions
Basic and diluted net loss per common share	$(8.18)	$	(—)	(0.45)		$(0.56)
Weighted average shares outstanding, basic and diluted	8,069		—	155,762		125,762
Basic and diluted net loss per common share, Class A common stock			—
Weighted average shares outstanding, basic and diluted, Class A common stock			30,000
Basic and diluted net loss per common share, Class B common stock			(0.99)
Weighted average shares outstanding, basic and diluted, Class B common stock			7,500

(1)	The unaudited Pro Forma Condensed Combined Statement of Operations adjustments do not have an income tax effect due to the pro forma net loss position and existing valuation allowance.

(2)

Latch and TSIA incurred $1,568 and $778, respectively, for transaction expenses related to the Business Combination in the year ended December 31, 2020, which have been included within the unaudited Pro Forma Condensed Combined Statement of Operations, but are not expected to reoccur beyond 12 months after the Business Combination.

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, TSIA will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on evaluation of the following facts and circumstances: (i) Latch’s shareholders will have majority of the voting power under both the no redemption and maximum redemption scenarios; (ii) Latch will appoint the majority of the board of directors of the Post Combination Company; (iii) Latch’s existing management will comprise the management of the Post Combination Company; (iv) Latch will comprise the ongoing operations of the Post Combination Company; (v) Latch is the larger entity based on historical revenues and business operations; and (vi) the Post-Combination Company will assume Latch’s name. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Latch issuing shares for the net assets of TSIA, accompanied by a recapitalization. The net assets of TSIA will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Latch.

The unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2020 assumes that the Business Combination occurred on December 31, 2020. The unaudited Pro Forma Condensed Combined Statement of operations for the year ended December 31, 2020 presents the pro forma effect of the Business Combination as if it had been completed on January 1, 2020. These periods are presented on the basis of Latch as the accounting acquirer.

The unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	TSIA’s audited Balance Sheet as of December 31, 2020 and the related notes for the period ended December 31, 2020, included elsewhere in this proxy statement/prospectus; and

•	Latch’s audited Consolidated Balance Sheet as of December 31, 2020 and the related notes for the year ended December 31, 2020, included elsewhere in this proxy statement/prospectus.

The unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction, with the following:

•	TSIA’s audited Statement of Operations for the period from September 18, 2020 (inception) through December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus; and

•	Latch’s audited Consolidated Statement of Operations and Comprehensive Income (Loss) for the year ended December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments (“Transaction Accounting Adjustments”). As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The pro forma financial information reflects transaction related adjustments management believes are necessary to present fairly Latch’s pro forma results of operations and financial position following the closing of the Business Combination and related transactions as of and for the periods indicated. The related transaction accounting adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report Latch’s financial condition and results of operations as if the Business Combination was completed. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. TSIA believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions contemplated based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Post-Combination Company. They should be read in conjunction with the audited financial statements and notes thereto of each of TSIA and Latch included elsewhere in this proxy statement/prospectus.

2.	Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Post-Combination Company.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that directly reflect the accounting for the transaction. Latch and TSIA have not had any historical relationship prior to the Business Combination, other than Tishman Speyer, an affiliate of the Sponsor, being a customer and investor in Latch in the ordinary course of business. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Post-Combination Company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited Pro Forma Condensed Combined Statement of Operations are based upon the number of the Post-Combination Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2020 are as follows:

(A)	Reflects the reclassification of cash and cash equivalents held in TSIA’s trust account that becomes available in connection with the Business Combination.

(B)	Reflects the settlement of deferred underwriters’ fees incurred during the TSIA IPO due upon completion of the Business Combination.

(C)

Reflects the transaction costs incurred by Latch and TSIA in 2021 including, but not limited to, advisory fees, legal fees and registration fees that will be paid in connection with the consummation of the Business Combination.

(D)

Represents the proceeds from the issuance of 19,000,000 shares of the Post-Combination Company at $10.00 per share to the Subscribers, offset by the PIPE placement fees of $5.7 million. The costs related to the issuance of the PIPE investment are adjusted against additional paid-in capital.

(E)	Represents the settlement of Latch’s warrants immediately prior to the consummation of the Business Combination. The warrants will be net settled in a cashless exchange for common stock of Latch.

(F)

Represents the conversion of the outstanding principal amount of $50.0 million and accrued interest of $0.5 million on Latch’s convertible notes immediately prior to the consummation of the Business Combination into Latch common stock. The remaining adjustment of $1.7 million to retained earnings reflects the gain from the difference between the carrying amount of the convertible notes at conversion of $51.7 million and the associated outstanding principal of $50.0 million.

(G)	Represents the conversion of Latch’s redeemable convertible preferred stock immediately prior to the consummation of the Business Combination into Latch common stock.

(H)

Represents recapitalization of Latch’s equity and issuance of 100,000,000 shares of the Post-Combination Company’s common stock to Latch’s equity holders as consideration for the reverse recapitalization.

(I)	Reflects the conversion of TSIA Class B common stock held by the initial stockholders to shares of TSIA Class A common stock.

(J)

Represents the reclassification of historical TSIA’s Class A common stock subject to possible redemption from temporary equity into permanent equity immediately prior to the consummation of the Business Combination.

(K)	Reflects the reclassification of TSIA’s historical retained earnings to additional paid-in-capital in connection with the consummation of the Business Combination.

(L)

Reflects the maximum redemption of 30,000,000 public shares for aggregate redemption payments of $300.0 million allocated to Class A Common Stock and additional paid-in capital using par value $0.0001 per share and at a redemption price of $             per share.

(M)

Latch has evaluated the accounting for TSIA’s public and private placement warrants for the Post Combination Company under ASC 480 and ASC 815. Latch has concluded that the public warrants qualify as equity instruments under ASC 815 after considering among other factors that after the Business Combination, the Post-Combination Company will have a single class equity structure. Separately, Latch has concluded that the private placement warrants will continue to be accounted for as a liability under ASC 815-40. The adjustment reflects the reclassification of TSIA’s public warrants from liabilities to equity in connection with the consummation of the Business Combination.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2020 are as follows:

(AA)	Reflects the transaction costs incurred by Latch in 2021 including, but not limited to, advisory fees, legal fees and registration fees. This is a non-recurring item.

(BB)	Reflects the elimination of TSIA’s historical interest income earned on TSIA’s trust account.

(CC)

Represents the gain on the conversion of Latch’s outstanding convertible notes immediately prior to the consummation of the Business Combination into Latch common stock. The adjustment represents the difference between carrying amount of the convertible notes at conversion of $51.7 million and the outstanding principal of $50.0 million. This is a non-recurring item.

(DD)

Reflects the reversal of the loss on re-measurement at fair value of the derivative liability related to Latch’s convertible notes and the liability related to Latch’s warrants recognized in Latch’s Consolidated Statement of Operations and Comprehensive Income (Loss) for the year ended December 31, 2020.

(EE)

Reflects the reversal of the unrealized loss on change in fair value of warrant liabilities related to public warrants recognized in TSIA’s Historical Statement of Operations for the period from September 18, 2020 (Inception) through December 31, 2020 on the basis of Latch’s conclusion that the public warrants will be equity instruments after the Business Combination.

4.	Earnings per Share

Represents the net earnings per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination, including related proposed equity purchases, is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable in connection with the Business Combination have been outstanding for the entire period presented. If the maximum number of shares of common stock of TSIA are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.

The unaudited pro forma condensed combined financial information has been prepared assuming the no redemptions and maximum redemptions scenarios:

(Net loss presented in thousands of dollars)	Assuming No Redemptions	Assuming Maximum Redemptions
	Twelve Months Ended December 31, 2020	Twelve Months Ended December 31, 2020
Pro Forma Basic and Diluted Loss Per Share
Pro Forma net loss attributable to shareholders	$(70,848)	$(70,848)
Weighted average shares outstanding, basic and diluted	155,762	125,762
Basic and diluted net loss per share	$(0.45)	$(0.56)

Pro Forma Weighted Average Shares—Basic and Diluted
Post-Combination Company shares issued to Latch stockholders (on a net exercise basis and assuming no cash elections by holders of Latch stock options)	100,000,000	100,000,000
Post-Combination Company shares issued to current TSIA public shareholders	30,000,000	—
Total Post-Combination Company shares issued to Subscribers	19,000,000	19,000,000
Total Post-Combination Company shares issued to the Sponsor and certain of TSIA’s directors	6,762,000	6,762,000
Pro Forma Weighted Average Shares—Basic and Diluted	155,762,000	125,762,000

As a result of the pro forma net loss, the earnings per share amounts exclude the anti-dilutive impact from the following securities:

•

The 10,000,000 public warrants sold during the TSIA IPO that will be converted in the Merger into warrants to purchase up to a total of 10,000,000 Post-Combination Company shares, which are exercisable at $11.50 per share;

•	The 5,333,334 Private Placement Warrants that will be exercisable for one share of TSIA’s common stock at an exercise price of $11.50 per share.

•	The 24,178,872 options outstanding in Latch as of December 31, 2020, of which 14,558,680 are vested and 9,620,192 are unvested.

COMPARATIVE PER SHARE DATA

The following table sets forth selected historical comparative unit and share information for TSIA and Latch, respectively, and unaudited pro forma condensed combined per share information of TSIA after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•	Assuming No Redemptions: This presentation assumes that no TSIA stockholders exercise redemption rights with respect to their Public Shares

•

Assuming Maximum Redemptions: This presentation assumes that TSIA stockholders holding 30.0 million Public Shares, will exercise their redemption rights for the $300.0 million of funds in TSIA’s trust account

The pro forma book value, weighted average shares outstanding, and net earnings per share information reflects the Business Combination, assuming the Post-Combination Company shares were outstanding since January 1, 2020.

This information is only a summary and should be read together with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the audited financial statements of TSIA and Latch and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited TSIA and Latch pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of TSIA and Latch would have been had the companies been combined during the period presented.

	Historical					Pro Forma Combined				Equivalent Pro Forma Combined
	Latch		TSIA (1)			Assuming No Redemptions		Assuming Maximum Redemptions		Assuming No Redemptions		Assuming Maximum Redemptions
As of and for the Year Ended December 31, 2020
Book value per share – basic and diluted	$(16.94	)(2)		$0.43	(2)	$3.18	(3)	$1.56	(3)	$2.84	(4)	$1.39	(4)
Weighted average shares outstanding – basic and diluted	8,069			—		155,762		125,762		155,762		125,762
Net loss per share – basic and diluted	$(8.18)		$	(—)		$(0.45)		$(0.56)		$(0.45)		$(0.56)
Cash dividends declared per share	—			—		—		—		—		—

(1)	TSIA values are presented as of December 31, 2020 and from September 18, 2020 (inception) to December 31, 2020
(2)	Historical book value per share is equal to total stockholders’ equity divided by common stock shares outstanding
(3)	Pro forma book value per share is equal to pro forma total stockholders’ equity divided by pro forma common stock shares outstanding
(4)	Equivalent pro forma book value is equal to pro forma book value multiplied by the Exchange Ratio (0.8908)

TSIA’S SPECIAL MEETING OF STOCKHOLDERS

General

TSIA is furnishing this proxy statement/prospectus to TSIA’s stockholders as part of the solicitation of proxies by the TSIA Board for use at the Special Meeting of TSIA stockholders in lieu of the 2021 annual meeting of TSIA stockholders to be held on                , 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus provides TSIA’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time and Place of Special Meeting

The Special Meeting in lieu of the 2021 annual meeting of stockholders will be held on                 , 2021, at                 a.m., prevailing Eastern Time, in virtual format.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of common stock at the close of business on                  , 2021, which is the record date for the Special Meeting. You are entitled to one vote for each share of common stock that you owned as of the close of business on the TSIA Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the TSIA Record Date, there were                shares of common stock outstanding, of which                were Public Shares and 7,500,000 were Founder Shares.

Purpose of the Special Meeting

At the Special Meeting, TSIA is asking holders of TSIA common stock to vote on the following proposals:

•	The Business Combination Proposal—To consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby;

•	The Charter Approval Proposal—To consider and vote upon a proposal to adopt the Proposed Charter in the form attached hereto as Annex B;

•

The Governance Proposal—To consider and act upon, on a non-binding advisory basis, a separate proposal with respect to certain governance provisions in the Proposed Charter in accordance with SEC requirements;

•

The Director Election Proposal—To consider and vote upon a proposal to elect seven directors to serve on the Board until the 2022 annual meeting of stockholders, in the case of Class I directors, the 2023 annual meeting of stockholders, in the case of Class II directors, and the 2024 annual meeting of stockholders, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified;

•

The NASDAQ Proposal—To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the NASDAQ: (i) the issuance of shares of TSIA Class A common stock to the Latch stockholders pursuant to the Merger Agreement; (ii) the issuance of shares of TSIA Class A common stock pursuant to the Subscription Agreements; and (iii) the issuance of shares of TSIA Class A common stock pursuant to the conversion of TSIA Class B common stock;

•	The Incentive Plan Proposal—To consider and vote upon a proposal to approve and adopt the Incentive Plan; and

•

The Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the NASDAQ Proposal or the Incentive Plan Proposal.

Vote of TSIA’s Sponsor, Directors and Officers

TSIA has entered an agreement with the Sponsor and TSIA’s directors and officers, pursuant to which each agreed to vote any shares of common stock owned by them in favor of each of the proposals presented at the Special Meeting.

The Sponsor and TSIA’s directors and officers have waived any redemption rights, including with respect to any Public Shares purchased in the TSIA IPO or in the aftermarket, in connection an initial business combination. The Founder Shares held by the Initial Stockholders have no redemption rights upon our liquidation and will be worthless if no business combination is effected by us within the Completion Window. However, the Sponsor and TSIA’s directors and officers are entitled to redemption rights upon our liquidation with respect to any Public Shares they may own.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of TSIA stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of capital stock of TSIA entitled to vote at the Special Meeting as of the TSIA Record Date is represented in person (which would include presence at a virtual meeting) or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The Initial Stockholders, who currently own 20% of the issued and outstanding shares of common stock, will count towards this quorum. As of the TSIA Record Date,                shares of common stock would be required to achieve a quorum.

The approval of each of the Business Combination Proposal, Governance Proposal, the NASDAQ Proposal, the Incentive Plan Proposal and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to each of the Business Combination Proposal, the Governance Proposal, the NASDAQ Proposal, the Incentive Plan Proposal or the Adjournment Proposal, if presented, will have no effect on the Business Combination Proposal, the Governance Proposal, the NASDAQ Proposal, the Incentive Plan Proposal or the Adjournment Proposal. TSIA’s Sponsor and its directors and officers have agreed to vote their shares of common stock in favor of each of the proposals presented at the Special Meeting.

The approval of the Charter Approval Proposal requires the affirmative vote of (i) the holders of a majority of the Founder Shares then outstanding, voting separately as a single class, and (ii) the holders of a majority of the outstanding shares of common stock on the TSIA Record Date, voting together as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Approval Proposal, will have the same effect as a vote “AGAINST” such proposal.

Directors are elected by a plurality of all of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. This means that the seven director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to election of directors, will have no effect on the election of directors.

Consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Charter Approval Proposal, the NASDAQ Proposal and the Incentive Plan Proposal at the Special Meeting, subject to the terms of the Merger Agreement. The Merger is not conditioned on the Governance Proposal, the Director Election Proposal or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.

It is important for you to note that in the event that the Business Combination Proposal, the Charter Approval Proposal, the NASDAQ Proposal or the Incentive Plan Proposal do not receive the requisite vote for approval, TSIA will not consummate the Business Combination. If TSIA does not consummate the Business Combination and fails to complete an initial business combination within the Completion Window, it will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to its public stockholders.

Recommendation of TSIA Board of Directors

The TSIA Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were advisable, fair to, and in the best interests of, TSIA and its stockholders. Accordingly, the TSIA Board unanimously recommends that its stockholders vote “FOR” each of the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposal, the Director Election Proposal, the NASDAQ Proposal, the Incentive Plan Proposal and the Adjournment Proposal.

In considering the recommendation of the TSIA Board to vote in favor of approval of the proposals, stockholders should keep in mind that the Sponsor and TSIA’s directors and officers have interests in such proposals that are different from or in addition to (and which may conflict with) those of TSIA stockholders. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:

•

If the Business Combination with Latch or another business combination is not consummated within the Completion Window, TSIA will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the TSIA Board, dissolving and liquidating. In such event, the 7,500,000 Founder Shares held by the Initial Stockholders which were acquired for an aggregate purchase price of $25,000 prior to the TSIA IPO, would be worthless because the Initial Stockholders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $                based upon the closing price of $                per share of Class A common stock on the NASDAQ on                , 2021, the TSIA Record Date. Certain Founder Shares are subject to certain time- and performance-based vesting provisions as described under “Other Agreements—Sponsor Agreement.”

•

The Sponsor purchased an aggregate of 5,333,334 Private Placement Warrants from TSIA for an aggregate purchase price of $8,000,000 (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the TSIA IPO. A portion of the proceeds TSIA received from these purchases were placed in the Trust Account. Such warrants had an aggregate market value of $                based upon the closing price of $                per public warrant on the NASDAQ on                , 2021, the TSIA Record Date. The Private Placement Warrants will become worthless if TSIA does not consummate a business combination within the Completion Window.

•

Robert J. Speyer will become a director of the Post-Combination Company after the closing of the Business Combination. As such, in the future he will receive any cash fees, stock options or stock awards that the Board determines to pay to its directors.

•	TSIA’s directors and officers, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on TSIA’s behalf, such as identifying and investigating possible business targets and business combinations. However, if TSIA fails to consummate a business combination within the Completion Window, they will not have any claim against the Trust Account for reimbursement. Accordingly, TSIA may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated within the Completion Window. Additionally, the Sponsor is entitled to $10,000 per month for office space, secretarial and administrative services provided to TSIA’s management team, commencing on November 9, 2020 through the earlier of consummation of the Business Combination and liquidation.

•	The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

Abstentions and Broker Non-Votes

Abstentions are considered present for the purposes of establishing a quorum and will have the same effect as a vote “AGAINST” the Charter Approval Proposal. Broker non-votes are considered present for the purposes of establishing a quorum and will have the effect of a vote “AGAINST” the Charter Approval Proposal. Abstentions and broker non-votes will have no effect on the Business Combination Proposal, the Governance Proposal, the Director Election Proposal, the NASDAQ Proposal, the Incentive Plan Proposal and the Adjournment Proposal.

In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters. None of the proposals at the Special Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Special Meeting.

Certain Engagements in Connection with the Business Combination and Related Transactions

Goldman Sachs was engaged by Latch to act as financial advisor to Latch in connection with the Business Combination, and will receive compensation in connection therewith. TSIA engaged Goldman Sachs to act as co-placement agent with Allen and BofA Securities on the PIPE Transaction. Goldman Sachs will receive fees and expense reimbursements in connection therewith. Goldman Sachs did not provide any advice to TSIA, including, but not limited to, regarding the valuation of Latch or the terms of the business combination with Latch. TSIA and Latch have each signed a consent letter with Goldman Sachs acknowledging Goldman Sachs’ roles as financial advisor to Latch in connection with the Business Combination and as co-placement agent to TSIA in connection with the PIPE and waiving any potential conflicts in connection with such dual roles.

In addition, Goldman Sachs (together with its affiliates) is a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. In addition, Goldman Sachs and its affiliates may provide investment banking and other commercial dealings to TSIA, Latch and their respective affiliates in the future, for which they would expect to receive customary compensation.

In addition, in the ordinary course of its business activities, Goldman Sachs and its affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of TSIA or Latch, or their respective affiliates. Goldman Sachs and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Voting Your Shares—Stockholders of Record

TSIA stockholders may vote electronically at the Special Meeting by visiting or by proxy. TSIA recommends that you submit your proxy even if you plan to attend the Special Meeting. If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the Special Meeting.

If your shares are owned directly in your name with our transfer agent, Continental, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) stockholder.”

If you are a TSIA stockholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the Special Meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted “FOR” each of the proposals presented at the Special Meeting.

Your shares will be counted for purposes of determining a quorum if you vote:

•	via the Internet;

•	by telephone;

•	by submitting a properly executed proxy card or voting instruction form by mail; or

•	electronically at the Special Meeting.

Abstentions will be counted for determining whether a quorum is present for the Special Meeting.

Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the Special Meeting.

Voting Your Shares—Beneficial Owners

If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your shares. As a beneficial owner, if you wish to vote at the Special Meeting, you will need to bring to the Special Meeting a legal proxy from your broker, bank or other nominee authorizing you to vote those shares. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of common stock.

Revoking Your Proxy

If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

1.	you may send another proxy card with a later date;

2.	you may notify TSIA’s Secretary in writing before the Special Meeting that you have revoked your proxy; or

3.

you may attend the Special Meeting and vote electronically by visiting and entering the control number found on your proxy card, instruction form or notice you previously received. Attendance at the Special Meeting will not, in and of itself, revoke a proxy.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

No Additional Matters

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposal, the Director Election Proposal, the NASDAQ Proposal, the Incentive Plan Proposal and the Adjournment Proposal. Under TSIA’s bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of TSIA common stock, you may call Morrow Sodali LLC, TSIA’s proxy solicitor, at (800) 662-5200.

Redemption Rights

Holders of Public Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or abstain from voting on, the Business Combination Proposal. Any stockholder holding Public Shares may demand that TSIA redeem such shares for a pro rata portion of the Trust Account (which, for illustrative purposes, was $                per share as of                 , 2021, the TSIA Record Date), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination with Latch is consummated, TSIA will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares without the consent of TSIA. Accordingly, all Public Shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the consent of TSIA.

The Sponsor and TSIA’s directors and officers will not have redemption rights with respect to any shares of common stock owned by them, directly or indirectly in connection with the Business Combination.

TSIA public stockholders may seek to redeem their shares for cash, regardless of whether they vote for or against, or abstain from voting on, the Business Combination Proposal. Holders may demand redemption by delivering their stock, either physically or electronically using Depository Trust Company’s DWAC System, to TSIA’s transfer agent no later than the second business day preceding the vote on the Business Combination Proposal. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then TSIA’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a pro rata portion of the Trust Account, as applicable. In such case, TSIA will promptly return any shares delivered by public stockholders.

The closing price of TSIA Class A common stock on                , 2021, the TSIA Record Date, was $                . The cash held in the Trust Account on such date was approximately $                ($                per Public Share). Prior to exercising redemption rights, stockholders should verify the market price of TSIA common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. TSIA cannot assure its stockholders that they will be able to sell their shares of TSIA common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of Public Shares exercises its redemption rights, then it will be exchanging its shares of TSIA common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than the second business day preceding the vote on the Business Combination Proposal by delivering your stock certificate (either physically or electronically) to TSIA’s transfer agent prior to the vote at the Special Meeting, and the Business Combination is consummated.

Appraisal Rights

Neither stockholders, unitholders nor warrant holders of TSIA have appraisal rights in connection the Business Combination under the DGCL.

Proxy Solicitation Costs

TSIA is soliciting proxies on behalf of the TSIA Board. This solicitation is being made by mail but also may be made by telephone or in person. TSIA and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. TSIA will bear the cost of the solicitation.

TSIA has hired Morrow Sodali LLC to assist in the proxy solicitation process. TSIA will pay that firm a fee of $30,000 plus disbursements. Such payment will be made from non-trust account funds.

TSIA will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. TSIA will reimburse them for their reasonable expenses.

The Initial Stockholders

As of                 , 2021, the TSIA Record Date, the Initial Stockholders of record were entitled to vote an aggregate of 7,500,000 Founder Shares that were issued prior to the TSIA IPO. Such shares currently constitute

20% of the outstanding shares of TSIA’s common stock. The Initial Stockholders have agreed to vote the Founder Shares, as well as any shares of common stock acquired in the aftermarket, in favor of each of the proposals presented at the Special Meeting. The Founder Shares have no right to participate in any redemption distribution and will be worthless if no business combination is effected by TSIA.

Upon consummation of the Business Combination, under the Sponsor Agreement, certain Founder Shares (or shares of common stock issuable upon conversion thereof) will be subject to (i) certain lock-up restrictions and (ii) certain time and performance-based vesting provisions. See “Other Agreements—Sponsor Agreement” for more information.

Purchases of TSIA Shares

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding TSIA or its securities, the Sponsor, Latch, the Company Owners and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of TSIA’s common stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and, with Latch’s consent, the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on TSIA common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus by the Sponsor, Latch, the Company Owners or any of their respective affiliates. TSIA will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

Overview

Holders of TSIA common stock are being asked to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. TSIA stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the sections entitled “The Business Combination” and “The Merger Agreement” in this proxy statement/prospectus for additional information regarding the Business Combination and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Vote Required for Approval

This Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be adopted and approved only if at least a majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting vote “FOR” the Business Combination Proposal.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the Business Combination Proposal.

The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.

The Sponsor and TSIA’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Business Combination Proposal. See “Other Agreements—Sponsor Agreement” for more information.

Recommendation of the Board of Directors

THE TSIA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE TSIA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2—THE CHARTER APPROVAL PROPOSAL

Overview

Our stockholders are being asked to adopt the Proposed Charter in the form attached hereto as Annex B, which, in the judgment of the TSIA Board, is necessary to adequately address the needs of the Post-Combination Company.

The following is a summary of the key changes effected by the Proposed Charter, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B:

•

Changes to Authorized Capital Stock—the Existing Charter authorized the issuance of 277,500,000 total shares, consisting of (a) 275,000,000 shares of common stock, of which (i) 250,000,000 shares were Class A common stock, and (ii) 25,000,000 shares were Class B common stock, and (b) 2,500,000 shares of preferred stock. The Proposed Charter authorizes the issuance of 1,100,000,000 total shares, consisting of (a) 1,000,000,000 shares of common stock, and (b) 100,000,000 shares of preferred stock, and an elimination of Class B common stock and any rights of holders thereof;

•

Required Vote to Amend the Charter—require an affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all the then outstanding shares of voting stock of the Post-Combination Company, voting together as a single class, to amend, alter, repeal or rescind, in whole or in part, certain provisions of the Proposed Charter;

•

Required Vote to Amend the Bylaws—require an affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all the then outstanding shares of voting stock of the Post-Combination Company entitled to vote generally in an election of directors to adopt, amend, alter, repeal or rescind the Post-Combination Company’s bylaws;

•

Director Removal—provide for the removal of directors with cause only by stockholders voting at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Post-Combination Company entitled to vote at an election of directors;

•	Classified Board—provide that our board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term; and

•	Removal of Blank Check Company Provisions—eliminate various provisions applicable only to blank check companies, including business combination requirements.

Reasons for the Amendments

Each of these amendments was negotiated as part of the Business Combination. The TSIA Board’s reasons for proposing each of these amendments to the Existing Charter is set forth below.

Changes to Authorized Capital Stock

Our Existing Charter authorizes 277,500,000 shares, consisting of (a) 275,000,000 shares of common stock, including (i) 250,000,000 shares of Class A common stock, and (ii) 25,000,000 shares of Class B common stock, and (b) 2,500,000 shares of preferred stock. The Proposed Charter provides that TSIA will be authorized to issue 1,100,000,000 shares, consisting of 1,000,000,000 shares of common stock and 100,000,000 shares of preferred stock. Upon the conversion of the TSIA Class B common stock to TSIA Class A common stock and the elimination of the blank check provisions in our Existing Charter, the TSIA board determined that there was no longer a need to continue with two series of common stock and, therefore, this amendment eliminates the TSIA Class B common stock.

This amendment also increases the authorized number of shares because our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares would be issuable as consideration for the merger and the other transactions contemplated by in this proxy statement/prospectus, and for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans.

The TSIA board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Required Vote to Amend the Charter

At present, our Existing Charter may only be amended with the approval of a majority of the TSIA Board and the holders of a majority of our outstanding shares. This amendment requires an affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all the then-outstanding shares of voting stock of the Post-Combination Company, voting together as a single class, to amend, alter, repeal or rescind certain provisions of the Proposed Charter. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the TSIA Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Post-Combination Company to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Required Vote to Amend the Bylaws

At present, our Existing Charter provides that our bylaws may be amended by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. This amendment requires an affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all the then outstanding shares of voting stock of the Post-Combination Company entitled to vote generally in an election of directors to adopt, amend, alter, repeal or rescind the Post-Combination Company’s bylaws. The ability of the majority of the Board to amend the bylaws remains unchanged. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the TSIA Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Post-Combination Company to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Director Removal

At present, our Existing Charter provides that, directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. This amendment provides for the removal of directors with cause only by stockholders voting at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the TSIA Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Post-Combination Company to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Classified Board

Under our Existing Charter, the TSIA Board has no classes. This amendment provides that our board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. We believe that the classification of our board of directors will encourage experience and leadership stability of TSIA following the merger. We also believe that such classification will assure desirable continuity in leadership and policy following the Merger.

Removal of Blank Check Company Provisions

Our Existing Charter contains various provisions applicable only to blank check companies. This amendment eliminates certain provisions related to our status as a blank check company, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve the Post-Combination Company and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and we believe it is the most appropriate period for the Post-Combination Company following the Business Combination. In connection with the Business Combination, all shares of Class B common stock will automatically be converted into shares of Class A common stock, pursuant to the terms of the Proposed Charter. Upon the conversion of the Class B common stock to Class A common stock, the TSIA Board determined that there was no longer a need to continue with two series of common stock and, therefore, this amendment eliminates the Class B common stock. In addition, certain other provisions in our Existing Charter require that proceeds from the TSIA IPO be held in the Trust Account until a business combination or liquidation of merger has occurred. These provisions cease to apply once the Business Combination is consummated.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Charter Approval Proposal will not be presented at the Special Meeting. The Charter Approval Proposal will be approved and adopted only if: (i) the holders of a majority of the Founder Shares then outstanding, voting separately as a single class, and (ii) the holders of a majority of the outstanding shares of common stock, voting together as a single class, vote “FOR” the Charter Approval Proposal.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Charter Approval Proposal.

The Business Combination is conditioned upon the approval of the Charter Approval Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Charter Approval Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Charter Approval Proposal will not be effected. The TSIA Board shall abandon the Charter Approval Proposal in the event the Business Combination is not consummated.

A copy of the Proposed Charter, as will be in effect assuming approval of the Charter Approval Proposal and upon consummation of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B.

The Sponsor and TSIA’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Charter Approval Proposal. See “Other Agreements—Sponsor Agreement” for more information.

Recommendation of the Board of Directors

THE TSIA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE TSIA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER APPROVAL PROPOSAL.

PROPOSAL NO. 3—THE GOVERNANCE PROPOSAL

Overview

Our stockholders are also being asked to vote on a separate proposal with respect to certain governance provisions in the Proposed Charter, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding advisory basis. In the judgment of the TSIA Board, these provisions are necessary to adequately address the needs of the Post-Combination Company. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Latch and TSIA intend that the Proposed Charter in the form set forth on Annex B will take effect at consummation of the Business Combination, assuming adoption of the Charter Approval Proposal.

Proposal 3A: Changes to Authorized Capital Stock

See “Proposal No. 2—The Charter Approval Proposal—Reasons for the Amendments—Changes to Authorized Capital Stock” for a description and reasons for the amendment.

Proposal 3B: Required Vote to Amend the Charter

See “Proposal No. 2—The Charter Approval Proposal—Reasons for the Amendments—Required Vote to Amend the Charter” for a description and reasons for the amendment.

Proposal 3C: Required Vote to Amend the Bylaws

See “Proposal No. 2—The Charter Approval Proposal—Reasons for the Amendments—Required Vote to Amend the Bylaws” for a description and reasons for the amendment.

Proposal 3D: Director Removal

See “Proposal No. 2—The Charter Approval Proposal—Reasons for the Amendments—Director Removal” for a description and reasons for the amendment.

Proposal 3E: Classified Board

See “Proposal No. 2—The Charter Approval Proposal—Reasons for the Amendments—Classified Board” for a description and reasons for the amendment.

Proposal 3F: Removal of Blank Check Company Provisions

See “Proposal No. 2—The Charter Approval Proposal—Reasons for the Amendments—Removal of Blank Check Company Provisions” for a description and reasons for the amendment.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Governance Proposal will not be presented at the Special Meeting. The approval of the Governance Proposal requires the majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the Governance Proposal.

The Business Combination is not conditioned upon the approval of the Governance Proposal.

As discussed above, a vote to approve the Governance Proposal is an advisory vote, and therefore, is not binding on TSIA, Latch or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, TSIA and Latch intend that the Proposed Charter, in the form set forth on Annex B and containing the provisions noted above, will take effect at consummation of the Business Combination, assuming adoption of the Charter Approval Proposal.

The Sponsor and TSIA’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Governance Proposal. See “Other Agreements—Sponsor Agreement” for more information.

Recommendation of the Board of Directors

THE TSIA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE TSIA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNANCE PROPOSAL.

PROPOSAL NO. 4—THE DIRECTOR ELECTION PROPOSAL

Overview

Assuming the Business Combination Proposal, the Charter Approval Proposal, the NASDAQ Proposal and the Incentive Plan Proposal are approved at the Special Meeting, stockholders are being asked to elect seven directors to the Board, effective upon the closing of the Business Combination, with each Class I director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2022, each Class II director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2023 and each Class III director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2024, or, in each case, until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The election of these directors is contingent upon approval of the Business Combination Proposal, the Charter Approval Proposal, the NASDAQ Proposal and the Incentive Plan Proposal.

The TSIA Board has nominated Mr. Rishi and Mr. Smith to serve as the Class I directors, Ms. Han and Mr. Sugrue to serve as the Class II directors and Mr. Schoenfelder, Mr. Campbell and Mr. Speyer to serve as the Class III directors. The following sets forth information regarding each nominee:

Luke Schoenfelder. Mr. Schoenfelder is the Chief Executive Officer and Co-Founder of Latch. As the chief executive, Mr. Schoenfelder guides the vision and mission for Latch, designing better experiences for each stakeholder at the modern building. Under his guidance, Latch has evolved from an industry-defining smart access company to a powerful software, hardware and service ecosystem that empowers building owners, property managers, and residents with more flexibility and convenience in how they interact with their spaces. From launching Latch’s first access device to partnering with technology leaders like Google Nest, Mr. Schoenfelder has expertly expanded Latch’s presence in the market. As a partner to the country’s top developers including Avalon Bay, Brookfield and Prometheus, Mr. Schoenfelder guides the Latch team as they continue to develop and deploy comprehensive solutions. As a result, Mr. Schoenfelder’s leadership has helped Latch continually increase its revenue, bringing in more than $319 million in Bookings since launch. Prior to the founding of Latch, Mr. Schoenfelder developed technology products for the emerging world with backing from the Clinton Global Initiative, Habitat for Humanity and the Dell Social Innovation Fund from 2011 to 2013. Before that Mr. Schoenfelder worked at Apple within the Retail and Worldwide Governmental Affairs practices, supporting international market expansion from 2008 to 2012. Mr. Schoenfelder holds degrees from Georgetown University and Imperial College London, where he studied as a Marshall Scholar. We believe that Mr. Schoenfelder is qualified to serve on the Board due to his significant experience building and scaling smart building technology as Latch’s President and Chief Executive Officer since its inception and because, as a founder of Latch, he is essential to the long-term vision of the Post-Combination Company.

Robert J. Speyer. Mr. Speyer is a prominent leader in the real estate industry, with more than 25 years of real estate experience. Mr. Speyer serves as President and Chief Executive Officer of Tishman Speyer, a position he has held since 2008. Since assuming the role of Chief Executive Officer of Tishman Speyer, Mr. Speyer has grown Tishman Speyer into a leading global real estate investment management firm with assets under management of $56.8 billion as of September 30, 2020. Under his leadership, Tishman Speyer has delivered more than 61 million square feet of development and redevelopment across 28 key international markets and 121 investments and acquired an additional 24 million square feet of operating real estate assets across 25 investments, serving the needs of industry-leading tenants around the world. Mr. Speyer also serves as Chief Executive Officer and Chairman of Tishman Speyer Innovation Corp. II, a special purpose acquisition company, a position he has held since November 2020. Mr. Speyer also is the Chairman of the Advisory Board of the Mayor’s Fund to Advance New York City, appointed by Mayor Bloomberg in 2006 and reappointed by Mayor de Blasio in 2014. In addition, Mr. Speyer is Founding Member and Co-Chairman of Breakthrough Properties, a joint-venture with Bellco Capital focused on life science real estate development and management. He is also a member of the Executive Committee of the Partnership for New York City. In 2013, Mr. Speyer became the youngest ever Chairman of the Real Estate Board of New York, the city’s premier industry association, and served as Chairman for five years. We believe that Mr. Speyer is qualified to serve on the Board due to his extensive experience in the real estate industry and his significant executive leadership, business and investment experience.

Peter Campbell. Mr. Campbell currently serves on the board of directors of Tufin Software Technologies, Ltd., a New York Stock Exchange-listed security policy management company headquartered in Tel Aviv, Israel. From 2006 to 2019, Mr. Campbell served as Chief Financial Officer of Mimecast Ltd., a Nasdaq-listed company specializing in cloud-based email management, where he also served as a director from 2007 to 2015. He previously served as Chief Financial Officer of SR Telecom Inc. a Nasdaq and Toronto Stock Exchange-listed global broadband wireless systems manufacturer, where he was employed from 2002 to 2006. Prior to that, Mr. Campbell was an auditor at Ernst & Young LLP in Canada in the technology sector. Mr. Campbell is a CPA and holds a Bachelor of Commerce degree and a Graduate Diploma in accounting from the John Molson School of Business at Concordia University in Canada, where he also served as a lecturer. We believe that Mr. Campbell is qualified to serve on the Board due to his extensive financial, operational and investment expertise, including his experience serving as Chief Financial Officer of a publicly traded company and as an auditor at a global accounting firm, as well as his substantial experience serving on the board of directors of publicly traded companies.

Tricia Han. Ms. Han has been the Chief Executive Officer of MyFitnessPal, a health and fitness tracking app, since April 2021. She also serves on the board of directors of Empire State Realty Trust, a New York Stock Exchange-listed real estate investment trust company, and is a member of the compensation, finance and nominating and governance committees. She previously served on the board of directors of Nutrisystem, Inc., a Nasdaq-listed leading provider of health and wellness and weight management products and services, from 2018 to 2019. From February 2020 to April 2021, she served as Chief Product Officer of Care.com, the largest U.S. marketplace connecting families and caregivers. From 2017 to 2020, Ms. Han served as Chief Executive Officer of Daily Burn, a leading fitness tech brand. Prior to Daily Burn, Ms. Han served as Chief Product Officer at Dotdash (formerly About.com), one of the largest content publishers on the Internet, from 2013 to 2017. Care.com, Daily Burn and Dotdash are each operating businesses of IAC. Ms. Han also previously served as the Senior Vice President of Product Management at WebMD from 2012 to 2013, and as Vice President of Product Development and General Manager of Commerce for DailyCandy from 2009 to 2012. Her professional experience includes leading product management teams at a variety of technology start-ups including Vindigo, Rave Wireless, and Juno Online Services. Ms. Han helped build several widely-adopted mobile applications, including for The New York Times and MapQuest. She earned her Bachelor of Arts in 1993 from Cornell University. We believe that Ms. Han is qualified to serve on the Board due to her extensive experience as a chief product officer at several technology companies, her significant management, business, and executive leadership experience, and her substantial experience serving on the board of directors of publicly traded companies.

Raju Rishi. Mr. Rishi is a General Partner at RRE Ventures and currently serves on the board of directors of Latch, as well as a number of private companies, including Bend Financial, a next generation health savings account provider, Redox, a modern API for healthcare, Knock.com, a real-estate sales platform, Greathorn, a cloud-based email security platform, imgix, an image optimization platform, PartnerStack, a partner and channel management platform, RxDefine, a platform that enables life science and medtech companies to digitally connect with consumers, and Tive, a platform that enables companies to track their supply chain through both cellular connected trackers and cloud software. Prior to joining RRE Ventures in 2015, Mr. Rishi was a Venture Partner at Sigma Prime Ventures in Boston from 2012 to 2015. Mr. Rishi has extensive career experience as an entrepreneur and operator. He is the founder of several startups in the mobile and enterprise software sectors. Prior to that, Mr. Rishi held executive roles at AT&T and Lucent. Mr. Rishi is a graduate of the Massachusetts Institute of Technology, where he holds B.S. and M.S. degrees in Materials Science and Engineering. We believe that Mr. Rishi is qualified to serve on the Board due to his extensive experience in identifying and investing in cutting-edge technology companies, his executive leadership, management, and business experience, and his experience serving on the board of directors of numerous private companies.

J. Allen Smith. Mr. Smith currently serves on the board of directors of Latch and is the President of Cadre, a financial technology company that provides individuals and institutions direct access to large commercial real-estate properties. Prior to joining Cadre in 2020, Mr. Smith was the President and CEO of Four Seasons Hotels & Resorts from 2013 to 2018, where he oversaw significant growth in the business and financial performance of Four Seasons. Prior to that, Mr. Smith spearheaded Prudential Real Estate Investors’ growth into a global organization as Chief Executive Officer from 2008 to 2013, during which time he also played a substantial role in capital raising efforts. Mr. Smith is a graduate of Cornell University, where he holds an M.S in Hotel/ Motel Administration/ Management and a B.S. in Sociology. We believe that Mr. Smith is qualified to serve on the Board due to his extensive experience in the real estate and hospitality industries and his significant executive leadership, business, and investment experience.

Andrew Sugrue. Mr. Sugrue is a Founding Partner at Avenir Growth Capital, a private investment firm with $1.5 billion in assets under management. He serves on the board of directors of Latch, as well as a number of private companies, including Artsy, an online marketplace for fine art, Bevi, the maker of smart, bottleless flavored and sparkling beverage dispensers, Bustle Digital Group, a women’s focused digital media platform, Drizly, an alcohol delivery marketplace, Mark43, a software platform for public safety agencies, and Savage x Fenty, a direct to consumer lingerie brand launched by Rihanna. Prior to founding Avenir Growth Capital in 2017, Mr. Sugrue worked at Shumway Capital from 2016 to 2017, L Catterton from 2014 to 2016, and Peter J Solomon Company from 2012 to 2014. As a Robertson Scholar, he received a Master of Management Studies from the Fuqua School of Business at Duke University and a B.A. from the Honors Program at the University of North Carolina at Chapel Hill. We believe that Mr. Sugrue is qualified to serve on the Board due to his extensive experience in identifying and investing in category-defining technology companies and his experience serving on the board of directors of numerous private companies.

Vote Required for Approval

If a quorum is present, directors are elected by a plurality of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting. This means that the seven director nominees who receive the most affirmative votes will be elected. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the vote.

The Business Combination is not conditioned upon the approval of the Director Election Proposal. Notwithstanding the approval of each of the seven director nominees to the Board in the Director Election Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Director Election Proposal will not be effected.

The Sponsor and TSIA’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Director Election Proposal. See “Other Agreements—Sponsor Agreement” for more information.

Recommendation of the Board of Directors

THE TSIA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE TSIA STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS IN THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 5—THE NASDAQ PROPOSAL

Overview

Immediately prior to and in connection with the Business Combination, we intended to effect (subject to customary terms and conditions, including the closing of the Business Combination) the issuance and/or sale of: (a) up to 100,000,000 shares of TSIA Class A common stock to the holders of Latch’s capital stock pursuant to the Merger Agreement; (b) an aggregate of 19,000,000 shares of Class A common stock at $10.00 per share to certain subscribers pursuant to the Subscription Agreements, for purposes of raising additional capital for use by the Post-Combined Company following the Closing; and (c) 7,500,000 shares of Class A common stock upon the conversion of Class B common stock, in accordance with the terms of the Existing Charter.

For more information, see the full text of the Merger Agreement and the form of Subscription Agreement, copies of which are attached as Annexes A and F, respectively. The discussion herein is qualified in its entirety by reference to such documents.

Why TSIA Needs Stockholder Approval for Purposes of NASDAQ Listing Rule 5635

We are seeking stockholder approval in order to comply with NASDAQ Listing Rule 5635(a), (b) and (d).

Under NASDAQ Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and: (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under NASDAQ Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although NASDAQ has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), NASDAQ has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under NASDAQ Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

As described above, TSIA will issue shares of Class A common stock to Latch stockholders, to the Subscribers and upon the conversion of Class B common stock, as set forth in the Merger Agreement.

Stockholder approval of the NASDAQ Proposal is also a condition to the closing under the Merger Agreement.

Vote Required for Approval

If the Business Combination Proposal is not approved, the NASDAQ Proposal will not be presented at the Special Meeting. The approval of the NASDAQ Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting. Failure to submit a proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions, and broker non-votes will have no effect on the NASDAQ Proposal.

The Business Combination is conditioned upon the approval of the NASDAQ Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the NASDAQ Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the NASDAQ Proposal will not be effected.

The Sponsor and TSIA’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the NASDAQ Proposal. See “Other Agreements—Sponsor Agreement” for more information.

Recommendation of the Board of Directors

THE TSIA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE TSIA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL NO. 6—THE INCENTIVE AWARD PLAN PROPOSAL

Overview

At the Special Meeting, holders of TSIA common stock will be asked to approve the Latch, Inc. 2021 Incentive Award Plan (the “Incentive Plan”). On January 24, 2021, the TSIA Board approved the Incentive Plan, subject to stockholder approval. The Incentive Plan will become effective, if at all, upon the closing of the Business Combination, subject to consummation of the Business Combination and subject to stockholder approval. If the Incentive Plan is not approved by TSIA’s stockholders, or if the Merger Agreement is terminated prior to the consummation of the Business Combination, the Incentive Plan will not become effective.

Latch currently maintains the Latchable, Inc. 2014 Stock Incentive Plan and the Latchable, Inc. 2016 Stock Plan (the “Prior Plans”) and TSIA does not maintain any incentive plans. In connection with the Business Combination, TSIA will assume the Prior Plans and all awards outstanding under the Prior Plans. If the Latch 2021 Plan becomes effective, TSIA will not grant any future awards under the Prior Plans, but all awards under the Prior Plans that are outstanding as of the effectiveness of the Incentive Plan will continue to be governed by the terms, conditions and procedures set forth in the Prior Plans and any applicable award agreement, as those terms may be equitably adjusted in connection with the Business Combination, as described in this proxy statement/prospectus under the heading “The Merger Agreement — Merger Consideration—Consideration; Conversion of Securities”.

The Incentive Plan is described in more detail below. A copy of the Incentive Plan is attached as Annex H to this proxy statement/prospectus.

The Incentive Plan

The purpose of the Incentive Plan is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of stockholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in the Post-Combination Company and providing a means of recognizing their contributions to our success. The TSIA Board believes that equity awards are necessary for the Post-Combination Company to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees.

Summary of the Incentive Plan

This section summarizes certain principal features of the Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Plan, a copy of which is attached as Annex H to this proxy statement/prospectus. We urge our stockholders to carefully read the entire Incentive Plan before voting on this proposal.

Eligibility and Administration

Our employees, consultants and directors, and employees and consultants of our subsidiaries, may be eligible to receive awards under the Incentive Plan. Following the closing of the Business Combination, the Post-Combination Company is expected to have approximately                 employees,                 non-employee directors and                other individual service providers who may be eligible to receive awards under the Latch 2021 Plan.

The Incentive Plan provides that it will be administered by the board of directors of the Post-Combination Company, which may delegate its duties and responsibilities to one or more committees of its directors and/or officers of the Post-Combination Company (collectively, the “plan administrator”), subject to the limitations imposed under the Incentive Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. Following the closing of the Business Combination, we expect the Compensation Committee of the Post-Combination Company’s board of directors to be appointed by the board to administer the Incentive Plan.

The plan administrator will have the authority to take all actions and make all determinations under the Incentive Plan, to interpret the Incentive Plan and award agreements and to adopt, amend and repeal rules for the administration of the Incentive Plan as it deems advisable. The plan administrator will also have the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the Incentive Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the Incentive Plan.

Shares Available for Awards

The aggregate number of shares of Post-Combination Company common stock that will be available for issuance under the Incentive Plan will initially be equal to (i) 11.5% of the total number of issued and outstanding shares of TSIA common stock on a fully diluted basis as of the closing of the Business Combination and (ii) an annual increase for ten years on the first day of each calendar year beginning January 1, 2022, equal to the lesser of (A) 5% of the aggregate number of shares of Post-Combination Company common stock outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by the board of directors of the Post-Combination Company. The maximum number of shares of Post-Combination Company common stock that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the Incentive Plan will be equal to 61.5% of the total number of issued and outstanding shares of TSIA common stock on a fully diluted basis as of the closing of the Business Combination.

If an award under the Incentive Plan or the Prior Plans is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Incentive Plan. The payment of dividend equivalents in cash in conjunction with any awards under the Incentive Plan or the Prior Plans will not reduce the shares available for grant under the Incentive Plan. Furthermore, shares purchased on the open market with the cash proceeds from the exercise of options, and shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award will again be available for awards under the Incentive Plan.

Awards granted under the Incentive Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the Incentive Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

The Incentive Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year, or director limit, may not exceed the amount equal to $750,000, increased to $1,000,000 in the fiscal year in which the Incentive Plan’s effective date occurs or in the fiscal year of a non-employee director’s initial service as a non-employee director. The plan administrator may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the plan administrator may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.

Awards

The Incentive Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock, dividend equivalents, restricted stock units

(“RSUs”) and other stock or cash-based awards. Certain awards under the Incentive Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Latch 2021 Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of Post-Combination Company common stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.

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Stock Options and SARs. Stock options provide for the purchase of shares of Post-Combination Company common stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. Unless otherwise determined by the plan administrator, the exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. Unless otherwise determined by the plan administrator, the term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

•	Restricted Stock. Restricted stock is an award of non-transferable shares of Post-Combination Company common stock that are subject to certain vesting conditions and other restrictions.

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RSUs. RSUs are contractual promises to deliver shares of Post-Combination Company common stock in the future or an equivalent in cash and other consideration determined by the plan administrator, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of Post-Combination Company common stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares (or payment in cash) underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the Incentive Plan.

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Other Stock or Cash Based Awards. Other stock or cash-based awards are awards of cash, fully vested shares of Post-Combination Company common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of Post-Combination Company common stock. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

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Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of Post-Combination Company common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Certain Transactions

The plan administrator has broad discretion to take action under the Incentive Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting Post-Combination Company common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Incentive Plan and outstanding awards. In the event of a change in control (as defined in the Latch 2021 Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction.

No Repricing

Except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that reduces the exercise price of any stock option or SAR, or cancels any stock option or SAR that has an exercise price that is greater than the then-current Fair Market Value of the Post-Combination Company common stock in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.

Plan Amendment and Termination

The Post Combination Company’s board of directors may amend or terminate the Incentive Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the Incentive Plan, may materially and adversely affect an award outstanding under the Incentive Plan without the consent of the affected participant, and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws or to increase the director limit. The Incentive Plan will remain in effect until the tenth anniversary of the earlier of the date of the adoption of the Incentive Plan or the date of the approval of the Incentive Plan by the stockholders, unless earlier terminated. No awards may be granted under the Incentive Plan after its termination.

Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Awards under the Incentive Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Incentive Plan, the plan administrator may, in its discretion, accept cash or check, shares of Post-Combination Company common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Incentive Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

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Non-Qualified Stock Options. If an optionee is granted an NSO under the Incentive Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the Post-Combination Company common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of Post-Combination Company common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

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Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of Post-Combination Company common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. The Post-Combination Company or its subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

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Other Awards. The current federal income tax consequences of other awards authorized under the Incentive Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; non-transferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Section 409A of the Code

Certain types of awards under the Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Incentive Plan and awards granted under the Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Plan Benefits

Grants under the Incentive Plan will be made at the discretion of the plan administrator and are not currently determinable. The value of the awards granted under the Incentive Plan will depend on a number of factors, including the fair market value of the Post-Combination Company common stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

Securities Authorized for Issuance Under the Prior Plans

As of December 31, 2020, TSIA had no equity compensation plans or outstanding equity awards. TSIA will not assume the Prior Plans and all awards outstanding thereunder until the consummation of the Business Combination, which will not occur until after December 31, 2020. The following table is presented as of December 31, 2020 in accordance with SEC requirements:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	—	—	—

Interests of Certain Persons in this Proposal

TSIA’s directors and executive officers may be considered to have an interest in the approval of the Latch 2021 Plan because they may in the future receive awards under the Incentive Plan. Nevertheless, the TSIA Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the Incentive Plan.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Incentive Plan Proposal will not be presented at the Special Meeting. The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting. Failure to submit a proxy or to vote in person (which would include presence at a virtual meeting) at the TSIA Special Meeting, abstentions, and broker non-votes will have no effect on the Incentive Plan Proposal.

The Business Combination is conditioned upon the approval of the Incentive Plan Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Incentive Plan Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Incentive Plan Proposal will not be effected.

The Sponsor and TSIA’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Incentive Plan Proposal. See “Other Agreements—Sponsor Agreement” for more information.

Recommendation of the Board of Directors

THE TSIA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE TSIA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 7—THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow the TSIA Board to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the NASDAQ Proposal or the Incentive Plan Proposal. In no event will the TSIA Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Existing Charter and Delaware law.

Consequences if the Adjournment Proposal is not Approved

If the Adjournment Proposal is not approved by stockholders, the TSIA Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposal, the Director Election Proposal, the NASDAQ Proposal or the Incentive Plan Proposal, or we determine that one or more of the closing conditions under the Merger Agreement is not satisfied or waived. If TSIA does not consummate the Business Combination and fails to complete an initial business combination by November 13, 2022 (subject to the requirements of law), TSIA will be required to dissolve and liquidate its trust account by returning the then remaining funds in such account to its public stockholders.

Vote Required for Approval

The approval of the Adjournment Proposal requires the majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the Adjournment Proposal.

The Business Combination is not conditioned upon the approval of the Adjournment Proposal.

The Sponsor and TSIA’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Adjournment Proposal, if presented. See “Other Agreements—Sponsor Agreement” for more information.

Recommendation of the Board of Directors

THE TSIA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE TSIA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT TSIA

In this section “we,” “us,” “our” or the “Company” refer to TSIA prior to the Business Combination and to the Post-Combination Company following the Business Combination.

Introduction

We are a blank check company incorporated on September 18, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. Our efforts to identify a prospective target business were focused on identifying businesses that can benefit from our Sponsor’s leading brand, operational expertise and global network in the real estate industry, including real estate adjacent businesses and technologies targeting the real estate space, which we refer to as “Proptech” businesses. Prior to executing the Merger Agreement, our efforts were limited to organizational activities, completion of our initial public offering and the evaluation of possible business combinations. We have neither engaged in any operations nor generated any revenue to date. Based on our business activities, we are a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash.

Company History

On September 23, 2020, the Sponsor purchased 8,625,000 shares of Founder Shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. In October 2020, our Sponsor transferred 30,000 Founder Shares to each of Joshua Kazam, Jennifer Rubio, Ned Segal and Michelangelo Volpi, our independent directors, in each case for approximately the same per-share price initially paid by our Sponsor. Prior to the initial investment in the company of $25,000 by our Sponsor, the Company had no assets, tangible or intangible. The per share price of the Founder Shares was determined by dividing the amount of cash contributed to the Company by the number of Founder Shares issued. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the outstanding shares of common stock upon completion of the TSIA IPO.

The registration statement for our IPO was declared effective on November 9, 2020. On November 13, 2020, we consummated the TSIA IPO of 30,000,000 units, with each unit consisting of one share of Class A common stock and one-third of one redeemable warrant. Each whole public warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to certain adjustments. The units were sold at a price of $10.00 per unit, generating gross proceeds to us of $300,000,000. We granted the underwriters in the TSIA IPO (the “Underwriters”) a 45-day option to purchase up to 4,500,000 additional units to cover over-allotments, if any.

On December 24, 2020, the over-allotment option expired without any exercise thereof and 1,125,000 Founder Shares were returned by our Sponsor to the Company for no consideration and cancelled, resulting in our Sponsor holding 7,380,000 Founder Shares

Simultaneously with the consummation of the TSIA IPO, we consummated the private placement of an aggregate of 5,333,334 Private Placement Warrants to our Sponsor at a price of $1.50 per Private Placement Warrant, generating total proceeds of $8,000,000. Of the gross proceeds received from the TSIA IPO and the Private Placement Warrants, $300,000,000 was placed into the Trust Account.

On December 28, 2020, we announced that, commencing December 31, 2020, holders of the units may elect to separately trade the shares of Class A common stock and the warrants included in the units. Those units not separated continued to trade on the NASDAQ under the symbol “TSIAU” and the shares of Class A common stock and warrants that were separated trade under the symbols “TSIA” and “TSIAW,” respectively. No fractional warrants were issued upon separation of the units and only whole warrants trade.

Redemption Rights for Holders of Public Shares

We are providing our public stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination at a per share price, payable in cash, equal to (i) the aggregate amount then on deposit in the Trust Account as of two business days prior to the closing, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by (ii) the number of then-outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account as of                 , 2021 is anticipated to be $            per public share. The per share amount we will distribute to stockholders who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters or another FINRA member. There will be no redemption rights upon the completion of the Business Combination with respect to our warrants. The redemption rights will include the requirement that any beneficial owner on whose behalf a redemption right is being exercised must identify itself in order to validly redeem its shares. Our Sponsor, officers and directors have entered into a letter agreement with us pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares they hold and any Public Shares they may acquire in connection with the completion of the Business Combination.

Limitation on Redemption Rights

Notwithstanding the foregoing redemption rights, if we seek stockholder approval of the Business Combination and we do not conduct redemptions in connection with the Business Combination pursuant to the tender offer rules, our Charter provides that a holder of the Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Public Shares without prior consent, which we refer to as the “15% threshold.” Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash.

We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against the Business Combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public stockholder holding more than an aggregate of 15% of the Public Shares could threaten to exercise its redemption rights against the Business Combination if such holder’s shares are not purchased by us, our Sponsor or our management at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 15% of the Public Shares, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete a Business Combination, particularly in connection with a Business Combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we will not be restricting our stockholders’ ability to vote all of their shares (including such shares in excess of the 15% threshold) for or against the Business Combination.

Submission of Business Combination to a Stockholder Vote

The special meeting of TSIA stockholders to which this filing relates is to solicit your approval of the Business Combination. Unlike many other blank check companies, TSIA’s public stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then public stockholders who elected to exercise their redemption rights will not be entitled to receive such payments. Our Sponsor, officers and directors have agreed to vote their Founder Shares and any Public Shares purchased during or after the TSIA IPO in favor of approving the Business Combination.

Permitted Purchases of Our Securities

If we seek stockholder approval of the Business Combination and we do not conduct redemptions in connection with the Business Combination pursuant to the tender offer rules, our Sponsor, directors, executive officers, advisors or their affiliates may purchase shares or public warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. There is no limit on the number of shares our Sponsor, directors, officers, advisors or their affiliates may purchase in such transactions, subject to compliance with applicable law and NASDAQ rules. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or public warrants in such transactions. If they engage in such transactions, they will be restricted from making any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act.

In the event that our Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

The purpose of any such purchases of shares could be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or (ii) to satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the closing of the Business Combination, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with our initial business combination. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our Class A common stock or public warrants may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our Sponsor, officers, directors and/or their affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors or their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders (in the case of Class A common stock) following our mailing of proxy materials in connection with the Business Combination. To the extent that our Sponsor, officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination, whether or not such stockholder has already submitted a proxy with respect to the Business Combination, but only if such shares have not already been voted at the stockholder meeting related to the Business Combination. Our Sponsor, executive officers, directors, advisors or any of their affiliates will select which stockholders to purchase shares from based on a negotiated price and number of shares and any other factors that they may deem relevant, and will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws. Our Sponsor, officers, directors and/or their affiliates will be restricted from making purchases of shares if the purchases would violate Section 9(a)(2) of, or Rule 10b-5 under, the Exchange Act. We expect any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchases are subject to such reporting requirements.

Redemption of Public Shares and Liquidation if no Business Combination

Our Existing Charter provides that we will have only 24 months from the closing of the TSIA IPO to complete a business combination. If we are unable to complete a business combination within such 24-month period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less amounts released to us to pay our taxes and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject, in each case, to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete the Business Combination within the 24-month time period.

Pursuant to a letter agreement with us, our Sponsor, officers and directors have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if we fail to complete the Business Combination by November 13, 2022. However, if our Sponsor, officers or directors acquire Public Shares after the TSIA IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete the Business Combination by November 13, 2022. For discussion of any such transactions please refer to the section entitled “Certain Relationships and Related Party Transactions.”

Pursuant to a letter agreement with us, our Sponsor, officers and directors have agreed, that they will not propose any amendment to our Existing Charter that would modify the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete the Business Combination by November 13, 2022, unless we provide our public stockholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per share price, payable in cash, equal to (i) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes divided by (ii) the number of then-outstanding Public Shares. However, we may not redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon completion of the Business Combination (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of Public Shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our Public Shares at such time.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,000,000 of proceeds held outside the Trust Account (as of November 13, 2020), although there is no assurance that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of the TSIA IPO and the sale of the Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and any tax payments of expenses for the dissolution of the trust, the per share redemption amount received by stockholders upon our dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. There is no assurance that the actual per share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, there is no assurance that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest and claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. WithumSmith+Brown, PC, our independent registered public accounting firm will not execute an agreement with us waiving such claims to the monies held in the Trust Account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share or (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the trust account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the TSIA IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of TSIA. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share or (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked our Sponsor to reserve for such indemnification obligations and there is no assurance that our Sponsor would be able to satisfy those obligations. Accordingly, there is no assurance that due to claims of creditors the actual value of the per share redemption price will not be less than $10.00 per Public Share.

We seek to reduce the possibility that our Sponsor has to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent auditor), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our Initial Public Offering against certain liabilities, including liabilities under the Securities Act. We have access to approximately $1,000,000 of proceeds from the TSIA IPO (as of November 13, 2020) with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000).

In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors. In the event that our offering expenses exceed our estimate of $1,000,000, we may fund such excess with funds from the funds not to be held in the Trust Account. In such case, the amount of funds we intend to be held outside the Trust Account would decrease by a corresponding amount. Conversely, in the event that the offering expenses are less than our estimate of $1,000,000, the amount of funds we intend to be held outside the Trust Account would increase by a corresponding amount.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our Public Shares in the event we do not complete an initial business combination by November 13, 2022 may be considered a liquidating distribution under Delaware law. Delaware law provides that if a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our Public Shares in the event we do not complete an initial business combination by November 13, 2022, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete an initial business combination by November 13, 2022, we will be required to: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Public Shares, at a per share price, payable in cash, equal to (i) the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by (ii) the number of then-outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders of TSIA (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our Public Shares as soon as reasonably possible following November 13, 2022 and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years.

However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote.

Further, our Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.00 per Public Share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of the TSIA IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, there is no assurance that we will be able to return $10.00 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against us for these reasons.

Our public stockholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our Public Shares if we do not complete an initial business combination by November 13, 2022, subject to applicable law, (ii) in connection with a stockholder vote to approve an amendment to our Charter to modify the substance or timing of our obligation to redeem 100% of our Public Shares if we have not consummated an initial business combination by November 13, 2022 or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) our completion of an initial business combination, and then only in connection with those shares of our common stock that such stockholder properly elected to redeem, subject to the limitations described herein. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with the Business Combination, a stockholder’s voting in connection with an initial business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata portion of the Trust Account. Such stockholder must have also exercised its redemption rights as described above. These provisions of our Existing Charter, like all provisions of our Existing Charter, may be amended with a stockholder vote.

Voting Restrictions in Connection with the Special Meeting

Pursuant to the terms of the Sponsor Agreement, the Sponsor and TSIA’s directors and officers have agreed to vote any Founder Shares held by them and any Public Shares purchased during or after the TSIA IPO in favor of each of the proposals presented at the Special Meeting. See “Other Agreements—Sponsor Agreement” for more information. The Initial Stockholders own 20% of TSIA’s outstanding common stock entitled to vote thereon. The quorum and voting thresholds at the Special Meeting and the Sponsor Agreement may make it more likely that TSIA will consummate the Business Combination.

Facilities

We currently maintain our executive offices at Rockefeller Center, 45 Rockefeller Plaza, New York, NY 10111 and our telephone number is (212) 715-0300. Our executive offices are provided to us by the Sponsor. On November 9, 2020, we began paying to the Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of our management team. We consider our current office space adequate for our current operations.

Upon completion of the Business Combination or our liquidation, we will cease paying these monthly fees. No compensation of any kind, including finder’s and consulting fees, will be paid by TSIA to our Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of a Business Combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates.

Employees

We currently have 3 officers: Robert J. Speyer, Paul A. Galiano and Jenny Wong. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed the Business Combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the Business Combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the completion of the Business Combination.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

MANAGEMENT OF TSIA

In this section “we,” “us,” “our” or the “Company” refer to TSIA prior to the Business Combination and to the Post-Combination Company following the Business Combination.

Directors and Executive Officers

TSIA’s current directors and executive officers are as follows:

Name	Age	Title
Robert J. Speyer	51	Chairman and Chief Executive Officer
Paul A. Galiano	56	Chief Operating Officer, Chief Financial Officer and Director
Jenny Wong	35	Chief Investment Officer and Director
Joshua Kazam	44	Director
Jennifer Rubio	33	Director
Ned Segal	46	Director
Michelangelo Volpi	54	Director

Robert J. Speyer, Chairman and Chief Executive Officer

Robert J. Speyer, our Chief Executive Officer and Chairman, is a prominent leader in the real estate industry, with more than 25 years of real estate experience. Mr. Speyer serves as President and Chief Executive Officer of Tishman Speyer, a position he has held since 2008. Since assuming the role of Chief Executive Officer of Tishman Speyer, Mr. Speyer has grown Tishman Speyer into a leading global real estate investment management firm with assets under management of $56.8 billion as of September 30, 2020. Under his leadership, Tishman Speyer has delivered more than 61 million square feet of development and redevelopment across 28 key international markets and 121 investments and acquired an additional 24 million square feet of operating real estate assets across 25 investments, serving the needs of industry-leading tenants around the world. Mr. Speyer also serves as Chief Executive Officer and Chairman of Tishman Speyer Innovation Corp. II, a special purpose acquisition company, a position he has held since November 2020. Mr. Speyer also is the Chairman of the Advisory Board of the Mayor’s Fund to Advance New York City, appointed by Mayor Bloomberg in 2006 and reappointed by Mayor de Blasio in 2014. In addition, Mr. Speyer is Founding Member and Co-Chairman of Breakthrough Properties, a joint-venture with Bellco Capital focused on life science real estate development and management. He is also a member of the Executive Committee of the Partnership for New York City. In 2013, Mr. Speyer became the youngest ever Chairman of the Real Estate Board of New York, the city’s premier industry association, and served as Chairman for five years.

Paul A. Galiano, Chief Operating Officer, Chief Financial Officer and Director

Paul A. Galiano, our Chief Operating Officer, Chief Financial Officer and Director, has extensive experience in the real estate and general investment industry. Since 2000, Mr. Galiano has served as Senior Managing Director at Tishman Speyer and is jointly responsible for supervising and coordinating the firm’s U.S. acquisitions, global debt and equity capital as well as its joint-venture programs. He is a member of Tishman Speyer’s global Investment Committee. Mr. Galiano served as Tishman Speyer’s Chief Financial Officer from 2000 to 2006, responsible for Tishman Speyer’s worldwide financial activities, and previously held the position of Treasurer, having begun his tenure working on tax strategies. Mr. Galiano also serves as Chief Operating Officer, Chief Financial Officer and Director of Tishman Speyer Innovation Corp. II, a special purpose acquisition company, a position he has held since November 2020. Prior to joining Tishman Speyer in 1993, Mr. Galiano was with Arthur Andersen & Co. for seven years, where he specialized in real estate taxation. He is a member of the Urban Land Institute.

Jenny Wong, Chief Investment Officer and Director

Jenny Wong, our Chief Investment Officer and Director, has extensive industry experience with a strong focus on Proptech opportunities. Since 2015, Ms. Wong has served as Managing Director, Innovation, at Tishman Speyer. She leads Tishman Speyer’s innovation platform and the firm’s Proptech Venture investment activities, and manages innovation and new business initiatives. In her role at Tishman Speyer, Ms. Wong acted as the development lead on MIRA, a condominium development in San Francisco, and led Northern California asset management. Ms. Wong also serves as Chief Investment Officer and Director of Tishman Speyer Innovation Corp. II, a special purpose acquisition company, a position she has held since November 2020. In addition to her work with Tishman Speyer, Ms. Wong is a frequent speaker at numerous conferences on the impact of Proptech in real estate. Prior to joining Tishman Speyer, Ms. Wong was a consultant for McKinsey & Company in New York. She is a member of the Urban Land Institute’s Innovation Council, and currently serves as a member of the Customer Advisory Board of Juniper Square, a leading real estate investment management software firm.

Joshua Kazam, Director

Joshua Kazam is a founder and board member of Allogene Therapeutics, Inc., a public biopharmaceutical company. He was a founder of Kite Pharma and served as a member of its board of directors from its inception in June 2009 until October 2017. In June 2009, Mr. Kazam co-founded Two River Consulting, LLC, a life science consulting and investment firm. He has served on the board of Vision Path, Inc. (d/b/a Hubble Contacts) since May 2016, ByHeart, Inc. since November 2016, Kronos Bio, Inc., since June 2017, Breakthrough Properties LLC and Breakthrough Services LLC since April 2019, Flying Eagle Acquisition Corp. since February 2020, and Soaring Eagle Acquisition Corp. and Tishman Speyer Innovation Corp. II since February 2021. Mr. Kazam previously served as a director of Diamond Eagle Acquisition Corp. from January 2019 until April 2020, Capricor Therapeutics, Inc. from May 2005 until May 2019 and Platinum Eagle Acquisition Corp. from January 2018 to March 2019. Platinum Eagle Acquisition Corp., Diamond Eagle Acquisition Corp. and Flying Eagle Acquisition Corp. are special purpose acquisition companies formed for the purpose of effecting a business combination with one or more businesses. Mr. Kazam has served as the President of Desert Flower Foundation since June 2016 and is a member of the Wharton School’s Undergraduate Executive Board.

Jennifer Rubio, Director

Jennifer Rubio is the co-founder and President of JRSK, Inc. (d/b/a Away), a direct-to-consumer lifestyle brand that creates luggage and other travel products. Before she co-founded Away in 2015, Ms. Rubio served as Global Head of Innovation for All Saints Retail Limited from August 2013 to October 2014. From August 2011 to August 2013, Ms. Rubio served as Head of Social Media for JAND, Inc. (d/b/a Warby Parker). Prior to joining Warby Parker, Ms. Rubio held various marketing and social media positions, working for brands on the agency side and in-house. Ms. Rubio has served on the board of Tishman Speyer Innovation Corp. II, a special purpose acquisition company, since February 2021. Ms. Rubio was an adjunct professor at Miami Ad School from 2010 to 2011 and has been a guest lecturer at New York University, Wharton School of the University of Pennsylvania, Northwestern University, and Harvard University.

Ned Segal, Director

Ned Segal currently serves as Chief Financial Officer of Twitter, Inc., a position he has held since August 2017. In this role, Mr. Segal leads Twitter’s traditional finance functions along with corporate development and business development. From January 2015 to August 2017, Mr. Segal served as Senior Vice President of Finance of Intuit Inc., a financial software company. From April 2013 to January 2015, Mr. Segal served as Chief Financial Officer of RPX Corporation, a patent risk management solutions company. Prior to that, Mr. Segal held various positions at Goldman Sachs & Co, most recently as a Managing Director and Head of Global Software Investment Banking. In this capacity, he advised technology companies on mergers, acquisitions, IPOs, and other equity and debt financings, and led Goldman Sachs investments in multiple technology companies. Mr. Segal currently serves on the board of directors, as a member of the audit committee, of Beyond Meat, Inc., a plant-based meat company, and of Tishman Speyer Innovation Corp. II, a special purpose acquisition company.

Michelangelo Volpi, Director

Michelangelo Volpi has been a partner at Index Ventures, Inc., a venture capital firm investing in technology-enabled companies with a focus on e-commerce, Fintech, mobility, gaming, infrastructure/AI, and security, since 2009. Prior to joining Index Ventures, Mr. Volpi served as the Chief Executive Officer of Joost, an innovator in the field of premium video services delivered over the Internet. Mr. Volpi performed in various executive roles for 13 years at Cisco Systems, Inc. beginning in 1994. During this tenure, he served as the company’s Chief Strategy Officer, where he was responsible for Cisco’s corporate strategy as well as business development, strategic alliances, advanced Internet projects, legal services, and government affairs. Mr. Volpi then became Senior Vice President and General Manager of the Routing and Service Provider Technology Group, where he led Cisco’s business for the Service Provider market, and was also responsible for all of Cisco’s routing products. Mr. Volpi began his career as a product development engineer at Hewlett Packard Enterprise Company’s Optoelectronics Division from August 1989 to June 1992. Mr. Volpi has served as director of Elastic N.V., a public software company, since January 2013, Sonos, Inc., a consumer electronics company, since March 2010, and Tishman Speyer Innovation Corp. II, a special purpose acquisition company, since February 2021. Mr. Volpi previously served as director of Fiat Chrysler Automobiles N.V., an automobile company, from April 2017 to January 2021 and of Exor N.V., an investment company, from April 2012 to April 2017, and serves as director of various other private companies. Mr. Volpi is a trustee of The Castilleja School in Palo Alto, California and was a trustee of the Stanford Business School Trust until 2017.

Number and Terms of Office of Officers and Directors

Our board of directors consists of seven members. In accordance with NASDAQ corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on NASDAQ. Commencing at our first annual meeting of the stockholders and at each annual meeting of the stockholders thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second annual meeting of the stockholders after their election.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our current bylaws provide that our officers may consist of one or more Chairmen of the Board, one or more Chief Executive Officers, a President, a Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by the board of directors.

Director Independence

NASDAQ listing standards require that a majority of our board of directors be independent and that the Business Combination be approved by a majority of our independent directors. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. A majority of our board of directors are “independent directors” as defined in the NASDAQ listing standards and applicable SEC rules. Our board of directors has determined that Mr. Kazam, Ms. Rubio, Mr. Segal and Mr. Volpi are “independent directors” as defined under NASDAQ listing standards and applicable SEC rules. Accordingly, a majority of our board of directors are “independent directors” as defined in the NASDAQ listing standards and applicable SEC rules. Our audit committee is entirely composed of independent directors meeting NASDAQ’s additional requirements applicable to members of the audit committee. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Executive Compensation

None of our executive officers or directors have received any cash compensation for services rendered to us. On September 23, 2020, our Sponsor purchased an aggregate of 8,625,000 Founder Shares for $25,000, or approximately $0.003 per share. In October 2020, our Sponsor transferred 30,000 Founder Shares to each of Joshua Kazam, Jennifer Rubio, Ned Segal and Michelangelo Volpi, our independent director nominees, in each case for approximately the same per-share price initially paid by our Sponsor. Commencing on the date that our securities are first listed on NASDAQ through the earlier of consummation of an initial business combination and our liquidation, we pay our Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of our management team. In addition, our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating a Business Combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by TSIA to our Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of the Business Combination.

After the completion of the Business Combination, directors or officers who remain with us may be paid consulting or management fees from TSIA. All of these fees will be fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our stockholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by TSIA to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed Business Combination, because the directors of the Post-Combination Company will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of the Business Combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after the Business Combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of the Business Combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules, the rules of the NASDAQ and Rule 10A-3 under the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of the NASDAQ require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

Joshua Kazam, Ned Segal and Michelangelo Volpi serve as members of our audit committee. Under the NASDAQ listing standards and applicable SEC rules, we are required to have three members of the audit committee, all of whom must be independent, subject to the exceptions described above. Joshua Kazam, Ned Segal and Michelangelo Volpi are independent.

Michelangelo Volpi serves as the chairman of the audit committee. Each member of the audit committee is financially literate and our board of directors has determined that Michelangelo Volpi qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The audit committee is responsible for:

•	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•	monitoring the independence of the independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

•

determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•

monitoring compliance on a quarterly basis with the terms of the TSIA IPO and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of the TSIA IPO; and

•

reviewing and approving all payments made to our existing stockholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Compensation Committee

The members of our compensation committee are Joshua Kazam, Jennifer Rubio, Ned Segal and Michelangelo Volpi, and Ned Segal serves as chairman of the compensation committee. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other Section 16 executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The Existing Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NASDAQ and the SEC.

Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or NASDAQ rules. In accordance with Rule 5605(e)(1)(A) of the NASDAQ rules, a majority of the independent directors may recommend a director nominee for selection by our board of directors. Our board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who participate in the consideration and recommendation of director nominees are Joshua Kazam, Jennifer Rubio, Ned Segal and Michelangelo Volpi. In accordance with Rule 5605(e)(1)(A) of the NASDAQ rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors also considers director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws. We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Code of Ethics

We have adopted a code of ethics applicable to our directors, officers and employees (“Code of Ethics”). We have filed a copy of our form of Code of Ethics and our audit committee and compensation committee charters as exhibits to the registration statement from our Initial Public Offering. You may review these documents by accessing our public filings at the SEC’s website. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2020, we had no equity compensation plans or outstanding equity awards. The following table is presented as of December 31, 2020 in accordance with SEC requirements:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	—	—	—

Limitation on Liability and Indemnification of Officers and Directors

Our Existing Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Existing Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Existing Charter. Our bylaws also will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification.

We purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. Except with respect to any Public Shares they may have acquired in the TSIA IPO or thereafter (in the event we do not consummate an initial business combination), our officers and directors have agreed to waive (and any other persons who may become an officer or director prior to the initial business combination will also be required to waive) any right, title, interest or claim of any kind in or to any monies in the Trust Account, and not to seek recourse against the Trust Account for any reason whatsoever, including with respect to such indemnification.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

SELECTED HISTORICAL FINANCIAL INFORMATION OF TSIA

The following tables set forth summary historical financial information derived from TSIA’s audited and audited financial statements, as restated, included elsewhere in this proxy statement/prospectus as of December 31, 2020. You should read the following summary financial information in conjunction with the section titled “TSIA’s Discussion and Analysis of Financial Condition and Results of Operations” and TSIA’s financial statements, as restated, and related notes appearing elsewhere in this proxy statement/prospectus.

We have neither engaged in any operations nor generated any revenue to date. Our only activities from inception through December 31, 2020 were organizational activities and those necessary to complete our initial public offering and identifying a target company for a business combination. We do not expect to generate any operating revenue until after the consummation of the Business Combination.

Period from September 18, 2020 (inception) through December 31, 2020 (As Restated)
Statement of Operations Data:
General and administrative expenses	$(900,030)

Loss from operations	$(900,030)

Other income/(expense):
Change in fair value of warrant liabilities	(5,756,190)
Transaction costs	(736,407)
Interest earned on marketable securities held in Trust Account	2,255

Net loss	$(7,390,372)
Basic and diluted weighted average shares outstanding, Class A	30,000,000

Basic and diluted net income per share, Class A	$0.00
Basic and diluted weighted average shares outstanding, Class B(1)	7,500,000

Basic and diluted net loss per share, Class B	$(0.99)

(1)

Excludes up to 1,125,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 4 to TSIA’s unaudited financial statements for further details on the calculation of net loss per share). On December 24, 2020, the over-allotment option expired without any exercise thereof and the 1,125,000 shares of Class B common stock were returned by the Sponsor to TSIA for no consideration and cancelled.

As of December 31, 2020 (As Restated)
Balance Sheet Data:
Total cash	$1,171,569
Total assets	301,800,505
Total liabilities	37,381,386
Class A common stock subject to possible redemption	259,419,110
Total stockholders’ equity	5,000,009

TSIA MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of TSIA’s financial condition and results of operations should be read in conjunction with TSIA’s financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion, including, but not limited to, those described under the heading “Risk Factors” and analysis set forth below includes forward-looking statements that involve risks and uncertainties. References in this section to “TSIA,” “we,” “us,” “our” and “the Company” are intended to mean the business and operations of TSIA.

Overview

We are a blank check company, originally incorporated in Delaware on September 18, 2020, and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination.

The registration statement for the TSIA IPO was declared effective on November 9, 2020. On November 13, 2020, we consummated the TSIA IPO of 30,000,000 units, at $10.00 per unit, generating gross proceeds of $300.0 million. Each unit consists of one share of TSIA Class A common stock and one-third of one redeemable warrant.

Simultaneously with the closing of the IPO, we consummated the sale of 5,333,334 Private Placement Warrants at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of $8.0 million.

Transaction costs of the IPO amounted to $17,063,769, consisting of $6,000,000 of cash underwriting fees, $10,500,000 of deferred underwriting fees, and $563,769 of other offering costs.

Following the closing of the IPO on November 13, 2020, $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in the Trust Account and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination, (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation, and (iii) the redemption of the Company’s Public Shares if the Company is unable to complete the initial Business Combination within 24 months from the closing of the TSIA IPO (the “Completion Window”), subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

Our management has broad discretion with respect to the specific application of the net proceeds of the TSIA IPO and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.

Results of Operations

As of December 31, 2020, we had not commenced any operations. All activity for the period from September 18, 2020 (inception) through December 31, 2020, relates to our formation, IPO, and, since the completion of the IPO, searching for a target to consummate a Business Combination. We will not generate any operating revenues until after the completion of a Business Combination, at the earliest. We will generate non-operating income in the form of interest income from the proceeds derived from the Public Offering and placed in the Trust Account (defined below). Additionally, we recognize non-cash gains and losses within other income (expense) related to changes in recurring fair value measurement of our warrant liabilities at each reporting period.

For the period from September 18, 2020 (Inception) through December 31, 2020, we had a net loss of $7,390,372. We incurred $900,030 of formation and operating costs (not charged against stockholders’ equity), transaction costs of $736,407 and a non-cash charge related to changes in fair value of warrant liabilities of $5,756,190, offset in part by interest income of $2,255.

Liquidity and Capital Resources

As of December 31, 2020, we had cash outside our trust account of $1,171,569, available for working capital needs. All remaining cash was held in the trust account and is generally unavailable for our use, prior to an initial business combination.

On November 13, 2020, we consummated TSIA’s IPO of 30,000,000 units at a price of $10.00 per unit, generating gross proceeds of $300.0 million. Simultaneously with the closing of the IPO, we consummated the sale of 5,333,334 Private Placement Warrants at a price of $1.50 per Private Placement Warrants in a private placement to the Sponsor, generating gross proceeds of $8.0 million (the “Warrant Private Placement”).

Following TSIA’s IPO, and the sale of the Private Placement Warrant, a total of $300.0 million was placed in the Trust Account. We incurred $17,063,769 in transaction costs, consisting of $6,000,000 of cash underwriting fees, $10,500,000 of deferred underwriting fees, and $563,769 of other offering costs.

In connection with the IPO, the underwriters were granted a 45-day option from the date of the prospectus (the “Over-Allotment Option”) to purchase up to 4,500,000 additional units to cover over-allotments (the “Over-Allotment Units”), if any. On December 24, 2020, the over-allotment option expired without being exercised.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (excluding deferred underwriting commissions) to complete our initial business combination. We may withdraw interest to pay our taxes. We estimate our annual franchise tax obligations, based on the number of shares of our common stock authorized and outstanding after the completion of the TSIA IPO, to be $200,000, which is the maximum amount of annual franchise taxes payable by us as a Delaware corporation per annum, which we may pay from funds from the TSIA IPO held outside of the Trust Account or from interest earned on the funds held in the Trust Account and released to us for this purpose. Our annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the Trust Account. We expect the interest earned on the amount in the Trust Account will be sufficient to pay our income taxes. To the extent that our equity or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

Further, our Sponsor, officers and directors or their respective affiliates may, but are not obligated to, loan us funds as may be required (the “Working Capital Loans”). If we complete a Business Combination, we would repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. To date, we had no borrowings under the Working Capital Loans.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

Off-Balance Sheet Financing Arrangements

We did not have any off-balance sheet arrangement as of December 31, 2020.

Contractual Obligations

As of December 31, 2020, we did not have any long-term debt, capital or operating lease obligations.

We entered into an administrative services agreement pursuant to which we will pay an affiliate of our Sponsor for office space and secretarial and administrative services provided to members of our management team, in an amount not to exceed $10,000 per month.

Critical Accounting Policies and Estimates

The preparation of condensed financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant Liabilities

We account for the warrants issued in connection with our initial public offering in accordance with Accounting Standards Codification (“ASC”) 815-40, “Derivatives and Hedging-Contracts in Entity’s Own Equity” (“ASC 815”), under which the warrants do not meet the criteria for equity classification and must be recorded as liabilities. As the warrants meet the definition of a derivative as contemplated in ASC 815, the warrants are measured at fair value at issuance and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the Statement of Operations in the period of change. In accordance with ASC 825-10, “Financial Instruments”, the Company has concluded that a portion of the transaction costs which directly related to the IPO and the Warrant Private Placement, which were previously charged to stockholders’ equity, should be allocated to the warrants based on their relative fair value against total proceeds, and recognized as transaction costs in the statement of operations.

Class A Common Stock Subject to Possible Redemption

We account for our common stock subject to possible redemption in accordance with the guidance in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A Common Stock (including Class A Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Class A Common Stock is classified as stockholders’ equity. Our Class A Common Stock feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020, 25,941,911 Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of our balance sheet.

Net Loss Per Common Share

Net income (loss) per common stock is computed by dividing net income (loss) by the weighted average number of common stock outstanding for each of the periods. The calculation of diluted income (loss) per common stock does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) Private Placement Warrants since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

Our statements of operations include a presentation of income (loss) per share for Class A Common Stock subject to possible redemption in a manner similar to the two-class method of income (loss) per common stock. Net income per common stock, basic and diluted, for redeemable Class A Common Stock is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of redeemable Class A Common Stock outstanding since original issuance. Net loss per common stock, basic and diluted, for non-redeemable Class B Common Stock is calculated by dividing the net income (loss), adjusted for income attributable to redeemable Class B Common Stock, by the weighted average number of non-redeemable Class B Common Stock outstanding for the periods. Non-redeemable Class B Common Stock include the Founder Shares as these common stocks do not have any redemption features and do not participate in the income earned on the Trust Account.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

Quantitative and Qualitative Disclosures About Market Risk

As of December 31, 2020, we were not subject to any market or interest rate risk. Following the consummation of the TSIA IPO, the net proceeds of the TSIA IPO, including amounts in the Trust Account, have been invested in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF TSIA AND THE POST-COMBINATION COMPANY

The following table and accompanying footnotes set forth information known to TSIA regarding (i) the actual beneficial ownership of TSIA Class A common stock and TSIA Class B common stock, as of May 6, 2021 and (ii) expected beneficial ownership of the Post-Combination Company immediately following consummation of the Business Combination, assuming no Public Shares of TSIA are redeemed, and alternatively that all Public Shares of TSIA are redeemed, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of common stock of TSIA or the Post-Combination Company, as applicable;

•	each of TSIA’s current directors and executive officers;

•	each person who will become a director or executive officer of the Post-Combination Company; and

•	all directors and officers of TSIA, as a group, and of the Post-Combination Company, as a group.

The beneficial ownership of TSIA’s common stock is based on 30,000,000 shares of TSIA Class A common stock issued and outstanding and 7,500,000 shares of Class B common stock issued and outstanding as of May 6, 2021.

The expected beneficial ownership of shares of the Post-Combination Company’s common stock, assuming no Public Shares of TSIA are redeemed, has been determined based upon the following: (i) no public stockholder has exercised its redemption rights to receive cash from the Trust Account in exchange for its Public Shares; (ii) 19,000,000 shares of common stock have been issued pursuant to the Subscription Agreements; (iii) 7,500,000 shares of common stock have been issued pursuant to the conversion of TSIA Class B common; (iv) no cash elections have been made with respect to Latch vested stock options and (v) there will be an aggregate of 155,762,000 shares of the Post-Combination Company’s common stock issued and outstanding at the Closing of the Business Combination (not including 738,000 shares of the Post-Combination Company’s common stock which are subject to vesting requirements pursuant to the Sponsor Agreement).

The expected beneficial ownership of shares of the Post-Combination Company’s common stock, assuming all Public Shares of TSIA have been redeemed, has been determined based on the following: (i) public stockholders have exercised their redemption rights with respect to approximately 30,000,000 shares of TSIA Class A common stock; (ii) 19,000,000 shares of common stock have been issued in pursuant to the Subscription Agreements; (iii) 7,500,000 shares of common stock have been issued in pursuant to the conversion of TSIA Class B common stock; and (iv) there will be an aggregate of 125,762,000 shares of the Post-Combination Company’s common stock issued and outstanding at the Closing of the Business Combination (not including 738,000 shares of the Post-Combination Company’s common stock which are subject to vesting requirements pursuant to the Sponsor Agreement).

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.

	Before the Business Combination				After the Business Combination
	Class A		Class B		Assuming No Redemption				Assuming Redemption of All Public Shares
	Number of Shares Beneficially Owned	Percentage of Class	Number of Shares Beneficially Owned(2)	Percentage of Class	Number of Shares Beneficially Owned		Percentage of Class		Number of Shares Beneficially Owned(2)		Percentage of Class
Name of Beneficial Owner(1)
Principal Stockholders:
TS Innovation Acquisitions Sponsor, L.L.C.(3)	—	—	7,380,000	98.4%	7,380,000	(10)	4.7%		7,380,000	(8)	5.9%
Morgan Stanley(4)	3,048,334	10.2%	—	—	3,048,334		2.0%		—		—
Millennium Management LLC(5)	2,508,939	8.4%	—	—	2,508,939		1.6%		—		—
BlueCrest Capital Management Limited(6)	2,500,000	8.3%	—	—	2,500,000		1.6%		—		—
ArrowMark Colorado Holdings, LLC.(7)	2,114,964	7.0%	—	—	2,114,964		1.4%		—		—
D1 Capital Partners L.P.(8)	2,000,000	6.6%	—	—	2,000,000		1.3%		—		—
Directors and Named Executive Officers of TSIA:
Robert J. Speyer(3)	—	—	(3)	(3)	(3	)(10)	(3	)(10)	(3	)(10)	(3	)(10)
Paul A. Galiano	—	—	—	—	—		—		—		—
Jenny Wong	—	—	—	—	—		—		—
Joshua Kazam(9)	—	—	30,000	*	30,000		*		30,000		*
Jennifer Rubio(9)	—	—	30,000	*	30,000		*		30,000		*
Ned Segal(9)	—	—	30,000	*	30,000		*		30,000		*
Michelangelo Volpi(9)	—	—	30,000	*	30,000		*		30,000		*
Directors and executive officers of TSIA as a group (7 individuals)	—	—	7,500,000	100%	7,500,000		4.8%		7,500,000		6.0%
Executive Officers of the Post-Combination Company:
Luke Schoenfelder(11)	—	—	—	—	5,417,670		3.4%		5,417,670		4.2%
Michael Brian Jones(12)	—	—	—	—	2,150,961		1.4%		2,150,961		1.7%
Ali Hussain(13)	—	—	—	—	777,179		*		777,179		*
Garth Mitchell(14)	—	—	—	—	132,155		*		132,155		*

Directors of the Post-Combination Company:
Luke Schoenfelder(11)	—	—	—	—	5,417,670		3.4%		5,417,670		4.2%
Robert J. Speyer(3)	—	—	(3)	(3)	(3	)(10)	(3	)(10)	(3	)(10)	(3	)(10)
Peter Campbell	—	—	—	—	—		—		—		—
Tricia Han	—	—	—	—	—		—		—		—
Raju Rishi(15)	—	—	—	—	5,870,743		3.8%		5,870,743		4.7%
J. Allen Smith(16)	—	—	—	—	113,883		*		113,883		*
Andrew Sugrue(17)	—	—	—	—	21,639,504		13.9%		21,639,504		17.2%
Directors and Executive Officers of the Post-Combination Company as a group (10 individuals)	—	—	7,380,000	98.4%	43,482,095		27.9%		43,482,095		34.6%
5% Holders of the Post-Combination Company:
Entities affiliated with Avenir Latch Investors, LLC(18)	—	—	—	—	21,639,504		13.9%		21,639,504		17.2%
Entities affiliated with Lux Ventures IV, L.P.(19)	—	—	—	—	14,964,781		9.6%		14,964,781		11.9%

*	Less than one percent.
1.

This table is based on 37,500,000 shares of TSIA common stock outstanding at May 6, 2021, of which 30,000,000 were shares of Class A common stock and 7,500,000 were shares of Class B common stock. Except as described in the footnotes below and subject to applicable community property laws and similar laws, TSIA believes that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise noted, the business address of each of the following entities or individuals is c/o TSIA, 45 Rockefeller Plaza, New York, New York 10111.

2.

Shares of Class B common stock are referred to as “Founder Shares.” The Founder Shares will automatically convert into Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment. Beneficial ownership of Class B common stock reflected in this table has not been also reflected as beneficial ownership of the Class A common stock into which such shares may be converted.

3.

TS Innovation Acquisitions Sponsor, L.L.C., the Sponsor, is the record holder of such shares. The sole manager of the Sponsor is Tishman Speyer Properties, L.P. (“Tishman Speyer”). The general partner of Tishman Speyer is Tishman Speyer Properties, Inc. (“Tishman Speyer GP”). Robert J. Speyer, Chairman and Chief Executive Officer of the Issuer, and Jerry I. Speyer are the co-trustees of a voting trust that holds all voting common stock in Tishman Speyer GP and therefore may be deemed to share voting and investment power with respect to the securities subject to this report. Each of the reporting persons disclaims any beneficial ownership of the securities subject to this report, except to the extent of any pecuniary interest therein.

4.

According to the Schedule 13G, filed on March 9, 2021 by Morgan Stanley, Morgan Stanley Investment Management Inc. and Morgan Stanley Institutional Fund, Inc. Inception Portfolio (collectively, “Morgan Stanley Group”), the business addresses of such parties are 1585 Broadway, New York, NY 10036, 522 5th Avenue 6th Floor, New York, NY 10036 and 522 Fifth Avenue, New York NY 10036. Morgan Stanley Group holds 3,048,334 shares of Class A common stock. Such securities are held through (i) Morgan Stanley Institutional Fund, Inc. Inception Portfolio, a Maryland corporation, which beneficially owns 1,821,880 shares of the Class A common stock and (ii) Morgan Stanley Investment Management Inc., a Delaware Corporation. As a parent holding company, Morgan Stanley owns or may be deemed to beneficially own securities owned by Morgan Stanley Investment Management Inc., a wholly-owned subsidiary of Morgan Stanley and by Morgan Stanley Institutional Fund, Inc. Inception Portfolio.

5.

According to the Schedule 13G, filed on November 16, 2020 by Integrated Core Strategies (US) LLC, ICS Opportunities, Ltd., Millennium International Management LP, Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander (collectively, the “Millennium Parties”), the business address of such parties is 666 Fifth Avenue, New York, New York 10103. The Millennium Parties hold 2,508,939 shares of Class A common stock. Such securities are held through (i) Integrated Core Strategies (US) LLC, a Delaware limited liability company (“Integrated Core Strategies”), which beneficially owned 1,500,000 shares of the Class A common stock; and (ii) ICS Opportunities Ltd., an exempted company organized under the laws of the Cayman Islands (“ICS” Opportunities”), which beneficially owned 1,008,939 shares of the Class A common stock. Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Management is also the general partner of the 100% owner of the ICS Opportunities and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and ICS Opportunities. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen (“Mr. Englander”), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and ICS Opportunities.

6.

According to the Schedule 13G, filed on November 20, 2020 by BlueCrest Capital Management Limited and Michael Platt (“Mr. Platt”), the business address of such parties is Ground Floor, Harbour Reach, La Rue de Carteret, St Helier, Jersey, Channel Islands JE2 4HR. BlueCrest Capital Management Limited serves as investment manager to Millais Limited, a Cayman Islands exempted company, which beneficially owns 2,500,000 shares of Class A common stock. Mr. Platt serves as principal, director and control person of BlueCrest Capital Management Limited. BlueCrest Capital Management Limited and Mr. Platt share the power to vote or direct the vote and share the power to dispose or direct the disposition of the 2,500,000 common shares.

7.

According to the Schedule 13G, filed on February 16, 2021 by ArrowMark Colorado Holdings, LLC, the business address of such party is 100 Fillmore Street, Suite 325, Denver, Colorado 80206. ArrowMark Colorado Holdings, LLC holds 2,114,964 shares of Class A common stock.

8.

According to the Schedule 13G, filed on February 16, 2021 by D1 Capital Partners L.P. and Daniel Sundheim (“Mr. Sundheim”), the business address of such parties is 9 West 57th Street, 36th Floor, New York, New York 10019. D1 Capital Partners L.P. holds 2,000,000 shares of Class A common stock. D1 Capital Partners L.P. is a registered investment adviser and serves as the investment manager of private investment vehicles and accounts, including D1 Capital Partners Master LP. Mr. Sundheim may be deemed to beneficially own the securities by virtue of the fact that Mr. Sundheim indirectly controls D1 Capital Partners L.P.

9.	In October 2020, the Sponsor transferred 30,000 shares of Class B common stock to each of Joshua Kazam, Jennifer Rubio, Ned Segal and Michelangelo Volpi, directors of TSIA.
10.

Pursuant to the Sponsor Agreement, 90% of the Founder Shares shall vest at the closing of the Business Combination. 10% of the Founder Shares shall vest if the VWAP of the Post-Combination Company equal or exceeds $14.00 for any 20 trading days within a 30 trading day period on or prior to the fifth anniversary of the Business Combination. In the event TSIA enters into a binding agreement on or before the fifth anniversary of the closing of the Business Combination related to certain sale transactions involving the shares of common stock or all or substantially all the assets of TSIA (a “TSIA Sale”), all unvested Founder Shares shall vest on the day prior to the closing of such TSIA Sale if the per share price implied in such TSIA Sale meets or exceeds $14.00.

11.

Consists of (a) 1,167,650 shares of the Post-Combination Company’s common stock held directly by Mr. Schoenfelder, (b) 267,240 shares of the Post-Combination Company’s common stock held in Luke Schoenfelder 2021 Trust u/a dated January 12, 2021 and (c) 3,982,780 shares of the Post-Combination Company’s common stock subject to options exercisable within 60 days of April 20, 2021. The address of Mr. Schoenfelder is c/o Latch, Inc., 508 West 26th Street, Suite 6G, New York, New York 10001.

12.

Consists of (a) 89,080 shares of the Post-Combination Company’s common stock held directly by Mr. Jones and (b) 2,061,881 shares of the Post-Combination Company’s common stock subject to options exercisable within 60 days of April 20, 2021. The address of Mr. Jones is c/o Latch, Inc., 508 West 26th Street, Suite 6G, New York, New York 10001.

13.

Consists of (a) 403,059 shares of the Post-Combination Company’s common stock held directly by Mr. Hussain and (b) 374,120 shares of the Post-Combination Company’s common stock subject to options exercisable within 60 days of April 20, 2021. The address of Mr. Hussain is c/o Latch, Inc., 508 West 26th Street, Suite 6G, New York, New York 10001.

14.

Consists of (a) 75,320 shares of the Post-Combination Company’s common stock held directly by Mr. Mitchell and (b) 56,835 shares of the Post-Combination Company’s common stock subject to options exercisable within 60 days of April 20, 2021. The address of Mr. Mitchell is c/o Latch, Inc., 508 West 26th Street, Suite 6G, New York, New York 10001.

15.

Consists of (a) 4,441,332 shares of the Post-Combination Company’s common stock held by RRE Ventures VII, LP, (b) 593,996 shares of the Post-Combination Company’s common stock held by RRE Leaders II, L.P. and (c) 835,415 shares of the Post- Combination Company’s common stock held by RRE Leaders Fund, LP. Mr. Rishi is affiliated with RRE Ventures VII, LP and RRE Leaders Fund, LP. and may be deemed to have beneficial ownership with respect to these shares.

16.	Consists of 113,883 shares of the Post-Combination Company’s common stock held directly by Mr. Smith.
17.

Consists of the shares identified in footnote (17) below. Mr. Sugrue is affiliated with Avenir Latch Investors, LLC, Avenir Latch Investors II, LLC and Avenir Latch Investors III, LLC, and may be deemed to have beneficial ownership with respect to these shares.

18.

Consists of (a) 7,297,338 shares of the Post-Combination Company’s common stock held by Avenir Latch Investors II, LLC, (b) 6,495,765 shares of the Post-Combination Company’s common stock held by Avenir Latch Investors III, LLC and (c) 7,846,402 shares of the Post-Combination Company’s common stock held by Avenir Latch Investors, LLC. The address for these entities and individuals is c/o Avenir Management Company, LLC, 135 Fifth Avenue, 7th Floor, New York, NY 10010.

19.

Consists of (a) 9,570,725 shares of the Post-Combination Company’s common stock held by Lux Ventures IV, L.P. and (b) 5,394,506 shares of the Post-Combination Company’s common stock held by Lux Co-Invest Opportunities, L.P. Lux Venture Partners IV, LLC is the general partner of Lux Ventures IV, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Ventures IV, L.P. Lux Co-Invest Partners, LLC is the general partner of Lux Co-Invest Opportunities, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Co-Invest Opportunities, L.P. Peter Hebert and Josh Wolf are the individual managing members of Lux Venture Partners IV, LLC and Lux Co-Invest Partners, LLC (the “Individual Managers”). The Individual Managers, as the sole managers of Lux Venture Partners IV, LLC and Lux Co-Invest Partners, LLC, may be deemed to share voting and dispositive power for the shares noted herein held by Lux Ventures IV, L.P. and Lux Co-Invest Opportunities, L.P. Each of Lux Venture Partners IV, LLC, Lux Co-Invest Partners, LLC and the Individual Managers separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o Lux Capital Management, 920 Broadway, 11th Floor, New York, NY 10010.

TSIA’s Initial Stockholders beneficially own 20% of TSIA’s issued and outstanding shares of common stock as of the TSIA Record Date. Because of this ownership block, the Initial Stockholders may be able to effectively exercise influence the outcome of all matters requiring approval by our stockholders, including the election of directors, amendments to our Existing Charter and approval of significant corporate transactions, including approval of the Business Combination.

The Sponsor and TSIA’s directors and officers have agreed (A) to vote any Founder Shares or Public Shares owned by them in favor of the Business Combination Proposal and (B) to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of the Business Combination.

INFORMATION ABOUT LATCH

References in this section to “we,” “our,” “us,” the “Company” or “Latch” generally refer to Latch, Inc. and its consolidated subsidiaries.

Company Overview

Latch is an enterprise technology company focused on revolutionizing the way people experience spaces by making spaces better places to live, work, and visit. Latch has created a full-building operating system, LatchOS, that addresses the essential needs of modern buildings by streamlining building operations, enhancing the resident experience, and enabling more efficient interactions with service providers. Our product offerings are designed to optimize the resident experience and include smart access, delivery and guest management, smart home and sensors, connectivity, and resident experience. We combine hardware, software, and services into a holistic system that we believe makes spaces more enjoyable for residents, more efficient and profitable for building operators, and more convenient for service providers.

LatchOS enables spaces all across North America. Throughout 2020, approximately 1 in 10 newly constructed multi-family apartment home units in the United States were equipped with Latch products and installed across more than thirty-five states in the US, as well as in Canada, from affordable housing in Baltimore, to historic buildings in Manhattan, to luxury towers in the Midwest. Latch works with real estate developers large and small, ranging from the largest real estate companies in the world to passionate local owners.

We engage with customers early in their new construction or renovation process, helping establish Latch as the technology consultant for the building. LatchOS is made up of modules, enabling essential capabilities for modern buildings. Building owners have the flexibility to select the LatchOS modules to match their specific buildings’ or portfolio’s needs, with LatchOS software starting pricing ranging from $7-12 per apartment per month, for the LatchOS modules Smart Access, Smart Home and Guest Management, depending on which capabilities are selected. Customers also purchase our first party as well as partner devices upfront to go along with the LatchOS modules they choose.

The LatchOS ecosystem has been created to serve all the stakeholders at a building and today consists of the following modules:

•

Smart Access. Latch’s smart access software capabilities include complete resident, building staff, guest, service provider and construction access management powered by the Latch R, M, and C devices. These devices serve every door in a building, from home doors to elevators, from parking garages to gyms.

•

Delivery & Guest Management. Going beyond smart access, the Latch intercom solves the access problem for unexpected guests and deliveries enabling visitors to quickly connect with residents or building operators with just a few clicks. The Latch Delivery Assistant takes this further to the package room with a remote, virtual doorman facilitating secure package management.

•

Smart Home & Sensors. Latch’s enterprise device management enables smart home capabilities from thermostat, lighting, leak detection and other sensor integration, monitoring, and centralized device management for building owners and resident control right in the Latch App. Our partnerships with companies like Google Nest, ecobee, Honeywell, Jasco, Leviton, and more, provide our customers with a wide choice in smart home devices that can be controlled through LatchOS.

•

Connectivity. Connecting devices, operations, and residents reliably to the network across buildings can be complex. Latch Intercom and Latch Hub’s cellular connectivity bring internet access to new and existing building infrastructure from new construction to retrofits.

•

Resident Experience. Residents can control all of the Latch-enabled devices in their spaces through the Latch App right from the moment they arrive. Latch’s mobile applications also enable resident onboarding, streamlining the move-in experience. The average Latch App user already interacts with the Latch App multiple times per day, giving us an incredible foundation from which to engage and transact further with the residents over time as we introduce new functionalities and services to the Latch mobile applications.

After Latch has been installed and set up at a building, the building managers add all their residents as users to the Latch system. Our mobile applications then enable the residents to unlock all connected spaces in Latch buildings from the front door, package rooms, common spaces, elevators, and garages to their unit entrance, control their thermostat and smart home devices from the app, see who rang the bell at the front door through the intercom and let guests in through the app. In the near future, we believe interacting with services, buying renters insurance or choosing their internet package will all be possible from the Latch App. Residents become highly engaged users across all the capabilities that Latch provides them in their spaces.

Beyond enabling a new set of experiences at buildings for residents and building operators, Latch turns the purchase experience of smart building technology for building owners from a complex sale with up to eight or more vendors into a simple process with Latch as a single vendor with one single contract and straightforward billing. LatchOS enables a unified management experience for building operators with a single interface to manage all Latch experiences instead of having a separate interface for each vendor and solution. Latch also enables a unified resident experience with a single interface through the Latch App for all resident-facing interactions and Latch experiences in our customers’ buildings. Devices that are part of the Latch ecosystem work better together since our curated set of partner devices and our smart building operating system, LatchOS, seamlessly integrate instead of a patchwork of devices from different vendors with different standards and interfaces that create technology silos and limited experiences.

Choosing Latch may also have a real impact on the economics of operating a building: increasing revenue and reducing expenses for operators. We estimate that operators may see revenue increases by up to $200-500 per apartment per year through the premium resident experience and market positioning that Latch enables, accelerated lease up, decelerated turnover, increased rent/amenity fee upside, ancillary monetization opportunities and future-proofing of their building. In addition, we estimate our products may reduce expenses by up to $100-300 per apartment per year through the consolidation of manual systems, eliminating recurring rekeying expenses and lockout responses, simplifying resident onboarding and offboarding, creating more efficient package delivery management, and enabling straightforward service provider access sharing and oversight. Though not all building operators may recognize these revenue increases and expense reductions, Latch provides real opportunity for building operators to increase profits through the use of our products.

Our sales strategy is simple, repeatable, scalable and unique. We engage directly with our customers to ensure they have the best possible experience with Latch and our partners from sale, to installation, to the lease up. Latch engages with customers early in their construction or renovation process, establishing Latch as a technology advisor to the building. This not only enables us to provide more technology advice early in the development process, but it also creates high revenue visibility. Our customers sign letters of intent (“LOIs”) specifying which software and devices they want to receive and on which dates. This approach leads to multi-year software contracts, direct feedback loops with our customers and their residents, local and regional market insights, and a full picture of the ever-changing demands of building operators. With a delivery timeline that can range from an average of six to eighteen months after signing the LOI, depending on the construction schedule, we continuously evolve our products and add new features between the time of signing of the LOI and the time of install.

With respect to deployment, our certified channel partners are third-party onsite product specialists that provide specific knowledge and expertise to assist in the sale and deployment of Latch products. In consideration for these services provided, we pay the channel partners a fee at our discretion based on a standard price list which is generally applicable to all channel partners with the amounts varying based on product and sales type. Fees generally range from 20% to 40% of the sales price of the hardware. We provide our channel partners with specific training and programs to assist them in selling and deploying our software, services, and products. The certified channel partners also work on behalf of our customers. In this capacity they will take custody of our hardware on behalf of our customers and install and service our smart access products. These services are provided pursuant to a contract that is directly between the channel partners and our customers. In such circumstances, our customers directly pay our channel partners for the foregoing services and Latch does not receive any revenue from the foregoing services.

Our channel partners agree to our channel policies and procedures, which include the code of conduct for our channel partners, customary confidentiality and intellectual property ownership provisions, branding and marketing guidelines, certification requirements, and warranty claim procedures. We work with approximately 180 channel partners and our contracts with our channel partners incorporate our channel policies and procedures and usually have one-year terms which are renewable annually.

Industry Background

Markets Served

Currently we primarily serve the rental homes markets in North America. Based on internal research and external reporting, we estimate there are approximately 32 million multifamily apartment home units in North America. Today we primarily serve new construction and retrofit buildings. Since our launch in 2017, we have seen the share of our business coming from retrofit opportunities increase significantly: a trend we expect to continue over the medium term. We also serve the single-family rental market through our existing relationships with large real estate developers and owners. Based on internal research and external reporting, we estimate there are 15 million single-family rental home units in North America.

Technology market for multifamily is fragmented

The multifamily technology market is fragmented resulting in software tools and devices that do not work well with each other. To assemble a complete building solution, building operators are required to patch multiple solutions together. Building owners are often sourcing this smart building technology from eight or more vendors and point solution providers to satisfy their technology needs and create a modern building experience. Orchestrating the procurement can be an expensive and time-consuming process from evaluation to the decision on the final technology solution.

Legacy solutions are expensive and cumbersome

Historically, our customers used traditional keyed mortise lock and deadbolt products, traditional access control at the base building, and hardwired, traditional intercom products to outfit and secure their apartment homes. These products have not changed in decades before we launched our suite of Latch products. Legacy solutions introduce significant levels of friction and maintenance for operators, with on-going rekeying, credential management, guest management, and unit turnover costs incurred through the regular course of business.

Our Market Opportunity

Real estate is the world’s largest asset class. The broad ecosystem of institutionally owned and managed buildings represents a significant opportunity for us. We see opportunities to improve and augment our existing product suite to fit the needs of customers and stakeholders across the real estate ecosystem. We envision a world where every space in each stakeholder’s path is unified under the Latch system, from the home, to the office, and more.

Today we primarily serve the multifamily markets with our existing set of LatchOS software modules. Multifamily real estate ownership is highly fragmented, with the top 50 multifamily owners only holding 14.5% of total home units in North America. We view our addressable market in three broad categories:

New Multifamily Construction

According to United States census data, over the five-year period from January 2015 through December 2019, an average of approximately 330,000 new multifamily home units, which represents new construction completions for buildings with five home units or more, were built each year.

Multifamily Retrofits

According to United States census data, over the period from 2009 to 2019 occupied apartment stock has grown from approximately 17 million home units to approximately 32 million home units.

Institutionally Owned Single-Family Rental

Our set of solutions is also highly complementary to the single-family rental market given our software products provide portfolio-wide management of all of our devices installed in a customer’s home units. Large single-family rental portfolios are particularly well-suited for this type of solution as a result of lower asset density as compared to multifamily. We see a significant opportunity to become the marquee partner for single-family rental owners to achieve efficiencies in managing large portfolios of rental assets.

Products and Platform

Our platform, LatchOS, is a full building operating system that brings together all the elements that make up the modern building experience for building managers, vendors, and residents. The LatchOS ecosystem consists of two general elements: software and devices. Our software, hardware, and services in turn enable the essential features for every stakeholder in the Latch ecosystem.

Latch has three software products in the market today: Latch Resident Mobile Applications, Latch Manager Web, and the Latch Manager Mobile Application. These three products encompass the software that powers the LatchOS platform and allows for devices and services to operate in harmony.

We typically enter into software agreements with our customers, which include software licensing fees ranging from $7-12 per apartment per month, with the exact costs varying based on the LatchOS modules selected by the customer. The initial term of our software agreements range from two to ten years, with an average initial term of approximately six years. The software agreements typically contain an automatic renewal term equal in length to the agreements’ initial term, but provide that either party may terminate the agreement at the end of a given term by written notice to the other party. The software agreements also typically include indemnification, confidentiality and warranty terms that are customary for software agreements in our sector.

We also have a collection of first-party devices and third-party partner devices and services (“Works with Latch”) that can integrate into the LatchOS system to be managed, controlled and/or operated through our software products.

Software Products

Latch Mobile Applications

The Latch mobile applications are the primary tools for residents to unlock doors, give access to guests or service providers, control and manage smart devices, interact and communicate with the building, consumer services and transact with Latch. Latch offers a subset of these experiences through the Apple Watch as well.

Latch Manager Web and Manager Mobile Applications

Manager Web is LatchOS’s central orchestration application for building operators. Our fully integrated system lets property managers support the resident experience from a single source. From the Manager Web, property managers can control access sharing, resolve issues remotely, save time and money on rental unit turnover, and ensure their residents are secure.

First Party Hardware Devices

M, C, R Series

The M, C and R series are the door-mounted access control products which interface with industry-standard lock hardware. They are designed to meet and exceed every project requirement. They are built to industry standards, compliant with code requirements, and suited for interior or exterior use.

Other Devices

The Latch Intercom integrates seamlessly into the Latch core access systems and allows audio and video calls for remote unlocking. The Latch Camera is a dome camera that integrates seamlessly into the Latch Intercom and core access systems to allow for video calls for remote unlocking. The Latch Hub is an all-in-one connectivity solution that enables smart access, smart home, and sensor devices to do more at every building. The Latch Leak Detectors offer a simple and scalable solution to enable leak prevention, detection, and quick resolutions for building owners and residents.

Works with Latch: 3rd Party Devices, Software and Partnerships

The LatchOS platform is compatible with a collection of industry-leading smart home devices, allowing these devices to be managed, controlled, and viewed from the LatchOS platform. Latch has selected several initial smart home devices with which to integrate (currently or in the near term), including smart home devices manufactured by Google Nest, Honeywell, ecobee, Jasco, Leviton, and Sonos, based on Latch’s assessment that these devices are aligned with Latch’s vision around enterprise device management privacy and security, design, and brand when it comes to building operators and residents. Latch has entered into agreements with Google Nest, Honeywell and ecobee and plans to enter into an agreement with Sonos. Such agreements include application programming interface (API) licensing terms that allow partner devices to be managed, controlled, and viewed from the LatchOS platform as appropriate for desired functionality. Such agreements include other terms that are customary in API license agreements, including intellectual property ownership and licensing provisions, joint marketing and advertising arrangements, indemnification obligations, confidentiality restrictions, and data protection requirements. Jasco and Leviton smart lighting products can be controlled by the LatchOS platform through the Zigbee protocol; therefore, no separate API license agreement is necessary between Latch and Jasco and Leviton in order to integrate the LatchOS platform with their smart lighting products.

We understand at Latch that operating a building can be complex and it can take many different processes, systems, and tools to manage a great building. A majority of buildings we work with use Property Management Software to manage their back-office operations. In order to accommodate those complex use-cases, we have forged partnerships with the top Property Management Software companies, such as Yardi and RealPage, and enabled integrations between such software and our software and devices so the building can operate seamlessly between the two systems at the building.

Latch leverages its cutting-edge smart access platform to unlock new use-cases in adjacent real estate verticals and with partners that serve buildings. Our smart access platform integrates with partners such as Tour24, Pinwheel and UPS to enable unattended showings and secure package delivery, and it has also allowed us to build a robust B2B2C distribution channel for us to transact with residents through the Latch App and offer future consumer and on-demand services.

Our Competitive Strengths

Strong and Sticky Software Distribution Model

We believe we offer the premier platform for distributing enterprise software into the portfolios of multifamily owners and developers. Each of our hardware products has an associated long-term software contract averaging greater than six years in length. Through our software, our customers receive enterprise management of all Latch supported hardware products and residents receive unified control of devices, home unit access, and amenity access all from within the Latch App.

Compelling Recurring Revenue Model

Each Latch customer must sign a software contract with Latch in order to utilize our suite of products and services through LatchOS. We have yet to churn a customer despite having already gone through a renewal cycle, and our average contract length is more than six years. Most of our customers prepay their SaaS contract subscription fees which gives us long-term predictability of our SaaS revenue.

Trusted Technology Partner for Rental Home Operators

We take what normally are disparate solutions and devices and combine them into a powerful system in which we believe all components work better together. The power of LatchOS is combining software and devices into a unified system that works for apartment building owners. This vertical-specific software approach gives our customers a single vendor, single contract, and a single interface to manage more and more of the essential needs in their buildings.

Passionate, Founder-Led Team

Our co-founders and management team have broad and deep experience at some of the world’s leading technology companies, and over 50% of our team have backgrounds in engineering, product, and design.

Visible, Long-term Sales

Our customers sign LOI deals outlining the software and devices they want to buy for their building up to 24 months in advance of installation. This visibility provides predictable demand planning, forecasting, and mapping customer demands for certain products and services.

Efficient Customer Acquisition

Our targeted account-based sales model allows us to sell rapidly and deeply into the portfolios of North America’s largest rental home developers and owners. This strategy allowed us to grow cumulative booked home units by more than 100% over the twelve months ended December 31, 2020 with four consecutive quarters of record bookings. In addition, we have been able to acquire valuable customers with relatively low sales and marketing expenses due to strong product-market fit and an efficient sales strategy, resulting in a 6.8x lifetime customer value to customer acquisition cost ratio. We define lifetime customer value as total expected revenue collected per home unit reduced by the related cost of revenue over the home unit life. We define customer acquisition cost as total sales and marketing expense per new home unit acquisition. We use the lifetime customer value to customer acquisition cost ratio to measure customer acquisition efficiency. Other companies including companies in our industry may calculate this ratio or similarly titled measures differently, which reduces its usefulness as a comparative measure.

Our platform gives us the opportunity to sell our customers’ residents additional products and services in the future, including laundry pick-up, in-home cleaning, handyman services and more. By acquiring the building as a customer and the building owners onboarding their residents as part of their business operations, we do not pay any additional costs to acquire the residents of the building as our customers. Latch plans to generate revenue from such services by offering the services through the Latch mobile applications and charging fees to the residents and/or services providers performing the services. Latch plans to partner with local services provider to perform these services and may directly perform these services in the future.

Our Mobile Applications

Our mobile applications give us the opportunity to sell additional products and services directly to residents in our customers’ buildings. By acquiring the building as a customer and the building owners onboarding their residents as part of their business operations, we do not incur any additional costs to acquire the residents of the building as customers.

Our Intellectual Property Portfolio

Our robust intellectual property portfolio, which includes patents, trademarks, copyrights, and trade secrets, enables us to protect our proprietary technology, brands, and other intellectual property against dilution, infringement, misappropriation, and competitive pressure. Specifically, we own several patents and pending patent applications in the United States that cover the material aspects of the LatchOS platform, including Smart Access, Delivery & Guest Management, Smart Home & Sensors, and Resident Experience. None of these patents are expected to expire prior to 2035. We also own patents and pending patent applications in the United States covering the ornamental design of our hardware products. None of such patents are expected to expire prior to 2030. We also own foreign counterparts related to the foregoing patents and pending patent applications. Additionally, our proprietary software and firmware are protected as trade secrets.

Our Growth Strategy

Our main objective is to increase the number of customers on the LatchOS platform and increase utilization of our platform by each customer and user, both operations staff and residents. To achieve this objective, we pursue the following strategies:

Further Penetration of North American Multifamily and Single-Family Rental Markets

As of December 31, 2020, our cumulative home unit bookings represent less than 1% of the total United States apartment stock. We plan to further organically expand in these markets via two primary strategies. First, we aim to continue to acquire new customers through our direct sales strategy. Second, we plan to build onto our existing customer relationships and sell deeper into our customer’s portfolios through existing portfolio retrofits, new construction, and upsells of additional LatchOS modules to existing buildings.

Geographic Expansion

Today, we only operate in the United States and Canada. While these geographies present sizable opportunities for Latch, our solution set is well-positioned to enter new geographic markets such as Europe. We see a near-term opportunity to expand into France, Germany, and the United Kingdom with the support of Tishman Speyer and current customers as our anchor partners in these regions.

New Products and Services

Our existing suite of hardware and software is just the beginning of our product expansion. Our dedicated team of designers, engineers, and product managers are creating new and innovative products and features for the Latch ecosystem. Once a customer is using LatchOS, new software modules can be seamlessly activated over the air via our management interface. We build our products with the goal of making the experience for all stakeholders seamless and intuitive and hold ourselves to the highest standards of excellence and innovation in our product development. We are also in active dialogue with other industry participants on how Latch can expand its offering with new products through partnerships with other companies.

Capturing Digital Consumer Services Spending

A tremendous amount of spending occurs inside of the home, from a wide range of on demand services, dry cleaning, to home cleaning, to maintenance, to individual internet connectivity, to renter’s insurance, and even rent payment related services. The power of LatchOS is that we believe we can bring all of these services to the resident in a single interface through the Latch App. We have several new products and resident services in development that we will continue to release to Latch residents to better serve these stakeholders and make their spaces better places to live.

New Real Estate End-Markets

The rental home market is just our first step. We envision a world where the spaces in each person’s path are unified under the Latch system, from the home, to the office, and everything in between. The opportunity to provide a Latch-enabled solution to new markets such as commercial office, hospitality and more are attractive opportunities toward achieving this long-term vision.

Employees

Our employees are critical to our success. As of December 31, 2020, we had approximately 202 full-time employees in the United States across our New York City headquarters, San Francisco office, and Los Angeles workspace. Internationally, we had 12 employees based in our Taipei office as of December 31, 2020. We also engage numerous consultants and contractors to supplement our permanent workforce. A majority of our employees are engaged in engineering, software and product development, sales and related functions. To date, we have not experienced any work stoppages and consider our relationship with our employees to be in good standing. None of our domestic or international employees are subject to a collective bargaining agreement or represented by a labor union.

Facilities

Our corporate headquarters are located in New York City, where we lease approximately 800 square feet of office space that is currently being used as an engineering lab. The lease for our New York City engineering lab expires in February 2021. We intend to lease a larger office in New York City for our headquarters following the conclusion of governmental restrictions on gatherings relating to the COVID-19 pandemic.

In addition to our New York City headquarters, we currently lease approximately 3,300 square feet of office space in San Francisco and 150 square feet of workspace in Los Angeles. Both our San Francisco office and Los Angeles workspace are used primarily as office and workspace for our employees based in each city. The lease for our San Francisco office expires in June 2021 and we have the option to extend the term of the lease by one year. The term of the lease for our Los Angeles workspace is month-to-month. We also lease several storage units in a New York City warehouse that are used primarily for holding inventory. The term of the lease for our New York storage units is month-to-month.

In addition to our facilities located in the United States, we lease approximately 3,500 square feet of office space in Taipei, Taiwan that is used primarily as office space for our employees based in Taiwan. The lease for our Taipei office expires in June 2021.

We believe that our facilities are adequate to meet our needs for the immediate future and that suitable additional space will be available to accommodate any expansion of our operations as needed.

Government Regulation

We are subject to various laws, regulations and permitting requirements of authorities in the United States and Canada. We believe that we are in material compliance with all such laws, regulations and permitting requirements.

United States

We or our channel partners are subject to various federal, state, and local regulations related to access control products, such as state and local building and fire codes, the American Disabilities Act, and requirements for UL and FCC certifications.

We or our partners may be subject to numerous federal and state laws and regulations, including data breach notification laws, data privacy and security laws, and consumer protection laws and regulations (e.g., Section 5 of the FTC Act) that govern the collection, use, disclosure, and protection of personal information. Privacy and security laws, self-regulatory schemes, regulations, standards, and other obligations are constantly evolving, may conflict with each other to complicate compliance efforts, and can result in investigations, proceedings, or actions that lead to significant civil and/or criminal penalties and restrictions on data processing. For example, California recently enacted the California Consumer Privacy Act (the “CCPA”), which went into effect on January 1, 2020. The CCPA, among other things, creates new data privacy obligations for covered companies and provides new privacy rights to California residents, including the right to access and delete their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used. The CCPA also creates a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach. Relatedly, the California Privacy Rights Act (the “CPRA”) was recently voted into law by California residents. The CPRA significantly amends the CCPA and imposes additional data protection obligations on covered companies doing business in California, including additional consumer rights processes and opt outs for certain uses of sensitive data. It also creates a new California data protection agency specifically tasked to enforce the law, which would likely result in increased regulatory scrutiny of California businesses in the areas of data protection and security. The substantive requirements for businesses subject to the CPRA will go into effect on January 1, 2023, and become enforceable on July 1, 2023. Further, according to the Federal Trade Commission (the “FTC”), violating consumers’ privacy rights or failing to take appropriate steps to keep consumers’ personal information secure may constitute unfair acts or practices in or affecting commerce in violation of Section 5 of the FTC Act. The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities.

Canada

In Canada, the Personal Information Protection and Electronic Documents Act (“PIPEDA”), and similar provincial laws may impose obligations with respect to processing personal information. PIPEDA requires companies to obtain an individual’s consent when collecting, using or disclosing that individual’s personal information. Individuals have the right to access and challenge the accuracy of their personal information held by an organization, and personal information may only be used for the purposes for which it was collected. If an organization intends to use personal information for another purpose, it must again obtain that individual’s consent. Failure to comply with PIPEDA could result in significant fines and penalties.

Competition

Given the emerging nature of the smart building industry, there are a number of companies developing partial solutions that may be similar to parts of the LatchOS ecosystem. The smart building industry is highly fragmented with many players ranging from companies focused on singular smart building experiences (i.e., smart home solutions, package room solutions, intercoms, etc.), to middleware companies that do not develop most of their own hardware and stitch together 3rd party solutions, leading to partial or incomplete smart building experiences. We believe the majority of these other companies are developing solutions that do not solve buildings’ needs comprehensively or meet the enterprise management and security requirements of large enterprise environments. We believe that our innovative product design, enterprise grade platform, focus on privacy and security, commercial traction, issued and pending patents, broad intellectual property portfolio and strong engineering and operations team provide us with a competitive advantage over these other smart building companies. We expect competition to intensify in the future as the market for full building operating systems matures.

Legal Proceedings

We are and, from time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not presently a party to any other legal proceedings that in the opinion of our management, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition, or cash flows.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF LATCH

The following tables set forth Latch’s selected consolidated financial and other data. The following selected consolidated financial data for the years ended December 31, 2020 and 2019 and the selected consolidated balance sheet data as of December 31, 2020 and 2019 are derived from Latch’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

The data should be read together with “Latch’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in conjunction with the consolidated financial statements, related notes, and other financial information included elsewhere in this proxy statement/prospectus. Latch’s historical results are not necessarily indicative of the results to be expected in the future.

	Year Ended December 31,
	2020	2019
Consolidated Statements of Operations Data:
(In thousands, except for share and per share data)
Total revenue	$18,061	$14,887
Total cost of revenue	20,239	17,297
Total operating expenses	59,619	47,293
Loss from operations	(61,797)	(49,703)
Total other income (expense)	(4,189)	(473)
Loss before income taxes	(65,986)	(50,176)
Net loss	(65,994)	(50,226)
Earnings (loss) per common share:
Basic net loss per share	$(8.18)	$(6.86)
Diluted net loss per share	$(8.18)	$(6.86)
Weighted average shares outstanding:
Basic	8,069,009	7,317,824
Diluted	8,069,009	7,317,824

	December 31,
	2020	2019
Consolidated Balance Sheets Data:
(In thousands)
Total assets	$89,609	$73,572
Current liabilities	11,857	7,679
Total liabilities	83,281	13,736
Redeemable convertible preferred stock	160,605	150,305
Accumulated deficit	(162,187)	(96,193)
Total stockholders’ deficit	(154,277)	(90,469)

	Year Ended December 31,
	2020	2019
Statements of Cash Flows Data:
(In thousands)
Net cash provided by (used in):
Operating activities	$(53,642)	$(47,625)
Investing activities	(5,468)	(3,766)
Financing activities	65,408	66,087

LATCH’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References in this section to “we,” “our,” “us” and the “Company” generally refer to Latch, Inc. and its consolidated subsidiaries prior to the Business Combination and to the Post-Combination Company and its consolidated subsidiaries after giving effect to the Business Combination. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the sections titled “Selected Consolidated Financial and Other Data” and our financial statements and related notes and other information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Forward-Looking Statements” included elsewhere in this prospectus. Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

Latch is an enterprise technology company focused on revolutionizing the way people experience spaces by making spaces better places to live, work, and visit. Latch has created a full-building operating system, LatchOS, that addresses the essential needs of modern buildings by streamlining building operations, enhancing the resident experience, and enabling more efficient interactions with service providers. Our product offerings are designed to optimize the resident experience and include smart access, delivery and guest management, smart home and sensors, connectivity, and resident experience. We combine hardware, software, and services into a holistic system that we believe makes spaces more enjoyable for residents, more efficient and profitable for building operators, and more convenient for service providers.

LatchOS enables spaces all across North America. Throughout 2020, approximately 1 in 10 newly constructed multi-family apartment home units in the United States were equipped with Latch products and installed across thirty-five states and Canada, from affordable housing in Baltimore, to historic buildings in Manhattan, to luxury towers in the Midwest. Latch works with real estate developers large and small, ranging from the largest real estate companies in the world to passionate local owners.

We engage with customers early in their new construction or renovation process, helping establish Latch as the technology consultant for the building. LatchOS is made up of modules, enabling essential capabilities for modern buildings. Building owners have the flexibility to select the LatchOS modules to match their specific buildings’ or portfolio’s needs, with LatchOS software starting pricing ranging from $7-12 per apartment per month, for the LatchOS modules Smart Access, Smart Home and Guest Management, depending on which capabilities are selected. Customers also purchase our first party as well as partner devices upfront to go along with the LatchOS modules they choose.

Our sales strategy is simple, repeatable, scalable and unique. We engage directly with our customers to ensure they have the best possible experience with Latch and our partners from sale, to installation, to the lease up. Latch engages with customers early in their construction or renovation process, establishing Latch as a technology advisor to the building. This not only enables us to provide more technology advice early in the development process but it also creates high revenue visibility. Our customers sign letters of intent (“LOIs”) specifying which software and devices they want to receive and on which dates. This approach leads to multi-year software contracts, direct feedback loops with our customers and their residents, local and regional market insights, and a full picture of the ever-changing demands of building operators. With an installation timeline that can range from six to eighteen months after signing the LOI, depending on the construction schedule, we continuously evolve our products and add new features between the time of signing of the LOI and the time of install.

Currently we primarily serve the rental homes markets in North America. Based on internal research and external reporting, we estimate there are approximately 32 million multifamily apartment home units in North America. Today we primarily serve new construction and retrofit buildings. Since our launch in 2017, we have seen the share of our business coming from retrofit opportunities increase significantly: a trend we expect to continue over the medium term. We also serve the single-family rental market through our existing relationships with large real estate developers and owners. Based on internal research and external reporting, we estimate there are 15 million single-family rental home units in North America.

In March 2020, the outbreak of the novel coronavirus (COVID-19) was declared a pandemic. Measures taken by various governments to contain the virus have affected economic activity. We have taken a number of measures to monitor and mitigate the effects of COVID-19, such as safety and health measures for our people (such as social distancing and working from home) and securing the supply of materials that are essential to our production process. The COVID-19 pandemic disrupted and may intermittently continue to disrupt our hardware deliveries due to delays in construction timelines at our customer’s building sites. In addition, the COVID-19 pandemic resulted in a global slowdown of economic activity and a recession in the United States and the economic situation remains fluid as parts of the economy appear to be recovering while others continue to struggle. While the nature of the situation is dynamic, the Company has considered the impact when developing its estimates and assumptions. Actual results and outcomes may differ from management’s estimates and assumptions.

In the first quarter of fiscal year 2020, we initiated a restructuring plan as part of our efforts to reduce operating expenses and preserve liquidity due to the uncertainty and challenges stemming from the COVID-19 pandemic. We incurred costs in connection with involuntary termination benefits associated with our corporate-related initiatives and cost-saving opportunities. The Reduction in Force (“RIF”) involved an approximate 25% reduction in headcount which resulted in severance and benefits costs for affected employees and other miscellaneous direct costs. These amounts are recorded principally in research and development, sales and marketing, and general and administrative based on the department the expense relates to within the Consolidated Statements of Operations and Comprehensive Income (Loss). As a result of our strong 2020 performance, we have also begun to rehire some of the staff that was terminated at the outset of the pandemic.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted to provide certain relief in response to the COVID-19 pandemic. The CARES Act includes numerous tax provisions and other stimulus measures. Among the various provisions in the CARES Act, the Company is utilizing the payroll tax deferrals. In the second quarter of fiscal 2020, the Company received and repaid $3.4 million in loans under the CARES Act.

The Business Combination

On January 24, 2021, we entered into an agreement and plan of merger (the “Merger Agreement”) by and among Latch, Inc., a Delaware corporation (“Latch”), TS Innovation Acquisitions Corp., a Delaware corporation (“TSIA”), and Lionet Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of TSIA (“Merger Sub”). TSIA is a special purpose acquisition company formed to acquire one or more operating businesses through a business combination and Merger Sub is a wholly owned, direct subsidiary of TSIA, for the sole purpose of the Merger. Upon the closing of the merger, Merger Sub shall merge with and into Latch (“the Merger”) with Latch surviving as the surviving company pursuant to the provisions of the General Corporation Law of the State of Delaware (“DGCL”). Upon the consummation of the transactions contemplated by the Merger Agreement, the new combined company will be renamed Latch, Inc.

The Business Combination is expected to be accounted for as a reverse capitalization in accordance with GAAP. Under the guidance in ASC 805, Business Combinations, TSIA is expected to be treated as the “acquired” company for financial reporting purposes. We expect to be deemed the accounting predecessor of the combined business and will be the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The Business Combination is expected to have a significant impact on our future reported financial position and results as a consequence of the reverse capitalization. The most significant changes in Latch’s future reported financial position and results are expected to be an estimated net increase in cash (as compared to our Consolidated Balance Sheets at December 31, 2020) of between approximately $150 million, assuming maximum shareholder redemptions permitted under the Merger Agreement, and $450 million, assuming no shareholder redemptions. Each redemption scenario includes approximately $190 million in proceeds from the private placement (“PIPE Investment”) to be consummated substantially simultaneously with the Business Combination, offset by additional transaction costs for the Business Combination. The estimated transaction costs for the Business Combination are approximately $47.8 million, of which $10.5 million represents deferred underwriter fees related to TSIA’s initial public offering. See “Unaudited Pro Forma Combined Financial Information.”

Our Model

The LatchOS ecosystem has been created to serve all the stakeholders at a building and today LatchOS modules consists of the following modules:

Smart Access

Latch’s smart access software capabilities include complete resident, building staff, guest, service provider and construction access management powered by the Latch R, M, and C devices. These devices serve every door in a building, from apartment doors to elevators, from parking garages to gyms.

Delivery & Guest Management

Going beyond smart access, the Latch intercom solves the access problem for unexpected guests and deliveries enabling visitors to quickly connect with residents or building operators with just a few clicks. The Latch Delivery Assistant takes this further to the package room with a remote, virtual doorman facilitating secure package management.

Smart Home & Sensors

Latch’s enterprise device management enables smart home capabilities from thermostat, lighting, leak detection and other sensor integration, monitoring, and centralized device management for building owners and private resident control right in the Latch App. The integration of the LatchOS platform with smart home device manufacturers like Google Nest, ecobee, Honeywell, Jasco, Leviton, and more, provide our customers with a wide choice in smart home devices that can be controlled through LatchOS.

Connectivity

Connecting devices, operations, and residents reliably to the network across buildings can be complex. Latch Intercom and Latch Hub’s cellular connectivity bring internet access to new and existing building infrastructure from new construction to retrofits.

Resident Experience

Residents can control all of the Latch-enabled devices in their spaces through the Latch App right from the moment they arrive. Latch’s mobile applications also enable resident onboarding, streamlining the move-in experience. The average Latch App user already interacts with the Latch App multiple times per day, giving us an incredible foundation from which to engage and transact further with the residents over time as we introduce new functionalities and services to the Latch mobile applications.

After Latch has been installed and set up at a building, the building managers add all their residents as users to the Latch system. Our mobile applications then enable the residents to unlock all connected spaces in Latch buildings from the front door, package rooms, common spaces, elevators, and garages to their unit entrance, control their thermostat and smart home devices from the app, see who rang the bell at the front door through the intercom and let guests in through the app. In the near future, we believe interacting with service providers, buying renters insurance or choosing their internet package will all be possible from the Latch App. Residents become highly engaged users across all the capabilities that Latch provides them in their spaces.

Beyond enabling a new set of experiences at buildings for residents and building operators, Latch turns the purchase experience of smart building technology for building owners from a complex sale with up to eight or more vendors into a simple process with Latch as a single vendor with one single contract and straightforward billing. LatchOS enables a unified management experience for building operators with a single interface to manage all Latch experiences instead of having a separate interface for each vendor and solution. Latch also enables a unified resident experience with a single interface through the Latch App for all resident-facing interactions and Latch experiences in our customers’ buildings. Devices that are part of the Latch ecosystem work better together since our curated set of partner devices and our smart building operating system, LatchOS, seamlessly integrate instead of a patchwork of devices from different vendors with different standards and interfaces that create technology silos and limited experiences.

Products and Platform

Our platform, LatchOS, is a full building operating system that brings together all the elements that make up the modern building experience for building managers, vendors, and residents. The LatchOS ecosystem consists of two general elements: software and devices. Our software, hardware, and services in turn enable the essential features for every stakeholder in the Latch ecosystem.

Latch has three software products in the market today: The Latch Resident Mobile Applications, Latch Manager Web, and the Latch Manager Mobile Application. These three products encompass the software that powers the LatchOS platform and allows for devices and services to operate in harmony. We also have a collection of first-party devices and third-party partner devices and services (“Works with Latch”) that can integrate into the LatchOS system to be managed, controlled and/or operated through our software products.

Software Products

Latch Mobile Applications

The Latch mobile applications are the primary tools for residents to unlock doors, give access to guests or service providers, control and manage smart devices, interact and communicate with the building, consumer services and transact with Latch. Latch offers a subset of these experiences through the Apple Watch as well.

Latch Manager Web and Manager Mobile Applications

Manager Web is LatchOS’s central orchestration application for building operators. Our fully integrated system lets property managers support the resident experience from a single source. From the Manager Web, property managers can control access sharing, resolve issues remotely, save time and money on rental unit turnover, and ensure their residents are secure.

First Party Hardware Devices

M, C, R Series

The M, C and R series are the door-mounted access control products which interface with industry-standard lock hardware. They are designed to meet and exceed every project requirement. They are built to industry standards, compliant with code requirements, and suited for interior or exterior use.

Other Devices

The Latch Intercom integrates seamlessly into the Latch core access systems and allows audio and video calls for remote unlocking. The Latch Camera is a dome camera that integrates seamlessly into the Latch Intercom and core access systems to allow for video calls for remote unlocking. The Latch Hub is an all-in-one connectivity solution that enables smart access, smart home, and sensor devices to do more at every building. The Latch Leak Detectors offer a simple and scalable solution to enable leak prevention, detection, and quick resolutions for building owners and residents.

Works with Latch: 3rd Party Devices, Software and Partnerships

The LatchOS platform is compatible with a collection of industry-leading smart home devices, allowing these devices to be managed, controlled, and viewed from the LatchOS platform. Latch has selected several initial smart home devices with which to integrate (currently or in the near term), including smart home devices manufactured by Google Nest, Honeywell, ecobee, Jasco, Leviton, and Sonos, as they have aligned with the vision Latch has around enterprise device management and demonstrated a thoughtful approach to privacy and security, design, and brand when it comes to building operators and residents.

We understand at Latch that operating a building can be complex and it can take many different processes, systems, and tools to manage a great building. A majority of buildings we work with use property management software to manage their back-office operations. In order to accommodate those complex use-cases, we have forged partnerships with the top property management software companies, such as Yardi and RealPage, and enabled integrations between such software and our software and devices so the building can operate seamlessly between the two systems at the building.

Latch leverages its cutting-edge smart access platform to unlock new use-cases in adjacent real estate verticals and with partners that serve buildings. Our smart access platform integrates with partners such as Tour24, Pinwheel and UPS to enable unattended showings and secure package delivery, and it has also allowed us to build a robust B2B2C distribution channel for us to transact with residents through the Latch App and offer future consumer and on-demand services.

Key factors affecting our performance

We believe that our future success will be dependent on many factors, including those further discussed below. While these areas represent opportunities for Latch, they also represent challenges and risks that we must successfully address in order to operate our business.

Investing in Research and Development (“R&D”) and enhancing our customer experience. Our performance is significantly dependent on the investments we make in research and development, including our ability to attract and retain highly skilled research and development personnel. We must continually develop and introduce innovative new hardware products, mobile applications and other new offerings. If we fail to innovate and enhance our brand and our products, our market position and revenue will likely be adversely affected.

Product introductions and expansion of our platform. We will need to expend additional resources to continue introducing new products, features, and functionality to enhance the value of our platform. To date, product introductions have often had a positive impact on our operating results due primarily to increases in revenue associated with sales of new products in the quarters following their introduction. For example, we have recently introduced a number of product enhancements and features, including the Intercom and our Smart Home integration software. In the future, we intend to continue to release new products and enhance our existing products, and we expect that our operating results will be impacted by these releases.

Category adoption, expansion of our total addressable market, and market growth. Our future growth depends in part on the continued consumer adoption of hardware and software products which improve resident experience, and the growth of this market. In addition, our long-term growth depends in part on our ability to expand into adjacent markets and international territories in the future.

Key Business Metrics

We review the following key business metrics to measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions which will impact the future operational results of the Company. Increases or decreases in our key business metrics may not correspond with increases or decreases in our revenue.

The limitations our Key Business Metrics have as an analytical tool are: (1) they might not accurately predict our future GAAP financial results (2) we might not realize all or any part of the anticipated contract value reflected in our backlog, and (3) other companies, including companies in our industry, may calculate our Key Business Metrics or similarly titled measures differently, which reduces its usefulness as a comparative measure.

(In thousands)	2020	2019	$ Change	% Change
U.S. GAAP Measures:
Revenue	$18,061	$14,887	$3,174	21%
Net Loss	$(65,994)	$(50,226)	$(15,768)	(31)%
Key Performance Indicators:
Hardware Bookings	$72,511	$40,800	$31,711	78%
Software Bookings	$92,454	$69,809	$22,645	32%
Total Bookings	$164,965	$110,609	$54,356	49%
Booked ARR	$31,134	$14,486	$16,648	115%
Booked Home Units—Cumulative	304,749	144,699	160,050	111%
Adjusted EBITDA	$(54,842)	$(44,930)	$(9,912)	(22)%

Bookings

We use Bookings to measure sales volume and velocity of our hardware and software products. Bookings represent written but non-binding LOIs from our customers to purchase Latch hardware products and software services, not reflecting discounts. We sell software services with all our access hardware products. Based on historical experience, we believe there is sufficient or reasonable certainty about the customers’ ability and intent to fulfill these commitments with a target delivery date no longer than 24 months following LOI signature.

Hardware Bookings

Hardware Bookings represent the total revenue commitment to be recognized at time of shipment of the product. We calculate Hardware Bookings by multiplying the total booked units by the sales price (excluding discounts) for each respective unit. There is typically a lag between Hardware Bookings and recognition of GAAP revenue due to installation timelines with a target delivery date no longer than 24 months following LOI signature.

Software Bookings

Software Bookings represent the total revenue commitment over the life of the software agreement. We calculate Software Bookings by multiplying the total booked units by the subscription price (excluding discounts) and the contract term as outlined in the LOI. There is typically a lag between Software Bookings and recognition of GAAP revenue due to installation timelines and the recognition of Software Revenue over the course of the contract with a target delivery date no longer than 24 months following LOI signature. Our long-term software contracts typically average more than six years in length.

Booked ARR

We use Booked Annual Recurring Revenue (“ARR”) to assess the general health and trajectory of our recurring software. Booked ARR is defined as the cumulative value of annual recurring revenue from Latch software subscriptions that are under a signed LOI. We calculate Booked ARR by multiplying the total number of units that have been booked by the annual listed subscription pricing (excluding discounts) at the time of booking. LOIs typically deliver within 6 to 18 months of signing, depending on construction timelines. Booked ARR is adjusted for bookings that do not ship within a normal construction time-frame. It should be viewed differently from Software Booking as it represents only the average annual software revenue, not the lifetime contract value.

Booked Home Units—Cumulative

We use Booked Home Units—Cumulative to measure the number of homes signed to operate on our platform, market penetration in the rental homes market, and the size opportunity to grow revenue from increasing sales of additional hardware, software, and service revenue into signed homes. Booked Home Units represent the total number of apartment units or similar dwellings installed cumulatively, as well as committed to be installed, with Latch products. Booked Home Units are adjusted for bookings that do not ship within a normal construction time-frame. LOIs typically deliver within 6 to 18 months of signing, depending on construction timelines.

Adjusted EBITDA

We define adjusted EBITDA as our net loss, excluding the impact of stock-based compensation expense, depreciation and amortization expense, interest income, interest expense, provision for income taxes, restructuring, one-time litigation expenses, loss on extinguishment of debt, change in fair value of derivative instruments, and our transaction related expenses. We believe excluding the impact of these expenses in calculating adjusted EBITDA can provide a useful measure for period to period comparisons of our core operating performance. We monitor and have presented in this prospectus adjusted EBITDA because it is a key measure used by our management and board of directors to understand and evaluate our operating performance, to establish budgets, and to develop operational goals for managing our business. Accordingly, we believe that adjusted EBITDA provides useful information to investors, analysts, and others in understanding and evaluating our operating results in the same manner as our management and board of directors. See “Non-GAAP financial measures” for additional information and reconciliation of this measure.

Components of Results of Operations

Revenue

We currently generate revenue from two sources: (1) hardware devices that are both Latch built (“first-party”) and partner built (“third-party”) and (2) software products used by property managers via Web or mobile and by residents via mobile.

Hardware Revenue

We generate hardware revenue primarily from the sale of our portfolio of devices both first-party and third-party for our smart access and smart building solutions. We sell hardware to building developers through our channel partners who act as the intermediary and installer. We recognize hardware revenue when the hardware is shipped to our channel partners, which is when control is transferred to the building developer. The Company provides warranties related to the intended functionality of the products and those warranties typically allow for the return of defective hardware up to one year for electrical components and five years for mechanical components past the date of sale. We are currently in the process of developing and manufacturing our new generation of hardware products with much lower production costs which we expect will improve our future hardware margins.

Software Revenue

We generate software revenue primarily through the sale of our software-as-a-service, or SaaS, over our cloud-based platform on a subscription-based arrangement. Subscription fees vary depending on the optional features selected by customers as well as the term length. SaaS arrangements generally have term lengths of month-to-month, 2-year, 5-year and 10-year and is a fixed-fee paid upfront except for the month-to-month arrangements. As a result of significant discounts provided on the longer-term software contracts paid upfront, the Company has determined that there is a significant financing component and have therefore broken out the interest component. Revenue is primarily recognized on a ratable basis over the subscription period of the contractual arrangement beginning when or as control of the promised services is available or transferred to the customer. We expect software revenue to increase as a percentage of total revenue over time.

Cost of Revenue

Cost of hardware revenue consists primarily of product costs, including manufacturing costs, duties and other applicable importing costs, shipping and handling costs, packaging, warranty costs, assembly costs, and warehousing costs, as well as other non-inventoriable costs including personnel-related expenses associated with supply chain logistics and channel partner fees. Cost of software revenue consists primarily of outsourced hosting costs and personnel-related expenses associated with monitoring and managing the outsourced hosting service provider. Our cost of revenue excludes depreciation and amortization shown in operating expenses.

In 2019, the U.S. administration imposed significant changes to U.S. trade policy with respect to China. Tariffs have subjected certain Latch products manufactured overseas to additional import duties. The amount of the import tariff has changed numerous times based on action by the U.S. administration. The Company continues to monitor the change in tariffs. If tariffs are increased, such actions may increase our cost of hardware revenue and reduce our hardware revenue margins further in the future.

Operating Expenses

Our operating expenses consist of research and development, sales and marketing, general and administrative, and depreciation and amortization expenses.

Research and Development Expenses

Our research and development expenses consist primarily of personnel and related expenses for our employees working on our product, design and engineering teams, including salaries, bonuses, benefits, payroll taxes, travel and stock-based compensation. Also included are non-personnel costs such as amounts paid to our third-party contract manufacturers for tooling, engineering and prototype costs of our hardware products, fees paid to third party consultants, R&D supplies and rent. We expect our research and development expenses to increase in absolute dollars as we continue to make significant investments in developing new products and enhancing existing products.

Sales and Marketing Expenses

Sales and marketing expense consists primarily of personnel and related expenses for our employees working on our sales, customer success, deployment and marketing teams, including salaries, bonuses, benefits, payroll taxes, travel, commissions and stock-based compensation. Also included are non-personnel costs such as marketing activities (trade shows and events, conferences, and digital advertising), professional fees, rent and customer support. We expect our sales and marketing expense to increase in absolute dollars as the restrictions related to COVID-19 begin to be lifted and as we continue to invest in our sales force to drive increased market share through new customer acquisition and provide best in class support to our existing customer base.

General and Administrative Expenses

General and administrative expense consists primarily of personnel and related expenses for our executive, legal, human resources, finance, and IT functions, including salaries, bonuses, benefits, payroll taxes, travel, and stock-based compensation. Additional expenses included in this category are non-personnel costs such as legal fees, rent, professional fees, audit fees, bad debt expense and insurance costs. We expect our general and administrative expenses to increase in absolute dollars due to our plans to remediate our material weaknesses which were identified in the years ended December 31, 2020 and 2019, as well as the continued growth of our business and related infrastructure as well as legal, accounting, director and officer insurance premiums, investor relations and other costs associated with operating as a public company.

Depreciation and amortization

Depreciation and amortization consist primarily of depreciation expense related to investments in property and equipment and internally developed capitalized software.

Other income (expense), net

Other income (expense), net consists of interest expense associated with the significant financing component of our longer-term software contracts, interest expense associated with our debt financing arrangements, interest income on highly liquid short-term investments, gain or loss on extinguishment of debt, and gain or loss on change in fair value of derivatives.

Income taxes

The provision for income taxes consists primarily of income taxes related to state jurisdictions in which we conduct business. We maintain a full valuation allowance on our deferred tax assets as we have concluded that it is more likely than not that the deferred assets will not be utilized.

Results of Operations

The following table summarizes our historical Consolidated Statements of Operations and Comprehensive Income (Loss) data. The period to period comparison of operating results is not necessarily indicative of results for future periods:

	2020	2019	$ Change	% Change
(In thousands, other than share and per share data)
Revenue:
Hardware revenue	$14,264	$13,501	$763	6%
Software revenue	3,797	1,386	2,411	174

Total revenue	18,061	14,887	3,174	21
Cost of revenue(1)
Cost of hardware revenue	19,933	17,084	2,849	17
Cost of software revenue	306	213	93	44

Total cost of revenue	20,239	17,297	2,942	17
Operating expenses:
Research and development	25,314	18,340	6,974	38
Sales and marketing	13,126	13,084	42	—
General and administrative	19,797	15,146	4,651	31
Depreciation and amortization	1,382	723	659	91

Total operating expenses	59,619	47,293	12,326	26

Loss from operations	(61,797)	(49,703)	(12,094)	(24)

Other income (expense)
Extinguishment of debt	(199)	(916)	717	78
Interest income (expense), net	(3,172)	443	(3,615)	(816)
Other income (expense)	(818)	—	(818)	(100)

Total other income (expense)	(4,189)	(473)	(3,716)	(786)
Loss before income taxes	(65,986)	(50,176)	(15,810)	(32)
Income taxes	8	50	(42)	(84)

Net loss	(65,994)	(50,226)	(15,768)	(31)

Other comprehensive income (loss)
Foreign currency translation adjustment	9	—	9	100

Comprehensive income (loss)	$(65,985)	$(50,226)	$(15,759)	(31)%

Earnings (loss) per common share:
Basic net loss per share	$(8.18)	$(6.86)	(1.32)	(19)%
Diluted net loss per share	$(8.18)	$(6.86)	(1.32)	(19)%
Weighted average shares outstanding:
Basic	8,069,009	7,317,824
Diluted	8,069,009	7,317,824

(1)	Exclusive of depreciation and amortization shown in operating expenses below.

Comparison of years ended December 31, 2020 and December 31, 2019

Revenue

Revenue increased by $3.2 million driven primarily by an increase in software revenue, and to a lesser extent, hardware revenue. Software revenue increased $2.4 million primarily reflecting the continued growth in the home units install base as a result of the delivered hardware units in 2020. Hardware revenue increased $0.8 million, primarily due to the release of Intercom and Smart Home devices in the second half of 2020. We experienced delays in unit deliveries in the first half of 2020 as a result of the impact of COVID-19 on the residential multi-family construction market, however as the construction market and economy began to reopen, unit deliveries increased 144% in the second half of 2020 compared to the first half of the year.

Cost of Revenue

Cost of revenue increased $2.9 million, primarily as a result of the increase in cost of hardware revenue of $2.8 million, which was primarily related to higher hardware revenue driven by the release of new product offerings in 2020, a one-time charge for excess inventory at our contract manufacturer of $0.5 million and increased shipping costs.

Research and Development Expenses

The increase in research and development expenses of $7.0 million, was primarily due to an increase in employees in research and development functions. Our personnel and related costs, including salary, benefits, and stock-based compensation, increased by $3.8 million compared to the prior year due to the investments we made in new hardware and the LatchOS platform. In addition, our contract manufacturing costs increased by $2.6 million compared to the prior year primarily due to the release of our new Intercom device in the second half of 2020 and for our new generation of smart access hardware devices expected to release in 2021.

Sales and Marketing Expenses

Sales and marketing expenses were relatively flat reflecting $0.8 million in reduced marketing activity and a $0.7 million decrease in travel related expenses for our sales force as a result of the impact of COVID-19, partially offset by $0.5 million of restructuring costs incurred in 2020 and higher personnel related costs of $0.5M.

General and Administrative Expenses

The increase in general and administrative expenses of $4.7 million reflects $1.5 million of expenses incurred in connection with the pending transaction with TSIA, including transaction costs and professional advisory fees. In addition, our personnel and related costs, including salary, benefits, and stock-based compensation, increased by $1.3 million, reflecting investments to build out our corporate infrastructure, as well as $1.0 million of higher IT costs as a result of new system implementations and software licenses to scale our operations.

Depreciation and amortization

The increase in depreciation and amortization of $0.7 million was primarily due to the increase in amortization of internally developed software in 2020.

Total other income (expense), net

The increase in other expense of $3.7 million was primarily due to higher interest expense and an unfavorable change in the fair value of the derivative liability related to our convertible notes. In addition, our interest expense was higher related to the significant financing component of our longer-term software contracts.

Liquidity and Capital Resources

We have incurred losses since our inception. Our operations have been financed primarily through net proceeds from the issuance of our redeemable convertible preferred stock and convertible debt, as well as borrowings under our term loan. As of December 31, 2020, we had an accumulated deficit of $162.2 million, working capital of $68.5 million, $60.5 million in cash and cash equivalents, and remaining availability of $10.0 million under our revolving line of credit.

We subcontract with other companies to manufacture our products. During the normal course of business, we and our manufacturers procure components based upon a forecasted production plan. If we cancel all or part of the orders, we may be liable to our suppliers and manufacturers for the cost of the unutilized component orders or components purchased by our manufacturers. Historically, we do not believe there have been any material liabilities which have resulted from cancellation of purchase orders.

Our short-term liquidity needs primarily include working capital for sales and marketing, research and development, and continued innovation. Our future capital requirements will depend on many factors, including our levels of revenue, the expansion of sales and marketing activities, market acceptance of our products, the results of business initiatives, the timing of new product introductions, and overall economic conditions.

We believe our existing cash and cash equivalent balances and committed credit lines will be sufficient to meet our working capital and capital expenditure needs and debt service obligations for at least the next twelve months. In the future, we may attempt to raise additional capital through the sale of additional equity or debt financing, but cannot assure you we will be successful, nor can we assure that financing would be at similar interest rates in the future. The sale of additional equity would be dilutive to our stockholders. Additional debt financing could result in increased debt service obligations and more restrictive financial and operational covenants.

Indebtedness

2020 Convertible Notes

Between August 11, 2020 and October 23, 2020, the Company issued a series of convertible promissory notes to various investors pursuant to a Note Purchase Agreement dated August 11, 2020, subsequently amended with a Note Purchase Agreement dated October 23, 2020, with a maturity date of April 23, 2022 (subject to the holder’s option to extend the maturity date for a period of one year), for an aggregate principal amount of $50 million. The notes accrue interest at a rate of 5% per annum for the first 6 months, 7% per annum for the following 6 months, and 9% per annum from month 13 until maturity, that is due and payable upon the earlier to occur of the maturity date or an event of default, unless otherwise converted prior to maturity or an event of default.

The terms of the notes provide for the principal and accrued interest to automatically convert into the type of preferred stock issued in a sale of preferred stock (“Next Equity Financing”) at a conversion price equal to the lesser of 80% of the price paid per share by the investors in the Next Equity Financing, or $650 million divided by the Company’s then fully-diluted capitalization (exclusive of the Notes and any other then-outstanding convertible notes or other convertible instruments issued by the Company) prior to the Next Equity Financing. Upon (i) a merger or consolidation of the Company or a subsidiary of the Company, (ii) the sale of substantially all of the Company’s assets, (iii) the liquidation, dissolution or winding up of the Company (collectively, a “Corporate Transaction”), (iv) the closing of the Company’s initial public offering or a merger, acquisition or other business combination involving the Company and a publicly traded special purpose acquisition company (a “Qualified Public Company Event”) all outstanding principal and interest of the note shall, at the holder’s option, be due and payable in full or be converted into common stock of the Company at a conversion price equal to the lesser of 80% of the price per share offered for the shares of common stock upon a Corporate Transaction or Qualified Public Company Event, or $650 million divided by the Company’s then-outstanding capitalization (exclusive of (1) the notes and any other then-outstanding convertible notes issued by the Company and (2) out-of-the money or unvested options or warrants).

The Company determined that the features providing for conversion into stock sold in a Next Equity Financing, upon a Corporate Transaction, or upon a Qualified Public Company Event at a stated discount represent embedded derivatives which require separate accounting recognition in accordance with subtopic ASC 815-15, Embedded Derivatives. The fair value of the embedded derivative on the date of issuance of $12.2 million was recorded as a derivative liability and combined with the debt host contract with an offset recorded as a discount against convertible notes, net.

Revolving line of credit and term loan

In September 2020, the Company obtained a revolving line of credit as well as a term loan, both of which are secured by a first-perfected security interest in substantially all of the assets of the Company.

The revolving line of credit provides for a credit extension of up to $5 million and bears interest at the greater of the prime rate plus 2% or 5.25% per annum, as long as the Company maintains an Adjusted Quick Ratio of 1.25. If the Adjusted Quick Ratio falls below 1.25, then the revolving line of credit bears interest at the greater of the prime rate plus 3% or 6.25% per annum. The Company may only borrow up to 80% of eligible accounts receivable. The revolving line of credit matures on September 21, 2022, in which all outstanding principal and interest is due in full. The proceeds of the borrowing under the revolving line of credit may be used for working capital and general corporate purposes.

The available amount under the term loan is an initial $5 million with two additional tranches of $2.5 million each, which the Company can draw down on in annual increments from closing. The term loan bears interest at the greater of the prime rate plus 3% or 6.25% per annum. The term loan matures on December 1, 2024, in which all outstanding principal and interest is due in full. In connection with the execution of the term loan, the Company issued warrants to purchase 231,000 shares of common stock, which are exercisable for a 12-year period. The initial strike price is $.91 per share.

The Company is subject to certain affirmative and negative financial covenants that it is required to meet in order to maintain its credit facilities, including approval required for certain dividend approval restrictions and a minimum bookings amount if the Company’s cash balance plus the amount available under the revolving line of credit falls below $20 million combined.

Cash Flows

The following table sets forth a summary of our cash flows for the years ended December 31, 2019 and 2020:

(In thousands)	2020	2019
Net cash used in operating activities	$(53,642)	$(47,625)
Net cash used in investing activities	(5,468)	(3,766)
Net cash provided by financing activities	65,408	66,087
Effect of exchange rates on cash	13	—

Net change in cash and cash equivalents	$6,311	$14,696

Operating Activities

The increase of $6.0 million in net cash used in operating activities reflects the $15.7 million increase in the net loss, after adjusting for non-cash items, partially offset by:

•	a higher increase in accounts receivable of $5.2 million in 2019 associated with increased adoption of products

•	a higher investment of $1.1 million in inventories in 2019, primarily associated with the launch of the next generation of the M series product in 2019

•	a $2.3 million increase in deferred revenue in 2020 reflecting the growth in long-term software contracts

•

a $1.4 million net increase in accounts payable and accrued expenses reflecting the accrual of expenditures incurred related to the pending transaction with TSIA and to support general business growth, and the related timing of payments

Investing Activities

In 2020, net cash used in investing activities consisted principally of capitalized internally developed software costs of $5.0 million primarily reflecting the continued new functionality being added to our LatchOS platform for future product releases.

In 2019, net cash used in investing activities consisted of capitalized software development costs of $2.9 million as a result of new functionality and products being built for our LatchOS platform and the purchase of property and equipment of $0.9 million.

Financing Activities

In 2020, net cash provided by financing activities consisted principally of the net proceeds from the issuance of convertible promissory notes of $50.0 million, Series B-1 preferred stock of $10.3 million, term loan of $4.9 million, as well as proceeds and subsequent repayment of funds pursuant to the Paycheck Protection Program under the CARES Act.

In 2019, net cash provided by financing activities consisted principally of the net proceeds from the issuance of Series B-1 preferred stock of $56.5 million and convertible promissory notes of $9.0 million.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of December 31, 2020 or 2019.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities in the consolidated financial statements. We base these estimates and judgments on historical experience, projected future cash flows and various other factors that we believe are reasonable under the circumstances. Actual results may differ from our estimates under different assumptions or conditions, and to the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected.

We believe that of our significant accounting policies, which are described in the notes to our consolidated financial statements (see Note 2, Summary of Significant Accounting Policies), the following accounting policies involve a greater degree of judgment and complexity. Accordingly, we believe that the following accounting policies are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

Revenue Recognition

We currently generate revenue primarily from two sources, hardware devices and software products. Revenue is recognized upon transfer of control of promised goods or services to customers at transaction price. The Company estimates the transaction price, including variable consideration, at the commencement of the contract and recognizes revenue over the contract term.

To determine the transaction price, we analyze all of the performance obligations included in the contract. We consider the terms of the contract and our customary business practices, which typically include financing components or non-cash consideration. At times, our contracts include consideration payable to a customer in the form of fixed discounts or rebates. We record the consideration payable to a customer as a reduction to the transaction price resulting in a reduction to revenue over the service period.

If we enter into contracts that contain multiple promised services, we evaluate which of the promised services represent separate performance obligations based on whether or not the promised services are distinct and whether or not the services are separable from other promises in the contract. If these criteria are met, then we allocate the transaction price to the performance obligations using the relative stand-alone selling price method at contract inception.

Hardware Revenue

We generate hardware revenue primarily from the sale of our portfolio of devices for our smart access and smart building solutions. We sell hardware to building developers through our channel partners who act as the intermediary and installer. We recognize hardware revenue when the hardware is shipped to our channel partners, which is when control is transferred to the building developer.

The Company provides warranties related to the intended functionality of the products and those warranties typically allow for the return of defective hardware up to one year for electrical components and five years for mechanical components past the date of sale.

The Company determined these warranties are not separate performance obligations as they cannot be purchased separately and do not provide a service, but rather an assurance that the hardware will function as expected. The Company records a reserve as a component of cost of revenue based on historical returns of defective products. For the years ended December 31, 2020 and 2019, our reserve for hardware warranties was approximately 2% and 2%, respectively, of our cost of hardware revenue. Due to the Company’s limited operating history, the ability to forecast future operating results, including the estimation of product returns, may differ materially from actual results. The Company also provides certain customers on a wholesale arrangement with a right of return for non-defective products, which is treated as a reduction of hardware revenue based on the Company’s expectations and historical experience.

Software Revenue

We generate software revenue primarily through the sale of our software-as-a-service, or SaaS, over our cloud-based platform on a subscription-based arrangement. Subscription fees vary depending on the optional features selected by customers as well as the term length. SaaS arrangements generally have term lengths of month-to-month, 2-year, 5-year and 10-year and is a fixed-fee paid upfront except for the month-to-month arrangements. As a result of significant discounts provided on the longer term software contracts paid upfront, the Company has determined that there is a significant financing component and have therefore broken out the interest component and recorded as a component of interest income (expense), net on the consolidated statements of operations.

The services provided by the Company for the subscription-based arrangements are considered stand-ready performance obligations where customers benefit from the services evenly throughout the service period. Revenue is primarily recognized on a ratable basis over the subscription period of the contractual arrangement beginning when or as control of the promised services is available or transferred to the customer.

Stock-based compensation

We compensate our executive officers, board of directors, employees and consultants with stock-based compensation plans under our 2016 Stock Plan. We record stock-based compensation expense based upon the award’s grant date fair value. We estimate the fair value of each option granted on the date of grant using the Black-Scholes option-pricing model, which requires us to estimate the risk-free interest rate, expected term, expected stock price volatility and dividend yield.

The risk-free interest rate assumption is based upon observed interest rates for constant maturity U.S. Treasury securities consistent with the expected term of our stock options.

The expected term represents the period of time the stock options are expected to be outstanding and is based on the “simplified method.” Under the “simplified method,” the expected term of an option is presumed to be the mid-point between the vesting date and the end of the contractual term. We use the “simplified method” due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected term of the stock options.

Since we do not have a trading history of our common stock, the expected volatility was derived from the average historical stock volatilities of several unrelated public companies within our industry that we consider to be comparable to our business over a period equivalent to the expected term of the awards. We intend to continue to consistently apply this process using the same or similar companies to estimate the expected volatility until sufficient historical information regarding the volatility of the share price of our common stock becomes available.

We do not expect any material changes in the near term to the underlying assumptions used to calculate stock-based compensation expense. However, if changes in these assumptions occur, and, should those changes be significant, they could have a material impact on our stock-based compensation expense.

Common Stock Valuations

In the absence of a public trading market, the fair value of our common stock was determined by our board of directors, with input from management, taking into account our most recent valuations from an independent third-party valuation specialist. Our board of directors intended all stock options granted to have an exercise price per share not less than the per share fair value of our common stock on the date of grant. The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions we use in the valuation models were based on future expectations combined with management judgment, and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each option grant, including the following factors:

•	relevant precedent transactions involving our capital stock;

•	contemporaneous valuations performed at periodic intervals by unrelated third-party specialists;

•	the liquidation preferences, rights, preferences, and privileges of our redeemable convertible preferred stock relative to the common stock;

•	our actual operating and financial performance;

•	current business conditions and projections;

•	our stage of development;

•	the likelihood and timing of achieving a liquidity event for the shares of common stock underlying the stock options, such as an initial public offering, given prevailing market conditions;

•	any adjustment necessary to recognize a lack of marketability of the common stock underlying the granted options;

•	recent secondary stock sales and tender offers;

•	the market performance of comparable publicly-traded companies; and

•	the U.S. and global capital market conditions.

In valuing our common stock at various dates, our board of directors determined the equity value of our business using various valuation methods including combinations of income and market approaches with input from management.

Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.

For valuations after the completion of this transaction, our board of directors will determine the fair value of each share of underlying Class A common stock based on the closing price of our common stock as reported on the date of grant. Future expense amounts for any particular period could be affected by changes in our assumptions or market conditions.

Impairment of Internally Developed Software

Our fixed assets are primarily comprised of capitalized software development. We evaluate the recoverability of our long-lived assets, including capitalized software, for impairment whenever events or circumstances indicate that the carrying amount of the assets may not be recoverable. Recoverability of long-lived assets are measured by comparison of the carrying amount of the asset to the future undiscounted cash flows the asset is expected to generate. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. Capitalized software is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The amount of impairment loss, if any, is measured as the difference between the carrying value of the asset and its estimated fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Recent Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies, to our financial statements included elsewhere in this prospectus for more information.

Non-GAAP financial measures

To supplement our financial statements presented in accordance with GAAP and to provide investors with additional information regarding our financial results, we have presented in this prospectus adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is not based on any standardized methodology prescribed by GAAP and is not necessarily comparable to similarly titled measures presented by other companies.

We define adjusted EBITDA as our net loss, excluding the impact of stock-based compensation expense, depreciation and amortization expense, interest income, interest expense, provision for income taxes, restructuring, one-time litigation expenses, loss on extinguishment of debt, gain or loss on change in fair value of derivative instruments, and our transaction related expenses. The most directly comparable GAAP measure is net loss. We monitor and have presented in this prospectus adjusted EBITDA because it is a key measure used by our management and board of directors to understand and evaluate our operating performance, to establish budgets, and to develop operational goals for managing our business. In particular, we believe excluding the impact of these expenses in calculating adjusted EBITDA can provide a useful measure for period to period comparisons of our core operating performance. We believe adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we include in net loss. Accordingly, we believe adjusted EBITDA provides useful information to investors, analysts, and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospectus.

Adjusted EBITDA is not prepared in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of adjusted EBITDA rather than net loss, which is the most directly comparable financial measure calculated and presented in accordance with GAAP. For example, adjusted EBITDA: (i) excludes stock-based compensation expense as it recently has been, and will continue to be for the foreseeable future, a significant recurring non-cash expense for our business; (ii) excludes depreciation and amortization expense and, although this is a non-cash expense, the assets being depreciated and amortized may have to be replaced in the future; and (iii) does not reflect the cash requirements necessary to service interest on our debt as well as significant financing components of our longer-term software contracts which affects the cash available to us. In addition, the expenses and other items that we exclude in our calculations of adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude from adjusted EBITDA when they report their operating results.

In addition, other companies may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison.

The following table reconciles adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP.

Reconciliation of Net loss to Adjusted EBITDA:

(In thousands)	2020	2019
Net Loss	$(65,994)	$(50,226)
Depreciation and amortization	1,382	723
Interest (income)/expense, net	3,172	(443)
Income taxes	8	50
Loss on extinguishment of debt	199	916
Change in fair value of derivative liability	863	—
Restructuring costs(1)	1,065	—
Transaction-related costs(2)	1,568	—
Litigation costs(3)	1,046	478
Stock-based compensation and warrant expense(4)	1,848	3,572

Adjusted EBITDA	$(54,843)	$(44,930)

(1)

The company initiated a restructuring plan as part of its efforts to reduce operating expenses and preserve liquidity due to the uncertainty and challenges stemming from the COVID-19 pandemic. The RIF involved an approximate 25% reduction in headcount which resulted in severance and benefit costs for affected employees and other miscellaneous direct costs.

(2)

Transaction costs related to the Business Combination. These costs are included within general and administrative and sales and marketing within the Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2020.

(3)

Legal and settlement fees incurred in connection with non-ordinary course litigation and other disputes. These costs are included within general and administrative within the Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended December 31, 2020 and 2019.

(4)	Stock-based compensation and warrant expense associated with equity compensation plans.

Emerging Growth Company Status

Following the consummation of the Business Combination, the Post-Combination Company will be an emerging growth company (EGC), as defined in the JOBS Act. The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an EGC under the JOBS Act until the earliest of (i) the last day of our first fiscal year following the fifth anniversary of the TSIA IPO, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the date on we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF LATCH

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of Latch’s common stock and preferred stock, as of April 20, 2021 for (1) each person known by Latch to be the beneficial owner of more than 5% of Latch’s outstanding shares of common stock and preferred stock, (2) each member of Latch’s board of directors, (3) each of Latch’s executive officers and (4) all of the members of Latch’s board of directors and Latch’s executive officers as a group. As of April 20, 2021, Latch had 15,156,722 shares of common stock outstanding, owned by 211 holders of record, and had 71,069,463 shares of preferred stock outstanding, owned by 102 holders of record.

The number of shares and the percentages of beneficial ownership below are based on the number of shares of Latch’s common stock and preferred stock issued and outstanding as of April 20, 2021. In computing the number of shares of common stock and preferred stock beneficially owned by a person and the percentage ownership of such person, Latch deemed to be outstanding all shares of common stock and preferred stock subject to options held by the person that are currently exercisable or exercisable within 60 days of April 20, 2021. Latch did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of the security, or “investment power”, which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

Except as indicated in the footnotes to the table, each of the stockholders listed below has sole voting and investment power with respect to the shares of common stock and preferred stock owned by such stockholders. Unless otherwise noted, the address of each beneficial owner is c/o Latch, Inc., 508 West 26th Street, Suite 6G, New York, New York 10001.

	Common Stock		Preferred Stock		All Capital Stock Percentage Outstanding
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Outstanding	Number of Shares Beneficially Owned	Percentage Outstanding
5% Stockholders:
Bventures Leverco S-B, LLC(1)	—	—	5,276,687	7.4%	6.1%
Entities associated with Avenir Latch Investors, LLC(2)	3,640,153	24.0%	15,150,862	21.3%	21.8%
Entities associated with Lux Ventures IV, L.P.(3)	—	—	16,799,260	23.6%	19.5%
Luke Schoenfelder(4)	6,081,803	31.0%	—	—	6.7%
RRE Ventures VII, LP(5)	—	—	5,923,605	8.3%	6.9%

Directors:
Luke Schoenfelder(4)	6,081,803	31.0%	—	—	6.7%
Michael Brian Jones(6)	2,414,640	13.9%	—	—	2.7%
Ali Hussain(7)	872,451	5.6%	—	—	1.0%
Zach Schildhorn(8)	—	—	16,799,260	23.6%	19.5%
Raju Rishi(9)	—	—	5,923,605	8.3%	6.9%
Nicholas Sammut(10)	—	—	5,276,687	7.4%	6.1%
Andrew Sugrue(11)	3,640,153	24.0%	15,150,862	21.3%	21.8%
J. Allen Smith(12)	81,200	*	29,973	*	*
Keith Hamlin(13)	91,606	*	1,423,576	2.0%	1.8%

	Common Stock		Preferred Stock		All Capital Stock Percentage Outstanding
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Outstanding	Number of Shares Beneficially Owned	Percentage Outstanding
Executive Officers:
Luke Schoenfelder(4)	6,081,803	31.0%	—	—	6.7%
Michael Brian Jones(6)	2,414,640	13.9%	—	—	2.7%
Ali Hussain(7)	872,451	5.6%	—	—	1.0%
Garth Mitchell(14)	148,355	1.0%	—	—	*
Directors and executive officers as a group (10 persons)	13,330,208	59.8%	44,603,963	62.8%	62.1%

*	Indicates less than 1%
1.

Consists of 5,276,687 shares of Latch preferred stock held by BVentures Leverco S-B, LLC. Brookfield Technology Partners LLC, the managing member of BVentures Leverco S-B, LLC, and exercises voting and dispositive power with respect to the shares held by BVentures Leverco S-B, LLC. The address for these entities and individuals is c/o Brookfield Technology Partners, 2730 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

2.

Consists of (a) 2,690,693 shares of Latch preferred stock held by Avenir Latch Investors II, LLC, (b) 3,540,153 shares of Latch common stock and 3,751,905 shares of Latch preferred stock held by Avenir Latch Investors III, LLC and (c) 100,000 shares of Latch common stock and 8,708,264 shares of Latch preferred stock held by Avenir Latch Investors, LLC. The address for these entities and individuals is c/o Avenir Management Company, LLC, 135 Fifth Avenue, 7th Floor, New York, NY 10010

3.

Consists of (a) 10,743,461 shares of Latch preferred stock held by Lux Ventures IV, L.P. and (b) 6,055,799 shares of Latch preferred stock held by Lux Co-Invest Opportunities, L.P. Lux Venture Partners IV, LLC is the general partner of Lux Ventures IV, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Ventures IV, L.P. Lux Co-Invest Partners, LLC is the general partner of Lux Co-Invest Opportunities, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Co-Invest Opportunities, L.P. Peter Hebert and Josh Wolf are the individual managing members of Lux Venture Partners IV, LLC and Lux Co-Invest Partners, LLC (the “Individual Managers”). The Individual Managers, as the sole managers of Lux Venture Partners IV, LLC and Lux Co-Invest Partners, LLC, may be deemed to share voting and dispositive power for the shares noted herein held by Lux Ventures IV, L.P. and Lux Co-Invest Opportunities, L.P. Each of Lux Venture Partners IV, LLC, Lux Co-Invest Partners, LLC and the Individual Managers separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o Lux Capital Management, 920 Broadway, 11th Floor, New York, NY 10010.

4.

Consists of (a) 1,310,788 shares of Latch common stock held directly by Mr. Schoenfelder, (b) 300,000 shares of Latch common stock held by Luke Schoenfelder 2021 Trust u/a dated January 12, 2021 and (c) 4,471,015 shares of Latch common stock subject to options exercisable within 60 days of April 20, 2021.

5.

Consists of (a) 4,985,779 shares of Latch preferred stock held by RRE Ventures VII, LP and (b) 937,826 shares of Latch preferred stock held by RRE Leaders Fund, LP. RRE Ventures VII GP, LLC, the general partner of RRE Ventures VII, LP, has sole voting and dispositive power with respect to the shares held by RRE Ventures VII, LP. RRE Leaders GP, LLC, the general partner of RRE Leaders Fund, LP, has sole voting and dispositive power with respect to the shares held by RRE Leaders Fund, LP. The address for these entities is c/o RRE Ventures 130 East 59th Street, 17th Floor, New York, NY 10022.

6.	Consists of (a) 100,000 shares of Latch common stock held directly by Mr. Jones and (b) 2,314,640 shares of Latch common stock subject to options exercisable within 60 days of April 20, 2021.
7.	Consists of (a) 452,469 shares of Latch common stock held directly by Mr. Hussain and (b) 419,982 shares of Latch common stock subject to options exercisable within 60 days of April 20, 2021.
8.

Consists of the shares identified in footnote (3) above. Mr. Schildhorn is affiliated with Lux Ventures IV, L.P. and Lux Co-Invest Opportunities, L.P. and may be deemed to have beneficial ownership with respect to these shares.

9.

Consists of the shares identified in footnote (5) above. Mr. Rishi is affiliated with RRE Ventures VII, LP and RRE Leaders Fund, LP. and may be deemed to have beneficial ownership with respect to these shares.

10.	Consists of the shares identified in footnote (1) above. Mr. Sammut is affiliated with Bventures Leverco S-B, LLC. and may be deemed to have beneficial ownership with respect to these shares.
11.

Consists of the shares identified in footnote (2) above. Mr. Sugrue is affiliated with Avenir Latch Investors, LLC, Avenir Latch Investors II, LLC and Avenir Latch Investors III, LLC, and may be deemed to have beneficial ownership with respect to these shares.

12.	Consists of (a) 81,200 shares of Latch common stock held directly by Mr. Smith and (b) 29,973 shares of Latch preferred stock held directly by Mr. Smith.
13.

Consists of (a) 773,182 shares of Latch preferred stock held by Third Prime Alpha Fund, L.P. and (b) 91,606 shares of Latch common stock and 650,394 shares of Latch preferred stock held by HLC Series Investments LLC. Mr. Hamlin is affiliated with Third Prime Alpha Fund, L.P. and HLC Series Investments LLC and may be deemed to have beneficial ownership with respect to these shares.

14.	Consists of (a) 84,553 shares of Latch common stock held directly by Mr. Mitchell and (b) 63,802 shares of Latch common stock subject to options exercisable within 60 days of April 20, 2021.

MANAGEMENT OF THE POST-COMBINATION COMPANY FOLLOWING THE BUSINESS COMBINATION

References in this section to “we,” “our,” “us” and the “Company” generally refer to Latch, Inc. and its consolidated subsidiaries prior to the Business Combination and to the Post-Combination Company and its consolidated subsidiaries after giving effect to the Business Combination.

Management and Board of Directors

The following sets forth certain information, as of April 26, 2021, concerning the persons who are expected to serve as executive officers and members of the board of directors of the Post-Combination Company following the consummation of the Business Combination.

Name	Age	Position
Director Nominees
Luke Schoenfelder	31	Director Nominee
Robert J. Speyer	51	Director Nominee
Peter Campbell	56	Director Nominee
Tricia Han	49	Director Nominee
Raju Rishi	54	Director Nominee
J. Allen Smith	63	Director Nominee
Andrew Sugrue	31	Director Nominee

Executive Officers
Luke Schoenfelder	31	Chief Executive Officer
Michael Brian Jones	31	Chief Technology Officer
Ali Hussain	32	Chief Operating Officer
Garth Mitchell	35	Chief Financial Officer and Treasurer

Director Nominees

Luke Schoenfelder, Chief Executive Officer and Director Nominee

Mr. Schoenfelder is the Chief Executive Officer and Co-Founder of Latch. As the chief executive, Mr. Schoenfelder guides the vision and mission for Latch, designing better experiences for each stakeholder at the modern building. Under his guidance, Latch has evolved from an industry-defining smart access company to a powerful software, hardware and service ecosystem that empowers building owners, property managers, and residents with more flexibility and convenience in how they interact with their spaces. From launching Latch’s first access device to partnering with technology leaders like Google Nest, Mr. Schoenfelder has expertly expanded Latch’s presence in the market. As a partner to the country’s top developers including Avalon Bay, Brookfield and Prometheus, Mr. Schoenfelder guides the Latch team as they continue to develop and deploy comprehensive solutions. As a result, Mr. Schoenfelder’s leadership has helped Latch continually increase its revenue, bringing in more than $319 million in Bookings since launch. Prior to the founding of Latch, Mr. Schoenfelder developed technology products for the emerging world with backing from the Clinton Global Initiative, Habitat for Humanity and the Dell Social Innovation Fund from 2011 to 2013. Before that Mr. Schoenfelder worked at Apple within the Retail and Worldwide Governmental Affairs practices, supporting international market expansion from 2008 to 2012. Mr. Schoenfelder holds degrees from Georgetown University and Imperial College London, where he studied as a Marshall Scholar. We believe that Mr. Schoenfelder is qualified to serve on the Board due to his significant experience building and scaling smart building technology as Latch’s President and Chief Executive Officer since its inception and because, as a founder of Latch, he is essential to the long-term vision of the Post-Combination Company.

Robert J. Speyer, Director Nominee

Mr. Speyer is a prominent leader in the real estate industry, with more than 25 years of real estate experience. Mr. Speyer serves as President and Chief Executive Officer of Tishman Speyer, a position he has held since 2008. Since assuming the role of Chief Executive Officer of Tishman Speyer, Mr. Speyer has grown Tishman Speyer into a leading global real estate investment management firm with assets under management of $56.8 billion as of September 30, 2020. Under his leadership, Tishman Speyer has delivered more than 61 million square feet of development and redevelopment across 28 key international markets and 121 investments and acquired an additional 24 million square feet of operating real estate assets across 25 investments, serving the needs of industry-leading tenants around the world. Mr. Speyer also serves as Chief Executive Officer and Chairman of Tishman Speyer Innovation Corp. II, a special purpose acquisition company, a position he has held since November 2020. Mr. Speyer also is the Chairman of the Advisory Board of the Mayor’s Fund to Advance New York City, appointed by Mayor Bloomberg in 2006 and reappointed by Mayor de Blasio in 2014. In addition, Mr. Speyer is Founding Member and Co-Chairman of Breakthrough Properties, a joint-venture with Bellco Capital focused on life science real estate development and management. He is also a member of the Executive Committee of the Partnership for New York City. In 2013, Mr. Speyer became the youngest ever Chairman of the Real Estate Board of New York, the city’s premier industry association, and served as Chairman for five years. We believe that Mr. Speyer is qualified to serve on the Board due to his extensive experience in the real estate industry and his significant executive leadership, business and investment experience.

Peter Campbell, Director Nominee

Mr. Campbell currently serves on the board of directors of Tufin Software Technologies, Ltd., a New York Stock Exchange-listed security policy management company headquartered in Tel Aviv, Israel. From 2006 to 2019, Mr. Campbell served as Chief Financial Officer of Mimecast Ltd., a Nasdaq-listed company specializing in cloud-based email management, where he also served as a director from 2007 to 2015. He previously served as Chief Financial Officer of SR Telecom Inc. a Nasdaq and Toronto Stock Exchange-listed global broadband wireless systems manufacturer, where he was employed from 2002 to 2006. Prior to that, Mr. Campbell was an auditor at Ernst & Young LLP in Canada in the technology sector. Mr. Campbell is a CPA and holds a Bachelor of Commerce degree and a Graduate Diploma in accounting from the John Molson School of Business at Concordia University in Canada, where he also served as a lecturer. We believe that Mr. Campbell is qualified to serve on the Board due to his extensive financial, operational and investment expertise, including his experience serving as Chief Financial Officer of a publicly traded company and as an auditor at a global accounting firm, as well as his substantial experience serving on the board of directors of publicly traded companies.

Tricia Han, Director Nominee

Ms. Han has been the Chief Executive Officer of MyFitnessPal, a health and fitness tracking app, since April 2021. She also serves on the board of directors of Empire State Realty Trust, a New York Stock Exchange-listed real estate investment trust company, and is a member of the compensation, finance and nominating and governance committees. She previously served on the board of directors of Nutrisystem, Inc., a Nasdaq-listed leading provider of health and wellness and weight management products and services, from 2018 to 2019. From February 2020 to April 2021, she served as Chief Product Officer of Care.com, the largest U.S. marketplace connecting families and caregivers. From 2017 to 2020, Ms. Han served as Chief Executive Officer of Daily Burn, a leading fitness tech brand. Prior to Daily Burn, Ms. Han served as Chief Product Officer at Dotdash (formerly About.com), one of the largest content publishers on the Internet, from 2013 to 2017. Care.com, Daily Burn and Dotdash are each operating businesses of IAC. Ms. Han also previously served as the Senior Vice President of Product Management at WebMD from 2012 to 2013, and as Vice President of Product Development and General Manager of Commerce for DailyCandy from 2009 to 2012. Her professional experience includes leading product management teams at a variety of technology start-ups including Vindigo, Rave Wireless, and Juno Online Services. Ms. Han helped build several widely-adopted mobile applications, including for The New York Times and MapQuest. She earned her Bachelor of Arts in 1993 from Cornell University. We believe that Ms. Han is qualified to serve on the Board due to her extensive experience as a chief product officer at several technology companies, her significant management, business, and executive leadership experience, and her substantial experience serving on the board of directors of publicly traded companies.

Raju Rishi, Director Nominee

Mr. Rishi is a General Partner at RRE Ventures and currently serves on the board of directors of Latch as well as a number of private companies, including Bend Financial, a next generation health savings account provider, Redox, a modern API for healthcare, Knock.com, a real-estate sales platform, Greathorn, a cloud-based email security platform, imgix, an image optimization platform, PartnerStack, a partner and channel management platform, RxDefine, a platform that enables life science and medtech companies to digitally connect with consumers, and Tive, a platform that enables companies to track their supply chain through both cellular connected trackers and cloud software. Prior to joining RRE Ventures in 2015, Mr. Rishi was a Venture Partner at Sigma Prime Ventures in Boston from 2012 to 2015. Mr. Rishi has extensive career experience as an entrepreneur and operator. He is the founder of several startups in the mobile and enterprise software sectors. Prior to that, Mr. Rishi held executive roles at AT&T and Lucent. Mr. Rishi is a graduate of the Massachusetts Institute of Technology, where he holds B.S. and M.S. degrees in Materials Science and Engineering. We believe that Mr. Rishi is qualified to serve on the Board due to his extensive experience in identifying and investing in cutting-edge technology companies, his executive leadership, management, and business experience, and his experience serving on the board of directors of numerous private companies.

J. Allen Smith, Director Nominee

Mr. Smith currently serves on the board of directors of Latch and is the President of Cadre, a financial technology company that provides individuals and institutions direct access to large commercial real-estate properties. Prior to joining Cadre in 2020, Mr. Smith was the President and CEO of Four Seasons Hotels & Resorts from 2013 to 2018, where he oversaw significant growth in the business and financial performance of Four Seasons. Prior to that, Mr. Smith spearheaded Prudential Real Estate Investors’ growth into a global organization as Chief Executive Officer from 2008 to 2013, during which time he also played a substantial role in capital raising efforts. Mr. Smith is a graduate of Cornell University, where he holds an M.S in Hotel/ Motel Administration/ Management and a B.S. in Sociology. We believe that Mr. Smith is qualified to serve on the Board due to his due to his extensive experience in the real estate and hospitality industries and his significant executive leadership, business, and investment experience.

Andrew Sugrue, Director Nominee

Mr. Sugrue is a Founding Partner at Avenir Growth Capital, a private investment firm with $1.5 billion in assets under management. He serves on the board of directors of Latch as well as a number of private companies, including Artsy, an online marketplace for fine art, Bevi, the maker of smart, bottleless flavored and sparkling beverage dispensers, Bustle Digital Group, a women’s focused digital media platform, Drizly, an alcohol delivery marketplace, Mark43, a software platform for public safety agencies, and Savage x Fenty, a direct to consumer lingerie brand launched by Rihanna. Prior to founding Avenir Growth Capital in 2017, Mr. Sugrue worked at Shumway Capital from 2016 to 2017, L Catterton from 2014 to 2016, and Peter J Solomon Company from 2012 to 2014. As a Robertson Scholar, he received a Master of Management Studies from the Fuqua School of Business at Duke University and a B.A. from the Honors Program at the University of North Carolina at Chapel Hill. We believe that Mr. Sugrue is qualified to serve on the Board due to his extensive experience in identifying and investing in category-defining technology companies and his experience serving on the board of directors of numerous private companies.

Executive Officers

Luke Schoenfelder, Chief Executive Officer, Chairman and Director Nominee

See bio above in the Director Nominees Section.

Michael Brian Jones, Chief Technology Officer

Mr. Jones is the Chief Technology Officer and Co-Founder of Latch and has served in this role since its incorporation in 2014. Mr. Jones is a full stack hardware engineer with experience building remote data acquisition systems that have been deployed in some of the world’s most challenging environments. From smart grid monitoring in Haiti to remote soil sensing in rural Mexico, Mr. Jones has built products that capture, synthesize and present data to enterprise customers of all sorts. Mr. Jones holds a degree in Mechanical Engineering from Rochester Institute of Technology.

Ali Hussain, Chief Operating Officer

Mr. Hussain is the Chief Operating Officer of Latch and heads all business operations and unified sales across Latch. Prior to joining Latch, Mr. Hussain was a management consultant at the Boston Consulting Group from 2012 to 2015, where he worked to merge two firms in the logistics space, helped optimize the Asia-based supply chain for an industrials company and train enterprise sales teams. Mr. Hussain holds degrees from Cornell University and Oxford University, where he studied as a Marshall Scholar.

Garth Mitchell, Chief Financial Officer and Treasurer

Mr. Mitchell is the Chief Financial Officer of Latch. Prior to joining latch, Mr. Mitchell was a Senior Investment Analyst at Lucus Advisors from 2015 to 2019 focused on tech, media and telecom sectors, was the director of strategy and business development at Assembled Brands from 2014 to 2015, was a lead internet and software investment analyst at Millennium Partners from 2011 to 2014 and was a financial analyst at Lazard from 2009 to 2010. Mr. Mitchell holds a Bachelor of Arts in Economics from Morehouse College.

Corporate Governance

We will structure our corporate governance in a manner TSIA and Latch believe will closely align our interests with those of our stockholders following the Business Combination. Notable features of this corporate governance include:

•

we will have independent director representation on our audit, compensation and nominating committees immediately at the time of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•	at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•	we will implement a range of other corporate governance best practices, including implementing a robust director education program.

Composition of the Post-Combination Company Board of Directors After the Business Combination

Our business and affairs are managed under the direction of our board of directors. Our board of directors will be staggered in three classes, with two directors in Class I (expected to be Mr. Rishi and Mr. Smith), two directors in Class II (expected to be Ms. Han and Mr. Sugrue), and three directors in Class III (expected to be Mr. Schoenfelder, Mr. Campbell and Mr. Speyer). See “Description of Capital Stock of Post-Combination Company—Anti-Takeover Provisions—Classified Board.”

Board Committees

Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. After the Business Combination, we will have a standing audit committee, nominating committee and compensation committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee

Our audit committee will be responsible for, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	reviewing, with our independent registered public accounting firm, the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;

•	overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related person transactions; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Upon the completion of the Business Combination, our audit committee will consist of Peter Campbell, Raju Rishi and J. Allen Smith, with Peter Campbell serving as chair. Rule 10A-3 of the Exchange Act and NASDAQ rules require that our audit committee must be composed entirely of independent members. Our board of directors has affirmatively determined that Peter Campbell, Raju Rishi and J. Allen Smith each meet the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and NASDAQ rules. Each member of our audit committee also meets the financial literacy requirements of NASDAQ listing standards. In addition, our board of directors has determined that Peter Campbell and J. Allen Smith will each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors will adopt a written charter for the audit committee, which will be available on our corporate website at investors.latch.com upon the completion of the Business Combination. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Compensation Committee

Our compensation committee will be responsible for, among other things:

•

reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by the board of directors, in conjunction with a majority of the independent members of the board of directors) the compensation of our Chief Executive Officer;

•	overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;

•	reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans, policies and programs;

•	reviewing and approving all employment agreement and severance arrangements for our executive officers;

•	making recommendations to our board of directors regarding the compensation of our directors; and

•	retaining and overseeing any compensation consultants.

Upon the completion of the Business Combination, our compensation committee will consist of Raju Rishi and J. Allen Smith, with Raju Rishi serving as chair. Our board of directors has affirmatively determined that Raju Rishi and J. Allen Smith each meet the definition of “independent director” for purposes of serving on the compensation committee under NASDAQ rules, and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. Our board of directors will adopt a written charter for the compensation committee, which will be available on our corporate website at investors.latch.com upon the completion of the Business Combination. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Nominating Committee

Our nominating committee will be responsible for, among other things:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•	overseeing succession planning for our Chief Executive Officer and other executive officers;

•	periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;

•	overseeing an annual evaluation of the effectiveness of our board of directors and its committees; and

•	developing and recommending to our board of directors a set of corporate governance guidelines.

Upon completion of the Business Combination, our nominating committee will consist of Andrew Sugrue and Tricia Han with Andrew Sugrue serving as chair. Our board of directors has affirmatively determined that Andrew Sugrue and Tricia Han each meet the definition of “independent director” under NASDAQ rules. Our board of directors will adopt a written charter for the nominating committee, which will be available on our corporate website at investors.latch.com upon the completion of the Business Combination. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Business Conduct and Ethics

Prior to the completion of the Business Combination, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on our corporate website at investors.latch.com upon the completion of the Business

Combination. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Compensation of Directors and Officers

Following the closing of the Business Combination, we expect the Post-Combination Company’s executive compensation program to be consistent with Latch’s existing compensation policies and philosophies, which are designed to:

•

attract, retain and motivate senior management leaders who are capable of advancing our mission and strategy and ultimately, creating and maintaining our long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute our business strategy in an industry characterized by competitiveness and growth;

•	reward senior management in a manner aligned with our financial performance; and

•	align senior management’s interests with our equity owners’ long-term interests through equity participation and ownership.

Following the closing of the Business Combination, we expect that decisions with respect to the compensation of our executive officers, including our Named Executive Officers, will be made by the compensation committee of our board of directors. The Post-Combination Company’s executive compensation and director compensation programs are further described below under “Executive Compensation—Post-Combination Company Executive Officer and Director Compensation.”

EXECUTIVE COMPENSATION

References in this section to “we,” “our,” “us” and the “Company” generally refer to Latch, Inc. and its consolidated subsidiaries prior to the Business Combination and to the Post-Combination Company and its consolidated subsidiaries after giving effect to the Business Combination. The following section provides compensation information applicable to “emerging growth companies” and “small reporting companies” under the SEC disclosure rules.

Latch Named Executive Officer and Director Compensation

Overview

Our “Named Executive Officers” for the year ended December 31, 2020, include Luke Schoenfelder, our Chief Executive Officer, and Ali Hussain and Garth Mitchell, our two most highly compensated executive officers other than our current Chief Executive Officer, who were serving as executive officers as of December 31, 2020 (collectively, the “Named Executive Officers” or “NEOs”). This Executive Compensation section sets forth certain information regarding total compensation earned by our Named Executive Officers for year ending December 31, 2020, as well as stock option awards held by our Named Executive Officers as of December 31, 2020. To date, the compensation packages for our Named Executive Officers primarily consist of base salary, an annual cash incentive bonus, stock option awards and health and welfare benefits.

Summary Compensation Table For 2020

The following table sets forth summary information regarding the total compensation earned during the year ended December 31, 2020 for the Named Executive Officers.

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Option awards ($)(2)	Non-equity incentive plan compensation ($)	All other compensation ($)(3)	Total ($)
Luke Schoenfelder, CEO	2020	270,000.80	—		—	—	270,000.80
Ali Hussain, COO	2020	280,000.47	—		—	—	280,000.47
Garth Mitchell, CFO	2020	285,000.00	100,000.00		—	—	385,000.00

(1)	Represents a discretionary performance bonus awarded to Mr. Mitchell for the year ended on December 31, 2020.
(2)	None of the Named Executive Officers received stock option awards during the year ended on December 31, 2020.
(3)	Represents match of contributions to our 401(k) savings plan, which we provide to all eligible employees.

Narrative to Summary Compensation Table

Latch reviews compensation annually for all employees, including its Named Executive Officers. Our compensation practices historically have been designed to be comparable with the compensation packages of our competitors in the market while also taking into consideration the historical compensation levels of each executive, along with his or her individual performance as compared to its expectations and objectives. We seek to implement compensation policies and practices that link a portion of each executive’s cash compensation to our short-term performance objectives and we have also provided a portion of their compensation as long-term incentive compensation in the form of equity awards in Latch. Latch does not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives.

The Compensation Committee of Latch’s board of directors (“Compensation Committee”) has historically determined compensation for Latch’s Named Executive Officers. In November 2019, the Compensation Committee reviewed the 2018 Venture Capital Executive Compensation Survey (“VCECS”) to determine appropriate recommendations for the executive compensation of Latch’s Named Executive Officers. Compensation amounts shown in the Summary Compensation Table for 2020 above reflect amounts paid to our Named Executive Officers for 2020 and do not necessarily reflect amounts that are expected to paid in 2021 and beyond.

Employment Agreements for Named Executive Officers

Overview; Salaries and Bonuses

In connection with the Business Combination, on January 24, 2021, each of the Named Executive Officers is a party to an employment agreement, which will become effective upon the consummation of the Business Combination. Following the Business Combination, the Named Executive Officers will be entitled to base salary and a target bonus of a certain percentage of his base salary as follows:

Name	Base Salary ($)	Target Bonus Percentage (%)
Luke Schoenfelder	500,000	10
Ali Hussain	400,000	13
Garth Mitchell	400,000	13

In addition to the salaries and bonus targets set forth above, each of the Named Executive Officers will also be eligible to participate in and receive awards under the Incentive Plan. For a discussion of the Incentive Plan, please see “Proposal No. 6—The Incentive Award Plan Proposal”. The amount, form and terms and conditions of any such awards under the Incentive Plan will be determined by the board of directors or compensation committee following the consummation of the Business Combination.

Severance and Restrictive Covenants

Pursuant to their amended and restated employment agreements, in the event of a termination of a Named Executive Officer’s employment for any reason, the executive would generally be entitled to receive earned but unpaid salary, accrued but unpaid annual bonus, any owed accrued expenses, as well as amounts payable under any benefit plans, programs or arrangements that such Named Executive Officer participates in or benefits from. In the event that a Named Executive Officer’s employment is terminated due to his death, in addition to the foregoing, he would be entitled to a pro-rated portion of his annual bonus, as determined by the Board. In the event that a Named Executive Officer’s employment is terminated either by Latch without “cause” (as defined in the applicable amended and restated employment agreement) or by the Named Executive Officer for “good reason” (as defined in the applicable amended and restated employment agreement), subject to his execution and non-revocation of a general release of claims and continued compliance with his restrictive covenant obligations, as described below, such Named Executive Officer would be entitled to: (i) the sum of his base salary and target bonus at the time of termination, payable over a 12-month period, (ii) his accrued annual bonus and the pro-rated portion of his annual bonus, based on the time between his termination and the end of the performance period, and (iii) payment for such Named Executive Officer’s premiums incurred for participation in COBRA coverage pursuant to a Latch-sponsored group health plan for a 12-month period.

In the event that a Named Executive Officer’s employment is terminated by Latch without cause or by the Named Executive Officer for good reason within three months prior to, or 24 months following, a “change in control” (as defined in the Incentive Plan), subject to his execution and non-revocation of a general release of claims and continued compliance with his restrictive covenant obligations, as described below, such Named Executive Officer would be entitled to: (i) the sum of his base salary and target bonus at the time of termination, payable generally in a lump sum within 30 days following the date of his termination, (ii) his accrued annual bonus and the pro-rated portion of his target bonus, based on the time between his termination and the end of the performance period, (iii) payment for such Named Executive Officer’s premiums incurred for participation in COBRA coverage pursuant to a Latch-sponsored group health plan for a 12-month period and (iv) full acceleration of his outstanding equity incentive awards.

Each Named Executive Officer is subject to certain restrictive covenants, including but not limited to confidentiality, nondisparagement and one-year noncompete and nonsolicitation covenants, under his restrictive covenant agreement.

Director Compensation

No compensation was provided for the non-employee directors during the year ended December 31, 2020. J. Allen Smith previously received awards of stock options under our 2016 Stock Plan and, as of December 31, 2020, held 81,200 stock options.

Outstanding Equity Awards as of December 31, 2020

The following table sets forth certain information about outstanding equity awards granted to Latch’s Named Executive Officers that remain outstanding as of December 31, 2020.

	Option award
	Grant Date		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price(3) ($)	Option expiration date
Luke Schoenfelder	11/7/2018	(1)(5)	2,034,215	1,453,012	0.61	11/6/2028
	5/12/2016	(1)(4)	2,000,896	—	0.20	5/11/2026
Ali Hussain	11/7/2018	(1)(5)	480,872	343,480	0.61	11/6/2028
	6/6/2017	(1)(4)	—	—	0.37	6/5/2027
	5/12/2016	(1)(4)	—	—	0.20	5/11/2026
	7/20/2015	(2)(4)	—	—	0.12	7/19/2025
Garth Mitchell	12/3/2019	(1)(6)	100,272	269,966	0.91	12/2/2029
	2/19/2019	(1)(4)	298,192	352,409	0.61	2/18/2029

(1)	These option awards were granted under our 2016 Stock Plan, the terms of which are described below under “2016 Stock Plan.”
(2)	All of the option awards were granted under our 2014 Stock Incentive Plan.
(3)

All of the option awards listed in the table above were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant, as determined in good faith by our board of directors with the assistance of a third-party valuation expert.

(4)

25% of the shares subject to these options vested or will vest 12 months after the grant date, and l/48th of the shares subject to these options vested or will vest each month thereafter, subject to continued service to us through each vesting date.

(5)

1/48th of the total number of shares subject to the option vested on September 9, 2018 and the remaining shares subject to the option vest at a rate of l/48th of the total number of shares subject to the option on each month thereafter, subject to continued service to us through each vesting date. In connection with an involuntary termination of employment within 12 months following a change of control, 100% of the total number of unvested shares subject to the option will become immediately vested and exercisable.

(6)

1/48th of the total number of shares subject to the option vested on January 1, 2020 and the remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to the option on each month thereafter, subject to continued service to the Company through each vesting date. The options are subject to 100% double trigger acceleration in the event of termination without cause or resignation for good reason within 12 months after the consummation of a Change in Control, and provided delivery to the Company a customary release of claims in favor of the Company, and satisfy all conditions to make such release effective within 60 days of termination of employment.

2016 Stock Plan

In January 2016, Latch adopted the Latchable, Inc. 2016 Stock Plan (the “2016 Plan”) pursuant to which Latch’s board of directors may grant nonstatutory stock options to purchase shares of Latch’s common stock to outside directors and consultants and either nonstatutory stock options (“NSOs”) or incentive stock options (“ISOs”) to purchase shares of Latch’s common stock to employees. The 2016 Plan authorizes grants of options up to 21,612,947 shares. In May 2019, the 2016 Plan was modified and amended to authorize an aggregate of 24,412,947 shares. Stock options must be granted with an exercise price equal to the stock’s fair market value at the date of grant. Stock options generally have 10-year terms and vest over a four-year period starting from the date specified in each agreement.

Purpose

The purpose of the 2016 Plan is to offer persons selected by Latch an opportunity to acquire a proprietary interest in the success of Latch, or to increase such interest, by acquiring shares of Latch’s stock.

Administration

The 2016 Plan may be administered by one or more committees. Each committee shall consist of one or more members of Latch’s board of directors who have been appointed by Latch’s board of directors. Each committee has the authority and responsibility for such functions as Latch’s board of directors has assigned to it. If no committee has been appointed, Latch’s entire board of directors shall administer the Plan.

Subject to the provisions of the Plan, Latch’s board of directors shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the 2016 Plan. Notwithstanding anything to the contrary in the 2016 Plan, with respect to the terms and conditions of awards granted to participants outside the United States, Latch’s board of directors may vary from the provisions of the 2016 Plan to the extent it determines it necessary and appropriate to do so; provided that it may not vary from those 2016 Plan terms requiring stockholder approval. All decisions, interpretations and other actions of the board of directors shall be final and binding on all purchasers, all optionees and all persons deriving their rights from a purchaser or optionee.

Eligibility

Only employees, outside directors and consultants shall be eligible for the grant of NSOs or the direct award or sale of shares. Only employees shall be eligible for the grant of ISOs.

A person who owns more than 10% of the total combined voting power of all classes of outstanding stock of Latch shall not be eligible for the grant of an ISO unless (i) the exercise price is at least 110% of the fair market value of a share on the date of grant and (ii) such ISO by its terms is not exercisable after the expiration of five years from the date of grant.

Stock Subject to Plan

Not more than 5,544,025 shares of Latch common stock may be issued under the 2016 Plan including 1,623,376 shares subject to outstanding awards under the prior plan that may be added to the 2016 Plan. All of these shares may be issued upon the exercise of ISOs. The number of shares that are subject to options or other rights outstanding at any time under the 2016 Plan may not exceed the number of shares that then remain available for issuance under the 2016 Plan.

In the event that shares previously issued under the 2016 Plan are reacquired by Latch, such shares shall be added to the number of shares then available for issuance under the 2016 Plan. In the event that shares that otherwise would have been issuable under the 2016 Plan are withheld by Latch in payment of the purchase price, exercise price or withholding taxes, such shares shall remain available for issuance under the 2016 Plan. In the event that an outstanding option or other right for any reason expires or is cancelled, the shares allocable to the unexercised portion of such option or other right shall be added to the number of shares then available for issuance under the 2016 Plan. Any shares subject to an award under the prior plan that was outstanding as of January 1, 2016 and that subsequently expires or is cancelled, terminated or forfeited for any reason without having been exercised or that is repurchased by Latch shall automatically, without any further action by Latch, be added to the number of shares available under the 2016 Plan.

Stock Awards

Each award of shares under the 2016 Plan shall be evidenced by a Stock Grant Agreement between the grantee and Latch. Each sale of shares under the 2016 Plan (other than upon exercise of an option) shall be evidenced by a Stock Purchase Agreement between the purchaser and Latch.

Any right to purchase shares under the 2016 Plan (other than an option) shall automatically expire if not exercised by the purchaser within 30 days (or such other period as may be specified in the Award Agreement) after the grant of such right was communicated to the purchaser by Latch.

Latch’s board of directors shall determine the purchase price of shares to be offered under the 2016 Plan at its sole discretion.

Exercise Price & Date

The exercise price of an option shall not be less than 100% of the fair market value of a share on the date of grant, and in the case of an ISO a higher percentage may be required by the eligibility requirements. Subject to the preceding sentence, the exercise price shall be determined by Latch’s board of directors at its sole discretion.

No option shall be exercisable unless the optionee (i) has delivered an executed copy of the Stock Option Agreement to Latch or (ii) otherwise agrees to be bound by the terms of the Stock Option Agreement. Latch’s board of directors shall determine the exercisability provisions of the Stock Option Agreement at its sole discretion.

Termination of Service

If an optionee’s service terminates for any reason other than the optionee’s death, then the optionee’s vested options shall expire on the earliest of the following dates: (i) the expiration date (ii) the date 12 months after the optionee’s death, or such earlier or later date as Latch’s board of directors may determine (but in no event earlier than six months after the optionee’s death).

Stockholder Rights

An optionee, or a transferee of an optionee, shall have no rights as a stockholder with respect to any shares covered by the optionee’s option until such person files a notice of exercise, pays the exercise price and satisfies all applicable withholding taxes pursuant to the terms of such option.

Amendment or Termination

Latch’s board of directors may amend, suspend or terminate the 2016 Plan at any time and for any reason.

No shares shall be issued or sold and no option granted under the 2016 Plan after the termination thereof, except upon exercise of an option (or any other right to purchase shares) granted under the 2016 Plan prior to such termination. The termination of the 2016 Plan, or any amendment thereof, shall not affect any share previously issued or any option previously granted under the 2016 Plan.

Post-Combination Company Executive Officer and Director Compensation

Executive Compensation

Following the closing of the Business Combination, we intend to develop an executive compensation program that is consistent with Latch’s existing compensation policies and philosophies, which are designed to align compensation with business objectives and the creation of stockholder value, while enabling us to attract, motivate and retain individuals who contribute to our long-term success.

Decisions on the executive compensation program will be made by the compensation committee of the board of directors, which will be established at the closing of the Business Combination, and guided by the advice of an independent compensation consultant. In connection with executive compensation decisions, our compensation committee has initially retained FW Cook as its independent compensation consultant. FW Cook assisted the compensation committee in January 2021 in establishing the terms and conditions (including salary and bonus amounts) for the Named Executive Officers’ employment agreements, as described above, which will become effective upon the consummation of the Business Combination.

We anticipate that compensation for our executive officers will continue to consist of salary, annual cash incentive bonuses, and equity incentive award grants.

Base Salary

It is expected that our Named Executive Officers’ base salaries will initially continue as described under “—Latch Executive Officer and Director Compensation—Employment Agreements for Named Executive Officers” and will be reviewed from to time by the Compensation Committee based upon advice from our independent compensation consultant.

Annual Bonuses

We intend to use annual cash incentive bonuses for the Named Executive Officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. We expect that, near the beginning of each year, the compensation committee may select performance targets, target amounts, target award opportunities and other term and conditions of the bonus opportunities for the Named Executive Officers, subject to the terms of any employment agreement. Following the end of each year, the compensation committee will determine the extent to which performance targets were achieved, if applicable, and the amount of the award that is payable to each of the Named Executive Officers.

Stock-Based Awards

We intend to use stock-based awards to reward long-term performance of the Named Executive Officers. We believe that providing a meaningful portion of the total compensation package in the form of stock-based awards will align the incentives of the Named Executive Officers with the interests of our stockholders and serve to motivate and retain the individual executives. Stock-based awards will be awarded under the Incentive Plan, which is being submitted to TSIA’s shareholders for approval at the Special Meeting. For a description of the Incentive Plan, please see the section of this proxy statement/prospectus under the heading “Proposal No. 6—The Incentive Award Plan Proposal.”

Other Compensation

We expect to continue to maintain various employee benefit plans, including medical and 401(k) plans, in which the Named Executive Officers will participate.

Director Compensation

Following the closing of the Business Combination, we expect that our board of directors will implement an annual compensation program for our non-employee directors. The material terms of this program are not yet known and will depend on the judgment of the members of the board based on advice and counsel of its advisors.

THE BUSINESS COMBINATION

The following is a discussion of the Business Combination and the material terms of the Merger Agreement among TSIA, Merger Sub and Latch. You are urged to read carefully the Merger Agreement in its entirety, a copy of which is attached as Annex A to this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about TSIA or Latch. Such information can be found elsewhere in this proxy statement/prospectus.

Terms of the Business Combination

Transaction Structure

TSIA’s and Latch’s boards of directors have approved the Merger Agreement. The Merger Agreement provides for the merger of Merger Sub, a wholly owned subsidiary of TSIA, with and into Latch, with Latch surviving the merger as a wholly owned subsidiary of TSIA.

Merger Consideration; Conversion of Shares

As part of the Business Combination, Latch equityholders will receive aggregate consideration of $1.0 billion, payable in newly issued shares of TSIA Class A common stock at a price of $10.00 per share and, solely with respect to holders of Latch vested stock options with respect to which an election to receive only cash (a “cash election”) has been properly made, the Cash Election Consideration (as defined herein) (collectively, the “merger consideration”).

Under the terms of the Merger Agreement, immediately prior to the effective time of the Merger (the “Effective Time”), (i) Latch will cause each share of Latch preferred stock issued and outstanding to be automatically converted into a number of shares of Latch common stock in accordance with Latch’s certificate of incorporation (the “preferred stock conversion”) and (ii) Latch will cause the outstanding principal and accrued but unpaid interest due on Latch’s convertible notes immediately prior to the Effective Time to be automatically converted into a number of shares of Latch common stock in accordance with Section 3 of the applicable Latch convertible note (the “convertible note conversion”).

At the Effective Time, (i) each share of Latch common stock issued and outstanding immediately prior to the closing of the Merger (the “Closing”) (including shares of Latch common stock issued upon the preferred stock conversion and the convertible note conversion and upon any exercise of Latch warrants prior to the Closing, but excluding shares owned by Latch as treasury stock or dissenting shares) will be cancelled and converted into the right to receive a number of shares of TSIA Class A common stock equal to the Exchange Ratio, (ii) each Latch vested stock option with respect to which a cash election has been properly that is issued and outstanding immediately prior to the Closing (such option, a “Cash Elected Company Option”) will be cancelled and converted into the right to receive an amount of cash equal to the Exchange Ratio multiplied by $10.00 (the “Per Share Value”) minus the exercise price applicable to the share of Latch common stock underlying such Latch vested stock option (the “Cash Election Consideration”), and (iii) each outstanding Latch stock option that is not a Cash Elected Company Option, whether vested or unvested, will be converted into an option to purchase a number of shares of TSIA Class A common stock equal to the product of (x) the number of shares of Latch common stock underlying such Latch stock option immediately prior to the Closing and (y) the Exchange Ratio, at an exercise price per share equal to (A) the exercise price per share of Latch common stock underlying such Latch stock option immediately prior to the Closing divided by (B) the Exchange Ratio. The “Exchange Ratio” is the quotient of (x) the aggregate merger consideration of 100,000,000 shares of TSIA Class A common stock. Divided by (y) the number of shares of Latch common stock outstanding on a fully diluted net exercise basis.

Background of the Business Combination

The terms of the Business Combination are the result of negotiations between the representatives of TSIA and Latch. The following is a brief description of the background of these negotiations and the resulting Business Combination.

TSIA is a blank check company incorporated in Delaware on September 18, 2020 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. TSIA’s intention was to focus on identifying businesses that can benefit from Tishman Speyer’s leading brand, operational expertise and global network in the real estate industry, including real estate adjacent businesses and technologies targeting the real estate space, which are referred to as “Proptech” businesses.

Prior to the TSIA IPO, neither TSIA nor anyone on its behalf engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with TSIA.

On November 9, 2020, TSIA sold 30,000,000 units, each consisting of one share of Class A common stock and one-third of one warrant, for total gross proceeds of $300,000,000 (before underwriting discounts and commissions and offering expenses) in the TSIA IPO, pursuant to an underwriting agreement with BofA Securities, Inc. (“BofA Securities”) and Allen & Company LLC (“Allen”). The TSIA IPO closed on November 13, 2020. Concurrently with the closing of the TSIA IPO, TSIA consummated the private placement of an aggregate of 5,333,334 Private Placement Warrants to the Sponsor at a price of $1.50 per Private Placement Warrant, generating total proceeds of $8,000,000. Prior to the TSIA IPO, the Sponsor purchased 8,625,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. In October 2020, the Sponsor transferred 30,000 Founder Shares to each of Joshua Kazam, Jennifer Rubio, Ned Segal and Michelangelo Volpi, TSIA’s independent directors, in each case for approximately the same per-share price initially paid by the Sponsor.

In August 2018, an affiliate of Tishman Speyer, which is an affiliate of the Sponsor, participated in Latch’s Series B financing round, purchasing approximately $550,000 in Latch’s Series B Preferred Stock, which constitutes approximately 0.9% of Latch’s Series B Preferred Stock. In August 2019, the same affiliate of Tishman Speyer participated in Latch’s Series B-1 financing round, purchasing approximately $250,000 in Latch’s Series B-1 Preferred Stock, which constitutes approximately 0.4% of Latch’s Series B-1 Preferred Stock. As a result of such participation, Tishman Speyer and its affiliates hold approximately 0.2% of the outstanding fully diluted shares of Latch common stock as of April 20, 2021. Other than the rights, powers and preferences granted generally to holders of Latch’s Series B and Series B-1 Preferred Stock pursuant to Latch’s organizational documents, Tishman Speyer and its affiliates have no additional governance rights in Latch. The TSIA Board and management did not consider such equity interest in Latch to be a material conflict of interest, and the ownership interest of an affiliate of Tishman Speyer in Latch a factor in TSIA’s investment decision with respect to the Business Combination.

Tishman Speyer also adopted Latch’s products at three residential condo and apartment projects developed and/or managed by Tishman Speyer. These sites were 11 Hoyt in Brooklyn, with respect to which an agreement was signed in July 2018; Pier 4 in Boston, with respect to which an agreement was signed in May 2019; and The Crossing in Washington D.C., with respect to which an agreement was signed in June 2018. Tishman Speyer paid approximately $815,000 to Latch with respect to these projects. In December 2020, Tishman Speyer and Latch also entered into a letter of intent with respect to another ongoing Tishman Speyer development, which contemplated a fee of approximately $467,000 payable by Tishman Speyer to Latch upon completion of future performance obligations. In addition, from time to time in the ordinary course, Tishman Speyer evaluates proposals submitted by Latch with respect to installation of Latch products in new residential projects under development by Tishman Speyer. All customer agreements between Tishman Speyer and Latch have been negotiated on an arms’ length basis, and neither Tishman Speyer nor any of its affiliates has an obligation to enter into additional customer contracts with Latch.

After the TSIA IPO, TSIA’s officers and directors commenced an active search for prospective businesses or assets to acquire in its initial business combination. From the date of the TSIA IPO through the signing of the Exclusivity Agreement (as defined below), members of TSIA’s board of directors and management contacted, and were contacted by, a number of individuals with respect to business combination opportunities. TSIA considered over two hundred potential candidates for business combination opportunities in Proptech and other real estate adjacent industries. Representatives of TSIA reached out to and had preliminary discussions with eighteen potential acquisition candidates, including Latch, to discuss their interest in a potential business combination. Fifteen of these potential candidates indicated that they were either not interested in a business combination or that while they would potentially be interested in the future they were not prepared to engage in a potential business combination at that particular time. TSIA entered into non-disclosure agreements to receive access to confidential evaluation materials with three potential candidates, including Latch. The terms of each non-disclosure agreement were customary and did not include a standstill or “don’t ask, don’t waive” provision. Of the three potential candidates, Latch and one other candidate, which we refer to as Candidate B, were engaged in business combination sales processes at the time as TSIA was reaching out to potential acquisition candidates.

TSIA engaged BofA Securities and Allen as its financial advisors to provide financial advice on the potential transaction and assistance with TSIA’s preparation of a financial model and negotiation of the transaction. Neither BofA Securities nor Allen was engaged to, nor delivered, any reports, opinions or appraisals relating to the Business Combination to the TSIA Board or executive management of TSIA.

From time to time, Latch’s management team and board of directors reviewed and evaluated potential strategic opportunities and alternatives with a view to enhancing stockholder value and accelerating its growth. Such opportunities and alternatives included, among other things, private financing transactions, capital markets transactions and possible acquisitions. In September 2020, representatives of Latch engaged Latham & Watkins LLP (“Latham”) to serve as its legal advisor in connection with this review and evaluation.

From August 2020 through October 2020, representatives of Latch approached and interviewed several investment banks to discuss the possibility of pursuing a business combination, including with a special purpose acquisition company (“SPAC”) counterparty. On October 12, 2020, Latch entered into an engagement letter with Goldman Sachs & Co. LLC (“Goldman”) to serve as Latch’s financial advisor in connection with identifying and evaluating potential business combination transactions, including with a SPAC counterparty.

In late-October 2020 through November 2020, after Latch engaged Goldman, Latch’s management team and representatives of Goldman commenced an active search for prospective SPAC counterparties. Latch’s management and Goldman considered numerous potential SPAC counterparties and narrowed the list down to approximately 15 attractive counterparties. After discussions with Goldman and Latch’s board of directors, Latch’s management team further narrowed the list to 6 potential SPAC counterparties that had good reputations, strong industry knowledge, and/or technology backgrounds. In the middle of November 2020, representatives of Goldman, on behalf of Latch, began reaching out to the 6 potential SPAC counterparties to discuss whether they were interested in a potential business combination with Latch.

On November 6, 2020, the Latch board of directors held a special telephonic board meeting, which was attended by representatives of Latch management and Fenwick & West LLP (“Fenwick”). At the meeting, representatives of Latch management presented an update on the business combination process and the proposed timeline for the same.

On November 9, 2020, following the pricing of TSIA’s initial public offering, Luke Schoenfelder, Latch’s Chief Executive Officer, informed Robert Speyer, TSIA’s Chief Executive Officer, that Latch had commenced a competitive transaction process to evaluate a potential transaction in which Latch would become a publicly traded company through a potential SPAC combination transaction. Given TSIA’s knowledge of Latch’s business through Tishman Speyer’s strategic investments in Latch in 2018 and 2019 and ordinary course customer relationship with Latch, TSIA determined that it would be interested in receiving further due diligence on Latch and potentially participating as a bidder in Latch’s ongoing competitive business combination process.

Following the call, TSIA requested that Latch provide TSIA with a draft non-disclosure agreement (the “NDA”), which was executed on November 11, 2020.

On November 12, 2020, Goldman, on behalf of Latch, and representatives of TSIA, Allen and BofA Securities held a telephonic conference to discuss the Latch business combination process and timeline for submission of bids.

On November 13, 2020, representatives of Goldman, on behalf of Latch, shared a document with TSIA that provided an overview of the Latch business combination process, including a timeline and a list of valuation and other questions to be addressed in any potential bid submitted for Latch. As part of Latch’s competitive transaction process, Goldman requested that potential SPAC acquirors submit their initial indications of interest for Latch by November 23, 2020.

On November 14, 2020, TSIA received access to a virtual data room which included an initial draft of a term sheet for a potential SPAC merger involving Latch (the “Term Sheet”) and certain due diligence materials, including financial information for TSIA to use in preparing its financial model.

On November 17, 2020, representatives of TSIA, including Mr. Speyer, attended a management presentation with representatives of Latch, including Mr. Schoenfelder, regarding Latch’s business and operations. Also on November 17, 2020, representatives of TSIA and representatives of Latch attended a conference call to discuss diligence questions related to the financial model for Latch prepared by Latch management.

On November 17, 2020, representatives of Allen, on behalf of TSIA, attended a call with representatives of Goldman, on behalf of Latch, to discuss matters related to Latch’s intended use of proceeds of the Business Combination and the size of the potential private placement of TSIA common stock to be arranged in connection with the Business Combination (the “PIPE Transaction”).

On November 19, 2020, representatives of TSIA and representatives of Latch held a follow-up diligence call to further discuss the financial model for Latch prepared by Latch management.

On November 20, 2020, representatives of Goldman, on behalf of Latch, called representatives of TSIA to confirm that TSIA had all the materials necessary to submit an initial indication of interest for Latch.

On November 23, 2020, TSIA submitted an initial bid letter with respect to a potential business combination with Latch, including a revised draft of the Term Sheet, which ascribed a pre-money equity valuation to Latch of $850 million to $1 billion and contemplated that TSIA would seek $100 million in proceeds in a PIPE Transaction, which would be fully committed at the time of signing the Merger Agreement. The Term Sheet also indicated that the parties would discuss a potential restructuring of a portion of the Founder Shares and/or the Private Placement Warrants if necessary to further align the interests of the parties.

Also on November 23, 2020, representatives of BofA Securities and Allen, on behalf of TSIA, discussed the Term Sheet and submission with representatives of Goldman, on behalf of Latch; and Mr. Speyer and Mr. Schoenfelder separately discussed the submission of the initial bid letter.

On November 23, 2020 and November 24, 2020, Latch received multiple bid letters with respect to a potential business combination with a SPAC, including the initial bid letter and revised draft of the Term Sheet from TSIA. Between November 23, 2020 and November 24, 2020, Goldman, on behalf of Latch, participated in telephonic meetings with potential SPAC transaction counterparties (including TSIA) to receive and clarify the bids provided by such counterparties. Throughout this period, Latch management held telephonic conferences with representatives of Goldman and Latham to analyze the bid letters and supplemental information provided by the potential SPAC counterparties.

On November 25, 2020, representatives of Goldman, on behalf of Latch, contacted representatives of BofA Securities and Allen, on behalf of TSIA, to discuss TSIA’s bid and next steps with respect to the Latch business combination process, including the scope of TSIA’s outstanding diligence.

On November 27, 2020, TSIA received access to additional due diligence materials provided by Latch.

Also on November 27, 2020, Latch management and representatives of Goldman and Latham held a telephonic conference to further analyze the bid letters received by Latch, as well as potential responses to the bid letters. In advance of this discussion, representatives of Goldman, on behalf of Latch, contacted various potential SPAC counterparties to further clarify the terms and rationale supporting their proposed bids.

On November 30, 2020, TSIA submitted to Latch a detailed due diligence request list.

Also on November 30, 2020, Latch management and representatives of Goldman and Latham held a follow-up telephonic conference to continue discussions related to the bid letters and supplemental information received by Latch and to review feedback to be conveyed to potential SPAC counterparties about key terms relating to their bids.

On December 1, 2020, representatives of Latch and TSIA held another follow-up diligence call to discuss Latch’s financial model. Also on December 1, 2020, Jenny Wong, Chief Investment Officer of TSIA, spoke with Mr. Schoenfelder by telephone, during which call Mr. Schoenfelder conveyed certain feedback about key terms relating to TSIA’s bid.

On December 2, 2020, representatives of TSIA, including Mr. Speyer, and representatives of Latch, including Mr. Schoenfelder, held a management meeting, focusing on Latch’s opportunities to expand its operations in Europe and commercial office upside opportunities.

Also on December 2, 2020, Mr. Schoenfelder informed representatives of BofA Securities, on behalf of TSIA, that Latch may be interested in entering into exclusivity with TSIA.

On December 3, 2020, representatives of Goldman, on behalf of Latch, indicated to representatives of Allen and BofA Securities, on behalf of TSIA, that Latch was interested in entering into exclusivity with one partner rather than continuing the sales process so that Latch could spend the following weeks developing a financial model and business case and commence marketing to potential private placement subscribers in January. Representatives of Goldman also indicated that Latch would be willing to consider entering into exclusivity with TSIA if TSIA re-submitted its bid and Term Sheet at the higher end of its valuation range for Latch.

On December 4, 2020, Ms. Wong and Garth Mitchell, Chief Financial Officer of Latch, held a call to discuss TSIA’s follow-up diligence questions and the process for TSIA to complete its due diligence.

On December 4, 2020, TSIA submitted a revised Term Sheet to Latch, ascribing a pre-money equity valuation to Latch of $1 billion.

On December 6, 2020, the TSIA Board held a special telephonic board meeting, during which TSIA management presented an update on TSIA’s search for a candidate for an initial business combination, including the status and outcome of management’s ongoing outreach to other potential business combination candidates and the status of negotiations with Latch. The TSIA Board and management discussed how Latch’s business and prospects aligned with TSIA’s investment strategy, Tishman Speyer’s familiarity with Latch in light of its participation in Latch’s prior financing rounds and familiarity with the Latch product as a customer, the growth potential of Latch, and the ability for Tishman Speyer to aid Latch in unlocking additional future revenue growth opportunities, including facilitating Latch’s expansion in Europe and into the commercial office market. The TSIA Board and management determined that Latch was better aligned with TSIA’s investment strategy and that

Latch would benefit more from TSIA’s relationship with Tishman Speyer in terms of facilitating other revenue growth opportunities. The TSIA Board also considered the fact that Latch had launched a competitive process with respect to a potential business combination, the fact that Latch was seeking to enter into an exclusivity agreement with TSIA (the “Exclusivity Agreement”) so that it could further develop its financial model and business case, and additional diligence that would be necessary to confirm the pre-money valuation ascribed to Latch by TSIA. Given these factors, the TSIA Board determined that TSIA management should continue discussions and negotiations with Latch and seek to enter into exclusivity with Latch rather than continue a process and potentially pursuing a transaction and entering into negotiations with Candidate B.

Also on December 6, 2020, Latch management held telephonic conferences to discuss the revised Term Sheet received from TSIA with representatives of Goldman and Latham.

Later on December 6, 2020, representatives of Goldman, on behalf of Latch, called representatives of Allen and BofA Securities, on behalf of TSIA, to make the following proposal with respect to the Term Sheet (the “December 6 Proposal”): (i) Sponsor would subject 50% of its Founder Shares to vesting requirements until the TSIA common stock trades over $14 per share, for half of such Founder Shares and $16 per share, for the other half of such Founder Shares, in each case, based on the VWAP for 20 out of 30 trading days; (ii) Sponsor would offer to sell a specified portion of its Private Placement Warrants, if necessary, to incentivize participation of investors in the PIPE Transaction; (iii) the parties would enter into mutual exclusivity for a period of 40 days following entry into the Term Sheet, which exclusivity would expire if Latch received a strategic acquisition offer or an offer for a private capital fundraising other than through a special purpose acquisition vehicle; (iv) Sponsor would forfeit a portion of the Founder Shares, up to a maximum of 20% of such Founder Shares, if the PIPE Transaction were consummated at a pre-money valuation for Latch of less than $1 billion; (v) stockholders of Latch would receive an earn-out, payable in two equal installments if TSIA common stock trades above $15.00 per share and $17.00 per share for 20 out of 30 trading days; (vi) TSIA would be required to have a certain minimum amount of cash at the closing; and (vii) TSIA would be permitted to appoint one representative to the board of directors of the Post-Combination Company. The December 6 Proposal reflected several of Latch’s key considerations in determining whether to pursue a transaction with TSIA, including among others, Sponsor’s alignment of its Founder Shares with Latch’s success by subjecting such shares to vesting requirements, relative certainty of capital to grow Latch’s business by transferring economics from Sponsor to the investors in the PIPE Transaction if necessary to obtain their commitment, and consideration for Latch’s stockholders reflective of Latch’s value. In particular, Latch believed that providing for an earn-out to Latch stockholders upon the Post-Combination Company reaching certain trading price milestones would both incentivize Latch for continued, accelerated growth as well as reward its stockholders for the success of their investment in Latch.

Between December 6 and December 8, 2020, TSIA management held a number of telephonic conferences with representatives of BofA Securities, Allen and representatives of Sullivan & Cromwell LLP (“S&C”), counsel to TSIA, to discuss TSIA’s response to the December 6 Proposal. In particular, TSIA management evaluated whether the December 6 proposal reflected customary terms for business combinations based on recent precedent SPAC transactions, and whether such terms would appropriately align Sponsor’s incentives with Latch’s success.

Between December 7, 2020 and December 8, 2020, representatives of Latch and TSIA held further due diligence calls to discuss Latch’s financial model.

On December 8, 2020, representatives of Allen and BofA Securities, on behalf of TSIA, delivered to representatives of Goldman, on behalf of Latch, a written and oral counterproposal to the December 6 Proposal (the “December 8 Proposal”), providing for the following: (i) Sponsor would subject 10% of its Founder Shares to vesting requirements until the TSIA common stock trades over $14 per share, based on the VWAP for 20 out of 30 trading days, within five years of the closing of the business combination; (ii) Sponsor would not offer to sell any of its Private Placement Warrants in connection with the PIPE Transaction; (iii) the parties would enter into mutual exclusivity for a length of time to be agreed, but without exceptions to the exclusivity arrangement for either party; (iv) if the PIPE Transaction were consummated at a pre-money valuation for Latch of less than $1 billion, then Sponsor would defer Founder Shares corresponding to 50% of the percentage difference between such valuation and a $1 billion pre-money valuation for Latch, subject to a minimum pre-money valuation for Latch of $800 million; (v) Latch stockholders would not be entitled to any earn-out, but a management incentive program with terms to be determined would be implemented for the benefit of management and certain other employees of Latch; (vi) TSIA would be required to have a minimum of $150 million in cash at the closing from its trust account and proceeds of the proposed PIPE Transaction; and (vii) TSIA would be permitted to appoint one representative to the board of directors of the Post-Combination Company, which representative would be Robert J. Speyer. In making the December 8 Proposal, TSIA considered a number of key factors, including how to appropriately align Sponsor’s interests with Latch’s, both with respect to the upside potential if the Post- Combination Company’s shares traded above a certain threshold, and with respect to the downside risk if the PIPE Transaction were consummated at a lower pre-money valuation than the parties anticipated, as well as appropriate additional incentives for Latch stockholders and employees. In particular, TSIA did not consider the potential earn-out for Latch stockholders to be a customary term for business combinations based on recent precedent SPAC transactions and believed that Sponsor’s incentives would be sufficiently aligned with those of Latch stockholders given its agreement to subject 10% of the Founder Shares to vesting requirements.

On December 8, 2020, the Latch board of directors held a special telephonic board meeting, which was attended by representatives of Latch management, Latham and Fenwick & West LLP. At the meeting, representatives of Latch management presented an update on the business combination process, including a summary of the various proposal received by Latch, a summary of the ongoing negotiation with TSIA with respect to the Term Sheet and Exclusivity Agreement and an analysis of key terms under discussion with TSIA, as well as potential alternatives to such terms. At the end of the meeting, the Latch board of directors directed Latch management to continue to negotiate the Term Sheet and Exclusivity Agreement with TSIA, and, if appropriate, to enter into such agreements to the extent they were substantially consistent with the terms and alternatives reviewed with the Latch board of directors during the meeting.

Between December 8, 2020 and December 11, 2020, Latch management and representatives of Goldman and Latham participated in a number of telephonic conferences regarding the ongoing discussions with TSIA and its advisors and the terms of the Term Sheet, Exclusivity Agreement and the potential business combination.

On December 9, 2020, representatives of Goldman Sachs, on behalf of Latch, indicated to representatives of Allen and BofA Securities, on behalf of TSIA, that Latch would accept the December 8 Proposal.

Between December 9, 2020 and December 11, 2020, S&C and Latham exchanged drafts of the Term Sheet and the Exclusivity Agreement to reflect the terms of the December 8 Proposal.

Between December 6, 2020 and December 11, 2020, Mr. Speyer and Mr. Schoenfelder also had conversations in which they discussed potential investors in a PIPE Transaction to support a possible business combination transaction.

On December 11, 2020, TSIA and Latch finalized a non-binding Term Sheet, which set forth a summary of the material terms of a potential business combination between TSIA and Latch for aggregate consideration that would be based on a pre-money equity valuation for Latch of $1.0 billion and reflected the terms set forth in the December 8 Proposal. The Term Sheet also provided that TSIA would seek $100 million in proceeds in a PIPE Transaction to be arranged, negotiated and documented alongside the negotiation and documentation of the potential business combination transaction between TSIA and Latch. TSIA and Latch also executed the Exclusivity Agreement on December 11, 2020, pursuant to which TSIA and Latch agreed not to pursue transactions with other parties for a 45-day period, which period would automatically be extended for 30 days if, as of such time, the parties were pursuing a transaction in good faith.

Following execution of the Term Sheet and Exclusivity Agreement, the parties and their respective legal counsel prepared and then negotiated the Merger Agreement and related agreements, which continued until the Merger Agreement was executed. The parties also began planning for discussions with potential subscribers in the PIPE Transaction.

On December 13, 2020, representatives of S&C and Latham held a telephonic conference to discuss the transaction process and documentation.

On December 14, 2020, representatives of TSIA, Latch, S&C, Allen, BofA Securities and Goldman held a telephonic conference to discuss the PIPE Transaction to be arranged, negotiated and documented alongside the negotiation and documentation of the potential business combination transaction between TSIA and Latch. The telephonic conference included a discussion of strategic approaches to the PIPE Transaction process and the composition of the PIPE Transaction investor base.

Between December 14, 2020 and January 3, 2021, the parties and their advisors held a number of telephonic conferences to discuss the status of preparation of materials for the PIPE Transaction process. Between December 14, 2020 and January 24, 2021, TSIA, Latch and their respective advisors held a number of telephonic conferences to discuss the finalization of and confirmatory due diligence with respect to Latch’s financial model, including the creation of a post-money case to reflect the use of proceeds as a result of the Merger Agreement. During such telephonic conferences, TSIA, Latch and their respective advisors discussed in more detail Latch’s strategic priorities with respect to the proceeds received in the business combination, including with respect to Latch’s intent to expand into the commercial office space. The parties also discussed the presentation of such post-money case to potential PIPE Subscribers.

Between December 14, 2020 and January 3, 2021, the parties and their advisors held a number of daily telephonic “all hands” conferences to discuss the status of various workstreams related to the PIPE Transaction and the execution of the Business Combination.

On December 14, 2020, S&C delivered an initial draft of the form subscription agreement for the PIPE Transaction (the “Subscription Agreement”) to Latham. Between December 14, 2020 and January 3, 2021, S&C and Latham finalized the form of Subscription Agreement. The form of Subscription Agreement was made available to potential investors in the PIPE Transaction through a virtual data room on January 4, 2020.

On December 24, 2020, S&C delivered an initial draft of the Merger Agreement to Latham, reflecting the terms set forth in the Term Sheet, including an exchange ratio based on a $1 billion pre-money equity valuation of Latch. Also on December 24, 2020, Latham delivered initial drafts of related ancillary agreements, including a sponsor agreement, a support agreement, a registration rights agreement, and a form of amendment to TSIA’s certificate of incorporation and a form of amendment to TSIA’s bylaws (collectively, the “Ancillary Agreements”) to S&C, in each case, reflecting the terms set forth in the Term Sheet.

On December 30, 2020, TSIA executed engagement letters with each of Allen, BofA Securities and Goldman to serve as co-placement agents with respect to the PIPE Transaction.

Between January 4, 2021 and January 24, 2021, Latch, TSIA and their respective advisors held a number of telephonic conferences to discuss the status of preparation of materials, including the investor presentation, for the signing and announcement of the Business Combination.

Between January 6, 2021 and January 21, 2021, the parties and their advisors held a number of telephonic conferences with third party investors in regards to the PIPE Transaction. In addition, the parties and their advisors held a number of telephonic conferences to debrief on these meetings and develop a capital allocation strategy for the transaction.

On January 6, 2021, a virtual data room containing certain diligence information regarding Latch was opened to prospective investors in the PIPE Transaction.

Also on January 6, 2021, S&C delivered revised drafts of the Ancillary Agreements to Latham.

On January 7, 2021, the Latch board of directors held a special telephonic board meeting, which was attended by representatives of Latch management, Latham, and Fenwick. At this meeting, Latch management provided an update on the status of the potential business combination transaction and the PIPE Transaction.

On January 9, 2021, Latham delivered a revised draft of the Merger Agreement to S&C, which included, among other things, (i) certain changes to mechanics related to the conversion of Latch equity into TSIA equity in the merger, including the ability of holders of vested Latch options to elect to receive cash in the transaction in respect of a portion of such options (the “Cash Elections”), up to a certain aggregate cap on all such cash elections, which would be funded by a private placement of TSIA common stock to certain existing shareholders in Latch (the “Cash Election Subscription”) to be consummated immediately prior to the closing of the Merger, (ii) revised representations and warranties, (iii) revised interim operating covenants for both parties and certain covenants, including those related to TSIA’s special meeting of stockholders, and (iv) revisions to permit only Latch to terminate the Merger Agreement if TSIA’s stockholder vote was not obtained at the special meeting. Latch believed that providing holders of vested Latch options the ability to make Cash Elections for a relatively small portion of their Latch options would reward them for their significant contributions to Latch’s success, while maintaining the vast majority of their Latch options outstanding to incentivize future growth.

On January 10, 2021, Latham and S&C met telephonically to discuss issues related to the draft Merger Agreement, including certain of the revisions to the representations and warranties, covenants, and termination provision related to the TSIA stockholder vote.

On January 13, 2021, S&C shared a revised draft of the Merger Agreement with Latham, which included, among other things, (i) an aggregate cap of $10 million on any Cash Elections made by holders of vested Latch options with respect to a portion of their options, (ii) certain revised representations and warranties and interim operating covenants and (iii) the reinsertion of a bilateral termination right with respect to the TSIA stockholder vote.

From January 13, 2021 through January 19, 2021, S&C and Latham continued to negotiate and exchange several drafts of the Merger Agreement, focusing on Latch’s representations and warranties, certain interim operating covenants, and Latch’s ability to force TSIA to adjourn its special meeting to obtain stockholder approval of the business combination under certain circumstances. A substantially final draft of the Merger Agreement was provided to potential investors in the PIPE Transaction on January 19, 2021.

From January 18, 2021 until January 22, 2021, representatives of S&C and Latham negotiated the terms of the Subscription Agreement with the various investors in the PIPE Transaction. On January 21, 2021, given the level of interest received by TSIA and Latch with respect to the PIPE Transaction, the parties agreed to increase the size of the PIPE Transaction from $100 million to $190 million. TSIA and Latch both believed that the increased capital would facilitate Latch’s business plan for expansion in the smart home market and in the international market, as well as to pursue other opportunities in adjacent segments, including expansion into the commercial office segment. Throughout the day on January 22, 2021, agreements were reached with each of the potential investors to the PIPE Transaction to execute a Subscription Agreement simultaneously with the execution of the Merger Agreement and the related Ancillary Agreements.

On January 22, 2021, the TSIA Board held a special telephonic board meeting, which was attended by representatives of the TSIA management team, Allen, BofA Securities and S&C. At the meeting, TSIA management presented an update on the confirmatory financial due diligence that had been completed on Latch, including with respect to the valuation of Latch and its financial models, and provided an update on the PIPE

Transaction, including the decision to increase the size of the PIPE Transaction and the allocations thereof to various investors. Representatives of Allen and BofA Securities also provided their perspectives on the decision to increase the size of the PIPE Transaction and the allocations thereof to various investors. The TSIA board of directors discussed such matters and other factors, including those described below under the caption “—Recommendation of the TSIA Board of Directors and Reasons for the Business Combination.” Representatives of S&C then provided the TSIA Board with an overview of the material provisions of Merger Agreement, the Ancillary Agreements and the proxy statement/prospectus on Form S-4 that would be filed in respect of the Business Combination.

Also on January 22, 2021, the Latch board of directors held a special telephonic board meeting, which was attended by representatives of Latch management and Latham. At this meeting, representatives of Latham reviewed with the Latch board of directors the duties and responsibilities of a director in connection with the type of transaction under review by the Latch board of directors, as well as the proposed terms of the Merger Agreement and the Ancillary Agreements that had been negotiated with TSIA and its representatives. Following discussion, the Latch board of directors unanimously approved the Merger Agreement and the Ancillary Agreements, subject to final negotiations and modifications, and determined to recommend the approval of the transaction documents to its stockholders.

On January 23, 2021 and January 24, 2021, Latch, TSIA and their respective legal counsel finalized the draft of the Merger Agreement, Ancillary Agreements and other documents related thereto.

On January 24, 2021, the TSIA Board held a special telephonic board meeting, which was attended by representatives of S&C, to discuss the Merger Agreement, the Ancillary Agreements thereto and certain matters related to the Form S-4 to be filed with respect to the Business Combination. Following the discussions, the board of directors unanimously approved the Business Combination, the Merger Agreement and the transactions contemplated thereunder, as well as the PIPE Transaction, and determined to recommend the approval of the Merger Agreement and the transactions contemplated thereby to its stockholders. In approving the Merger Agreement, the Board determined that the aggregate fair market value of the proposed Business Combination was at least 80% of the assets held in the trust account.

Later in the evening on January 24, 2021, the parties entered into the Merger Agreement and relevant Ancillary Agreements, and TSIA entered into the Subscription Agreements for the PIPE Transaction. The next morning, on January 25, 2021, TSIA and Latch issued a press release announcing the Business Combination.

Recommendation of the TSIA Board of Directors and Reasons for the Business Combination

TSIA’s board of directors, in evaluating the Business Combination, consulted with TSIA’s management and legal advisors. In reaching its unanimous resolution (i) determining that the Merger Agreement and the transactions contemplated thereby, including the Business Combination and the issuance of shares of Class A common stock in connection therewith, are advisable and in the best interests of TSIA and its stockholders and (ii) recommending that the TSIA stockholders adopt the Merger Agreement and approve the Business Combination and the other transactions contemplated by the Merger Agreement, TSIA’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the large number and wide variety of factors considered in connection with its evaluation of the Business Combination, TSIA’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. TSIA’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of TSIA’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

Before reaching its decision, TSIA’s board of directors reviewed the results of management’s due diligence, which included:

•	research on industry trends, projected growth and other industry factors;

•

extensive meetings and calls with Latch’s management team and representatives regarding operations, major customers, financial prospects and potential expansion opportunities, among other customary due diligence matters;

•	consultation with TSIA’s legal and financial advisors;

•	review of Latch’s material business contracts and certain other legal, intellectual property and commercial diligence;

•	financial, accounting and tax diligence;

•	research on comparable public companies; and

•

review of Latch’s financial projections and creation of an independent financial model in conjunction with management of Latch, which was generally consistent with the financial model prepared by Latch and sensitized to evaluate potential upside and downside scenarios.

In approving the Business Combination, TSIA’s board of directors determined not to obtain a fairness opinion. The officers and directors of TSIA have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the experience and sector expertise of TSIA’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, TSIA’s officers and directors and TSIA’s advisors have substantial experience with mergers and acquisitions. Although TSIA’s board of directors did not seek a third-party valuation, and did not receive any report, valuation or opinion from any third party in connection with the Business Combination, the TSIA board of directors relied on the following sources: (i) due diligence on Latch’s operations, (ii) research reports and data related to the smart security and smart home industries in the United States and internationally, and (iii) TSIA management’s collective experience in constructing and evaluating financial models/projections and conducting valuations of businesses. The $1.0 billion purchase price is on a pre-money basis. TSIA’s board of directors concluded that that price is fair and reasonable, given Latch’s growth prospects and the large and growing market for smart home automation and ancillary products, the internal valuation of Latch by TSIA management based on an analysis of comparable companies as described in “Selected Financial Analyses” below, and other compelling aspects of the transaction, including Tishman Speyer’s ability to aid Latch in unlocking additional future revenue growth opportunities, including through facilitating expansion into Europe and into the commercial office market, and the other factors described below.

TSIA’s board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•

Large and Expanding Growth Industry. Latch primarily serves the rental homes market in North America, which comprises approximately 32 million multifamily apartment home units and 15 million single-family rental home units in North America. Latch is well positioned to take advantage of the growth in the smart home market, as well as to pursue other opportunities in adjacent segments, including expansion into the commercial office segment.

•

Attractive Business Model with Recurring Revenue Stream. Latch provides a full-service smart home ecosystem for customers. Its integrated product, which delivers a building software solution delivered through Latch hardware, allows for significant customer retention through long-term contracts, which generate high quality, long-term recurring software revenues. The TSIA board also considered the fact that approximately 56% of Latch’s 2020 Total Bookings was generated through its software, and that Latch has experienced 520% software bookings growth since 2018.

•

Strong Ability to Attract and Retain Customers. Latch has historically demonstrated strong ability to acquire customers, focusing in particular on institutional owners and leading developer partners. Paired with a very low customer churn rate to date and 100% retention of customers to date, Latch’s business strategy has yielded a 6.8x lifetime customer value to customer acquisition cost ratio, with significant potential for revenue expansion driven by the ability to sell additional services to highly engaged residents;

•

Strong Brand and Differentiated IP. Latch’s smart home technology is highly differentiated and supported by a strong technology portfolio, including its proprietary source code and approximately 90 patents granted or pending. In order to protect its IP, Latch has filed for patent and trademark protection in the U.S., Canada, Australia, China, the E.U., Japan, Korea and Taiwan and registers, prosecutes, maintains and enforces its patents and trademarks with the assistance of its outside counsel;

•

Strategic Alignment and Potential Additional Growth Opportunities. TSIA’s board of directors considered the long-standing relationship between Latch and Tishman Speyer, which has been a customer of Latch at the iconic new residential projects 11 Hoyt in Brooklyn, Pier 4 in Boston, and The Crossing in Washington, D.C., which were developed and/or managed by Tishman Speyer, as well as a strategic investor in Latch’s Series B financing round in 2018 and Series B-1 financing round in 2019. In addition, TSIA’s board of directors considered the fact that Tishman Speyer can aid Latch in unlocking significant additional future revenue growth opportunities, including facilitating Latch’s expansion in Europe and expansion into the commercial office market;

•

Stockholder Liquidity. Pursuant to the Merger Agreement, the TSIA Class A common stock issued as merger consideration will be listed on the NASDAQ, a major U.S. stock exchange, which TSIA’s board of directors believes has the potential to offer stockholders enhanced liquidity;

•

Financial Condition. TSIA’s board of directors also considered factors such as Latch’s historical financial results, outlook and expansion opportunities, and financial plan. In considering those factors, TSIA’s board of directors reviewed Latch’s historical growth and its current prospects for growth if Latch achieves its business plan and various historical and current balance sheet items of Latch. In reviewing those factors, TSIA’s board of directors determined that Latch is well-positioned for strong future growth;

•

Experienced and Proven Management Team. Latch has a strong management team with significant operating experience. The senior management of Latch (including Luke Schoenfelder, Chief Executive Officer of Latch) intends to remain with Latch in the capacity of officers and/or directors, providing helpful continuity in advancing Latch’s strategic and growth goals;

•

Lock-Up. All stockholders of Latch (including Mr. Schoenfelder) will be subject to a one-year lockup in respect of their TSIA Class A common stock, subject to certain customary exceptions and price-based releases, which lockup will provide important stability to the leadership and governance of Latch;

•	PIPE Transaction. Third-party investor interest in the PIPE Transaction served as validation of the valuation and opportunity represented by a transaction with Latch;

•

Other Alternatives. TSIA’s board of directors has determined that the proposed Business Combination represents the best potential business combination for TSIA and the most attractive opportunity for TSIA’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential acquisition targets. TSIA’s board of has also determined that such process has not presented a better alternative; and

•

Negotiated Transaction. TSIA’s board of directors has determined that the financial and other terms of the Merger Agreement are reasonable and were the product of arm’s-length negotiations between TSIA and Latch.

TSIA’s board of directors also considered various uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Macroeconomic Risks. Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects it could have on the Post-Combination Company’s revenues;

•

Business Plan and Projections May Not Be Achieved. The risk that Latch may not be able to execute on the business plan, and realize the financial performance as set forth in the financial projections, in each case as presented to management of TSIA;

•	Early Stage Company and Limited Operating History. The fact that Latch is an early-stage company with a history of losses and a limited operating history;

•

Redemption Risk. The potential for a significant number of TSIA stockholders electing pursuant to TSIA’s Existing Charter to redeem their shares prior to the consummation of the Business Combination, which would potentially make the Business Combination more difficult or impossible to complete;

•	Stockholder Vote. The risk that TSIA’s stockholders may fail to provide the applicable votes necessary to effect the Business Combination;

•	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within TSIA’s control;

•

Litigation. The possibility of (i) litigation challenging the Business Combination or (ii) an adverse judgment granting permanent injunctive relief that could indefinitely delay consummation of the Business Combination;

•

Listing Risks. The challenges associated with preparing Latch, a private entity, for the applicable disclosure and listing requirements to which the Post-Combination Company will be subject as a publicly traded company on the NASDAQ;

•	Benefits May Not Be Achieved. The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•

Liquidation of TSIA. The risks and costs to TSIA if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in TSIA being unable to effect a business combination by November 13, 2022;

•	Growth Initiatives May Not be Achieved. The risk that Latch’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe;

•	No Third-Party Valuation. TSIA’s decision not to obtain a third-party valuation or fairness opinion in connection with the Business Combination;

•

TSIA Stockholders Receiving a Minority Position in Latch. The risks associated with the minority position in Latch that TSIA stockholders will hold following consummation of the Business Combination; and

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

            In addition to considering the factors described above, TSIA’s board of directors also considered other factors, including, without limitation:

•	Interests of Certain Persons. Some officers and directors of TSIA may have interests in the Business Combination (see “—Interests of TSIA’s Directors and Officers in the Business Combination”).

•	Other Risk Factors. Various other risk factors associated with the business of Latch, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

TSIA’s board of directors concluded that the potential benefits that it expects TSIA and its stockholders to achieve as a result of the Business Combination outweigh the potentially negative and other factors associated with the Business Combination. Accordingly, TSIA’s board of directors unanimously determined that the Business Combination and the transactions contemplated by the Merger Agreement are advisable and in the best interests of TSIA and its stockholders.

Unaudited Prospective Financial Information of Latch

Latch does not as a matter of course make public projections as to future sales, earnings or other results. However, Latch’s management prepared and provided to Latch’s board of directors, Latch’s financial advisors and TSIA certain internal, unaudited prospective financial information in connection with the evaluation of the Business Combination. Latch’s management prepared such financial information based on their judgment and assumptions regarding the future financial performance of Latch. The inclusion of the below information should not be regarded as an indication that Latch or any other recipient of this information considered—or now considers—it to be necessarily predictive of actual future results.

While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Latch’s management, including, among other things, the matters described in the sections entitled “Forward-Looking Statements” and “Risk Factors.” Latch believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information Latch had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to Latch’s business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Latch’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Latch. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither Latch’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, LATCH DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF LATCH, TSIA NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY LATCH STOCKHOLDER, TSIA STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Latch may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures.

The following table sets forth certain summarized prospective financial information regarding Latch that was provided to Latch’s board of directors, Latch’s financial advisors and TSIA in connection with its evaluation of the Business Combination for 2020, 2021, 2022, 2023, 2024 and 2025:

	Forecast Year Ended December 31,
(USD in millions)	2020E	2021E	2022E	2023E	2024E	2025E
Total Bookings(1)	$167	$308	$688	$1,039	$1,429	$1,780
Booked ARR(2)	$31	$61	$134	$252	$423	$644
Net Revenue(3)	$18	$49	$173	$368	$600	$877
EBITDA(4)	$(61)	$(88)	$(112)	$(67)	$3	$104
Free Cash Flow(5)	$(59)	$(76)	$(59)	$63	$168	$249

(1)

Total Bookings is defined as revenue plus revenue associated with signed LOIs to purchase software or hardware (including wholesale) and has a target delivery date no longer than 24 months following signature of LOI.

(2)

Booked ARR is defined as the cumulative value of annual recurring revenue from Latch software subscriptions that are under a signed LOI and typically delivers within 6 to 18 months of signing depending on construction timelines.

(3)	Net Revenue is defined as revenue net of software and hardware discounts.
(4)	EBITDA is defined as our net loss, excluding the impact of interest income, interest expense, provision for income taxes and depreciation and amortization expense.
(5)	Free Cash Flow is defined as cash flow from operations plus cash flow from investing.

The Latch prospective financial information was prepared using a number of assumptions, including the following assumptions that Latch’s management believed to be material:

•

projected Total Bookings is based on a variety of operational assumptions, including, total booked units, average revenue per home unit (ARPHU), new product adoption, and growth in new construction, retrofit, and SFR market share; and

•

other key assumptions impacting profitability projections including next generation access products, scale efficiencies in sourcing and manufacturing, a higher mix of software revenue driven by incremental offerings with a higher margin profile, and efficiency gains on fixed costs and variable operating costs.

In making the foregoing assumptions, which imply a revenue compound annual growth rate of 65% between 2021 and 2025, Latch’s management relied on a number of factors, including:

•	new customer growth;

•	upselling into existing customers;

•	new product adoption by new and existing customers; and

•	expansion into new verticals, geographies, and products.

Selected Financial Analyses

To assess the value that the public markets would likely ascribe to the Post-Combination Company following the Business Combination between Latch and TSIA, TSIA’s management primarily relied on a comparable company analysis using a trading multiples methodology and a sum-of-the-parts methodology. TSIA’s management also performed a valuation analysis based on a discounted cash flow methodology. These analyses were presented by TSIA management to the TSIA Board.

With respect to the comparable company analysis, TSIA selected companies in each sector that TSIA’s management’s determined were the most relevant comparable companies in each particular sector (understanding that each selected company is not necessarily a direct competitor of Latch). Each comparable company selected by TSIA’s management was a publicly traded company having business models, go-to-market strategies, forecasted margins and/or growth rates similar to Latch’s, as determined by TSIA’s management. While these companies may have certain characteristics that are similar to those of Latch, the TSIA Board recognized that no company was identical in nature to Latch.

Comparable Companies Analysis – Trading Multiples

Using publicly available information, including broker consensus estimates for relevant metrics, TSIA management reviewed with the TSIA Board, among other things, enterprise value as a multiple of estimated revenue for calendar years 2022 and 2023 with respect to publicly traded companies that (i) operate in the smart home sector, (ii) have high growth rates and combined hardware and software platforms or (iii) are established companies in the technology sector. These comparable companies were selected by TSIA as publicly traded companies having common characteristics with Latch’s business model and the sectors in which it operates. The comparable companies included in the analysis were Alarm.com Holdings, Inc., Peloton Interactive, Inc., Roku, Inc., Square, Inc., Apple Inc. and Netflix, Inc. (collectively, the “Trading Comparable Companies”). The multiples for the selected Trading Comparable Companies and the median of these multiples, as of January 12, 2021, are summarized in the table below:

Enterprise Value/Revenue
	2022E	2023E
Smart Home Companies
Alarm.com Holdings, Inc.	7.6x	–
High-Growth Hardware/Software Companies
Peloton Interactive, Inc.	7.3x	5.7x
Roku, Inc.	16.2x	12.2x
Square, Inc.	8.0x	6.4x
Established Technology Companies
Apple Inc.	6.6x	6.2x
Netflix, Inc.	6.8x	6.0x
Median	7.5x	6.2x

TSIA management also reviewed with the TSIA Board the median blended multiple of enterprise value to revenue for 2022 to 2023 for the Trading Comparable Companies as of certain earlier dates, and observed that such multiples had widened from 6.75x as of December 26, 2020, prior to the initiation of the PIPE Transaction process, to 6.85x as of January 12, 2021. TSIA management applied the median blended multiple of enterprise value to revenue for the Trading Comparable Companies for 2022 and 2023 of 6.75x, as of December 26, 2020, to Latch’s projected Net Revenue (as defined in “Unaudited Prospective Financial Information of Latch”) for the last two quarters of 2022 and first two quarters of 2023. Based on that analysis TSIA estimated the post-money enterprise valuation for Latch at $1.72 billion.

Comparable Company Analysis – Sum of the Parts

TSIA management separately compared (i) Latch’s software business component to selected publicly traded companies that offer software as a service and have shared features with Latch’s software revenue, including strong retention metrics and high average revenue per home unit growth metrics (“Hyper Growth SaaS Companies”) and (ii) Latch’s hardware business component to selected publicly traded companies that offer security hardware (“Security Hardware Companies”). The Hyper Growth SaaS Companies included in the analysis consisted of Agora, Inc. CrowdStrike Holdings, Inc., Datadog, Inc., Fastly, Inc., Shopify Inc., Snowflake

Inc. and Zoom Video Communications, Inc. The Security Hardware Companies included in the analysis consisted of Allegion plc and ASSA ABLOY AB.

Using publicly available information, including broker consensus estimates for relevant metrics, TSIA management reviewed with TSIA Board, among other things, the enterprise values as multiples of estimated revenue for calendar years 2022 and 2023 with respect to each such selected comparable company. The multiples for the selected comparable companies and the median for each sector, as of January 12, 2021, are summarized in the table below:

Enterprise Value/Revenue
	2022E	2023E
Hyper Growth SaaS Companies
Agora, Inc.	17.2x	10.9x
CrowdStrike Holdings, Inc.	34.6x	26.0x
Datadog, Inc.	32.7x	24.3x
Fastly, Inc.	21.4x	17.0x
Shopify Inc.	28.7x	19.9x
Snowflake Inc.	59.1x	36.8x
Zoom Video Communications, Inc.	24.6x	13.3x
Median	28.7x	19.9x
Security Hardware Companies
Allegion plc	4.3x	4.0x
ASSA ABLOY AB	2.7x	2.6x
Median	3.5x	3.3x

Based on the results of this analysis, TSIA management applied the median enterprise value to revenue multiple for the Hyper Growth SaaS Companies for 2022 to Latch’s projected 2022 software revenues, as provided by Latch management, and the median enterprise value to revenue multiple for the Security Hardware Companies for 2022 to Latch’s projected 2022 hardware revenues, as provided by Latch management. Based on that analysis, TSIA management estimated the post-money enterprise valuation for Latch at $1.46 billion.

Discounted Cash Flow Analysis

For comparison purposes and in order to contextualize the total enterprise value implied by the Business Combination, TSIA management also performed a discounted cash flow analysis of Latch. TSIA management extrapolated Latch’s projected Free Cash Flow (as defined in “Unaudited Prospective Financial Information of Latch”) to 2030 and estimated Latch’s terminal year valuation by applying a range of future total enterprise value to earnings (net income) before interest expense, interest income, income tax provision, depreciation, amortization of intangible assets and non-income taxes, which we refer to as EBITDA, multiples between 6.5x to 8.5x. The Free Cash Flow and the terminal values for Latch were discounted to present value based on TSIA management’s estimate of Latch’s weighted average cost of capital. Based on this analysis TSIA management estimated Latch’s post-money enterprise value at between $1.4 billion to $3.4 billion.

The results of the foregoing analyses were viewed by the TSIA Board as supporting its determination, based on the factors described above, that the terms of the Business Combination were fair to and in the best interests of TSIA and its shareholders.

Satisfaction of 80% Test

The NASDAQ rules require that TSIA’s initial business combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of TSIA’s signing a definitive agreement in connection with its initial business combination. As of January 24, 2021, the date of the execution of the Merger Agreement, the value of the net assets held in the Trust Account was approximately $289.5 million (excluding approximately $10.5 million of deferred underwriting discount held in the Trust Account) and 80% thereof represents approximately $231.6 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the TSIA Board used as a fair market value the enterprise value of approximately $1.0 billion, which was implied based on the terms of the transactions agreed to by the parties in negotiating the Merger Agreement. The enterprise value consists of an implied equity value of approximately $1.0 billion. In determining whether the enterprise value described above represents the fair market value of Latch, the TSIA Board considered all of the factors described in this section and the section of this proxy statement/prospectus entitled “The Merger Agreement” and the fact that the purchase price for Latch was the result of an arm’s length negotiation. As a result, the TSIA Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account).

Interests of TSIA’s Directors and Executive Officers in the Business Combination

In considering the recommendation of the TSIA Board to vote in favor of approval of the proposals, stockholders should keep in mind that the Sponsor and TSIA’s directors and officers have interests in such proposals that are different from or in addition to (and which may conflict with) those of TSIA stockholders. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:

•

If the Business Combination with Latch or another business combination is not consummated within the Completion Window, TSIA will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the TSIA Board, dissolving and liquidating. In such event, the 7,500,000 Founder Shares held by TSIA’s Initial Stockholders, including 120,000 Founder Shares held by TSIA’s independent directors, which were acquired for an aggregate purchase price of $25,000 prior to the TSIA IPO, would be worthless because TSIA’s Initial Stockholders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $75,750,000 based upon the closing price of $10.10 per share of Class A common stock on the NASDAQ on May 6, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 120,000 Founder Shares held by TSIA’s independent directors had an aggregate market value of $1,212,000 based upon the closing price of $10.10 per share of Class A common stock on the NASDAQ on May 6, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Certain Founder Shares are subject to certain time and performance-based vesting provisions as described under “Other Agreements – Sponsor Agreement.”

•

The Sponsor purchased an aggregate of 5,333,334 Private Placement Warrants from TSIA for an aggregate purchase price of $8,000,000 (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the TSIA IPO. A portion of the proceeds TSIA received from these purchases were placed in the Trust Account. Such warrants had an aggregate market value of $11,946,668 based upon the closing price of $2.24 per public warrant on the NASDAQ on May 6, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The Private Placement Warrants will become worthless if TSIA does not consummate a business combination within the Completion Window.

•

Robert J. Speyer will become a director of the Post-Closing Combined Company after the closing of the Business Combination. As such, in the future he will receive any cash fees, stock options or stock awards that the Board determines to pay to its directors.

•

In August 2018, an affiliate of Tishman Speyer, which is an affiliate of the Sponsor, participated in Latch’s Series B financing round, purchasing approximately $550,000 in Latch’s Series B Preferred Stock, which constitutes approximately 0.9% of Latch’s Series B-1 Preferred Stock. In August 2019, the same affiliate of Tishman Speyer participated in Latch’s Series B-1 financing round, purchasing approximately $250,000 in Latch’s Series B-1 Preferred Stock, which constitutes approximately 0.4% of Latch’s Series B-1 Preferred Stock. As a result of such participation, Tishman Speyer and its affiliates hold approximately 0.2% of the outstanding fully diluted shares of Latch common stock as of April 20, 2021. Other than the rights, powers and preferences granted generally to holders of Latch’s Series B and Series B-1 Preferred Stock pursuant to Latch’s organizational documents, Tishman Speyer and its affiliates have no additional governance rights in Latch. The TSIA Board and management did not consider such equity interest in Latch to be a material conflict of interest, and the ownership interest of an affiliate of Tishman Speyer in Latch a factor in TSIA’s investment decision with respect to the Business Combination.

•

We pay our Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of our management team. Such arrangement will terminate upon the consummation of the Business Combination.

•

Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business, with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. If TSIA consummates the Business Combination, on the other hand, TSIA will be liable for all such claims.

•

TSIA’s directors and officers, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on TSIA’s behalf, such as identifying and investigating possible business targets and business combinations. However, if TSIA fails to consummate a business combination within the Completion Window, they will not have any claim against the Trust Account for reimbursement. Accordingly, TSIA may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated within the Completion Window.

•

Our Sponsor, officers and directors have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the completion of the Business Combination and (ii) the date following the completion of the Business Combination on which we complete a liquidation, merger, capital stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their common stock for cash, securities or other property, subject to certain exceptions. Notwithstanding the foregoing, if the closing price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lockup.

•	Subject to certain limited exceptions, the Private Placement Warrants will not be transferable until 30 days following the completion of the Business Combination.

•

No compensation of any kind, including finder’s and consulting fees, is paid to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination, except for reimbursement for out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Since the TSIA IPO until the date of the Merger Agreement, there have been no such out-of-pocket expenses incurred in connection with the Business Combination.

•	The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

Interests of Latch’s Directors and Executive Officers in the Business Combination

In considering the approval, and recommendation of stockholder approval, by the Latch board of directors with respect to the Merger Agreement, Latch stockholders should keep in mind that Latch’s directors and officers have interests in the Business Combination Agreement that are different from or in addition to (and which may conflict with) those of Latch stockholders. The Latch board of directors was aware of such interests during its deliberations on the merits of the Business Combination. These interests include, among other things:

•

Certain of Latch’s directors and executive officers are expected to become directors and/or executive officers of the Post-Combination Company upon the closing of the Business Combination. Specifically, the following individuals who are currently executive officers of Latch are expected to become executive officers of the Post-Combination Company upon the closing of the Business Combination, serving in the offices set forth opposite their names below:

Name	Position
Luke Schoenfelder	Chief Executive Officer
Michael Brian Jones	Chief Technology Officer
Ali Hussain	Chief Operating Officer
Garth Mitchell	Chief Financial Officer and Treasurer

•

In addition, the following individuals who are currently members of the Latch board of directors are expected to become members of the Post-Combination Company board of directors upon the closing of the Business Combination: Luke Schoenfelder, Raju Rishi, Andrew Sugrue and J. Allen Smith.

•

Certain of Latch’s executive officers and directors as of the date of the Merger Agreement hold Latch stock options. The treatment of such stock options in connection with the Business Combination is described in “The Merger Agreement—Treatment of Latch Equity Awards,” which description is incorporated by reference herein. The holding of such awards by such executive officers and directors as of April 20, 2021 is set forth in the table below.

	Latch Stock Options
Executive Officers and Directors	Vested	Unvested
Luke Schoenfelder	4,325,714	1,162,409
Michael Brian Jones	2,244,289	562,807
Ali Hussain	385,634	274,784
Garth Mitchell	21,267	545,019
Zach Schildhorn	—	—
Raju Rishi	—	—
Nicholas Sammut	—	—
Andrew Sugrue	—	—
J. Allen Smith	—	—
Keith Hamlin	—	—

REGULATORY APPROVALS REQUIRED FOR THE BUSINESS COMBINATION

Completion of the Business Combination is subject to approval under the HSR Act. Each of Latch and TSIA have agreed to use their respective reasonable best efforts to take all actions to consummate and make effective the transactions contemplated by the Merger Agreement as soon as reasonably practicable and to obtain as promptly as reasonably practicable all consents, registrations, approvals, clearances, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the transactions contemplated by the Merger Agreement. TSIA has further agreed to take any steps necessary to eliminate any impediments under the HSR Act or any other antitrust law that is asserted by any governmental entity so as to enable the parties to consummate the Business Combination as soon as possible.

HSR Act

Under the HSR Act, and related rules, the transactions may not be completed until notifications have been filed with and certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) and all statutory waiting period requirements have been satisfied. TSIA and Latch filed Notification and Report Forms with the Antitrust Division and the FTC on February 5, 2021, and the 30-day waiting period expired at 11:59 p.m., New York City time, on March 8, 2021.

At any time before or after the completion of the Business Combination, the Antitrust Division, the FTC or foreign antitrust authorities could take action under the U.S. or foreign antitrust laws, including seeking to prevent the Business Combination, to rescind the Business Combination or to clear the Business Combination subject to the divestiture of assets of TSIA or Latch or subject to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the transactions or permitting completion subject to the divestiture of assets of TSIA or Latch or other remedies. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the transactions on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.

There can be no assurances that the regulatory approvals discussed above will be received on a timely basis, or as to the ability of TSIA and Latch to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals.

ANTICIPATED ACCOUNTING TREATMENT

Under both the no redemption and maximum redemption scenarios, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Latch has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances: (i) Latch’s shareholders will have majority of the voting power under both the no redemption and maximum redemption scenarios; (ii) Latch will appoint the majority of the board of directors of the Post-Combination Company; (iii) Latch’s existing management will comprise the management of the Post-Combination Company; (iv) Latch will comprise the ongoing operations of the Post-Combination Company; (v) Latch is the larger entity based on historical revenues and business operations; and (vi) the Post-Combination Company will assume Latch’s name.

Under this method of accounting, TSIA will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Latch issuing stock for the net assets of TSIA, accompanied by a recapitalization. The net assets of TSIA will be stated at historical cost, with no goodwill or other intangible assets recorded.

PUBLIC TRADING MARKETS

The TSIA Class A common stock is listed on the NASDAQ under the symbol “TSIA.” TSIA’s public warrants are listed on the NASDAQ under the symbol “TSIAW.” TSIA’s units are listed on NASDAQ under the symbol “TSIAU.” Following the Business Combination, the Post-Combination Company’s Class A common stock (including common stock issuable in the Business Combination) will be listed on the NASDAQ under the symbol “LTCH” and the Post-Combination Company’s public warrants will be listed on the NASDAQ under the symbol “LTCH.W.”

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about TSIA or Latch. Such information can be found elsewhere in this proxy statement/prospectus.

Effects of the Business Combination

As a result of the Business Combination, Merger Sub will merge with and into Latch, with Latch surviving the Merger as a wholly owned subsidiary of TSIA. The Proposed Charter set forth as Annex B to this proxy statement/prospectus will be the certificate of incorporation of the Post-Combination Company. The parties shall take all actions necessary so that the bylaws of the Post-Combination Company shall be amended and restated to be as set forth as Annex C to this proxy statement/prospectus.

Merger Consideration

Consideration; Conversion of Securities.

As part of the Business Combination, Latch equityholders will receive aggregate consideration of $1.0 billion, payable in newly issued shares of TSIA Class A common stock at a price of $10.00 per share and, solely with respect to holders of Latch vested stock options with respect to which an election to receive only cash has been properly made (a “cash election”), the Cash Election Consideration (collectively, the “merger consideration”).

Under the terms of the Merger Agreement, immediately prior to the Effective Time, (i) Latch will cause each share of Latch preferred stock issued and outstanding to be automatically converted into a number of shares of Latch common stock in accordance with Latch’s certificate of incorporation (the “preferred stock conversion”) and (ii) Latch will cause the outstanding principal and accrued but unpaid interest due on Latch’s convertible notes immediately prior to the Effective Time to be automatically converted into a number of shares of Latch common stock in accordance with the terms of the applicable Latch convertible note (the “convertible note conversion”).

At the Effective Time, (i) each share of Latch common stock issued and outstanding immediately prior to the Closing (including shares of Latch common stock issued upon the preferred stock conversion and the convertible note conversion and upon any exercise of Latch warrants prior to the Closing, but excluding shares owned by Latch as treasury stock or dissenting shares) will be cancelled and converted into the right to receive a number of shares of TSIA Class A common stock equal to the Exchange Ratio, (ii) each Latch vested stock option with respect to which an election to receive only cash (a “cash election”) has been properly made that is issued and outstanding immediately prior to the Closing (such option, a “Cash Elected Company Option”) will be cancelled and converted into the right to receive an amount of cash equal to the Exchange Ratio multiplied by $10.00 (the “Per Share Value”) minus the exercise price applicable to the share of Latch common stock underlying such Latch vested stock option (the “Cash Election Consideration”), and (iii) each outstanding Latch stock option that is not a Cash Elected Company Option, whether vested or unvested, will be converted into an option to purchase a number of shares of TSIA Class A common stock equal to the product of (x) the number of shares of Latch common stock underlying such Latch stock option immediately prior to the Closing and (y) the Exchange Ratio, at an exercise price per share equal to (A) the exercise price per share of Latch common stock underlying such Latch stock option immediately prior to the Closing divided by (B) the Exchange Ratio. The “Exchange Ratio” is the quotient of (x) the aggregate merger consideration of 100,000,000 shares of TSIA Class A common stock, divided by (y) the number of shares of Latch common stock outstanding on a fully diluted net exercise basis.

Fractional Shares.

No fractional shares of TSIA Class A common stock will be issued by virtue of the Business Combination or the other transactions contemplated by the Merger Agreement. Each person who would otherwise be entitled to a fraction of a share of TSIA Class A common stock (after aggregating all fractional shares of TSIA Class A common stock that otherwise would be received by such holder) will instead have the number of shares of TSIA Class A common stock issued to such person rounded down in the aggregate to the nearest whole share of TSIA Class A common stock.

Ownership Allocation.

No later than close of business on the third business day preceding the anticipated Closing Date, Latch shall prepare and deliver to TSIA a statement describing (i) the allocation of the merger consideration between the holders of Latch common stock (taking into account the preferred stock conversion, convertible note conversion and the exercise of any Latch warrants prior to the Closing), (ii) each holder and the number of shares of TSIA Class A common stock receivable by such holder pursuant to the terms of the Merger Agreement, (iii) each Cash Elected Company Option that will be cancelled in exchange for the Cash Election Consideration, (iv) each Assumed Option that will be outstanding as of the Closing, and (v) each Assumed RSU that will be outstanding as of the Closing (the “Ownership Allocation”). TSIA and Merger Sub shall be entitled to rely fully on the information in the Ownership Allocation in issuing the merger consideration, paying the Cash Election Consideration and converting the Latch Options into the Assumed Options.

Closing and Effective Time of the Business Combination

The closing of the Business Combination (the “Closing”) will take place remotely, via electronic exchange of documents, at 9:00 a.m. (New York Time) on the third business day following the day on which the last to be satisfied or waived of the closing conditions (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) is satisfied or waived in accordance with the Merger Agreement or at such other date, time or place as Latch and TSIA may mutually agree in writing. See “—Conditions to the Business Combination” beginning on page 215 for a more complete description of the conditions that must be satisfied prior to the Closing.

On the closing date, Latch and TSIA will effect the Business Combination by filing a certificate of merger with the Secretary of State of the State of Delaware, and the Business Combination will become effective at the time the certificate of merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later time as may be agreed by Latch and TSIA in writing and specified in such certificate of merger. The time at which the Business Combination becomes effective is sometimes referred to in this proxy statement/prospectus as the “Effective Time.”

As of the date of this proxy statement/prospectus, Latch and TSIA expect that the Business Combination will be effective during the second quarter of 2021. However, there can be no assurance as to when or if the Business Combination will occur.

If the Business Combination is not completed by July 31, 2021 (the “Outside Date”), the Merger Agreement may be terminated by either Latch or TSIA. See “—Termination” beginning on page 217 for a more complete description of the termination rights of the parties.

Treatment of Latch Equity Awards

Latch Options.

As of the Effective Time, each outstanding Latch stock option that is not a Cash Elected Company Option, whether vested or unvested, will be converted into an option to purchase a number of shares of TSIA Class A common stock equal to the product (each, an “Assumed Option”) of (x) the number of shares of Latch common stock underlying such Latch stock option immediately prior to the Closing and (y) the Exchange Ratio, at an exercise price per share equal to (A) the exercise price per share of Latch common stock underlying such Latch stock option immediately prior to the Closing divided by (B) the Exchange Ratio.

Latch Restricted Stock.

As of the Effective Time, each outstanding award of restricted stock units of Latch (a “Latch RSU”) will automatically be converted into restricted stock unit of TSIA equal to the equal to the product (rounded to the nearest whole number) (each, an “Assumed RSU”) of (x) the number of shares of Latch common stock subject to such Latch RSU immediately prior to the Effective Time and (y) the Exchange Ratio.

Vested Latch Option Cash Election; Cash Election Cut-Backs.

As of the Effective Time, each Latch vested stock option with respect to which an election to receive only cash (a “cash election”) has been properly made that is issued and outstanding immediately prior to the Closing (such option, a “Cash Elected Company Option”) will be cancelled and converted into the right to receive an amount of cash equal to the Exchange Ratio multiplied by $10.00 (the “Per Share Value”) minus the exercise price applicable to the share of Latch common stock underlying such Latch vested stock option (the “Cash Election Consideration”). All Cash Election Consideration payable to the holders of Cash Elected Latch Options will be paid as soon as practicable after the closing date through the regular payroll processes of Latch and will be subject to all applicable tax and other withholdings. Each holder of vested Latch stock options will not be permitted to make a cash election in respect of more than 25% of the vested Latch stock options held by such holder as of immediately prior to the Effective Time and any election in excess of that threshold will be reduced automatically to 25% of the vested Latch stock options held by such holder as of immediately prior to the Effective Time.

If the aggregate amount of Cash Election Consideration to be paid in respect of the aggregate number of Cash Elected Company Options exceeds $10,000,000, a portion of the vested Latch stock options that would otherwise be considered Cash Elected Company Options will be reduced in accordance with terms of the Merger Agreement by the minimum amount necessary such that the total Cash Election Consideration does not exceed $10,000,000. Following any such reduction, the remaining Latch stock options held by each holder of Cash Elected Company Options will be converted into Assumed Options in accordance with terms of the Merger Agreement.

Covenants and Agreements

Conduct of Latch’s Business Prior to the Completion of the Business Combination.

Latch agreed that, from the date of the Merger Agreement until the Closing or termination of the Merger Agreement, except as set forth in the Merger Agreement, it will use commercially reasonable efforts to operate its business and its Subsidiaries’ business in the ordinary course of business consistent with past practice and to preserve current business organizations intact and maintain the existing relations with all of its customers, suppliers, creditors and employees.

In addition to the general covenants above, except as set forth in the Merger Agreement, Latch has agreed that from the date of the Merger Agreement until the Closing or termination of the Merger Agreement, it will not, and will not permit its subsidiaries to:

•	adopt or propose any change in its or its subsidiaries’ organizational documents;

•

merge or consolidate itself or any of its subsidiaries with any other person, except for any such transactions among its wholly owned subsidiaries, or restructure, reorganize, dissolve or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on substantially all of its assets, operations or businesses;

•

acquire assets outside of the ordinary course of business from any other person with a value or purchase price in the aggregate in excess of $2,000,000, or acquire any business or person, by merger or consolidation, purchase of substantially all assets or equity interests or by any other manner, in each case, in any transaction or series of related transactions, other than acquisitions or other transactions pursuant to contracts to which Latch or any of its subsidiaries are a party that are in effect as of the date of the Merger Agreement, or other than in the ordinary court of business, consistent with past practices, enter into any joint venture or similar long-term business combination with another person;

•

other than pursuant to contracts to which Latch or any of its subsidiaries are a party that are in effect as of the date of the Merger Agreement, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, properties, licenses, operations, rights, product lines, businesses or interests therein, except for (A) sales or other dispositions in the ordinary course of business consistent with past practice and (B) sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $5,000,000 in the aggregate;

•

except pursuant to awards granted under the Latch stock plans, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of Latch or any of its subsidiaries (other than the issuance of shares by a wholly owned subsidiary of Latch to Latch or another wholly owned subsidiary of Latch), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock;

•

reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, except in connection with the net exercise or settlement of awards under the Latch stock plans;

•

declare, set aside, make or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;

•

make any material loans, advances, guarantees or capital contributions to or investments in any person (other than Latch or any direct or indirect wholly owned subsidiary of Latch), other than in the ordinary course of business;

•

incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of Latch or any of its subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice, not to exceed $2,000,000 in the aggregate;

•	make or commit to make capital expenditures other than in an amount not in excess of a specified amount;

•	enter into certain listed types of material contracts;

•	amend, modify, fail to renew or terminate certain listed material contracts or waive or release any material rights, claims or benefits under such contracts;

•	make any material changes with respect to its accounting policies or procedures, except as required by changes in law or GAAP;

•	settle any proceeding, except where such settlement is covered by insurance or involves only the payment of monetary damages directly from Latch in an amount not more than $1,000,000 in the aggregate;

•	make, revoke or change any material tax election in a manner inconsistent with past practice, file any amended tax return, adopt or change any material tax accounting method or period, enter into any agreement with a governmental entity with respect to material taxes, settle or compromise any examination, audit or other action with a governmental entity of or relating to any material taxes or settle or compromise any claim or assessment by a governmental entity in respect of material taxes, or enter into any tax sharing or similar agreement (excluding any commercial contract not primarily related to taxes), in each case to the extent such action could reasonably be expected to have any adverse impact that is not immaterial on TSIA, Latch or any of Latch’s subsidiaries;

•

take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Business Combination from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code to which TSIA and Latch are to be parties under Section 368(b) of the Internal Revenue Code (the “Intended Tax Treatment”);

•

except as required pursuant to the terms of any Latch benefit plan in effect as of the date of the Merger Agreement or as required by law, (A) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any Latch employee (including executive officers) with an annual salary or wage rate or consulting fees and target annual cash bonus opportunity in excess of $270,000 as of the date of the Merger Agreement, (B) except in the ordinary course of business, consistent with past practice, become a party to, establish, adopt, amend, commence participation in or terminate any material Latch benefit plan or any arrangement that would have been a Latch benefit plan had it been entered into prior to the Merger Agreement, (C) grant any new awards, or amend or modify the terms of any outstanding awards under the Latch stock plans or, except in the ordinary course of business, consistent with past practice, under any Latch benefit plan, (D) except in the ordinary course of business, consistent with past practice, take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Latch benefit plan, (E) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any Latch employee, (F) hire any employee or engage any independent contractor (who is a natural person) with annual salary or wage rate or consulting fees and target annual cash bonus opportunity in excess of $270,000 or (G) terminate the employment of any executive officer other than for cause;

•

sell, assign, lease, license, pledge, encumber, divest, abandon or otherwise dispose of, allow to lapse or expire, or fail to protect, any material Latch intellectual property, other than grants of non-exclusive licenses in the ordinary course of business;

•

amend or fail to comply with Latch and its subsidiaries’ existing privacy and security policies, or alter the operation or security of any IT assets owned, used or held for use in the operation of Latch and its subsidiaries’ businesses, in each case, (A) in a manner that would be materially less protective of any such IT assets or any trade secrets or personal information in the possession or control of Latch or any of its subsidiaries and (B) other than in the ordinary course of business;

•	become a party to, establish, adopt, amend, commence participation in or enter into any collective bargaining or other labor union contract;

•

fail to use commercially reasonable efforts to keep current and in full force and effect, or to comply with the requirements of, or to apply for or renew, any permit, approval, authorization, consent, license, registration or certificate issued by any governmental entity that is material to the conduct of the business of Latch and its subsidiaries, taken as a whole;

•

file any prospectus supplement or registration statement or consummate any offering of securities that requires registration under the Securities Act or that includes any actual or contingent commitment to register such securities under the Securities Act in the future;

•

fail to maintain, cancel or materially change coverage under, in a manner materially detrimental to Latch or any of its subsidiaries, any insurance policy maintained with respect to Latch and its subsidiaries and their assets and properties;

•	enter into any material new line of business outside of the business conducted by Latch and its subsidiaries as of the date of the Merger Agreement; or

•	agree, authorize or commit to do any of the foregoing.

Conduct of TSIA’s Business Prior to the Completion of the Business Combination.

TSIA agreed that, from the date of the Merger Agreement until the Closing or termination of the Merger Agreement, except as set forth in the Merger Agreement, it will use reasonable best efforts to operate the business of it and its subsidiaries in the ordinary course of business consistent with past practice.

In addition to the general covenants above, except as set forth in the Merger Agreement, TSIA has agreed that from the date of the Merger Agreement until the Closing or termination of the Merger Agreement, it will not, and not permit its subsidiaries to:

•

change, modify or amend, or seek any approval from the TSIA stockholders to change, modify or amend, the Trust Agreement, TSIA’s organizational documents or the organizational documents of Merger Sub, other than to effectuate the Proposed Charter and the bylaws of the Post-Combination Company;

•

(A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any shares of TSIA Common Stock required by the redemption offer or as otherwise required by TSIA’s organizational documents in order to consummate the Business Combination, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, TSIA;

•	enter into, or permit any of the assets owned or used by it to become bound by, any contract, other than as expressly required in connection with the transactions contemplated by the Merger Agreement;

•

other than as expressly required by the Sponsor Agreement, enter into, renew or amend in any material respect, any transaction or contract with an affiliate of TSIA or Merger Sub (including, for the avoidance of doubt, (A) the Sponsor and (B) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•

incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Latch or any of the Latch’s subsidiaries or guaranty any debt securities of another person, other than any indebtedness for borrowed money or guarantee incurred between TSIA and Merger Sub;

•	make any loans, advances, guarantees or capital contributions to or investments in any person (other than Latch or any direct or indirect wholly owned subsidiary of Latch);

•	make any changes with respect to its accounting policies or procedures, except as required by changes in law or GAAP;

•

(A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, TSIA or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (1) in connection with the exercise of any TSIA warrants outstanding on the date of the Merger Agreement or (2) the transactions contemplated by the Merger Agreement (including the transactions contemplated by the Subscription Agreements) or (B) amend, modify or waive any of the terms or rights set forth in any TSIA warrant or the TSIA warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein, other than pursuant to the Sponsor Agreement;

•

except as contemplated by the Incentive Plan, (i) adopt or amend any TSIA benefit plan, or enter into any employment contract or collective bargaining agreement or (ii) hire any employee or any other individual to provide services to TSIA or its subsidiaries following the Closing;

•

make, revoke or change any material tax election in a manner inconsistent with past practice, file any material amended tax return, adopt or change any material tax accounting method or period, enter into any agreement with a governmental entity with respect to material taxes, settle or compromise any examination, audit or other action with a governmental entity of or relating to any material taxes or settle or compromise any claim or assessment by a governmental entity in respect of material taxes, or enter into any tax sharing or similar agreement (excluding any commercial contract not primarily related to taxes), in each case, to the extent such account could reasonably be expected to have any adverse impact that is not immaterial on TSIA, Latch or any of Latch’s subsidiaries;

•

take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Business Combination from qualifying for the Intended Tax Treatment;

•

(A) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of TSIA or its subsidiaries (other than the transactions contemplated by the Merger Agreement);

•	make any capital expenditures;

•

make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person;

•	enter into any new line of business outside of the business currently conducted by TSIA and its subsidiaries as of the date of this Agreement; or

•	agree, authorize or commit to do any of the foregoing.

Trust Account

Prior to the Closing, none of the funds held in the Trust Account may be used or released except (i) for the withdrawal of interest to pay any tax obligation owed by TSIA as a result of assets owned by TSIA, including franchise taxes and (ii) to effectuate the redemption offer. Following the Closing, and upon notice to the trustee of the Trust Account (the “TSIA Trustee”) and the satisfaction of the requirements for release set forth in the TSIA trust agreement, the TSIA Trustee will be obligated to release as promptly as practicable any and all amounts still due to holders of shares of TSIA common stock who have exercised their redemption rights with respect to shares of TSIA common stock, and, thereafter, release the remaining funds in the Trust Account to TSIA to be reflected on TSIA’s consolidated balance sheet and the Trust Account will thereafter be terminated.

Redemption Offer

At the Closing, TSIA will use its best efforts to cause the TSIA Trustee to pay as and when due all amounts payable to TSIA stockholders holding shares of TSIA Common Stock sold in the TSIA IPO who will have validly elected to redeem their shares of TSIA common stock (and who have not rescinded such election) pursuant to TSIA’s organizational documents and will use its best efforts to cause the TSIA Trustee to pay, as and when due, the Deferred Discount (as defined in the TSIA trust agreement) pursuant to the terms of the TSIA trust agreement.

HSR Act and Regulatory Approvals

Each of Latch and TSIA have agreed to use their respective reasonable best efforts to take all actions to consummate and make effective the transactions contemplated by the Merger Agreement as soon as reasonably practicable and to obtain as promptly as reasonably practicable all consents, registrations, approvals, clearances, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the transactions contemplated by the Merger Agreement.

Latch and TSIA have agreed to (i) make appropriate notices, reports and filings or take any required actions (including preparing and filing pursuant to the HSR Act with respect to the transactions contemplated by the Merger Agreement within 10 business days after the date of the Merger Agreement), (ii) each request early termination of the waiting periods under the HSR Act with respect to the transactions, (iii) not to, and cause their subsidiaries and affiliates not to, extend any waiting period, review period, comparable period under the HSR Act or any other antitrust law or enter into any agreement with any governmental entity to delay or not to consummate the transactions contemplated by the Merger Agreement without the prior written consent of the other party, (iv) respond as promptly as practicable to any requests by any governmental entity for additional information and documentary material that may be requested pursuant to the HSR Act, and (v) promptly inform each other of any communication each has with any third party or any governmental entity regarding any of the transactions contemplated by the Merger Agreement and any effect that has had or would reasonably expected to have a Material Adverse Effect (as defined below) on Latch, a material adverse effect on TSIA, or would reasonably be expected to prevent, materially delay or materially impair the ability of Latch or TSIA to consummate the transactions. TSIA has further agreed to take any steps necessary to eliminate any impediments under the HSR Act or any other antitrust law that is asserted by any governmental entity so as to enable the parties to consummate the Business Combination as soon as possible.

In addition, from and after the date of the Merger Agreement until the earlier of its closing or termination, Latch and TSIA agreed to give each other a reasonable opportunity to review in advance, consult with the other and consider in good faith the views of the other in connection with, all of the information relating to Latch or TSIA and any of their subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any governmental entity relating to the transactions contemplated by the Merger Agreement. Latch and TSIA have agreed to not participate in any meeting or discussion with any governmental entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated by the Merger Agreement unless it consults with one another in advance and, to the extent not prohibited by such governmental entity, give each other the opportunity to attend and participate in such meeting or discussion.

Proxy Solicitation

TSIA has agreed to use commercially reasonable efforts to, as promptly as practicable, (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL, (ii) after the registration statement is declared effective under the Securities Act, cause this proxy statement/prospectus to be disseminated to TSIA’s stockholders in compliance with applicable law, and (iii) after the registration statement is declared effective under the Securities Act, solicit proxies from the holders of TSIA common stock to vote in accordance with the recommendation of the TSIA board of directors with respect to each of the proposals contained in this proxy statement/prospectus. TSIA has agreed, through the TSIA board of directors, to recommend to its stockholders that they approve the proposals contained in this proxy statement/prospectus (the “TSIA board recommendation”) and will include the TSIA board recommendation in this proxy statement/prospectus. The TSIA board of directors will not (and no committee or subgroup thereof will) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the TSIA board recommendation (a “TSIA modification in recommendation”).

To the fullest extent permitted by applicable law, TSIA’s obligations to establish a record date for, duly call, give notice of, convene and hold the Special Meeting will not be affected by any TSIA modification in recommendation. TSIA may only adjourn the Special Meeting (i) upon receipt of a Latch adjournment request (as defined below), (ii) to solicit additional proxies for the purpose of obtaining the TSIA stockholder approval, (iii) for the absence of a quorum and (iv) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that TSIA has determined in good faith after consultation with outside legal counsel is required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by TSIA stockholders prior to the Special Meeting; provided, that, without the consent of Latch, the Special Meeting (x) may not be adjourned to a date that is more than 15 days after the date for which the Special Meeting was originally scheduled (excluding any adjournments required by applicable law) and (y) will not be held later than three business days prior to July 31, 2021. By written notice, Latch may request that TSIA adjourn the Special Meeting (a “Latch adjournment request”) until the earlier of (x) 15 days after the date for which the Special Meeting was then scheduled or (y) the date that is three business days prior to July 31, 2021, if Latch believes in good faith that such adjournment is necessary in order to solicit additional proxies for the purpose of obtaining the TSIA stockholder approval or for the absence of a quorum of TSIA stockholders. Upon receipt of Latch adjournment request, TSIA will adjourn the Special Meeting for the period of time specified in Latch adjournment request; provided that Latch may not issue more than one Latch adjournment request.

Latch has agreed to (i) use its reasonable best efforts to solicit and obtain the Latch requisite approval in the form of an irrevocable written consent of the Latch stockholders promptly (and in any event within five business days) following the time at which time this proxy statement/prospectus will have been declared effective under the Securities Act and delivered or otherwise made available to stockholders, or (ii) in the event Latch is not able to obtain such written consent, Latch will duly convene a meeting of the stockholders of Latch for the purpose of voting solely upon the adoption of the Merger Agreement, the other agreements contemplated hereby and the transactions contemplated hereby and thereby, including the Business Combination, as soon as reasonably practicable after this proxy statement/prospectus is declared effective. If such meeting of the stockholders of Latch is convened, Latch will obtain the Latch requisite approval at such meeting of the stockholders of Latch and will take all other action necessary or advisable to secure the Latch requisite approval as soon as reasonably practicable after this proxy statement/prospectus is declared effective. Latch will, through the Latch board of directors, recommend to the stockholders of Latch that they adopt the Merger Agreement (the “Latch board recommendation”) and will include the Latch board recommendation in the written consent. The Latch board of directors will not (and no committee or subgroup thereof will) (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Latch board recommendation or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any acquisition proposal or alternative transaction. Latch will provide TSIA with a copy of the written consent within one business day of receipt. Unless the Merger Agreement has been terminated in accordance with its terms, Latch’s obligation to solicit written consents from Latch stockholders to give the Latch requisite approval in accordance with the obligations described in this paragraph will not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any acquisition proposal or alternative transaction.

No Solicitation; Acquisition Proposals

From the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, Latch will not, and will cause its representatives not to, (i) initiate any negotiations with any person with respect to, or provide any non-public information or data concerning Latch or any of its subsidiaries to any person relating to, an acquisition proposal or alternative transaction or afford to any person access to the business, properties, assets or personnel of Latch or any of its subsidiaries in connection with an acquisition proposal or alternative transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an acquisition proposal or alternative transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make an acquisition proposal or alternative transaction.

TSIA Exclusivity

Through the Closing, TSIA has agreed not to take, nor permit any of its affiliates or representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement, letter of intent, memorandum of understanding or agreement in principle with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Latch, its stockholders and/or any of their affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination other than with Latch, its stockholders and their respective affiliates and representatives. TSIA has agreed to, and to cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date of the Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, a proposal for a business combination.

TSIA NASDAQ Listing

From the date of the Merger Agreement through the Closing, TSIA has agreed to ensure TSIA remains listed as a public company on, and for shares of TSIA Class A common stock to be listed on, the NASDAQ. TSIA has agreed to cause the TSIA Class A common stock to be issued in connection with the Business Combination to be approved for listing on the NASDAQ prior to the closing date.

Indemnification and Directors’ and Officers’ Insurance

From and after the Effective Time, TSIA and Latch have agreed that they will indemnify and hold harmless, to the fullest extent, each present and former director and officer of TSIA, Merger Sub and Latch and each of their respective subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that each party or its respective subsidiaries, as the case may be, would have been permitted under applicable law and its certificate of incorporation, bylaws or other organizational documents in effect on the date of the Merger Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable law, provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification). Without limiting the foregoing, TSIA has agreed to, and agreed to cause Latch and its subsidiaries to, (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those persons than TSIA’s existing policies as of the date of the Merger Agreement, and (ii) not amend, restate, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those persons thereunder, in each case, except as required by law.

TSIA has agreed to cause the surviving company of the Merger, as of the Effective Time to obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of Latch’s existing directors’ and officers’ insurance policies, and (ii) Latch’s existing fiduciary liability insurance policies (“D&O Insurance”), in each case for a claims reporting or discovery period of six years from and after the Effective Time; provided that in no event shall TSIA be required to expend for such policies a premium amount in excess of 300% of the aggregate annual premium payable by Latch for Latch’s current D&O Insurance for such purpose. In addition, TSIA has agreed, as of the Effective Time, to obtain and fully pay the premium for “tail” insurance policies for the extension of TSIA’s existing D&O Insurance for a claims reporting or discovery period of six years from and after the Effective Time; provided that in no event shall TSIA be required to expend for such policies a premium amount in excess of 300% of the aggregate annual premium payable by TSIA for TSIA’s current D&O Insurance for such purpose.

Private Placements

TSIA and Merger Sub have agreed to take, or cause to be taken, as promptly as practicable after the execution of the Merger Agreement, all actions, and to do, or cause to be done, all things necessary (including enforcing its rights under the Subscription Agreements), on or prior to the closing date, to consummate the purchases contemplated by the Subscription Agreements on the terms and conditions described or contemplated therein.

Other Covenants and Agreements

The Merger Agreement contains other covenants and agreements, including covenants related to:

•

Latch and TSIA providing, subject to certain specified restrictions and conditions, to the other party and its respective representatives reasonable access to Latch’s and TSIA’s (as applicable) and their respective subsidiaries’ properties, books, projections, plans, systems, contracts, commitments, tax returns, records, commitments, analyses and appropriate officers and employees of Latch or TSIA (as applicable), and furnishing the other party’s representatives with all financial and operating data and other information concerning the affairs of TSIA or Latch, as applicable, that are in the possession of such party as such representatives may reasonably request;

•	Latch waiving claims to the Trust Account in the event that the Business Combination is not consummated;

•	Latch and TSIA cooperating on the preparation and efforts to make effective this proxy statement/prospectus;

•	Latch delivering to TSIA certain audited and unaudited financial statements specified in the Merger Agreement;

•

TSIA notifying Latch of any litigation and keeping Latch reasonably informed in the event that any litigation related to the Merger Agreement or the transactions contemplated thereby is brought, or, to the knowledge of TSIA, threatened in writing, against TSIA or the board of directors of TSIA by any of TSIA’s stockholders prior to the Closing;

•

TSIA keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable securities laws;

•	TSIA, Merger Sub and Latch taking steps to exempt the acquisition of TSIA Class A common stock from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder;

•	TSIA approving and adopting the Incentive Plan to be effective in connection with the Closing;

•	cooperation between Latch and TSIA in obtaining any necessary third party consents, registrations, approvals, clearances, permits and authorizations required to consummate the Business Combination;

•	the Intended Tax Treatment; and

•	confidentiality and publicity relating to the Merger Agreement and the transactions contemplated thereby.

Representations and Warranties

The Merger Agreement contains customary representations and warranties being made by Latch to TSIA relating to a number of matters. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects, and cover a range of topics, including the following:

•	corporate organization, qualification to do business, good standing and corporate power;

•

the capital structure of Latch, including shares authorized and outstanding as of the date of the Merger Agreement and the absence of arrangements that obligate Latch to issue or sell shares in the future, and information relating to Latch’s subsidiaries;

•	requisite corporate authority to enter into the Merger Agreement and to complete the contemplated transactions;

•

unanimous determination of Latch’s board of directors that the Business Combination is fair to, and in the best interests of, Latch and its stockholders, and resolution to recommend adoption of the Merger Agreement to its stockholders;

•	absence of conflicts of with organizational documents, applicable laws or certain agreements and instruments as a result of entering into the Merger Agreement or consummating the Business Combination;

•	financial statements and internal controls;

•	absence of a Material Adverse Effect since September 30, 2020 and absence of certain other changes;

•	absence of undisclosed liabilities;

•	legal proceedings and absence of governmental orders;

•	employee compensation and benefits matters;

•	labor matters;

•	compliance with applicable law;

•	environmental matters;

•	tax matters;

•	real property and personal property matters;

•	intellectual property, information technology systems and data privacy;

•	insurance;

•	Latch’s material contracts;

•	broker’s and finder’s fees related to the Business Combination;

•	supplier and customer agreements; and

•	the accuracy of Latch’s information provided in this proxy statement/prospectus.

Certain of these representations and warranties are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” with respect to Latch means any event, effect, development, change, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with any other of event, is, or would reasonably be expected to be, materially adverse to the business, assets, results of operations or financial condition of Latch and its subsidiaries taken as a whole; provided, however, that none of the following, alone or in combination, will be deemed to constitute, or be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur (except in the case of clause (a), (b), (d), and (f), in each case, to the extent that such change disproportionately affects the business, assets, results of operations or condition (financial or otherwise) of Latch and its subsidiaries, taken as a whole, as compared to other similarly situated persons or entities operating in the industries in which Latch and its subsidiaries operate): (a) effects generally affecting the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in any jurisdiction; (b) effects that are the result of factors generally affecting the industry, markets or geographical areas in which Latch and its subsidiaries operate; (c) any effect on the relationship of Latch or any of its subsidiaries, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, landlords, partners or similar relationship as a result of the entry into, announcement or performance of the transactions; (d) changes or modifications in GAAP or in any applicable law or in the interpretation or enforcement thereof, after the date of the Merger Agreement; (e) any failure by Latch to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period; provided that the exception in this clause (e) will not prevent a determination that any effect not otherwise excluded from this definition of material adverse effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect; (f) any effect resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any pandemic (including the COVID-19 pandemic, or any COVID-19 measures or any change in such COVID-19 measures or interpretations following the date of the Merger Agreement), outbreak of illness or other public health event or any other force majeure event; (g) any proceeding arising from allegations of any breach of fiduciary duty or allegations of violation of law relating to the Merger Agreement or the transactions; provided that the exception in this clause (g) will not prevent a determination that any effect not otherwise excluded from this definition of Material Adverse Effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect; (h) any actions taken by Latch that are required to be taken by the Merger Agreement or at TSIA’s written request; (i) any matter set forth on the disclosure letter provided by Latch to TSIA in connection with the execution of the Merger Agreement; or (j) any effects to the extent actually known by the executive officers of TSIA on or prior to the Effective Date.

The Merger Agreement also contains representations and warranties made by TSIA and Merger Sub to Latch relating to a number of matters, including the following:

•	corporate organization, qualification to do business, good standing and corporate power;

•

the capital structure of TSIA and Merger Sub, including shares authorized and outstanding as of the date of the Merger Agreement, the absence of arrangements that obligate TSIA and Merger Sub to issue or sell shares in the future, and information relating to TSIA’s subsidiaries;

•	requisite corporate authority to enter into the Merger Agreement and to complete the contemplated transactions;

•

unanimous determination of the TSIA Board that the Business Combination is fair to, and in the best interests of, TSIA and its stockholders, and resolution to recommend adoption of the Merger Agreement to its stockholders;

•	absence of conflicts with governing documents, applicable laws or certain agreements and instruments as a result of entering into the Merger Agreement or consummating the Business Combination;

•	financial statements, reports and internal controls;

•	absence of certain changes since TSIA’s incorporation;

•	absence of undisclosed liabilities and business activities, other than those pertaining to the Business Combination;

•	litigation and proceedings;

•	compliance with laws;

•	TSIA is not, nor is it acting on behalf of, an “investment company” under the Investment Company Act, and TSIA constitutes an “emerging growth company” under the JOBS Act;

•	the Trust Account;

•	the Subscriptions;

•	the valid issuance of TSIA common stock under the Merger Agreement;

•	the inapplicability of takeover statutes and the absence of any stockholder rights plan, “poison pill” or similar antitakeover agreement or plan from TSIA’s Existing Charter;

•	the listing of TSIA Class A common stock on the NASDAQ;

•	broker’s and finder’s fees related to the Business Combination;

•	the accuracy of TSIA’s information provided in this proxy statement/prospectus;

•	taxes; and

•	TSIA’s reliance on any representations and warranties other than those contained in the Merger Agreement.

The representations and warranties in the Merger Agreement do not survive the Effective Time and, as described below under “—Termination”, if the Merger Agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the Merger Agreement, unless a party willfully breached the Merger Agreement.

This summary and the copy of the Merger Agreement attached to this proxy statement/prospectus as Annex A are included solely to provide investors with information regarding the terms of the Merger Agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The Merger Agreement contains representations and warranties by TSIA and Latch, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement, and in reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or condition of TSIA, Latch or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Conditions to the Business Combination

Conditions to Each Party’s Obligations.

The respective obligations of each of TSIA, Latch and Merger Sub to complete the Business Combination are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

•	all applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the transactions contemplated by the Merger Agreement will have expired or been terminated;

•

there will not have been entered, enacted or promulgated any governmental order, statute, rule, regulation or governmental order enjoining or prohibiting the consummation of the transactions contemplated by the Merger Agreement;

•	the approval of Latch stockholders of the Business Combination Proposal will have been obtained;

•	the approval by TSIA stockholders of the Proposals will have been obtained;

•

the registration statement of which this proxy statement/prospectus forms a part will have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC;

•

the Sponsor Agreement, the Company Holders Support Agreement, the Registration Rights Agreement and the Subscription Agreements will be in full force and effect and will not have been rescinded by any of the parties thereto; and

•	TSIA will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

Conditions to Obligations of TSIA and Merger Sub. The obligation of TSIA and Merger Sub to complete the Business Combination is also subject to the satisfaction, or waiver by TSIA, of the following conditions:

•

each of the representations and warranties of Latch related to organization, good standing and qualification, corporate authority, approval and fairness, absence of certain changes since September 30, 2020 and brokers and finders must be true and correct as of the date of the Closing (except to the extent that any such representations and warranties expressly speak as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time);

•

the representation and warranty of Latch related to Latch’s capital structure must be true and correct as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time) in all but de minimis respects;

•

all other representations and warranties of Latch must be true and correct as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except where any failures of any such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

•

each of the covenants of Latch to be performed or complied with as of or prior to the Closing must have been performed or complied with in all material respects; provided, that for a covenant of Latch shall only be deemed to have not been performed if Latch has failed to cure within twenty days after notice (or if earlier, the Outside Date);

•	the receipt of a certificate signed by an executive officer of Latch certifying as to the satisfaction of certain closing conditions; and

•

Latch must have delivered a counterpart of each of the Sponsor Agreement, the Company Holders Support Agreement, the Registration Rights Agreement and the Subscription Agreement to which Latch is a party to TSIA.

Conditions to Obligations of Latch. The obligation of Latch to complete the Business Combination is also subject to the satisfaction or waiver by Latch of the following conditions:

•

each of the representations and warranties of TSIA and Merger Sub related to organization, good standing and qualification, corporate authority and approval, absence of certain changes since TSIA’s incorporation and brokers and finders must be true and correct as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time);

•

the representation and warranty of the TSIA and Merger Sub related to TSIA’s capital structure must be true and correct as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time) in all but de minimis respects;

•

all other representations and warranties of TSIA and Merger Sub must be true and correct as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except where any failures of any such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on TSIA or prevent, materially delay or materially impair the ability of TSIA or Merger Sub to consummate the transactions contemplated by the Merger Agreement;

•

each of the covenants of TSIA and Merger Sub to be performed or complied with as of or prior to the Closing must have been performed or complied with in all material respects; provided, that for a covenant of TSIA or Merger Sub shall only be deemed to have not been performed if TSIA or Merger Sub has failed to cure within twenty days after notice (or if earlier, the Outside Date);

•	the TSIA Class A common stock to be issued in connection with the Business Combination must have been approved for listing on the NASDAQ upon official notice of issuance;

•	the receipt of a certificate signed by an executive officer of TSIA on behalf of TSIA and Merger Sub certifying as to the satisfaction of certain closing conditions;

•

TSIA must have cash at the Closing (including cash contained in the Trust Account, plus other cash and cash equivalents of TSIA, plus the cash proceeds anticipated from the Subscription Agreement, less the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of TSIA Class A common stock, to the extent not already paid) equal to or in excess of $150 million;

•	certain directors and executive officers of TSIA must have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time; and

•

TSIA must have delivered a counterpart of each of the Sponsor Agreement, the Company Holders Support Agreement, the Registration Rights Agreement and the Subscription Agreement to which TSIA is a party.

Termination

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of the Merger Agreement by Latch’s stockholders or approval of the proposals required to effect the Business Combination by TSIA’s stockholders.

Mutual Termination Rights

The Merger Agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the Closing:

•	by written consent of Latch and TSIA;

•

by written notice from either Latch or TSIA to the other if the Merger is not consummated by 5:00pm (New York Time) on July 31, 2021 (the “Outside Date”); provided, however, that the right to terminate under this paragraph will not be available to any party that is in material breach of its obligations under the Merger Agreement in any manner that will have proximately contributed to the occurrence of the failure of a condition to the consummation of the Business Combination;

•

by written notice from either Latch or TSIA to the other if the TSIA stockholder approval will not have been obtained at the TSIA stockholders meeting or at any adjournment or postponement thereof taken in accordance with the Merger Agreement; or

•	by written notice from either Latch or TSIA to the other if the consummation of the Business Combination is permanently restrained, enjoined or otherwise prohibited by the enactment, issuance,

promulgation, enforcement or entry of the terms of a final, non-appealable governmental order or a statute, rule or regulation; provided, that the right to terminate under this paragraph will not be available to any party that is in material breach of its obligations under the Merger Agreement in any manner that will have proximately contributed to the enactment, issuance, promulgation, enforcement or entry of the terms of a final, non-appealable governmental order or a statute, rule or regulation; provided, further, that the governmental entity issuing such governmental order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby.

Latch Termination Rights

The Merger Agreement may be terminated at any time prior to the Closing, by written notice to TSIA from Latch if there is any breach of any representation, warranty, covenant or agreement on the part of TSIA set forth in the Merger Agreement, such that the conditions described in the first four bullet points under the heading “—Conditions to the Business Combination; Conditions to Obligations of Latch” would not be satisfied at the Closing (a “terminating TSIA breach”), except that, if any such terminating TSIA breach is curable by TSIA, within the earlier of (i) a period of 30 days after receipt by TSIA of notice from Latch of such breach or (ii) three business days prior to the Outside Date (collectively, the “TSIA cure period”), such termination will not be effective, and such termination will become effective only if the terminating TSIA breach is not cured within the TSIA cure period; provided, however, that the right to terminate the Merger Agreement under this paragraph will not be available to Latch if Latch has breached in any material respect its obligations set forth in the Merger Agreement in any manner that will have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

TSIA Termination Rights

The Merger Agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the closing:

•

by written notice to Latch from TSIA if there is any breach of any representation, warranty, covenant or agreement on the part of Latch set forth in the Merger Agreement, such that the conditions described in the first four bullet points under the heading “—Conditions to the Business Combination; Conditions to Obligations of TSIA” would not be satisfied at the closing (a “terminating Latch breach”), except that, if any such terminating Latch breach is curable by Latch, within the earlier of (i) a period of 30 days after receipt by Latch of notice from TSIA of such breach or (ii) three business days prior to the Outside Date (collectively, the “Latch cure period”), such termination will not be effective, and such termination will become effective only if the terminating Latch breach is not cured within the Latch cure period; provided, however, that the right to terminate the Merger Agreement under this paragraph will not be available to TSIA if TSIA has breached in any material respect its obligations set forth in the Merger Agreement in any manner that will have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger; or

•

by written notice to Latch from TSIA if the Company Holders Support Agreement executed by holders of at least a majority of the voting power of all outstanding Latch stock will not have been delivered within two business days following the date of the Merger Agreement.

Effect of Termination

In the event of termination of the Merger Agreement and the abandonment of the Business Combination pursuant to the termination provisions set forth in the above section, the Merger Agreement will become void and of no effect with no liability to any person on the part of any party (or any of its representatives or affiliates); provided, however, and notwithstanding anything in the Merger Agreement to the contrary, (a) no such termination will relieve any party of any liability or damages to any other party resulting from any willful breach of the Merger Agreement and (b) certain provisions, including those relating to the Trust Account, will continue in effect notwithstanding the termination of the Merger Agreement.

None of the parties to the Merger Agreement is required to pay a termination fee or reimburse any other party for its expenses as a result of a termination of the Merger Agreement.

Amendments

Any provision of the Merger Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment or modification, by each of TSIA, Merger Sub and Latch, or in the case of a waiver, by the party against whom the waiver is to be effective.

Specific Performance

The parties to the Merger Agreement agree that they will be entitled to enforce specifically the terms and provisions of the Merger Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of the Merger Agreement without necessity of posting a bond or other form of security. In the event that any proceeding should be brought in equity to enforce the provisions of the Merger Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

Stock Market Listing

Application will be made by TSIA to have the shares of TSIA Class A common stock to be issued in the Business Combination approved for listing on the NASDAQ, which is the principal trading market for existing shares of TSIA Class A common stock. It is a condition to the obligations of Latch to complete the Business Combination that such approval is obtained, subject to official notice of issuance.

Fees and Expenses

Except as otherwise provided in the Merger Agreement and whether or not the transactions contemplated by the Merger Agreement are consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of the Merger Agreement and the related transaction documents and the transactions contemplated thereby, including all fees and expenses of representatives of Latch and TSIA, will be paid by the party incurring such expense.

OTHER AGREEMENTS

Sponsor Agreement

In connection with the execution of the Merger Agreement, the Sponsor and TSIA’s directors and officers (together with Sponsor, the “Sponsor Agreement Parties”) entered into an amended and restated letter agreement (the “Sponsor Agreement”) with TSIA and Latch, pursuant to which the Sponsor Agreement Parties agreed to, among other things, (i) vote at any meeting of the stockholders of Latch all of its Latch common stock and/or Latch preferred stock, as applicable (or any securities convertible into or exercisable or exchangeable for Latch common stock or Latch preferred stock), held of record or thereafter acquired in favor of the Transactions and the adoption of the Merger Agreement; (ii) appoint the chief executive officer of Latch as such stockholder’s proxy in the event such stockholder fails to fulfil its obligations under the Company Holders Support Agreement, (iii) be bound by certain other covenants and agreements related to the Merger and (iv) be bound by certain transfer restrictions with respect to Latch securities, in each case, on the terms and subject to the conditions set forth in the Company Holders Support Agreement. The Sponsor Agreement also provides that the Sponsor and Insiders have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of common stock they may hold.

The Sponsor Agreement Parties have also agreed, subject to certain exceptions, not to transfer any Founder Shares (or any shares of TSIA common stock issuable upon conversion thereof) until the earlier of (i) the date that is the one-year anniversary of the closing date of the Business Combination and (ii) subsequent to Business Combination, (x) the date on which the last reported sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the closing date of the Business Combination or (y) the date on which TSIA completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of TSIA’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Founder Shares Lock-up Period”).

The Sponsor Agreement Parties have also agreed, subject to certain exceptions, not to transfer any Private Placement Warrants (or any share of TSIA common stock issued or issuable upon the exercise of the Private Placement Warrants), until 30 days after the closing date of the Business Combination (the “Private Placement Warrants Lock-Up Period” and, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

The Sponsor Agreement provides that as of immediately prior to (but subject to) the Closing, all of the Founder Shares held by the Sponsor as of the Closing will be subject to certain time and performance-based vesting provisions described below. The Sponsor has agreed, subject to exceptions, not to transfer any unvested Founder Shares prior to the date such securities become vested. Pursuant to the Sponsor Agreement, 90% of the unvested Founder Shares will vest at the closing of the Business Combination. 10% of the unvested Founder Shares will vest at such time as the Stock Price Level (as defined below) is achieved on or before the fifth anniversary of the closing of the Business Combination. The Founder Shares beneficially owned by the Insiders will not be subject to vesting or forfeiture.

In the event TSIA enters into a binding agreement on or before the fifth anniversary of the closing of the Business Combination related to certain sale transactions involving the shares of TSIA common stock or all or substantially all the assets of TSIA (a “TSIA Sale”), all unvested Founder Shares will vest on the day prior to the closing of such TSIA Sale if the per share price implied in such TSIA Sale meets or exceeds the Stock Price Level.

Any Founder Shares that remain unvested after the fifth anniversary of the closing of the Business Combination will be forfeited. The “Stock Price Level” will be considered achieved only (a) when the volume weighted average price of TSIA common stock on the Nasdaq Capital Market is greater than or equal to $14.00 for any 20 trading days within a 30 trading day period or (b) the per share price implied in a TSIA Sale is greater than or equal to $14.00.

The Sponsor Agreement will terminate on the earlier of (a) the consummation of a TSIA Sale and (b) the later of (i) the earlier of (x) the achievement of Stock Price Level on or before the fifth anniversary of the Closing Date and (y) the fifth anniversary of the Closing Date and (ii) the expiration of the Lock-up Period.

Company Holders Support Agreement

In connection with the execution of the Merger Agreement, TSIA, Latch and certain stockholders of Latch (collectively, the “Supporting Latch Stockholders” and each, a “Supporting Latch Stockholder”) entered into the Company Holders Support Agreement. The Company Holders Support Agreement provides, among other things, each Supporting Latch Stockholder agreed to (i) vote at any meeting of the stockholders of Latch all of its Latch common stock and/or Latch preferred stock, as applicable (or any securities convertible into or exercisable or exchangeable for Latch common stock or Latch preferred stock), held of record or thereafter acquired in favor of the Transactions and the adoption of the Merger Agreement; (ii) appoint the chief executive officer of Latch as such stockholder’s proxy in the event such stockholder fails to fulfil its obligations under the Company Holders Support Agreement, (iii) be bound by certain other covenants and agreements related to the Merger and (iv) be bound by certain transfer restrictions with respect to Latch securities, in each case, on the terms and subject to the conditions set forth in the Company Holders Support Agreement. The shares of Latch capital stock that are owned by the Supporting Latch Stockholders and subject to the Company Holders Support Agreements represent approximately 54.8% of the outstanding shares of Latch common stock and approximately 64.3% of the outstanding shares of Latch preferred stock. The execution and delivery of written consents by all of the Supporting Latch Stockholders will constitute the Latch stockholder approval at the time of such delivery. Additionally, the Supporting Latch Stockholders have agreed to waive any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger.

Subscription Agreements

In connection with the execution of the Merger Agreement, TSIA entered into Subscription Agreements with the Subscribers pursuant to which the Subscribers have agreed to purchase, and TSIA has agreed to sell the Subscribers, (i) an aggregate of 19,000,000 shares of Class A common stock, for a purchase price of $10.00 per share and at an aggregate purchase price of $190,000,000, plus (ii) a number of shares of TSIA Class A common stock at a purchase price of $10.00 per share, equal to the value necessary to fund the Cash Election Consideration. The Subscriptions are expected to close immediately prior to the closing of the Business Combination on the closing date. The consummation of the Subscriptions is contingent upon, among other customary closing conditions, the satisfaction or waiver of all conditions precedent to the closing of the Business Combination set forth in the Merger Agreement and the substantially concurrent consummation of the Business Combination. The Subscription Agreements also contain customary representations and warranties of TSIA and the Subscribers. The Subscription Agreements will terminate and be void and of no further force and effect upon the earliest to occur of (i) such date and time the Merger Agreement is terminated in accordance with its terms, (ii) upon mutual written agreement of TSIA and the Subscribers, and (iii) July 31, 2021 if the Business Combination is not consummated by that date. The shares of Class A common stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance on the availability of an exemption from such registration.

If the 19,000,000 shares of TSIA Class A common stock to be issued to the Subscribers simultaneously with the consummation of the Business Combination were currently outstanding, such shares would have an aggregate market value of $191,900,000 based upon the closing price of $10.10 per public share on the NASDAQ on May 6, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, TSIA and certain stockholders of Latch and TSIA will enter into an Amended and Restated Registration Rights Agreement, a copy of which is attached to this proxy statement/prospectus as Annex G (the “Registration Rights Agreement”), pursuant to which TSIA will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of TSIA Class A common stock and other equity securities of TSIA that are held by the parties thereto from time to time. Pursuant to the Registration Rights Agreement, TSIA agreed to file a shelf registration statement registering the resale of the Class A common stock (including those held as of the effective time or issuable upon future exercise of the Private Placement Warrants) and the Private Placement Warrants (the “Registrable Securities”) under the Registration Rights Agreement within 45 days of the closing of the Business Combination. Up to twice in any 12-month period, certain legacy Latch stockholders and legacy TSIA stockholders may request to sell all or any portion of their Registrable Securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $75 million. TSIA also agreed to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The Registration Rights Agreement also provides that TSIA will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

Amended and Restated Bylaws

Pursuant to the terms of the Merger Agreement, in connection with the consummation of the Business Combination, TSIA will amend and restate its bylaws. Pursuant to the amended, and restated bylaws, Latch stockholders will be subject to certain restrictions on transfer with respect to the shares of TSIA Class A common stock issued as part of the merger consideration, including shares underlying Assumed Options (the “Lock-Up Shares”). Such restrictions begin at Closing and end on the date that is the earlier of (A) one year after the completion of the Business Combination and (B)(i) for 25% of the Lock-up Shares held by each Latch stockholder and their respective permitted transferees, the date on which the last reported sale price of Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 60 days after the Business Combination, (ii) for an additional 25% of the Lock-up Shares held by each Latch stockholder and their respective permitted transferees, the date on which the last reported sale price of Common Stock equals or exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, (iii) for an additional 25% of the Lock-up Shares held by each Latch stockholder and their respective permitted transferees, the date on which the last reported sale price of Common Stock equals or exceeds $16.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination and (iv) for an additional 25% of the Lock-up Shares held by each Latch stockholder and their respective permitted transferees, the date on which the last reported sale price of Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination.

Proposed Charter Amendment

Pursuant to the terms of the Merger Agreement, in connection with the consummation of the Business Combination, TSIA will amend the Existing Charter to (a) increase the number of authorized shares of TSIA’s capital stock, par value $0.0001 per share, from 277,500,000 shares, consisting of (i) 250,000,000 shares of the Class A common stock and 25,000,000 shares of the Class B common stock, and (ii) 2,500,000 shares of preferred stock, to 1,100,000,000 shares, consisting of (i) 1,000,000,000 shares of common stock and (ii) 100,000,000 shares of preferred stock, (b) eliminate certain provisions in our Charter relating to the Class B common stock, the initial business combination and other matters relating to TSIA’s status as a blank-check company that will no longer be applicable to us following the Closing, and (c) approve and adopt any other changes contained in the Proposed Charter, a copy of which is attached as Annex B to this proxy statement/prospectus. In addition, we will amend the Existing Charter to change the name of the corporation to “Latch, Inc.”

For more information, see the section entitled “Proposal Number 2—The Charter Approval Proposal.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following sets forth (1) material U.S. federal income tax consequences for U.S. Holders and Non-U.S. Holders of Latch common stock that exchange, pursuant to the Merger, their Latch common stock for TSIA Class A common stock, and (2) material U.S. federal income tax consequences of the exercise by holders of Public Shares of their redemption rights in connection with the Business Combination. This section is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and administrative rulings, in each case effective as of the date hereof. These authorities are subject to change, possibly with retroactive effect, or different interpretations. Any such change could alter the tax consequences as described herein. This section does not address any aspects of U.S. taxation other than U.S. federal income taxation, and as such does not address any state, local or foreign tax consequences or any estate, gift or other non-income tax consequences of a redemption of Public Shares.

For purposes of this section, a “U.S. Holder” is a beneficial owner of Public Shares or Latch common stock, as applicable, that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia (or any other entity treated as a corporation for U.S. federal income tax purposes);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner (other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes) of Public Shares or Latch common stock, as applicable, that is not a U.S. Holder.

U.S. Federal Income Tax Consequences for Holders of Latch Common Stock

It is the opinion of Latham & Watkins LLP (“Latham”), special tax counsel to Latch, that this section titled “U.S. Federal Income Tax Consequences for Holders of Latch Common Stock” sets forth the material U.S. federal income tax consequences for holders of Latch common stock of the Merger. The following applies only to holders that hold their Latch common stock as “capital assets” U.S. federal income tax purposes (generally, property held for investment). Holders of Latch common stock are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the Merger considering their particular circumstances.

This section is limited to U.S. federal income tax consequences and does not address estate or any gift tax consequences or consequences arising under the tax laws of any state, local or non-U.S. jurisdiction. This section does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as financial institutions or financial services entities, broker-dealers, taxpayers that are subject to the mark-to-market accounting rules with respect to securities, tax exempt entities, governments or agencies or instrumentalities thereof, insurance companies, regulated investment companies or real estate investment trusts, entities or arrangements treated as partnerships for U.S. federal income tax purposes, U.S. expatriates or former long-term residents of the United States, the Sponsor or its affiliates, officers or directors, persons that acquired their Latch common stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation, persons that hold their Latch common stock as part of a straddle, constructive sale, hedging, wash sale, conversion or other integrated or similar transaction, U.S.

Holders whose functional currency is not the U.S. dollar; or “specified foreign corporations” including “controlled foreign corporations” “passive foreign investment companies,” or corporations that accumulate earnings to avoid U.S. federal income tax.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Latch common stock, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any Latch common stock and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Merger.

Latch and TSIA have not sought, and do not intend to, seek any rulings from the IRS as to any U.S. federal income tax consequences described herein. There can be no assurance that the IRS will not take positions inconsistent with the consequences discussed below or that any such positions would not be sustained by a court.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS.

General Tax Treatment of the Merger

Latham has delivered an opinion to Latch to the effect that, under the U.S. federal income tax laws in effect as of the date hereof, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and it is also the opinion of Latham that holders will not recognize gain or loss for U.S federal income tax purposes as a result of the Merger (the “Merger Tax Opinion”). The obligations of Latch and TSIA to complete the Merger are not conditioned, however, on the receipt of any opinion from Latham or any other counsel as of closing. The Merger Tax Opinion is based on customary assumptions and certain representations, warranties and covenants of Latch, Parent, and Merger Sub. If any of these assumptions, representations, warranties or covenants is or becomes incorrect, incomplete or inaccurate, or is violated, or if there is a change in U.S. federal income tax law after the date of such opinion, the validity of the Merger Tax Opinion may be adversely affected and the U.S. federal income tax consequences of the Merger could differ materially from those described below. An opinion of counsel represents counsel’s legal judgment but is not binding on the IRS or any court. Neither Latch nor TSIA will request a ruling from the IRS with respect to the tax treatment of the Merger, and as a result, no assurance can be given that the IRS will not challenge the treatment of the Merger described below or that a court would not sustain such a challenge. If the IRS were to successfully challenge the “reorganization” status of the Merger, holders of Latch common stock could be required to fully recognize gain with respect to such Latch common stock as a result of the Merger.

Tax Consequences of the Merger to U.S. Holders of Company Capital Stock

Assuming, consistent with the opinion set forth in the Merger Tax Opinion, the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder who receives solely shares of TSIA Class A common stock in exchange for shares of Latch common stock in the Merger will not recognize gain or loss for U.S. federal income tax purposes as a result of such exchange. A U.S. Holder’s aggregate tax basis in the TSIA Class A common stock received in exchange for the Latch common stock surrendered will equal the U.S. Holder’s aggregate adjusted tax basis in the shares of Latch common stock exchanged therefor. A U.S. Holder’s holding period in the TSIA Class A common stock received will include the holding period for the holder’s shares of Latch common stock surrendered in exchange therefor. For purposes of the above section regarding the determination of the bases and holding periods for shares of TSIA Class A common stock received in the Merger, U.S. holders who acquired different blocks of Latch common stock at different times for different prices must calculate their bases and holding periods in their shares of TSIA Class A common stock separately for each identifiable block of such stock exchange in the Merger.

If, contrary to the opinion set forth in the Merger Tax Opinion, the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, it is possible that the Merger could constitute a transaction to which Section 351 of the Code applies, although there is uncertainty in this regard (as potential qualification as a transaction to which Section 351 of the Code applies will be affected by, e.g., the number of holders of TSIA Class A common stock that elect to exercise the redemption rights discussed above in the section titled “TSIA’s Special Meeting of Stockholders – Redemption Rights”). If the Merger qualifies as a transaction to which Section 351 of the Code applies, the U.S. federal income tax consequences of the Merger to a U.S. Holder generally should be as described above in the immediately preceding paragraph.

If, contrary to the opinion set forth in the Merger Tax Opinion, the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code and does not constitute a transaction to which Section 351 of the Code applies, then a U.S. Holder would recognize gain or loss upon the exchange of the Latch common stock for shares of TSIA Class A common stock equal to the difference between the fair market value, at the time of the exchange, of the TSIA Class A common stock and such U.S. Holder’s tax basis in the Latch common stock surrendered in the Merger. Such gain or loss generally would be capital gain or loss and generally would be long-term capital gain or loss if the Latch common stock were held for more than one year at the time of the Merger. In addition, the U.S. Holder’s aggregate tax basis in the shares of TSIA Class A common stock received in the Merger would equal their fair market value at the time of the closing of the Merger, and the U.S. Holder’s holding period for such shares of TSIA Class A common stock would commence the day after the closing of the Merger.

Tax Consequences of the Merger to Non-U.S. Holders of Latch Capital Stock

Assuming, consistent with the opinion set forth in the Merger Tax Opinion, the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code or if the Merger constitutes a transaction to which Section 351 of the Code applies, the U.S. federal income tax consequences of the Merger to a Non-U.S. Holder of Latch common stock will be the same as those described above for U.S. Holders of Latch common stock.

If, contrary to the opinion set forth in the Merger Tax Opinion, the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Merger does not constitute a transaction to which Section 351 of the Code applies, the Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized with respect to the Non-U.S. Holder’s Latch common stock, unless:

•

the gain is “effectively connected” with a U.S. trade or business of such Non-U.S. Holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or a fixed base in the United States maintained by such Non-U.S. Holder), in which case the Non-U.S. Holder generally will be subject to tax on such gain in the same manner as a U.S. Holder and, if the Non-U.S. Holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•

Latch is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Merger or the period that the Non-U.S. Holder held Latch common stock, in which case any gain recognized by such Non-U.S. Holder would be subject to tax at generally applicable U.S. federal income tax rates. Latch believes that it is not, and has not been at any time since its formation, a United States real property holding corporation.

Reporting Requirements

Each holder of shares of Latch common stock who receives shares of TSIA Class A common stock in the Merger is required to retain permanent records pertaining to the Merger and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the number, basis, and fair market value of the Latch common stock exchanged and the number of shares of TSIA Class A common stock received in exchange therefor. Additionally, holders of Latch common stock who owned immediately before the Merger at least one percent (by vote or value) of the total outstanding stock of Latch are required to attach a statement to their U.S. federal income tax returns for the year in which the Merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the holder’s tax basis in such holder’s Latch common stock surrendered in the Merger, the fair market value of such stock, the date of the Merger and the name and employer identification number of each of TSIA and Latch. Holders of shares of Latch common stock are urged to consult with their tax advisors regarding the application of these rules.

Material Tax Consequences of a Redemption of Public Shares

This section titled “Material Tax Consequences of a Redemption of Public Shares” is the opinion of Sullivan & Cromwell LLP, special tax counsel to TSIA, as to the material U.S. federal income tax consequences to the holders of TSIA Public Shares of a redemption of Public Shares. The following does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders of Public Shares in light of their particular facts and circumstances. This section applies only to holders that hold their Public Shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This section does not address all U.S. federal income tax consequences relevant to the particular circumstances of holders of Public Shares, including the impact of the Medicare contribution tax on net investment income, the Foreign Account Tax Compliance Act or the alternative minimum tax. In addition, this section does not apply to holders of Public Shares that are subject to special rules (including, without limitation, banks or other financial institutions; dealers or brokers in stocks and securities or currencies; traders in securities that elect to apply a mark-to-market method of accounting; insurance companies; tax-exempt entities; entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein); subchapter S corporations (and investors therein); retirement plans, individual retirement accounts or other tax-deferred accounts; real estate investment trusts; regulated investment companies; mutual funds; controlled foreign corporations; passive foreign investment companies; certain former citizens or former long-term residents of the United States; U.S. Holders having a functional currency other than the U.S. dollar; holders who hold shares of Public Shares as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction; holders who own (or are deemed to own) 5% or more of the outstanding stock of TSIA; and holders who acquired (or will acquire) their Public Shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan).

This section does not address any tax consequences for holders of Founder Shares.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Public Shares, the tax treatment of a partner (or person treated as a partner) in such partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Public Shares and the partners (and persons treated as partners) in a partnership holding Public Shares should consult their tax advisors regarding the tax consequences to them of a redemption of Public Shares, as applicable.

ALL HOLDERS OF PUBLIC SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF A REDEMPTION OF PUBLIC SHARES INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

Tax Consequences for U.S. Holders

The section below applies to you if you are a “U.S. Holder” (as defined above) of Public Shares that exercises the redemption rights described above under “TSIA’s Special Meeting of Stockholders—Redemption Rights” with respect to your Public Shares.

Treatment of Redemption

The treatment of a redemption of your Public Shares for U.S. federal income tax purposes will depend on whether the redemption of your shares qualifies as a sale of the Public Shares under Section 302 of the Code. If the redemption qualifies as a sale of the Public Shares, you will recognize gain or loss as described below under “—Gain or Loss on Redemptions Treated as a Sale of Public Shares.” If the redemption does not qualify as a sale of Public Shares, you will be treated as receiving a corporate distribution subject to tax as described below under “—Taxation of Redemptions Treated as Distributions.” Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of TSIA common stock treated as held by you (including shares constructively held by you, including as a result of owning TSIA warrants) relative to all of the shares of TSIA common stock outstanding both before and after the redemption. The redemption of Public Shares generally will be treated as a sale of the Public Shares (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of your interest in TSIA, (ii) is “not essentially equivalent to a dividend” with respect to you or (iii) is a “substantially disproportionate redemption” with respect to you. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, you must take into account not only Public Shares actually owned by you, but also any shares of TSIA common stock that are constructively owned by you. You may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which you have an interest or that have an interest in you, as well as any shares you have a right to acquire by exercise of an option (such as TSIA publicly traded warrants). The application of these rules generally takes into account transactions that occur contemporaneously with the redemption, including any issuances of TSIA common stock made in connection with the Business Combination. There will be a complete termination of your interest if either (i) all of the shares of TSIA common stock actually and constructively owned by you are redeemed or (ii) all of the shares of TSIA common stock actually owned by you are redeemed and you are eligible to waive, and do waive, the attribution of shares owned by certain family members and you do not constructively own any other shares. The redemption of Public Shares will not be essentially equivalent to a dividend if your redemption results in a “meaningful reduction” of your proportionate interest in TSIA. Whether the redemption will result in a meaningful reduction in your proportionate interest in TSIA will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over its corporate affairs may constitute such a “meaningful reduction.” In order to meet the “substantially disproportionate” test, the percentage of outstanding TSIA voting stock actually and constructively owned by you immediately following the redemption of the Public Shares must, among other requirements, be less than 80% of the percentage of the outstanding TSIA voting stock actually and constructively owned by you immediately before the redemption. You are urged to consult with your tax advisor as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption proceeds will be treated as a corporate distribution and the tax effects will be as described under “—Taxation of Redemptions Treated as Distributions” below. After the application of those rules, any remaining tax basis you have in the redeemed Public Shares will be added to your adjusted tax basis in your remaining Public Shares, or, if you have none, to your adjusted tax basis in TSIA publicly traded warrants held by you or possibly in other shares constructively owned by you.

Taxation of Redemptions Treated as Distributions

If the redemption of your Public Shares does not qualify as a sale or exchange of Public Shares, you will be treated as receiving a distribution from TSIA. You generally will be required to include in gross income as dividends the amount of proceeds received in connection with such a redemption to the extent the distribution is paid out of TSIA’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such earnings and profits generally will treated as a return of capital that will be applied against and reduce your basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described below under “—Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares.”

If you are a corporate U.S. Holder, dividends paid by TSIA to you generally will be eligible for the dividends-received deduction allowed to domestic corporations in respect of dividends received from other domestic corporations so long as you satisfy the holding period requirement for the dividends-received deduction. If you are a non-corporate U.S. Holder, under tax laws currently in effect, dividends generally will be taxed at the lower applicable long-term capital gains rate (see “—Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares” below) so long as you satisfy the holding period requirement for such qualified dividend income. It is unclear whether the redemption rights with respect to the Public Shares described in this proxy statement may prevent a U.S. Holder of such Public Shares from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares

If a redemption of your Public Shares qualifies as a sale or exchange of Public Shares, you generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in the redemption and (ii) your adjusted tax basis in the Public Shares so redeemed.

Any such capital gain or loss generally will be long-term capital gain or loss if your holding period for the Public Shares so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the public shares may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible for taxation at reduced rates. The deductibility of capital losses is subject to limitations.

Tax Consequences for Non-U.S. Holders

The section below applies to you if you are a “Non-U.S. Holder” (as defined above) of Public Shares that exercises the redemption rights described above under “TSIA’s Special Meeting of Stockholders—Redemption Rights” with respect to your Public Shares.

Treatment of Redemption

If you are a Non-U.S. Holder, the characterization for U.S. federal income tax purposes of the redemption of your Public Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Public Shares, as described above under “Tax Consequences for U.S. Holders—Treatment of Redemption.”

Non-U.S. Holders considering exercising their redemption rights are urged to consult their tax advisors as to whether the redemption of their Public Shares will be treated as a distribution, or as a sale or exchange, under the Code.

Taxation of Redemptions Treated as Distributions

If the redemption of your Public Shares does not qualify as a sale or exchange of Public Shares, you will be treated as receiving a distribution from TSIA, which distribution will be treated as a dividend to the extent the distribution is paid out of TSIA’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The gross amount of such dividends will generally be subject to a withholding tax at a rate of 30% unless you are eligible for a reduced rate of withholding under an applicable income tax treaty and provide proper certification of your eligibility for such reduced rate. Dividends that are effectively connected with the conduct by you of a trade or business in the United States (and are attributable to a U.S. permanent establishment if an applicable treaty so requires) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, if you are a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Distributions in excess of such earnings and profits generally will be treated as a return of capital that will be applied against and reduce your basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described under “—Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares” below.

Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares

If the redemption of your Public Shares qualifies as a sale or exchange of such shares, you generally will not be subject to U.S. federal income tax on any gain recognized on such redemption unless:

•

such gain is effectively connected with the conduct by you of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that you maintain in the United States), in which case you generally will be subject to U.S. federal income tax on such gain at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, if you are a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate;

•

you are an individual who is present in the United States for 183 days or more in the taxable year of the redemption and certain other conditions are met, in which case you will be subject to a 30% tax on your net capital gain for the year; or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the redemption or the period during which you held Public Shares, and, in the case where our common stock is traded on an established securities market, you have owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period or your holding period for our Public Shares. We do not believe that we are or have been a U.S. real property holding corporation.

Because it may not be certain at the time your Public Shares are redeemed whether such redemption will be treated as a sale or a corporate distribution, and because such determination will depend in part on your particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) you are treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to you in redemption of your Public Shares, unless (i) the applicable withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) you are able to certify that you meet the requirements of such exemption (e.g., because you are not treated as receiving a dividend under the Section 302 tests described above). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to you, you generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. You should consult your own tax advisors regarding the application of the foregoing rules in light of your particular facts and circumstances and any applicable procedures or certification requirements.

All holders of Public Shares are urged to consult their tax advisors with respect to the tax consequences of a redemption of Public Shares in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws), and any state, local, foreign or other tax laws.

Information Reporting and Backup Withholding

Proceeds received in connection with the redemption of Public Shares may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rule may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

NOTHING IN THE FOREGOING IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE. THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT TO HOLDERS OF PUBLIC SHARES. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF A REDEMPTION OF PUBLIC SHARES AND ANY OTHER TRANSACTIONS CONSUMMATED IN CONNECTION THEREWITH AND THE OWNERSHIP AND DISPOSITION OF TSIA CAPITAL STOCK IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

COMPARISON OF STOCKHOLDERS’ RIGHTS

General

Latch is incorporated under the laws of the State of Delaware and the rights of Latch stockholders are governed by the laws of the State of Delaware, including the DGCL, Latch’s charter and Latch’s bylaws. As a result of the Business Combination, Latch stockholders who receive shares of Post-Combination Company common stock will become Post-Combination Company stockholders. The Post-Combination Company is incorporated under the laws of the State of Delaware and the rights of Post-Combination Company stockholders are governed by the laws of the State of Delaware, including the DGCL, the Proposed Charter and the Post-Combination Company’s bylaws. Thus, following the Business Combination, the rights of Latch stockholders who become Post-Combination Company stockholders in the Business Combination will continue to be governed by Delaware law but will no longer be governed by Latch’s charter and Latch’s bylaws and instead will be governed by the Proposed Charter and the Post-Combination Company’s bylaws.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of Latch stockholders under Latch’s charter and Latch’s bylaws (left column), and the rights of Post-Combination Company stockholders under the forms of the Proposed Charter and the Post-Combination Company’s bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of Latch’s charter and Latch’s bylaws, and forms of the Proposed Charter, which is attached to this proxy statement/prospectus as Annex B, and the Post-Combination Company’s bylaws, which is attached to this proxy statement/prospectus as Annex C, as well as the relevant provisions of the DGCL.

COMPARISON OF STOCKHOLDERS’ RIGHTS

Latch	Post-Combination Company

Authorized Capital Stock

Latch common stock. Latch is currently authorized to issue 113,000,000 shares of common stock, par value $0.00001 per share. As of April 20, 2021 there were 15,156,722 shares of Latch common stock outstanding.

Latch preferred stock. Latch is currently authorized to issue 71,204,457 shares of preferred stock, par value $0.00001 per share; of such authorized and unissued shares of preferred stock, Latch created (i) a series of preferred stock designated as Seed Round Preferred Stock and is currently authorized to issue 7,970,996 shares of such Seed Round Preferred Stock, (ii) a series of preferred stock designated as Series A Preferred Stock and is currently authorized to issue 15,230,564 shares of such Series A Preferred Stock, (iii) a series of preferred stock designated as Series A-1 Preferred Stock and is currently authorized to issue 8,463,568 shares of such Series A-1 Preferred Stock, (iv) a series of preferred stock designated as Series B Preferred Stock and is currently authorized to issue 18,736,534 shares of such Series B Preferred Stock, (v) a series of preferred stock designated as Series B-1 Preferred Stock and is currently authorized to issue 18,112,473 shares of such Series B-1 Preferred Stock, and (vi) a series of preferred stock designated as Series B-2 Preferred Stock and is currently authorized to issue 2,690,322 shares of such Series B-2 Preferred Stock. As of April 20, 2021, there were 71,069,463 shares of Latch preferred stock outstanding. In addition, Latch had 281,947 Common Stock Warrants outstanding, 557,800 options outstanding under its 2014 Stock Incentive Plan out of 2,989,033 authorized to be issued and 18,189,725 options outstanding under its 2016 Stock Incentive Plan out of 25,412,947 authorized to be issued.

Post-Combination Company common stock. The Post-Combination Company will be authorized to issue 1,100,000,000 shares of capital stock, consisting of (i) 1,000,000,000 shares of common stock, par value $0.0001 per share, and (ii) 100,000,000 shares of preferred stock, par value $0.0001 per share. We expect there will be 155,762,000 shares of the Post-Combination Company’s common stock issued and outstanding following consummation of the Business Combination (not including 738,000 shares of the Post-Combination Company’s common stock which are subject to vesting requirements pursuant to the Sponsor Agreement.

Post-Combination Company preferred stock. Following consummation of the Business Combination, the Post-Combination Company is not expected to have any preferred stock outstanding.

Conversion

There are no conversion rights relating to shares of Latch common stock.

At any time, each holder of Latch preferred stock shall have the right, at such holder’s option and by delivery of written notice to Latch, to convert any or all of such holder’s shares of preferred stock into shares of common stock at the then effective conversion rate. Each share of Latch preferred stock is currently convertible, at the option of the holder thereof, into such number of fully paid and non-assessable shares of

There are no conversion rights relating to the Post-Combination Company common stock.

The Post-Combination Company board of directors is authorized to issue preferred stock that is convertible into, or exchangeable for, shares of any other class or series of stock of the Post-Combination Company at any price or rate of exchange and with such adjustments as may be stated in the resolutions of the board establishing such class or series of preferred stock.

Latch	Post-Combination Company

common stock as is determined by dividing the applicable Original Issue Price (as defined in Latch’s Certificate of Incorporation) for such series of preferred stock by the applicable Conversion Price for such series in effect at the time of conversion. The “Conversion Price” shall be equal to the Original Issue Price applicable to such series.

In the event of (i) a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Latch’s common stock for an aggregate public offering price of not less than $150,000,000, or (ii) the vote or written consent of a (A) majority of the voting power of the preferred stock (voting together as a single class) and (B) a majority of the voting power of the holders of Series A Preferred Stock then outstanding (voting together as a separate class), holders of Series A-1 Preferred Stock then outstanding (voting together as a separate class), holders of Series B Preferred Stock then outstanding (voting together as a separate class), holders of Series B-1 Preferred Stock and Series B-2 Preferred Stock then outstanding (voting together as a single class), each share of preferred stock then outstanding will automatically convert, without any action on the part of any holder thereof, into shares of common stock at the then effective conversion rate.

Number and Qualification of Directors

Subject to the rights of holders of any series of preferred stock to elect directors, the Latch board of directors shall be determined from time to time by the stockholders or the board of directors. Directors need not be stockholders.

Pursuant to the Latch voting agreement, the board of directors shall be composed of nine directors.

Subject to the rights of holders of any series of preferred stock to elect directors, the number of directors that constitutes the Post-Combination Company board of directors shall be determined from time to time by the board of directors. Directors need not be stockholders.

Structure of Board; Election of Directors

The composition of the Latch board of directors is set forth in the Latch voting agreement. Each party to the Latch voting agreement agrees to vote in a manner as may be necessary to elect (and maintain in office) as members of the Latch board of directors the following individuals:

•  Three designees chosen by holders of a majority of the outstanding shares of Latch common stock

Following the Business Combination, holders of the common stock shall have the exclusive right to vote for the election of directors, at any annual or special meeting of the stockholders of the Post-Combination Company.

Post-Combination Company stockholders shall elect directors, each of whom shall hold office for an initial term ending in either 2022, 2023 or 2024, and

Latch	Post-Combination Company

•  The chief executive officer of Latch, as a fourth common stock designee

•  One designee of Lux Ventures IV, L.P. as the Series A Preferred Stock nominee, so long as it owns at least 25% of the common stock issued or issuable upon conversion of the Series A Preferred Stock

•  One designee of RRE Ventures VII, LP as the Series A-1 Preferred Stock nominee, so long as it owns at least 25% of the common stock issued or issuable upon conversion of the Series A-1 Preferred Stock

•  One designee of BVentures LeverCo S-B, LLC as the Series B Preferred Stock nominee, so long as it owns at least 25% of the common stock issued or issuable upon conversion of the Series B Preferred Stock

•  One designee of Avenir Latch Investors, LLC as the Series B-1 Preferred Stock and Series B-2 Preferred Stock nominee, so long as it owns at least 25% of the common stock issued or issuable upon conversion of the Series B-1 Preferred Stock

•  One designee holders by holders of a majority of the outstanding shares of Latch common stock and preferred stock voting together and approved by a majority of the other then-serving board members, as the Independent Director

The stockholders shall elect directors each of whom shall hold office for a term of one year or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. At all meetings of stockholders for the election of directors at which a quorum is present a plurality of the votes cast shall be sufficient to elect. Subject to the rights of holders of any series of preferred stock to elect directors, any vacancy on the board of directors may be filled by the board of directors.

thereafter for a term of three years or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

At all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect directors.

Removal of Directors

Any director or the entire Latch board of directors may be removed, with or without cause, by the holders of a majority of the voting power of outstanding shares of capital stock entitled to vote at an election of directors, except that the directors elected by the holders of a particular class or series of stock may be removed only	Subject to the rights of holders of any series of preferred stock to elect directors, any director may be removed at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the issued and outstanding shares of capital stock of the Post-Combination

Latch	Post-Combination Company
by vote of the holders of a majority of the outstanding shares of such class or series.	Company entitled to vote in the election of directors, voting together as a single class.

Voting

Each share of common stock is entitled to one vote on all matter submitted to a vote of stockholders, except in the case of certain approvals which only require the vote of the holders of preferred stock.

The holders of preferred stock shall be entitled to vote with the holders of common stock on all matters submitted for a vote of the holders of common stock. Each share of preferred stock is entitled to a number of votes equal to the number of shares of common stock into which each such share of preferred stock is then convertible, as calculated at the then effective conversion rate at the time of the related record date. Each share of preferred stock is currently convertible at the option of the holder thereof, into such number of fully paid and nonassessable shares of common stock as is determined by dividing the applicable Original Issue Price for such series of preferred stock by the applicable Conversion Price for such series in effect at the time of conversion. The “Conversion Price” shall be equal to the Original Issue Price applicable to such series.

Except for the election of directors, any matter presented to the stockholders at a meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast by the holders of all shares of stock of Latch which are present in person or by proxy and voting affirmatively or negatively thereon.

Latch may not, at any time when greater than 9,349,365 shares of preferred stock remain outstanding, without first obtaining the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of preferred stock, take any of the following actions: (a) effect any Liquidation Event (as defined in Latch’s Certificate of Incorporation); (b) acquire another company or business, unless otherwise approved by the board including a majority of the then-serving directors appointed by preferred stockholders; (c) increase or decrease the total number of authorized shares of common stock or preferred stock; (d) declare or pay any dividends on or declare or make any other distribution on account of any shares of preferred stock or common stock; (e) change the authorized number of directors of Latch; (f) authorize or issue, or obligate itself to issue,

Each share of Post-Combination Company

common stock is entitled to one vote on each matter submitted to a vote of stockholders and shall be entitled to one (1) vote for each share of common stock held of record by such holder as of the record date. Except as otherwise provided by law, holders of common stock shall not be entitled to vote on any amendment to the Proposed Charter that relates solely to the rights, powers, preferences or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Proposed Charter or pursuant to the DGCL.

Latch	Post-Combination Company

any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with any preferred stock with respect to dividends, liquidation or redemption, other than the issuance of any authorized but unissued shares of preferred stock designated in Latch’s certificate of incorporation (including any security convertible into or exercisable for such shares of preferred stock); (g) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any shares of preferred stock or common stock; provided, however, that this restriction shall not apply to the repurchase of shares of common stock from employees, officers, directors, consultants or other persons performing services for Latch or any subsidiary at the lower of the original purchase price or the then-current fair market value thereof pursuant to agreements under which Latch has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to the exercise of a right of first refusal which is approved by the board, including a majority of the then-serving directors appointed by preferred stockholders; (h) terminate any key employee or founder, unless approved by the board, including a majority of the then-serving directors appointed by preferred stockholders; (i) adopt any new, or increase the number of shares of common stock reserved for issuance under any existing, equity incentive plan, unless approved by the board, including a majority of the then-serving directors appointed by preferred stockholders; (j) create, invest in or hold equity in any non-wholly owned subsidiary, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of Latch, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary, unless approved by the board, including a majority of the then-serving directors appointed by preferred stockholders; (k) incur or refinance any indebtedness for borrower money unless approved by the board, including a majority of the then-serving directors appointed by preferred stockholders; or (l) amend, alter or repeal any provision of Latch’s certificate of incorporation or bylaws in a manner that adversely affects the powers, preferences or rights of any series of preferred stock.

Latch may not, without first obtaining the written consent or affirmative vote of the holders of at least a

Latch	Post-Combination Company
majority of the then outstanding shares of a particular series of preferred stock, (a) amend, alter or repeal any provision of Latch’s certificate of incorporation or bylaws in a manner that adversely affects the powers, preferences or rights of such series of preferred stock in a manner different than each other series of preferred stock; or (b) increase the total number of authorized shares of such series of preferred stock.

Supermajority Voting Provisions

Not applicable.

Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, the board of directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting entitled to vote at an election of directors, voting together as a single class.

The adoption, amendment or repeal of the Post-Combination Company’s bylaws of by the stockholders shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock entitled to vote generally in an election of directors, voting together as a single class.

The following provisions in the Proposed Charter may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock entitled to vote thereon, voting together as a single class: Part B of Article IV, Article V, Article VI, Article VII, Article VIII, Article IX, and Article X.

Cumulating Voting

Delaware law allows for cumulative voting only if provided for in Latch’s charter; however, Latch’s charter does not authorize cumulative voting.	Delaware law allows for cumulative voting only if provided for in the Proposed Charter; however, the Proposed Charter does not authorize cumulative voting.

Vacancies on the Board of Directors

Pursuant to the Latch voting agreement, any vacancy created by the resignation, removal or death of a director	Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect

Latch	Post-Combination Company

elected pursuant to the voting agreement above shall be filled pursuant to the same election provisions.

Except as provided above, by law or by Latch’s charter, any newly created directorship or any vacancy occurring in the Latch board of directors for any cause may be filled by a majority of the remaining members of the board of directors, even if such majority is less than a quorum, or by a plurality of the votes cast at a meeting of stockholders, and each director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor is elected and qualified.

directors, except as otherwise provided by law, any vacancies on the board of directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of preferred stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

Special Meeting of the Board of Directors

Special meetings of the board of directors may be called by the Chairman of the board of directors, the President or, two or more members of the board of directors or a single member of the board of directors (in the event there is only a single director in office).	The Post-Combination Company’s bylaws provide that special meetings of the Post-Combination Company board of directors may be called by the chairperson of the Post-Combination Company board of directors, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the board of directors.

Amendment to Certificate of Incorporation

Under Delaware law, an amendment to a charter generally requires the approval of Latch’s board of directors and a majority of the combined voting power of the then outstanding shares of voting stock, voting together as a single class. In addition, in accordance with Latch’s charter, (i) a majority of the voting power of the preferred stock shall be required for any amendment of Latch’s charter, (ii) a majority of the Series A-1 Preferred Stock shall be required for amendments that alter or change the powers, preferences, or special rights of the shares of Series A-1 Preferred Stock so as to affect them adversely, and (iii) a majority of the Series B-1 Preferred Stock and Series B-2 Preferred Stock, voting together as a single class on an as-converted basis, shall be required to alter or change the powers, preferences, or special rights of the shares of the Series B-1 Preferred Stock or Series B-2 Preferred Stock so as to affect them adversely or to increase the authorized number of, or issue any shares	The Proposed Charter provides that the following provisions in Proposed Charter may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in voting power all the then outstanding shares of Post-Combination Company’s stock entitled to vote thereon, voting together as a single class: (i) Article IV of the Proposed Charter relating to the Post-Combination Company’s preferred stock; (ii) Article V of the Proposed Charter relating to the board of directors; (iii) Article VI of the Proposed Charter relating to relating to stockholder actions by written consent and annual and special stockholder meetings; (iv) Article VII of the Proposed Charter relating to limitation of director liability; (v) Article VIII of the Proposed Charter relating to indemnification; (vi) Article IX of the Proposed Charter relating to forum selection and (vii) Article X of the Proposed Charter relating to the amendment of the Proposed Charter.

Latch	Post-Combination Company
of, Series B-1 Preferred Stock or Series B-2 Preferred Stock.

For any other amendment, the Proposed Charter applies Delaware law, which allows an amendment to a charter generally with the affirmative vote of a majority of the outstanding shares of voting stock entitled to vote thereon, voting together as a single class.

Amendment of Bylaws

By the Board of Directors. Latch’s board of directors, acting by majority vote, is expressly authorized to make, alter, amend or repeal Latch’s bylaws.

By the Stockholders. The capital stockholders, acting by majority vote, is expressly authorized to make, alter, amend or repeal Latch’s bylaws.

The Proposed Charter provides that the board of directors is expressly authorized to adopt, amend or repeal the Post-Combination Company’s bylaws. In addition, the Post-Combination Company stockholders are expressly authorized to adopt, amend or repeal any bylaw with the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power all the then outstanding shares of Post-Combination Company’s stock entitled to vote in an election of directors, voting together as a single class.

Quorum

Board of Directors. At all meetings of the Latch board of directors, a majority of the directors will constitute a quorum.

Stockholders. The presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at the meeting will constitute a quorum at any meeting of stockholders, provided, however, that where a separate vote by a class or classes or series of capital stock is required, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the corporation issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the board of directors in its sole discretion, or represented by proxy shall constitute a quorum entitled to take action with respect to the vote on such matter.

Board of Directors. At all meetings of Post-Combination Company’s board of directors, a majority of the directors will constitute a quorum for the transaction of business.

Stockholders. The holders of record of a majority of the voting power of the Post-Combination Company’s capital stock issued and outstanding and entitled to vote, present in person or by remote communication, if applicable, or represented by proxy, constitute a quorum at all meetings of Post-Combination Company stockholders for the transaction of business.

Stockholder Action by Written Consent

Any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or	Except with respect to the rights of any preferred stock provide in a certificate of designation from time to time, the Proposed Charter provides that any action required or permitted to be taken by the stockholders of the Post-Combination Company must be effected at any annual or special meeting of

Latch	Post-Combination Company
take action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Secretary of Latch.	stockholders may not be taken by written consent in lieu of a meeting.

Special Stockholder Meetings

A special meeting of Latch’s stockholders may be called at any time by the chairman of the board of directors, the board of directors, or the president, or the holders of record of not less than 51% of all shares entitled to cast votes at the meeting, for the purposes prescribed in the notice and at a place, date and time fixed by the board of directors. Business transacted at any special meeting of stockholders shall be confined to the purposes stated in the notice.	The Proposed Charter provides that special meetings of stockholders for any purpose or purposes may be called at any time only by or at the direction of the board of directors, the chairperson of the board of directors, the chief executive officer or the president.

Notice of Stockholder Meetings

Notice stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in case of a special meeting, the purpose or purposes for which the meeting is called. The written notice of any meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.	Written notice stating the place, if any, date and time of each meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be mailed to or transmitted electronically to each stockholder of record entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting. Unless otherwise provided by law, the charter or the bylaws, notice shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Stockholder Proposals (Other than Nomination of Persons for Election as Directors)

Any proper business, including the election of directors, may be transacted at the annual meeting of stockholders. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.	No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in Post-Combination Company’s notice of meeting (or any supplement thereto) delivered pursuant to the Post-Combination Company’s bylaws, (ii) properly brought before the annual meeting by or at the direction of the board of directors or the chairman of the board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Post-Combination

Latch	Post-Combination Company

Company who is entitled to vote at the meeting, who complies with the notice procedures set forth in the Post-Combination Company’s bylaws and who is a stockholder of record at the time such notice is delivered to the Secretary of the Post-Combination Company.

The stockholder must (i) give timely notice thereof in proper written form to the Secretary of the Post-Combination Company, and (ii) provide any updates or supplements to such notice at the times and in the forms required by the Proposed Bylaws. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Post-Combination Company not less than ninety (90) or more than one-hundred twenty (120) days before the meeting. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the Post-Combination Company’s bylaws.

Stockholder Nominations of Persons for Election as Directors

Nominations of persons for election to the Latch board of directors at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in Latch’s notice of such special meeting, may be made (i) as provided by or at the direction of the board of directors or (ii) by any stockholder of Latch (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in Latch’s bylaws.

Nominations of persons for election to the Post-Combination Company board of directors may be made at an annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in Post-Combination Company’s notice of such special meeting, (i) by or at the direction of the Post-Combination Company board of directors or (ii) by any stockholder of the Post-Combination Company who is entitled to vote at the meeting, who complies with the notice procedures set forth in the bylaws and who is a stockholder of record at the time such notice is delivered to the Secretary of the Post-Combination Company.

For a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Post-Combination Company (i) in the case of an annual meeting, not later than the close of business not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting

Latch	Post-Combination Company
or, if the number of directors to be elected to the board of directors is increased and the first public announcement naming all of the nominees for directors or specifying the size of the increased board of directors is less than 90 days prior to the meeting, the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by Post-Combination Company. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the Post-Combination Company’s bylaws.

Limitation of Liability of Directors and Officers

To the fullest extent permitted by the DGCL, a director of Latch shall not be personally liable to Latch or its stockholders for monetary damages for breach of fiduciary duty owed to Latch and its stockholders. If the DGCL or any other law of the state of Delaware is amended after approval by the stockholders to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

The amendment, repeal or modification of this provision in Latch’s charter shall not eliminate, reduce or adversely affect any right or protection of or increase the liability of a director of Latch in respect to any act or omission occurring prior to the time of such amendment, repeal or modification.

No director of the Post-Combination Company shall be personally liable to the Post-Combination Company or its stockholders for monetary damages for breach of fiduciary duty owed to the Post-Combination Company and its stockholders, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended.

Neither the amendment, repeal or modification of this provision in the Proposed Charter, nor to the fullest extent permitted by the DGCL, any modification of law, shall adversely affect any right or protection of a director of the Post-Combination Company with respect to any act or omission occurring prior to such amendment, repeal or modification. If the DGCL is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting personal liability of directors, then the liability of directors of the Post-Combination Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Indemnification of Directors, Officers, Employees and Agents

Latch will indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person for any	The Post-Combination Company will indemnify and hold harmless, to the fullest extent permitted by the

Latch	Post-Combination Company

proceeding by reason of the fact that such person is or was a director or officer of Latch or, while a director or officer, is or was serving at the request of Latch as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise if such proceeding or part thereof was authorized by Latch’s board of directors or Latch.

The right to indemnification covers all expenses, liability and loss reasonably incurred or suffered by such person in connection with any such proceeding, provided, however that an advancement of expenses will be made only upon delivery to Latch of an understanding, by or on behalf of the indemnitee to repay all amounts so advanced if it should be determined that the indemnitee is not entitled to be indemnified for the expenses.

Such rights will continue as to an indemnitee who has ceased to be a director, officer, employee or agent and will inure to the benefit of the indemnitee’s heirs, executors and administrators, provided, however, that Latch shall indemnify such person only if (a) such indemnification is expressly required to be made by law, (b) the proceeding (or part thereof) was authorized by the Latch board of directors, (c) such indemnification is provided by Latch, pursuant to the powers vested in Latch under the DGCL, or (d) the proceeding (or part thereof) is brought to establish or enforce a right to indemnification or advancement under an indemnity agreement or any other statute or law or otherwise as required under Section 145 of the DGCL.

Notwithstanding the foregoing, except for proceedings to enforce rights to indemnification and advancement of expenses, Latch shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by Latch’s board.

Any amendment, repeal or modification of the indemnification provision in the Latch charter shall not (a) adversely affect any right or protection of a director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification, or (b) increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

DGCL, any person for any proceeding by reason of the fact that such person is or was a director or officer of the Post-Combination Company or, while a director or officer, is or was serving at the request of the Post-Combination Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise if such proceeding or part thereof was authorized by the Post-Combination Company’s board of directors or the Post-Combination Company, provided, however, that this amount shall be reduced by any amount that such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

The Post-Combination Company has the power to indemnify and hold harmless, to the fullest extent permitted by applicable law, any employee or agent of the Post-Combination Company who was or is made a party or is otherwise involved in a proceeding by reason of the fact that he or she, or a person whom the employee or agent was made a legal representative, is or was an employee or agent of the Post-Combination Company or is or was serving at the request of the Post-Combination Company as a director, officer, employee or agent against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such proceeding.

The right to indemnification covers all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such person in connection with any such proceeding, provided, however, that any payment or pre-payment of expenses paid shall be made only upon receipt of an undertaking by the indemnitee to repay all amounts advanced if it should be determined that the indemnitee is not entitled to be indemnified for the expenses.

Such rights will continue as to an indemnitee who has ceased to be a director, officer, employee or agent and will inure to the benefit of the estate, his or her heirs, executors, administrators, legatees and distributees.

Latch	Post-Combination Company

Dividends, Distributions and Stock Repurchases

Latch may not declare, pay or set aside any dividends on any shares of any other class or series of capital stock (other than dividends on shares of common stock payable in shares of Common Stock) unless the holders of the Preferred Stock (including Seed Round Preferred Stock, Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series B-2 Preferred Stock) then outstanding shall first receive a dividend on each outstanding share of such preferred stock, as set forth in the Latch charter. The holders of outstanding preferred stock may waive any dividend preference that all such holders shall be entitled to receive, upon the affirmative vote or written consent of the holders of a majority of the outstanding shares of preferred stock (voting together as a single class and not as a separate series, and on an as-converted to common stock basis).

Following dividend payments to the holders of preferred stock, any additional dividends or distributions, in the same calendar year, shall be distributed among all the holders of common stock and preferred stock in proportion to the number of shares of common stock that would be held by each such holder if all shares of preferred stock were converted into common stock at the then effective conversion rate.

Subject to applicable law and the rights and preferences of the holders of any outstanding series of the Post-Combination Company preferred stock, and to the other provisions of the Proposed Charter, the holders of common stock shall be entitled to the payment of dividends on the common stock in cash, in property or in shares of the Post-Combination Company’s capital stock, when, as and if declared by the Post-Combination Company board of directors.

The Board may set apart out of any of the funds of the Post-Combination Company available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

Liquidation

Upon any liquidation, dissolution, winding up, merger or consolidation of Latch or one of its subsidiaries, after satisfaction of all liabilities and obligations to creditors of Latch and before any distribution or payment is made (i) pursuant to the Brookfield Side Letter and (ii) to the holders of Latch common stock, each holder of Latch preferred stock shall be entitled to receive, out of the assets of Latch or proceeds thereof, the greater of (i) the original issue price per share plus any dividends declared but unpaid thereon (plus, with respect to a share of Seed Round Preferred Stock only, the applicable Accrued Seed Dividend Amount (as defined in Latch’s Certificate of Incorporation)) or (ii) the amount of cash and the fair market value of any securities or other property that the holder would have received in respect of each share of preferred stock held by such holder if such holder had, immediately prior to such liquidation, converted its shares of Latch preferred stock into shares of Latch common stock pursuant to	The Proposed Charter of the Post-Combination Company provides that, subject to the rights and preferences of any holders of any shares of any outstanding series of preferred stock, in the event of any liquidation, dissolution or winding up of the Post-Combination Company, whether voluntary or involuntary, the remaining funds and assets of the Post-Combination Company that may be legally distributed to the Post-Combination Company’s stockholders shall be distributed among the holders of the then outstanding common stock pro rata in accordance with the number of shares of common stock held by each such holder.

Latch	Post-Combination Company
Latch’s charter. If, upon the occurrence of a liquidation event, the proceeds shall be insufficient to pay the holders of preferred stock in full, the holders of such shares will share ratably in any distribution of proceeds, in proportion to the number of preferred shares held. After such distributions and payments made to the holders of Latch preferred stock and before any distributions and payments made to holders of Latch common stock, Bventures Leverco S-B, LLC (“Brookfield”) shall be entitled to receive the baseline liquidation bonus as defined in that certain Side Letter Agreement by and between Latch and Brookfield, on or about May 17, 2019 (the “Brookfield Side Letter”). After such distributions and payments have been made to holders of Latch preferred stock and pursuant to the Brookfield Side Letter, if proceeds remain, each holder of Latch common stock shall be entitled to receive their pro rata portion of the remainder of the assets of Latch or proceeds thereof available for distribution.

Stockholder Rights Plan

While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law.

Latch does not have a stockholder rights plan currently in effect, but under the DGCL, Latch’s board of directors could adopt such a plan without stockholder approval.

While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law.

The Post-Combination Company does not have a stockholder rights plan currently in effect, but under the DGCL, the Post-Combination Company’s board of directors could adopt such a plan without stockholder approval.

Preemptive Rights

In the event Latch shall at any time after the original stock issue date issue additional shares of common stock, without consideration or for a consideration per share less than the conversion price applicable to a series of preferred stock in effect immediately prior to such issue, then the conversion price for such series of preferred stock shall be reduced, concurrently with such issue.

If Latch shall at any time or from time to time after the original issue date effect a subdivision of the outstanding common stock, the conversion price for each series of preferred stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of common stock issuable on conversion of each share of each series shall

There are no specific preemptive rights relating to shares of the Post-Combination Company’s common stock, but authority is expressly granted to the Post-Combination Company board of directors to grant dividend rights, conversion rights, redemption privileges, liquidation preferences or change series rank (to make superior, equal, or junior) to holders of preferred stock, upon issuance of capital stock.

Latch	Post-Combination Company

be increased in proportion to such increase in the aggregate number of shares of common stock outstanding. If Latch shall at any time or from time to time after the original issue date combine the outstanding shares of common stock, the conversion price for each series of preferred stock in effect immediately before the combination shall be proportionately increased so that the number of shares of common stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of common stock outstanding.

If Latch shall at any time or from time to time after the original issue date make or issue, or fix a record date for the determination of holders of common stock entitled to receive, a dividend or other distribution payable on the common stock in additional shares of common stock, then and in each such event the conversion price for each series of preferred stock in effect immediately before such event shall be decreased as of the time of the issuance.

If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving Latch in which the common stock (but not the preferred stock) is converted into or exchanged for securities, cash or other property, then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of preferred stock shall thereafter be convertible in lieu of the common stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of common stock of Latch issuable upon conversion of one share of preferred stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger, would have been entitled to receive pursuant to such transaction; and appropriate adjustment shall be made with respect to the rights and interests thereafter of the holders of the preferred stock.

Duties of Directors

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing Latch’s affairs to use that level of care which ordinarily	Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing the Post-Combination Company’s affairs to

Latch	Post-Combination Company

careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.

Latch’s board of directors may exercise all such powers of Latch and do all such lawful acts and things as are not by statute or Latch’s charter or bylaws directed or required to be exercised or done solely by the stockholders.

use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.

The Post-Combination Company’s board of directors may exercise all such powers of the Post-Combination Company and do all such lawful acts and things as are not by statute or the Post-Combination Company’s charter or bylaws directed or required to be exercised or done solely by the stockholders.

Inspection of Books and Records; Stockholder Lists

Inspection: Under Section 220 of the DGCL, any stockholder, in person or by attorney or other agent, has, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from Latch’s stock ledger, a list of its stockholders and its other books and records.

Voting List: Latch will prepare, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting. The list will reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order for each class of stock and showing the mailing address of each stockholder and the number of shares registered in the name of each stockholder. Latch will not be required to include electronic mail addresses or other electronic contact information on such list. The list will be open to the examination of any stockholder, for any purpose germane to the meeting at least 10 days prior to the meeting either (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is open to the examination of any such stockholder, (ii) during ordinary business hours at the principal place of business of Latch, or (iii) in any other manner provided by law. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting will be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication, the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the

Inspection. Under Section 220 of the DGCL, any stockholder, in person or by attorney or other agent, has, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from the Post-Combination Company’s stock ledger, a list of its stockholders and its other books and records.

List of Stockholders Entitled to Vote: The Post-Combination Company will prepare, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting. The list will reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order for each class of stock and showing the mailing address of each stockholder and the number of shares registered in the name of each stockholder. The Post-Combination Company will not be required to include electronic mail addresses or other electronic contact information on such list. The list will be open to the examination of any stockholder, for any purpose germane to the meeting at least 10 days prior to the meeting either (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is open to the examination of any such stockholder or (ii) during ordinary business hours at the principal executive office of the Post-Combination Company. In the event that the Post-Combination Company determines to make the list available on an electronic network, the Post-Combination Company may take reasonable steps to ensure that the information is only to stockholders of the Post-Combination Company. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting will be

Latch	Post-Combination Company
information required to access such list shall be provided with the notice of meeting.	produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication, the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

Choice of Forum

Unless Latch consents in writing to the selection of an alternative forum, Latch’s charter designates the Court of Chancery of the State of Delaware as the exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of Latch, (ii) any claim of breach of a fiduciary duty owed by any of Latch’s directors, officers or employees to Latch or its stockholders, (iii) any claim against Latch arising pursuant to any provision of Latch’s charter, bylaws or the DGCL, or (iv) any action asserting a claim against Latch its directors, officers or employees, as governed by the internal affairs doctrine.

Unless the Post-Combination Company consents in writing to the selection of an alternative forum, the Post-Combination Company’s charter designates the Court of Chancery of the State of Delaware (or in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) as the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Post-Combination Company, (ii) any claim of breach of a fiduciary duty owed by any of the Post-Combination Company’s directors, officers or employees to the Post-Combination Company or its stockholders, (iii) any claim against the Post-Combination Company arising pursuant to any provision of the Post-Combination Company’s charter, bylaws or the DGCL, or (iv) any action asserting a claim against the Post-Combination Company, its directors, officers or employees, as governed by the internal affairs doctrine.

The Proposed Charter designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

DESCRIPTION OF CAPITAL STOCK OF THE POST-COMBINATION COMPANY

As a result of the Business Combination, Latch stockholders who receive shares of Post-Combination Company common stock in the Business Combination will become Post-Combination Company stockholders. Your rights as a Post-Combination Company stockholder will be governed by Delaware law, the Proposed Charter and the Post-Combination Company’s bylaws. The following description of the material terms of the Post-Combination Company’s capital stock, including the Class A common stock to be issued in the Business Combination, reflects the anticipated state of affairs upon completion of the Business Combination. We urge you to read the applicable provisions of Delaware law and the Proposed Charter and form of the Post-Combination Company’s bylaws carefully and in their entirety because they describe your rights as a holder of shares of Post-Combination Company common stock.

In connection with the Business Combination, the Post-Combination Company will amend and restate its charter and bylaws. The following is a description of the material terms of, and is qualified in its entirety by, the Proposed Charter and the Post-Combination Company’s bylaws, each of which will be in effect upon the consummation of the Business Combination, the forms of which are attached as Annex B and Annex C to this proxy statement/prospectus, respectively.

The Post-Combination Company’s purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Upon the consummation of the Business Combination, the Post-Combination Company’s authorized capital stock will consist of 1,000,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share. No shares of preferred stock will be issued or outstanding immediately after the Business Combination. Unless the Post-Combination Company’s board of directors determines otherwise, the Post-Combination Company will issue all shares of its capital stock in uncertificated form.

Common Stock

Holders of shares of Post-Combination Company common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of common stock will not have cumulative voting rights in the election of directors.

Upon the Post-Combination Company’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any future holders of preferred stock having liquidation preferences, if any, the holders of common stock will be entitled to receive pro rata the Post-Combination Company’s remaining assets available for distribution. Holders of Post-Combination Company common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the common stock. All shares of Post-Combination Company common stock that will be outstanding at the time of the completion of the Business Combination will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of the common stock will be subject to those of the holders of any shares of Post-Combination Company preferred stock that the board of directors may authorize and issue in the future.

As of                 , 2021 TSIA had                 shares of Class A common stock and 7,500,000 shares of Class B common stock issued and outstanding and                 holders of record of common stock. After giving effect to the Business Combination, we expect the Post-Combination Company will have approximately 155,762,000 shares of common stock outstanding, consisting of (i) 100,000,000 shares issued to holders of shares of common stock of Latch, (ii) 19,000,000 shares issued pursuant to the Subscription Agreements, (iii) 30,000,000 shares held by TSIA’s public stockholders (assuming no redemptions by such public stockholders) and (iv) 6,762,000 vested shares held by the Initial Stockholders (not including 738,000 shares subject to vesting requirements pursuant to the Sponsor Agreement).

Preferred Stock

Upon the consummation of the Business Combination and pursuant to the Proposed Charter that will become effective at or the consummation of the Business Combination, the total of the Post-Combination Company authorized shares of preferred stock will be 100,000,000 shares. Upon the consummation of the Business Combination, we will have no shares of preferred stock outstanding.

Under the terms of the Proposed Charter, the Post-Combination Company’s board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. The board of directors has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing the Post-Combination Company’s board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Class A common stock.

Dividends

Declaration and payment of any dividend will be subject to the discretion of the Post-Combination Company’s board of directors. The time and amount of dividends will be dependent upon, among other things, the Post-Combination Company’s business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the Post-Combination Company’s board of directors may regard as relevant.

The Post-Combination Company currently intends to retain all available funds and any future earnings to fund the development and growth of the business, and therefore does not anticipate declaring or paying any cash dividends on Class A common stock in the foreseeable future.

Anti-Takeover Provisions

The Proposed Charter and the Post-Combination Company’s bylaws will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Post-Combination Company’s board of directors, which may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the Post-Combination Company’s board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares

The authorized but unissued shares of Post-Combination Company common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of NASDAQ. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

The Proposed Charter provides that the Post-Combination Company’s board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Post-Combination Company’s board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Post-Combination Company’s board of directors.

Stockholder Action; Special Meetings of Stockholders

The Proposed Charter will provide that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of Post-Combination Company capital stock would not be able to amend the Post-Combination Company’s bylaws or remove directors without holding a meeting of stockholders called in accordance with the Post-Combination Company’s bylaws. Further, the Proposed Charter will provide that only the chairperson of Post-Combination Company’s board of directors, a majority of the board of directors, the Chief Executive Officer of the Corporation or the President of the Corporation may call special meetings of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Post-Combination Company capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, the Post-Combination Company’s bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (a) specified in a notice of meeting given by or at the direction of the Post-Combination Company’s board of directors, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the board of directors or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) was a stockholder both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with the advance notice procedures specified in the Post-Combination Company’s bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary and (b) provide any updates or supplements to such notice at the times and in the forms required by the Post-Combination Company’s bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the Post-Combination Company’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”).

Stockholders at an annual meeting or special meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Post-Combination Company’s board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the Post-Combination

Company’s secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.

Amendment of Charter or Bylaws

Upon consummation of the Business Combination, the Post-Combination Company’s bylaws may be amended or repealed by a majority vote of the Post-Combination Company’s board of directors or by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of a majority of Post-Combination Company’s board of directors and at least sixty-six and two-thirds percent (66 2/3%) in voting power of the outstanding shares entitled to vote thereon would be required to amend certain provisions of the Proposed Charter.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Charter and Post-Combination Company’s bylaws will provide indemnification and advancement of expenses for the Post-Combination Company’s directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. The Post-Combination Company has entered into, or will enter into, indemnification agreements with each of its directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Proposed Charter and the Post-Combination Company’s bylaws will include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict the Post-Combination Company’s rights and the rights of the Post-Combination Company’s stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Transfer Restrictions

The Post-Combination Company’s bylaws will provide that Latch stockholders will be subject to certain restrictions on transfer with respect to the shares of TSIA Class A common stock issued as part of the merger consideration, including shares underlying Assumed Options (the “Lock-Up Shares”). Such restrictions begin at Closing and end on the date that is the earlier of (A) one year after the completion of the Business Combination and (B)(i) for 25% of the Lock-up Shares held by each Latch stockholder and their respective permitted transferees, the date on which the last reported sale price of Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 60 days after the Business Combination, (ii) for an additional 25% of the Lock-up Shares held by each Latch stockholder and their respective permitted transferees, the date on which the last reported sale price of Common Stock equals or exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, (iii) for an additional 25% of the Lock-up Shares held by each Latch stockholder and their respective permitted transferees, the date on which the last reported sale price of Common Stock equals or exceeds $16.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination and (iv) for an additional 25% of the Lock-up Shares held by each Latch stockholder and their respective permitted transferees, the date on which the last reported sale price of Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Post-Combination Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Post-Combination Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Post-Combination Company’s stockholders may bring an action in the company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Post-Combination Company’s shares at the time of the transaction to which the action relates.

Forum Selection

The Proposed Charter will provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of the Post-Combination Company, (ii) any claim of breach of a fiduciary duty owed by any of the Post-Combination Company’s directors, officers, stockholders or employees, (iii) any claim against the Post-Combination Company arising under its charter, bylaws or the DGCL or (iv) any claim against the Post-Combination Company governed by the internal affairs doctrine. The Proposed Charter designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A common stock is Continental Stock Transfer & Trust Company.

Trading Symbol and Market

We have been approved to list the Class A common stock on NASDAQ under the symbol “LTCH.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Person Transactions—Post-Combination Company

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, TSIA and certain stockholders of Latch and TSIA entered into the Registration Rights Agreement, pursuant to which TSIA will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Common Stock and other equity securities of TSIA that are held by the parties thereto from time to time.

Procedures with Respect to Review and Approval of Related Person Transactions

The board of directors of TSIA and Latch recognize the fact that transactions with related persons present a heightened risk of conflicts of interests (or the perception thereof). Effective upon the consummation of the Business Combination, the Post-Combination Company’s board of directors expects to adopt a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on NASDAQ. Under the policy, the Post-Combination Company’s legal department will be primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If the legal department determines that a transaction or relationship is a related person transaction requiring compliance with the policy, the Post-Combination Company’s general counsel will be required to present to the audit committee all relevant facts and circumstances relating to the related person transaction. The audit committee will be required to review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of the Post-Combination Company’s code of business conduct and ethics (which will also be put in place in connection with the Business Combination), and either approve or disapprove the related person transaction. If advance audit committee approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the audit committee, subject to ratification of the transaction by the audit committee at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then, upon such recognition, the transaction will be presented to the audit committee for ratification at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. The Post-Combination Company’s management will update the audit committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then current related person transactions. No director will be permitted to participate in approval of a related person transaction for which he or she is a related person.

Certain Relationships and Related Person Transactions—Latch

Series B Preferred Stock Financing

From August 2018 through January 2019, Latch issued an aggregate of 18,736,534 shares of Latch Series B Preferred Stock for an aggregate purchase price of approximately $57.8 million. The following table summarizes purchases of shares of Latch Series B Preferred Stock by related persons and their affiliated entities. None of Latch’s executive officers purchased shares of Latch Series B Preferred Stock:

Name	Shares of Series B Preferred Stock	Total Purchase Price
Bventures Leverco S-B, LLC(1)	8,136,687	$25,453,997.95
Lux Co-Invest Opportunities, L.P.(2)	3,233,396	$10,103,532.30
RRE Ventures VII, LP(3)	1,690,233	$5,258,803.12
Third Prime Alpha Fund, L.P.(4)	35,030	$183,936.27
Total	13,095,346	$41,000,269.64

(1)

Nicholas Sammut is a member of the Latch board of directors and is affiliated with Bventures Leverco S-B, LLC (“Brookfield”). As of April 20, 2021, Brookfield held more than 5% of Latch’s outstanding capital stock.

(2)

Zack Schildhorn is a member of the Latch board of directors and is affiliated with Lux Co-Invest Opportunities, L.P. (“Lux”). As of April 20, 2021, entities affiliated with Lux held more than 5% of Latch’s outstanding capital stock.

(3)

Raju Rishi is a member of the Latch board of directors and is affiliated with RRE Ventures VII, LP (“RRE Ventures”). As of April 20, 2021, entities affiliated with RRE Ventures held more than 5% of Latch’s outstanding capital stock.

(4)	Keith Hamlin is a member of the Latch board of directors and is affiliated with Third Prime Series Investments, LLC (“Third Prime”).

Series B-1 Preferred Stock Financing

From May 2019 through May 2020, Latch issued an aggregate of 17,977,486 shares of Latch Series B-1 Preferred Stock for an aggregate purchase price of approximately $67.3 million. The following table summarizes purchases of shares of Latch Series B-1 Preferred Stock by related persons and their affiliated entities. None of Latch’s executive officers purchased shares of Latch Series B-1 Preferred Stock:

Name	Shares of Series B- 1 Preferred Stock	Total Purchase Price
Avenir Latch Investors, LLC(1)	11,398,957	$41,072,799.79
Lux Co-Invest Opportunities, L.P.(2)	2,337,342	$8,750,003.40
RRE Ventures VII, LP(3)	1,068,499	$4,000,000.81
Third Prime Series Investments, LLC(4)	427,399	$1,599,998.08
Total	15,232,197	$55,422,802.08

(1)

Andrew G. Sugrue is a member of the Latch board of directors and is affiliated with Avenir Latch Investors, LLC (“Avenir”). As of April 20, 2021, entities affiliated with Avenir held more than 5% of Latch’s outstanding capital stock.

(2)	Zack Schildhorn is a member of the Latch board of directors and is affiliated with Lux. As of April 20, 2021, entities affiliated with Lux held more than 5% of Latch’s outstanding capital stock.

(3)

Raju Rishi is a member of the Latch board of directors and is affiliated with RRE Ventures. As of April 20, 2021, entities affiliated with RRE Ventures held more than 5% of Latch’s outstanding capital stock.

(4)	Keith Hamlin is a member of the Latch board of directors and is affiliated with Third Prime.

Series B-2 Preferred Stock Financing

From May 2019 through November 2019, Latch issued an aggregate of 2,690,322 shares of Latch Series B-2 Preferred Stock for an aggregate purchase price of approximately $9.1 million. The following table summarizes purchases of shares of Latch Series B-2 Preferred Stock by related persons and their affiliated entities. None of Latch’s executive officers purchased shares of Latch Series B-2 Preferred Stock:

Name	Shares of Series B-2 Preferred Stock	Total Purchase Price
J. Allen Smith(1)	29,973	$100,986.30
Total	29,973	$100,986.30

(1)	Mr. Smith is a member of the Latch board of directors.

Convertible Notes

In September and October of 2020, Latch issued convertible promissory notes in an aggregate principal of $50.0 million. The convertible promissory notes accrue interest at a rate of (i) five percent (5%) per annum for the first six (6) months after issuance of the notes, (ii) seven percent (7.0%) per annum for months seven (7) through twelve (12) after issuance of the notes, and (iii) nine percent (9.0%) per annum for month thirteen (13) after issuance of the notes through the maturity date for such note, in each case, accruing annually. As of April 20, 2021, Latch has not made any interest or principal payments with respect to the convertible promissory notes. The following table summarizes purchases in such convertible promissory notes by related persons and their affiliated entities. None of Latch’s executive officers purchased such convertible promissory notes:

Name	Aggregate Principal Amount
J. Allen Smith(1)	$100,000.00
Avenir Latch Investors II, LLC(2)	$33,000,000.00
RRE Leaders II, L.P.(3)	$4,000,000.00
Total	$37,100,000.00

(1)	Mr. Smith is a member of the Latch board of directors.
(2)

Andrew G. Sugrue is a member of the Latch board of directors and is affiliated with Avenir Latch Investors II, LLC (“Avenir II”). As of April 20, 2021, entities affiliated with Avenir II held more than 5% of Latch’s outstanding capital stock.

(3)

Raju Rishi is a member of the Latch board of directors and is affiliated with RRE Leaders II, L.P. (“RRE Leaders”). As of April 20, 2021, entities affiliated with RRE Leaders held more than 5% of Latch’s outstanding capital stock.

Investors’ Rights Agreement

Latch is party to the Fifth Amended and Restated Investors’ Rights Agreement, dated as of May 20, 2019, as amended, which provides, among other things, that certain holders of its capital stock, including (i) entities affiliated with Brookfield, Lux, RRE Ventures and Avenir, each of which currently hold more than 5% of Latch’s outstanding capital stock, (ii) Third Prime, which is affiliated with Latch director, Keith Hamlin, and (iii) J. Allen Smith, a member of the Latch board of directors, have the right to demand that Latch file a registration statement or request that their shares of Latch capital stock be covered by a registration statement that Latch is otherwise filing. Nicholas Sammut, Zack Schildhorn, Raju Rishi and Andrew G. Sugrue, each of whom are directors of Latch, are affiliated with Brookfield, Lux, RRE Ventures and Avenir, respectively. This agreement will terminate upon completion of the Business Combination.

Right of First Refusal

Pursuant to certain of Latch equity compensation plans and certain agreements with its stockholders, including the Fifth Amended and Restated Right of First Refusal and Co-sale Agreement, dated as of May 20, 2019 (the “ROFR Agreement”), Latch or its assignees have the right to purchase shares of Latch capital stock which stockholders propose to sell to other parties. Certain holders of Latch capital stock, including (i) entities affiliated with Brookfield, Lux, RRE Ventures and Avenir, each of which currently hold more than 5% of Latch’s outstanding capital stock, (ii) Third Prime, which is affiliated with Latch director, Keith Hamlin, and (iii) J. Allen Smith, a member of the Latch board of directors, have rights of first refusal and co-sale under the ROFR Agreement. Nicholas Sammut, Zack Schildhorn, Raju Rishi and Andrew G. Sugrue, each of whom are directors of Latch, are affiliated with Brookfield, Lux, RRE Ventures and Avenir, respectively. The right of first refusal rights granted pursuant to the ROFR Agreement will terminate upon completion of the Business Combination.

Voting Agreement

Latch is a party to the Fifth Amended and Restated Voting Agreement, dated as of May 20, 2019, pursuant to which certain holders of its capital stock, including (i) entities affiliated with Brookfield, Lux, RRE Ventures and Avenir, each of which currently hold more than 5% of Latch’s outstanding capital stock, (ii) Third Prime, which is affiliated with Latch director, Keith Hamlin, and (iii) Luke Schoenfelder, Ali Hussain and Michael Brian Jones, each of whom are directors of Latch, have agreed to vote their shares of our capital stock on certain matters, including with respect to the election of directors. Nicholas Sammut, Zack Schildhorn, Raju Rishi and Andrew G. Sugrue, each of whom are directors of Latch, are affiliated with Brookfield, Lux, RRE Ventures and Avenir, respectively. This agreement will terminate upon completion of the Business Combination.

Commercial, Vendor and Lease Agreements

Throughout Latch’s history, Latch has obtained equity funding from strategic partners that have affiliates with whom Latch transacts on a commercial basis in the ordinary course of its business. These strategic partners include Rational IX LLC, Innovation Club Latch Holdings, LLC, SM Ventures LatchCo LLC, HV-Latch II LLC, RXR PT Latch LP, HLC Series Investments LLC, Third Prime Alpha Fund, L.P., 3PC Series LLC (Latch Series), HV-Latch II LLC, HV Latch I LLC, Wise Ventures Latch SPC, LLC, CPEG Venture I LLC, Bventures Leverco S-B, LLC, and Ironstate Development. As such, Latch has customers who have affiliates that are shareholders of Latch and/or who have designated members of Latch’s board of directors in accordance with the agreements entered into in connection with such equity funding arrangements. Latch charges market rates for products and services, and the commercial arrangements with these customers were entered into on an arms’-length basis.

As of December 31, 2020 and 2019, Latch had $1,372,000 and $487,000, respectively, of receivables due from these customers. For the years ended December 31, 2020 and 2019, Latch received $1,928,000 and $1,998,000 respectively, of hardware revenue, and $384,000 and $144,000, respectively, of software revenue, from these customers.

During the years ended December 31, 2020 and December 31, 2019, Latch sold hardware and software in the ordinary course of business to properties owned by affiliates of Brookfield Properties, an affiliate of one of our 5% stockholders, for approximately $1,200,000 and $700,000, respectively.

In addition to its related party customers, Latch also has shareholders who are considered related party vendors that Latch transacts with through the ordinary course of business, and Latch pays market rates for products and services with these vendors. As of December 31, 2020 and 2019, Latch had $145,000 and $47,000 respectively, of payables due to these vendors.

In January 2020, Latch signed a new one-year sublease agreement for their former New York City office space where the landlord is a shareholder of Latch. For the year ended December 31, 2020, Latch had rental expense of $575,000 related to the sublease, which is consistent with market rental rates for similar subleases. In August 2020, Latch terminated this sublease as of September 2020.

Additionally, in August 2020, Latch hired a chief product officer who is also the sole owner of one of Latch’s vendors. Latch has engaged with the vendor through the ordinary course of business, resulting in related party transactions. Latch paid market rates for products and services with this vendor. Total expense with this vendor for the year ended December 31, 2020 was $775,000. As of December 31, 2020, the Company had $43,000 of payables, which is included within accounts payable on the Consolidated Balance Sheets. Latch no longer engages with the vendor.

Director and Officer Indemnification

Latch’s charter and Latch’s bylaws provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Latch has entered into indemnification agreements with certain of the members of its board directors. Following the Business Combination, Latch expects that these agreements will be replaced with new indemnification agreements for each director and officer of the Post-Combination Company. For additional information, see “Comparison of Stockholders Rights—Indemnification of Directors, Officers, Employees and Agents” and “Description of Capital Stock of the Post-Combination Company—Limitations on Liability and Indemnification of Officers and Directors.”

Certain Relationships and Related Person Transactions—TSIA

On September 23, 2020, the Sponsor purchased 8,625,000 shares of Founder Shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. In October 2020, the Sponsor transferred 30,000 Founder Shares to each of Joshua Kazam, Jennifer Rubio, Ned Segal and Michelangelo Volpi, TSIA’s independent directors, in each case for approximately the same per-share price initially paid by the Sponsor.

The registration statement for the TSIA IPO was declared effective on November 9, 2020. On November 13, 2020, TSIA consummated the TSIA IPO of 30,000,000 units, with each unit consisting of one share of Class A common stock and one-third of one redeemable warrant. Each whole public warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to certain adjustments. The units were sold at a price of $10.00 per unit, generating gross proceeds to TSIA of $300,000,000. TSIA granted the Underwriters a 45-day option to purchase up to 4,500,000 additional units to cover over-allotments, if any.

On December 24, 2020, the over-allotment option expired without any exercise thereof and 1,125,000 Founder Shares were returned by the Sponsor to TSIA for no consideration and cancelled, resulting in the Sponsor holding 7,380,000 Founder Shares.

Simultaneous with the consummation of the TSIA IPO, TSIA consummated the private placement of an aggregate of 5,333,334 Private Placement Warrants to the Sponsor at a price of $1.50 per Private Placement Warrant, generating total proceeds of $8,000,000. Of the gross proceeds received from the TSIA IPO and the Private Placement Warrants, $300,000,000 was placed into the Trust Account.

If any of TSIA’s officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity. TSIA’s officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to TSIA. TSIA may pursue an initial business combination opportunity jointly with the corporate parent of the Sponsor, TS Innovation Acquisitions Sponsor, L.L.C., or one or more of its affiliates, which may include Tishman Speyer or one or more of its affiliates, to which entity an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with TSIA in the target business at the time of TSIA’s initial business combination, or TSIA could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities.

TSIA currently utilizes office space at Rockefeller Center, 45 Rockefeller Plaza, New York, New York 10111 from the Sponsor. On November 9, 2020, TSIA began paying to the Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of TSIA’s management team. Upon completion of TSIA’s initial business combination or liquidation, TSIA will cease paying these monthly fees. No compensation of any kind, including finder’s and consulting fees, will be paid by TSIA to the Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on TSIA’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. TSIA’s audit committee will review on a quarterly basis all payments that were made to TSIA’s sponsor, officers, directors or TSIA’s or their affiliates.

On September 23, 2020, the Sponsor agreed to loan TSIA an aggregate of up to $300,000 to cover expenses related to the TSIA IPO pursuant to a promissory note (the “Promissory Note”). This loan was non-interest bearing, unsecured and due at the earlier of December 31, 2021 or the completion of the TSIA IPO. TSIA borrowed $95,000 under the Promissory Note, which was repaid at the closing of the TSIA IPO on November 13, 2020.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of TSIA’s officers and directors may, but are not obligated to, loan TSIA funds as may be required on a non-interest basis. If TSIA completes an initial business combination, TSIA would repay such loaned amounts. In the event that the initial business combination does not close, TSIA may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of TSIA’s initial business combination, TSIA does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as TSIA does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

Any of the foregoing payments to the Sponsor, repayments of loans from the Sponsor or repayments of working capital loans prior to TSIA’s initial business combination will be made using funds held outside the Trust Account.

After TSIA’s initial business combination, members of TSIA’s management team who remain with TSIA may be paid consulting, management or other fees from the Post-Combination Company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider an initial business combination, as applicable, as it will be up to the directors of the Post-Combination Company to determine executive and director compensation.

TSIA has entered into a registration rights agreement with respect to the Private Placement Warrants, the warrants issuable upon conversion of working capital loans (if any) and the shares of Class A common stock issuable upon exercise of the foregoing and upon conversion of the Founder Shares.

EXPERTS

The financial statements of TS Innovation Acquisitions Corp. as of December 31, 2020, and for the period from September 18, 2020 (inception) through December 31, 2020, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

The consolidated financial statements as of December 31, 2020 and 2019 and for the years then ended of Latch, Inc. included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of shares of TSIA Class A common stock offered by this proxy statement/prospectus will be passed upon for TSIA by Sullivan & Cromwell LLP. Sullivan & Cromwell LLP advised TSIA including as to certain U.S. federal income tax matters, and Latham & Watkins LLP advised Latch including as to certain U.S. federal income tax matters.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the TSIA Board does not know of any matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the Special Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

APPRAISAL RIGHTS

Holders of TSIA common stock are not entitled to appraisal rights in connection with the Business Combination under Delaware law.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA INDEX TO FINANCIAL STATEMENTS

Audited consolidated financial statements Latch, Inc. and Subsidiaries:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

TS Innovation Acquisitions Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of TS Innovation Acquisitions Corp. (the “Company”), as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from September 18, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from September 18, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

April 30, 2021

TS INNOVATION ACQUISITIONS CORP.

BALANCE SHEET

December 31, 2020

(As Restated)

Assets:
Current assets:
Cash	$1,171,569
Prepaid expenses	626,681

Total current assets	1,798,250
Cash and marketable securities held in Trust Account	300,002,255

Total Assets	$301,800,505

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable and accrued expenses	$1,220,049
Due to related party	17,000

Total current liabilities	1,237,049
Warrant liability	25,644,337
Deferred underwriters’ discount	10,500,000

Total liabilities	37,381,386

Commitments and Contingencies
Class A Common Stock subject to possible redemption, 25,941,911 shares at redemption value	259,419,110
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 2,500,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized; 4,058,089 issued and outstanding at December 31, 2020 (excluding 25,941,911 shares subject to possible redemption)	406
Class B common stock, $0.0001 par value; 25,000,000 shares authorized; 7,500,000 shares issued and outstanding at December 31, 2020	750
Additional paid-in capital	$12,389,225
Accumulated deficit	(7,390,372)

Total Stockholders’ Equity	5,000,009

Total Liabilities and Stockholders’ Equity	$301,800,505

See accompanying notes to financial statements.

TS INNOVATION ACQUISITIONS CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM SEPTEMBER 18, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(As Restated)

General and administrative expenses	$900,030

Loss from operations	(900,030)
Other income/(expense):
Change in fair value of warrant liabilities	(5,756,190)
Transaction costs	(736,407)
Interest earned on marketable securities held in Trust Account	2,255

Total other income (expense)	(6,490,342)

Net loss	$(7,390,372)

Basic and diluted weighted average shares outstanding, Class A Common Stock	30,000,000

Basic and diluted net income per share, Class A Common Stock	$0.00

Basic and diluted weighted average shares outstanding, Class B Common Stock	7,500,000

Basic and diluted net loss per share, Class B Common Stock	$(0.99)

See accompanying notes to financial statements.

TS INNOVATION ACQUISITIONS CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM SEPTEMBER 18, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(As Restated)

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—September 18, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to TS Innovation Acquisitions Sponsor, L.L.C.	—	—	8,625,000	863	24,137	—	25,000
Sale of 30,000,000 Units on November 13, 2020, net of warrant fair value	30,000,000	3,000	—	—	287,031,147	—	287,034,147
Offering costs	—	—	—	—	(16,327,362)	—	(16,327,362)
Excess of cash received over Fair Value of Private Placement Warrants	—	—	—	—	1,077,706	—	1,077,706
Forfeiture of 1,125,000 by initial stockholders	—	—	(1,125,000)	(113)	113	—	—
Net loss	—	—	—	—	—	(7,390,372)	(7,390,372)
Class A common stock subject to possible redemption	(25,941,911)	(2,594)	—	—	(259,416,516)	—	(259,419,110)

Balance—December 31, 2020	4,058,089	$406	7,500,000	$750	$12,389,225	$(7,390,372)	$5,000,009

See accompanying notes to financial statements.

TS INNOVATION ACQUISITIONS CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM SEPTEMBER 18, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(As Restated)

Cash flows from operating activities:
Net loss	$(7,390,372)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(2,255)
Change in fair value of warrant liabilities	5,756,190
Transaction costs	736,407

Changes in operating assets and liabilities:
Due to related party	17,000
Prepaid assets	(626,681)
Accounts payable and accrued expenses	870,049

Net cash used in operating activities	(639,662)

Cash flows from investing activities:
Purchase of investments and marketable securities held in Trust	(300,000,000)

Net cash used in investing activities	(300,000,000)

Cash flows from financing activities:
Proceeds from sale of Class B common stock to Sponsor	25,000
Proceeds from sale of Units, net of offering costs	293,786,231
Proceeds from issuance of Private Placement Warrants	8,000,000
Proceeds from Promissory Note - Related Party	95,000
Repayment of Promissory Note - Related Party	(95,000)

Net cash provided by financing activities	301,811,231

Net change in cash	1,171,569
Cash, beginning of the period	—

Cash, end of period	$1,171,569

Supplemental disclosure of cash flow information:
Non-cash investing and financing transactions:
Initial value of Class A common stock subject to possible redemption	$266,095,750
Change in value of Class A common stock subject to redemption	$(6,676,640)
Initial Classification of Warrant Liability	$19,888,147

Deferred underwriters’ discount payable charged to additional paid in capital	$10,500,000

Accrued offering costs included in accounts payable and accrued expenses	$350,000

See accompanying notes to financial statements.

TS INNOVATION ACQUISITIONS CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Organization, Business Operations and Basis of Presentation

TS Innovation Acquisitions Corp. (the “Company”) was incorporated in Delaware on September 18, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). While the Company may pursue an acquisition opportunity in any industry or geographic region, the Company intends to focus its search on identifying a prospective target that can benefit from the Company’s sponsor’s leading brand, operational expertise, and global network in the real estate industry, including real estate adjacent Proptech businesses.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from September 18, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO (as defined below) and will recognize changes in the fair value of warrant liability as other income (expense). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is TS Innovation Acquisitions Sponsor, L.L.C. (the “Sponsor”).

Financing

The registration statement for the Company’s initial public offering was declared effective on November 9, 2020 (the “Effective Date”). On November 13, 2020, the Company consummated the initial public offering of 30,000,000 units (each, a “Unit” and collectively, the “Units”) at $10.00 per Unit (the “Initial Public Offering” or “IPO”), which is discussed in Note 4. Simultaneously with the closing of the IPO, the Company consummated the sale of 5,333,334 private placement warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant, which is discussed in Note 5.

Transaction costs of the IPO amounted to $17,063,769, consisting of $6,000,000 of cash underwriting fees, $10,500,000 of deferred underwriting fees, and $563,769 of other offering costs. Of the total transaction costs from the IPO, $736,407 is included in transaction costs in the Statement of Operations and $16,327,362 is included in equity based on relative fair values. See Note 3.

Trust Account

Following the closing of the IPO on November 13, 2020, $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”) and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination, (ii) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation, and (iii) the redemption of the Company’s public shares if the Company is unable to complete the initial Business Combination within 24 months from the closing of the IPO (the “Combination Period”), subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholder.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). Upon the closing of the Proposed Public Offering, an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including the proceeds from the sale of the Private Placement Warrants to the Sponsor, was placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in “U.S. government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company will provide holders of the Company’s outstanding shares of Class A common stock, par value $0.0001 per share, sold in the IPO (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares (as defined below) upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) without a stockholder vote by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the IPO in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of incorporation (the “Certificate of incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor, the Company’s officers and directors have agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the IPO in favor of a Business Combination. In addition, the Sponsor, the Company’s officers and directors have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation will provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the IPO (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less amounts released to pay taxes and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject, in each case, to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if the Company fails to complete a Business Combination within the 24-month time period.

The Sponsor, and the Company’s officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor, or the Company’s officers and directors acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective targets or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

Management is continuing to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might results from the outcome of this uncertainty.

Liquidity

As of December 31, 2020, the Company had cash outside the Trust Account of $1,171,569 available for working capital needs. All remaining cash held in the Trust Account is generally unavailable for the Company’s use, prior to an initial business combination, and is restricted for use either in a Business Combination or to redeem common stock. As of December 31, 2020, none of the amounts in the Trust Account were available to be withdrawn as described above.

Through December 31, 2020, the Company’s liquidity needs were satisfied through receipt of $25,000 from the sale of the founder shares, advances from the Sponsor in an aggregate amount of $17,000 and the remaining net proceeds from the IPO and the sale of Private Placement Warrants.

The Company anticipates that the $1,171,569 outside of the Trust Account as of December 31, 2020, will be sufficient to allow the Company to operate for at least the next 12 months from the issuance of the financial statements, assuming that a Business Combination is not consummated during that time. Until consummation of its Business Combination, the Company will be using the funds not held in the Trust Account, and any additional Working Capital Loans (as defined in Note 5) from the initial stockholders, the Company’s officers and directors, or their respective affiliates (which is described in Note 5), for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combination.

The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if the Company’s estimates of the costs of undertaking in-depth due diligence and negotiating business combination is less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the business combination. Moreover, the Company will need to raise additional capital through loans from its Sponsor, officers, directors, or third parties. None of the Sponsor, officers or directors are under any obligation to advance funds to, or to invest in, the Company. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Note 2—Restatement of Previously Issued Financial Statements

On April 12, 2021, the Staff of the Securities and Exchange Commission issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a Business Combination. The terms described in the SEC Statement are common in SPACs and are similar to the terms contained in the warrant agreement, dated as of November 9, 2020, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”). In response to the SEC Statement, the Company reevaluated the accounting treatment of (i) the 10,000,000 redeemable warrants (the “Public Warrants”) that were included in the Units issued by the Company in its IPO and (ii) the 5,333,334 redeemable warrants that were issued to the Company’s sponsor in a private placement that closed concurrently with the closing of the IPO (see Note 2, Note 4, Note 5 and Note 8). The Company previously accounted for the Warrants as components of equity.

In further consideration of the guidance in Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging; Contracts in Entity’s Own Equity, the Company concluded that the terms of the Warrant Agreement preclude the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, management concluded that the Warrants should be recorded as derivative liabilities on the Balance Sheet and measured at fair value at issuance (on the date of the consummation of the IPO) and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the Statement of Operations in the period of the change. In accordance with ASC 825-10 “Financial Instruments”, the Company has concluded that a portion of the transaction costs which directly related to the IPO and the private placement of the Private Placement Warrants, which were previously charged to stockholders’ equity, should be allocated to the warrants based on their relative fair value against total proceeds, and recognized as transaction costs in the statement of operations.

The Company’s management and the audit committee of the Company’s Board of Directors concluded that it is appropriate to restate (i) the Company’s previously issued audited financial statements as of December 31, 2020 and for the period from September 18, 2020 (inception) through December 31, 2020, as previously reported in its Form 10-K and (ii) certain items on the audited balance sheet dated as of November 13, 2020, as previously reported in a Current Report on Form 8-K filed with the SEC on November 19, 2020. The restated classification and reported values of the Warrants as accounted for under ASC 815-40 are included in the financial statements herein.

The Company’s accounting for the warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported operating expenses, cash flows or cash.

The following tables summarize the effect of the restatement on each financial statement line item as of the dates, and for the period, indicated:

	As Previously Reported	Adjustment	As Restated
Balance Sheet at November 13, 2020
Warrant Liability	$—	$19,888,147	$19,888,147
Total Liabilities	$10,916,886	$19,888,147	$30,805,033
Class A common stock subject to possible redemption	285,983,890	(19,888,140)	266,095,750
Class A common stock	140	199	339
Additional paid-in capital	5,001,338	736,407	5,737,745
Accumulated deficit	(2,331)	(736,407)	(738,738)
Total Stockholders’ Equity	5,000,010	(7)	5,000,003

Balance Sheet at December 31, 2020
Warrant Liability	$—	$25,644,337	$25,644,337
Total Liabilities	11,737,049	25,644,337	37,381,386
Class A common stock subject to possible redemption	285,063,450	(25,644,340)	259,419,110
Class A common stock	149	257	406
Additional paid-in capital	5,896,882	6,492,343	12,389,225
Accumulated deficit	(897,775)	(6,492,597)	(7,390,372)
Total Stockholders’ Equity	$5,000,006	$3	$5,000,009

Statement of Operations for the period from September 18, 2020 (inception) through December 31, 2020
Transaction costs	—	(736,407)	(736,407)
Unrealized loss on change in fair value of warrant liability	—	(5,756,190)	(5,756,190)
Total other income (expense)	$2,255	$(6,492,597)	$(6,490,342)
Net Loss	(897,775)	(6,492,597)	(7,390,372)
Basic and diluted net loss per share, Class B Common Stock	$(0.12)	$(0.87)	$(0.99)

Statement of Cash Flows for the period from September 18, 2020 (inception) through December 31, 2020
Cash Flows from Operating Activities:
Net loss	$(897,775)	$(6,492,597)	$(7,390,372)
Unrealized loss on change in fair value of warrant liability	—	5,756,190	5,756,190
Transaction costs	—	736,407	736,407
Supplemental disclosure of cash flow information:
Class A common stock subject to possible redemption	$285,063,450	$(25,644,340)	$259,419,110

Note 3—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company is presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments (consisting of normal recurring adjustments) have been made that are necessary to present fairly the financial position, and the results of its operations and its cash flows.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. As of December 31, 2020, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities during the reporting period and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Marketable Securities Held in Trust Account

At December 31, 2020, the assets held in the Trust Account were substantially held in money market funds. During period September 18, 2020 (Inception) through December 31, 2020, the Company did not withdraw any of the interest income from the Trust Account to pay its tax obligations.

Offering Costs Associated with IPO

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A - “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering. Offering costs are charged to stockholders’ equity or the Statement of Operations based on the relative value of the Public Warrants to the proceeds received from the Units sold upon the completion of the IPO. Accordingly, on December 31, 2020, offering costs totaling $17,063,769 (consisting of $6,000,000 of underwriting fee, $10,500,000 of deferred underwriting fee and $563,769 of other offering costs) were recognized with $736,407 in transaction costs, which was allocated to the Public Warrants and Private Placement Warrants, included in the Statement of Operations as transaction costs and $16,327,362 included in stockholders’ equity.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock are classified as stockholders’ equity. The Company’s common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2020, 25,941,911 shares of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Net Income (Loss) Per Common Stock

Net income (loss) per common stock is computed by dividing net income (loss) by the weighted average number of common stock outstanding for the period. The calculation of diluted income (loss) per common stock does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) Private Placement Warrants since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statements of operations include a presentation of income (loss) per share for Class A Common Stock subject to possible redemption in a manner similar to the two-class method of income (loss) per common stock. Net income per common stock, basic and diluted, for redeemable Class A Common Stock is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of redeemable Class A Common Stock outstanding since original issuance. Net loss per common stock, basic and diluted, for non-redeemable Class B Common Stock is calculated by dividing the net income (loss), adjusted for income attributable to redeemable Class B Common Stock, by the weighted average number of non-redeemable Class B Common Stock outstanding for the period. Non-redeemable Class B Common Stock include the Founder Shares as these common stocks do not have any redemption features and do not participate in the income earned on the Trust Account.

Below is a reconciliation of the net loss per common stock:

For the Year ended
December 31, 2020
Redeemable Class A Common Stock

Numerator: Earnings allocable to Redeemable Class A Common Stock
Interest Income	$2,255
Allocation of franchise tax	(2,255)

Net Earnings	—
Denominator: Weighted Average Redeemable Class A Common Stock
Redeemable Class A Common Stock, Basic and Diluted	30,000,000
Earnings/Basic and Diluted Redeemable Class A Common Stock(1)	$0.00

Non-Redeemable Class B Common Stock
Numerator: Net Income minus Redeemable Net Earnings
Net Income (Loss)	$(7,390,372)
Redeemable Net Earnings	$—

Non-Redeemable Net Loss	$(7,390,372)
Denominator: Weighted Average Non-Redeemable Class B Common Stock
Non-Redeemable Class B Common Stock, Basic and Diluted	7,500,000
Loss/Basic and Diluted Non-Redeemable Common Stock(1)	$(0.99)

(1)	Calculated from original date of issuance

Average shares were reduced for the effect of an aggregate of 1,125,000 shares of Class B common stock that were forfeited since the over-allotment option was not exercised by the underwriters (see Note 5). As of December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. The Company’s derivative instruments are recorded at fair value as of the IPO (November 13, 2020) and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified on the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined the warrants are a derivative instrument. As the warrants meet the definition of a derivative the warrants are measured at fair value at issuance and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the Statement of Operations in the period of change. In accordance with ASC 825-10“Financial Instruments”, the Company has concluded that a portion of the transaction costs which directly related to the Initial Public Offering and the Private Placement, which were previously charged to stockholders’ equity, should be allocated to the Warrants based on their relative fair value against total proceeds, and recognized as transaction costs in the statement of operations.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

See Note 8 for additional information on assets and liabilities measured at fair value.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 4—Initial Public Offering

Pursuant to the IPO, the Company sold 30,000,000 units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock (such shares of common stock included in the Units being offered, the

“Public Shares”), and one-third of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment.

Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless” basis, and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

If (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 50% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 10 trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price of the Warrants will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price of the Warrants will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last sales price of the Class A common stock equals or exceeds $18.00 per share on each of 20 trading days within the 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders.

In addition, the Company may call the Public Warrants for redemption:

•	in whole and not in part;

•

at $0.10 per warrant provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive a certain number of shares of Class A common stock, based on the fair market value of the Class A common stock;

•

if, and only if, the closing price of Class A common stock equals or exceeds $10.00 per share for any 20 trading days within the 30-trading day period ending three trading days before the notice of redemption is sent to the warrant holders; and

•

if the closing price of Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the notice of redemption is sent to the warrant holders is less than $18.00 per share, the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

Note 5—Related Party Transactions

Founder Shares

On September 23, 2020, the Sponsor paid an aggregate price of $25,000 in exchange for issuance of 8,625,000 shares of Class B common stock (the “Founder Shares”). In October 2020, the Sponsor transferred 30,000 Founder Shares to each of Joshua Kazam, Jennifer Rubio, Ned Segal and Michelangelo Volpi, the Company’s independent director nominees, in each case for approximately the same per-share price initially paid by the Sponsor, resulting in the Sponsor holding 8,505,000 Founder Shares, of which 1,125,000 Founder Shares were forfeited as a result of the over-allotment expiring unexercised.

The initial stockholders, including the Sponsor, have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination and (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lock-up.

Private Placement Warrants

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 5,333,334 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $8,000,000 in a private placement.

Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor were added to the proceeds from the IPO held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Private Placement Warrants will be identical to the warrants sold in the IPO except that, so long as they are held by the Sponsor or its permitted transferees, the Private Placement Warrant (i) will not be redeemable by the Company, (ii) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. If the Private Placement Warrants are held by holders other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the Units being sold in the IPO.

Promissory Note—Related Party

The Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note. This loan was non-interest bearing, unsecured and due at the earlier of December 31, 2021 or the completion of the IPO. The Company had borrowed $95,000 under the promissory note, which was repaid at the closing of the IPO on November 13, 2020.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. To date, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

The Company agreed, commencing on November 9, 2020, to pay the Company’s Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support. Upon completion of the Company’s Business Combination or its liquidation, the Company will cease paying these monthly fees. From the period from November 9, 2020 to December 31, 2020, the Company incurred and accrued $17,000 of the administrative service fee, which is presented as Due to Related Party on the accompanying balance sheet.

The Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or their affiliates.

Note 6—Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement to be signed prior to the consummation of the Initial Public Offering. These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The registration rights agreement will not provide for any maximum cash penalties nor any penalties connected with delays in registering the Company’s common stock.

Underwriting Agreement

As of December 31, 2020, the over-allotment granted to the underwriters had expired unexercised. On November 13, 2020, the underwriters were paid a cash underwriting discount of 2% of the gross proceeds of the Initial Public Offering, or $6,000,000. The underwriter is entitled to a deferred fee of $0.35 per Unit, or $10,500,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 7—Stockholders’ Equity

Class A Common Stock—The Company is authorized to issue 250,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2020, there were 4,058,089 shares of Class A common stock issued and outstanding, excluding 25,941,911 shares of Class A common shares subject to possible redemption.

Class B Common Stock—The Company is authorized to issue 25,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of December 31, 2020, there were 7,500,000 shares of Class B common stock issued and outstanding, net of the forfeiture of 1,125,000 shares of Class B common stock as a result of the over-allotment expiring unexercised.

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders except as required by law.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Preferred Stock—The Company is authorized to issue 2,500,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no shares of preferred stock issued or outstanding.

Note 8—Recurring Fair Value Measurements

Warrant Liability

At December 31, 2020, the Company’s warrant liability was valued at $25,644,337. Under the guidance in ASC 815-40 the warrants do not meet the criteria for equity treatment. As such, the warrants must be recorded on the balance sheet at fair value. This valuation is subject to re-measurement at each balance sheet date. With each re-measurement, the warrant valuation will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

Recurring Fair Value Measurements

The following table presents fair value information as of December 31, 2020 of the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. Since all of the Company’s permitted investments consist of a money market fund backed by treasury securities, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets. The Company’s warrant liability is based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the warrant liability is classified within Level 3 of the fair value hierarchy. For the period ending December 31, 2020 there were no transfers into or out of the Level 1, Level 2, or Level 3 classification.

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account—U.S. Treasury Securities Money Market Fund	$300,002,255	$—	$—
Liabilities:
Private Placement Warrants	$—	$—	$8,987,260
Public Warrants	$—	$—	$16,657,077

Measurement

The Company established the initial fair value for the Warrants on November 13, 2020, the date of the consummation of the Company’s Initial Public Offering. On December 31, 2020, the fair value was remeasured. For both periods, neither the Public Warrants nor the Private Warrants were separately traded on an open market. As such, the Company used a Monte Carlo simulation model for the Private Placement Warrants and the Public Warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A common stock and one-third of one Public Warrant),

(ii) the sale of Private Placement Warrants, and (iii) the issuance of Class B common stock, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A common stock subject to possible redemption (temporary equity), Class A common stock (permanent equity) and Class B common stock (permanent equity) based on their relative fair values at the initial measurement date. The Warrants were classified within Level 3 of the fair value hierarchy at the measurement dates due to the use of unobservable inputs.

The key inputs into the Monte Carlo simulation model for the Private Placement Warrants and Public Warrants were as follows at initial measurement and at December 31, 2020:

Input	November 13, 2020 (Initial Measurement)	December 31, 2020
Risk-free interest rate	0.51%	0.44%
Expected term (years)	5.84	5.56
Expected volatility	23.9%	24.2%
Exercise price	$11.50	$11.50
Fair value of Units	$9.55	$10.12

The change in the fair value of the warrant liabilities for the period ended December 31, 2020 is summarized as follows:

Fair value at issuance November 13, 2020	$19,888,147
Change in fair value	5,756,190
Fair Value at December 31, 2020	$25,644,337

Note 9—Income Taxes

The Company’s net deferred tax assets are as follows:

December 31, 2020
Deferred tax asset
Organizational costs/Startup expenses	$331,592
Federal Net Operating loss	11,586

Total deferred tax asset	343,178
Valuation allowance	(343,178)

Deferred tax asset, net of allowance	$—

The income tax provision consists of the following:

December 31, 2020
Federal
Current	$—
Deferred	343,178
State
Current	—
Deferred	—
Change in valuation allowance	(343,178)

Income tax provision	$—

As of December 31, 2020, the Company has $55,172 of U.S. federal and state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from September 18, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $(343,178).

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2020 is as follows:

Statutory federal income tax rate	21.0%
Change in fair value of derivative warrant liabilities	(16.4)%
State taxes, net of federal tax benefit	0.0%
Permanent Book/Tax Differences	0.00%
Change in valuation allowance	(4.6)%

Income tax provision	—%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

Note 10—Subsequent Events

The Company evaluated events that have occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than the event disclosed below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 24, 2021, the Company entered into an Agreement and Plan of Merger with Lionet Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Latch, Inc., a Delaware corporation (“Latch”), pursuant to which Merger Sub will merge with and into Latch, with Latch surviving the merger as a wholly owned subsidiary of the Company. For further details on the contemplated merger, please see the Form 8-K filed with the Securities and

Exchange Commission on January 25, 2021.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of Latch, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Latch, Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive income (loss), redeemable convertible preferred stock and stockholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

New York, New York

March 10, 2021

We have served as the Company’s auditor since 2020.

Latch, Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2020 and 2019

(in thousands)

	2020	2019
Assets
Current assets
Cash and cash equivalents	$60,529	$54,218
Accounts receivable, net	8,227	7,027
Inventories, net	8,293	6,153
Prepaid expenses and other current assets	3,309	1,556

Total current assets	80,358	68,954
Property and equipment, net	753	1,064
Internally developed software, net	7,416	3,175
Other non-current assets	1,082	379

Total assets	$89,609	$73,572

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$3,732	$3,790
Accrued expenses	5,781	2,878
Deferred revenue—current	2,344	1,011

Total current liabilities	11,857	7,679
Deferred revenue—non-current	13,178	6,057
Other non-current liabilities	1,051	—
Term loan, net	5,481	—
Convertible notes, net	51,714	—

Total liabilities	83,281	13,736

Commitments and contingencies (see Note 10)

Redeemable convertible preferred stock: $0.00001 par value, 71,204 shares authorized and 71,069 and 68,318 shares issued and outstanding as of December 31, 2020 and 2019, respectively; liquidation preference—$165,562	160,605	150,305

Stockholders’ deficit
Common stock, $.00001 par value, 113,000 shares authorized, and 9,106 and 7,839 shares issued and outstanding as of December 31, 2020 and 2019, respectively	—	—
Additional paid-in capital	7,901	5,724
Accumulated other comprehensive income	9	—
Accumulated deficit	(162,187)	(96,193)

Total stockholders’ deficit	(154,277)	(90,469)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$89,609	$73,572

See accompanying notes to the consolidated financial statements.

Latch, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Loss)

Years ended December 31, 2020 and 2019

(in thousands, except share and per share amounts)

	2020	2019
Revenue:
Hardware revenue	$14,264	$13,501
Software revenue	3,797	1,386

Total revenue	18,061	14,887
Cost of revenue(1):
Cost of hardware revenue	19,933	17,084
Cost of software revenue	306	213

Total cost of revenue	20,239	17,297
Operating expenses:
Research and development	25,314	18,340
Sales and marketing	13,126	13,084
General and administrative	19,797	15,146
Depreciation and amortization	1,382	723

Total operating expenses	59,619	47,293

Loss from operations	(61,797)	(49,703)
Other income (expense)
Loss on extinguishment of debt	(199)	(916)
Interest income (expense), net	(3,172)	443
Other income (expense)	(818)	—

Total other expense	(4,189)	(473)

Loss before income taxes	(65,986)	(50,176)
Income taxes	8	50

Net loss	$(65,994)	$(50,226)
Other comprehensive income
Foreign currency translation adjustment	9	—
Comprehensive income (loss)	$(65,985)	$(50,226)

Net loss per common share:
Basic net loss per common share	$(8.18)	$(6.86)
Diluted net loss per common share	$(8.18)	$(6.86)
Weighted average shares outstanding:
Basic	8,069,009	7,317,824
Diluted	8,069,009	7,317,824

(1)	Exclusive of depreciation and amortization shown in operating expenses below.

See accompanying notes to the consolidated financial statements.

Latch, Inc. and Subsidiaries

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

Years Ended December 31, 2020 and 2019

(in thousands)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
January 1, 2019	50,323	$83,449	5,479	$—	$1,715	$—	$(45,967)	$(44,252)
Issuance of Series B Preferred stock for cash, net of issuance costs	79	246	—	—	—	—	—	—
Issuance of Series B-1 Preferred stock for cash, net of issuance costs	15,226	56,542	—	—	—	—	—	—
Issuance of Series B-2 Preferred stock for conversion of convertible promissory notes and accrued interest	2,690	10,068	—	—	—	—	—	—
Exercises of common stock options	—	—	2,360	—	304	—	—	304
Common stock warrants issued	—	—	—	—	38	—	—	38
Net loss	—	—	—	—	—	—	(50,226)	(50,226)
Stock-based compensation	—	—	—	—	3,667	—	—	3,667

December 31, 2019	68,318	$150,305	7,839	$—	$5,724	$—	$(96,193)	$(90,469)

Issuance of Series B-1 Preferred stock for cash, net of issuance costs	2,751	10,300	—	—	—	—	—	—
Exercises of common stock options	—	—	1,267	—	226	—	—	226
Common stock warrants issued	—	—	—	—	391	—	—	391
Foreign currency translation adjustment	—	—	—	—	—	9	—	9
Net loss	—	—	—	—	—	—	(65,994)	(65,994)
Stock-based compensation	—	—	—	—	1,560	—	—	1,560

December 31, 2020	71,069	$160,605	9,106	$—	$7,901	$9	$(162,187)	$(154,277)

See accompanying notes to the consolidated financial statements.

Latch, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2020 and 2019

(in thousands)

	2020	2019
Operating activities
Net loss	$(65,994)	$(50,226)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	1,382	723
Non-cash interest expense	1,292	157
Loss on extinguishment of debt	199	916
Change in fair value of derivatives	863	—
Loss on disposal of property and equipment	36	—
Warrant expense	391	38
Provision for excess and obsolete inventory	145	150
Allowance for doubtful accounts	67	266
Stock-based compensation	1,525	3,534
Changes in assets and liabilities
Accounts receivable	(1,267)	(6,453)
Inventories	(2,285)	(3,376)
Prepaid expenses and other current assets	(1,753)	(733)
Other non-current assets	(551)	(201)
Accounts payable	(58)	2,871
Accrued expenses	2,861	(1,424)
Other non-current liabilities	1,051	—
Deferred revenue	8,454	6,133

Net cash used in operating activities	(53,642)	(47,625)
Investing activities
Purchase of property and equipment	(269)	(908)
Development of internal software	(5,000)	(2,854)
Purchase of intangible assets	(199)	(4)

Net cash used in investing activities	(5,468)	(3,766)
Financing activities
Proceeds from issuance of Series B preferred stock, net of issuance costs	—	246
Proceeds from issuance of Series B-1 preferred stock, net of issuance costs	10,300	56,542
Proceeds from issuance of convertible promissory notes, net of issuance costs	49,955	8,995
Proceeds from issuance of term loan, net of issuance costs	4,927	—
Proceeds from unsecured loan	3,441	—
Repayment of unsecured loan	(3,441)	—
Proceeds from issuance of common stock	226	304

Net cash provided by financing activities	65,408	66,087
Effect of exchange rates on cash	13	—
Net change in cash and cash equivalents	6,311	14,696
Cash and cash equivalents
Beginning of year	54,218	39,522

End of year	$60,529	$54,218

Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest	$92	$—

Income taxes	$8	$58

Supplemental disclosure of non-cash investing and financing activities
Capitalization of stock-based compensation to internally developed software	$35	$133

Bifurcation of derivative liabilities component of issuance of convertible promissory notes and term loan	$12,527	$—

Capitalization of transaction costs	$653	$—

Accrued issuance costs	$42	$—

See accompanying notes to the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS

Latch, Inc. and Subsidiaries (referred to herein as “Latch” or the “Company”), was incorporated in Delaware in 2014. Latch is an enterprise technology company focused on revolutionizing the way people experience spaces by making spaces better places to live, work, and visit. Latch has created a full-building operating system, LatchOS, that addresses the essential needs of modern buildings by streamlining building operations, enhancing the resident experience, and enabling more efficient interactions with service providers. Latch’s product offerings are designed to optimize the resident experience and include smart access, delivery and guest management, smart home and sensors, connectivity, and resident experience. Latch combines hardware, software, and services into a holistic system that it believes makes spaces more enjoyable for residents, more efficient and profitable for building operators, and more convenient for service providers.

The Company is located and headquartered in New York, NY. Other offices operated by the Company are in San Francisco, CA and Taipei, Taiwan. In May 2019, the Company incorporated Latch Taiwan, Inc., a 100% wholly-owned subsidiary, in the state of Delaware. In October 2020, the Company incorporated Latch Insurance Solutions, LLC., a 100% wholly owned subsidiary, in the state of Delaware. The Company’s revenues are derived primarily from operations in the United States and Canada.

In March 2020, the outbreak of the novel coronavirus (“COVID-19”) was declared a pandemic. The COVID-19 pandemic disrupted and may intermittently continue to disrupt our hardware deliveries due to delays in construction timelines at our customer’s building sites. In addition, the COVID-19 pandemic resulted in a global slowdown of economic activity and a recession in the United States and the economic situation remains fluid as parts of the economy appear to be recovering while others continue to struggle. While the nature of the situation is dynamic, the Company has considered the impact when developing its estimates and assumptions. Actual results and outcomes may differ from management’s estimates and assumptions.

In the first quarter of fiscal year 2020, the Company initiated a restructuring plan as part of its efforts to reduce operating expenses and preserve liquidity due to the uncertainty and challenges stemming from the COVID-19 pandemic. The Company incurred costs in connection with involuntary termination benefits associated with the Reduction in Force (“RIF”), which involved an approximate 25% reduction in headcount, including severance and benefits costs for affected employees opting in and other miscellaneous direct costs. As a result of our strong 2020 performance, we have also begun to rehire some of the staff that was terminated at the outset of the pandemic. Restructuring cost of $1,065 is recorded principally in research and development, sales and marketing, and general and administrative within the Consolidated Statements of Operations and Comprehensive Income (Loss) based on the department with which the expense relates. All amounts have been paid as of December 31, 2020.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted to provide certain relief in response to the COVID-19 pandemic. The CARES Act includes numerous tax provisions and other stimulus measures (see Note 14, Income Taxes, for additional information). Among the various provisions in the CARES Act, the Company is utilizing the payroll tax deferrals. In the second quarter of fiscal 2020, the Company received and repaid $3,441 in loans under the CARES Act.

The Company’s consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred net losses, and utilized cash in operations since inception, has an accumulated deficit as of December 31, 2020, of $162,187 as well as expects to incur future additional losses. The Company has cash available on hand and believes that this cash will be sufficient to fund operations and meet its obligations as they come due within one year from the date these consolidated financial statements are issued. In the event that the Company does not achieve revenue anticipated in its current operating plan, management has the ability and commitment to reduce operating expenses as necessary. The Company’s long-term success is dependent upon its ability to successfully raise additional capital, market its existing services, increase revenues, and, ultimately, to achieve profitable operations.

The consolidated financial statements and accompanying notes are presented in thousands, except per share data or stated otherwise within.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

Basis of Presentation

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of Latch, Inc. and its 100% wholly-owned subsidiaries, Latch Taiwan, Inc. and Latch Insurance Solutions, LLC. All intercompany transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of income and expense during the reporting period. Estimates are used when accounting for revenue recognition, allowance for doubtful accounts, allowances for hardware returns, estimates of excess and obsolete inventory, stock-based compensation, warrants, impairment of fixed assets and capitalized internally developed software. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as of the date of the consolidated financial statements. Due to the use of estimates inherent in the financial reporting process and given the unknowable duration and effects of the COVID-19 pandemic, actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be Cash and cash equivalents. Cash and cash equivalents are recorded at cost, which approximates fair value. As of December 31, 2020 and 2019, cash consists primarily of checking and money market funds. The Company considers these money market funds to be Level 1 financial instruments.

The Company’s cash balances are primarily held with one financial institution and exceed the limits that are federally insured. To date, the Company has not recognized any losses caused by uninsured balances.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are stated at net realizable value, net of allowance for doubtful accounts and reserve for wholesale returns (See Revenue Recognition – Hardware below for further information). On a periodic basis, management evaluates its accounts receivable and determines whether to provide an allowance or if any accounts should be written off based on a past history of write-offs, collections, and current credit conditions. A receivable is considered past due if the Company has not received payments based on agreed-upon terms.

The Company generally does not require any security or collateral to support its receivables. The allowance for doubtful accounts was $88 and $283 as of December 31, 2020 and 2019, respectively.

Inventories, net

Inventories consist of finished goods and component parts, which are purchased from contract manufacturers and component suppliers. Inventories are stated at the lower of cost or net realizable value with cost being determined using the average cost method. The Company periodically assesses the valuation of inventory and will write down the value for estimated excess and obsolete inventory based upon estimates of future demand and market conditions, when necessary.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets as follows:

Useful life in years
Office furniture	5
Computers and equipment	3

Software Development Costs

The Company capitalizes certain development costs incurred in connection with its internally developed software. These capitalized costs are primarily related to its software which is hosted by the Company and accessed by its customers via a mobile application or web application on a subscription basis. Costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional features and functionality. Maintenance costs are expensed as incurred. Internally developed software is amortized on a straight-line basis over its estimated useful life, generally 3-5 years. The Company capitalized $5,035 and $2,987 in internally developed software during the years ended December 31, 2020 and 2019, respectively. Amortization expense related to internally developed software for the years ended December 31, 2020 and 2019 was $794 and $340, respectively. The net book value of capitalized internally developed software at December 31, 2020 and 2019, was $7,416 and $3,175, respectively.

Intangible Assets

The Company’s finite-lived intangible assets consist primarily of acquisitions of patents and other intangibles. Intangible assets with finite lives are recorded at their estimated fair value at the date of acquisition and are amortized over their estimated useful lives using the straight-line method. Additionally, the Company has indefinite-lived intangible assets that were acquired, primarily including domain names. The net book value of intangible assets at December 31, 2020 and 2019, was $295 and $140, respectively, and included within other non-current assets on the Consolidated Balance Sheets.

Equity Issuance Costs

Costs incurred in connection with the issuance of the Company’s series preferred stock have been recorded as a direct reduction against redeemable convertible preferred stock within the Consolidated Balance Sheets.

Additionally, certain transaction costs incurred in connection with the pending merger agreement which are direct and incremental to the proposed merger (see Note 17, Subsequent Events) have been recorded as a component of prepaid expenses and other current assets within the Consolidated Balance Sheets.

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). This new standard replaces all previous accounting guidance on this topic and eliminates all industry-specific guidance. The new revenue recognition guidance provides a unified model to determine how revenue is recognized. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In doing so, companies need to use more judgment and make more estimates than under prior guidance. Judgments include identifying performance obligations in the contract, estimating the amount of consideration to include in the transaction price, and allocating the transaction price to each performance obligation.

The Company adopted ASU No. 2014-09 and its related amendments (collectively, known as ASC 606, Revenue from Contracts with Customers) effective January 1, 2018, using the full retrospective approach to all contracts. Incremental costs to obtaining customer contracts, primarily sales commissions, were capitalized in accordance with the adoption of ASC 606.

In determining the appropriate amount of revenue to be recognized as it fulfills its obligations under its agreements, the Company performs the following steps: (i) identify contracts with customers; (ii) identify performance obligations; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations; and (v) recognize revenue when (or as) the Company satisfies each performance obligation.

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in ASC 606. Revenues are recognized when control of the promised goods or services are transferred to a customer in an amount that reflects the consideration that the Company expects to receive in exchange for those services. The Company currently generates its revenues from two primary sources: (1) hardware devices and (2) software products.

Hardware

The Company generates hardware revenue primarily from the sale of our portfolio of devices for our smart access and smart apartment solutions. The Company sells hardware to building developers through our channel partners who act as the intermediary and installer. The Company recognizes hardware revenue when the hardware is shipped to our channel partners, which is when control is transferred to the building developer.

The Company provides warranties related to the intended functionality of the products and those warranties typically allow for the return of hardware up to one year for electrical components and five years for mechanical components past the date of sale. The Company determined these warranties are not separate performance obligations as they cannot be purchased separately and do not provide a service in addition to an assurance the hardware will function as expected. The Company records a reserve as a component of cost of hardware revenue based on historical costs of replacement units for returns of defective products. For the years ended December 31, 2020 and 2019, the reserve for hardware warranties was approximately 2% of cost of hardware revenue. The Company also provides certain customers on a wholesale arrangement with a right of return for non-defective product, which is treated as a reduction of hardware revenue based on the Company’s expectations and historical experience. For the years ended December 31, 2020 and 2019, the reserve for wholesale returns against revenue was $131 and $578, and the reserve against accounts receivable was $1,787 and $1,483, respectively.

Software

The Company generates software revenue primarily through the sale of our software-as-a-service, or SaaS, over our cloud-based platform on a subscription-based arrangement. Subscription fees vary depending on the optional features selected by customers as well as the term length. SaaS arrangements generally have term lengths of month-to-month, 2-year, 5-year and 10-year and is a fixed-fee paid upfront except for the month-to-month arrangements. As a result of significant discounts provided on the longer term software contracts paid upfront, the Company has determined that there is a significant financing component and have therefore broken out the interest component and recorded as a component of interest income (expense), net on the Consolidated Statements of Operations and Comprehensive Income (Loss). The amount of interest expense related to this component was $1,524 and $433, for the years ended December 31, 2020 and 2019, respectively.

The services provided by the Company for the subscription-based arrangements are considered stand-ready performance obligations where customers benefit from the services evenly throughout the service period. Revenue is primarily recognized on a ratable basis over the subscription period of the contractual arrangement beginning when or as control of the promised services is available or transferred to the customer.

Performance Obligations

The company enters into contracts that contain multiple distinct performance obligations, hardware and software. The hardware performance obligation includes the delivery of hardware, and the software performance obligation allows the customer access to the software during the contracted-use term when the promised service is transferred to the customer. The Company has determined that the hardware and software are individual distinct performance obligations because both can be sold by the Company on a standalone basis, and because other vendors sell similar technologies and services on a standalone basis.

For each performance obligation identified, the Company estimates the standalone selling price, which represents the price at which the Company would sell the good or service separately. If the standalone selling price is not observable through past transactions, the Company estimates the standalone selling price, taking into account available information such as market conditions, review historical pricing data, and internal pricing guidelines related to the performance obligations. The Company then allocates the transaction price among those obligations based on the estimation of standalone selling price. For software revenue, the Company estimates the transaction price, including variable consideration, at the commencement of the contract and recognizes revenue over the contract term. The aggregate amount of the transaction price allocated to the performance obligations that are unsatisfied was $15,523 as of December 31, 2020. The Company expects to recognize the short-term amount of $2,344 over the next 12 months, and the long-term portion of $13,179 over the contracted-use term of each agreement.

Revenue Disaggregation

The Company had total revenue of $18,061 and $14,887 for the years ended December 31, 2020 and 2019, respectively, all generated within North America.

Deferred Contract Costs

The Company capitalizes commission expenses paid to internal sales personnel that are incremental to obtaining customer software contracts. Costs related to the initial signing of software contracts are amortized over the average customer life, which has been estimated to be ten years. The Company determined the period of benefit by taking into consideration the length of terms in its customer contracts, including renewals and extensions. Amounts expected to be recognized within one year of the balance sheet date are recorded as deferred contract costs, current and is included in prepaid expenses and other current assets on the Consolidated Balance Sheets; the remaining portion is recorded as deferred contract costs non-current, and is included in other non-current assets on the Consolidated Balance Sheets. Amortization expense is included in sales and marketing expense in the Consolidated Statements of Operations and Comprehensive Income (Loss).

The following table represents a roll-forward of the Company’s deferred contract costs:

Balance as of January 1, 2019	$26
Additions to deferred contract costs	151
Amortization of deferred contract costs	(17)

Balance as of December 31, 2019	$160

Additions to deferred contract costs	454
Amortization of deferred contract costs	(65)

Balance as of December 31, 2020	$549

Contract Assets and Contract Liabilities (Deferred revenue)

A contract asset results when goods or services have been transferred to the customer, but payment is contingent upon a future event, other than the passage of time (i.e., type of unbilled receivable). The Company does not have any material unbilled receivables, therefore, does not have any contract assets. The Company only has accounts receivable as disclosed on the face of the Consolidated Balance Sheets.

The Company records contract liabilities to deferred revenue when the Company receives customer payments in advance of the performance obligations being satisfied on the Company’s contracts, which is generally the Company’s software revenue. The Company generally invoices its customers monthly, 2 years, 5 years or 10 years in advance of services being provided. The contract liability balance as of January 1, 2020 and 2019 was $7,068 and $934, respectively. The Company recognized $1,845 and $308 of software revenue during the years ended December 31, 2020 and 2019, respectively, from the beginning contract liability balance as of January 1, 2020 and 2019. Increase in contract liabilities for the years ended December 31, 2020 and 2019 primarily resulted from growth of contracts with new and existing customers. Deferred revenue that will be recognized during the succeeding 12-month period is recorded within current liabilities on the accompanying Consolidated Balance Sheets.

Cost of revenue

Cost of hardware revenue consists primarily of product costs, including manufacturing costs, duties and other applicable importing costs, shipping and handling costs, packaging, warranty costs, assembly costs and warehousing costs, as well as other non-inventoriable costs including personnel-related expenses associated with supply chain logistics and channel partner fees.

Cost of software revenue consists primarily of outsourced hosting costs and personnel-related expenses associated with monitoring and managing the outsourced hosting service provider.

Our cost of revenue excludes depreciation and amortization shown in operating expenses.

General and administrative

General and administrative expense consists primarily of personnel and related expenses for our executive, legal, human resources, finance, and IT functions, including salaries, bonuses, benefits, payroll taxes, travel, and stock-based compensation. Additional expenses included in this category are non-personnel costs such as legal fees, rent, professional fees, audit fees, bad debt expense and insurance costs.

Research and development

Research and development (“R&D”) expense consists primarily of personnel and related expenses for our employees working on our product design and engineering teams, including salaries, bonuses, benefits, payroll taxes, travel and stock-based compensation. Also included are non-personnel costs such as amounts paid to our third-party contract manufacturers for tooling, engineering and prototype costs of our hardware products, fees paid to third party consultants, R&D supplies and rent. R&D costs that do not meet the criteria for capitalization are expensed as incurred. R&D expense was $25,314 and $18,340 for the years ended December 31, 2020 and 2019, respectively.

Sales and marketing

Sales and marketing expense consists primarily of personnel and related expenses for our employees working on our sales, customer success, deployment and marketing teams, including salaries, bonuses, benefits, payroll taxes, travel, commissions and stock-based compensation. Also included are non-personnel costs such as marketing activities (trade shows and events, conferences, and digital advertising), professional fees, rent and customer support.

Costs associated with the Company’s advertising are expensed as incurred and are included in sales and marketing expenses. Advertising expense was $429 and $793 for the years ended December 31, 2020 and 2019, respectively.

Depreciation and amortization

Depreciation and amortization consist primarily of depreciation expense related to investments in property and equipment and internally developed capitalized software.

Impairment of Long-Lived Assets

The Company assesses long-lived assets for impairment in accordance with the provisions of FASB ASC 360, Property, Plant and Equipment. Long-lived assets (asset group), such as property and equipment and internally developed capitalized software costs subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The amount of impairment loss, if any, is measured as the difference between the carrying value of the asset and its estimated fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary. As of December 31, 2020 and 2019, no impairment charge has been recorded.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of December 31, 2020 and 2019, the Company has recorded a full valuation allowance against its deferred tax assets.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Stock-Based Compensation

The Company measures and records the expense related to stock-based payment awards based on the fair value of those awards as determined on the date of grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and uses the straight-line method to recognize stock-based compensation. The Company uses the Black-Scholes-Merton (“Black-Scholes”) option-pricing model to determine the fair value of stock awards. The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of share-based awards, including the option’s expected term and the price volatility of the underlying stock. The Company calculates the fair value of options granted by using the Black-Scholes option-pricing model with the following assumptions:

Expected Volatility—The Company estimated volatility for option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the options’ expected term.

Expected Term—The expected term of the Company’s options represents the period that the stock-based awards are expected to be outstanding. The Company has elected to use the midpoint of the stock options vesting term and contractual expiration period to compute the expected term, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

Risk-Free Interest Rate—The risk-free interest rate is based on the implied yield currently available on US Treasury zero-coupon issues with a term that is equal to the options’ expected term at the grant date.

Dividend Yield—The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

Fair Value Measurements

Fair value accounting is applied for all assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually). Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1—Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2—Inputs are observable, either directly or indirectly, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

Level 3—Inputs are generally unobservable inputs and typically reflect management’s best estimate of assumptions that market participants would use in pricing the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.

Convertible Notes and Derivatives

The Company accounts for convertible notes, net using an amortized cost model pursuant to ASC 835, Interest. Convertible notes are classified as liabilities measured at amortized cost, net of debt discounts from debt issuance costs, lender fees, and the initial fair value of bifurcated derivatives, which reduce the initial carrying amount of the notes. The carrying value is accreted to the stated principal amount at contractual maturity using the effective-interest method with a corresponding charge to interest expense pursuant to ASC 835. Debt discounts are presented on the balance sheet as a direct deduction from the carrying amount of the related debt.

The Company accounts for its derivatives in accordance with, ASC 815-10, Derivatives and Hedging, or ASC 815-15, Embedded Derivatives, depending on the nature of the derivative instrument. ASC 815 requires each contract that is not a derivative in its entirety be assessed to determine whether it contains embedded derivatives that are required to be bifurcated and accounted for as a derivative financial instrument. The embedded derivative is bifurcated from the host contract and accounted for as a freestanding derivative if the combined instrument is not accounted for in its entirety at fair value with changes in fair value recorded in earnings, the terms of the embedded derivative are not clearly and closely related to the economic characteristics of the host contract, and a separate instrument with the same terms as the embedded derivative would qualify as a derivative instrument. Embedded derivatives are measured at fair value and re-measured at each subsequent reporting period, and recorded within convertible notes, net on the accompanying consolidated Balance Sheets and changes in fair value recorded in other income (expense) within the Statements of Operations and Comprehensive Income (Loss).

Earnings per Share

The calculation of earnings per share is based on the weighted average number of common stock or common stock equivalents outstanding during the applicable period. The dilutive effect of common stock equivalents is excluded from basic earnings per share and is included in the calculation of diluted earnings per share. Potentially dilutive securities include outstanding convertible preferred stock, common stock options, and common stock warrants.

The Company follows the two-class method when computing net loss per common share when shares are issued that meet the definition of participating securities. The two-class method determines net loss per common share for each class of common stock and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company’s redeemable convertible preferred stock contractually entitles the holders of such shares to participate in dividends, but does not contractually require the holders of such shares to participate in the Company’s losses. For periods in which the Company reports net losses, diluted net loss per share is the same as basic net loss per share because potentially dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

Diluted shares outstanding are calculated using the treasury stock method or the two-class method, depending on which method is more dilutive for a given period. Under the treasury stock method, the amount the employee must pay for exercising stock options, the amount of compensation cost for future service that the Company has not yet recognized, and the amount of benefits that would be recorded in common shares when the award becomes deductible for tax purposes are assumed to be used to repurchase shares, based on the average share price for the fiscal period.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company invests its excess cash in low-risk, highly liquid money market funds with a major financial institution.

Significant customers are those which represent more than 10% of the Company’s total revenue or gross accounts receivable balance at each balance sheet date. As of December 31, 2020 and 2019, the Company had one customer that accounted for $1,532 and $2,534, or 15% and 29%, of gross accounts receivable, respectively. As of December 31, 2020, the Company had one customer that accounted for $1,894 or 10.5% of total revenue. There was no customer that accounted for greater than 10% of the Company’s total revenue for the year ended December 31, 2019.

Segment Information

The Company has one operating and reportable segment as it only reports financial information on an aggregate and consolidated basis to its Chief Executive Officer, who is the Company’s chief operating decision maker.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize most leases on the balance sheet as a right of use asset and related lease liability. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of the adoption of this ASU on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments, which, together with subsequent amendments, amends the requirement on the measurement and recognition of expected credit losses for financial assets held. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022 and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of the adoption of this ASU on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The update also simplifies GAAP for other areas of Topic 740 by clarifying and amending existing guidance to improve consistent application. The amendment in this update is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years, with early adoption permitted. The Company adopted this standard effective January 1, 2021. The Company has completed the assessment and determined this ASU does not have a material impact on its consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40), which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The amendment in this update is effective for fiscal years beginning after December 15, 2023, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its consolidated financial statements.

3.	FAIR VALUE MEASUREMENTS

The Company’s financial assets and liabilities that are measured at fair value on a recurring basis are summarized as follows:

	As of December 31, 2020
	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
Assets
Cash	$1,244	$—	$—	$1,244

Money market funds	59,285	—	—	59,285

Total assets	$60,529	$—	$—	$60,529

Liabilities
Derivative liabilities	—	—	13,390	13,390

Total liabilities	$—	$—	$13,390	$13,390

	As of December 31, 2019
	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
Assets
Cash	$768	$—	$—	$768
Money market funds	53,450	—	—	53,450

Total assets	$54,218	$—	$—	$54,218

During the year ended December 31, 2020, Level 3 instruments consisted of the Company’s derivative liabilities related to the convertible notes and warrants issued in connection with the term loan. Fair value measurements categorized within Level 3 are sensitive to changes in the assumptions or methodologies used to determine fair value and such changes could result in a significant increase or decrease in the fair value. For the Company’s derivatives related to the convertible notes categorized within Level 3 of the fair value hierarchy, the Company compared the calculated value of the convertible notes with the indicated value of the host instrument, defined as the straight-debt component of the convertible notes. The difference between the value of the straight-debt host instrument and the fair value of the convertible notes results in the value of the derivative instruments. The convertible notes were valued using a discounted cash flow analysis. The Company discounted the future payoffs at risk-adjusted rates consistent with market yields. The discount rate was calculated by adding the risk-free rate, an option adjusted spread and a calibrated risk premium.

•	The selected risk-free rate was based on observed yields on U.S. Treasury securities.

•	The selected option-adjusted spread was based on the ICE Bank of America CCC and Lower US High Yield Index (HOA3); and

•	The calibrated risk premium was calculated as the additional risk premium necessary to reconcile with the original issuance at August 11, 2020.

Since the potential payoffs for the convertible notes are dependent on the outcome of future equity financing rounds, the discounted cash flow models incorporated management’s estimates for the probabilities and timing of future financing events.

The Company’s derivatives related to the warrants in connection with the revolving line of credit are categorized within Level 3 of the fair value hierarchy. The significant unobservable inputs include the expected term, volatility, risk-free interest rate and dividend yield (See Note 11, Convertible Preferred Stock and Equity, for further information).

The following table provides quantitative information regarding the significant unobservable inputs used by the Company:

Term in years	0.3 to 1.3
Calibrated Risk Premium	11.68%
Option Adjusted Spread	8.03%
Risk Free Rate	0.12% - 0.19%

The following table represents the activity of the Level 3 instruments (in thousands):

			For Year Ended December 31, 2020
	Convertible Notes	Warrants
Derivative liabilities - beginning balance	$12,234	$138	$12,372
Change in fair value (1)	287	576	863
Modification (2)	155	—	155

Derivative liabilities - ending balance	$12,676	$714	$13,390

(1)	Recorded in the Consolidated Statements of Operations and Comprehensive Income (Loss) within other income (expense).
(2)	Recorded in the Consolidated Statements of Operations and Comprehensive Income (Loss) within loss on extinguishment of debt.

There were no purchases or sales during the year ended December 31, 2020. There were no transfers into or out of Level 3 during the year ended December 31, 2020.

4.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following as of December 31, 2020 and 2019:

	2020	2019
Office furniture	$86	$122
Computers and equipment	1,789	1,542

Property and equipment	1,875	1,664
Less: accumulated depreciation	(1,122)	(600)

Total property and equipment, net	$753	$1,064

Total depreciation expense for the years ended December 31, 2020 and 2019, was $544 and $379, respectively.

The Company did not acquire any property and equipment under capital leases during the years ended December 31, 2020 and 2019.

5.	INTERNALLY DEVELOPED SOFTWARE, NET

Internally developed software, net consisted of the following as of December 31, 2020 and 2019:

	2020	2019
Internally developed software	$4,235	$1,627
Construction in progress	4,451	2,024
Less: accumulated amortization	(1,270)	(476)

Total internally developed software, net	$7,416	$3,175

Capitalized costs associated with construction in progress are not amortized into amortization expense until the related assets are put into service.

Total amortization expense for the years ended December 31, 2020 and 2019, was $794 and $340, respectively.

6.	INVENTORIES, NET

Inventories, net consisted of the following as of December 31, 2020 and 2019:

	2020	2019
Raw materials	$2,242	$2,444
Finished goods	6,376	3,891
Excess and obsolete reserve	(325)	(182)

Total inventories, net	$8,293	$6,153

The Company did not experience any significant write-downs for the years ended December 31, 2020 and 2019.

7.	ACCRUED EXPENSES

Accrued expenses consisted of the following as of December 31, 2020 and 2019:

	2020	2019
Accrued payroll	$1,246	$279
Accrued duties	204	245
Accrued warranties	284	92
Accrued purchases	25	1,192
Accrued excess inventory	465	—
Accrued operating expenses	3,505	1,067
Other accrued expenses	52	3

Total accrued expenses	$5,781	$2,878

Certain prior period Other accrued expenses have been reclassified to Accrued operating expenses for consistency with the current year presentation and had no effect on the consolidated financial statements.

8.	DEBT

Term loan, net was comprised of the following indebtedness to various lenders as of December 31, 2020 and 2019:

	2020	2019
Term loan	$5,000	$—
Derivative liability	714	—

Less: current maturities	(—)	(—)
Less: unamortized discounts and fees	(127)	—
Less: debt issuance costs	(106)	(—)

Total term loan, net	$5,481	$—

Revolving line of credit and term loan

In September 2020, the Company obtained a revolving line of credit as well as a term loan, both of which are secured by a first-perfected security interest in substantially all of the assets of the Company. In connection with the term loan, the Company issued warrants to purchase common stock. Refer to Note 11, Convertible Preferred Stock and Equity, for additional information.

The revolving line of credit provides for a credit extension of up to $5,000 and bears interest at the greater of the prime rate plus 2% or 5.25% per annum, as long as the Company maintains an Adjusted Quick Ratio of 1.25. If the Adjusted Quick Ratio falls below 1.25, then the revolving line of credit bears interest at the greater of the prime rate plus 3% or 6.25% per annum. The Company may only borrow up to 80% of eligible accounts receivable. In addition to this borrowing limit, under the terms of the agreement, the revolving line of credit may only be drawn if the Company adheres to certain conditions related to its accounts receivable. Eligible accounts receivable is defined in the loan agreement as accounts billed with aging 90 days or less. In addition it excludes accounts receivable due from customers outside of the United States or in a currency other than U.S. dollars and in dispute or otherwise deemed doubtful to be collected. The revolving line of credit matures on September 21, 2022, in which all outstanding principal and interest is due in full. The proceeds of the borrowing under the revolving line of credit may be used for working capital and general corporate purposes. As of December 31, 2020, the Company had not drawn on the $5,000 available line of credit.

The available amount under the term loan is an initial $5,000, with two additional tranches of $2,500 each pending the conditions of the agreement, which the Company can draw down on in annual increments from closing. Under the terms of the agreement, the two additional tranches are available subject to revenue and financing conditions that must be adhered to within the specified period prior to drawing down each tranche. The term loan bears interest at the greater of the prime rate plus 3% or 6.25% per annum. The term loan matures on December 1, 2024, in which all outstanding principal and interest is due in full. Interest expense related to the term loan, including accretion expense and debt issuance amortization, was $138 for the year ended December 31, 2020.

The Company is subject to certain affirmative and negative financial covenants that it is required to meet in order to maintain its credit facilities, including approval required for certain dividend approval restrictions and a minimum bookings amount if the Company’s cash balance plus the amount available under the revolving line of credit falls below $20,000 combined. As of December 31, 2020, the Company was in compliance with all debt covenants.

Convertible Notes, Net

The following table summarizes the aggregate values recorded for the convertible notes as of December 31, 2020 and 2019:

	2020	2019
Principal	$50,000	$—
Derivative liability	12,676	—

Less: debt issuance cost	(37)	—
Less: unamortized discounts and fees	(10,925)	—

Net carrying amount	51,714	—

Less: current portion	—

Non-current portion	$51,714	$—

2019 Convertible Notes

Between February 21, 2019 and April 17, 2019, the Company issued a series of convertible promissory notes to various investors pursuant to a Note Purchase Agreement dated February 21, 2019, each with a maturity date of February 21, 2021 (subject to the holder’s option to extend the maturity date for a period of one year), for an aggregate principal amount of $8,995. The notes accrue interest at a rate of 5% per annum that is due and payable upon the earlier to occur of the maturity date or an event of default, unless otherwise converted prior to maturity or an event of default.

The terms of the notes provide for the principal and accrued interest to automatically convert into the type of preferred stock issued in a sale of preferred stock in which the Company receives gross proceeds in excess of $50,000 (“Next Equity Financing”) at a conversion price equal to 90% of the price paid per share by the investors in the Next Equity Financing. Upon (i) a merger or consolidation of the Company or a subsidiary of the Company, (ii) the sale of substantially all of the Company’s assets, (iii) the liquidation, dissolution or winding up of the Company (collectively, a “Corporate Transaction”), or (iv) an initial public offering (“IPO”), all outstanding principal and interest of the notes shall, at the holder’s option, be due and payable in full or be converted into common stock of the Company at a conversion price equal to 90% of the price per share offered for the shares of common stock upon a Corporate Transaction or IPO. If the Company consummates a sale of preferred stock with gross proceeds between $30,000 and $50,000 (“Non-Qualified Financing”), all outstanding principal and interest of the notes shall, at the holder’s option, be converted into the type of preferred stock issued in the Non-Qualified Financing at a conversion price equal to the price paid per share for the equity securities by the investors in the Non-Qualified Financing.

The Company determined that the features providing for conversion into stock sold in a Next Equity Financing, upon a Corporate Transaction, or upon an IPO at a stated discount (e.g., 90%) represent embedded derivatives which require separate accounting recognition in accordance with subtopic ASC 815-15, Embedded Derivatives. The fair value of the embedded derivative on the date of issuance of $999 was recorded as a derivative liability and combined with the debt host contract within convertible notes, net on the accompanying Consolidated Balance Sheets, with an offset recorded as a discount against convertible notes, net.

Upon the issuance of the Series B-1 preferred stock in May 2019 (see Note 11, Convertible Preferred Stock and Equity), there was a settlement of the full principal balance of $8,995 plus accrued interest of $74, thereby extinguishing the notes and resulting in a loss on debt extinguishment of $916.

2020 Convertible Notes

Between August 11, 2020 and October 23, 2020, the Company issued a series of convertible promissory notes to various investors pursuant to a Note Purchase Agreement dated August 11, 2020, subsequently amended with a Note Purchase Agreement dated October 23, 2020, with a maturity date of April 23, 2022 (subject to the holder’s option to extend the maturity date for a period of one year), for an aggregate principal amount of $50 million. The notes accrue interest at a rate of 5% per annum for the first 6 months, 7% per annum for the following 6 months, and 9% per annum from month 13 until maturity, that is due and payable upon the earlier to occur of the maturity date or an event of default, unless otherwise converted prior to maturity or an event of default.

The terms of the notes provide for the principal and accrued interest to automatically convert into the type of preferred stock issued in a sale of preferred stock (“Next Equity Financing”) at a conversion price equal to the lesser of 80% of the price paid per share by the investors in the Next Equity Financing, or $650 million divided by the Company’s then fully-diluted capitalization (exclusive of the Notes and any other then-outstanding convertible notes or other convertible instruments issued by the Company) prior to the Next Equity Financing. Upon (i) a merger or consolidation of the Company or a subsidiary of the Company, (ii) the sale of substantially all of the Company’s assets, (iii) the liquidation, dissolution or winding up of the Company (collectively, a “Corporate Transaction”), (iv) the closing of the Company’s initial public offering or a merger, acquisition or other business combination involving the Company and a publicly traded special purpose acquisition company (a “Qualified Public Company Event”) outstanding principal at 1.25 times par value, and interest of the note shall, at the holder’s option, be due and payable in full or be converted into common stock of the Company at a conversion price equal to the lesser of 80% of the price per share offered for the shares of common stock upon a Corporate Transaction or Qualified Public Company Event, or $650 million divided by the Company’s then-outstanding capitalization (exclusive of (1) the notes and any other then-outstanding convertible notes issued by the Company and (2) out-of-the money or unvested options or warrants).

The Company determined that the features providing for conversion into stock sold in a Next Equity Financing, upon a Corporate Transaction, or upon a Qualified Public Company Event at a stated discount represent embedded derivatives which require separate accounting recognition in accordance with subtopic ASC 815-15, Embedded Derivatives. The fair value of the embedded derivative on the date of issuance of $12,234 was recorded as a derivative liability and combined with the debt host contract within convertible notes, net on the accompanying Consolidated Balance Sheets, with an offset recorded as a discount against convertible notes, net. Upon amendment of the Note Purchase Agreement on October 23, 2020, the Company recorded an extinguishment of debt in the amount of $199, which was included in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Annual maturities of long-term debt are as follows:

Year ending December 31
2021	—
2022	51,667
2023	1,667
2024	1,666
2025	—

Total principal payments	55,000

9.	DERIVATIVES

As described in Note 8, Debt, and Note 11, Convertible Preferred Stock and Equity, the Company identified certain embedded derivatives related to contingent requirements to repay its convertible notes at a substantial premium to par, as well as certain derivatives in its warrants in connection with its term loan. These derivatives are carried at estimated fair value on the accompanying Consolidated Balance Sheets as a portion of convertible notes, net and term loan, net. Changes in the estimated fair value of the derivatives are reported as other income (expense) in the accompanying Consolidated Statements of Operations. Refer to Note 3, Fair Value Measurement, for additional information. The change in fair value of derivatives for the year ended December 31, 2020 was $863.

10.	COMMITMENTS AND CONTINGENCIES

Commitments

The Company has entered into various operating lease agreements, which are generally for offices and facilities. In December 2018, the Company signed a sublease agreement for their primary office space in New York City, which expired in December 2019. In January 2020, the Company signed a new one-year sublease agreement for their New York City office space where the landlord is a shareholder of the Company. In August 2020, the Company terminated this sublease as of September 2020. In addition, the Company no longer had to pay cash rent for the periods from April through September 2020. In connection with this agreement, the Company issued warrants to purchase 363 shares of its common stock, which are exercisable for a 10-year period. The initial strike price is $.01 per share. Leases for additional office spaces are maintained in California, and Taiwan. The lease agreements often include escalating lease payments, renewal provisions and other provisions which require the Company to pay taxes, insurance, maintenance costs or defined rent increases.

The following table presents the future minimum lease payments under the non-cancelable operating leases as of December 31, 2020 as follows:

Year Ended December 31,	Minimum Lease Payments
2021	$359
2022	95
2023	—
2024	—
2025	—

Rental expense related to all office leases for the years ended December 31, 2020 and 2019, was $1,310 and $1,887, respectively. Rent expense is allocated between cost of hardware revenue, research and development, general and administrative, and sales and marketing, depending on headcount and the nature of the underlying lease.

Litigation

The Company also evaluates, on a quarterly and annual basis, developments in legal proceedings, investigations, claims, and other loss contingencies that could affect any required accrual or disclosure or estimate of reasonably possible loss or range of loss.

Management of the Company currently does not believe it is reasonably possible that the Company may have incurred a material loss, or a material loss in excess of recorded accruals, with respect to loss contingencies in the aggregate, for the fiscal year ended December 31, 2020.

The Company settled or resolved certain legal matters during the fiscal years ended December 31, 2020 and 2019 that did not individually or in the aggregate have a material impact on the Company’s business or its consolidated financial position, results of operations or cash flows.

11.	CONVERTIBLE PREFERRED STOCK AND EQUITY

The Company’s certificate of incorporation, as amended, designates and authorizes the Company to issue 184,204 shares, consisting of (i) 113,000 shares of common stock, par value $0.00001 per share; and (ii) 71,204 shares of preferred stock, $0.00001 par value per share, 7,971 shares of which are designated as Series Seed Preferred Stock, 15,231 shares of which are designated as Series A Preferred Stock, 8,464 shares of which are designated as Series A-1 Preferred Stock, 18,736 shares of which are designated as Series B Preferred Stock, 18,112 shares of which are designated as Series B-1 Preferred Stock and 2,690 shares of which are designated as Series B-2 Preferred Stock.

In May 2019, the Company sold and issued 15,226 shares of series B-1 preferred stock for cash proceeds net of issuance costs of $56,542. Upon the issuance of the Series B-1 preferred stock, the Company settled the full principal balance plus accrued interest of the 2019 Convertible Notes (see Note 8, Debt) through the issuance of 2,690 shares of series B-2 preferred stock.

In February 2020, through a subsequent closing, the Company sold and issued 2,751 shares of series B-1 preferred stock for cash proceeds of approximately $10,300.

Preferred stock as of December 31, 2020, consisted of the following (in thousands, except per share amounts):

	Issuance Start Date	Shares Authorized	Shares issued and Outstanding	Issuance Price Per Share	Carrying value	Liquidation Preference
Series Seed	July 14, 2014	3,971	3,971	$0.60	$1,768	$4,978
Series Seed	April 29, 2015	4,000	4,000	0.63	2,479	5,101
Series A	January 19, 2016	15,231	15,231	0.75	11,110	11,367
Series A-1	May 5, 2017	8,464	8,464	1.18	9,737	10,000
Series B	July 30, 2018	15,983	15,983	3.13	50,000	50,000
Series B—2019 Convertible Notes conversion at 10% discount	July 30, 2018	2,753	2,753	2.82	8,601	7,752
Series B-1	May 20, 2019	18,112	17,977	3.74	66,842	67,300
Series B-2	May 20, 2019	2,690	2,690	3.37	10,068	9,064

Total		71,204	71,069		$160,605	$165,562

The Company has recorded the convertible preferred stock that was issued at its fair value (i.e., the amount of proceeds received), net of issuance costs.

The holders of Series Seed, Series A, Series A-1, Series B, Series B-1, and Series B-2 preferred stock have various rights and preferences as follows:

Voting

Each share of preferred stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as one class with the common stock, except as below:

Holders of a majority of the Series Seed, Series A, Series A-1, and Series B preferred stock are entitled to elect, voting as a separate class, one member to the Company’s Board of Directors.

Holders of a majority of Series B-1 and Series B-2 preferred stock voting together as a single class on an as-converted to common stock basis, are entitled to elect one member to the Company’s Board of Directors.

Holders of a majority of the common stock are entitled to elect, each voting separately as a class, four members to the Company’s Board of Directors.

Holders of common stock and preferred stock are entitled to elect, voting together as a single class on an as- converted basis, all remaining directors.

Protective Provisions

At any time when greater than 9,349 shares of preferred stock remain outstanding, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the written consent or affirmative vote of the requisite holders given in writing or by vote at a meeting: (a) effect any Liquidation Event, (b) acquire another company or business, unless otherwise approved by the board of directors, (c) increase or decrease the total number of authorized shares of Common Stock or Preferred Stock, (d) declare or pay any dividends on or declare or make any other distribution on account of any shares of Preferred Stock or Common Stock, (e) change the authorized number of directors of the Company, (f) authorize or issue, or obligate itself to issue, any equity security having a preference over, or being on a parity with any Preferred Stock with respect to dividends, liquidation or redemption, other than the issuance of any authorized but unissued shares of Preferred Stock. (g) redeem, purchase, or otherwise acquire any shares of preferred stock or common stock, (h) terminate any key employee or founder, unless approved by the board of directors, (i) adopt any new, or increase the number of shares of common stock reserved for issuance under any existing, equity incentive plan, unless approved by the board of directors, (j) create, invest in or hold equity in any non-wholly owned subsidiary, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose of all or substantially all of the assets of such subsidiary, unless approved by the board of directors, (k) incur or refinance any indebtedness for borrowed money unless approved by the board of directors, (l) amend, alter or repeal any provision of the certificate of incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of any series of preferred stock.

Dividends

The holders of Series Seed, Series A, Series A-1, Series B, Series B-1, and Series B-2 preferred stock shall be entitled to receive, out of any funds legally available, noncumulative dividends prior and in preference to any dividends paid on the common stock, at the rate of 8% of the applicable original issue price for each series of preferred stock, as adjusted for stock splits, stock dividends, combinations, recapitalizations, and similar transactions, when, as and if declared by the Board of Directors. After payment of such dividends on the preferred stock, any additional dividends or distributions shall be distributed among all holders of Common Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of preferred stock were converted to Common Stock at the then-effective conversion rate. Such dividends are not cumulative. No dividends have been declared or paid on the Company’s preferred stock.

Liquidation Preference

In the event of any liquidation, dissolution, or winding-up of the Company, the holders of preferred stock shall be entitled to receive, ratably, prior and in preference to any distribution of the assets or funds of the Company to the holders of the common stock, an amount equal to the issuance price per share of $.60, $.63, $.75, $1.18, $3.13, $2.82, $3.74, and $3.37 for Series Seed (issued before April 2019, 2015), Series Seed (issued after April 29, 2015), Series A, Series A-1, Series B, Series B-1, and Series B-2, respectively, as adjusted for stock splits, stock dividends, combinations, recapitalizations, and similar transactions, plus any accrued and unpaid dividends and any other declared but unpaid dividends (the “Liquidation Preference”). If the Company has insufficient assets to permit payment of the Liquidation Preference in full to all holders of preferred stock, then the assets of the Company shall be distributed ratably to the holders of preferred stock in proportion to the Liquidation Preference such holders would otherwise be entitled to receive.

After the payment of all preferential amounts required to be paid to the holders of shares of preferred stock and before any payment shall be made to the holders of common stock, if proceeds remain, one investor of the Company is entitled to receive a baseline liquidation bonus. The baseline liquidation bonus amount for each share of series B preferred stock held by the investor is equal to the greater of a) the amount the investor would have received upon the execution of a liquidation event if the series B preferred stock outstanding were entitled to receive proceeds in the aforementioned liquidation event and b) the amount the investor actually receives in the liquidation event for each share of series B preferred stock.

After payment of the Liquidation Preference to the holders of preferred stock and the investor previously mentioned, the remaining assets of the Company shall be distributed ratably to the holders of common stock on a fully converted basis.

The liquidation preference provisions of the preferred stock are considered contingent redemption provisions as there are certain elements that are not solely within the control of the Company. These elements primarily relate to deemed liquidation events such as a change in control. As a result, the Company considers the preferred stock as redeemable and has classified the preferred stock outside of stockholders’ equity (deficit) in the mezzanine section of the Consolidated Balance Sheets.

Conversion

Each share of preferred stock is convertible at the option of the holder, at any time after the date of issuance of such share, into shares of common stock as is determined by dividing the original purchase price of preferred stock by the conversion price in effect at the time of conversion for such series of preferred stock. The conversion price per share of Series Seed (before April 29, 2019), Series Seed (after April 29, 2015) Series A, Series A-1, Series B, Series B-1, and Series B-2, preferred stock shall be $.60, $.63, $.75, $1.18, $3.13, $2.82, $3.74, and $3.37 per share, respectively, as defined by the Company’s certificate of incorporation, as amended. As of December 31, 2020, the conversion ratio for preferred stock was one-to-one.

Each share of preferred stock will automatically be converted into shares of common stock at the then-effective conversion rate of such shares upon either (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock of the Company to the public with offering proceeds to the Company in excess of $150,000 (net of underwriters’ discounts, concessions, commissions, and expenses) or (ii) the consent of holders of at least a majority of the then-outstanding shares of preferred stock, voting together as a single class on an as-converted basis.

Common Stock Reserved for Future Issuance

The Company had reserved shares of common stock for future issuance as of December 31, 2020 and 2019, respectively, as follows (in thousands):

	2020	2019
Conversion of outstanding redeemable convertible preferred stock	71,069	68,318
Stock options issued and outstanding	24,179	21,448
Warrants issued and outstanding.	354	261
Remaining shares available for future issuance	1,003	3,869

Total	96,605	93,896

Warrants

In 2015, the Company issued warrants to purchase 72 shares of common stock, which are exercisable for a 10-year period. The initial strike price is $0.005 per share. All 72 shares were converted into common shares in January 2021.

In 2018, the Company issued warrants to purchase 147 shares of common stock, which are exercisable for a 10-year period. Of the warrants issued in 2018, 96 were converted into common shares as of December 31, 2020 at a strike price of $.01 per share. As of December 31, 2020, 51 warrants are outstanding at a strike price of $.37 per share.

In 2019, the Company issued warrants to purchase 42 shares of common stock, which are exercisable for a 10-year period. The initial strike price is $.01 per share. All 42 warrants issued in 2019 have been converted into common shares as of December 31, 2020.

In September 2020, in connection with the execution of the term loan, the Company issued warrants, classified and accounted for as liabilities, to purchase 231 shares of common stock, which are exercisable for a 12-year period. The initial strike price is $.91 per share.

In October 2020, the Company issued warrants to purchase 434 shares of common stock, which are exercisable for a 10-year period. The initial strike price is $.01 per share. All 434 warrants issued in October 2020 have been converted into common shares as of December 31, 2020.

Fair Valuation Methodology

The Company has historically issued warrants which were classified and accounted for as either liabilities or equity instruments on the Consolidated Balance Sheets, depending on the nature of the issuance. The Company’s warrants are initially measured at fair market value. The Company employs the Black-Scholes pricing model to calculate the value of the warrants and record the value. The inputs utilized by management are highly subjective, changes in the inputs and estimates could result in a material change to the calculated value. One of the key inputs used by management in calculating the value of these awards is the common stock price. Management and the board of directors considered various objective and subjective factors to determine the fair value of the Company’s common stock price at various grant dates, including the value determined by a third-party valuation firm. These factors included, among other things, financial performance, capital structure, forecasted operating results and market performance analyses of similar companies in our industry. The assumptions used in calculating the fair value of warrants represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. These warrants are measured at fair value using significant unobservable inputs (Level 3) and amounts to $576 and $116 as of December 31, 2020 and 2019, respectively. The 2019 warrants and the 2020 warrants issued in connection with the Company’s sublease were recorded within equity and allocated between research and development, general and administrative and sales and marketing on the Consolidated Statements of Operations and Comprehensive Income (Loss), depending on headcount as the issued warrants were in return for rental of office space. The 2020 warrants issued in connection with the term loan are recorded as derivative liabilities, within convertible notes, net on the Consolidated Balance Sheets. The debt discount is amortized over the life of the debt.

Key inputs to calculate the fair value of the warrants using the Black-Scholes pricing model were as follows:

	2020	2019
Expected term	10-12 years	10 years
Volatility	55.0 – 61.0%	55.0%
Risk-free interest rate	0.68 – 0.93%	2.03%
Dividend yield	0%	0%

May and June 2019 Secondary Purchase

In May and June 2019, LI SPV, LLC (“SPV”), an unrelated third party with no pre-existing equity investment or business relationship with the Company, purchased 874 shares of the Company’s vested common stock and common stock options from employees and non-employee consultants for $3.74 per share. The price per share was pegged to the Company’s May 20, 2019 Series B-1 preferred stock issuance price of $3.74 per share (see Note 8, Debt). SPV did not contemporarily participate in the Company’s May 2019 Series B-1 preferred stock offering.

The Company concluded that the price per share paid by SPV for the shares purchased from employees of the Company was in excess of fair value. In accordance with ASC 718, the Company concluded the excess value represents compensation to its employees, and therefore constitutes employee stock compensation expense. The Company recorded $2,476 in stock-based compensation expense related to the transaction allocated to general and administrative, sales and marketing, and research and development in the Consolidated Statements of Operations and Comprehensive Income (Loss).

12.	EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted net income per share for common stock and preferred stock:

	Common Stock 2020	Common Stock 2019
Numerator:
Numerator for basic and diluted net loss per share—net loss	$(65,994)	$(50,226)
Denominator:
Denominator for basic net loss per share-weighted-average common shares	8,069	7,318
Effect of dilutive securities	—	—

Denominator for diluted net loss—adjusted weighted-average common shares	8,069	7,318

Basic net loss per share	$ (8.18)	$(6.86)

Diluted net loss per share	$ (8.18)	$(6.86)

Potential common shares of 95,602 and 90,028 of preferred stock, common stock options, and common stock warrants were excluded from diluted EPS for the years ended December 31, 2020 and 2019, respectively, as the Company had net losses and their inclusion would be anti-dilutive (see Note 11, Convertible Preferred Stock and Equity and Note 13, Stock-Based Compensation).

13.	STOCK-BASED COMPENSATION

Stock Option Plans

In January 2016, the Company adopted the Latch, Inc. 2016 Stock Plan (the “Plan”) pursuant to which the Board of Directors may grant nonstatutory stock options to purchase shares of the Company’s common stock to outside directors and consultants and either nonstatutory or incentive stock options to purchase shares of the Company’s common stock to employees. The Plan authorizes grants of options up to 21,613. In May 2019, the Plan was modified and amended to authorize an aggregate of 24,413 shares. Stock options must be granted with an exercise price equal to the stock’s fair market value at the date of grant. Stock options generally have 10-year terms and vest over a four-year period starting from the date specified in each agreement. As of December 31, 2020, the Plan had 1,003 shares available for grant.

A summary of the status of the employee and nonemployee stock options as of December 31, 2020, and changes during the year then ended is presented below (the number of options represents ordinary shares exercisable in respect thereof):

	Options Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
Balance at December 31, 2019	21,448	$0.50
Options forfeited	(1,228)	$0.77
Options expired	(82)	$0.50
Options exercised	(694)	$0.35
Options granted	4,735	$0.91

Balance at December 31, 2020	24,179	$0.57	$8,244

Exercisable at December 31, 2020	14,559	$0.44	$6,913

The weighted-average grant-date fair value of options granted during the years ended December 31, 2020 and 2019 was $.42 and $.37, respectively.

The Company records stock-based compensation expense on a straight-line basis over the vesting period. As of December 31, 2020 and 2019, total compensation cost not yet recognized related to unvested stock options was $3,356 and $3,315, respectively, which is expected to be recognized over a weighted-average period of 2.49 and 2.82 years, respectively. Additionally, the Company records forfeitures as they occur.

Stock-based compensation expense was $1,525 and $3,534, net of capitalized costs of $35 and $133 included within internally developed software for the years ended December 31, 2020 and 2019, respectively. All stock-based compensation expense is included in cost of hardware revenue, sales and marketing, general and administrative, and research and development on the Consolidated Statements of Operations and Comprehensive Income (Loss).

The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, which affect the fair value of each stock option.

The assumptions used to estimate the fair value of stock options granted during the years ended December 31, 2020 and 2019, are as follows:

	2020	2019
Expected term	6 years	6 years
Volatility	48.89% - 49.49%	47.60% - 48.84%
Risk-free interest rate	0.26% -0.67%	1.45% -2.62%
Dividend yield	0%	0%

Since the Company’s stock is not publicly traded, the expected volatility is based on the historical and implied volatility of similar companies whose stock or option prices are publicly available, after considering the industry, stage of life cycle, size, market capitalization, and financial leverage of the other companies. The risk-free interest rate assumption is based on observed U.S. Treasury yield curve interest rates in effect at the time of grant appropriate for the expected term of the stock options granted. As permitted under authoritative guidance, due to the limited amount of option exercises, the Company used the simplified method to compute the expected term for options granted to nonexecutive employees in the years ended December 31, 2020 and 2019. The same methodology was applied to executives for the years ended December 31, 2020 and 2019.

14.	INCOME TAXES

The provision for income taxes for the year ended December 31, 2020 and 2019, consisted of the following:

	2020	2019
Current
Federal	$—	$—
State	8	50

	8	50
Deferred
Federal	—	—
State	—	—

Total deferred	—	—

Total provision	$8	$50

As of December 31, 2020 and 2019, the Company’s net deferred tax liabilities consisted of the following:

	2020	2019
Net operating losses	$41,170	$24,733
Provision for doubtful accounts	498	469
Inventory reserves	86	48
Accrued expenses	804	35
Warrant expense	4	26
Deferred revenue	1	181
Stock-based compensation	139	110
Intangible assets	280	298
Convertible notes	593	—
Charitable contributions	4	4
Credits	343	343

Total deferred tax assets before valuation allowance	43,922	26,247
Valuation allowance	(41,787)	(25,346)

Deferred tax assets net of valuation allowance	2,135	901
Deferred commissions	(176)	(42)
Unrealized FX gain/loss	(6)	—
Fixed assets	(1,953)	(859)

Total deferred tax liabilities	(2,135)	(901)

Deferred tax liabilities, net	$—	$—

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted in the United States. The CARES Act contains several tax provisions, including modifications to the net operating loss (“NOL”) and business interest limitations as well as a technical correction to the recovery period for qualified improvement property. The Company has evaluated these provisions in the CARES Act and does not expect a material impact to the provision.

As of December 31, 2020, the Company had approximately $18,168 in gross Federal NOL carryforwards available to offset future taxable income that will begin to expire in 2034 and approximately $132,351 in federal NOL carryforwards available to offset future taxable income that have an indefinite life. The Company had approximately $138,299 in gross state NOL carryforwards available to offset future taxable income. Some of these net operating losses follow the Federal Tax Cuts and Job Acts and are indefinite life and others are finite life with various expiration dates.

The NOL carryforwards and R&D tax credits are available to reduce future taxable income and tax. However, Sections 382 and 383 of the Internal Revenue Code, and similar state regulations, contain provisions that may limit the NOL carryforwards and R&D tax credits available to be used to offset income in any given year upon the occurrence of certain events, including changes in the ownership interests of significant stockholders. In the event of a cumulative change in the ownership interest of significant stockholders in excess of 50% over a three-year period, the amount of the NOL carryforwards and R&D tax credits that the Company may utilize in any one year may be limited. The Company performed an analysis on Section 382 of the Internal Revenue Code and determined that it does not have any NOL limitations for the year ended December 31, 2020.

Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. As significant piece of objective negative evidence was the cumulative loss incurred over the three-year period ended December 31, 2020 and 2019. Such objective evidence limits the ability to consider other subjective evidence, such as our projections for future growth.

On the basis of this evaluation, as of December 31, 2020 and 2019, a valuation allowance of $41,787 and $25,346, respectively, has been recorded to recognize only the portion of the deferred tax asset that is more likely than not to be realized. The amount of the deferred tax asset considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight is given to subjective evidence such as our projections for growth. For the years ended December 31, 2020 and 2019, the valuation allowance increased by $16,441 and $12,063, respectively.

For the years ended December 31, 2020 and 2019, the Company’s effective tax rate was different from the US federal statutory rate. This difference is primarily attributable to the effect of state and local income taxes and permanent differences between expenses deductible for financial reporting purposes offset by the valuation allowances placed on the Company’s deferred tax assets.

The reconciliation of the Company’s effective tax rate to the statutory federal rate is as follows:

	2020		2019
	$	%	$	%
Federal statutory rate	$(13,857)	21.00%	$(10,544)	21.00%
Permanent items	338	(0.51)	1,009	(2.01)
State and local taxes, net of federal taxes	(3,560)	5.39	(2,497)	4.97
Deferred rate changes	(17)	0.03	(21)	0.04
Valuation allowance	16,441	(24.91)	12,063	(24.02)
Other	663	(1.00)	40	(0.08)

Effective tax rate	$8	—%	$50	(0.10)%

The Company evaluated the provisions of ASC 740, Income Tax, related to the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. ASC 740 prescribes a comprehensive model for financial statement recognition, measurement, presentation, and disclosure of uncertain positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. Differences between tax positions taken or expected to be taken in a tax return and the benefits recognized and measured pursuant to the interpretation under ASC 740 are referred to as “unrecognized tax benefits.” A liability is recognized (or an amount of net operating loss carryover or tax refundable is reduced) for an unrecognized tax benefit because it represents an enterprise’s potential future obligation to the taxing authorities for a tax position that was not recognized as a result of applying the provisions of ASC 740. As of December 31, 2020 and 2019, no liability for unrecognized tax benefits was required to be recorded by the Company. Management does not expect any significant changes in its unrecognized tax benefits in the next 12 months. The Company includes interest and penalties related to unrecognized tax benefits within income tax expense. There are no interest or penalties relating to tax positions during the years ended December 31, 2020 and 2019.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal, state and foreign jurisdictions, where applicable. There are currently no pending tax examinations. The Company’s tax years are still open under statute from December 31, 2017 to the present. Federal and state net operating losses are subject to review by taxing authorities in the year utilized.

15.	RELATED-PARTY TRANSACTIONS

Throughout the Company’s history, the Company has obtained equity funding from strategic partners whom the Company transacts with through the ordinary course of business. As such, the Company has customers who are also shareholders and directors in the Company. The Company charges market rates for products and services which are offered to these strategic partners customers. As of December 31, 2020 and 2019, the Company had $1,372 and $487, respectively, of receivables due from these customers, which are included within accounts receivable on the Consolidated Balance Sheets. For the years ended December 31, 2020 and 2019, the Company had $1,928 and $1,998, respectively, of hardware revenue, and $384 and $144, respectively, of software revenue, which was included within the Consolidated Statements of Operations and Comprehensive Income (Loss).

In addition to its related party customers, the Company also has shareholders who are considered related party vendors that the Company transacts with through the ordinary course of business, and the Company pays market rates for products and services with these vendors. As of December 31, 2020 and 2019, the Company had $145 and $47, respectively, of payables due to these vendors, which are included within accounts payable on the Consolidated Balance Sheets.

In January 2020, the Company signed a new one-year sublease agreement for their New York City office space where the landlord is a shareholder of the Company. For the year ended December 31, 2020, the Company had rental expense of $575 related to the sublease, which is consistent with market rental rates for similar subleases. Refer to Note 10, Commitments and Contingencies, for additional information.

Additionally, in August 2020, the Company hired a chief product officer who is also the sole owner of one of the Company’s vendors. The Company currently engages with the vendor through the ordinary course of business, resulting in related party transactions. The Company pays market rates for products and services with this vendor. Total expense with this vendor for the year ended December 31, 2020 was $775. As of December 31, 2020, the Company had $43 of payables, which is included within accounts payable on the Consolidated Balance Sheets.

16.	RETIREMENT PLAN

The Company has a savings plan pursuant to Section 401(k) of the Internal Revenue Code (the “Code”) under which all employees meeting eligibility requirements are able to participate. The plan was established for the purpose of providing eligible employees and their beneficiaries funds for retirement. Subject to certain limits set forth in the Code, employees are permitted to make contributions to the plan on a pre-tax salary reduction basis. The Company may elect to make discretionary matching and profit-sharing contributions each year as determined annually. There were no employer contributions to the savings plan for the years ended December 31, 2020 and 2019.

17.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events and transactions that have occurred after December 31, 2020 up to March 10, 2021 and is not aware of any material events other than those described below.

Purchase Commitment

In January 2021, the Company entered into an arrangement with a supplier which requires future minimum purchases of inventory for an aggregate amount of $3,255 in scheduled installments starting in August 2021 through December 2022.

Secondary Purchase

On January 19, 2021, one of the Company’s existing equity holders acquired an additional 3,132 shares of the Company’s common stock from certain employees and nonemployee service providers at a price per share of $8.90. This price was determined based on the pre-money equity valuation ascribed to the Company by TS Innovation Acquisitions Corp. (“TSIA”) and the estimated conversion ratio at the time of the sales. The foregoing sales were consummated directly among the equity holders to satisfy the acquiring equity holder’s demand for additional shares of the Company’s common stock without increasing the size of the private placement transaction (“PIPE transaction”) and causing incremental dilution to investors in the combined company.

Merger Agreement

On January 24, 2021, the Company entered into a definitive agreement to merge with a wholly owned subsidiary of TSIA a special purpose acquisition company listed on the NASDAQ (Ticker: TSIA). The Company’s existing shareholders will retain 100% of their equity, which converts to 64.2% ownership of the outstanding shares of the Post-Combination Company at closing, assuming no redemptions by TSIA’s public stockholders. The remaining outstanding shares of the Post-Combination Company will be held by TSIA’s public stockholders, TSIA Sponsor, and Subscribers in the PIPE transaction to be consummated substantially simultaneously with the Business Combination. The transaction is expected to be completed during the second quarter of 2021. However, there can be no assurance as to when or if the closing of the Business Combination will occur. The Post-Combination Company will be renamed Latch, Inc.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

LATCH, INC.,

TS INNOVATION ACQUISITIONS CORP.

and

LIONET MERGER SUB INC.

Dated as of January 24, 2021

A-i

3.19	Suppliers and Customers.	A-23
3.20	Registration Statement and Proxy Statement	A-24
3.21	No Other Representations or Warranties	A-24

Article IV

Representations and Warranties of TSIA and Merger Sub

4.1	Organization, Good Standing and Qualification	A-24
4.2	Capital Structure	A-25
4.3	Corporate Authority; Approval	A-26
4.4	Governmental Filings; No Violations; Certain Contracts	A-27
4.5	TSIA Reports; Internal Controls.	A-27
4.6	Absence of Certain Changes	A-28
4.7	Business Activities; Liabilities	A-29
4.8	Litigation and Proceedings	A-29
4.9	Compliance with Laws	A-29
4.10	Investment Company Act; JOBS Act	A-30
4.11	TSIA Trust Account	A-30
4.12	Private Placements	A-30
4.13	Valid Issuance	A-31
4.14	Takeover Statutes and Charter Provisions	A-31
4.15	NASDAQ Stock Market Quotation	A-31
4.16	Brokers and Finders	A-31
4.17	Registration Statement and Proxy Statement	A-31
4.18	Taxes	A-32
4.19	No Outside Reliance	A-32
4.20	No Other Representations or Warranties	A-33

Article V

Covenants of the Company

5.1	Interim Operations	A-33
5.2	Inspection	A-36
5.3	No Claim Against the TSIA Trust Account	A-37
5.4	Acquisition Proposals; Alternative Transactions	A-37
5.5	Prospectus/Proxy Filing; Information Supplied	A-37

Article VI

Covenants of TSIA

6.1	Conduct of TSIA	A-38
6.2	TSIA Trust Account Matters	A-40
6.3	Indemnification; Directors’ and Officers’ Insurance	A-40
6.4	Approval of Sole Stockholder of Merger Sub	A-42
6.5	Inspections	A-42
6.6	TSIA NASDAQ Listing.	A-42
6.7	TSIA Public Filings	A-42
6.8	Private Placements	A-42
6.9	Director and Officer Appointments	A-43

A-ii

6.10	Exclusivity	A-43
6.11	Governing Documents	A-43
6.12	Stockholder Litigation	A-43

Article VII

Joint Covenants

7.1	Preparation of Registration Statement	A-43
7.2	TSIA Special Meeting	A-44
7.3	Company Requisite Approval	A-45
7.4	Cooperation; Efforts to Consummate	A-45
7.5	Status; Notifications	A-46
7.6	Publicity	A-47
7.7	Section 16 Matters	A-47
7.8	Tax Matters	A-47
7.9	TSIA Incentive Plan	A-48

Article VIII

Conditions

8.1	Conditions to Obligation of Each Party	A-48
8.2	Conditions to Obligation of TSIA and Merger Sub	A-48
8.3	Conditions to Obligation of the Company	A-49

Article IX

Termination

9.1	Termination by Mutual Written Consent	A-50
9.2	Termination by Either TSIA or the Company	A-50
9.3	Termination by TSIA	A-51
9.4	Termination by the Company	A-51
9.5	Effect of Termination and Abandonment	A-51

Article X

Miscellaneous and General

10.1	Survival	A-51
10.2	Modification or Amendment; Waiver	A-52
10.3	Counterparts	A-52
10.4	Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury	A-52
10.5	Specific Performance	A-53
10.6	Notices	A-53
10.7	Entire Agreement	A-54
10.8	Expenses	A-54
10.9	Third Party Beneficiaries	A-54
10.10	Non-Recourse	A-55
10.11	Severability	A-55
10.12	Successors and Assigns	A-55
10.13	Interpretation and Construction	A-55

A-iii

EXHIBITS AND SCHEDULES
Exhibit A	Definitions

Exhibit B	Form of Support Agreement

Exhibit C	Form of Registration Rights Agreement

Exhibit D	Form of Amended and Restated Bylaws of TSIA

Exhibit E	Form of Amended and Restated Certificate of Incorporation of TSIA

Exhibit F	Surviving Company Certificate of Incorporation

Exhibit G	Form of Amended and Restated Bylaws of Surviving Company

Exhibit H	TSIA Incentive Plan

Exhibit I	FIRPTA Certificate

Company Disclosure Letter

Schedule 8.3(e)	Resigning TSIA Directors and Officers

A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (including the exhibits and schedules hereto, this “Agreement”), dated as of January 24, 2021, is entered into by and among Latch, Inc., a Delaware corporation (the “Company”), TS Innovation Acquisitions Corp., a Delaware corporation (“TSIA”), and Lionet Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of TSIA (“Merger Sub” and, together with the Company and TSIA, the “Parties” and each, a “Party”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Exhibit A of this Agreement.

RECITALS

WHEREAS, TSIA is a special purpose acquisition company formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct Subsidiary of TSIA, and was formed for the sole purpose of the Merger;

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving as the Surviving Company pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the respective boards of directors or similar governing bodies of each of TSIA, Merger Sub and the Company have each approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, TSIA and each of the parties subscribing for TSIA Common Stock thereunder (the “Subscribers”) have entered into certain subscription agreements, dated as of the date hereof (collectively, the “Subscription Agreements”) for a private placement of TSIA Common Stock (the “Private Placements”), such private placement to be consummated immediately prior to the consummation of the Transactions;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, TSIA and SHP 4 LLC (the “Cash Election Subscriber”) have entered into that certain subscription agreement, dated as of the date hereof (the “Cash Election Subscription Agreement”) for a private placement of a number of shares of TSIA Common Stock equal to the value necessary to fund Cash Elections, such private placement to be consummated immediately prior to the consummation of the Transactions;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor has entered into that certain Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Agreement”), with TSIA and the Company;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, certain Company Stockholders have entered into a Company Holders Support Agreement, dated as of the date hereof (the “Support Agreement”), with TSIA and the Company, in the form set forth on Exhibit B;

WHEREAS, in connection with the consummation of the Transactions, TSIA, the Company, certain TSIA Stockholders and certain Company Stockholders who will receive TSIA Common Stock pursuant to Article II shall enter into that certain Registration Rights Agreement (the “Registration Rights Agreement”), substantially in the form set forth on Exhibit C;

WHEREAS, pursuant to the TSIA Organizational Documents, TSIA shall provide an opportunity to its stockholders to have their TSIA Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the TSIA Organizational Documents, the TSIA Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the stockholders of TSIA for the Business Combination (the “Redemption Offer”);

WHEREAS, immediately prior to the execution and delivery of this Agreement, and effective upon the Closing, each of the employees of the Company identified in Section 1.02 of the Company Disclosure Letter has entered into an amended and restated employment agreement with the Company;

WHEREAS, prior to the consummation of the Transactions, TSIA shall adopt the amended and restated bylaws (the “TSIA A&R Bylaws”) in the form set forth on Exhibit D;

WHEREAS, prior to the consummation of the Transactions, TSIA shall, subject to obtaining the TSIA Stockholder Approval, adopt an omnibus equity incentive plan (the “TSIA Incentive Plan”) as provided herein;

WHEREAS, prior to the consummation of the Transactions, all of the Company Warrants (as defined below) will be exercised in full on a cash or cashless basis or terminated without exercise, as applicable, in accordance with their respective terms (the “Warrant Settlement”);

WHEREAS, immediately following the consummation of the Transactions, TSIA shall, subject to obtaining the TSIA Stockholder Approval, adopt the amended and restated certificate of incorporation (the “TSIA A&R Charter”) in the form set forth on Exhibit E; and

WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes, (i) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986 (the “Code”) and the Treasury Regulations promulgated thereunder, and (ii) the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code to which TSIA and the Company are to be parties under Section 368(b) of the Code (the “Intended Tax Treatment”), and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of U.S. Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, (a) at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Company”) and from and after the Effective Time, shall be a wholly owned Subsidiary of TSIA, and the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger as provided in the DGCL, and (c) the Merger shall have such other effects as provided in the DGCL.

1.2 Closing. The closing of the Merger (the “Closing”) shall take place remotely, via electronic exchange of documents, at 9:00 a.m. (New York Time) on the third Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or at such other date, time or place as the Company and TSIA may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”).

1.3 Effective Time. As soon as practicable following, and on the date of, the Closing, the Company and TSIA will cause a certificate of merger relating to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the Parties in writing and specified in the Certificate of Merger (such date and time, the “Effective Time”).

1.4 The Certificate of Incorporation of the Surviving Company. At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth on Exhibit F attached hereto, and as so amended, shall be the certificate of incorporation of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and the DGCL (the “Surviving Company Certificate of Incorporation”).

1.5 The Bylaws of the Surviving Company. The Parties shall take all actions necessary so that the bylaws of the Surviving Company shall be amended and restated to be in the form of the bylaws set forth in Exhibit G, until thereafter amended as provided therein or by applicable Law (the “Surviving Company Bylaws”).

1.6 Directors of the Surviving Company. The Parties shall take all necessary action prior to the Effective Time such that (a) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time) and (b) each person set forth in Section 1.6 of the Company Disclosure Letter shall be appointed to the board of directors of the Surviving Company, effective as of immediately following the Effective Time, and, as of such time, shall be the only directors of the Surviving Company (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Company Board). Each person appointed as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Surviving Company Certificate of Incorporation and the Surviving Company Bylaws.

1.7 Officers of the Surviving Company. The Parties shall take all necessary actions so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company Certificate of Incorporation and the Surviving Company Bylaws.

ARTICLE II

MERGER CONSIDERATION; EFFECT OF THE MERGER ON CAPITAL STOCK

2.1 Conversion of Securities.

(a) Immediately prior to the Effective Time, the Company shall cause each share of Company Preferred Stock that is issued and outstanding to be automatically converted into a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to Article IV(C), Section 4.2 of the Company Certificate of Incorporation (the “Preferred Stock Conversion”). After the Preferred Stock Conversion, all of the shares of Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.

(b) Immediately prior to the Effective Time, the Company shall cause the outstanding principal and accrued but unpaid interest due on the Company Convertible Notes immediately prior to the Effective Time to be automatically converted into a number of shares of Company Common Stock as set forth in Section 3 of the applicable Company Convertible Note (the “Convertible Notes Conversion”). All of the Company Convertible Notes converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist and each holder of Company Convertible Notes shall thereafter cease to have any rights with respect to such securities.

(c) At the Effective Time (and, for the avoidance of doubt, following the Preferred Stock Conversion, the Convertible Notes Conversion and the Warrant Settlement), by virtue of the Merger and without any action on the part of any holder thereof:

(i) each share of Company Common Stock (including Company Stock resulting from the Preferred Stock Conversion, the Convertible Notes Conversion and the Warrant Settlement) that is issued and outstanding immediately prior to the Effective Time other than the Dissenting Shares (the “Eligible Shares”) shall thereupon be converted into the right to receive, and the holder of such share of Company Common Stock shall be entitled to receive, a number of shares of TSIA Common Stock equal to the Exchange Ratio, subject to rounding pursuant to Section 2.3(g) (the “Per Share Merger Consideration”);

(ii) each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001, of the Surviving Company, and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Effective Time;

(iii) each share of Company Stock held in the treasury of the Company (“Treasury Shares”) immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iv) each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 2.9(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.9(a).

2.2 Treatment of Company Options.

(a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a “Company Option”) under the Stock Plans that is not a Cash Elected Company Option, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase shares of Company Common Stock and shall be converted into an option to purchase a number of shares of TSIA Common Stock equal to the product (rounded down to the nearest whole number) (each, an “Assumed Option”) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio, in each case, as set forth in the Ownership Allocation; provided, however, that the exercise price and the number of shares of TSIA Common Stock purchasable pursuant to the Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of TSIA Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as expressly provided above, following the Effective Time, each Company Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to such Company Option immediately prior to the Effective Time.

(b) At the Effective Time, each outstanding award of restricted stock units, if any, relating to shares of Company Common Stock (a “Company RSU”) shall, automatically and without any required action on the part of the holder thereof, cease to represent a right to receive shares of Company Common Stock and shall be converted into a restricted stock unit relating to a number of shares of TSIA Common Stock equal to the product (rounded to the nearest whole number) (each, an “Assumed RSU”) of (x) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time and (y) the Exchange Ratio. Except as expressly provided above, following the Effective Time, each Company RSU shall continue to be governed by the same terms and conditions (including vesting and settlement terms) as were applicable to such Company RSU immediately prior to the Effective Time.

(c) TSIA Actions. TSIA shall take all actions that are necessary for the assumption of the Company Options and Company RSUs pursuant to this Section 2.2, including the reservation, issuance and listing of TSIA Common Stock as necessary to consummate the transactions contemplated by this Section 2.2. If registration of any plan interests in the Stock Plans or other Company Benefit Plans or the shares of TSIA Common Stock issuable thereunder is required under the Securities Act, TSIA shall file with the SEC within 60 days of the Closing Date a registration statement on Form S-8 with respect to such interests or TSIA Common Stock, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant Stock Plans or other Company Benefit Plans, as applicable, remain in effect and such registration of interests therein or the shares of TSIA Common Stock issuable thereunder continues to be required.

(d) Vested Company Option Cash Election. At the Effective Time, each Vested Company Option with respect to which an election to receive only cash (a “Cash Election”) has been properly made and not revoked pursuant to Section 2.3 (a “Cash Elected Company Option”) that is issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive, subject to Section 2.2(e), an amount in cash equal to (i) the Per Share Value, without interest, minus (ii) the exercise price applicable to the share of Company Common Stock underlying such Cash Elected Company Option (the “Cash Election Consideration”). All Cash Election Consideration payable to the holders of Cash Elected Company Options (“Cash Election Optionholders”) will be paid as soon as practicable after the Closing Date through the regular payroll processes of the Company and shall be subject to all applicable Tax and other withholdings.

(e) Cash Election Cut-Backs. If the aggregate amount of Cash Election Consideration to be paid in respect of the aggregate number of Cash Elected Company Options would exceed the Cash Election Consideration Cap, a portion of the Vested Company Options that would otherwise be considered Cash Elected Company Options will be reduced in accordance with this Section 2.2(e) by the minimum amount necessary to provide that the total Cash Election Consideration does not exceed the Cash Election Consideration Cap. Such reduction shall be applied to the Vested Company Options held by each Cash Election Optionholder in such reasonable and equitable manner as is determined by the Company such that the Cash Election Consideration to be received by each Cash Election Optionholder is reduced by the same percentage amount. Following any such reduction in the Vested Company Options eligible to receive Cash Election Consideration pursuant to the foregoing provisions of this Section 2.2(e), the remaining Company Options held by each Cash Election Optionholder shall be converted into Assumed Options in accordance with Section 2.2(a).

2.3 Exchange Procedures.

(a) Exchange Agent. At or prior to the Effective Time, TSIA shall deposit or cause to be deposited with a bank or trust company selected by TSIA to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of Eligible Shares, an aggregate number of shares of TSIA Common Stock to be issued in non-certificated book-entry form equal to the Aggregate Share Consideration and, if applicable, an aggregate amount of cash equal to the Aggregate Cash Election Consideration, comprising the amounts required to be delivered in respect of the Aggregate Merger Consideration pursuant to Section 2.1 and Section 2.2. In addition, TSIA shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Eligible Shares may be entitled pursuant to Section 2.3(f) with both a record and payment date after the Effective Time and prior to the surrender of such Eligible Shares. Such shares of TSIA Common Stock comprising the Aggregate Share Consideration, such cash comprising the Aggregate Cash Election Consideration and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 2.3 shall be the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement.

(b) Procedures for Surrender. Prior to the Effective Time, TSIA shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Common Stock evidenced by certificates (the “Certificates”) entitled to receive the applicable Per Share Merger Consideration pursuant to Section 2.1 a letter of transmittal, which shall be in a form reasonably acceptable to TSIA and the Company (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions (the “Transmittal Documents”), the holder of such Certificates shall be entitled to receive in exchange therefor, and TSIA shall cause the Exchange Agent to deliver, the applicable Per Share Merger Consideration in accordance with the provisions of Section 2.1 and as set forth in the Ownership Allocation, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.3(b), each Certificate entitled to receive the applicable Per Share Merger Consideration in accordance with Section 2.1 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 2.1.

(c) Delivery of Consideration to Other Persons. If any Per Share Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Common Stock shall have been permitted in accordance with the terms of the Organizational Documents of the Company as in effect immediately prior to the Effective Time, (ii) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such Per Share Merger Consideration, or the Person in whose name such Per Share Merger Consideration is delivered or issued, shall have already executed and delivered such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or TSIA and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Election Procedures. Each holder of record of Vested Company Options (a “Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an Election in accordance with this Section 2.3(d) on or prior to the Election Deadline. The Company shall not waive the Election Deadline unless such Election Deadline is waived with respect to all Holders, the new election deadline is disclosed by the Company to all Holders on a date agreed to by TSIA, and TSIA has otherwise given its prior written consent (not to be unreasonably withheld, conditioned, delayed or denied) to such waiver. “Election Deadline” means 5:00 p.m. (New York time) on the date that is five Business Days prior to the Closing Date. The Parties shall cooperate to inform each Holder of the anticipated date of the Election Deadline at least five Business Days prior to the anticipated date of the Election Deadline.

(i) Each Holder shall specify in a request made in accordance with the provisions of this Section 2.3(d)(i) (an “Election”) whether such Holder desires to make a Cash Election with respect to such Holder’s Vested Company Options; provided, that a Holder shall not be permitted to make an Election in respect of more than 25% of the Vested Company Options held by such Holder as of immediately prior to the Effective Time and any Election in excess of that threshold shall be reduced automatically to 25% of the Vested Company

Options held by such Holder as of immediately prior to the Effective Time. If any Holder fails to make an Election or makes an Election only with respect to a portion of such Holder’s Vested Company Options, the portion of such Holder’s Vested Company Options with respect to which such Holder did not make an Election shall be automatically treated as set forth in Section 2.2(a).

(ii) The Company shall prepare a form of election that is reasonably acceptable to TSIA (the “Form of Election”), which shall be included with the Letter of Transmittal contemplated by Section 2.3(b), and TSIA shall mail, or shall cause the Exchange Agent to mail the Form of Election to Holders as of the record date established by the Board of Directors of the Company (the “Election Record Date”), in consultation with TSIA, not less than 10 Business Days prior to the anticipated Election Deadline (the period between such mailing and the Election Deadline, the “Election Period”). TSIA shall use reasonable best efforts to make available one or more Forms of Election as may reasonably be requested from time to time by all persons who become Holders during the period following the Election Record Date and prior to the Election Deadline.

(iii) Any Election shall have been made properly only if the Exchange Agent shall have received, by the Election Deadline, (A) a Form of Election properly completed and signed in accordance with the instructions therein, and (B) the properly completed and executed documents required to be delivered by such Holder pursuant to the other provisions of this Section 2.3, as applicable. Any Holder that does not make a valid Election by the Election Deadline shall be deemed to have made no Cash Election, and all of such Holder’s Vested Company Options shall be automatically treated as set forth in Section 2.2(a).

(iv) Any Holder may, at any time during the Election Period, revoke his, her or its Election by written notice to the Exchange Agent prior to the Election Deadline, together with a properly completed and signed revised Form of Election. Notwithstanding anything to the contrary in this Agreement, all Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Company or TSIA that this Agreement has been terminated in accordance with Article IX. The Exchange Agent shall have reasonable discretion to determine if any Election is not properly made, changed or revoked with respect to any Vested Company Options (none of the Company, TSIA, Merger Sub or the Exchange Agent being under any duty to notify any Holder of any applicable defect). In the event the Exchange Agent makes a reasonable determination that an Election was not properly made (including as a result of the Exchange Agent not receiving an Election by the Election Deadline), such Election shall be deemed to be ineffective, and the Vested Company Options covered by such Election shall be automatically treated as set forth in Section 2.2(a).

(e) Stop Transfer. After the Effective Time, there shall be no further registration of transfers of Company Stock. If, after the Effective Time, Certificates are presented to the Surviving Company, TSIA or the Exchange Agent, they shall be canceled and exchanged for the Per Share Merger Consideration provided for, and in accordance with, the procedures set forth in this Section 2.3.

(f) Distributions with Respect to Un-surrendered Certificates. All shares of TSIA Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by TSIA in respect of the TSIA Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of shares of TSIA Common Stock shall be paid to any holder of any un-surrendered Certificate until the Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.5) is surrendered for exchange in accordance with this Article II. Subject to applicable Law, following such surrender, there shall be issued or paid to the holder of record of the whole shares of TSIA Common Stock issued in exchange for Eligible Shares in accordance with this Article II, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of TSIA Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of TSIA Common Stock with a record date after the Effective Time and prior to surrender, but with a payment date subsequent to surrender.

(g) Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a share of TSIA Common Stock will be issued by virtue of the Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a share of TSIA Common Stock (after aggregating all fractional shares of TSIA Common Stock that otherwise would be received by such holder) shall instead have the number of shares of TSIA Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of TSIA Common Stock.

(h) No interest will be paid or accrued on any amount payable for shares of TSIA Common Stock pursuant to this Article II.

2.4 Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any deposit of the Exchange Fund and any shares of TSIA Common Stock) that remains unclaimed by the 180th day after the Effective Time shall be delivered to TSIA. Any holder of Eligible Shares who has not theretofore complied with this Article II shall thereafter look only to TSIA for delivery of the Aggregate Merger Consideration and any unpaid non-stock dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to this Article II.

2.5 Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in customary amount and upon such terms as may be required as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration and any unpaid non-stock dividends and any other dividends or other distributions, in each case, payable or issuable pursuant to this Article II, had such lost, stolen or destroyed Certificate been surrendered.

2.6 Withholding Rights. Each of TSIA and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any recipient such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. Other than with respect to any withholding requirement arising out of a change in law or facts occurring after the date that is 10 days prior to the Closing Date, TSIA shall use commercially reasonable efforts to provide the Company with at least 10 days prior written notice of any amounts that TSIA (or any of TSIA’s representatives) intends to withhold from consideration payable to the holders of Company Common Stock hereunder, and shall cooperate with the Company to reduce or eliminate any such withholding. With respect to any withholding requirement arising out of a change in law or facts occurring after the date that is 10 days prior to the Closing Date, Buyer shall provide such prior notice described in the immediately preceding sentence as soon as possible. To the extent that amounts are so withheld by TSIA or the Surviving Company, as applicable, consistent with the terms of this Section 2.6, such withheld amounts (a) shall be timely remitted by TSIA or the Surviving Company, as applicable, to the applicable Governmental Entity, and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by TSIA or the Surviving Company, as applicable.

2.7 Payment of Expenses.

(a) On the Closing Date following the Closing, TSIA shall pay or cause to be paid by wire transfer of immediately available funds all fees and disbursements of the Company or its Subsidiaries for outside counsel incurred in connection with the Transactions and fees and expenses of the Company for any other agents, advisors, consultants, experts and financial advisors employed by the Company incurred in connection with the Transactions (collectively, the “Outstanding Company Expenses”).

(b) On the Closing Date following the Closing, TSIA shall pay or cause to be paid by wire transfer of immediately available funds all fees and disbursements of TSIA, or Merger Sub for outside counsel and fees and expenses of TSIA or Merger Sub or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of TSIA or Merger Sub incurred in connection with the Transactions (collectively, the “Outstanding TSIA Expenses”).

2.8 Ownership Allocation. No later than close of business on the third Business Day preceding the anticipated Closing Date, the Company shall prepare and deliver to TSIA a statement describing (i) the allocation of the Aggregate Merger Consideration between the holders of Company Stock, taking into account the Preferred Stock Conversion, Convertible Notes Conversion and the Warrant Settlement, (ii) each holder and the number of shares of TSIA Common Stock constituting the Per Share Merger Consideration receivable by such holder of Company Stock pursuant to the terms of this Agreement, taking into account the Preferred Stock Conversion, Convertible Notes Conversion and the Warrant Settlement, (iii) each Cash Elected Company Option that will be canceled in exchange for the Cash Election Consideration, (iv) each Assumed Option that will be outstanding as of the Closing, and, with respect to such Assumed Option, the number of shares of TSIA Common Stock issuable upon exercise of such Assumed Option and the exercise price of such Assumed Option, and (v) each Assumed RSU that will be outstanding as of the Closing, and, with respect to such Assumed RSU, the number of shares of TSIA Common Stock issuable upon exercise of such Assumed RSU (the “Ownership Allocation”). TSIA and Merger Sub shall be entitled to rely fully on the information in the Ownership Allocation in issuing the Per Share Merger Consideration, paying the Cash Election Consideration and converting the Company Options into the Assumed Options.

2.9 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal or dissenters’ rights for such Company Stock in accordance with Section 262 of the DGCL, and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such stockholders shall have no right to receive, the applicable Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any Company Stockholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 2.3(b), of the Certificate or Certificates that formerly evidenced such shares of Company Stock.

(b) Prior to the Closing, the Company shall give TSIA prompt notice (and in any event within one Business Day) of any demands received by the Company for appraisal of shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and TSIA shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of TSIA, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

2.10 Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination in accordance with Article IX, the issued and outstanding shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock or the issued and outstanding shares of TSIA Common Stock or securities convertible or exchangeable into or exercisable for shares of TSIA Common Stock shall have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Per Share Merger Consideration shall be equitably adjusted to provide the holders of shares of Company Common Stock and TSIA the same economic effect as contemplated by this Agreement prior to such event, and such items so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration. Nothing in this Section 2.10 shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to TSIA by the Company concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that for purposes of the representations and warranties set forth in this Article III, disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), the Company hereby represents and warrants to TSIA and Merger Sub as follows:

3.1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, except in the case of the Company’s Subsidiaries, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to TSIA complete and correct copies of the Company’s Organizational Documents, each as amended prior to the execution of this Agreement, and complete and correct copies of its Subsidiaries’ Organizational Documents, each as amended prior to the execution of this Agreement, and each as made available to TSIA is in full force and effect. Section 3.1 of the Company Disclosure Letter contains a true and correct list of each jurisdiction in which the Company and its Subsidiaries are organized and qualified to do business.

3.2 Capital Structure of the Company.

(a) As of January 22, 2021, the authorized capital stock of the Company consists of 113,000,000 shares of Company Common Stock, 7,970,996 shares of Company Series Seed Preferred Stock, 15,230,564 shares of Company Series A Preferred Stock, 8,463,568 shares of Company Series A-1 Preferred Stock, 18,736,534 shares of Company Series B Preferred Stock, 18,112,473 shares of Company Series B-1 Preferred Stock, and 2,690,322 shares of Company Series B-2 Preferred Stock. As of January 22, 2021, the following shares were outstanding: 10,799,280 shares of Company Common Stock, 7,970,989 shares of Company Series Seed Preferred Stock, 15,230,564 shares of Company Series A Preferred Stock, 8,463,568 shares of Company Series A-1 Preferred Stock, 18,736,534 shares of Company Series B Preferred Stock, 17,977,486 shares of Company Series B-1 Preferred Stock, and 2,690,322 shares of Company Series B-2 Preferred Stock. All of the outstanding shares of Company Common Stock and Company Preferred Stock (i) have been duly authorized and are validly issued, fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable securities Laws, and (iii) were not issued in breach or violation of any preemptive rights or Contract. The Company has no shares of Company Common Stock or Company Preferred Stock reserved for issuance, except, as of January 22, 2021, there were (a) options to purchase 23,427,680 shares of Company Common Stock that were granted and outstanding pursuant to the Company’s 2014 Stock Incentive Plan and 2016 Stock Plan (the “Stock Plans”),

(b) 664,878 shares of Company Common Stock that were available for issuance to officers, directors, employees and consultants pursuant to the Company’s 2016 Stock Plan, (c) the shares of Company Common Stock issuable upon the Convertible Notes Conversion, and (d) 281,947 shares of Company Common Stock reserved for issuance pursuant to the Company Warrants.

(b) Except for the Company Warrants, the Company Convertible Notes, the Company Options, the Company RSUs and the Company Preferred Stock, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or to sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. As of the date of this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. Other than the Company Convertible Notes, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Other than the Support Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Common Stock, Company Preferred Stock or any of the equity interests or other securities of the Company or any of its Subsidiaries.

(c) Section 3.2(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and correct list of the following information with respect to each Company Option outstanding: (i) the number of shares of Company Common Stock subject to each Company Option, (ii) the holder of such Company Option, (iii) the grant date of such Company Option, (iv) the vesting schedule for such Company Option, and (v) the exercise price with respect to each Company Option. Each Company Option was granted in compliance in all material respects with all applicable Law and all of the terms and conditions of the Stock Plan pursuant to which it was issued. Upon any issuance of any shares of Company Common Stock in accordance with the terms of the Stock Plans, such shares of Company Common Stock will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any pledge, lien, charge, option, hypothecation, mortgage, security interest, adverse right, prior assignment, license, sublicense or any other encumbrance of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing (a “Lien”) (other than such Liens as created by the Company’s Organizational Documents or applicable securities Laws).

(d) Section 3.2(d) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following information with respect to each Company Warrant outstanding: (i) the name of the holder of such Company Warrant; (ii) the number of shares of the Company subject to such Company Warrant; (iii) the exercise or purchase price of such Company Warrant; (iv) the date on which such Company Warrant was granted; and (v) the date on which such Company Warrant expires. The Company has made available to TSIA true and correct copies of each Company Warrant. All outstanding Company Warrants (i) were issued in compliance in all material respects with applicable securities Laws and (ii) were not issued in material breach or violation of any Contract. All shares of the Company subject to issuance pursuant to any Company Warrant, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable.

(e) Section 3.2(e) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following information with respect to the Company Convertible Notes: (i) the name of each holder of any of the Company Convertible Notes; (ii) the aggregate amount of principal and interest outstanding under each of the Company Convertible Notes as of the date of this Agreement; (iii) the interest rate applicable to each of the Company Convertible Notes; and (iv) the maturity date of each of the Company Convertible Notes. The Company has made available to TSIA accurate and complete copies of the Company Convertible Notes. All shares of the Company subject to issuance pursuant to the Company Convertible Notes, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable.

(f) Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable (except as such non-assessability may be limited by Sections 18-607 and 18-804 of the Delaware Limited Liability Act), and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Lien (other than such Liens as created by such Subsidiary’s Organizational Documents or applicable securities Laws). Section 3.2(f) of the Company Disclosure Letter sets forth (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary and (ii) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company. The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by TSIA under the HSR Act.

3.3 Corporate Authority; Approval and Fairness.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and each Transaction Document to which it is a party and to consummate the Transactions, subject only to adoption of this Agreement by (a) holders of a majority of the voting power of the outstanding shares of Company Common Stock and Company Preferred Stock (treated as Company Common Stock on an “as converted basis”) voting together as a single class and (b) holders of a majority of the outstanding shares of Company Preferred Stock (treated as Company Common Stock on an “as converted basis”) voting together as a single class (the “Company Requisite Approval”). This Agreement has been, and each Transaction Document will be, duly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). The Company Requisite Approval is the only vote of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement and approve the Transactions.

(b) The Company Board has (i) unanimously determined that the Merger is fair to, and in the best interests of, the Company and the Company Stockholders, approved and declared advisable this Agreement, the Merger and the other Transactions, and resolved to recommend adoption of this Agreement to the holders of shares of Company Stock and (ii) directed that this Agreement be submitted to the Company Stockholders for their adoption.

3.4 Governmental Filings; No Violations; Certain Contracts, Etc.

(a) Other than the filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations (i) pursuant to the DGCL, (ii) under the HSR Act, the Exchange Act and the Securities Act, and (iii) under state securities, takeover and “blue sky” Laws, no filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations are required to be made by the Company with, or obtained by the Company from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(b) The execution, delivery and performance of this Agreement and the Transaction Documents by the Company do not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of the Company or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any Contract binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 3.4(a), under any Law to which the Company or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

3.5 Financial Statements; Internal Controls.

(a) Section 3.5(a) of the Company Disclosure Letter sets forth or will, upon delivery in accordance with Section 5.5(a), set forth (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2019 and the audited consolidated statement of operations, statements of comprehensive income (loss), statements of stockholders’ equity and statements of cash flows of the Company and its Subsidiaries for the same period, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of September 30, 2020 and the unaudited consolidated statement of operations and statement of cash flows of the Company and its Subsidiaries as of September 30, 2020 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (including any related notes and schedules thereto) present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements (except, in the case of the Unaudited Financial Statements, for the absence of footnotes (which if presented would not differ materially from those presented in the most recent year-end financial statements) and other presentation items and normal year-end adjustments), in each case, in conformity with GAAP, consistently applied during the periods involved, and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries.

(b) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all accounts receivable reflected in the Financial Statements, and all accounts receivable arising since September 30, 2020, to the extent still outstanding, represent arm’s length sales in the ordinary course of business, constitute valid claims of the Company or one of its Subsidiaries, as applicable, free and clear of all Liens other than Permitted Liens, and are not subject to any dispute, claim, set-off or other defense or counterclaims other than returns in the ordinary course of business. Since September 30, 2020, (i) there have not been any write-offs as uncollectible of such accounts receivable, except for write-offs in the ordinary course of business consistent with past practice, and (ii) there has not been a material change in the aggregate amount of such accounts receivable and amounts owing to the Company or any of its subsidiaries or the aging thereof.

(c) Section 3.5(c) of the Company Disclosure Letter sets forth the Company’s aggregate Bookings and anticipated deliveries from such Bookings, in each case, as of December 31, 2020 (the “Bookings Information”). The Bookings Information was derived from the books and records of the Company and its Subsidiaries, represents reasonably anticipated future revenues based on definitive agreements or letters of intent entered into by the Company and a third party, and is true and correct in all material respects.

(d) The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to property is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) Since December 31, 2017 (the “Applicable Date”), neither the Company nor any of its Subsidiaries (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, nor has any written complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices been received by the Company or any of its Subsidiaries. Since the Applicable Date, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective Representatives to the Company Board or the board of directors (or similar governing body) of any of its Subsidiaries or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

3.6 Absence of Certain Changes.

(a) Since September 30, 2020, there has not been any Effect relating to the Company or its Subsidiaries that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(b) From September 30, 2020 through the date of this Agreement, the Company and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practices, and have not taken any action that, if taken after the date of this Agreement, would constitute a breach of the covenants set forth in Sections 5.1(b)(i), 5.1(b)(ii), 5.1(b)(iii), 5.1(b)(iv), 5.1(b)(v), 5.1(b)(vi), 5.1(b)(vii), 5.1(b)(viii), 5.1(b)(xiii) or 5.1(b)(xxiv) if such provision had been applicable from September 30, 2020.

3.7 No Undisclosed Liabilities. Except for obligations and liabilities (i) reflected or reserved against in the Financial Statements or disclosed in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practices since September 30, 2020, (iii) incurred in connection with this Agreement, (iv) disclosed in the Company Disclosure Letter, (v) incurred pursuant to Contracts or Licenses binding on the Company or any of its Subsidiaries or pursuant to which their respective assets are bound (other than those resulting from any breach of or default under such Contract or License) or (vi), that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, there are no obligations or liabilities of the Company or any of its Subsidiaries whether or not accrued, contingent or otherwise, and whether or not required to be disclosed or any other facts or circumstances that would reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries.

3.8 Litigation and Proceedings.

(a) As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(b) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Governmental Order that restricts the manner in which the Company or any of its Subsidiaries conducts its business, except as would not, individually or in the aggregate, reasonably be expected to have a

Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

3.9 Employee Benefits.

(a) Section 3.9(a) of the Company Disclosure Letter sets forth an accurate and complete list of each material Company Benefit Plan.

(b) With respect to each material Company Benefit Plan, the Company has made available to TSIA, to the extent applicable, accurate and complete copies of (i) the Company Benefit Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (ii) a written description of such Company Benefit Plan if such plan is not set forth in a written document, (iii) the most recently prepared actuarial report and (iv) all material and non-routine correspondence to or from any Governmental Entity received in the last three years with respect to any Company Benefit Plan.

(c) (i) Each Company Benefit Plan (including any related trusts), other than any “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), has been established, operated and administered in compliance in all material respects with its terms and applicable Law, including ERISA and the Code, (ii) all material contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and (iii) there are no Proceedings (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened in writing by a Governmental Entity by, on behalf of or against any Company Benefit Plan or any trust related thereto that could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

(d) With respect to each ERISA Plan, the Company has made available to TSIA, to the extent applicable, accurate and complete copies of (i) the most recent summary plan description together with any summaries of all material modifications thereto, (ii) the most recent IRS determination or opinion letter and (iii) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto).

(e) Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and, to the Knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Benefit Plan. With respect to any ERISA Plan, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code that could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

(f) Neither the Company nor any Company ERISA Affiliate has contributed (or had any obligation of any sort) in the last six years to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. No Company Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(g) Neither the Company nor any Company ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any Multiemployer Plan in the last six years.

(h) Except as required by applicable Law, no Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits coverage to any Person, and none of the Company or any of its Subsidiaries has any obligation to provide such benefits.

(i) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) and each Company Option granted under a Stock Plan are in all material respects in documentary compliance with, and have been operated and administered in all material respects in compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder.

(j) Neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any Company Employee to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such Company Employee, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time.

(k) Neither the execution and delivery of this Agreement, stockholder or other approval of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(l) Neither the Company nor any Subsidiary has any obligation to provide, and no Company Benefit Plan or other agreement provides, any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(m) Any Company Benefit Plan that is maintained outside the jurisdiction of the United States complies in all material respects with applicable local Law, and all such plans that are intended to be funded and/or book-reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

3.10 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or like organization, and, to the Knowledge of the Company, there are no activities or Proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company or any of its Subsidiaries.

(b) As of the date of this Agreement and during the three years immediately preceding the date of this Agreement, there is no, and has not been any, strike, lockout, slowdown, work stoppage, unfair labor practice or other material labor dispute, or material arbitration or grievance pending or, to the Knowledge of the Company, threatened in writing that may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. Except as would not reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Law respecting labor, employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law in the last three years that remains unsatisfied.

3.11 Compliance with Laws; Licenses.

(a) Except where the failure to be, or to have been, in compliance with such Laws has not or would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the businesses of each of the Company and its Subsidiaries are not, and have not been since the Applicable Date, conducted in violation of any applicable Law. The Company has not received any written notice of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement.

(b) Except with respect to regulatory matters covered by Section 7.4 or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

(c) The Company and each of its Subsidiaries has obtained and is in compliance in all material respects with all material Licenses necessary to conduct their respective businesses as presently conducted. No Licenses shall cease to be effective as a result of the consummation of the Transactions, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company, its Subsidiaries and, to the Knowledge of the Company, their respective Representatives are in compliance with, and since the Applicable Date have complied with, (i) the FCPA, and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective Representatives have paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any unlawful bribes, kickbacks or other similar payments, to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case in violation in any material respect of the FCPA and any Laws described in clause (ii).

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries, since the Applicable Date, has been and currently is in compliance with relevant sanctions and export control Laws and regulations in jurisdictions in which the Company or any of its Subsidiaries do business or are otherwise subject to jurisdiction, including the United States International Traffic in Arms Regulations, the Export Administration Regulations, and United States sanctions Laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control.

3.12 Environmental Matters. Except for any such matter that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) the Company and its Subsidiaries have, since the Applicable Date, complied with all applicable Environmental Laws; (b) no property currently or, to the Knowledge of the Company, formerly owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings and surface and subsurface structures) is contaminated with any Hazardous Substance; (c) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (d) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (e) neither the Company nor any of its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with any Environmental Law by the Company or its Subsidiaries; and (f) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law.

3.13 Tax Matters.

(a) The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them with the appropriate Taxing authority, and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all material Taxes that are required to be paid by them (whether or not shown on any Tax Returns), except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iii) have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, stockholder, creditor, independent contractor or third party (each as determined for Tax purposes); (iv) have complied in all material respects with all information reporting (and related withholding) and record retention requirements imposed under applicable Law; and (v) have not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(b) No deficiency with respect to material Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries. There are no Proceedings pending or threatened in writing regarding material Taxes of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries.

(c) In the last six years, neither the Company nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return in respect of material Taxes in such jurisdiction that was not filed.

(d) The Company and its Subsidiaries are not subject to any private letter or similar rulings that will bind the Company or its Subsidiaries after the Closing Date.

(e) There are no Liens for Taxes (except Permitted Liens) on any of the assets of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries, and other than any commercial contract entered into by the Company or its Subsidiaries the primary subject of which is not Taxes).

(g) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company) or (ii) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor or by contract (other than liabilities pursuant to a commercial contract entered into by the Company or its Subsidiaries the primary subject of which is not Taxes).

(h) Neither the Company nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(i) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any other transaction requiring disclosure under analogous provisions of state or local Tax Law.

(j) At no time during the past five years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(k) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any closing agreement entered into prior to the Closing Date, installment sale made prior to the Closing Date, or open transaction on or prior to the Closing Date, any accounting method change, any prepaid amount received on or prior to the Closing Date outside the ordinary course of business, any excess loss account described in Section 1502 of the Code (or any corresponding provision of Tax Law) existing prior to the Closing Date, Sections 951, 951A or 965 of the Code, or any election pursuant to Section 108(i) of the Code (or any similar provision of Law) made with respect to any taxable period ending on or prior to the Closing Date.

(l) Neither the Company nor any of its Subsidiaries has (i) delayed the payment of any payroll or other employment-related Taxes pursuant to Section 2302 of the CARES Act or otherwise, in respect of any service provider or (ii) applied for or received any loans, payments, funds or other benefits pursuant to the Paycheck Protection Program or the CARES Act.

(m) Neither the Company nor any of its Subsidiaries has made an entity classification election pursuant to Treasury Regulations Section 301.7701-3 to be classified as other than such entity’s default classification pursuant to Treasury Regulations Section 301.7701-3(b) of U.S. federal income tax purposes.

(n) To the Knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transaction from qualifying for the Intended Tax Treatment.

3.14 Real Property and Personal Property.

(a) Neither the Company nor its Subsidiaries owns any real property.

(b) The Company or one of its Subsidiaries holds a valid and enforceable leasehold interest under each real property lease or sublease entered into by the Company or any Subsidiary (the “Leases”), free and clear of all Liens, other than (i) Liens that do not materially affect the use of such real property by the Company or its Subsidiary, and (ii) Permitted Liens. A true and correct list of the Leases as of the date of this Agreement is listed in Section 3.14(b) of the Company Disclosure Letter and each Lease is a valid and binding obligation on the Company or its Subsidiary and, to the Knowledge of the Company, the other parties thereto, and is enforceable and in full force and effect in accordance with its terms, subject to the Bankruptcy and Equity Exception. Neither the Company nor its Subsidiaries has delivered or received any written notice of any default or breach of any Lease which has not been cured, and to the Knowledge of the Company no event has occurred which, with notice, lapse of time or both, would constitute a material default or breach of any Lease by the Company or its Subsidiaries. The Company has made available to TSIA true and correct copies of the Leases.

(c) Except for assets sold, consumed or disposed of in the ordinary course of business since September 30, 2020, the Company and its Subsidiary own good title to, or hold a valid leasehold interest in or license to all of the tangible assets shown to be owned or leased by it on the Unaudited Financial Statements or acquired after the date thereof, free and clear of all Liens, other than Permitted Liens.

3.15 Intellectual Property; IT Assets and Data Privacy.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of all Company Intellectual Property that is Registered (collectively, the “Registered Intellectual Property”). The Registered Intellectual Property is subsisting, and each of the issued and granted items included in the Registered Intellectual Property is, to the Knowledge of the Company, valid and enforceable. There are no inventorship challenges, opposition or nullity proceedings or interferences with respect to any patents or patent applications included in the Company Intellectual Property, or to the Knowledge of the Company, threatened. There has been no claim, action, suit, proceeding or investigation pending or, to the Company’s Knowledge, threatened since December 31, 2015, against the Company or its Subsidiaries concerning the ownership, validity, registerability or enforceability of any Company Intellectual Property.

(b) The Company and its Subsidiaries own or have the sufficient right to use, pursuant to a license, all material Intellectual Property Rights used in or necessary for the conduct of their respective businesses as currently conducted. The foregoing shall not be construed as a representation regarding non-infringement, misappropriation or other violation by the Company or any of its Subsidiaries of the Intellectual Property Rights of third parties. The Company Intellectual Property is not subject to any outstanding Governmental Order adversely affecting the Company’s or its Subsidiaries’ rights to or use of such Intellectual Property Rights in any material aspect.

(c) The Company and its Subsidiaries solely and exclusively own all material Company Intellectual Property, free and clear of all Liens, other than Permitted Liens.

(d) To the Knowledge of the Company, none of the products or services distributed, sold, or offered by the Company and its Subsidiaries nor the conduct of the respective businesses of the Company and its Subsidiaries infringe, misappropriate or otherwise violate, or have infringed, misappropriated or otherwise violated since December 31, 2015, any Intellectual Property Rights of any Person. There has been no claim, action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries since December 31, 2015, alleging the foregoing.

(e) To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated since December 31, 2015, any Company Intellectual Property. Since December 31, 2015, neither the Company nor any of its Subsidiaries has asserted or, to the Knowledge of the Company, threatened a claim, action, suit, proceeding or investigation against any third party alleging the foregoing.

(f) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality and value of all material Trade Secrets that are owned, used or held by the Company or its Subsidiaries, and, to the Knowledge of the Company, such Trade Secrets have not been used, disclosed to or discovered by any Person, except pursuant to written non-disclosure and/or license agreements which have not been breached.

(g) The Company and each of its Subsidiaries have obtained from all Persons (including current or former employees, officers, directors, consultants and contractors) who have created or developed any material Intellectual Property Rights for or on behalf of the Company or its Subsidiaries written, present assignments of all right, title and interest in and to such Intellectual Property Rights to the Company or its applicable Subsidiary.

(h) No Software included in the Company Intellectual Property is subject to any “open source” or “copyleft” obligations that conditions the distribution of any such Software on (i) the disclosure, licensing or distribution of any source code for such Software; (ii) the grant to licensees of the right to make derivative works or other modifications to such Software; (iii) the licensing under terms that allow such Software to be reverse engineered; or (iv) redistribution or public disclosure of such Software at no license fee, in each case of (i)-(iv), except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(i) No Person other than the Company and its Subsidiaries has been provided with the source code, or has a right to be provided with the source code (including any such right that may arise after the occurrence of any specified event or circumstance), for any material Software included in the Company Intellectual Property.

(j) The IT Assets owned, controlled or otherwise used by the Company or any of its Subsidiaries (i) are sufficient for the current needs of the businesses of the Company and its Subsidiaries, except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, taken as a whole, (ii) operate and perform in all material respects as required by each of the Company and its Subsidiaries in connection with their respective businesses, (iii) have not materially malfunctioned or failed since December 31, 2015, and (iv) to the Knowledge of the Company, are free from material bugs or other defects, and do not contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” or other malicious code. To the

Knowledge of the Company, no Person has gained or attempted to gain unauthorized access to such IT Assets since the Applicable Date. Each of the Company and its Subsidiaries have implemented commercially reasonable backup and disaster recovery technology processes.

(k) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have established and implemented written policies and organizational, physical, administrative, and technical policies regarding privacy and cybersecurity that are commercially reasonable and consistent with the applicable contractual obligations of the Company and its Subsidiaries and applicable Law. The Company and its Subsidiaries’ privacy policies are posted and accessible on the Company’s and its Subsidiaries’ websites and on any other mechanism through which the Company or its Subsidiaries collects, uses, stores, processes, transmits, transfers or discloses Personal Information, in each case, as required under applicable Law, except where the failure to do so would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries have complied with all of such policies and contractual obligations, and with all applicable Laws, in each case, regarding Personal Information, including with respect to the collection, use, storage, processing, transmission, transfer (including cross-border transfers), disclosure and protection of Personal Information, including complying with all applicable requirements of the California Consumer Privacy Act and all other Laws implementing, supplementing, amending, replacing or superseding the foregoing, except where the failure to comply would not reasonably be expected to be material to the Company or any of its Subsidiaries, taken as a whole.

(l) Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have written agreements in place with all Persons who collect, use, store, process, transmit, transfer, or disclose Personal Information by or on behalf of the Company or its Subsidiaries, which agreements require such Persons to safeguard such Personal Information in a manner consistent with commitments of the Company and its Subsidiaries and in compliance with all applicable Laws. The Company and each of its Subsidiaries have taken commercially reasonable steps to ensure that Personal Information that is collected, used, stored, processed, transmitted, transferred (including cross-border transfers), or disclosed by or on behalf of the Company or its Subsidiaries, or is otherwise in their possession or control, is protected against loss and against unauthorized access, use, modification, disclosure or processing. Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, taken as a whole, there have not been any data breaches or other incidents of unauthorized access to, or unauthorized disclosure, use or processing of, such Personal Information since the Applicable Date. Since the Applicable Date, neither the Company nor any of its Subsidiaries has received any written claim, notice or complaint alleging a material violation of any Person’s rights or reasonable expectations of privacy or confidentiality.

3.16 Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, directors, officers and fiduciaries policies and other liability insurance policies (“Insurance Policies”) maintained by the Company or any of its Subsidiaries are with reputable insurance carriers, are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, are in full force and effect and all premiums due with respect to all Insurance Policies have been paid, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Insurance Policies, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to TSIA true and correct copies of the Insurance Policies.

3.17 Company Material Contracts.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a list of the following Company Material Contracts to which the Company or any of its Subsidiaries is, as of the date of this Agreement, a party:

(i) any Contract pursuant to which the Company or any of its Subsidiaries leases or subleases real property to or from any Person;

(ii) any Contract that is reasonably likely to require, during the remaining term of such Contract, annual payments to the Company and its Subsidiaries of more than $1,000,000;

(iii) any Contract that cannot be terminated by the Company or its Subsidiaries on less than 90 days’ notice (without a monetary penalty) and is reasonably likely to require, during the remaining term of such Contract, annual payments from the Company and its Subsidiaries of more than $750,000;

(iv) any partnership, joint venture, strategic alliance or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, joint venture or strategic alliance other than any that are individually and in the aggregate immaterial to the business, financing condition and results of operations of the Company and its Subsidiaries taken as a whole;

(v) any Contract entered into in connection with an acquisition or disposition by the Company or its Subsidiaries since December 31, 2017 involving consideration in excess of $1,000,000 of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(vi) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $500,000, other than sales or purchases in the ordinary course of business consistent with past practices and sales of obsolete equipment;

(vii) any Contract (other than solely among direct or indirect wholly owned Subsidiaries of the Company) relating to indebtedness for borrowed money in excess of $250,000;

(viii) any non-competition Contract or other Contract that (A) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, TSIA or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business, (B) could require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, TSIA or its Subsidiaries, (C) grants “most favored nation” status that, following the Merger, would apply to TSIA and its Subsidiaries, including the Company and its Subsidiaries or (D) prohibits or limits the rights of the Company or any of its Subsidiaries to make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets;

(ix) any Contract pursuant to which the Company or any of its Subsidiaries grants or receives any license, covenant not to sue, or other right to or from a third party under any material Company Intellectual Property or Intellectual Property Rights material to the businesses of the Company and its Subsidiaries (other than (A) non-exclusive licenses to commercially available, off-the-shelf Software that have been granted on standardized, generally available terms; (B) non-exclusive licenses to customers under Company Intellectual Property granted in the ordinary course of business; and (C) non-exclusive licenses to application programming interfaces that have been granted to business partners in the ordinary course of business on a form that has been provided to TSIA);

(x) any Contract pursuant to which the Company or any of its Subsidiaries has agreed to provide any third party with access to source code for any material Software included in the Company Intellectual Property, or to provide for such source code to be placed in escrow or a similar arrangement for the benefit of a third party (including upon the occurrence of specified events);

(xi) any Contract primarily for data processing or primarily related to privacy and data protection, including any Contract primarily directed to the collection, use, disclosure, storage, transfer or disposal of Personal Information, in each case, which is material to the businesses of the Company and its Subsidiaries, taken as a whole;

(xii) any Contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any Person beneficially owning 5% or more of the outstanding shares of Company Common Stock or any of their respective Affiliates, on the other hand;

(xiii) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests or assets of any Person reasonably likely to result in payments with a value in excess of $100,000 in any 12-month period;

(xiv) any letter of intent or other material Contract with a Company Top Supplier or Company Top Customer; and

(xv) any other Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 3.17 and expected to result in revenue in excess of $1,000,000 or require expenditures in excess of $750,000 in the calendar year ending December 31, 2021 or any subsequent calendar year (each Contract constituting any of the foregoing types of Contract described in clauses (i) – (xiii) above, and including all amendments, exhibits and schedules to each such Contract, a “Company Material Contract”).

(b) A copy of each Company Material Contract has been made available to TSIA. Except for any Company Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, each Company Material Contract is valid and binding on the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no default under any such Contracts by the Company or its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.18 Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Transactions, except that the Company has employed Goldman Sachs & Co. as its financial advisor. The Company has made available to TSIA true and correct copies of all Contracts pursuant to which Goldman Sachs & Co. is entitled to any fees and expenses in connection with any of the Transactions.

3.19 Suppliers and Customers.

(a) Section 3.19(a) of the Company Disclosure Letter sets forth a true and correct list of (i) the top 10 suppliers (each, a “Company Top Supplier”) and (ii) the top 10 customers (each, a “Company Top Customer”), respectively, by the aggregate dollar amount of payments to or from, as applicable, such supplier or customer, during the 12 months ended December 31, 2020, together with such aggregate dollar amount of payments during the 12 months ended December 31, 2020.

(b) Except as set forth on Section 3.19a) of the Company Disclosure Letter, none of the Company Top Customers or Company Top Suppliers has, as of the date of this Agreement, notified the Company or any of the Company’s Subsidiaries in writing, or to the Company’s knowledge, verbally: (i) that it will, or has threatened to, terminate, cancel, not renew, materially limit or materially alter and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement); or (ii) that it is in a material dispute with the Company or its Subsidiaries or their respective businesses.

3.20 Registration Statement and Proxy Statement. The Company is not aware of any limitation in its ability to timely provide any information (including Audited Financial Statements that have been audited under PCAOB standards) required to be included in the Registration Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in or incorporation by reference in the Registration Statement or the Proxy Statement will, as of the time the Registration Statement becomes effective under the Securities Act or the date on which the Proxy Statement is first mailed to the TSIA Stockholders, or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 3.20, no representation or warranty is made by the Company with respect to information or statements made in or incorporated by reference in the Registration Statement or the Proxy Statement that were not supplied by or on behalf of the Company for use therein.

3.21 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III (as modified by the Company Disclosure Letter), neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and the Company expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made any representation or warranty to TSIA, Merger Sub or any of their respective Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Affiliates or any of their respective businesses or (b) any oral or, except for the representations and warranties made by the Company in this Article III, written information made available to TSIA, Merger Sub or any of their Affiliates or Representatives in the course of their evaluation of the Company, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 3.21 shall limit TSIA’s or Merger Sub’s remedies with respect to claims of fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TSIA AND MERGER SUB

Except as set forth in the TSIA Reports filed with or furnished to the SEC prior to the date of this Agreement (excluding (a) any disclosures set forth or referenced in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature or do not otherwise constitute statements of fact and (b) any exhibits or other documents appended thereto) (it being agreed that nothing disclosed in such TSIA Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.11 and Section 4.18), TSIA and Merger Sub each hereby represents and warrants to the Company as follows:

4.1 Organization, Good Standing and Qualification. Each of TSIA and Merger Sub (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clauses (b) or (c), where the failure to be so qualified or in good standing or to have such power or authority would not reasonably be expected to have a material adverse effect on TSIA or prevent, materially delay or materially impair the ability of TSIA or Merger Sub to consummate the Transactions. TSIA has made available to the Company complete and correct copies of TSIA’s Organizational Documents, each as amended prior to the execution of this Agreement, and complete and correct copies of Merger Sub’s Organizational Documents, each as amended prior to the execution of this Agreement, and each as made available to the Company is in full force and effect. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby.

4.2 Capital Structure.

(a) As of the date hereof and without taking into effect the Private Placements, the authorized capital stock of TSIA consists of 250,000,000 shares of TSIA Class A Common Stock, of which 30,000,000 shares were issued and outstanding as of the close of business on January 19, 2021, 25,000,000 shares of TSIA Class B Common Stock, of which 7,500,000 shares were outstanding as of the close of business on the date of this Agreement, 2,500,000 shares of preferred stock par value $0.0001 per share (“TSIA Preferred Stock”), of which no shares were outstanding as of the date of this Agreement, and 9,999,996 public warrants (the “TSIA Public Warrants”) issued and outstanding as of the close of business on January 19, 2021 and 5,333,334 private placement warrants (the “TSIA Private Placement Warrants” and, together with the TSIA Public Warrants, the “TSIA Warrants”) issued and outstanding as of the close of business on the date of this Agreement, entitling the holder thereof to purchase one share of TSIA Class A Common Stock at an exercise price of $11.50 per share of TSIA Common Stock pursuant to, and subject to adjustments as provided by, the terms of the TSIA Warrant Agreement.

(b) All of the outstanding shares of TSIA Class A Common Stock, TSIA Class B Common Stock and TSIA Preferred Stock (i) have been duly authorized and are validly issued, fully paid and nonassessable, (ii) were offered, sold and issued in compliance in all material respects with applicable Laws, including federal and state securities Laws and (iii) were not issued in breach or violation of (1) TSIA’s Organizational Documents, (2) any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right or (3) any Contract to which TSIA is a party or is otherwise bound. TSIA has no shares of TSIA Class A Common Stock, TSIA Class B Common Stock or TSIA Preferred Stock reserved for issuance, except that, as of the date of this Agreement, there were 17,433,334 shares of TSIA Class A Common Stock reserved for issuance upon the exercise of any outstanding TSIA Warrants and 8,625,000 shares of TSIA Class A Common Stock subject to issuance upon conversion of shares of TSIA Class B Common Stock. Except for the TSIA Warrants, the Subscription Agreements and the Cash Election Subscription Agreement, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate TSIA to issue or to sell any shares of capital stock or other securities of TSIA or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any securities of TSIA, and no securities or obligations evidencing such rights are authorized, issued or outstanding. TSIA does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convert into or exercise for securities having the right to vote) with the stockholders of TSIA on any matter. Except for this Agreement and TSIA’s Organizational Documents, TSIA is not party to any voting trust agreements, proxies, or other Contracts with respect to the voting, purchase, repurchase, redemption, dividend rights, disposition or transfer of the shares of TSIA Common Stock.

(c) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding, fully paid and non-assessable and not subject to any preemptive rights. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by TSIA, free and clear of all Liens (other than such Liens as created by Merger Sub’s Organizational Documents or applicable securities Laws). There are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

(d) Subject to the terms of conditions of the TSIA Warrant Agreement, the TSIA Warrants will be exercisable after giving effect to the Merger for one share of TSIA Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. The TSIA Warrants are not exercisable until the later of (x) 30 days after the Closing and (y) the date that is 12 months from the date of the closing of TSIA’s initial public offering. All outstanding TSIA Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of TSIA, enforceable against TSIA in accordance with their terms, subject to the Bankruptcy and Equity Exception; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) TSIA’s Organizational Documents and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, TSIA’s Organizational Documents or any Contract to which TSIA is a party or otherwise bound.

(e) Other than Merger Sub, TSIA has no Subsidiaries and does not directly or indirectly own or hold any (i) equity interests, including any partnership, limited liability company or joint venture interests, in any other Person, (ii) securities convertible into or exchangeable for equity interests of any other Person or (iii) options or other rights to acquire equity interests of any other Person. TSIA is not party to any Contract that obligates TSIA to invest money in, loan money to or make any capital contribution to any other Person.

4.3 Corporate Authority; Approval

(a) Each of TSIA and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and each Transaction Document to which it is a party and to consummate the Transactions, subject only to the TSIA Stockholder Approval. This Agreement has been, and each Transaction Document will be, duly and validly executed and delivered by each of TSIA and Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, a valid and binding agreement of each of TSIA and Merger Sub, enforceable against each of TSIA and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. This Agreement has been, and each Transaction Document will be, duly authorized and approved by TSIA as the sole shareholder of Merger Sub.

(b) The affirmative vote of (i) holders of a majority of the outstanding shares of TSIA Common Stock and TSIA Class B Common Stock, voting together as a single class, cast at the Special Meeting, shall be required to approve the Transaction Proposal, (ii) holders of a majority of the outstanding shares of TSIA Common Stock and TSIA Class B Common Stock, voting together as a single class, cast at the Special Meeting, shall be required to approve the NASDAQ Proposal, and (iii) holders of a majority of the outstanding shares of TSIA Common Stock and TSIA Class B Common Stock, voting together as a single class, cast at the Special Meeting, shall be required to approve the TSIA Incentive Plan Proposal, in each case, assuming a quorum is present, to approve the Proposals are the only votes of any of TSIA’s capital stock necessary in connection with the entry into this Agreement by TSIA, and the consummation of the transactions contemplated hereby, including the Closing (the approval by TSIA Stockholders of all of the foregoing, collectively, the “TSIA Stockholder Approval”). The

TSIA Stockholder Approval is the only vote of the holders of any class or series of capital stock of TSIA required to approve and adopt this Agreement and approve the Transactions.

(c) At a meeting duly called and held, the TSIA Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of TSIA and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the TSIA Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the stockholders of TSIA approval of each of the matters requiring TSIA Stockholder Approval.

4.4 Governmental Filings; No Violations; Certain Contracts.

(a) Other than the filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations (i) pursuant to the DGCL, (ii) under the HSR Act, the Exchange Act and the Securities Act, (iii) required to be made with NASDAQ, and (iv) state securities, takeover and “blue sky” Laws, no filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations are required to be made by TSIA or Merger Sub with, or obtained by TSIA or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by TSIA and Merger Sub and the consummation of the Transactions, or in connection with the continuing operation of the business of TSIA and its Subsidiaries following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on TSIA or prevent, materially delay or materially impair the ability of TSIA or Merger Sub to consummate the Transactions.

(b) The execution, delivery and performance of this Agreement by TSIA and Merger Sub do not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of TSIA, Merger Sub or any of TSIA’s other Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of TSIA or any of its Subsidiaries pursuant to, any Contract binding upon TSIA or any of its Subsidiaries, or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.4(a), under any Law to which TSIA or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any Contract binding upon TSIA or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on TSIA or prevent, materially delay or materially impair the ability of TSIA to consummate the Transactions.

4.5 TSIA Reports; Internal Controls.

(a) TSIA has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since November 13, 2020 (the forms, statements, reports and documents filed or furnished to the SEC since November 13, 2020, and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “TSIA Reports”). Each of the TSIA Reports, at the time of its filing or being furnished (or, if amended, as of the date of such amendment) complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. As of their respective dates (or, if amended, as of the date of such amendment), the TSIA Reports did not, and any TSIA Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) TSIA has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to TSIA, including its consolidated Subsidiaries, if any, and other material information required to be disclosed by TSIA in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to TSIA’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting TSIA’s principal executive officer and principal financial officer to material information required to be included in TSIA’s periodic reports required under the Exchange Act.

(c) Since November 13, 2020, TSIA has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of TSIA’s financial reporting and the preparation of TSIA’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by TSIA to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of TSIA. TSIA has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither TSIA (including any employee thereof) nor TSIA’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by TSIA, (ii) any fraud, whether or not material, that involves TSIA’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by TSIA or (iii) any claim or allegation regarding any of the foregoing.

(f) To the Knowledge of TSIA, as of the date hereof, there are no outstanding comments from the SEC with respect to the TSIA Reports. To the Knowledge of TSIA, none of the TSIA Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(g) To the Knowledge of TSIA, each director and executive officer of TSIA has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. TSIA has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Since November 13, 2020, TSIA has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. The TSIA Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on NASDAQ. There is no Proceeding pending or, to the Knowledge of TSIA, threatened against TSIA by NASDAQ or the SEC with respect to any intention by such entity to deregister the TSIA Class A Common Stock or prohibit or terminate the listing of TSIA Class A Common Stock on NASDAQ.

(i) The TSIA Reports contain a true and complete copy of the audited balance sheet as of November 13, 2020 (the “TSIA Financial Statements”). Except as disclosed in the TSIA Reports, the TSIA Financial Statements (i) fairly present in all material respects the financial position of TSIA, as at the respective date thereof, (ii) were prepared in conformity with GAAP, and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of TSIA have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

4.6 Absence of Certain Changes. Since TSIA’s incorporation (a) there has not been any change, occurrence or development in the financial condition, properties, assets, liabilities, business or results of operations or any other change, occurrence or development which has had, or would, individually or in the aggregate, reasonably be expected to have a material adverse effect on TSIA or prevent, materially delay or materially impair the ability of TSIA or Merger Sub to consummate the Transactions and (b) TSIA has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

4.7 Business Activities; Liabilities.

(a) Since its date of incorporation, neither TSIA nor Merger Sub has carried on any business or conducted any operations other than: (i) directed towards the accomplishment of a Business Combination and (ii) the execution of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto. Other than under the Transaction Documents or pursuant to the performance of its obligations thereunder, neither TSIA nor Merger Sub has any liabilities.

(b) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Transaction Documents and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(c) Except as set forth in TSIA’s Organizational Documents or as otherwise contemplated by this Agreement or the Transaction Documents and the Transactions, there is no agreement, commitment, or Governmental Order binding upon TSIA or Merger Sub or to which TSIA or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of TSIA or Merger Sub or any acquisition of property by TSIA or Merger Sub or the conduct of business by TSIA or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to TSIA or Merger Sub.

(d) Except for this Agreement and the Transaction Documents and the Transactions, TSIA has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement, the Transaction Documents, or the TSIA Trust Agreement, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

4.8 Litigation and Proceedings.

(a) There are no Proceedings pending or, to the Knowledge of TSIA, threatened against TSIA or any of its Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on TSIA or prevent, materially delay or materially impair the ability of TSIA to consummate the Transactions.

(b) Neither TSIA nor Merger Sub is a party to or subject to the provisions of any Governmental Order that restricts the manner in which TSIA or Merger Sub conducts its business, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on TSIA or prevent, materially delay or materially impair the ability of TSIA or Merger Sub to consummate the Transactions.

4.9 Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws has not or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on TSIA or prevent, materially delay or materially impair the ability of TSIA or Merger Sub to consummate the

Transactions, the businesses of each of TSIA and Merger are not, and have not been since their respective incorporations, conducted in violation of any applicable Law. Neither TSIA nor any of its Subsidiaries has received any notice or communication of any material noncompliance with any Laws that has not been cured as of the date of this Agreement.

4.10 Investment Company Act; JOBS Act. TSIA is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. TSIA constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.11 TSIA Trust Account. As of the date of this Agreement, TSIA has approximately $300,000,000 in the account established by TSIA for the benefit of its stockholders at J.P. Morgan Chase Bank, N.A. (the “TSIA Trust Account”), such monies being invested in U.S. government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, having a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust pursuant to that certain Investment Management Trust Agreement, dated as of November 9, 2020, between TSIA and Continental Stock Transfer & Trust Company, as trustee (the “TSIA Trust Agreement”). The TSIA Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the TSIA Trust Agreement in the TSIA Reports to be inaccurate or that would entitle any Person (other than any TSIA Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the TSIA Trust Account. Prior to the Closing, none of the funds held in the TSIA Trust Account may be released other than to pay Taxes and payments with respect to the redemption of any shares of TSIA Common Stock required by the Redemption Offer. There are no Proceedings pending or, to the Knowledge of TSIA, threatened with respect to the TSIA Trust Account. TSIA has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the TSIA Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of TSIA to dissolve or liquidate pursuant to TSIA’s Organizational Documents shall terminate, and as of the Effective Time, TSIA shall have no obligation whatsoever pursuant to TSIA’s Organizational Documents to dissolve and liquidate the assets of TSIA by reason of the consummation of the transactions contemplated hereby. To the Knowledge of TSIA, following the Effective Time, no TSIA Stockholder shall be entitled to receive any amount from the TSIA Trust Account except to the extent such TSIA Stockholder validly elects to redeem their shares of TSIA Common Stock in connection with the Redemption Offer. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither TSIA or Merger Sub have any reason to believe that any of the conditions to the use of funds in the TSIA Trust Account will not be satisfied or funds available in the TSIA Trust Account will not be available to TSIA and Merger Sub on the Closing Date.

4.12 Private Placements. TSIA has made available to the Company true and correct copies of the Subscription Agreements. As of the date of this Agreement, the Subscription Agreements (a) are in full force and effect without amendment or modification, (b) are the valid, binding and enforceable obligations of TSIA (or its applicable Affiliate) and, to the Knowledge of TSIA, each other party thereto (except, in any case, as may be limited by the Bankruptcy and Equity Exception) and (c) have not been withdrawn, terminated or rescinded in any respect. The Private Placements, together with the amount in the TSIA Trust Account at the Closing, will be in the aggregate sufficient to enable TSIA to pay all cash amounts required to be paid by TSIA under or in connection with this Agreement, including the Outstanding Company Expenses and Outstanding TSIA Expenses. There are no other Contracts between TSIA and any Subscriber relating to any Subscription Agreement, that would reasonably be expected to affect the obligations of the Subscribers to contribute to TSIA the applicable portion of the Private Placements set forth in the Subscription Agreements, and, to the Knowledge of TSIA, no facts or circumstances exist that may reasonably be expected to result in any of the conditions set forth in any

Subscription Agreement not being satisfied, or the Private Placements not being available to TSIA, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of TSIA under any material term or condition of any Subscription Agreement and, as of the date hereof, TSIA has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of Closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement or the Transaction Documents) to the obligations of the Subscribers to contribute to TSIA the applicable portion of the Private Placements set forth in the Subscription Agreements on the terms therein.

4.13 Valid Issuance. The shares of TSIA Common Stock issuable as Aggregate Merger Consideration, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable and will be issued free and clear of any Liens (other than such Liens as created by TSIA’s Organizational Documents or applicable securities Laws) or any preemptive rights.

4.14 Takeover Statutes and Charter Provisions. Each of the board of directors of TSIA and Merger Sub has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Merger. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover Law or similar domestic or foreign Law applies with respect to TSIA or Merger Sub in connection with this Agreement or the Merger. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which TSIA or Merger Sub is subject, party or otherwise bound.

4.15 NASDAQ Stock Market Quotation. The issued and outstanding shares of TSIA Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “TSAI.” The TSIA Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “TSIAW”. TSIA is in compliance in all material respects with the rules of NASDAQ, and there is no action or proceeding pending or, to the Knowledge of TSIA, threatened against TSIA by NASDAQ, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the TSIA Common Stock or terminate the listing of TSIA Common Stock on NASDAQ. None of TSIA or its Affiliates has taken any action in an attempt to terminate the registration of the TSIA Common Stock or TSIA Warrants under the Exchange Act except as contemplated by this Agreement.

4.16 Brokers and Finders. Neither TSIA nor Merger Sub, nor any of their respective directors or employees (including any officers), as applicable, has employed any investment banker, broker or finder or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finders fees or other similar payments in connection with the Transactions, except that TSIA has employed BofA Securities, Inc. and Allen & Company LLC as its financial advisors in connection with the Transactions.

4.17 Registration Statement and Proxy Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement, as applicable, is first mailed to the TSIA Stockholders, and at the time of the Special Meeting, the Proxy Statement, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that TSIA makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Proxy Statement in reliance upon and in conformity with information furnished in writing to TSIA by or on behalf of the Company specifically for inclusion in the Registration Statement or the Proxy Statement.

4.18 Taxes.

(a) TSIA and Merger Sub (i) have prepared in good faith and duly filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them with the appropriate Taxing authority, and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all material Taxes that are required to be paid by them (whether or not shown on any Tax Returns), except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iii) have withheld and paid all material Taxes required to have been withheld and paid by them; (iv) have complied in all material respects with all information reporting (and related withholding) and record retention requirements imposed under applicable Law; and (v) have not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(b) No deficiency with respect to material Taxes has been proposed, asserted or assessed against TSIA or Merger Sub. There are no Proceedings pending or threatened in writing regarding any material Taxes of TSIA or Merger Sub.

(c) TSIA and Merger Sub are not subject to any material private letter or similar rulings that will bind the Company and the Subsidiaries after the Closing Date.

(d) There are no material Liens for Taxes (except Permitted Liens) on any of the assets of TSIA or Merger Sub.

(e) Neither TSIA nor Merger Sub is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than any commercial contract entered into by TSIA or Merger Sub the primary subject of which is not Taxes and that is not a contract with any direct or indirect equity holder of TSIA).

(f) Neither TSIA nor Merger Sub (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is TSIA) or (B) has any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Law), as a transferee or successor or by contract (other than liabilities pursuant to a commercial contract entered into by TSIA the primary subject of which is not Taxes and that is not a contract with any direct or indirect equity holder of TSIA).

(g) Neither TSIA nor Merger Sub has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(h) Neither TSIA nor Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any other transaction requiring disclosure under analogous provisions of state or local Tax Law.

(i) Merger Sub was formed solely for the purpose of effectuating the Transaction and has not undertaken any business activities other than matters incidental to such purpose.

(j) To the Knowledge of TSIA, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transaction from qualifying for the Intended Tax Treatment.

4.19 No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, each of TSIA and Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that TSIA has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by TSIA or its representatives) or reviewed by TSIA pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to TSIA or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III of this Agreement. Except as otherwise expressly set forth in this Agreement, TSIA understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III, with all faults and without any other representation or warranty of any nature whatsoever.

4.20 No Other Representations or Warranties. Except for the representations and warranties made by TSIA in this Article IV, none of TSIA, Merger Sub or any other Person makes any express or implied representation or warranty with respect to TSIA, Merger Sub or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and each of TSIA and Merger Sub hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing, none of TSIA, Merger Sub or any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to TSIA, any of its Affiliates or any of their respective businesses, or (b) any oral or, except for the representations and warranties made by TSIA or Merger Sub in this Article IV, written information made available to the Company or any of its Affiliates or Representatives in the course of their evaluation of TSIA, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 4.20 shall limit the Company’s remedies with respect to claims of fraud.

ARTICLE V

COVENANTS OF THE COMPANY

5.1 Interim Operations.

(a) Except (i) as described in Section 5.1(a) of the Company Disclosure Letter, (ii) as otherwise expressly required or permitted by this Agreement or any other Transaction Document, (iii) as required by applicable Law (including COVID-19 Measures) or (iv) as TSIA shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company covenants and agrees as to itself and its Subsidiaries that, during the period from the date of this Agreement until the Closing or valid termination of this Agreement, the Company shall use commercially reasonable efforts to operate the business of it and its Subsidiaries in the ordinary course consistent with past practice and to preserve their business organizations intact and maintain existing relations with all of the Company’s customers, suppliers, creditors and employees.

(b) Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Closing or valid termination of this Agreement, except (w) as described in the corresponding subsection of Section 5.1(b) of the Company Disclosure Letter, (x) as otherwise expressly required or permitted by this Agreement or any other Transaction Document, (y) as required by applicable Law (including COVID-19

Measures) or (z) as TSIA shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will not and will not permit its Subsidiaries to:

(i) adopt or propose any change in its or its Subsidiaries’ Organizational Documents;

(ii) merge or consolidate itself or any of its Subsidiaries with any other Person, except for any such transactions among its wholly owned Subsidiaries, or restructure, reorganize, dissolve or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on substantially all of its assets, operations or businesses;

(iii) (A) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $2,000,000, or acquire any business or Person, by merger or consolidation, purchase of substantially all assets or equity interests or by any other manner, in each case, in any transaction or series of related transactions, other than acquisitions or other transactions pursuant to Contracts to which the Company or any of its Subsidiaries are a party that are in effect as of the date of this Agreement, or (B) other than in the ordinary course of business, consistent with past practice, enter into any joint venture or similar long-term business combination with another Person;

(iv) other than pursuant to Contracts to which the Company or any of its Subsidiaries are a party that are in effect as of the date of this Agreement, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, properties, licenses, operations, rights, product lines, businesses or interests therein, except for (A) sales or other dispositions in the ordinary course of business consistent with past practice and (B) sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $5,000,000 in the aggregate;

(v) except pursuant to awards granted under the Company Stock Plans, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock;

(vi) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, except in connection with the net exercise or settlement of awards under the Company Stock Plans;

(vii) declare, set aside, make or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;

(viii) make any material loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company), other than in the ordinary course of business;

(ix) incur any indebtedness for borrowed money or guarantee any such Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice, not to exceed $2,000,000 in the aggregate;

(x) make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 5.1(b)(x) of the Company Disclosure Letter, in the aggregate;

(xi) enter into any Contract that would have been a Company Material Contract (for the purposes of this Section 5.1(b)(xi), not including the types of Contracts set forth in Sections 3.17(a)(i), 3.17(a)(ii), 3.17(a)(iii), 3.17(a)(iv), 3.17(a)(ix) (other than Contracts of the type described in Section 3.17(a)(ix) pursuant to which an exclusive license of Company Intellectual Property is granted, or any other Contract of the type described in Section 3.17(a)(ix) entered into outside of the ordinary course of business), 3.17(a)(xi) (other than Contracts entered into outside of the ordinary course of business) and 3.17(a)(xiv)) had it been entered into prior to the date of this Agreement;

(xii) amend, modify, fail to renew or terminate any Company Material Contract or waive or release any material rights, claims or benefits under any Company Material Contracts (for the purposes of this Section 5.1(b)(xii), not including the types of Contracts set forth in Sections 3.17(a)(i), 3.17(a)(ii), 3.17(a)(iii), 3.17(a)(iv), 3.17(a)(ix) (other than Contracts of the type described in Section 3.17(a)(ix) that are amended, modified, failed to be renewed or terminated outside of the ordinary course of business), 3.17(a)(xi) (other than Contracts amended, modified, failed to be renewed or terminated outside of the ordinary course of business) and 3.17(a)(xiv));

(xiii) make any material changes with respect to its accounting policies or procedures, except as required by changes in Law or GAAP;

(xiv) settle any Proceeding, except where such settlement is covered by insurance or involves only the payment of monetary damages directly from the Company in an amount not more than $1,000,000 in the aggregate;

(xv) Make, revoke or change any material Tax election in a manner inconsistent with past practice, file any material amended Tax Return, adopt or change any material Tax accounting method or period, enter into any agreement with a Governmental Entity with respect to material Taxes, settle or compromise any examination, audit or other action with a Governmental Entity of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Entity in respect of material Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes), in each case to the extent such action could reasonably be expected to have any adverse impact that is not immaterial on TSIA, the Company or any of the Company’s Subsidiaries;

(xvi) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

(xvii) except as required pursuant to the terms of any Company Benefit Plan in effect as of the date of this Agreement or as required by Law, (A) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any Company Employee (including executive officers) with an annual salary or wage rate or consulting fees and target annual cash bonus opportunity in excess of $270,000 as of the date of this Agreement, (B) except in the ordinary course of business, consistent with past practice, become a party to, establish, adopt, amend, commence participation in or terminate any material Company Benefit Plan or any arrangement that would have been a Company Benefit Plan had it been entered into prior to this Agreement, (C) grant any new awards, or amend or modify the terms of any outstanding awards under the Stock Plans or, except in the ordinary course of business, consistent with past practice, under any Company Benefit Plan, (D) except in the ordinary course of business, consistent with past practice, take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (E) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any Company Employee, (F) hire any employee or engage any independent contractor (who is a natural person) with annual salary or wage rate or consulting fees and target annual cash bonus opportunity in excess of $270,000 or (G) terminate the employment of any executive officer other than for cause;

(xviii) sell, assign, lease, license, pledge, encumber, divest, abandon or otherwise dispose of, allow to lapse or expire, or fail to protect, any material Company Intellectual Property, other than grants of non-exclusive licenses in the ordinary course of business;

(xix) amend or fail to comply with the Company and its Subsidiaries’ existing privacy and security policies, or alter the operation or security of any IT Assets owned, used or held for use in the operation of the Company and its Subsidiaries businesses, in each case, (A) in a manner that would be materially less protective of any such IT Assets or any Trade Secrets or Personal Information in the possession or control of the Company or any of its Subsidiaries and (B) other than in the ordinary course of business;

(xx) become a party to, establish, adopt, amend, commence participation in or enter into any collective bargaining or other labor union Contract;

(xxi) fail to use commercially reasonable efforts to keep current and in full force and effect, or to comply with the requirements of, or to apply for or renew, any permit, approval, authorization, consent, license, registration or certificate issued by any Governmental Entity that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(xxii) file any prospectus supplement or registration statement or consummate any offering of securities that requires registration under the Securities Act or that includes any actual or contingent commitment to register such securities under the Securities Act in the future;

(xxiii) fail to maintain, cancel or materially change coverage under, in a manner materially detrimental to the Company or any of its Subsidiaries, any insurance policy maintained with respect to the Company and its Subsidiaries and their assets and properties;

(xxiv) enter into any material new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement; or

(xxv) agree, authorize or commit to do any of the foregoing.

5.2 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby or (y) in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company or any of its Subsidiaries is bound, the Company shall, and shall cause its Subsidiaries to, afford to TSIA and its Representatives reasonable access from and after the date of this Agreement until the Effective Time, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by TSIA and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

5.3 No Claim Against the TSIA Trust Account. The Company acknowledges that TSIA is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read TSIA’s final prospectus, dated November 10, 2020, and other TSIA Reports, the TSIA Organizational Documents, and the TSIA Trust Agreement and understands that TSIA has established the TSIA Trust Account described therein for the benefit of TSIA’s public stockholders and that disbursements from the TSIA Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that TSIA’s sole assets consist of the cash proceeds of TSIA’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the TSIA Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the transactions contemplated by this Agreement or, in the event of termination of this Agreement, another Business Combination, are or is not consummated by November 13, 2022 or such later date as approved by the stockholders of TSIA to complete a Business Combination, TSIA will be obligated to return to its stockholders the amounts being held in the TSIA Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the TSIA Trust Account, any trustee of the TSIA Trust Account and TSIA to collect from the TSIA Trust Account any monies that may be owed to them by TSIA or any of its Affiliates for any reason whatsoever, and will not seek recourse against the TSIA Trust Account at any time for any reason whatsoever, including, without limitation, for any Willful Breach of this Agreement. This Section 5.3 shall survive the termination of this Agreement for any reason.

5.4 Acquisition Proposals; Alternative Transactions. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement by its terms, the Company shall not, and shall cause its Representatives not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning any the Company or any of its Subsidiaries to any Person relating to, an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of the Company or any of its Subsidiaries in connection with an Acquisition Proposal or Alternative Transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction.

5.5 Prospectus/Proxy Filing; Information Supplied.

(a) As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to TSIA audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2019 and the audited consolidated statement of operations, statements of comprehensive income (loss), statements of stockholders’ equity and statements of cash flows of the Company and its Subsidiaries for the same period, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “2019 Financial Statements”); provided, that upon delivery of such 2019 Financial Statements, such financial statements shall be deemed “Audited Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in Section 3.5 shall be deemed to apply to such Audited Financial Statements with the same force and effect as if made as of the date of this Agreement.

(b) In addition to the Audited Financial Statements and Unaudited Financial Statements, the Company shall provide to TSIA any audited and interim financial statements of the Company required to be included in the Registration Statement or any other filings to be made by TSIA with the SEC in connection with the Transactions; provided that, without limiting the foregoing, (i) the Company shall reasonably cooperate with TSIA in connection with TSIA’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required for the Registration Statement and (ii) the Company shall use reasonable best efforts to provide TSIA, as soon as reasonably practicable following the end of the year ended December 31, 2020 (which, for the avoidance of doubt, may be after the date of the initial filing of the Registration Statement), audited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company and its Subsidiaries as of and for the years ended December 31, 2019 and 2020, together with the notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified), in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB. The Company shall make their officers and employees and Representatives available to, in each case, during normal business hours and upon reasonable advanced notice, TSIA and its counsel in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC.

(c) From and after the date on which the Registration Statement becomes effective under the Securities Act, the Company will give TSIA prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, TSIA and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by TSIA pursuant to this Section 5.5 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Disclosure Letter.

ARTICLE VI

COVENANTS OF TSIA

6.1 Conduct of TSIA.

(a) Except (i) as otherwise expressly required or permitted by this Agreement or any other Transaction Document (including as contemplated by the Private Placements), (ii) as required by applicable Law (including COVID-19 Measures) or (iii) as the Company shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), TSIA covenants and agrees as to itself and its Subsidiaries that, during the period from the date of this Agreement until the Closing or valid termination of this Agreement, TSIA shall use reasonable best efforts to operate the business of it and its Subsidiaries in the ordinary course consistent with past practice.

(b) Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Closing or valid termination of this Agreement, except (i) as otherwise expressly required or permitted by this Agreement or any Transaction Document (including as contemplated by the Private Placements), (ii) as required by applicable Law (including COVID-19 Measures) or (iii) as the Company shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), TSIA will not and will not permit its Subsidiaries to:

(i) change, modify or amend, or seek any approval from the TSIA Stockholders to change, modify or amend, the TSIA Trust Agreement, the TSIA Organizational Documents or the organizational documents of Merger Sub, other than to effectuate the TSIA A&R Charter and the TSIA A&R Bylaws;

(ii) (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any shares of TSIA Common Stock required by the Redemption Offer or as otherwise required by TSIA’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, TSIA;

(iii) enter into, or permit any of the assets owned or used by it to become bound by, any Contract, other than as expressly required in connection with the Transactions;

(iv) other than as expressly required by the Sponsor Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of TSIA or Merger Sub (including, for the avoidance of doubt, (A) the Sponsor and (B) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any indebtedness for borrowed money or guarantee incurred between TSIA and Merger Sub;

(vi) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company);

(vii) make any changes with respect to its accounting policies or procedures, except as required by changes in Law or GAAP;

(viii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, TSIA or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (1) in connection with the exercise of any TSIA Warrants outstanding on the date hereof or (2) the Transactions (including the transactions contemplated by the Subscription Agreements) or (B) amend, modify or waive any of the terms or rights set forth in any TSIA Warrant or the TSIA Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein, other than pursuant to the Sponsor Agreement;

(ix) except as contemplated by the TSIA Incentive Plan, (A) adopt or amend any TSIA Benefit Plan, or enter into any employment contract or collective bargaining agreement or (B) hire any employee or any other individual to provide services to TSIA or its Subsidiaries following Closing;

(x) make, revoke or change any material Tax election in a manner inconsistent with past practice, file any material amended Tax Return, adopt or change any material Tax accounting method or period, enter into any agreement with a Governmental Entity with respect to material Taxes, settle or compromise any examination, audit or other action with a Governmental Entity of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Entity in respect of material Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes), in each case, to the extent such account could reasonably be expected to have any adverse impact that is not immaterial on TSIA, the Company or any of the Company’s Subsidiaries;

(xi) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

(xii) (A) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of TSIA or its Subsidiaries (other than the Transactions);

(xiii) make any capital expenditures;

(xiv) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xv) enter into any new line of business outside of the business currently conducted by TSIA and its Subsidiaries as of the date of this Agreement; or

(xvi) agree, authorize or commit to do any of the foregoing.

6.2 TSIA Trust Account Matters.

(a) Trust Account. Prior to the Closing, none of the funds held in the TSIA Trust Account may be used or released except (i) for the withdrawal of interest to pay any tax obligation owed by TSIA as a result of assets owned by TSIA, including franchise taxes and (ii) to effectuate the Redemption Offer. Following the Closing, and upon notice to the trustee of the TSIA Trust Account (the “TSIA Trustee”) and the satisfaction of the requirements for release set forth in the TSIA Trust Agreement, the TSIA Trustee shall be obligated to release as promptly as practicable any and all amounts still due to holders of shares of TSIA Common Stock who have exercised their redemption rights with respect to shares of TSIA Common Stock, and, thereafter, release the remaining funds in the TSIA Trust Account to TSIA to be reflected on TSIA’s consolidated balance sheet and the TSIA Trust Account shall thereafter be terminated.

(b) Redemption Offer. At the Closing, TSIA shall use its best efforts to cause the TSIA Trustee to pay as and when due all amounts payable to TSIA Stockholders holding shares of the TSIA Common Stock sold in TSIA’s initial public offering who shall have validly elected to redeem their shares of TSIA Common Stock (and who have not rescinded such election) pursuant to TSIA’s Organizational Documents and shall use its best efforts to cause the TSIA Trustee to pay, as and when due, the Deferred Discount (as defined in the TSIA Trust Agreement) pursuant to the terms of the TSIA Trust Agreement.

6.3 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, TSIA and the Surviving Company agree that they will indemnify and hold harmless, to the fullest extent TSIA, Merger Sub or the Company would be permitted to do so under applicable Law and their respective Organizational Documents in effect as of the date of this Agreement, each present and former (determined as of the Effective Time) director and officer of TSIA, Merger Sub and the Company and each of their respective Subsidiaries, in each case, when acting in such capacity (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any Proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with (i) the Transactions, and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party, and TSIA or the Surviving Company shall also advance expenses as incurred to the fullest extent that the Company, TSIA or Merger Sub, as applicable, would have been permitted to do so under applicable Law and its respective Organizational Documents in effect as of the date of this Agreement; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification.

(b) TSIA shall cause the Surviving Company as of the Effective Time to obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions); provided, however, that in no event shall TSIA be required to expend for such policies a premium amount in excess of 300% of the aggregate annual premium payable by the Company for the Company’s current D&O Insurance for such purpose; provided, further, that if the cost of such insurance coverage exceeds such amount, TSIA shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) TSIA shall, as of the Effective Time, obtain and fully pay the premium for “tail” insurance policies for the extension of TSIA’s existing D&O Insurance, in each case for the Tail Period, with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as TSIA’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions); provided, however, that in no event shall TSIA be required to expend for such policies a premium amount in excess of 300% of the aggregate annual premium payable by TSIA for TSIA’s current D&O Insurance for such purpose; provided, further, that if the cost of such insurance coverage exceeds such amount, TSIA shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) During the Tail Period, without limiting the foregoing, TSIA shall, and shall cause the Surviving Company and its Subsidiaries to, (i) maintain provisions in the Organizational Documents of TSIA, Merger Sub, the Surviving Company or their respective subsidiaries concerning the indemnification and exculpation (including provisions relating to expense advancement) of any Indemnified Parties that are no less favorable to such Indemnified Parties than the provisions of such Organizational Documents as of the date of this Agreement and (ii) not amend, restate, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of such Indemnified Parties thereunder, in each case, except as required by Law.

(e) If TSIA or the Surviving Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of TSIA or the Surviving Company shall assume all of the obligations set forth in this Section 6.3.

(f) Prior to the Closing, TSIA shall use commercially reasonable efforts to obtain D&O Insurance reasonably satisfactory to the Company and that shall be effective as of Closing and will cover those Persons who will be the directors and officers of TSIA and its Subsidiaries (including the directors and officers of the Company and its Subsidiaries) at and after the Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s and its Subsidiaries’ directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NASDAQ which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as TSIA and its Subsidiaries (including the Company and its Subsidiaries).

(g) The rights of the Indemnified Parties under this Section 6.3 are in addition to any rights such Indemnified Parties may have under the Organizational Documents of TSIA, Merger Sub, the Company or any of

their respective Subsidiaries, or under any applicable Contracts or Laws, and nothing in this Agreement is intended to, shall be construed or shall release, waiver or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to TSIA, Merger Sub, the Company or any of their respective Subsidiaries for any of their respective directors, officers or other employees (it being understood that the indemnification provided for in this Section 6.3 is not prior to or in substitution of any such claims under such policies).

(h) This Section 6.3 is intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties, who shall be third party beneficiaries of this Section 6.3.

6.4 Approval of Sole Stockholder of Merger Sub. Immediately following execution of this Agreement, TSIA shall execute and deliver, in accordance with applicable Law and its Organizational Documents, in its capacity as sole stockholder of Merger Sub, a written consent adopting the plan of merger contained in this Agreement.

6.5 Inspections. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to TSIA or its Subsidiaries by third parties that may be in TSIA’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of TSIA would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which TSIA or any of its Subsidiaries is bound, TSIA shall afford to the Company, its Affiliates and their respective Representatives reasonable access from and after the date of this Agreement until the Effective Time, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of TSIA, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of TSIA that are in the possession of TSIA as such Representatives may reasonably request. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

6.6 TSIA NASDAQ Listing.

(a) From the date hereof through the Closing, TSIA shall ensure TSIA remains listed as a public company on, and for shares of TSIA Common Stock to be listed on, the NASDAQ.

(b) TSIA shall cause the TSIA Common Stock to be issued in connection with the Transactions to be approved for listing on the NASDAQ prior to the Closing Date.

6.7 TSIA Public Filings. From the date hereof through the Closing, TSIA will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws.

6.8 Private Placements. TSIA and Merger Sub shall take, or cause to be taken, as promptly as practicable after the date hereof, all actions, and do, or cause to be done, all things necessary (including enforcing its rights under the Subscription Agreements), on or prior to the Closing Date, to consummate the purchases contemplated by the Subscription Agreements on the terms and conditions described or contemplated therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the Subscribers to pay to (or as directed by) TSIA the applicable purchase price under each Subscriber’s applicable Subscription Agreement in accordance with its terms. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), TSIA shall not permit any amendment or modification to be made to or any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements.

6.9 Director and Officer Appointments. Except as otherwise agreed in writing by the Company and TSIA prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NASDAQ listing requirements, TSIA shall take all actions necessary or appropriate to cause the individuals set forth in Section 6.9 of the Company Disclosure Letter to be elected as members of the TSIA Board, effective as of the Closing. On the Closing Date, TSIA shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals set forth in Section 6.9 of the Company Disclosure Letter, which indemnification agreements shall continue to be effective following the Closing.

6.10 Exclusivity. From and after the date of this Agreement until the Effective Time, TSIA shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement, letter of intent, memorandum of understanding or agreement in principle with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its stockholders or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its stockholders and their respective Affiliates and Representatives. TSIA shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

6.11 Governing Documents. In connection with the consummation of the Transactions, TSIA shall adopt the TSIA A&R Bylaws and the TSIA A&R Charter.

6.12 Stockholder Litigation. In the event that any litigation related to this Agreement, any Transaction Document or the transactions contemplated hereby or thereby is brought, or, to the knowledge of TSIA, threatened in writing, against TSIAor the Board of Directors of TSIA by any of TSIA’s stockholders prior to the Closing, TSIA shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. TSIA shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE VII

JOINT COVENANTS

7.1 Preparation of Registration Statement.

(a) As promptly as practicable following the execution and delivery of this Agreement, TSIA shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the TSIA Common Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement. Each of TSIA and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. TSIA and the Company shall share equally in payment of all filing fees in connection with the preparation, filing and mailing of the Registration Statement and Proxy Statement. Each of TSIA and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, TSIA will cause the Proxy Statement to be mailed to stockholders of TSIA.

(b) Each of TSIA and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If TSIA or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) TSIA, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. TSIA and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of TSIA Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the TSIA Organizational Documents. Each of the Company and TSIA shall provide the other Parties with copies of any written comments, and shall inform such other Parties of any oral comments, that TSIA receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c) TSIA agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Business Combination (as defined in the TSIA Certificate of Incorporation) and the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations (the “Transaction Proposal”), (ii) approval of the TSIA A&R Charter (the “Amendment Proposal”) and each change to the TSIA A&R Charter that is required to be separately approved, (iii) to the extent required by the NASDAQ listing rules, approval of the issuance of the Aggregate Merger Consideration together with the TSIA Common Stock pursuant to the Subscription Agreements (the “NASDAQ Proposal”), (iv) the approval and adoption of the TSIA Incentive Plan (the “TSIA Incentive Plan Proposal”), (v) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals and (vi) approval of any other proposals reasonably agreed by TSIA and the Company to be necessary or appropriate in connection with the transaction contemplated hereby (the “Additional Proposal” and together with the Transaction Proposal, the Amendment Proposal, the NASDAQ Proposal and the TSIA Incentive Plan Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which TSIA shall propose to be acted on by TSIA’s stockholders at the Special Meeting.

7.2 TSIA Special Meeting.

(a) TSIA shall use commercially reasonable efforts to, as promptly as practicable, (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL, (ii) after the Registration Statement is declared effective under the Securities Act, cause the Proxy Statement to be disseminated to TSIA’s stockholders in compliance with applicable Law and (iii) after the Registration Statement is declared effective under the Securities Act, solicit proxies from the holders of TSIA Common Stock to vote in accordance with the recommendation of the TSIA Board with respect to each of the Proposals.

(b) TSIA shall, through the TSIA Board, recommend to its stockholders that they approve the Proposals (the “TSIA Board Recommendation”) and shall include the TSIA Board Recommendation in the Proxy Statement. The TSIA Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the TSIA Board Recommendation (a “Modification in Recommendation”).

(c) To the fullest extent permitted by applicable Law, TSIA’s obligations to establish a record date for, duly call, give notice of, convene and hold the Special Meeting shall not be affected by any Modification in Recommendation. TSIA may only adjourn the Special Meeting (i) upon receipt of a Company Adjournment Request, (ii) to solicit additional proxies for the purpose of obtaining the TSIA Stockholder Approval, (iii) for the absence of a quorum and (iv) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that TSIA has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by TSIA Stockholders prior to the Special Meeting; provided, that, without the consent of the Company, the Special Meeting (x) may not be adjourned to a date that is more than 15 days after the date for which the Special Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three Business Days prior to the Outside Date. By written notice, the Company may request that TSIA adjourn the Special Meeting (“Company Adjournment Request”) until the earlier of (x) 15 days after the date for which the Special Meeting was then scheduled or (y) the date that is the third Business Day prior to the Outside Date, if the Company believes in good faith that such adjournment is necessary in order to solicit additional proxies for the purpose of obtaining the TSIA Stockholder Approval or for the absence of a quorum of TSIA stockholders. Upon receipt of the Company Adjournment Request, TSIA shall adjourn the Special Meeting for the period of time specified in the Company Adjournment Request; provided that the Company may not issue more than one Company Adjournment Request.

7.3 Company Requisite Approval. Upon the terms set forth in this Agreement, the Company shall (i) use its reasonable best efforts to solicit and obtain the Company Requisite Approval in the form of an irrevocable written consent (the “Written Consent”) of the Company Stockholders promptly (and in any event within five Business Days) following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to stockholders, or (ii) in the event the Company is not able to obtain the Written Consent, the Company shall duly convene a meeting of the stockholders of the Company for the purpose of voting solely upon the adoption of this Agreement, the other agreements contemplated hereby and the transactions contemplated hereby and thereby, including the Merger, as soon as reasonably practicable after the Registration Statement is declared effective. If such meeting of the stockholders of the Company is convened, the Company shall obtain the Company Requisite Approval at such meeting of the stockholders of the Company and shall take all other action necessary or advisable to secure the Company Requisite Approval as soon as reasonably practicable after the Registration Statement is declared effective. The Company shall, through the Company Board, recommend to the Company Stockholders that they adopt this Agreement (the “Company Board Recommendation”) and shall include the Company Board Recommendation in the Written Consent. The Company Board shall not (and no committee or subgroup thereof shall) (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal or Alternative Transaction. The Company will provide TSIA with a copy of the Written Consent within one Business Day of receipt. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Stockholders to give the Company Requisite Approval in accordance with this Section 7.3 shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal or Alternative Transaction.

7.4 Cooperation; Efforts to Consummate.

(a) On the terms and subject to the conditions set forth in this Agreement, the Company and TSIA shall cooperate with each other and use (and shall cause their respective Subsidiaries and Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the Transactions as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing no later than 10 Business Days after the date of this Agreement the notification and report form required under the HSR Act) and to obtain as promptly as reasonably practicable all consents, registrations, approvals, clearances, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions. The Company and TSIA (A) shall each request early termination of all applicable waiting periods under the HSR Act with respect to the Transactions and (B) shall not, and shall cause their Subsidiaries and Affiliates not to, extend any waiting period, review period or comparable period under the HSR Act or any other Antitrust Law or enter into any agreement with any Governmental Entity to delay or not to consummate the Transactions, except with the prior written consent of the other Party. Notwithstanding the foregoing or anything to the contrary in this Agreement, but subject to TSIA’s obligations pursuant to Section 7.4(c), in no event shall either the Company or TSIA or any of their respective Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such Person’s authorization, approval, consent or waiver to effectuate the Transactions, other than filing, recordation or similar fees. Notwithstanding anything to the contrary contained herein, no action taken by the Company or TSIA under this Section 7.4 will constitute a breach of Section 5.1 or Section 6.1, respectively.

(b) TSIA and the Company shall each have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to TSIA or the Company, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions (including the Registration Statement). Neither the Company nor TSIA shall permit any of its officers or other Representatives to participate in any meeting or discussion with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Transactions unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat. In exercising the foregoing rights, each of the Company and TSIA shall act reasonably and as promptly as reasonably practicable. TSIA and the Company shall share equally in payment of all filing fees pursuant to the HSR Act and any other Antitrust Laws in connection with the Transactions.

(c) For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, and without limiting the generality of the foregoing, TSIA shall, and shall cause its Subsidiaries and Affiliates to, take any and all steps necessary to eliminate each and every impediment under the HSR Act or any other Antitrust Law that is asserted by any Governmental Entity or any other Person so as to enable the Parties to consummate the Transactions as soon as possible, and in any event prior to the Outside Date, including, but not limited to, (i) commencing or threatening to commence, and vigorously contesting, resisting and defending against, any Proceeding, whether judicial or administrative, by or before any Governmental Entity or other Person, (ii) seeking to have vacated, lifted, reversed or overturned any stay or Governmental Order, whether temporary, preliminary or permanent, that is in effect and that prevents restricts, interferes with or delays the consummation of the Transactions, (iii) proposing, negotiating, committing to and effecting by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Company or TSIA or any of their respective Subsidiaries or Affiliates, (iv) taking or committing to take actions that limit the freedom of action of any of the Company or TSIA or any of their respective Subsidiaries or Affiliates with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Company or TSIA or any of their respective Subsidiaries or Affiliates, (v) granting any financial, legal or other accommodation to any Person and (vi) proposing, negotiating, committing to and effecting any other condition, commitment or remedy of any kind. TSIA and Merger Sub shall not take any action, including agreeing to or consummating any merger, acquisition or other transaction, that would reasonably be expected to prevent, restrict or delay (A) the receipt of any consent, registration, approval, clearance, permit or authorization from any Governmental Entity or any other Person in connection with the Transactions or (B) the consummation of the Transactions.

7.5 Status; Notifications. Subject to applicable Law and as otherwise required by any Governmental Entity, the Company and TSIA each shall keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by TSIA or the Company, as applicable, or any of its Subsidiaries or Affiliates, from any third party or any Governmental Entity with respect to the Transactions. The Company and TSIA each shall give prompt notice to the other of any Effect that has had or would reasonably be expected to have a Material Adverse Effect or a material adverse effect on TSIA, as applicable, or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company or TSIA to consummate the Transactions, as applicable, or of any failure of any condition to the other Party’s obligation to consummate the Transactions; provided that the delivery of any notice pursuant to this Section 7.5 shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party or update the Company Disclosure Letter.

7.6 Publicity. The initial press release with respect to the Transactions shall be a joint press release and thereafter the Company and TSIA shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other Party, prior to issuing any press releases or otherwise making planned public statements with respect to the Transactions and prior to making any filings with any third party or any Governmental Entity (including any national securities exchange) with respect thereto, except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or NASDAQ or (ii) any consultation that would not be reasonably practicable as a result of requirements of applicable Law. Each of the Company and TSIA may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are not inconsistent with previous statements made jointly by the Company and TSIA.

7.7 Section 16 Matters. Prior to the Closing, each of TSIA, Merger Sub and the Company shall take all steps as may be required, to the extent permitted under applicable Law, to cause any dispositions of the shares of Company Stock or acquisitions of TSIA Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under SEC Rule 16b-3(d) promulgated under the Exchange Act.

7.8 Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, TSIA shall pay all Transfer Taxes required to be paid by the Company, TSIA or any of their Subsidiaries incurred in connection with the Transactions. The Company shall file all necessary Tax Returns with respect to all such Transfer Taxes, and, if required by applicable Law, TSIA will join in the execution of any such Tax Returns. The Company and TSIA agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

(b) Tax Treatment. TSIA, Merger Sub and the Company intend that the Merger shall qualify for the Intended Tax Treatment. None of the Parties or their respective Affiliates has taken any action that could reasonably be expected to cause the Merger to fail to qualify for the Intended Tax Treatment, and none of the Parties or their respective Affiliates shall take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. Each Party shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code or a change in applicable Law after the date hereof, cause all Tax Returns to be filed on a basis consistent with the Intended Tax Treatment. Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Entity. The parties will cooperate with each other and their respective counsel to document and support the Intended Tax Treatment, including by providing factual support letters.

(c) The Company, TSIA, and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(d) On or prior to the Closing Date, the Company shall deliver to TSIA a certification from the Company in the form of Exhibit I dated no more than 30 days prior to the Closing Date and signed by a responsible corporate officer of the Company.

7.9 TSIA Incentive Plan. TSIA shall, prior to the Effective Time, approve and adopt the TSIA Incentive Plan to be effective in connection with the Closing, which shall be in the form attached hereto as Exhibit H.

ARTICLE VIII

CONDITIONS

8.1 Conditions to Obligation of Each Party. The respective obligation of each Party to consummate the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Company Stockholder Approval. The Company Requisite Approval shall have been obtained.

(b) TSIA Stockholder Approval. The TSIA Stockholder Approval shall have been obtained.

(c) Regulatory Approvals. All waiting periods (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated.

(d) Laws or Governmental Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Transactions.

(e) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no Proceedings for that purpose shall have commenced or be threatened by the SEC.

(f) Other Agreements. The Transaction Documents shall be in full force and effect and shall not have been rescinded by any of the parties thereto.

(g) Net Tangible Assets. TSIA shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

8.2 Conditions to Obligation of TSIA and Merger Sub. The respective obligation of TSIA and Merger Sub to consummate the Merger is also subject to the satisfaction or waiver by TSIA at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company set forth in Section 3.1 (Organization, Good Standing and Qualification), Section 3.3 (Corporate Authority; Approval and Fairness), Section 3.6(a) (Absence of Certain Changes), and Section 3.18 (Brokers and Finders) shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time).

(ii) The representation and warranty of the Company set forth in Section 3.2 (Capital Structure of the Company.) shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time) in all but de minimis respects.

(iii) Each other representation and warranty of the Company set forth in Article III of this Agreement shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iii), for any failure of any such representation and warranty to be so true and correct (without giving effect to any qualification by materiality or Material Adverse Effect contained therein) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects each of its obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date; provided, that for purposes of this Section 8.2(b), a covenant of the Company shall only be deemed to have not been performed if the Company has failed to cure within twenty (20) days after notice (or if earlier, the Outside Date).

(c) Company Closing Certificate. TSIA and Merger Sub shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d) Transaction Documents. The Company shall have delivered a counterpart of each of the Transaction Documents to which it is a party to TSIA.

8.3 Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties of TSIA and Merger Sub set forth in Section 4.1 (Organization, Good Standing and Qualification), Section 4.3 (Corporate Authority; Approval), Section 4.6(a) (Absence of Certain Changes) and Section 4.16 (Brokers and Finders) shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time).

(ii) The representation and warranty of the TSIA and Merger Sub set forth in Section 4.2 (Capital Structure) shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time) in all but de minimis respects.

(iii) The other representations and warranties of TSIA and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iii), for any failure of any such representation and warranty to be so true and correct (without giving effect to any qualification by materiality or material adverse effect set forth therein) that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on TSIA or prevent, materially delay or materially impair the ability of TSIA or Merger Sub to consummate the Transactions.

(b) Performance of Obligations of TSIA and Merger Sub. Each of TSIA and Merger Sub shall have performed or complied in all material respects each of its obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date; provided, that for purposes of this Section 8.3(b), a covenant of TSIA or Merger Sub shall only be deemed to have not been performed if TSIA or Merger Sub has failed to cure within twenty (20) days after notice (or if earlier, the Outside Date).

(c) TSIA and Merger Sub Closing Certificate. The Company shall have received a certificate signed on behalf of TSIA and Merger Sub by an executive officer of TSIA certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d) Listing. The shares of TSIA Common Stock issuable to the holders of shares of Company Stock pursuant to this Agreement shall have been authorized for listing on NASDAQ upon official notice of issuance.

(e) D&O Resignations. The directors and executive officers of TSIA listed in Schedule 8.3(e) shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time.

(f) Required Funds. The Closing TSIA Cash shall equal or exceed the Company’s Required Funds.

(g) Transaction Documents. TSIA shall have delivered a counterpart of each of the Transaction Documents to which it is a party to the Company.

ARTICLE IX

TERMINATION

9.1 Termination by Mutual Written Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of the Company and TSIA.

9.2 Termination by Either TSIA or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by written notice of either the Company or the TSIA to the other if:

(a) the Merger shall not have been consummated by 5:00 p.m. (New York Time) on July 31, 2021 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger;

(b) if the TSIA Stockholder Approval shall not have been obtained at the TSIA Stockholders Meeting or at any adjournment or postponement thereof taken in accordance with this Agreement; or

(c) any Law or Governmental Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall have been enacted, issued, promulgated, enforced or entered and shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the enactment, issuance, promulgation, enforcement or entry of such Law or Governmental Order; provided, further, that the Governmental Entity issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby.

9.3 Termination by TSIA. This Agreement may be terminated and the Merger may be abandoned by TSIA by providing written notice to the Company:

(a) if at any time prior to the Effective Time, there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions in Section 8.2(a) or Section 8.2(b) would not be satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) 30 days after the giving of notice thereof by TSIA to the Company or (ii) three Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 9.3(a) shall not be available to TSIA if it has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger; or

(b) if the Support Agreement executed by holders of at least a majority of the voting power of all outstanding Company Stock shall not have been delivered within two Business Days following the date of this Agreement.

9.4 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company by providing written notice to TSIA if at any time prior to the Effective Time, there has been a breach by TSIA or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions in Section 8.3(a) or Section 8.3(b) would not be satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) 30 days after the giving of notice thereof by the Company to TSIA or (ii) three Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 9.4 shall not be available to the Company if it has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

9.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or any of its Representatives or Affiliates); provided, however, and notwithstanding anything in this Agreement to the contrary, (a) no such termination shall relieve any Party of any liability or damages to any other Party resulting from any Willful Breach of this Agreement and (b) the provisions set forth in this Section 9.5 and the second sentence of Section 10.1 shall survive the termination of this Agreement.

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1 Survival. Article I, this Article X and the agreements of the Company, TSIA and Merger Sub contained in Section 3.21 (No Other Representations or Warranties), Section 4.20 (No Other Representations or Warranties), Section 6.3 (Indemnification; Directors’ and Officers’ Insurance), Section 7.8 (Tax Matters), Section 10.8 (Expenses) and the provisions that substantively define any related defined terms not substantively defined in Exhibit A and the Confidentiality Agreement and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, shall survive the Effective Time. Article I, this Article X, the agreements of the Company, TSIA and Merger Sub contained in Section 3.21 (No Other Representations or Warranties), Section 4.20 (No Other Representations or Warranties), Section 10.8 (Expenses), Section 9.5 (Effect of Termination and Abandonment), the provisions that substantively define any related defined terms not substantively defined in Exhibit A and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement or in any instrument or other document delivered pursuant to this Agreement shall not survive the Effective Time or the termination of this Agreement.

10.2 Modification or Amendment; Waiver.

(a) Subject to the provisions of applicable Law and the provisions of Section 6.3 (Indemnification; Directors’ and Officers’ Insurance), at any time prior to the Effective Time, this Agreement may be amended, modified or waived if such amendment, modification or waiver is in writing and signed, in the case of an amendment, modification or waiver, by TSIA, Merger Sub and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective. The conditions to each of the Parties’ respective obligations to consummate the Transactions are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

10.3 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.4 Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(b) Each of the Parties agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions exclusively in the courts of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the Proceeding is vested exclusively in the United States federal courts, such Proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (D) of this Section 10.4(b) or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY

WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (i) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.4(c).

10.5 Specific Performance. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement in the Chosen Courts without necessity of posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

10.6 Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email; provided that the email transmission is promptly confirmed by telephone or otherwise. Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 10.6:

If to the Company:

Latch, Inc.
508 West 26th Street, Suite 6G
New York, NY
Attention:	Priyen Patel
Email:	Priyen.patel@latch.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
811 Main Street Suite 3700
Houston, TX 77002
Attention:	Ryan J. Maierson Marc D. Jaffe Nick S. Dhesi
Email:	ryan.maierson@lw.com marc.jaffe@lw.com ramnik.dhesi@lw.com

If to TSIA or Merger Sub:

TS Innovation Acquisitions Corp.
c/o Tishman Speyer 45 Rockefeller Plaza
New York, NY 10111
Attention:	Paul A. Galiano
Email:	pgaliano@tishmanspeyer.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:	Scott D. Miller
Email:	millersc@sullcrom.com

10.7 Entire Agreement.

(a) This Agreement (including the Exhibits), the Company Disclosure Letter, the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, negotiations, understandings and, representations and warranties, whether oral or written, with respect to such matters.

(b) Each Party acknowledges and agrees that the provisions set forth in Section 3.21 (No Other Representations or Warranties) and Section 4.20 (No Other Representations or Warranties) and, without limiting such provisions, additionally acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, the Transaction Documents or any instrument or other document delivered pursuant to this Agreement or the Transaction Documents, (i) no Party has made or is making any other representations, warranties, statements, information or inducements, (ii) no Party has relied on or is relying on any other representations, warranties, statements, information or inducements and (iii) each Party hereby disclaims reliance on any other representations, warranties, statements, information or inducements, oral or written, express or implied, or as to the accuracy or completeness of any statements or other information, made by, or made available by, itself or any of its Representatives, in each case with respect to, or in connection with, the negotiation, execution or delivery of this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions, and notwithstanding the distribution, disclosure or other delivery to the other or the other’s Representatives of any documentation or other information with respect to any one or more of the foregoing, and waives any claims or causes of action relating thereto, other than those for fraud in connection with, arising out of or otherwise related to the express representations and warranties set forth in this Agreement, the Transaction Documents or any instrument or other document delivered pursuant to this Agreement or the Transaction Documents.

10.8 Expenses. Whether or not the Merger is consummated, except as otherwise provided in this Agreement, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement, the Transaction Documents and the Transactions, including all fees and expenses of its Representatives, shall be paid by the Party incurring such expense.

10.9 Third Party Beneficiaries. Except from and after the Effective Time, the Indemnified Parties with respect to the provisions of Section 6.3 (Indemnification; Directors’ and Officers’ Insurance), the Parties hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties on the terms and subject to the conditions set forth in this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.10 Non-Recourse. Unless expressly agreed to otherwise by the Parties in writing, this Agreement may only be enforced against, and any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions may only be brought against the Persons expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director employee (including any officer), incorporator, manager, member, partner, stockholder, other equity holder or persons in a similar capacity, controlling person, Affiliate or other Representative of any Party or of any Affiliate of any Party, or any of their respective successors, Representatives and permitted assigns, shall have any liability or other obligation for any obligation of any Party under this Agreement or for any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions; provided, however, that nothing in this Section 10.10 shall limit any liability or other obligation of the Parties for breaches of the terms and conditions of this Agreement.

10.11 Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

10.12 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties (and any of their respective successors, legal representatives and permitted assigns). No Party may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Parties, and any attempted or purported assignment or delegation in violation of this Section 10.12 shall be null and void.

10.13 Interpretation and Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b) The Preamble, and all Recital, Article, Section, Subsection, Schedule and Exhibit references used in this Agreement are to the recitals, articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified herein.

(c) Except as otherwise expressly provided herein, for purposes of this Agreement: (i) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (ii) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (iii) whenever the words

“includes” or “including” are used, they shall be deemed to be followed by the words “including without limitation”; (iv) the word “or” is not exclusive; (v) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement; and (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”.

(d) Except as otherwise expressly provided herein, the term “dollars” and the symbol “$” mean United States Dollars.

(e) When calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. References to a number of days, shall refer to calendar days unless Business Days are specified.

(f) All references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

(g) The Company Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article III, or to one or more covenants contained in this Agreement. Inclusion of any items or information in the Company Disclosure Letter shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that, individually or in the aggregate, has had or would reasonably be expected to have either a Material Adverse Effect or to affect the interpretation of such term for purposes of this Agreement.

(h) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

LATCH, INC.

By	/s/ Luke Schoenfelder
	Name:	Luke Schoenfelder
	Title:	CEO and Cofounder

TS INNOVATION ACQUISITIONS CORP.

By	/s/ Robert J. Speyer
	Name:	Robert J. Speyer
	Title:	President and Chief Executive Officer

LIONET MERGER SUB INC.

By	/s/ Robert J. Speyer
	Name:	Robert J. Speyer
	Title:	President and Chief Executive Officer

Annex A

Certain Definitions

“Acquisition Proposal” means (a) any proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries or (b) any acquisition by any Person or group (as defined under Section 13 of the Exchange Act), resulting in, or any proposal, offer, inquiry or indication of interest that if consummated would result in, any Person or group (as defined under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of the Company or 15% or more of the consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of Subsidiaries) of the Company, in each case other than the Transactions or the acquisition or disposition of inventory, equipment or other tangible personal property in the ordinary course of business.

“Additional Proposal” has the meaning set forth in Section 7.1(c).

“Affiliate” or “Affiliates” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise).

“Aggregate Cash Election Consideration” means an amount of cash equal to the lesser of (i) the Cash Election Consideration Cap and (ii) the aggregate number of Cash Elected Company Options multiplied by the Per Share Value.

“Aggregate Merger Consideration” means a number of shares of TSIA Common Stock equal to the quotient obtained by dividing (i) $1,000,000,000, by (ii) $10.00.

“Aggregate Share Consideration” means a number of shares (rounded to the nearest whole share) of TSIA Common Stock equal to (a) the Aggregate Merger Consideration minus (b) the Aggregate Cash Election Consideration divided by $10.00.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Transaction” means a transaction (other than any Transaction) concerning the sale or transfer of any of the shares of Company Stock or other equity interests or profits of the Company or any of its Subsidiaries, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise.

“Amendment Proposal” has the meaning set forth in Section 7.1(c).

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and all other United States or non-United States antitrust, competition, merger control or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Date” has the meaning set forth in Section 3.5(b).

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“Assumed Option” has the meaning set forth in Section 2.2(a).

“Assumed RSU” has the meaning set forth in Section 2.2(b).

“Audited Financial Statements” has the meaning set forth in Section 3.5(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3.

“Booking” or “Bookings” means an agreement or understanding between the Company on the one hand and a customer on the other, through contract, letter of intent, or otherwise, whereby the Company agrees to provide products or services.

“Bookings Information” has the meaning set forth in Section 3.5(c).

“Business Combination” has the meaning ascribed to such term in the TSIA Certificate of Incorporation.

“Business Combination Proposal” has the meaning set forth in Section 6.10.

“Business Day” means any day ending at 11:59 p.m. (New York Time) other than a Saturday or Sunday or a day on which banks in the City of New York or, solely with respect to the Closing Date, the Department of State of the State of Delaware is required or authorized by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cash and Cash Equivalents” shall mean the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.

“Cash Election” has the meaning set forth in Section 2.2(d).

“Cash Election Company Option” has the meaning set forth in Section 2.2(d).

“Cash Election Consideration” has the meaning set forth in Section 2.2(d).

“Cash Election Consideration Cap” means $10,000,000.

“Cash Election Optionholders” has the meaning set forth in Section 2.2(d).

“Cash Election Subscriber” has the meaning set forth in the Recitals.

“Cash Election Subscription Agreement” has the meaning set forth in the Recitals.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 2.3(b).

“Chosen Courts” has the meaning set forth in Section 10.4(b).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

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“Closing TSIA Cash” means, without duplication, an amount equal to (a) the funds contained in the TSIA Trust Account as of immediately prior to the Effective Time; plus (b) all other Cash and Cash Equivalents of TSIA; minus (c) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of TSIA Common Stock pursuant to the Redemption Offer (to the extent not already paid); plus (d) the cash proceeds anticipated from the Private Placements.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Adjournment Request” has the meaning set forth in 7.2(c)

“Company Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company or any of its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (“ERISA Plans”), employment, retirement, retention, severance, termination or change-in-control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 7.3.

“Company Common Stock” means the shares of the Company’s common stock, par value $0.00001 per share.

“Company Convertible Notes” means each Subordinated Convertible Promissory Note between the Company and the holder thereof as set forth in Section 3.2(e) of the Company Disclosure Letter.

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Employee” means any current or former employee, director or independent contractor (who is a natural person) of the Company or any of its Subsidiaries.

“Company ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“Company Fully Diluted Capital Stock” means, without duplication, (a) the aggregate number of shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time after giving effect to the Preferred Stock Conversion, Warrant Settlement and the Convertible Notes Conversion, plus (b) the maximum number of shares of Company Common Stock issuable upon full exercise, exchange, conversion or settlement of all Company Options and Company RSUs outstanding as of the Effective Time, minus (c) a number of shares equal to the aggregate exercise price of the Company Options described in clause (b) above divided by the Per Share Value; provided, that any Company Option with an exercise price equal to or greater than the Per Share Value shall not be counted for purposes of determining the number of Company Fully Diluted Capital Stock, minus (d) the Treasury Shares outstanding immediately prior to the Effective Time.

“Company Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Subsidiaries.

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“Company Material Contract” has the meaning set forth in Section 3.17(a).

“Company Option” has the meaning set forth in Section 2.2(a).

“Company Preferred Stock” means, collectively, the Company Series Seed Preferred Stock, Company Series A Preferred Stock, the Company Series A-1 Preferred Stock, the Company Series B Preferred Stock, the Company Series B-1 Preferred Stock and the Company Series B-2 Preferred Stock.

“Company Requisite Approval” has the meaning set forth in Section 3.3(a).

“Company RSU” has the meaning set forth in Section 2.2(b).

“Company Series A Preferred Stock” means the shares of the Company’s Series A Preferred Stock, par value $0.00001 per share.

“Company Series A-1 Preferred Stock” means the shares of the Company’s Series A-1 Preferred Stock, par value $0.00001 per share.

“Company Series B Preferred Stock” means the shares of the Company’s Series B Preferred Stock, par value $0.00001 per share.

“Company Series B-1 Preferred Stock” means the shares of the Company’s Series B-1 Preferred Stock, par value $0.00001 per share.

“Company Series B-2 Preferred Stock” means the shares of the Company’s Series B-2 Preferred Stock, par value $0.00001 per share.

“Company Series Seed Preferred Stock” means the shares of the Company’s Series Seed Preferred Stock, par value $0.00001 per share.

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stockholder” means the holder of either a share of Company Common Stock or a share of Company Preferred Stock.

“Company Top Customer” has the meaning set forth in Section 3.19(a).

“Company Top Supplier” has the meaning set forth in Section 3.19(a).

“Company Warrants” means all warrants to purchase shares of Company Common Stock.

“Company’s Required Funds” shall mean $150,000,000.

“Confidentiality Agreement” means the confidentiality agreement, entered into between the Company and TSIA, dated November 9, 2020.

“Contract” means any legally binding contract, agreement, lease, license, note, mortgage, indenture, arrangement or other obligation.

“Convertible Notes Conversion” has the meaning set forth in Section 2.1(b).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

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“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“D&O Insurance” has the meaning set forth in Section 6.3(b).

“Dissenting Shares” means shares of Company Common Stock that are held by Dissenting Stockholders.

“Dissenting Stockholders” means any Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL.

“DGCL” has the meaning set forth in the Recitals.

“Effect” means any effect, event, development, change, state of facts, condition, circumstance or occurrence.

“Effective Time” has the meaning set forth in Section 1.3.

“Election” has the meaning set forth in Section 2.3(d).

“Election Deadline” has the meaning set forth in Section 2.3(d).

“Election Period” has the meaning set forth in Section 2.3(d).

“Election Record Date” has the meaning set forth in Section 2.3(d).

“Eligible Shares” has the meaning set forth in Section 2.1(c).

“Environmental Law” means any Law relating to: (a) the protection, investigation, remediation or restoration of the environment, health, safety or natural resources; (b) the handling, labeling, management, recycling, generation, use, storage, treatment, transportation, presence, disposal, release or threatened release of any Hazardous Substance; or (c) any noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Plans” has the meaning set forth in the definition of “Company Benefit Plan.”

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.3(a).

“Exchange Fund” has the meaning set forth in Section 2.3(a).

“Exchange Ratio” means the quotient of (a) the number of shares constituting the Aggregate Merger Consideration, divided by (b) the number of shares of Company Fully Diluted Capital Stock.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“Financial Statements” has the meaning set forth in Section 3.5(a).

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“Form of Election” has the meaning set forth in Section 2.3(d).

“GAAP” means United States generally accepted accounting principles.

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any entity directly or indirectly owned or controlled by any Governmental Entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Entity, or for or on behalf of any such public international organization.

“Governmental Entity” means any United States federal, state or local, non-United States, supranational or transnational governmental (including public international organizations), quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity or subdivision thereof, in each case, of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, temporary, preliminary or permanent injunction, decree, ruling, stipulation, determination, or award entered by or with any Governmental Entity.

“Hazardous Substance” means any: (a) substance that is listed, designated, classified or regulated pursuant to any Environmental Law; (b) any substance that is a petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon; and (c) other substance that poses a risk of harm or may be the subject of regulation or liability in connection with any Environmental Law.

“Holder” has the meaning set forth in Section 2.3(d).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any currency or interest swap or other interest or currency protection, hedging or financial futures transaction or arrangement, (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice.

“Indemnified Parties” has the meaning set forth in Section 6.3(a).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property Rights” means all rights anywhere in the world in or to: (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, logos, symbols, trade dress, trade names, and

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other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same; (ii) patents, patent applications, registrations, and invention disclosures, including divisional, revisions, supplementary protection certificates, continuations, continuations-in-part, renewals, extensions, substitutes, re-issues and re-examinations; (iii) confidential or proprietary trade secrets, inventions, discoveries, ideas, improvements, information, know-how, data and databases, including proprietary or confidential processes, schematics, business methods, formulae, drawings, specifications, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including Software, website and mobile content, data, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (v) Internet domain names and URLs; (vi) common law rights and moral rights associated with any of the foregoing; and (vii) all similar or other intellectual property, industrial or proprietary rights.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means information technology devices, computers, Software, firmware, middleware, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” when used in this Agreement (i) with respect to the Company or any of its Subsidiaries means the actual knowledge of the Persons listed in Section 1.01 of the Company Disclosure Letter and (ii) with respect to TSIA means the actual knowledge of the executive officers of TSIA, in each case, after the due inquiry of their respective direct reports.

“Laws” means any federal, state, local, foreign, international or transnational law, statute, ordinance, common law, rule, regulation, standard, judgment, determination, order, writ, injunction, decree, arbitration award, treaty, agency requirement, authorization, license or permit of any Governmental Entity.

“Leases” has the meaning set forth in Section 3.14(b).

“Letter of Transmittal” has the meaning set forth in Section 2.3(b).

“License” or “Licenses” means any permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.

“Lien” has the meaning set forth in Section 3.2(c).

“Material Adverse Effect” means any Effect that, individually or in the aggregate with any other Effect is, or would reasonably be expected to be, materially adverse to the business, assets, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(A) Effects generally affecting the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in any jurisdiction;

(B) Effects that are the result of factors generally affecting the industry, markets or geographical areas in which the Company and its Subsidiaries operate;

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(C) any Effect on the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, landlords, partners or similar relationship as a result of the entry into, announcement or performance of the Transactions;

(D) changes or modifications in GAAP or in any applicable Law or in the interpretation or enforcement thereof, after the date of this Agreement;

(E) any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period; provided that the exception in this clause (E) shall not prevent a determination that any Effect not otherwise excluded from this definition of Material Adverse Effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect;

(F) any Effect resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any pandemic (including the COVID-19 pandemic, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), outbreak of illness or other public health event or any other force majeure event;

(G) any Proceeding arising from allegations of any breach of fiduciary duty or allegations of violation of Law relating to this Agreement or the Transactions; provided that the exception in this clause (G) shall not prevent a determination that any Effect not otherwise excluded from this definition of Material Adverse Effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect;

(H) any actions taken by the Company that are required to be taken by this Agreement or at TSIA’s written request;

(I) any matter set forth on the Company Disclosure Letter; or

(J) any Effects to the extent actually known by the executive officers of TSIA on or prior to the date hereof;

provided further that, with respect to clauses (A), (B), (D) and (F), such Effect may be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Modification in Recommendation” has the meaning set forth in Section 7.2(b).

“Multiemployer Plan” has the meaning set forth in Section 3.9(c).

“NASDAQ” means the NASDAQ Stock Market.

“NASDAQ Proposal” has the meaning set forth in Section 7.1(c).

“Organizational Documents” means (i) with respect to any person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents, (ii) with respect to any person that is a partnership, its certificate of partnership and partnership

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agreement, or comparable documents, (iii) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents and (v) with respect to any other Person that is not an individual, its comparable organizational documents.

“Outside Date” has the meaning set forth in Section 9.2(a).

“Outstanding Company Expenses” has the meaning set forth in Section 2.7(a).

“Outstanding TSIA Expenses” has the meaning set forth in Section 2.7(b).

“Ownership Allocation” has the meaning set forth in Section 2.8, as may be updated pursuant to Section 2.8.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Paycheck Protection Program” means the paycheck protection federal loan program under the CARES Act.

“PCAOB” means the Public Company Accounting Oversight Board.

“Per Share Merger Consideration” has the meaning set forth in Section 2.1(c).

“Per Share Value” means the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00.

“Permitted Liens” means the following Liens: (a) Liens for current Taxes, assessments or other governmental charges not yet delinquent, or which may be hereafter paid without penalty or that the taxpayer is contesting in good faith through appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s or other like common law, statutory or consensual Liens arising or incurred in the ordinary course of business and which do not materially impair the present use and operation of, or materially and adversely affect the value of, the assets to which they relate, or deposits to obtain the release of such Liens, (c) with respect to leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of any real property subject to a Lease, (d) zoning, building, subdivision, entitlement, conservation restriction and other land use and environmental regulations, easements, covenants, rights of way or other similar requirements or restrictions, none of which (i) materially and adversely interfere with the present uses of the real property or (ii) materially and adversely affect the value of the specific parcel of real property to which they relate, (e) zoning promulgated by Governmental Entities, (f) non-exclusive licenses or sublicenses under Intellectual Property Rights owned by or licensed to the Company granted to any licensee in the ordinary course of business, (g) Liens identified in the Financial Statements, and (h) other Liens that do not, individually or in the aggregate, materially impair the present use and operation of, or materially and adversely affect the value of, the assets to which they relate.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Information” means any information that (a) alone or in combination with other information held by the Company or any of its Subsidiaries can be used to identify an individual person, household, device or browser, and (b) is otherwise protected under applicable Laws relating to data privacy and security of personal information.

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“Preferred Stock Conversion” has the meaning set forth in Section 2.12.1(a).

“Private Placement” has the meaning set forth in the Recitals.

“Proceeding” means any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Proposals” has the meaning set forth in Section 7.1(c).

“Proxy Statement” means the proxy statement relating to TSIA’s Special Meeting.

“Redeeming Stockholder” means a TSIA Stockholder who demands that TSIA redeem its TSIA Common Stock for cash in connection with the Transactions and in accordance with the TSIA Organizational Documents.

“Redemption Offer” has the meaning set forth in the Recitals.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity.

“Registered Intellectual Property” has the meaning set forth in Section 3.15(a).

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Registration Statement” has the meaning set forth in Section 7.1(a).

“Representative” means, with respect to any Person, any director, officer, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee, consultant, investment banker, financial advisor, legal counsel, attorneys-in-fact, accountant or other advisor, agent or other representative of such person, in each case acting in their capacity as such.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means any and all (i) computer programs and other software, including software implementations of algorithms, models, application programing interfaces, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof, together with input and output formats; (ii) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections (whether machine readable or otherwise); (iii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (iv) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (v) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Special Meeting” means a meeting of the holders of TSIA Common Stock to be held for the purpose of approving the Proposals.

“Sponsor” means TS Innovation Acquisitions Sponsor, L.L.C., a Delaware limited liability company.

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“Sponsor Agreement” has the meaning set forth in the Recitals.

“Stock Plans” has the meaning set forth in Section 3.2(a).

“Subscribers” has the meaning set forth in the Recitals.

“Subscription Agreements” has the meaning set forth in the Recitals.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Company” has the meaning set forth in Section 1.1.

“Surviving Company Bylaws” has the meaning set forth in Section 1.5.

“Surviving Company Certificate of Incorporation” has the meaning set forth in Section 1.4.

“Tail Period” has the meaning set forth in Section 6.3(b).

“Tax” or “Taxes” means all federal, state, local and foreign income, profits, franchise, net income, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed or supplied to Governmental Entity.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Transaction Documents” means, collectively, (i) the Sponsor Agreement, (ii) the Support Agreement, (iii) the Registration Rights Agreement and (iv) the Subscription Agreements.

“Transaction Proposal” has the meaning set forth in Section 7.1(c).

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Merger.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, recording, value added, registration and other such similar Taxes and all conveyance fees, recording fees and other similar charges.

“Transmittal Document” has the meaning set forth in Section 2.3(b).

“Treasury Shares” has the meaning set forth in Section 2.12.1(b).

“TSIA” has the meaning set forth in the Preamble.

“TSIA A&R Bylaws” has the meaning set forth in the Recitals.

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“TSIA A&R Charter” has the meaning set forth in the Recitals.

“TSIA Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by TSIA or any of its Subsidiaries including, but not limited to, ERISA Plans, employment, consulting, retirement, retention, severance, termination or change-in-control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“TSIA Board” means the board of directors of TSIA.

“TSIA Board Recommendation” has the meaning set forth in Section 7.2(b).

“TSIA Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of TSIA, filed with the Secretary of State of the State of Delaware on November 9, 2020.

“TSIA Class A Common Stock” means TSIA’s Class A Common Stock, par value $0.0001 per share.

“TSIA Class B Common Stock” means TSIA’s Class B Common Stock, par value $0.0001 per share.

“TSIA Common Stock” means TSIA’s Class A Common Stock, par value $0.0001 per share.

“TSIA Incentive Plan” has the meaning specified in the Recitals.

“TSIA Incentive Plan Proposal” has the meaning set forth in Section 7.1(c).

“TSIA Organizational Documents” means the TSIA Certificate of Incorporation and TSIA’s bylaws, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“TSIA Preferred Stock” has the meaning set forth in Section 4.2(a).

“TSIA Private Placement Warrants” has the meaning set forth in Section 4.2(a).

“TSIA Public Warrants” has the meaning set forth in Section 4.2(a).

“TSIA Reports” has the meaning set forth in Section 4.5(a).

“TSIA Stockholder” means a holder of TSIA Common Stock.

“TSIA Stockholder Approval” has the meaning set forth in Section 4.3(b).

“TSIA Stockholders Meeting” means the meeting of stockholders of TSIA to be held in connection with the Merger, as may be adjourned or postponed from time to time.

“TSIA Trust Account” has the meaning set forth in Section 4.11.

“TSIA Trust Agreement” has the meaning set forth in Section 4.11.

“TSIA Trustee” has the meaning set forth in Section 6.2(a).

“TSIA Warrant Agreement” means that certain Warrant Agreement, dated as of November 9, 2020, between TSIA and Continental Stock Transfer & Trust Company, as warrant agent.

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“TSIA Warrants” has the meaning set forth in Section 4.2(a).

“Unaudited Financial Statements” has the meaning set forth in Section 3.5(a).

“Vested Company Option” means a Company Option, or portion thereof, to the extent such Company Option (or applicable portion thereof) is vested as of immediately prior to the Effective Time (after taking into consideration any accelerated vesting that is required to occur as a result of the Transactions pursuant to the terms of the applicable award agreement).

“Warrant Settlement” has the meaning set forth in the Recitals.

“Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

“Written Consent” has the meaning set forth in Section 7.3.

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Annex B

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LATCH, INC.

Latch, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is Latch, Inc. The Corporation was incorporated under the name Strategic Acquisitions Corp. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on September 18, 2020, and was amended by that certain certificate of amendment, filed with the Secretary of State of the State of Delaware on September 21, 2020, which changed the name of the Corporation to “TS Innovation Acquisitions Corp.” (as amended, the “Original Certificate”).

2. An Amended and Restated Certificate of Incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on November 9, 2020 (as amended from time to time, the “Existing Certificate”).

3. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which amends and restates the Existing Certificate in its entirety, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL and has been adopted by the stockholders of the Corporation at a meeting of the stockholders of the Corporation in accordance with the provisions of Section 211 of the DGCL.

4. The text of the Existing Certificate is hereby amended and restated by this Second Amended and Restated Certificate to read in its entirety as set forth in EXHIBIT A attached hereto.

5. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

6. IN WITNESS WHEREOF, Latch, Inc. has caused this Second Amended and Restated Certificate to be signed by a duly authorized officer of the Corporation, on                 , 2021.

LATCH, INC.

By:
Name:
Title:

EXHIBIT A

ARTICLE I

NAME

The name of the corporation is Latch, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808, and the name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

CAPITAL STOCK

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is 1,100,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 1,000,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 100,000,000, having a par value of $0.0001 per share.

The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A. COMMON STOCK.

1. General. The voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2. Voting.

a.

Except as otherwise provided herein (including any Certificate of Designation) or otherwise required by law, the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

b.

Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one (1) vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter.

c.

Except as otherwise provided herein (including any Certificate of Designation) or otherwise required by law, at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

d.

Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

4. Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

B. PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this

Second Amended and Restated Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Second Amended and Restated Certificate (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible and designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the date of this Second Amended and Restated Certificate. At each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate, subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III.

B. Except as otherwise expressly provided by the DGCL or this Second Amended and Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. Directors shall be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article V, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Amended and Restated Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”). In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VI

STOCKHOLDERS

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the President, and shall not be called by any other person or persons.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VII

LIABILITY

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VII, or the adoption of any provision of the Second Amended and Restated Certificate inconsistent with this Article VII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE VIII

INDEMNIFICATION

A. To the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she or a person for whom he or she is the legal representative is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding; provided that such indemnitee acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such indemnitee’s conduct was unlawful. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Article VIII or otherwise. The rights to indemnification and advancement of expenses conferred by this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Article VIII, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

B. The rights to indemnification and advancement of expenses conferred on any indemnitee by this Article VIII shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

C. Any repeal or amendment of this Article VIII by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Article VIII, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

D. This Article VIII shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Second Amended and Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article IX, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article IX. Notwithstanding the foregoing, the provisions of this Article IX shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

ARTICLE X

AMENDMENTS

A. Notwithstanding anything contained in this Second Amended and Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Second Amended and Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article IV, Article V, Article VI, Article VII, Article VIII, Article IX, and this Article X.

B. If any provision or provisions of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Second Amended and Restated Certificate (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Annex C

Amended and Restated Bylaws of

Latch, Inc.

(a Delaware corporation)

C-i

C-ii

Amended and Restated Bylaws of

Latch, Inc.

Article I—Corporate Offices

1.1 Registered Office.

The address of the registered office of Latch, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business and affairs of the Corporation may require.

Article II—Meetings of Stockholders

2.1 Place of Meetings.

Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office, whether within or outside of the State of Delaware.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting in accordance with Section 2.4. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

2.3 Special Meeting.

Special meetings of the stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. The Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

2.4 Notice of Business to be Brought before a Meeting.

(a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the

Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Board or the Chairman of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.3, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5, and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5.

(b) For business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation; provided, further, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(ii) As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such Proposing Person intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (G) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(iii) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(c)(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(d) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(e) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(f) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(g) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5 Notice of Nominations for Election to the Board.

(a) Nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (ii) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the

Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.

(b) (i) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5.

(ii) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (i) provide Timely Notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

(iii) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iv) In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(b)(ii) or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(c) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(c)(i), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(i));

(ii) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(c)(ii), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(c)(ii) shall be made with respect to the election of directors at the meeting); and

(iii) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating

Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(f).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(d) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(e) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(f) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary of the Corporation at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation and (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(g) The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s corporate governance guidelines.

(h) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.5, if necessary, so that the information provided or required to be provided pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(i) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(j) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5.

2.6 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.8 until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.8 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

2.9 Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.10 Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.11 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.12 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

2.13 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.13 or to vote in person or by proxy at any meeting of stockholders.

2.14 Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

2.15 Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

Article III—Directors

3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2 Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Directors need not be stockholders or residents of the State of Delaware. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

3.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6 Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

3.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9 Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

3.10 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV—Committees

4.1 Committees of Directors.

The Board may designate one (1) or more committees, each committee to consist, of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings; meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings; notice);

(iv) Section 3.9 (board action without a meeting); and

(v) Section 7.13 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members; provided, however, that:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.4 Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V— Officers

5.1 Officers.

The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Chief Operating Officer, a Treasurer, one (1) or more Vice Presidents, one (1) or more Assistant Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3.

5.3 Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2.

5.6 Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.8 Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI—Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

Article VII—General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.2 Stock Certificates.

The shares of the Corporation shall be represented by certificates or shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, the Chief Executive Officer, the President, Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3 Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4 Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5 Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.6 Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.7 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.8 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.9 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.10 Transfer of Stock.

Shares of the stock of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.11 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.12 Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.13 Lock-Up.

(i) Subject to Section 7.13(ii), the holders (the “Lock-up Holders”) of common stock of the Corporation issued (a) as consideration pursuant to the merger of Lionet Merger Sub Inc., a Delaware corporation (“Merger Sub”), with and into Latch, Inc., a Delaware corporation (“Latch”) (the “Latch Transaction”) or (b) to directors, officers and employees of the Corporation upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the Latch Transaction in respect of awards of Latch outstanding immediately prior to the closing of the Latch Transaction (excluding, for the avoidance of doubt, the TSIA Warrants (as defined in the Agreement and Plan of Merger entered into by and among the Corporation, Latch and Merger Sub, dated as of January 24, 2021, as amended from time to time, the “Merger Agreement”)) (such shares referred to in Section 7.13(i)(b), the “Latch Equity Award Shares”), may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(ii) Notwithstanding the provisions set forth in Section 7.13(i), the Lock-up Holders or their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) the Corporation’s officers or directors, (ii) any affiliates or family members of the Corporation’s officers or directors, or (iii) the other Lock-up Holders or any direct or indirect partners, members or equity holders of the Lock-up Holders, any affiliates of the Lock-up Holders or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (f) to the Corporation; or (g) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the closing date of the Latch Transaction.

(iii) Notwithstanding the other provisions set forth in this Section 7.13, the Board may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein; provided, that, any such waiver, amendment or repeal shall require, in addition to any other vote of the members of the Board required to take such action pursuant to these bylaws or applicable law, the affirmative vote of the director that has been designated by TSIA (as defined by the Merger Agreement).

(iv) For purposes of this Section 7.13:

a) the term “Lock-up Period” means the period beginning on the closing date of the Latch Transaction and ending on the earlier of (i) the one-year anniversary of the closing date of the Latch Transaction and (ii)(a) for 25% of the Lock-up Shares held by each Lock-Up Holder and their respective Permitted Transferees (determined as if, with respect to any Latch Equity Award Shares that are net settled, such Latch Equity Award Shares were instead cash settled), the date on which the last reported sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 60 days after the closing date of the Latch Transaction, (b) for an additional 25% of the Lock-up Shares held by each Lock-Up Holder and their respective Permitted Transferees (determined as if, with respect to any Latch Equity Award Shares that are net settled, such Latch Equity Award Shares were instead cash settled), the date on which the last reported sale price of the common stock equals or exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing date of the Latch Transaction, (c) for an additional 25% of the Lock-up Shares held by each Lock-Up Holder and their respective Permitted Transferees (determined as if, with respect to any Latch Equity Award Shares that are net settled, such Latch Equity Award Shares were instead cash settled), the date on which the last reported sale price of the common stock equals or exceeds $16.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing date of the Latch Transaction and (d) for an additional 25% of the Lock-up Shares held by each Lock-Up Holder and their respective Permitted Transferees (determined as if, with respect to any Latch Equity Award Shares that are net settled, such Latch Equity Award Shares were instead cash settled), the date on which the last reported sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing date of the Latch Transaction; provided, that, for the avoidance of doubt, the Lock-up Period for any Lock-up Shares for which the Lock-up Period has not ended on the one-year anniversary of the closing date of the Latch Transaction shall end on the one-year anniversary of the closing date of the Latch Transaction;

b) the term “Lock-up Shares” means the shares of common stock held by the Lock-up Holders immediately following the closing of the Latch Transaction (other than from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of common stock occurs on or after the closing of the Latch Transaction) and the Latch Equity Award Shares;

c) the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of common stock prior to the expiration of the Lock-up Period pursuant to Section 7.13(ii); and

d) the term “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

7.14 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

7.15 Election for Treatment as Taxable REIT Subsidiary

Notwithstanding anything herein to the contrary, for so long as TS Innovation Acquisitions Sponsor, L.L.C. (“Sponsor”) holds shares of capital stock of the Corporation, upon the request of Sponsor or an affiliate of

Sponsor (“Sponsor Group Stockholder”), the Corporation shall: (i) reasonably cooperate to make and timely file any election(s) to be treated as a taxable REIT subsidiary (“TRS”) under Section 856(l) of the Internal Revenue Code of 1986 (the “Code”) with any REIT identified by the Sponsor or Sponsor Group Stockholder as and when requested by such Sponsor or Sponsor Group Stockholder, (ii) in any period during which an election described in clause (i) is in effect, use commercially reasonable efforts to not directly operate or manage a lodging facility, as defined in Section 856(d)(9)(D)(ii) of the Code (a “Lodging Facility”), or a health care facility, as defined in Section 856(e)(6)(D)(ii) of the Code (“Health Care Facility”), or directly provide to any other person (under a franchise, license, or otherwise) rights to any brand name under which any Lodging Facility or Health Care Facility is operated in a manner that would cause the Corporation to be an entity described in Section 856(l)(3)(B) of the Code, and (iii) in the case of a change in applicable law, use commercially reasonable efforts to refrain from engaging in any activities prohibited for a TRS under Section 856 or successor provisions of the Code and the treasury regulations thereunder. Notwithstanding the foregoing, in no event (i) will the Corporation’s provision of services or products to any Lodging Facility or Health Care Facility be limited by this Section 7.15 and (ii) will the Corporation be required to take any action (or refrain from taking any action) in connection with this Section 7.15 if it determines that taking such action (or refraining from taking such action) would prejudice its legal or commercial interest or subject it to any unreimbursed cost or expense (other than to a de minimis extent).

Article VIII—Notice

8.1 Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)	if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)	if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)	if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX—Indemnification

9.1 Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or non-profit entity, including service with respect to employee benefit plans (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as director, officer, employee, or agent, or in any other capacity while serving as director, officer, employee or agent, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with any such Proceeding; provided that such indemnitee acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such indemnitee’s conduct was unlawful. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.4, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such indemnitee only if the Proceeding was authorized in the specific case by the Board.

9.2 Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3 Prepayment of Expenses.

In addition to the obligation to indemnify conferred in Section 9.1, the Corporation shall to the fullest extent not prohibited by the DGCL or any other applicable law pay the expenses (including attorneys’ fees) incurred by any indemnitee, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by or on behalf of the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

9.4 Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within twenty (20) days, after a written claim therefor has been received by the Corporation the indemnitee may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5 Non-Exclusivity of Rights.

The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6 Insurance.

The Corporation shall purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7 Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8 Continuation of Indemnification.

The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

9.9 Amendment or Repeal; Interpretation.

The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such person’s performance of such services, and pursuant to this Article IX the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the

Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the Chief Executive Officer, the President and the Secretary of the Corporation, or other officer of the Corporation appointed by (x) the Board pursuant to Article V or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

Article X—Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

Article XI—Forum Selection

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative Proceeding brought on behalf of the Corporation, (ii) any Proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any Proceeding arising pursuant to any provision of the DGCL or the Certificate of Incorporation or these bylaws (as either may be amended from time to time) or (iv) any Proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article XI, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI. Notwithstanding the foregoing, the provisions of this Article XI shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Article XII—Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

The term “REIT” means a real estate investment trust within the meaning of Code Sections 856-859.

Latch, Inc.

Certificate of Amendment and Restatement of Bylaws

The undersigned hereby certifies that [he][she] is the duly elected, qualified, and acting Secretary of Latch, Inc., a Delaware corporation (the “Corporation”), and that the foregoing bylaws were approved on                 , 2021, effective as of                 , 2021, by the Corporation’s board of directors.

IN WITNESS WHEREOF, the undersigned has hereunto set [his][her] hand this          day of                 , 2021.

[Name]
[Full Title of Secretary]

Annex D

January 24, 2021

TS Innovation Acquisitions Corp.

45 Rockefeller Plaza

New York, NY 10111

Attention: Paul A. Galiano

Email: pgaliano@tishmanspeyer.com

Latch, Inc.

508 West 26th Street, Suite 6G

New York, NY 10001

Attention: Priyen Patel

Email: Priyen.patel@latch.com

Re:	Sponsor Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Agreement”) is being delivered to you in accordance with that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among TS Innovation Acquisitions Corp., a Delaware corporation (“TSIA”), Latch, Inc., a Delaware corporation (the “Company”), and Lionet Merger Sub Inc., a Delaware corporation (“Merger Sub”), pursuant to which Merger Sub shall merge with and into the Company, with the Company surviving the merger (the “Merger”, and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). This Sponsor Agreement hereby amends and restates in its entirety that certain letter, dated November 9, 2020, from TS Innovation Acquisitions Sponsor, L.L.C., a Delaware limited liability company (the “Sponsor”), and the undersigned individuals, each of whom is a member of TSIA’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders”), to TSIA (the “Prior Letter Agreement”). Certain capitalized terms used herein are defined in paragraph 6 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

The Sponsor and certain Insiders are currently, and as of the Closing will be, the record owners of all of the outstanding Founder Shares and outstanding Private Placement Warrants, with the Sponsor and Insider’s ownership as of the date hereof detailed on Schedule A hereto.

In order to induce the Company and TSIA to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each Insider hereby agrees with TSIA and, at all times prior to any valid termination of the Merger Agreement, the Company as follows:

1. The Sponsor and each Insider irrevocably agrees that it, he or she shall:

a)

vote any Common Stock and Founder Shares owned by it, him or her (all such common stock, the “Covered Shares”) in favor of the Proposals and each other proposal related to the Business Combination included on the agenda for the Special Meeting;

b)	when such Special Meeting is held, appear at such Special Meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

c)	vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Covered

Shares against any Business Combination Proposal and any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement, result in a breach of any covenant, representation or warranty or other obligation or agreement of TSIA or Merger Sub under the Merger Agreement, result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor or the Insiders contained in this Sponsor Agreement or result in any of the conditions set forth in Article 8 of the Merger Agreement not being fulfilled;

d)

vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any change in business, management or TSIA Board (other than in connection with the Business Combination and the other proposals related to the Business Combination); and

e)	not redeem any Covered Shares owned by it, him or her in connection with such stockholder approval.

Prior to any termination of the Merger Agreement in accordance with its terms, the Sponsor and each Insider shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Business Combination and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein.

The obligations of the Sponsor specified in this paragraph 1 shall apply whether or not the Merger or any action described above is recommended by the TSIA Board.

2.

The Sponsor and each Insider hereby agrees and acknowledges that: (i) TSIA and, prior to any termination of the Merger Agreement in accordance with its terms, the Company would be irreparably injured in the event of a breach by the Sponsor or any Insider of its, his or her obligations under paragraphs 1 and 3, as applicable, of this Sponsor Agreement (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

3.	Lock-up.

a)

The Sponsor and each Insider agrees that it, he or she shall not Transfer any Founder Shares (or any shares of Common Stock issuable upon conversion thereof) until the earlier of (i) the date that is the one-year anniversary of the closing date of the Business Combination and (ii) subsequent to the Business Combination, (x) the date on which the last reported sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30- trading day period commencing at least 150 days after the closing date of the Business Combination or (y) the date on which TSIA completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of TSIA’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Founder Shares Lock-up Period”).

b)

The Sponsor and each Insider agrees that it, he or she shall not Transfer any Private Placement Warrants (or any share of Common Stock issued or issuable upon the exercise of the Private Placement Warrants), until 30 days after the closing date of the Business Combination (the “Private Placement Warrants Lock-Up Period” and, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

c)

Notwithstanding the provisions set forth in paragraph 3(a) and (b), Transfers of the Founder Shares, Private Placement Warrants and shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 3(c)), are permitted (a) to TSIA’s officers or directors, any affiliate or family member of any of TSIA’s officers or directors, any affiliate or member of the Sponsor or to any of their employees, officers and directors or any family members or affiliates of any of the foregoing; (b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of the Business Combination at prices no greater than the price at which the securities were originally purchased; provided, however, that in the case of clauses (a) through (e), these permitted transferees must enter into a written agreement with TSIA agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Sponsor Agreement (including provisions relating to voting, the Trust Account and liquidating distributions).

4.

Vesting Provisions. The Sponsor agrees that, as of immediately prior to (but subject to) the Closing, all of the Founder Shares held by the Sponsor as of the Closing shall be subject to the vesting and forfeiture provisions set forth in this paragraph 4. The Sponsor agrees that it shall not (and will cause its Affiliates not to) Transfer any unvested Founder Shares held by the Sponsor prior to the date such Founder Shares become vested pursuant to this paragraph 4, except to the extent permitted by paragraph 3(c). For the avoidance of doubt, the Founder Shares beneficially owned by the individual Insiders other than the Sponsor shall not be subject to vesting or forfeiture.

a)	Vesting of Founder Shares.

i)	Vesting of Shares at Closing. 90% of the Founder Shares Beneficially Owned by the Sponsor as of the Closing shall vest at Closing.

ii)

Performance Vesting of Shares following the Closing. 10% of the Founder Shares Beneficially Owned by the Sponsor as of the Closing shall vest at such time as the Stock Price Level is achieved on or before the five year anniversary of the Closing Date. For the avoidance of doubt, if the Stock Price Level is not achieved on or prior to the five year anniversary of the Closing Date, the Founder Shares that were eligible to vest pursuant to this paragraph 4(a)(ii) shall not vest and shall be forfeited as provided in paragraph 4(b).

b)

Forfeiture of Unvested Founder Shares. Unvested Founder Shares that are forfeited pursuant to paragraph 4(a)(ii) shall be transferred by the Sponsor to TSIA, without any consideration for such Transfer.

c)

Stock Price Level. For purposes of this paragraph 4, the “Stock Price Level” will be considered achieved only (a) the date on which the VWAP of Common Stock on the Nasdaq Capital Market equals or exceeds $14.00 for any 20 trading days within a 30 trading day period or (b) in a TSIA Sale, the price paid per share of Common Stock in such TSIA Sale is greater than or equal to $14.00. The Stock Price Level will be equitably adjusted as applicable pursuant to paragraph 4(e).

d)

TSIA Sale. Notwithstanding the foregoing, in the event TSIA enters into a binding agreement with respect to a TSIA Sale on or before the five year anniversary of the Closing Date, all unvested Founder Shares Beneficially Owned by the Sponsor shall vest on the day prior to the closing of such TSIA Sale if the price paid per share of Common Stock in such TSIA Sale meets or exceeds the Stock Price Level (to the extent the price paid per share includes contingent consideration or property other than cash, the disinterested members of the TSIA Board shall determine the price paid per share of Common Stock in such TSIA Sale in good faith); provided, that in the event the price paid per share of Common Stock in such TSIA Sale does not meet or exceed the Stock Price Level, such unvested Founder Shares shall be deemed cancelled without any consideration on the day prior to the closing of such TSIA Sale. For avoidance of doubt, following a transaction or business combination that is not a “TSIA Sale” hereunder, including a transaction or business combination in which the equity securities of the surviving entity of such business combination or other transaction are registered under the Exchange Act and listed or quoted for trading on a national securities exchange, any unvested Founder Shares shall remain subject to vesting pursuant to paragraph 4(a)(ii) (after giving effect to the equitable adjustment provisions of paragraph 4(e), including, without limitation, to the performance vesting criteria set forth in this paragraph 4).

e)

If TSIA shall, at any time or from time to time after the date hereof, effect a subdivision, stock split, stock dividend, combination or reclassification with respect to the Founder Shares or Private Placement Warrants, or there occur changes in the Founder Shares or Private Placement Warrants as a result of a merger, consolidation, reorganization, recapitalization or business combination involving TSIA, or by any other similar means, then, in each case, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to TSIA, TSIA’s successor or the surviving entity of such transaction, the Founder Shares and Private Placement Warrants, each as so changed.

5.

Sponsor and each Insider hereby agrees that, during the period commencing on the date hereof and ending at the earlier of the Effective Time or termination of the Merger Agreement in accordance with its terms, Sponsor and each Insider shall not modify or amend any Contract between or among Sponsor or such Insider, anyone related by blood, marriage or adoption to Sponsor or such Insider or any Affiliate of Sponsor or such Insider (other than TSIA and its Subsidiaries), on the one hand, and TSIA or any of TSIA’s Subsidiaries, on the other hand, that would contradict, limit, restrict or impair (x) any party’s ability to perform or satisfy any obligation under this Sponsor Agreement or (y) the Company’s or TSIA’s ability to perform or satisfy any obligation under the Merger Agreement.

6.

As used herein, (i) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act; (ii) “Founder Shares” shall mean the shares of Class B common stock, par value $0.0001 per share, and the shares of Common Stock issuable upon conversion of such shares in connection with the Closing; (iii) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); (iv) “Common Stock” shall mean the Class A Common Stock, par value $0.0001 per share of TSIA that the Sponsor purchased in a private placement, and one-half of one redeemable warrant to purchase shares of Common Stock; (v) “Private Placement Warrants” shall mean the TSIA Warrants to purchase up to 5,333,334 shares of Common Stock that the Sponsor purchased for an aggregate purchase price $8,000,000, or $1.50 per Warrant, in a private placement that occurred simultaneously with the consummation of TSIA’s initial public offering; and (vi) “TSIA Sale” shall mean the occurrence of any of the following events (which, for the avoidance of doubt, shall not include the Business Combination): (a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of TSIA representing more than 50% of the combined voting power of TSIA’s then outstanding voting securities, (b) there is consummated a merger or consolidation of TSIA with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the TSIA Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of TSIA immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the shareholders of TSIA approve a plan of complete liquidation or dissolution of TSIA or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by TSIA of all or substantially all of the assets of TSIA and its Subsidiaries, taken as a whole, other than such sale or other disposition by

TSIA of all or substantially all of the assets of TSIA and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of TSIA in substantially the same proportions as their ownership of TSIA immediately prior to such sale.

7.

This Sponsor Agreement, the Merger Agreement and the Transaction Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor, each Insider and the Prior Letter Agreement. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by TSIA and the other parties charged with such change, amendment, modification or waiver, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any termination of the Merger Agreement in accordance with its terms.

8.

No party hereto may assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder, other than in conjunction with transfers permitted by paragraph 3(c), without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the Sponsor, each Insider, TSIA and the Company and their respective successors, heirs, personal representatives and assigns and permitted transferees.

9.

Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. No past, present or future director employee (including any officer), incorporator, manager, member, partner, stockholder, other equity holder or persons in a similar capacity, controlling person, Affiliate or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their respective successors, Representatives and permitted assigns, shall have any liability or other obligation for any obligation of any party hereto under this Sponsor Agreement or for any Proceeding in connection with, arising out of or otherwise resulting from this Sponsor Agreement or the transactions contemplated hereby; provided, however, that nothing in this paragraph 9 shall limit any liability or other obligation of the parties hereto for breaches of the terms and conditions of this Sponsor Agreement. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

10.

This Sponsor Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

11.

This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

12.

This Sponsor Agreement, and all claims or causes of action based upon, arising out of, or related to this Sponsor Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Agreement or the transactions contemplated hereby may be brought in federal and state courts located in Wilmington in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this paragraph. The prevailing party in any such Action (as determined by a court of competent jurisdiction) shall be entitled to be reimbursed by the non-prevailing party for its reasonable expenses, including reasonable attorneys’ fees, incurred with respect to such Action. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.

Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 10.6 of the Merger Agreement to the applicable party at its principal place of business.

14.

This Sponsor Agreement shall terminate on the earlier of (a) the consummation of a TSIA Sale and (b) the later of (i) the earlier of (x) the achievement of Stock Price Level on or before the fifth anniversary of the Closing Date and (y) the fifth anniversary of the Closing Date and (ii) the expiration of the Lock-up Periods. In the event of a termination of the Merger Agreement in accordance with its terms, this Sponsor Agreement shall be of no force and effect and shall revert to the Prior Letter Agreement. No such termination or reversion shall relieve the Sponsor, each Insider, TSIA or the Company from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination or reversion.

15.

The Sponsor and each Insider hereby represents and warrants (severally and not jointly as to itself, himself or herself only) to TSIA and the Company as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of the Sponsor; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder; (iii) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (iv) the execution and delivery of this Sponsor Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Founder Shares or Private Placement Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of his, her or its obligations under this Sponsor Agreement; (v) there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Agreement; (vi) no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, TSIA, any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which TSIA, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature, except that TSIA has employed BofA Securities, Inc. and Allen & Company LLC as its financial advisors in connection with the Transactions; (vii) such Person has had the opportunity to read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) such Person has good title to all such Founder Shares and Private Placement Warrants, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such Founder Shares or Private Placement Warrants (other than transfer restrictions under the Securities Act)) affecting any such Founder Shares or Private Placement Warrants, other than pursuant to (A) this Sponsor Agreement, (B) the certificate of incorporation of TSIA, (C) the Merger Agreement, (D) the Registration Rights Agreement, dated as of November 9, 2020, by and among TSIA and certain security holders, or (E) any applicable securities laws; and (x) the Founder Shares and Private Placement Warrants identified on Schedule A are the only Founder Shares or Private Placement Warrants owned of record or Beneficially Owned by the Sponsor and the Insiders as of the date hereof, and none of such Founder Shares or Private Placement Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Warrants, except as provided in this Sponsor Agreement.

16.

If, and as often as, (a) there are any changes in TSIA, the TSIA Common Stock or the TSIA Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other similar means that result in Sponsor acquiring new shares of TSIA Common Stock, TSIA Warrants or any other equity securities of TSIA, (b) Sponsor purchases or otherwise acquires beneficial ownership of any shares of TSIA Common Stock or TSIA Warrants or other equity securities of TSIA after the date of this Sponsor Agreement, or (c) Sponsor acquires the right to vote or share in the voting of any shares of TSIA Common Stock or other equity securities of TSIA after the date of this Sponsor Agreement, the term “Covered Shares” shall be deemed to refer to and include such securities as well as all such stock dividends and distributions and any securities into which or for which any or all of such securities may be changed or exchanged or which are received in such transaction.

17.

Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[signature page follows]

Sincerely,

TS INNOVATION ACQUISITIONS SPONSOR, L.L.C.

By:	/s/ Robert J. Speyer
Name: Robert J. Speyer
Title: President and Chief Executive Officer

INSIDERS

/s/ Robert J. Speyer
Robert J. Speyer

/s/ Paul A. Galiano
Paul A. Galiano

/s/ Jenny Wong
Jenny Wong

/s/ Joshua Kazam
Joshua Kazam

/s/ Jennifer Rubio
Jennifer Rubio

/s/ Ned Segal
Ned Segal

/s/ Michelangelo Volpi
Michelangelo Volpi

Acknowledged and Agreed:

TS INNOVATION ACQUISITIONS CORP.

By:	/s/ Robert J. Speyer
Name: Robert J. Speyer
Title: President and Chief Executive Officer

Acknowledged and Agreed:

LATCH, INC.

By:	/s/ Luke Schoenfelder
Name: Luke Schoenfelder
Title: CEO and Cofounder

Annex E

COMPANY HOLDERS SUPPORT AGREEMENT

This Company Holders Support Agreement (this “Agreement”), dated as of January 24, 2021, is entered into by and among TS Innovation Acquisitions Corp., a Delaware corporation (“TSIA”), Latch, Inc., a Delaware corporation (the “Company”), and certain of the stockholders of the Company, whose names appear on the signature pages of this Agreement (such stockholders, the “Stockholders”, and TSIA, the Company and the Stockholders, each a “Party”, and collectively, the “Parties”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

RECITALS

WHEREAS, concurrently herewith, TSIA, the Company and Lionet Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of TSIA (“Merger Sub”), are entering into an Agreement and Plan of Merger (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger;

WHEREAS, as of the date hereof, each Stockholder is the record and “beneficial owner” (as such term is used herein, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of, and is entitled to dispose of and vote, the number of shares of Company Stock set forth opposite such Stockholder’s name on Schedule 1 attached hereto (collectively, with respect to each Stockholder, such Stockholder’s “Owned Shares”); and such Owned Shares, together with (1) any additional shares of Company Stock (or any securities convertible into or exercisable or exchangeable for Company Common Stock or Company Preferred Stock) in which such Stockholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities and (2) any additional shares of Company Stock with respect to which such Stockholder has the right to vote through a proxy, the “Covered Shares”);

WHEREAS, upon the consummation of the Merger, each of the following agreements will terminate pursuant to the requisite consent of the Company and the parties thereto: (i) that certain Fifth Amended and Restated Investors’ Rights Agreement, dated as of May 20, 2019, by and among the Company and the Investors (as such term is defined therein) (the “Investors’ Rights Agreement”), (ii) that certain Fifth Amended and Restated Voting Agreement, dated as of May 20, 2019, by and among the Company, the Investors and the Key Holders (as such terms are defined therein) (the “Voting Agreement”), (iii) that certain Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of May 20, 2019, by and among the Company and the Investors (as such term is defined therein) (the “ROFR Agreement”) and (iv) any agreements listed on Section 3.17(xii) of the Company Disclosure Letter (the “Disclosure Letter Agreements” and, together with the Investors’ Rights Agreement, the Voting Agreement, and the ROFR Agreement, the “Investment Agreements”); and

WHEREAS, as a condition and inducement to the willingness of TSIA to enter into the Merger Agreement, the Company and the Stockholders are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, TSIA, the Company and each Stockholder hereby agree as follows:

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 5 and the last paragraph of this Section 1, the Stockholder, solely in his, her or its capacity as a stockholder or proxy holder of the Company, irrevocably and unconditionally agrees, and agrees to cause any other holder of record of any of the Stockholder’s Covered Shares, to validly execute and deliver to the Company in respect of all of the Stockholder’s Covered Shares, as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to the stockholders of TSIA and the Company, and in any event within forty-eight (48) hours after the Registration Statement is declared effective and delivered or otherwise made available to the stockholders of TSIA and the Company, a written consent in respect of all of the Stockholder’s Covered Shares approving the Merger Agreement and the Transactions. In addition, subject to the last paragraph of this Section 1, prior to the Termination Date (as defined herein), the Stockholder, in his, her or its capacity as a stockholder or proxy holder of the Company, irrevocably and unconditionally agrees that, at any other meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, such Stockholder shall, and shall cause any other holder of record of any of such Stockholder’s Covered Shares to:

(a) exercise the drag-along rights set forth in Section 4 of the Voting Agreement;

(b) when such meeting is held, appear at such meeting or otherwise cause the Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(c) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by such Stockholder) in favor of the Transactions and the adoption of the Merger Agreement and any other matters necessary or reasonably requested by the Company for consummation of the Transactions;

(d) in any other circumstances upon which a consent or other approval is required under the Company’s Governing Documents or the Investment Agreements or otherwise sought in connection with the Merger Agreement or the Transactions, vote, consent or approve (or cause to be voted, consented or approved) all of such Stockholder’s Covered Shares held at such time in favor thereof; and

(e) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Covered Shares against (i) any Alternative Transaction or Business Combination Proposal and (ii) any other action that would reasonably be expected to (x) materially impede, interfere with, delay, postpone or adversely affect the Merger Agreement or the Transactions, (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Stockholder contained in this Agreement.

The obligations of each Stockholder specified in this Section 1 shall apply whether or not the Transactions are recommended by the Board of Directors of the Company or the Board of Directors of the Company has previously recommended the Transactions but changed such recommendation.

2. No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that such Stockholder shall not (i) enter into any voting agreement or voting trust with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement (for the avoidance of doubt, other than such proxy granted in Section 4), or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3. Waiver of Appraisal Rights. Each Stockholder hereby agrees not to assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger (collectively, “Appraisal Rights”).

4. Irrevocable Proxy. Each Stockholder hereby revokes any proxies that such Stockholder has heretofore granted with respect to such Stockholder’s Covered Shares (other than pursuant to Section 10.1 of the Voting Agreement), hereby irrevocably constitutes and appoints the then-acting chief executive officer of the Company as attorney-in-fact and proxy in accordance with the DGCL for and on such Stockholder’s behalf, for and in such Stockholder’s name, place and stead, in the event that such Stockholder fails to comply in any material respect with his, her or its obligations hereunder in a timely manner, to vote the Covered Shares of such Stockholder and grant all written consents thereto, in each case in accordance with the provisions of Section 1 and represent and otherwise act for such Stockholder in the same manner and with the same effect as if such Stockholder were personally present at any meeting held for the purpose of voting on the foregoing. The foregoing proxy is coupled with an interest, is irrevocable (and, with respect to any Stockholder that is an individual, as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Stockholder) prior to the Termination Date and shall not be terminated by operation of Law or upon the occurrence of any other event other than following a termination of this Agreement pursuant to Section 5. Each Stockholder authorizes such attorney-in-fact and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution by TSIA of the Merger Agreement and that such irrevocable proxy is given to secure the obligations of such Stockholder under Section 1. The irrevocable proxy set forth in this Section 4 is executed and intended to be irrevocable. Each Stockholder agrees not to grant any proxy that conflicts or is inconsistent with the proxy granted to the then-acting chief executive officer of the Company in this Agreement

5. Termination. This Agreement shall terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the time this Agreement is terminated upon the mutual written agreement of the Company, TSIA and the Stockholder (the earliest such date under clause (i), (ii) and (iii) being referred to herein as the “Termination Date”) and the representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement; provided, that the provisions set forth in Sections 9 and 14 through 27 shall survive the termination of this Agreement; provided, further, that termination of this Agreement shall not relieve any party hereto from any liability resulting from a breach of this Agreement prior to the Termination Date or for any willful breach of, or actual fraud in connection with, this Agreement prior to such termination.

6. Termination of Investment Agreements. Each Stockholder, by this Agreement, and with respect to any of its Covered Shares, severally and not jointly, hereby agrees to terminate, subject to the occurrence of, and effective immediately prior to, the Effective Time and provided that all Terminating Rights (as defined below) between the Company or any of its subsidiaries and any other holder of Company capital stock shall also terminate at such time, each of the Investment Agreements to which such Stockholder is a party, and if applicable to such Stockholder, any rights under any letter agreement providing for redemption rights, put rights, purchase rights, information rights, rights to consult with and advise management, inspection rights, preemptive rights, Company Board observer rights or rights to receive information delivered to the Company Board or other similar rights not generally available to stockholders of the Company (the “Terminating Rights”) between such

Stockholder and the Company, but excluding, for the avoidance of doubt, any rights such Stockholder may have that relate to any indemnification, commercial or employment agreements or arrangements between such Stockholder and the Company or any subsidiary, which shall survive in accordance with their terms.

7. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants (severally and not jointly as to itself only) to the TSIA as follows:

(a) Such Stockholder is the sole beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to or has a valid proxy to vote such shares, such Stockholder’s Covered Shares, free and clear of any Liens (other than as created by this Agreement or the organizational documents of the Company (including, for the purposes hereof, any agreements between or among stockholders of the Company). As of the date hereof, other than the Owned Shares set forth opposite such Stockholder’s name on Schedule 1, such Stockholder does not own beneficially or of record any shares of Company Common Stock or Company Preferred Stock (or any securities convertible into shares of Company Common Stock or Company Preferred Stock) or any interest therein.

(b) Such Stockholder, in each case, except as provided in this Agreement, the Investment Agreements or the Governing Documents of the Company, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein whether by ownership or by proxy, in each case, with respect to such Stockholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust, and has no knowledge and is not aware of any such voting agreement or voting trust in effect with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, and has no knowledge and is not aware of any such agreement or undertaking.

(c) Such Stockholder affirms that (i) if the Stockholder is a natural person, he or she has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby, and (ii) if the Stockholder is not a natural person, (A) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (B) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, subject to the due execution and delivery of this Agreement by each other Party, constitutes a legally valid and binding agreement of such Stockholder enforceable against the Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws or other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Stockholder from, or to be given by such Stockholder to, or be made by such Stockholder with, any Governmental Authority in connection with the execution, delivery and performance by such Stockholder of this Agreement, the consummation of the transactions contemplated hereby or the Transactions.

(e) The execution, delivery and performance of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Governing Documents of such Stockholder (if such Stockholder is not a natural person), (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of such Stockholder pursuant to any Contract binding upon such Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 7(d), under any applicable Law to which such Stockholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon such Stockholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby or the Transactions.

(f) As of the date of this Agreement, there is no Action pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder that, in any manner, questions the beneficial or record ownership of the Stockholder’s Covered Shares or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by such Stockholder of its obligations under this Agreement.

(g) The Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of TSIA and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and based on such information as the Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Stockholder acknowledges that TSIA and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Stockholder acknowledges that the agreements contained herein with respect to the Covered Shares held by the Stockholder are irrevocable.

(h) Such Stockholder understands and acknowledges that TSIA is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Stockholder contained herein.

(i) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which TSIA or the Company is or could be liable in connection with the Merger Agreement or this Agreement or any of the respective transactions contemplated hereby or thereby, in each case based upon arrangements made by such Stockholder in his, her or its capacity as a stockholder or, to the knowledge of such Stockholder, on behalf of such Stockholder in his, her or its capacity as a stockholder.

8. Certain Covenants of the Stockholders. Except in accordance with the terms of this Agreement, each Stockholder hereby covenants and agrees as follows:

(a) No Solicitation. Subject to Section 10 hereof, prior to the Termination Date, the Stockholder shall not take, and, to the extent applicable, shall direct its Affiliates and Representatives not to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, or provide information to, any Person (other than TSIA, the Company and/or any of their respective Affiliates or Representatives) concerning any Alternative Transaction, (ii) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, an Alternative Transaction, or (iii) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond to, provide information to or commence due diligence with respect to, any Person (other than TSIA, the Company and/or any of their respective Affiliates or Representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any Business Combination Proposal other than with

TSIA, the Company and their respective Affiliates and Representatives; provided, that, in the case of clauses (ii) and (iii), the execution, delivery and performance of this Agreement and the transactions contemplated hereby shall not be deemed a violation of this Section 8(a). Such Stockholder shall, and shall direct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Alternative Transaction or a Business Combination Proposal.

Notwithstanding anything in this Agreement to the contrary, (i) such Stockholder shall not be responsible for the actions of the Company or the Board of Directors of the Company (or any committee thereof), any subsidiary of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (collectively, the “Company Related Parties”), (ii) such Stockholder makes no representations or warranties with respect to the actions of any of the Company Related Parties, and (iii) any breach by the Company of its obligations under Section 5.4 of the Merger Agreement shall not be considered a breach of this Section 8(a) (it being understood that, for the avoidance of doubt, such Stockholder or his, her or its Representatives (other than any such Representative that is a Company Related Party) shall remain responsible for any breach by such Stockholder or his, her or its Representatives of this Section 8(a)).

(b) Each Stockholder hereby agrees, prior to the Termination Date, not to (except in each case pursuant to the Merger Agreement), (i) directly or indirectly, (x) Transfer or cause to be Transferred, or (y) enter into any Contract or option with respect to the Transfer of, any of such Stockholder’s Covered Shares or any voting rights with respect thereto, or (ii) publicly announce any intention to effect any transaction specified in clauses (x) or (y), or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of the Stockholder or to another Stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to TSIA, to assume all of the obligations of the Stockholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 8(b) shall not relieve the Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 8(b) with respect to the Stockholder’s Covered Shares shall be null and void.

(c) Each Stockholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

9. Lock-up. The Stockholders hereby agree and acknowledge that the shares of TSIA Common Stock (including the shares of TSIA Common Stock issuable upon exercise of TSIA Options) held by the Stockholders immediately following the Closing (other than shares of TSIA Common Stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of TSIA Common Stock occurs on or after the Closing) shall be subject to the lock-up provisions set forth in Section 7.13 of the Form of Amended and Restated Bylaws of TSIA attached to the Merger Agreement as Exhibit D.

10. Further Assurances. From time to time, at TSIA’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the Transactions and the transactions contemplated hereby. Each Stockholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against TSIA, TSIA’s Affiliates, the Sponsor, the Company or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby.

11. Disclosure. Such Stockholder hereby authorizes the Company and TSIA to publish and disclose in any announcement or disclosure required by the SEC such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement.

12. Changes in Capital Stock. In the event (i) of a stock split, stock dividend or distribution, or any change in Company Common Stock or Company Preferred Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, (ii) the Stockholder purchases or otherwise acquires beneficial ownership of any Company Common Stock or Company Preferred Stock or (iii) the Stockholder acquires the right to vote or share in the voting of any Company Common Stock or Company Preferred Stock, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

13. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by TSIA, the Company and the applicable Stockholder.

14. Waiver. No failure or delay by any Party exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

15. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 15):

if to the Stockholder, to the address or email address set forth opposite such Stockholder’s name on Schedule 1, or in the absence of such address or email address being set forth on Schedule 1, the address (including email) set forth in the Company’s books and records, with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attn:    Marc D. Jaffe

            Ryan J. Maierson

            Nick S. Dhesi

Email: Marc.Jaffe@lw.com

            Ryan.Maierson@lw.com

            Nick.Dhesi@lw.com

if to the Company, to it at:

Latch, Inc.

508 West 26th Street, Suite 6G

New York, New York 10001

Attn: Priyen Patel

Email: Priyen.patel@latch.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attn:    Marc D. Jaffe

            Ryan J. Maierson

            Nick S. Dhesi

Email: Marc.Jaffe@lw.com

            Ryan.Maierson@lw.com

            Nick.Dhesi@lw.com

if to TSIA, to it at:

TS Innovation Acquisitions Corp.

Rockefeller Center

45 Rockefeller Plaza

New York, New York 10111

Attn: Paul A. Galiano

Email: pgaliano@tishmanspeyer.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attn: Scott Miller

Email: millersc@sullcrom.com

16. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in TSIA any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of the Stockholder shall remain vested in and belong to the Stockholder, and TSIA shall have no authority to direct the Stockholder in the voting or disposition of any of the Stockholder’s Covered Shares, except as otherwise provided herein (including pursuant to Section 4 hereto).

17. Entire Agreement; Time of Effectiveness. This Agreement and the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof. This Agreement shall not be effective or binding upon the Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, TSIA and Merger Sub.

18. No Third-Party Beneficiaries. The Stockholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of TSIA in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the Parties hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as Parties; provided that the Company shall be an express third party beneficiary with respect to Section 8 and Section 9.

19. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflicts of laws to the extent such principles or rules are not mandatorily applicable and would require or permit the application of the Laws of another jurisdiction other than the State of Delaware.

(b) In addition, each of the Parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware having subject matter jurisdiction, and (iv) consents to service of process being made through the notice procedures set forth in Section 15.

(c) EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

20. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by any of the Stockholders in whole or in part (whether by operation of Law or otherwise) without the prior written consent of TSIA and the Company or (b) be assigned by TSIA or the Company in whole or in part (whether by operation of law or otherwise) without the prior written consent of (i) the Company or TSIA, respectively, and (ii) the applicable Stockholder. Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

21. Trust Account Waiver. Notwithstanding anything to the contrary set forth herein, the Stockholder acknowledges that the TSIA has established the trust account described therein (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the TSIA’s public shareholders and certain other parties (including the underwriters of the IPO). Accordingly, the Stockholder (on behalf of itself and its affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and the TSIA to collect from the Trust Account any monies that may be owed to them by the TSIA or any of its affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including, without limitation, for any knowing and intentional material breach by any of the parties to this Agreement of any of its representations or warranties as set forth in this Agreement, or such party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement. This Section 21 shall survive the termination of this Agreement for any reason.

22. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the TSIA or the Stockholder under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

23. Enforcement. The rights and remedies of the Parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including each Stockholder’s obligations to vote its Covered Shares as provided in this Agreement, in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any state or federal court located in the State of Delaware, without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

24. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

25. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

26. Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

27. Capacity as a Stockholder or Proxy holder. Notwithstanding anything herein to the contrary, the Stockholder or proxy holder signs this Agreement solely in the Stockholder’s or proxy holder’s capacity as a stockholder or proxy holder of the Company, and not in any other capacity and this Agreement shall not limit, prevent or otherwise affect the actions of the Stockholder, proxy holder or any Affiliate or Representative of the Stockholder or proxyholder, or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of the Company (or any Subsidiary of the Company) or any other Person, including in the exercise of his or her fiduciary duties as a director or officer of the Company or any Subsidiary of the Company. No Stockholder shall be liable or responsible for any breach, default, or violation of any representation, warranty, covenant or agreement by any other Stockholder that is also a Party and each Stockholder shall solely be required to perform its obligations hereunder in its individual capacity.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

TS INNOVATION ACQUISITIONS CORP.

By:	/s/ Robert J. Speyer
Name: Robert J. Speyer
Title: President and Chief Executive Officer

[Signature Page to Company Holders Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

LATCH, INC.

By:	/s/ Luke Schoenfelder
Name: Luke Schoenfelder
Title: CEO and Cofounder

[Signature Page to Company Holders Support Agreement]

ALI HUSSAIN

By:	/s/ Ali Hussain
Name: Ali Hussain
Title: COO

[Signature Page to Company Holders Support Agreement]

ALLEN SMITH

By:	/s/ Allen Smith
Name:	Allen Smith
Title:	Advisory Chairman

[Signature Page to Company Holders Support Agreement]

AVENIR LATCH INVESTORS, LLC

By:	/s/ Andrew Sugrue
Name:	Andrew Sugrue
Title:	Authorized Signatory

[Signature Page to Company Holders Support Agreement]

AVENIR LATCH INVESTORS II, LLC

By:	/s/ Andrew Sugrue
Name:	Andrew Sugrue
Title:	Authorized Signatory

[Signature Page to Company Holders Support Agreement]

AVENIR LATCH INVESTORS III, LLC

By:	/s/ Andrew Sugrue
Name:	Andrew Sugrue
Title:	Authorized Signatory

[Signature Page to Company Holders Support Agreement]

BVENTURES LEVERCO S-B, LLC

By:	/s/ Nicholas Sammut
Name:	Nicholas Sammut
Title:	SVP

[Signature Page to Company Holders Support Agreement]

LUKE SCHOENFELDER

By:	/s/ Luke Schoenfelder
Name:	Luke Schoenfelder
Title:	CEO

[Signature Page to Company Holders Support Agreement]

LUX CO-INVEST OPPORTUNITIES, L.P.

By:	/s/ Peter Hebert
Name:	Peter Hebert
Title:	Managing Director

[Signature Page to Company Holders Support Agreement]

LUX VENTURES IV, L.P.

By:	/s/ Peter Hebert
Name:	Peter Hebert
Title:	Managing Director

[Signature Page to Company Holders Support Agreement]

MICHAEL BRIAN JONES

By:	/s/ Michael Brian Jones
Name: Michael Brian Jones
Title: CTO

[Signature Page to Company Holders Support Agreement]

PRIMARY SELECT FUND I, L.P.

By:	/s/ Brad Svrluga
Name: Brad Svrluga
Title: General Partner

[Signature Page to Company Holders Support Agreement]

PVP FUND I, L.P.

By:	/s/ Brad Svrluga
Name:	Brad Svrluga
Title:	General Partner

[Signature Page to Company Holders Support Agreement]

PVP FUND I-A, L.P.

By:	/s/ Brad Svrluga
Name:	Brad Svrluga
Title:	General Partner

[Signature Page to Company Holders Support Agreement]

RRE LEADERS FUND, LP

By:	/s/ William D. Porteous
Name:	William D. Porteous
Title:

[Signature Page to Company Holders Support Agreement]

RRE VENTURES VII, LP

By:	/s/ William D. Porteous
Name:	William D. Porteous
Title:

[Signature Page to Company Holders Support Agreement]

THIRD PRIME ALPHA FUND, L.P.

By:	/s/ Keith Hamlin
Name:	Keith Hamlin
Title:	Managing Partner

[Signature Page to Company Holders Support Agreement]

Annex F

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on January 24, 2021, by and between TS Innovation Acquisitions Corp., a Delaware corporation (the “Company”), and the undersigned subscriber (“Subscriber”).

WHEREAS, immediately following the execution and delivery of this Subscription Agreement, the Company will enter into that certain Agreement and Plan of Merger, dated as of January 24, 2021 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) with Latch, Inc., a Delaware corporation (“Latch”), and Lionet Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Latch, with Latch surviving as a wholly owned subsidiary of the Company (the “Merger”), on the terms and subject to the conditions set forth therein (the Merger, together with the other transactions contemplated by the Merger Agreement, the “Transactions”);

WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Company, immediately prior to the consummation of the Transactions, that number of shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Shares”), set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all Subscribed Shares being referred to herein as the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company; and

WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into subscription agreements (the “Other Subscription Agreements” and together with this Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Subscribers” and together with the Subscriber, the “Subscribers”), pursuant to which such Other Subscribers have agreed to purchase on the closing date of the Transactions (the “Closing Date”), Class A Shares that, inclusive of the Subscribed Shares, represent an aggregate of 19,000,000 Class A Shares, at the Per Share Price.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the terms and conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”).

2. Closing.

a. The consummation of the Subscription contemplated hereby (the “Closing”) shall occur immediately prior to the consummation of the Transactions on the Closing Date.

b. At least five (5) Business Days before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Day prior to the Closing Date, Subscriber shall deliver to the Company (a) the Purchase Price via wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice, such funds to be held by the Company in escrow until the Closing, and (b) such information as is reasonably requested in the Closing Notice in order for the Company to cause the Subscribed Shares to be issued and delivered to Subscriber. The Company shall deliver to Subscriber (i) at the Closing, the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those

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arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and (ii) as promptly as practicable after the Closing, written notice from the Company or its transfer agent evidencing the issuance to Subscriber (or such nominee or custodian, as applicable) of the Subscribed Shares on and as of the Closing Date. In the event that the Closing Date does not occur within five (5) Business Days after the anticipated Closing Date specified in the Closing Notice, the Company shall promptly (but not later than ten (10) Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

c. The Closing shall be subject to the satisfaction or valid waiver by the Company, on the one hand, and the Subscriber, on the other, on the Closing Date of each of the following conditions:

(i) all conditions precedent to the closing of the Transactions set forth in the Merger Agreement shall have been satisfied (as determined by the parties to the Merger Agreement) or waived by the party entitled to the benefit thereof under the Merger Agreement (other than those conditions which, by their nature, are to be satisfied at the closing of the Transactions pursuant to the Merger Agreement), and the closing of the Transactions shall be scheduled to occur concurrently with or immediately following the Closing;

(ii) no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such prohibition (except in the case of a governmental authority located outside the United States where such restraint or prohibition would not reasonably be expected to have an Company Material Adverse Effect (as defined herein));

(iii) no suspension of the qualification of the Class A Shares for offering or sale or trading in any jurisdiction, and the Subscribed Shares shall have been approved for listing on The Nasdaq Stock Market (“Nasdaq”), subject to official notice of issuance; and

(iv) all consents, waivers, authorizations or orders of, any notice required to be made to, and any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares) required to be made in connection with the issuance and sale of the Subscribed Shares shall have been obtained or made, except where the failure to so obtain or make would not prevent the Company from consummating the transaction contemplated hereby, including the issuance and sale of the Subscribed Shares.

d. The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date, (i) the representations and warranties made by the Subscriber in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects as of such date, and other than those representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which shall be true and correct in all respects as of the Closing Date) and (ii) Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by Subscriber at or prior to the Closing; provided, that this condition shall be deemed satisfied unless written notice of such non-compliance is provided by the Company to Subscriber and Subscriber fails to cure such non-compliance in all material respects within five (5) Business Days of receipt of such notice.

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e. The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:

(i) no amendment, modification or waiver of the Merger Agreement shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement;

(ii) the representations and warranties made by the Company in this Subscription Agreement shall be true and correct as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct as of such date), except, in the case of this clause (ii), for any failure of any such representation and warranty to be so true and correct (without giving effect to any qualification by materiality or Company Material Adverse Effect contained therein) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(iii) the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing; provided, that this condition shall be deemed satisfied unless written notice of such non-compliance is provided by Subscriber to the Company and the Company fails to cure such non-compliance in all material respects within five (5) Business Days of receipt of such notice; and

(iv) there shall have been no amendment, waiver or modification to the Other Subscription Agreements that materially economically benefits the Other Subscribers unless the Subscriber has been offered substantially the same benefits.

f. At least one (1) Business Day prior to the Closing, Subscriber shall deliver to the Company a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.

3. Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary to consummate the subscription as contemplated by this Subscription Agreement.

4. Company Representations and Warranties. The Company represents and warrants to Subscriber that:

a. The Company (i) is duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clauses (ii) and (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on (i) the business, financial condition, stockholders’ equity or results of operations of the Company and its subsidiaries, taken together as a whole (on a consolidated basis) or (ii) the validity of the Subscribed Shares or the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares.

b. As of the Closing Date, the Subscribed Shares will be duly authorized and, when issued and delivered to Subscriber against full payment therefor, will be free and clear of any liens or other restrictions whatsoever (other than those specified hereunder) in accordance with the terms of this Subscription Agreement and registered with the Company’s transfer agent, will be validly issued, fully paid and

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non-assessable and will not have been issued in violation of any preemptive rights, whether created under the Company’s organizational documents (as adopted on or prior to the Closing Date) or the laws of its jurisdiction of incorporation or otherwise.

c. This Subscription Agreement has been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

d. Assuming the accuracy of the representations and warranties of Subscriber in this Agreement, the execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) the organizational documents of the Company; (ii) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (ii) and (iii), would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

e. Assuming the accuracy of the representations and warranties of the Subscriber, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including Nasdaq) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement (as defined below) pursuant to Section 6, (iii) the filing, if required, of a Notice of Exempt Offering of Securities on Form D with the United States Securities and Exchange Commission (the “SEC”) under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), (iv) those required by Nasdaq, including with respect to obtaining shareholder approval, (v) those required to consummate the Transactions as provided under the Merger Agreement, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect.

f. As of their respective dates, all reports, statements, schedules, prospectuses, proxy statements, registration statements and other documents filed by the Company with the SEC prior to the date of this Subscription Agreement (the “SEC Reports”) complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has timely filed each SEC Report since its initial registration of the Class A Shares with the SEC. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. There are no material outstanding or unresolved comments in comment letters from the SEC Staff with respect to any of the SEC Reports.

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g. As of the date hereof and as of immediately prior to the Transactions, the authorized share capital of the Company consists of (a) 250,000,000 Class A Shares and 25,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B Shares” and together with the Class A Shares, “Common Stock”) and (b) 2,500,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). As of the Closing Date (and immediately after the consummation of the Transactions), the authorized share capital of the Company will consist of 1,000,000,000 shares of Common Stock and 100,000,000 shares of Preferred Stock. As of the date hereof: (i) 30,000,000 Class A Shares and 7,500,000 Class B Shares; (ii) no shares of Preferred Stock; and (iii) 10,000,000 public warrants and 5,333,334 private placement warrants (collectively, the “Warrants”), each exercisable to purchase one Class A Share at $11.50 per share, were issued and outstanding; and (iii) no Common Stock was subject to issuance upon exercise of outstanding options. No Warrants are exercisable on or prior to the Closing. All (i) issued and outstanding Common Stock has been duly authorized and validly issued, is fully paid and non-assessable and is not subject to preemptive rights and (ii) outstanding Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. As of the date hereof, except as set forth above and pursuant to (i) the Other Subscription Agreements and (ii) the Merger Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Common Stock or other equity interests in the Company (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. Other than Merger Sub, as of the date hereof, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. Pursuant to the terms of the Company’s certificate of incorporation, there are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Subscribed Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement.

h. Except for such matters as have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.

i. The issued and outstanding Class A Shares as of the date of this Agreement are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on Nasdaq under the symbol “TSIA.” There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the SEC to deregister the Class A Shares or prohibit or terminate the listing of the Class A Shares on Nasdaq. The Company has taken no action that is designed to terminate or expected to result in the termination of the registration of the Class A Shares under the Exchange Act.

j. Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 5 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by the Company to Subscriber. The Subscribed Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

k. The Company is in compliance with all applicable laws, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has not received any written communication, from a governmental authority that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have a Company Material Adverse Effect.

l. Except for the Placement Agents (as defined below), no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares by the Company to Subscriber. The Company is solely responsible for paying any fees or any other commission owed to the Placement Agents in connection with the transactions contemplated by this Subscription Agreement.

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m. The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Subscribed Shares may be pledged by the Subscriber in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Subscribed Shares hereunder, and the Subscriber effecting a pledge of Subscribed Shares shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Subscription Agreement. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Subscribed Shares may reasonably request in connection with a pledge of the Subscribed Shares to such pledgee by the Subscriber, provided that the Subscriber shall be responsible for payment of legal fees and expenses incurred by the Company in connection with such request.

5. Subscriber Representations and Warranties. Subscriber represents and warrants to the Company that:

a. Subscriber has been duly organized or incorporated and is validly existing and in good standing under the laws of its jurisdiction of organization or incorporation, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

b. This Subscription Agreement has been duly authorized, executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

c. The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under (i) the organizational documents of Subscriber; (ii) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (ii) and (iii), would reasonably, individually or in the aggregate, be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.

d. Subscriber (i) is an “institutional account” as defined in FINRA Rule 4512(c); (ii) is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), Rule 501(a)(2), Rule 501(a)(3), or Rule 501(a)(7) under the Securities Act) satisfying the applicable requirements set forth on Annex A; (iii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (within the meaning of Rule 501(a) under the Securities Act) and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account; and (iv) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares.

e. Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act or any state securities law in reliance on the availability of an exemption

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from such registration. Subscriber understands that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book entries representing the Subscribed Shares shall contain a legend to such effect. Subscriber acknowledges that the Subscribed Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act, absent a change in law or receipt of regulatory no-action relief or exemption. Subscriber understands and agrees that the Subscribed Shares will be subject to the foregoing restrictions and, as a result, Subscriber may not be able to readily resell the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.

f. Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, Latch, the Placement Agents (as defined below), any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transactions or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company expressly set forth in this Subscription Agreement, and Subscriber expressly disclaims any representations, warranties, covenants or agreements not expressly set forth in this Subscription Agreement. In particular, without limiting the foregoing, Subscriber acknowledges that certain information provided by the Company was based on projections, forecasts, estimates, budgets or other prospective information, and such information is based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections, and neither the Company nor any other person, including the Placement Agents, makes any representation relating to any such information.

g. In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary to make an investment decision with respect to the Subscribed Shares, including with respect to the Company, Latch and its subsidiaries (collectively, the “Acquired Companies”) and the Transactions. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Subscriber further acknowledges and agrees that neither BofA Securities, Inc., Allen & Company LLC or Goldman Sachs & Co. LLC, acting as placement agents to the Company (each, a “Placement Agent” and, collectively, the “Placement Agents”), nor any affiliate or control person, officer, director or employee of any Placement Agent, has provided Subscriber with any information or advice with respect to the Subscribed Shares nor is such information or advice necessary or desired. The Placement Agents have not made and do not make any representation as to the Company or the Acquired Companies or the quality or value of the Subscribed Shares and the Placement Agents may have acquired non-public information with respect to the Company or the Acquired Companies which Subscriber agrees need not be provided to it. In connection with the issuance of the Subscribed Shares to Subscriber, the Placement Agents have not acted as a financial advisor or fiduciary to Subscriber. Subscriber further acknowledges that Subscriber is aware that Goldman Sachs & Co. LLC is acting as a Placement Agent for the Company and as financial advisor to Latch in connection with the Transactions. For the avoidance of the doubt, Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by the Placement Agents in making its investment or decision to invest in the Company.

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h. Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company or by means of contact from the Placement Agents, Latch and/or their respective agents, control persons, representatives, affiliates, directors, officers, managers, members, and/or employees, and/or the representatives of such persons (such parties referred to collectively as “Representatives”). The Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company, the Placement Agents, Latch and/or their respective Representatives. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means and none of the Company, the Placement Agents, Latch or their respective Representatives acted as investment advisor, broker or dealer to Subscriber. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

i. Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. Subscriber is a sophisticated institutional investor and has such knowledge and experience in financial and business matters, and in investing in private placement securities, as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares. At the time of making its investment decision, Subscriber has had access to such financial and other information concerning the Company and its subsidiaries as Subscriber deemed necessary or desirable in making a decision to purchase the Subscribed Shares, including an opportunity to ask questions and receive answers from officers of the Company and to obtain additional information necessary to verify the accuracy of any information furnished to Subscriber or to which Subscriber had access. Subscriber has independently made its own analysis and decision to purchase the Subscribed Shares and determined based on its own independent review, and such professional advice from its own advisors (including as to tax, legal and accounting matters) as Subscriber may deem appropriate, that its purchase of the Subscribed Shares (i) is consistent with Subscriber’s financial needs, objectives and condition, (ii) complies with all investment policies, guidelines and other restrictions that are applicable to Subscriber, (iii) does not and will not violate any law, rule, regulation, agreement or other obligation to which Subscriber is bound (assuming the accuracy of the Company’s representations and warranties contained herein), and (iv) is a fit, proper and suitable investment for Subscriber, notwithstanding the risks associated with a purchase of the Subscribed Shares.

j. Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

k. Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

l. Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that, if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies

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and procedures reasonably designed to ensure compliance with applicable OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived.

m. As of the date hereof Subscriber does not have, and during the thirty (30) day period immediately prior to the date hereof Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the Company.

n. Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by such Subscriber with the SEC with respect to the beneficial ownership of the Class A Shares, Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) (other than with its affiliated persons and entities) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Company or Latch (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

o. Subscriber is not a foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) that will acquire a substantial interest (as defined in 31 C.F.R. Part 800.244) in the Company as a result of the purchase and sale of the Shares hereunder.

p. If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that, to its knowledge, neither the Company nor any of its affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares.

q. Subscriber has, and at the Closing will have sufficient funds available to it to pay the Purchase Price pursuant to Section 2(b).

r. No broker, finder, or other financial consultant has acted on behalf of or at the direction of Subscriber in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Company, Latch or any of their respective subsidiaries.

s. Subscriber acknowledges and agrees that the certificate or book-entry position representing the Subscribed Shares will bear or reflect, as applicable, a legend substantially similar to the following:

“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES THAT THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) PURSUANT TO ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (III) TO THE COMPANY, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.”

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t. Subscriber agrees that, notwithstanding Section 9(n), the Placement Agents may rely upon the representations and warranties made by Subscriber to the Company in this Subscription Agreement.

u. Without limitation of the foregoing, Subscriber hereby further acknowledges and agrees that (i) the Placement Agents are acting solely as placement agents in connection with the transactions contemplated hereby and are not acting as an underwriter, initial purchaser, dealer or in any other such capacity and are not and shall not be construed as a fiduciary for Subscriber, the Company or any other person or entity in connection with the transactions contemplated hereby (ii) the Placement Agents have not made and will not make any representation or warranty, whether express or implied, of any kind or character and have not provided any advice or recommendation in connection with the transactions contemplated hereby, (iii) the Placement Agents will have no responsibility with respect to (A) any representations, warranties or agreements made by any person or entity under or in connection with the transactions contemplated hereby or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) of any thereof, or (B) the financial condition, business, or any other matter concerning the Company or the transactions contemplated hereby and (iv) the Placement Agents shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by Subscriber, the Company or any other person or entity), whether in contract, tort or otherwise, to Subscriber, or to any person claiming through Subscriber, in respect of the Transactions.

6. Registration of Subscribed Shares.

a. In the event that the Subscribed Shares are not registered in connection with the consummation of the Transactions, the Company agrees that the Company will file with the SEC (at the Company’s sole cost and expense) a registration statement (including the prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement, the “Registration Statement”) registering the resale of the Subscribed Shares, within fifteen (15) Business Days after the Closing Date (the “Filing Deadline”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies the Company that it will “review” the Registration Statement) following the Closing Date and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that the Company’s obligations to include the Subscribed Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations; provided further that Subscriber shall not, in connection with the foregoing, be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Subscribed Shares. With respect to the information to be provided by Subscriber pursuant to this Section 6(a), the Company shall request such information from Subscriber at least seven (7) Business Days prior to the anticipated filing date of the Registration Statement and the Subscriber shall provide such requested information to the Company at least two (2) Business Days prior to the anticipated filing date of the Registration Statement. For purposes of this Section 6, “Subscribed Shares” shall include the Subscribed Shares acquired pursuant to this Subscription Agreement and any other equity security of the Company issued or issuable with respect to the Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise. For purposes of clarification, any failure by the Company to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement set forth in this Section 6.

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b. In the case of the registration, qualification, exemption or compliance effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration, qualification, exemption and compliance. Except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, at its expense, the Company shall use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, and to keep the Registration Statement free of any material misstatements or omissions, until the earliest of (i) the date on which the Subscribed Shares may be resold without volume or manner of sale limitations pursuant to Rule 144 promulgated under the Securities Act and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(2) (or Rule 144(i)(2), if applicable), (ii) the date on which such Subscribed Shares have actually been sold and (iii) the date which is three (3) years from the date the initial Registration Statement filed pursuant to this Section 6 is declared effective. At its expense, the Company shall:

(i) advise Subscriber within five (5) Business Days (A) when a Registration Statement or any amendment thereto has been filed with the SEC and when such Registration Statement or any post-effective amendment thereto has become effective; (B) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (C) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Subscribed Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (D) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus included therein so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (A) through (D) above may be deemed to constitute material, nonpublic information regarding the Company;

(ii) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iii) upon the occurrence of any event contemplated above, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Subscribed Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(iv) use its commercially reasonable efforts to cause all Subscribed Shares to be listed on each securities exchange or market, if any, on which the Class A Shares issued by the Company have been listed;

(v) use its commercially reasonable efforts (A) to take all other steps necessary to effect the registration of the Subscribed Shares contemplated hereby and (B) with a view to making available to Subscriber the benefits of Rule 144 or any similar rule or regulation of the SEC that may permit Subscriber to sell the Subscribed Shares to the public without registration, for so long as the Subscriber holds the Subscribed Shares, to (I) make and keep public information available, as those terms are

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understood and defined in Rule 144, (II) file all reports and other materials required to be filed by the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144, and (III) furnish to Subscriber, promptly upon request, (x) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act and (y) such other information as may reasonably be requested to enable Subscriber to sell the Subscribed Shares under Rule 144 without registration; and

(vi) if the Subscribed Shares are either eligible to be sold (A) pursuant to an effective Registration Statement or (B) without restriction under, and without the Company being in compliance with the current public information requirements of, Rule 144, then at the Subscriber’s request, the Company shall use its commercially reasonable efforts to cause its transfer agent to remove any remaining restrictive legend set forth on such Shares. In connection therewith, if required by the Company’s transfer agent, the Company will promptly use its commercially reasonable efforts to cause an opinion of counsel to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to issue such shares without any such legend; provided, that Subscriber shall promptly provide such representation letters as may be reasonably requested by the Company’s counsel in support of such opinion.

c. Notwithstanding anything to the contrary in this Subscription Agreement, the Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require any Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, (i) if any information (e.g., compensation data) is not readily available and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements, (ii) at any time the Company is required to file a post-effective amendment to the Registration Statement and the SEC has not declared such amendment effective or (iii) if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than two (2) occasions or for more than sixty (60) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve (12) month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event (which notice shall not contain material non-public information and shall not be subject to any duty of confidentiality) during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Subscriber agrees that it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales (which notice shall not contain material non-public information and shall not be subject to any duty of confidentiality). If so directed by the Company, each Subscriber will deliver to the Company or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in Subscriber’s possession; provided, however, that this

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obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

d. The Company shall, notwithstanding the termination of this Subscription Agreement, indemnify, defend and hold harmless each Subscriber (to the extent a seller under the Registration Statement), its officers, directors, employees, members, managers, partners, advisers and agents, and each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and the officers, directors, employees, advisers and agents of such controlling persons, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, that such untrue statements or alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Company by Subscriber expressly for use therein or Subscriber has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder in connection with any sale pursuant to the Registration Statement.

e. The Subscriber shall, severally and not jointly with any Other Subscriber, indemnify and hold harmless the Company, its directors, officers, agents and employees, and each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding Subscriber furnished in writing to the Company by Subscriber expressly for use therein. In no event shall the liability of any Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation.

f. Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of the indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment

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of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

g. If the indemnification provided under this Section 6 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be subject to the limitations set forth in this Section 6 and deemed to include any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 6(f) from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 6(f) shall be individual, not joint and several, and in no event shall the liability of Subscriber hereunder exceed the net proceeds received by Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation.

7. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Merger Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the Company and the Subscriber to terminate this Subscription Agreement, and (c) if the consummation of the Transactions shall not have occurred by July 31, 2021; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Merger Agreement promptly after the termination thereof.

8. Trust Account Waiver. Subscriber hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public shareholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby irrevocably waives any and all right, title, interest or claim of any kind it has or may have in the future as a result of, or arising out of, this Subscription Agreement, in or to any assets held in the Trust Account, and agrees not to seek recourse or make or bring any action, suit, claim or other proceeding against the Trust Account as a result of, or arising out of, this Subscription Agreement, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability; provided however, that nothing in this Section 8 shall be deemed to limit Subscriber’s right to distributions from the Trust Account in accordance with the Company’s amended and restated certificate of incorporation in respect of Common Stock of the Company acquired by any means other than pursuant to this Subscription Agreement.

9. Miscellaneous.

a. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) when

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delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient; provided, that such notice, request, demand, claim or other communication is also sent to the recipient pursuant to clauses (i), (iii) or (iv) of this Section 9(a), (iii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 9(a).

b. Subscriber acknowledges that the Company and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. The Company acknowledges that Subscriber and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.

c. Each of the Company, Latch and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

d. Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

e. Subscriber hereby acknowledges and agrees that it will not, nor will any person acting at the Subscriber’s direction or pursuant to any understanding with the Subscriber, directly or indirectly offer, sell, pledge, contract to sell, sell any option, engage in hedging activities or execute any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (“Short Sales”), of the Subscribed Shares until the consummation of the Transactions (or such earlier termination of this Subscription Agreement in accordance with its terms). For the avoidance of doubt, this Section 9(e) shall not apply to (i) any sale (including the exercise of any redemption right) of securities of the Company (A) held by the Subscriber, its controlled affiliates or any person or entity acting on behalf of the Subscriber or any of its controlled affiliates prior to the execution of this Subscription Agreement or (B) purchased by the Subscriber, its controlled affiliates or any person or entity acting on behalf of the Subscriber or any of its controlled affiliates in an open market transaction after the execution of this Subscription Agreement or (ii) ordinary course, non-speculative hedging transactions. Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management or control with Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s participation in the Subscription (including the Subscriber’s controlled affiliates and/or affiliates) from entering into any Short Sales and (ii) in the case of a Subscriber that is a multi-managed investment vehicle in which separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement; provided, however, that if any other portfolio manager is aware of the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement, the representation set forth above shall also apply to with respect to the portion of assets managed such portfolio manager.

f. Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or

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assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder in connection with the Transactions). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to any fund or account managed by the same investment manager as the Subscriber or to an affiliate thereof without the prior consent of the Company, provided that (x) prior to such assignment, any such assignee shall agree in writing to be bound by the terms hereof and(y) no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations.

g. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

h. The Company may request from Subscriber such additional information as the Company may deem reasonably necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures, provided that the Company agrees to keep any such information confidential.

i. This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, waiver or termination is sought.

j. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as provided in Section 6(d), Section 6(e), Section 6(f), Section 6(g) and Section 9(n), this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective permitted successors and assigns.

k. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

l. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

m. This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

n. This Subscription Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person; provided, however, that the Placement Agents shall be an intended third party beneficiary of the representations and warranties of the Company in Section 4 and of the Subscribers in Section 5.

o. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

p. This Subscription Agreement and all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, including its statutes of limitations, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other jurisdiction.

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q. EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

r. The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware) (collectively, the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 9(a) shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

s. This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.

t. Each party hereto agrees that the Subscriber’s identity and the Subscription, as well as nature of the Subscriber’s obligations hereunder, may be disclosed in filings made with the SEC, including in any registration statements, proxy statements, consent solicitation statements and other SEC filings to be filed by the Company, and filings with Nasdaq and other regulatory bodies, in each case in connection with the Subscription and/or the Transactions; provided that such disclosure is limited to the extent required to comply with law, rules or regulations, in response to a comment or request from the staff of the SEC or another regulatory agency or under Nasdaq regulations; provided further that, to the extent permitted by the foregoing, Subscriber shall have an opportunity to review all disclosures in which it is named prior to filing or public release. In all other cases, the Company acknowledges and agrees that, without the prior written consent of the Subscriber, the Company will not, and will cause its directors, officers and representatives, including the Placement Agents and their respective representatives, not to publicly make reference to the Subscriber, its investment adviser or any of their respective affiliates in connection with the Transactions or this Subscription Agreement, including in any press release or marketing materials of the Company or for any similar or related purpose.

u. The Company shall on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively,

F-17

the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby and the Other Subscription Agreements, the Transactions, and any other material, nonpublic information that the Company or any of its directors, officers and representatives, including the Placement Agents and their respective representatives, provided to Subscriber at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, the Subscriber shall not be in possession of any material, non-public information received from the Company or any of its directors, officers and representatives, including the Placement Agents and their respective representatives, and the Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with the Company or any of its directors, officers and representatives, including the Placement Agents and their respective representatives, relating to the transactions contemplated by this Subscription Agreement. Except with the express written consent of Subscriber and unless prior thereto the Subscriber shall have executed a written agreement regarding the confidentiality and use of such information, the Company shall not, and shall cause its officers, directors, employees and agents, not to, provide Subscriber with any material, non-public information regarding the Company or the Transaction from and after the filing of the Disclosure Document.

v. The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or Other Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute the Subscriber, any Other Subscriber and other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscriber and other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for the Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of the Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

[Signature pages follow.]

F-18

IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

TS INNOVATION ACQUISITIONS CORP.

By:
Name:
Title:

Address for Notices:

c/o Tishman Speyer
Rockefeller Center 45 Rockefeller Plaza
New York, New York 10111

F-19

SUBSCRIBER:

Print Name:

By:
Name:
Title:

Address for Notices:

Name in which shares are to be registered:

Number of Subscribed Shares subscribed for:

Price Per Subscribed Share:		$10.00

Aggregate Purchase Price:	$

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.

[Signature Page to Subscription Agreement]

F-20

ANNEX A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex A should be completed by Subscriber

and constitutes a part of the Subscription Agreement.

A.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the box)

	☐	Subscriber is an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and has marked and initialed the appropriate box on the following page indicating the provision under which it qualifies as an “accredited investor.”

B.	AFFILIATE STATUS (Please check the applicable box)

SUBSCRIBER:

	☐	is:

	☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an institutional “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐

a corporation, similar business trust, partnership or any organization described in Section 501(c)(3) of the Internal Revenue Code, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐	Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests or one of the following tests.

[Specify which tests:                    ]

Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

F-A-1

Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence must not be included as an asset; (b) indebtedness secured by the person’s primary residence up to the estimated fair market value of the primary residence must not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability; or

Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

F-A-2

Annex G

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Amended and Restated Registration Rights Agreement (this “Agreement”) is entered into as of [●], 2021 (the “Effective Date”) by and among:

(i) Latch, Inc., a Delaware corporation f/k/a TS Innovation Acquisitions Corp. (the “Company”);

(ii) the equityholders designated as Sponsor Equityholders on Schedule A hereto (collectively, the “Sponsor Equityholders”); and

(iii) the equityholders designated as Legacy Latch Equityholders on Schedule B hereto (collectively, the “Legacy Latch Equityholders” and, together with the Sponsor Equityholders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.3 of this Agreement, the “Holders” and each individually a “Holder”).

RECITALS

WHEREAS, the Company, Lionet Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Latch, Inc., a Delaware corporation (“Legacy Latch”), are party to that certain Agreement and Plan of Merger, dated as of January 24, 2021 (the “Merger Agreement”), pursuant to which, on the Effective Date, Merger Sub merged with and into Legacy Latch (the “Merger”), with Legacy Latch surviving the Merger as a wholly owned subsidiary of the Company;

WHEREAS, the Legacy Latch Equityholders are receiving shares of Common Stock (the “Merger Shares”) on or about the Effective Date, pursuant to the Merger Agreement;

WHEREAS, the Sponsor Equityholders held an aggregate of 7,500,000 of Class B common stock of the Company, par value $0.0001 per share, immediately prior to the consummation of the Merger, which, upon the consummation of the Merger, have automatically been converted into 7,500,000 shares of Common Stock (the “Sponsor Shares”);

WHEREAS, the Sponsor Equityholders currently hold an aggregate of 5,333,334 private placement warrants (the “Private Placement Warrants”) to purchase shares of Common Stock at an exercise price of $11.50 per share;

WHEREAS, the Company, TS Innovation Acquisitions Sponsor, L.L.C, a Delaware limited liability company, and the parties listed under Holder on the signature page thereto, are parties to that certain Registration Rights Agreement, dated as of November 9, 2020 (the “Prior Agreement”); and

WHEREAS, in connection with the consummation of the Merger, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety as set forth herein, and the parties hereto desire to enter into this Agreement pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer of the Company or or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management or advisory company with, such Person. “Affiliate” shall also mean, in the case of any venture capital, private equity or similar fund now or hereafter existing that is an Investor, all partners, members, shareholders or other equity holders of any kind of such venture capital, private equity or other similar fund, regardless of whether such partners, members, shareholders or other equity owners control such venture capital, private equity fund or other similar fund.“Agreement” is defined in the preamble to this Agreement.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” means the board of directors of the Company.

“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” is defined in the preamble to this Agreement.

“Demanding Holder” is defined in Section 2.1.4.

“Effective Date” is defined in the preamble to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“FINRA” means the Financial Industry Regulatory Authority Inc.

“Form S-1 Shelf” is defined in Section 2.1.1.

“Form S-3 Shelf” is defined in Section 2.1.1.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include FINRA and the Commission), governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Holder” is defined in the preamble to this Agreement.

“Holder Indemnified Party” is defined in Section 4.1.

“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Legacy Latch” is defined in the recitals to this Agreement.

“Legacy Latch Equityholders” is defined in the preamble to this Agreement.

“Maximum Number of Securities” is defined in Section 2.1.5.

“Merger” is defined in the recitals to this Agreement.

“Merger Agreement” is defined in the recitals to this Agreement.

“Merger Shares” is defined in the recitals to this Agreement.

“Merger Sub” is defined in the recitals to this Agreement.

“Minimum Takedown Threshold” is defined in Section 2.1.4.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Registration Statement” is defined in Section 2.1.7.

“Notices” is defined in Section 5.4.

“Other Coordinated Offering” is defined in Section 2.4.1.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Piggyback Registration” is defined in Section 2.2.1.

“Prior Agreement” is defined in the recitals to this Agreement.

“Private Placement Warrant” is defined in the recitals to this Agreement.

“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Register,” “Registered” and “Registration” mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (a) the Sponsor Shares and the shares of Common Stock issued or issuable upon the conversion of the Sponsor Shares, (b) the Private Placement Warrants (including any shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants), (c) any outstanding shares of Common Stock or Warrants held by a Holder as of the Effective Date (including the Merger Shares), (d) any shares of Common Stock that may be acquired by Holders upon the exercise of a Warrant or other right to acquire Common Stock held by a Holder as of the date of this Agreement, (e) any shares of Common Stock or Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such Warrant) of the Company otherwise acquired or owned by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, and (f) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clauses (a) through (e) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration Expenses” shall mean the expenses of a Registration, including, without limitation, the following:

(i) all registration and filing fees (including fees with respect to filings required to be made with FINRA) and any national securities exchange on which the Common Stock is then listed;

(ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters, placement agent or sales agent in connection with blue sky qualifications of Registrable Securities);

(iii) printing, messenger, telephone and delivery expenses;

(iv) reasonable fees and disbursements of counsel for the Company;

(v) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(vi) reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering or Other Coordinated Offering (not to exceed $50,000 without the consent of the Company).

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” is defined in Section 2.1.5.

“SEC Guidance” is defined in Section 2.1.7.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Shelf” means the Form S-1 Shelf, a Form S-3 Shelf or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” means a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” means an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor Equityholders” is defined in the preamble to this Agreement.

“Sponsor Shares” is defined in the recitals to this Agreement.

“Subscription Agreements” means those certain subscription agreements the Company entered into with certain investors pursuant to which such investors purchased shares of Common Stock in connection with the consummation of the transactions contemplated in the Merger Agreement.

“Subsequent Shelf Registration” is defined in Section 2.1.2.

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer’s market-making activities.

“Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” is defined in Section 2.1.4.

“Units” means units of the Company, each comprised of one share of Common Stock and one-half of one Warrant.

“Warrants” means the warrants of the Company, including the Private Placement Warrants, with each whole warrant entitling the holder to purchase one share of Common Stock.

“Withdrawal Notice” is defined in Section 2.1.6.

2. REGISTRATION RIGHTS.

2.1 Shelf Registration.

2.1.1 Filing. Subject to Section 3.3, the Company shall file within 45 days after the date of this Agreement, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) covering the resale of all the Registrable Securities (determined as of two business days prior to such filing) on a delayed or continuous basis. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Following the filing of a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Registration Statement on Form S-3 (the “Form S-3 Shelf”) as soon as practicable after the Company is eligible to use Form S-3.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

2.1.3 Additional Registrable Securities. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Legacy Latch Equityholder or a Sponsor Equityholder that holds at least five (5.0%) percent of the Registrable Securities, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for the Legacy Latch Equityholders, on the one hand, and the Sponsor Equityholders, on the other hand.

2.1.4 Requests for Underwritten Shelf Takedowns. At any time and from time to time when an effective Shelf is on file with the Commission, any one or more Legacy Latch Equityholders or one or more Sponsor Equityholders (any of the Legacy Latch Equityholders or the Sponsor Equityholders being, in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided in each case that the Company shall only be obligated to effect an Underwritten Offering if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder(s) with a total offering price reasonably expected to exceed, in the aggregate, $75 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Promptly (but in any event within ten (10) days) after receipt of a request for Underwritten Shelf Takedown, the Company shall give written notice of the Underwritten Shelf Takedown to all other Holders. Subject to Section 2.4.3, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Legacy Latch Equityholders, on the one hand, and the Sponsor Equityholders, on the other hand, may each demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any 12-month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Shelf Takedown pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Shelf Takedown. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown advises the Company, the Demanding Holders and the Holders requesting piggy-back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Shelf Takedown pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Shelf Takedown without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Shelf Takedown, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown, or in such other proportion as shall mutually be agreed to by all such Demanding Holders and Requesting Holders) that can be sold without exceeding the Maximum Number of Securities; provided, however, that the number of Registrable Securities held by the Holders to be included in such Underwritten Shelf Takedown shall not be reduced unless all other securities are first entirely excluded from the Underwritten Shelf Takedown. To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. The Company shall not be required to include any Registrable Securities in such Underwritten Shelf Takedown unless the Holders accept the terms of the underwriting as agreed upon between the Company and its Underwriters.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that any Legacy Latch Equityholder or Sponsor Equityholder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Legacy Latch Equityholders and the Sponsor Equityholders. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of Section 2.1.4, unless the Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown; provided that, if a Legacy Latch Equityholder or a Sponsor Equityholder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Legacy Latch Equityholders or the Sponsor Equityholders, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Underwritten Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to the second sentence of this Section 2.1.6.

2.1.7 New Registration Statement. Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Shelf Registration as required by the Commission and/or (ii) withdraw the Shelf Registration and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale of the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used commercially reasonable efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Shelf Registration or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Shelf Registration, as amended, or the New Registration Statement.

2.1.8 Effective Registration. Notwithstanding the provisions of Section 2.1.3 or Section 2.1.4 above or any other part of this Agreement, a Registration shall not count as a Registration unless and until (i) the Registration Statement has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) for a rights offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Offering. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata (as nearly as practicable), based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering or in such other proportions as shall mutually be agreed to by all such selling Holders, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration or registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata (as nearly as practicable), based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering or in such other proportions as shall mutually be agreed to by all such selling Holders, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities; and

(c) If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities pursuant to Section 2.1.5.

2.2.3 Piggyback Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdrawal from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3 Market Stand-Off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), each Holder given an opportunity to participate in the Underwritten Offering pursuant to the terms of this Agreement agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period beginning on the date of pricing of such offering or such shorter period during which the Company agrees not to conduct an underwritten primary offering of Common Stock, except in the event the Underwriters managing the offering otherwise agree by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding the foregoing, at any time and from time to time when an effective Shelf is on file with the Commission and effective, if a Demanding Holder wishes to engage in (a) a Block Trade or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case with a total offering price reasonably expected to exceed, in the aggregate, either (x) $50 million or (y) all remaining Registrable Securities held by the Demanding Holder, then notwithstanding the time periods provided for in Section 2.1.4, such Demanding Holder shall notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters or placement agents or sales agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters or placement agents or sales agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3 Any Registration effected pursuant to this Section 2.4 shall be deemed an Underwritten Shelf Takedown and within the cap on Underwritten Shelf Takedowns provided in the last sentence of Section 2.1.4. Notwithstanding anything to the contrary in this Agreement, Section 2.2 hereof shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Demanding Holder in a Block Trade shall have the right to select the Underwriters and any sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

3. REGISTRATION PROCEDURES

3.1 Filings; Information. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection therewith:

3.1.1 Filing Registration Statement. The Company shall prepare and file with the Commission as soon as practicable a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its commercially reasonable efforts to cause such Registration Statement to become effective and use its commercially reasonable efforts to keep it effective for the period required by Section 3.1.3.

3.1.2 Copies. The Company shall, prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Holders of Registrable Securities included in such Registration or legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders.

3.1.3 Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn.

3.1.4 Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the Holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such Holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any Prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such Prospectus will not contain a Misstatement, and promptly make available to the Holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or Prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall consider such comments in good faith before filing any Registration Statement or Prospectus or amendment or supplement thereto, including documents incorporated by reference.

3.1.5 State Securities Laws Compliance. The Company shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or take any action to which it would be subject to general service of process or taxation in any such jurisdiction.

3.1.6 Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement or other sales or distribution agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any such agreement which are made to or for the benefit of any Underwriters or other placement agent or sales agent, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement.

3.1.7 Records. The Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter or placement agent or sales agent participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter or placement agent or sales agent, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply any information reasonably requested by any of them in connection with such Registration Statement; provided, however, that such Underwriter, placement agent, sales agent or other representatives enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information.

3.1.8 Opinions and Comfort Letters. The Company shall use commercially reasonable efforts to obtain (i) a “comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, Block Trade or Other Coordinated Offering, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter or placement agent or sales agent may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders, and (ii) an opinion and negative assurance letter, to be delivered on the date the Registrable Securities are delivered for sale pursuant to such Registration Statement, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sale agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders; provided, however, that counsel for the Company shall not be required to provide any opinions with respect to any Holder.

3.1.9 Earning Statement. The Company shall make available to its shareholders, as soon as reasonably practicable, an earnings statement covering a period of twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earning statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.10 Listing. The Company shall use its commercially reasonable efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.

3.1.11 Road Show. The Company shall use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Information. The Holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter or placement agent or sales agent, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Article 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide such information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering or other coordinated offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed (any such period, a “Suspension Period”).

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for a period of not more than sixty (60) consecutive days after the request of the Holders is given; provided, however, that the Company may not invoke this right more than twice in any twelve (12) month period (any such period, a “Blackout Period”). In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. Parent shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this

Section 3.4. Notwithstanding anything to the contrary in this Section 3.4, in no event shall any Suspension Period or any Blackout Period continue for more than one-hundred twenty (120) days in the aggregate during any 365-day period.

3.4.3 (a) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and eighty (180) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by the Company. To the extent permitted by law and subject to the limitations set forth in Section 4.4.3 hereof , the Company agrees to indemnify and hold harmless each Holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls a Holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Holder Indemnified Party”), from and against all losses, judgments, claims, damages, liabilities and out-of-pocket expenses, whether joint or several, arising out of or based upon any Misstatement or alleged Misstatement contained in any Registration Statement or Prospectus; provided, however, that the indemnity agreement contained in this Section 4.1 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, and the Company will not be liable in any such case to the extent that any such losses, judgments, claims, damages, liabilities or out-of-pocket expenses arises out of or is based upon any Misstatement or alleged Misstatement made in such Registration Statement or Prospectus in reliance upon and in conformity with information furnished to the Company, in writing, by a Holder Indemnified Party expressly for use therein.

4.2 Indemnification by Holders of Registrable Securities. In connection with any Registration Statement in which the Holder of Registrable Securities is participating, to the extent permitted by law and subject to the limitations set forth in Section 4.4.3 hereof, each selling Holder of Registrable Securities will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Holder, indemnify and hold harmless the Company, each of its directors and officers, legal counsel and accountants for the Company and each Underwriter or placement agent or sales agent (if any), and each other selling Holder and each other person, if any, who controls the Company, another selling holder or such Underwriter or placement agent or sales agent within the meaning of the Securities Act, against any losses, claims, judgments, damages, liabilities and out-of-pocket expenses, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any Misstatement or alleged Misstatement contained in any Registration Statement, if the Misstatement or Alleged Misstatement was made in reliance upon and in conformity with information furnished in writing to the Company by such selling Holder expressly for use therein; provided, however, that the indemnity agreement contained in this Section 4.2 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld. Each selling Holder’s indemnification obligations hereunder shall be several and not joint and several and shall be limited to the amount of any net proceeds actually received by such selling holder, except in the case of fraud or willful misconduct by such Holder.

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written advice of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4 Contribution.

4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the Misstatement or alleged Misstatement relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such Misstatement or alleged Misstatement.

4.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3 The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) with respect to any action shall be entitled to contribution in such action from any person who was not guilty of such fraudulent misrepresentation.

5. MISCELLANEOUS.

5.1 Other Registration Rights. Except as provided in the Subscription Agreements, the Company represents and warrants that no person, other than the holders of the Registrable Securities, has any right to require the Company to register any shares of the Company’s capital stock for sale or to include shares of the Company’s capital stock in any registration filed by the Company for the sale of shares of capital stock for its own account or for the account of any other person.

5.2 Acknowledgment. The Holders hereby agree and acknowledge that their respective Registrable Securities (other than their respective Registrable Securities acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of Registrable Securities occurs on or after the closing of the Merger) are subject to the lock-up provisions set forth in Section 7.13 of the Bylaws of the Company or Section 3(a) of that certain Sponsor Agreement, dated as of January 24, 2021, by and among Legacy Latch and the other parties thereto.

5.3 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Holders or holder of Registrable Securities or of any assignee of the Holders or holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 5.3.

5.4 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, electronic transmission with receipt verified by electronic confirmation, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by electronic transmission; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company:

Latch, Inc.

508 West 26th Street, Suite 6G

New York, NY 10001

Email: Priyen.patel@latch.com

Attention: Priyen Patel

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Tel: (212) 906-1281; (713) 546-7420 and (713) 546-7409

Email: marc.jaffe@lw.com; ryan.maierson@lw.com; nick.dhesi@lw.com

Attention: Marc D. Jaffe; Ryan J. Maierson and Nick S. Dhesi

To a Holder, to the address or contact information set forth in the Company’s books and records.

5.5 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.6 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of a signed counterpart of this Agreement by facsimile or email/pdf transmission shall constitute valid and sufficient delivery thereof.

5.7 Entire Agreement. This Agreement (including Schedule A and Schedule B and all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

5.8 Modifications, Amendments and Waivers. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that in the event any such waiver, amendment or modification would be adverse in any material respect to the material rights or obligations hereunder of a Holder, the written consent of such Holder will also be required; provided further that in the event any such waiver, amendment or modification would be disproportionate and adverse in any material respect to the material rights or obligations hereunder of a Holder, the written consent of such Holder will also be required. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.9 Termination of Existing Registration Rights. The registration rights granted under this Agreement shall supersede any registration, qualification or similar rights of the Holders with respect to any shares or securities of the Company or Legacy Latch granted under any other agreement, including, but not limited to, the Prior Agreement and the Fifth Amended and Restated Investors Rights Agreement, dated as of May 20, 2019, by and among Legacy Latch and the other parties thereto, any of such preexisting registration, qualification or similar rights and such agreements shall be terminated and of no further force and effect.

5.10 Term. This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Article IV shall survive any termination.

5.11 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.12 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holder or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.13 Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

5.14 Jurisdiction; Waiver of Trial by Jury.

5.14.1 Any action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in New York County, New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action shall be heard and determined only in any such court, and agrees not to bring any action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action brought pursuant to this Section 5.14.1.

5.14.2 EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE INVESTOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:

LATCH, INC.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDERS:

Annex H

LATCH, INC.

2021 INCENTIVE AWARD PLAN

ARTICLE I.

PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.

ARTICLE II.

ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.

ADMINISTRATION AND DELEGATION

3.1 Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2 Appointment of Committees. To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or committees of officers of the Company or any of its Subsidiaries; provided, that, any such officer delegation shall exclude the power to grant Awards to non-employee Directors or Section 16 Persons. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such committee or Committee and/or re-vest in itself any previously delegated authority at any time.

ARTICLE IV.

STOCK AVAILABLE FOR AWARDS

4.1 Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, Awards may be made under the Plan covering up to the Overall Share Limit Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares. From and after the effectiveness of this Plan, the Company will not grant awards under the Latchable, Inc. 2014 Stock Incentive

Plan or 2016 Stock Plan (the “Prior Plans”); however, awards previously granted under the Prior Plans that are assumed by the Company in connection with the Initial Business Combination (the “Prior Plan Awards”) will remain subject to the terms of the applicable Prior Plan.

4.2 Share Recycling. If all or any part of an Award or Prior Plan Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award or Prior Plan Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or Prior Plan Award, the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Award grants under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award or Prior Plan Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award or Prior Plan Award being exercised or purchased and/or creating the tax obligation) will again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards or Prior Plan Awards shall not count against the Overall Share Limit.

4.3 Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than [                ]1 Shares may be issued pursuant to the exercise of Incentive Stock Options.

4.4 Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan.` Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Consultants or Directors prior to such acquisition or combination.

4.5 Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $750,000, increased to $1,000,000 in the fiscal year in which the Plan’s effective date occurs or in the fiscal year of a non-employee

[1]	Amount to represent 61.5% of the outstanding fully diluted shares as of the closing.

Director’s initial service as a non-employee Director. The Administrator may make exceptions to this limit for individual non-employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee Directors.

ARTICLE V.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

5.1 General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.

5.2 Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Unless otherwise determined by the Administrator, the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right.    Notwithstanding the foregoing, in the case of an Option or a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

5.3 Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, unless otherwise determined by the Administrator, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, and, in either case the exercise price of such Award is the less than the Fair Market Value of the Shares as of such date, then the term of the Option or Stock Appreciation Right shall be extended until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates in any material respect the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries (and such violation is not cured within thirty (30) days following receipt by the Participant of written notice from the Company of such violation), the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines. In addition, if, prior to the end of the term of an

Option or Stock Appreciation Right, the Participant is given notice by the Company or any of its Subsidiaries of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause, and the effective date of such Termination of Service is subsequent to the date of the delivery of such notice, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s service as a Service Provider will not be terminated for Cause as provided in such notice or (ii) the effective date of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause (in which case the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant will terminate immediately upon the effective date of such Termination of Service).

5.4 Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

5.5 Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:

(a) cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b) if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(c) to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their fair market value;

(d) to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their fair market value on the exercise date;

(e) to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or

(f) to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.

5.6 Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

ARTICLE VI.

RESTRICTED STOCK; RESTRICTED STOCK UNITS

6.1 General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.

6.2 Restricted Stock.

(a) Dividends. Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which are paid to holders of Common Stock prior to vesting shall only be paid out to the Participant holding such Restricted Stock to the extent that the vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.

(b) Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.

6.3 Restricted Stock Units.

(a) Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(b) Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

ARTICLE VII.

OTHER STOCK OR CASH BASED AWARDS; DIVIDEND EQUIVALENTS

7.1 Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement.

7.2 Dividend Equivalents. A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award shall only paid out to the Participant to the extent that the vesting conditions are subsequently satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable, unless determined otherwise by the Administrator or unless deferred in a manner intended to comply with Section 409A.

ARTICLE VIII.

ADJUSTMENTS FOR CHANGES IN COMMON STOCK

AND CERTAIN OTHER EVENTS

8.1 Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it reasonably and in good faith deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will reasonably and in good faith determine whether an adjustment is equitable.

8.2 Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it reasonably and in good faith deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator reasonably and in good faith determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(a) To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(b) To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;

(e) To replace such Award with other rights or property of equivalent value selected by the Administrator; and/or

(f) In the event of a Change in Control and subject to Section 8.3, to provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

8.3 Effect of Non-Assumption in a Change in Control. Notwithstanding the provisions of Section 8.2, if a Change in Control occurs and a Participant’s Awards are not continued, converted, assumed, or replaced with a substantially similar award by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Awards shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse, in which case, such Awards shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock (subject, with respect to performance-based awards, to any “over-performance” opportunities as may be set forth in and pursuant to the terms of the applicable Award Agreement) (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Awards and net of any applicable exercise price; provided that to the extent that any Awards constitute “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which the Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine reasonably and in good faith whether an Assumption of an Award has occurred in connection with a Change in Control.

8.4 Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.

8.5 General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.

GENERAL PROVISIONS APPLICABLE TO AWARDS

9.1 Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2 Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3 Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4 Termination of Status. The Administrator will determine how the disability, death, retirement or authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

9.5 Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company reasonably and in good faith after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. If any tax withholding obligation will be satisfied under clause (ii) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

9.6 Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may not, except pursuant to Article VIII, without the approval of the stockholders of the Company, reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights that have an exercise price that is greater than the then-current Fair Market Value of the Shares in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights.

9.7 Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined reasonably and in good faith by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems reasonably necessary or appropriate to satisfy any Applicable Laws. The Company’s inability after commercially reasonable good faith effort to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8 Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9 Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

9.10 Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (i) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (ii) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (iii) if determined by the Administrator, the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (iv) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (v) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (vi) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

ARTICLE X.

MISCELLANEOUS

10.1 No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.

10.2 No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3 Effective Date and Term of Plan. Unless earlier terminated by the Board, the Plan will become effective upon the consummation of the transactions contemplated by that certain Agreement and Plan of Merger entered into on January 24, 2021, by and among the Company (f/k/a TS Innovation Acquisitions Corp.), Latc, Inc., and Lionet Merger Sub Inc. (the “Initial Business Combination,” and the date that the Plan becomes effective, the “Effective Date”), subject to the approval of the Company’s stockholders, and will remain in effect until the tenth anniversary of the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective, and no Awards will be granted under the Plan.

10.4 Amendment of Plan. The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No

Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

10.5 Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

10.6 Section 409A.

(a) General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date; provided, that, any such amendment or policies or procedures shall endeavor to maintain the intended economic impact of any outstanding Awards. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b) Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

10.7 Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

10.8 Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act.

10.9 Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 10.9, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.10 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11 Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply or that the Award Agreement or other written document will govern.

10.12 Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13 Claw-back Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as and to the extent set forth in such claw-back policy or the Award Agreement.

10.14 Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15 Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.16 Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

ARTICLE XI.

DEFINITIONS

As used in the Plan, the following words and phrases will have the following meanings:

11.1 “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

11.2 “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.3 “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.

11.4 “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.5 “Board” means the Board of Directors of the Company.

11.6 “Cause” means (i) if a Participant is a party to a written employment or consulting agreement with the Company or any of its Subsidiaries or an Award Agreement in which the term “Cause” is defined (a “Relevant Agreement”), “Cause” as defined in the Relevant Agreement, and (ii) if no Relevant Agreement exists, (A) the Administrator’s determination that the Participant failed to substantially perform the Participant’s duties (other than a failure resulting from the Participant’s disability); (B) the Administrator’s determination that the Participant failed to carry out, or comply with any lawful and reasonable directive of the Board or the Participant’s immediate supervisor; (C) the occurrence of any act or omission by the Participant that could reasonably be expected to result in (or has resulted in) the Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or indictable offense or crime involving moral turpitude; (D) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its Subsidiaries or while performing the Participant’s duties and responsibilities for the Company or any of its Subsidiaries; or (E) the Administrator’s determination that the Participant committed an act of fraud, embezzlement, misappropriation, or misconduct, or breached a fiduciary duty against the Company or any of its Subsidiaries.

11.7 “Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved (other than in connection with the settlement of an actual or threatened hostile proxy contest) by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction in substantially the same proportions as immediately prior to the transaction, and

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, in no event shall the Initial Business Combination or the transactions occurring in connection therewith constitute a Change in Control and if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.8 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.9 “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.10 “Common Stock” means the common stock of the Company.

11.11 “Company” means TS Innovation Acquisitions Corp., a Delaware corporation to be renamed Latch, Inc., or any successor.

11.12 “Consultant” means any person, including any adviser, engaged by the Company or any of its Subsidiaries to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person.

11.13 “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.14 “Director” means a Board member.

11.15 “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.16 “Employee” means any employee of the Company or its Subsidiaries.

11.17 “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.19 “Fair Market Value” means, as of any date, the value of a share of Common Stock determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its good faith reasonable discretion.

11.20 “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

11.21 “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.22 “Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.

11.23 “Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.

11.24 “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.

11.25 “Overall Share Limit” means the sum of (i) [●]2 Shares and (ii) an annual increase on the first day of each calendar year beginning January 1, 2022 and ending on and including January 1, 2032, equal to the lesser of (A) 5% of the aggregate number of Shares outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of Shares as is determined by the Board.

11.26 “Participant” means a Service Provider who has been granted an Award.

11.27 “Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions;

[2]	NTD: To be equal to 11.5% of the outstanding Shares on a fully diluted basis as of the closing of the Initial Business Combination.

financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. The Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) acquisitions or divestitures, (e) reorganization or change in the corporate structure or capital structure of the Company, (f) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management, (g) foreign exchange gains and losses, (h) a change in the fiscal year of the Company, (i) the refinancing or repurchase of bank loans or debt securities, (j) unbudgeted capital expenditures, (k) the issuance or repurchase of equity securities and other changes in the number of outstanding shares, (l) conversion of some or all of convertible securities to Common Stock, (m) any business interruption event (n) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (o) the effect of changes in other laws or regulatory rules affecting reported results.

11.28 “Plan” means this 2021 Incentive Award Plan, as amended from time to time.

11.29 “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.30 “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.31 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.32 “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.33 “Section 16 Persons” means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.

11.34 “Securities Act” means the Securities Act of 1933, as amended.

11.35 “Service Provider” means an Employee, Consultant or Director.

11.36 “Shares” means shares of Common Stock.

11.37 “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.38 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.39 “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.40 “Termination of Service” means the date the Participant ceases to be a Service Provider.

* * * * *

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, TSIA’s charter provides that a director will not be personally liable to TSIA or TSIA’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to TSIA or TSIA’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

TSIA’s charter provides that TSIA will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

TSIA has entered into indemnification agreements with each of its current directors and executive officers. These agreements require TSIA to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to TSIA, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. TSIA also intends to enter into indemnification agreements with future directors and executive officers.

Exhibits and Financial Statement Schedules

Exhibit Index

Exhibit	Description
2.1	Agreement and Plan of Merger, dated as of January 24, 2021 (included as Annex A to this proxy statement/prospectus)

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 19, 2020).

3.2	By-Laws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 19, 2020).

3.3	Form of the Post-Combination Company’s Charter (included as Annex B to this proxy statement/prospectus).

3.4	Form of the Post-Combination Company’s Bylaws (included as Annex C to this proxy statement/prospectus).

4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registrant’s registration statement on Form S-1 filed with the SEC on October 30, 2020).

4.2	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Registrant’s registration statement on Form S-1 filed with the SEC on October 30, 2020).

4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to the Registrant’s registration statement on Form S-1 filed with the SEC on October 30, 2020).

4.4	Warrant Agreement, dated November 9, 2020, by and between the Registrant and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 19, 2020).

5.1	Opinion of Sullivan & Cromwell LLP as to the validity of the securities being registered.*

8.1	Opinion of Latham & Watkins LLP regarding certain federal income tax matters.

8.2	Opinion of Sullivan & Cromwell LLP regarding certain federal income tax matters.

10.1	Letter Agreement, dated November 9, 2020, by and among the Registrant, its executive officers, its directors and Sponsor (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 19, 2020).

10.2	Investment Management Trust Agreement, dated November 9, 2020, by and between the Registrant and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 19, 2020).

10.3	Registration Rights Agreement, dated November 9, 2020, by and among the Company, Sponsor and the other holders party thereto (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 19, 2020).

10.4	Private Placement Warrants Purchase Agreement, dated November 9, 2020, by and between the Registrant and Sponsor (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 19, 2020).

10.5	Form of Indemnity Agreement between the Company and each of the officers and directors of the Company (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 19, 2020).

10.6	Administrative Services Agreement, dated November 9, 2020, between the Company and TS Innovation Acquisitions Sponsor, L.L.C. (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 19, 2020).

10.7	Securities Subscription Agreement between the Registrant and the Sponsor (incorporated by reference to Exhibit 10.7 to the Registrant’s registration statement on Form S-1 filed with the SEC on October 23, 2020).

10.8	Form of Amended and Restated Registration Rights Agreement, by and among the Registrant, certain equityholders of the Registrant named therein and certain equityholders of Latch (included as Annex G to this proxy statement/prospectus).

10.9	Letter Agreement, dated January 24, 2021, by and among the Registrant, its officers and directors, Latch and the Sponsor (included as Annex D to this proxy statement/prospectus).

10.10	Company Holders Support Agreement, dated January 24, 2021, by and among Registrant, Latch, Inc. and certain other parties thereto (included as Annex E to this proxy statement/prospectus).

10.11	Form of Subscription Agreement (included as Annex F to this proxy statement/prospectus).

10.12	Latchable, Inc. 2014 Stock Incentive Plan. *

10.13	Latchable, Inc. 2016 Stock Plan. *

10.14	Form of Latch, Inc. 2021 Incentive Award Plan. *

10.15	Form of Indemnification Agreement. *

10.16	Employment Agreement, dated as of January 24, 2021, by and between Latch, Inc. and Luke Schoenfelder. *

10.17	Employment Agreement, dated as of January 24, 2021, by and between Latch, Inc. and Michael Brian Jones. *

10.18	Employment Agreement, dated as of January 24, 2021, by and between Latch, Inc. and Garth Mitchell. *

10.19	Employment Agreement, dated as of January 24, 2021, by and between Latch, Inc. and Ali Hussain. *

23.1	Consent of WithumSmith+Brown, PC.*

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1 hereto).*

24.1	Power of Attorney (included on signature page to the initial filing of this Registration Statement). *

99.1	Form of Proxy Card. *

99.2	Consent of Luke Schoenfelder to be named as a director of TS Innovation Acquisitions Corp. *

99.3	Consent of Robert J. Speyer to be named as a director of TS Innovation Acquisitions Corp. *

99.4	Consent of Peter Campbell to be named as a director of TS Innovation Acquisitions Corp. *

99.5	Consent of Tricia Han to be named as a director of TS Innovation Acquisitions Corp. *

99.6	Consent of Raju Rishi to be named as a director of TS Innovation Acquisitions Corp. *

99.7	Consent of J. Allen Smith to be named as a director of TS Innovation Acquisitions Corp. *

99.8	Consent of Andrew Sugrue to be named as a director of TS Innovation Acquisitions Corp. *

*	Previously Filed.

Undertakings

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.

That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 10th day of May, 2021.

TS Innovation Acquisitions Corp.

By:	/s/ Robert J. Speyer
Name: Robert J. Speyer
Title: Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following person in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert J. Speyer Robert J. Speyer	Chairman and Chief Executive Officer (Principal Executive Officer)	May 10, 2021

* Paul A. Galiano	Chief Operating Officer, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	May 10, 2021

* Jenny Wong	Chief Investment Officer and Director	May 10, 2021

* Joshua Kazam	Director	May 10, 2021

* Jennifer Rubio	Director	May 10, 2021

* Ned Segal	Director	May 10, 2021

* Michelangelo Volpi	Director	May 10, 2021